Exhibit 4.5

Execution Version

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as General Master Servicer,

LNR PARTNERS, LLC,
as General Special Servicer,

NATIONAL COOPERATIVE BANK, N.A.,
as NCB Master Servicer,

NATIONAL COOPERATIVE BANK, N.A.,
as NCB Special Servicer,

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
as One Court Square Special Servicer,

PENTALPHA SURVEILLANCE LLC,
as Trust Advisor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Certificate Administrator, as Tax Administrator and as Custodian,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

POOLING AND SERVICING AGREEMENT

Dated as of October 1, 2015

$814,499,765

Aggregate Initial Certificate Principal Balance

Commercial Mortgage Pass-Through Certificates
Series 2015-NXS3

		Page

ARTICLE I DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES; CERTAIN CALCULATIONS IN RESPECT OF THE MORTGAGE POOL		7

Section 1.01	Defined Terms	7
Section 1.02	General Interpretive Principles	118
Section 1.03	Certain Calculations in Respect of the Mortgage Pool	118
Section 1.04	Cross-Collateralized Mortgage Loans	123
Section 1.05	Incorporation of Preliminary Statement	123

ARTICLE II CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES; ORIGINAL ISSUANCE OF REMIC I REGULAR INTERESTS, REMIC II REGULAR INTERESTS, REMIC III COMPONENTS, REMIC I RESIDUAL INTEREST, REMIC II RESIDUAL INTEREST, REMIC III RESIDUAL INTEREST AND CERTIFICATES		123

Section 2.01	Conveyance of Mortgage Loans	123
Section 2.02	Acceptance of Mortgage Loans by Trustee	129
Section 2.03	Certain Repurchases and Substitutions of Mortgage Loans by the Responsible Repurchase Parties	131
Section 2.04	Representations and Warranties of the Depositor	141
Section 2.05	Representations and Warranties of the Master Servicers	142
Section 2.06	Representations and Warranties of the Special Servicers	144
Section 2.07	Representations and Warranties of the Trust Advisor	146
Section 2.08	Representations and Warranties of the Certificate Administrator	147
Section 2.09	Representations and Warranties of the Tax Administrator	149
Section 2.10	Representations, Warranties and Covenants of the Trustee	150
Section 2.11	Creation of REMIC I; Issuance of the REMIC I Regular Interests and the REMIC I Residual Interest; Certain Matters Involving REMIC I	152
Section 2.12	Conveyance of the REMIC I Regular Interests; Acceptance of the REMIC I Regular Interests by Trustee	155
Section 2.13	Creation of REMIC II; Issuance of the REMIC II Regular Interests and the REMIC II Residual Interest; Certain Matters Involving REMIC II	155
Section 2.14	Conveyance of the REMIC II Regular Interests; Acceptance of the REMIC II Regular Interests by Trustee	157
Section 2.15	Creation of REMIC III; Issuance of the Regular Certificates, the Class A-S Regular Interest, the Class B Regular Interest, the Class C Regular Interest, the REMIC III Components and the REMIC III Residual Interest; Certain Matters Involving REMIC III and the Class A-S, Class B, Class C and Class PEX Certificates	157

i

(Continued)

Section 2.16	Issuance of the Class R Certificates	161
Section 2.17	Grantor Trust Pool; Issuance of the Class A-S, Class B, Class C and Class PEX Certificates	161

ARTICLE III ADMINISTRATION AND SERVICING OF THE TRUST FUND		162

Section 3.01	General Provisions	162
Section 3.02	Collection of Mortgage Loan Payments	170
Section 3.03	Collection of Taxes, Assessments and Similar Items; Servicing Accounts; Reserve Accounts	171
Section 3.04	Collection Account, Distribution Account, Interest Reserve Account, Excess Liquidation Proceeds Account, Serviced Pari Passu Companion Loan Custodial Account and Loss of Value Reserve Fund	175
Section 3.05	Permitted Withdrawals From the Collection Accounts, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account	182
Section 3.06	Investment of Funds in the Accounts	200
Section 3.07	Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage	202
Section 3.08	Enforcement of Alienation Clauses	208
Section 3.09	Realization Upon Defaulted Serviced Mortgage Loans	213
Section 3.10	Trustee to Cooperate; Release of Mortgage Files	217
Section 3.11	Master Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses; Obligations of the Trustee Regarding Back-up Servicing Advances	219
Section 3.12	Property Inspections; Collection of Financial Statements	233
Section 3.13	[Reserved]	235
Section 3.14	[Reserved]	235
Section 3.15	Access to Information	235
Section 3.16	Title to Administered REO Property; REO Account	237
Section 3.17	Management of Administered REO Property	240
Section 3.18	Sale of Defaulted Mortgage Loans and Administered REO Properties; Sale of the Non-Trust-Serviced Pooled Mortgage Loans	243
Section 3.19	Additional Obligations of Master Servicers and Special Servicers	251
Section 3.20	Modifications, Waivers, Amendments and Consents	258
Section 3.21	Transfer of Servicing Between Master Servicers and Special Servicers; Record Keeping; Material Actions and Special Servicer Decisions	266
Section 3.22	Sub-Servicing Agreements	269
Section 3.23	Subordinate Class Representative	273

ii

(Continued)

iii

(Continued)

Section 6.02	Merger, Consolidation or Conversion of the Depositor, the Master Servicers, the Trust Advisor or the Special Servicers	360
Section 6.03	Limitation on Liability of the Depositor, the Trust Advisor, the Master Servicers and the Special Servicers	361
Section 6.04	Resignation of a Master Servicer or a Special Servicer	364
Section 6.05	Replacement of Special Servicers	366
Section 6.06	Rights of the Depositor and the Trustee in Respect of the Master Servicers and the Special Servicers	372
Section 6.07	Master Servicers and Special Servicers May Own Certificates	372

ARTICLE VII SERVICER TERMINATION EVENTS		373

Section 7.01	Servicer Termination Event	373
Section 7.02	Trustee To Act; Appointment of Successor	379
Section 7.03	Notification to Certificateholders	380
Section 7.04	Waiver of Servicer Termination Event	381
Section 7.05	Additional Remedies of Trustee Upon Servicer Termination Event	381

ARTICLE VIII THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE ADMINISTRATOR AND THE TAX ADMINISTRATOR		382

Section 8.01	Duties of the Trustee, the Certificate Administrator and the Tax Administrator	382
Section 8.02	Certain Matters Affecting the Trustee, the Certificate Administrator and the Tax Administrator	385
Section 8.03	The Trustee, the Certificate Administrator and the Tax Administrator not Liable for Validity or Sufficiency of Certificates or Mortgage Loans	387
Section 8.04	The Trustee, the Certificate Administrator and the Tax Administrator May Own Certificates	388
Section 8.05	Fees and Expenses of the Trustee, the Certificate Administrator and the Tax Administrator; Indemnification of and by the Trustee, the Certificate Administrator and the Tax Administrator	388
Section 8.06	Eligibility Requirements for the Trustee, the Certificate Administrator and the Tax Administrator	390
Section 8.07	Resignation and Removal of the Trustee, the Certificate Administrator and the Tax Administrator	391
Section 8.08	Successor Trustee, Certificate Administrator and Tax Administrator	394
Section 8.09	Merger or Consolidation of the Trustee, the Certificate Administrator or the Tax Administrator	395
Section 8.10	Appointment of Co-Trustee or Separate Trustee	395
Section 8.11	Appointment of Custodian	396
Section 8.12	Access to Certain Information	397
Section 8.13	Cooperation Under Applicable Banking Law	407

iv

(Continued)

v

(Continued)

vi

(Continued)

EXHIBITS
EXHIBIT A-1	Form of Certificates (other than Class R Certificates)
EXHIBIT A-2	Form of Class R Certificates
EXHIBIT B	Letter of Representations Between Issuer and Initial Depository
EXHIBIT C-1A	Form of Transferor Certificate (For Use in Connection With Transfers of Non-Registered Certificates to Non-QIB Accredited Investors)
EXHIBIT C-1B	Form of Transferee Certificate (For Use in Connection with Transfers of Non-Registered Certificates to Non-QIB Accredited Investors)
EXHIBIT C-2A	Form of Transferor Certificate (For Use in Connection with Transfers of Non-Registered Certificates to QIBs)
EXHIBIT C-2B	Form of Transferee Certificate (For Use in Connection with Transfers of Non-Registered Certificates to QIBs)
EXHIBIT C-3A	Form of Transferor Certificate (For Use in Connection with Transfers of Non-Registered Certificates Under Regulation S)
EXHIBIT C-3B	Form of Transferee Certificate (For Use in Connection with Transfers of Non-Registered Certificates Under Regulation S)
EXHIBIT D-1	Form of Transferee Certificate in Connection with ERISA (Non- Investment Grade Certificates Held in Physical Form)
EXHIBIT D-2	Form of Transferee Certificate in Connection with ERISA (Certificates Held in Book-Entry Form)
EXHIBIT E-1	Form of Transfer Affidavit and Agreement for Transfers of Class R Certificates
EXHIBIT E-2	Form of Transferor Certificate for Transfers of Class R Certificates
EXHIBIT F-1	Form of Master Servicer Request for Release
EXHIBIT F-2	Form of Special Servicer Request for Release
EXHIBIT F-3A	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT F-3B	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT G-1	Form of Distribution Date Statement
EXHIBIT G-2	Minimum Information for Distribution Date Statement
EXHIBIT H	Form of Serviced Pari Passu Companion Loan Holder Certification
EXHIBIT I-1	Form of Notice and Acknowledgment Concerning Replacement of Special Servicer
EXHIBIT I-2	Form of Acknowledgment of Proposed Special Servicer
EXHIBIT J	Form of UCC-1 Financing Statement
EXHIBIT K-1A	Form of Investor Certification for Non-Borrower Parties (for Persons other than the Subordinate Class Representative and/or a Subordinate Class Certificateholder)
EXHIBIT K-1B	Form of Investor Certification for Non-Borrower Parties (for the Subordinate Class Representative and/or a Subordinate Class Certificateholder)

vii

(Continued)

EXHIBIT K-2A	Form of Investor Certification for Borrower Parties (for Persons other than the Subordinate Class Representative and/or a Subordinate Class Certificateholder)
EXHIBIT K-2B	Form of Investor Certification for Borrower Parties (for the Subordinate Class Representative and/or a Subordinate Class Certificateholder)
EXHIBIT K-3A	Form of Notice of Excluded Holder or Excluded Controlling Class Holder
EXHIBIT K-3B	Form of Notice of Excluded Holder or Excluded Controlling Class Holder to Certificate Administrator
EXHIBIT K-4	Form of Notice of Special Servicer regarding Borrower Parties
EXHIBIT K-5	Form of Investor Confidentiality Agreement
EXHIBIT K-6	Form of Notice of Mezzanine Collateral Foreclosure
EXHIBIT L-1	Form of Power of Attorney by Trustee for Master Servicers, NCB Special Servicer and One Court Square Special Servicer
EXHIBIT L-2	Form of Power of Attorney by Trustee for General Special Servicer
EXHIBIT M	Form of Final Certification of Custodian
EXHIBIT N	Form of Defeasance Certification
EXHIBIT O-1	Form of Trust Advisor Annual Report (Subordinate Control Period)
EXHIBIT O-2	Form of Trust Advisor Annual Report (Collective Consultation Period and Senior Consultation Period)
EXHIBIT O-3	Form of Notice from Trust Advisor Recommending Replacement of Special Servicer
EXHIBIT P	Form of NRSRO Certification
EXHIBIT Q	Form of Online Vendor Certification
EXHIBIT R	Additional Disclosure Notification
EXHIBIT S-1	Form of Trustee Backup Certification
EXHIBIT S-2	Form of Custodian Backup Certification
EXHIBIT S-3	Form of Certificate Administrator Backup Certification
EXHIBIT S-4	Form of Master Servicer Backup Certification
EXHIBIT S-5	Form of Special Servicer Backup Certification
EXHIBIT S-6	Form of Trust Advisor Backup Certification
EXHIBIT T	Form of Sarbanes-Oxley Certification
EXHIBIT U	Form of Outside Master Servicer Notice
EXHIBIT V	[Reserved]
EXHIBIT W	[Reserved]
EXHIBIT X	Form of Notice of Exchange of Exchangeable Certificates
EXHIBIT Y	Form of Intercreditor Agreement and Subordination Agreement for Co-op Mortgage Loans

SCHEDULES

SCHEDULE I	Mortgage Loan Schedule
SCHEDULE II	Schedule of Exceptions to Mortgage File Delivery (under Section 2.02(a))
SCHEDULE III	Servicing Criteria to be Addressed in Assessment of Compliance
SCHEDULE IV	Designated Sub-Servicers

viii

(Continued)

SCHEDULE V	Additional Form 10-D Disclosure
SCHEDULE VI	Additional Form 10-K Disclosure
SCHEDULE VII	Form 8-K Disclosure Information
SCHEDULE VIII	Initial NOI Information for Significant Obligors
SCHEDULE IX	Schedule of Initial Serviced Pari Passu Companion Loan Holders
SCHEDULE X	Class A-SB Planned Principal Balance Schedule
SCHEDULE XI	Designated Escrow/Reserve Mortgage Loans

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This Pooling and Servicing Agreement (this “Agreement”), is dated and effective as of October 1, 2015, among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as General Master Servicer, LNR PARTNERS, LLC, as General Special Servicer, NATIONAL COOPERATIVE BANK, N.A., as NCB Master Servicer, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as One Court Square Special Servicer, NATIONAL COOPERATIVE BANK, N.A., as NCB Special Servicer, PENTALPHA SURVEILLANCE LLC, as Trust Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, as Tax Administrator and as Custodian, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee.

PRELIMINARY STATEMENT:

The Depositor intends to sell Certificates, to be issued hereunder in multiple Classes, which in the aggregate will evidence the entire beneficial ownership interest in the Trust to be created hereunder.

REMIC I

As provided herein, the Tax Administrator will elect to treat the segregated pool of assets consisting of the Mortgage Loans (exclusive of certain amounts payable thereon) and certain other assets as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I”. The Class R Certificates will evidence ownership of (among other things) the sole class of “residual interests” in REMIC I for purposes of the REMIC Provisions. The Latest Possible Maturity Date for each REMIC I Regular Interest is the date that is the Rated Final Distribution Date. None of the REMIC I Regular Interests will be certificated.

REMIC II

As provided herein, the Tax Administrator will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II”. The Class R Certificates will evidence ownership of (among other things) the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions. The following table sets forth the designation, the REMIC II Remittance Rate and the initial Uncertificated Principal Balance for each of the REMIC II Regular Interests. The Latest Possible Maturity Date for each REMIC II Regular Interest is the date that is the Rated Final Distribution Date. None of the REMIC II Regular Interests will be certificated.

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Designation	REMIC II Remittance Rate	Initial Uncertificated Principal Balance
A-1	Variable(1)	$25,362,000
A-2	Variable(1)	$160,171,000
A-3	Variable(1)	$130,000,000
A-4	Variable(1)	$206,848,000
A-SB	Variable(1)	$47,768,000
A-S	Variable(1)	$55,997,000
B	Variable(1)	$43,780,000
C	Variable(1)	$42,761,000
D	Variable(1)	$40,725,000
E	Variable(1)	$20,362,000
F	Variable(1)	$8,145,000
G	Variable(1)	$8,145,000
H	Variable(1)	$24,435,765

(1)	The REMIC II Remittance Rate for each REMIC II Regular Interest shall be a variable rate per annum calculated in accordance with the definition of “REMIC II Remittance Rate”.

REMIC III

As provided herein, the Tax Administrator will elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III”. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest will evidence ownership of a class of “regular interests” in REMIC III and the Class X-A, Class X-D, Class X-E, Class X-FG, Class X-H Certificates will evidence ownership of six (6), one (1), one (1), two (2) and one (1) classes of “regular interests” in REMIC III, respectively, all as described herein. The Class A-S Certificates and Class A-S-PEX Component will each evidence ownership of a specified portion from time to time of the Class A-S Regular Interest. The Class B Certificates and Class B-PEX Component will each evidence ownership of a specified portion from time to time of the Class B Regular Interest. The Class C Certificates and Class C-PEX Component will each evidence ownership of a specified portion from time to time of the Class C Regular Interest. The Class R Certificates will evidence ownership of (among other things) the sole class of “residual interests” in REMIC III for purposes of the REMIC Provisions. The Latest Possible Maturity Date for each Class of Regular Certificates (other than the Interest Only Certificates), the Class A-S Regular Interest, the Class B Regular Interest, the Class C Regular Interest and the REMIC III Components is the date that is the Rated Final Distribution Date.

Designations of the REMIC III Components

The REMIC III Components of the Class X-A Certificates are hereby irrevocably assigned the alphanumeric designations under the column heading “REMIC III Component of Class X-A Certificates” in the table that appears under “Corresponding REMIC II Regular Interests”. The REMIC III Component of the Class X-D Certificates is hereby irrevocably assigned the alphanumeric designation under the column heading “REMIC III Component of Class X-D Certificates” in the table that appears under “Corresponding REMIC II Regular

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Interests”. The REMIC III Component of the Class X-E Certificates is hereby irrevocably assigned the alphanumeric designation under the column heading “REMIC III Component of Class X-E Certificates” in the table that appears under “Corresponding REMIC II Regular Interests”. The REMIC III Components of the Class X-FG Certificates are hereby irrevocably assigned the alphanumeric designations under the column heading “REMIC III Component of Class X-FG Certificates” in the table that appears under “Corresponding REMIC II Regular Interests”. The REMIC III Component of the Class X-H Certificates is hereby irrevocably assigned the alphanumeric designation under the column heading “REMIC III Component of Class X-H Certificates” in the table that appears under “Corresponding REMIC II Regular Interests”.

Corresponding REMIC II Regular Interests

The following table irrevocably sets forth, with respect to each REMIC II Regular Interest (i) the Class of Certificates, Class PEX Component and/or Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest and (ii) the REMIC III Component of the Class X-A, Class X-D, Class X-E, Class X-FG or Class X-H Certificates, in each case for which such REMIC II Regular Interest constitutes a Corresponding REMIC II Regular Interest:

REMIC II Regular Interest	Class of Certificates or REMIC III Regular Interest	REMIC III Component of Class X-A Certificates	REMIC III Component of Class X-D Certificates	REMIC III Component of Class X-E Certificates	REMIC III Component of Class X-FG Certificates	REMIC III Component of Class X-H Certificates
A-1	A-1 Certificates	A-1-X-A	N/A	N/A	N/A	N/A
A-2	A-2 Certificates	A-2-X-A	N/A	N/A	N/A	N/A
A-3	A-3 Certificates	A-3-X-A	N/A	N/A	N/A	N/A
A-4	A-4 Certificates	A-4-X-A	N/A	N/A	N/A	N/A
A-SB	A-SB Certificates	A-SB-X-A	N/A	N/A	N/A	N/A
A-S	A-S Certificates and A-S-PEX Component (collectively representing the Class A-S Regular Interest)	A-S-X-A	N/A	N/A	N/A	N/A
B	B Certificates and B-PEX Component (collectively representing the Class B Regular Interest)	N/A	N/A	N/A	N/A	N/A
C	C Certificates and C-PEX Component (collectively representing the Class C Regular Interest)	N/A	N/A	N/A	N/A	N/A
D	D Certificates	N/A	D-X-D	N/A	N/A	N/A
E	E Certificates	N/A	N/A	E-X-E	N/A	N/A
F	F Certificates	N/A	N/A	N/A	F-X-FG	N/A
G	G Certificates	N/A	N/A	N/A	G-X-FG	N/A
H	H Certificates	N/A	N/A	N/A	N/A	H-X-H

Each of (i) the Cut-off Date Pool Balance, (ii) the initial aggregate Uncertificated Principal Balance of the REMIC I Regular Interests, (iii) the initial aggregate Uncertificated

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Principal Balance of the REMIC II Regular Interests and (iv) the initial aggregate Class Principal Balance of the respective Classes of Regular Certificates (other than the Interest Only Certificates) and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest will be $814,499,765.

Class Designations of the Certificates, the Class PEX Components and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest.

The following table irrevocably sets forth the Class Designation, Pass-Through Rate and initial Class Principal Balance for each Class of Certificates, the Class PEX Components and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest.

Class Designation	Pass-Through Rate	Initial Class Principal Balance
Class A-1	1.5040% per annum	$25,362,000
Class A-2	2.8480% per annum	$160,171,000
Class A-3	3.3540% per annum	$130,000,000
Class A-4	3.6170% per annum	$206,848,000
Class A-SB	3.3710% per annum	$47,768,000
Class X-A	Variable(1)	(2)
Class X-D	Variable(1)	(3)
Class X-E	Variable(1)	(4)
Class X-FG	Variable(1)	(5)
Class X-H	Variable(1)	(6)
Class A-S(7)	Variable(1)	$55,997,000
Class A-S-PEX Component(7)	Variable(1)	$0
Class A-S Regular Interest(7)	Variable(1)	$55,997,000
Class B(7)	Variable(1)	$43,780,000
Class B-PEX Component(7)	Variable(1)	$0
Class B Regular Interest(7)	Variable(1)	$43,780,000
Class C(7)	Variable(1)	$42,761,000
Class C-PEX Component(7)	Variable(1)	$0
Class C Regular Interest(7)	Variable(1)	$42,761,000
Class PEX(7)	(8)	$0
Class D	3.1530% per annum	$40,725,000
Class E	3.1530% per annum	$20,362,000
Class F	3.1530% per annum	$8,145,000
Class G	3.1530% per annum	$8,145,000
Class H	3.1530% per annum	$24,435,765
Class R	None	None

(1)	The respective Pass-Through Rates for the Interest Only Certificates and the Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, the Class B-PEX Component, the Class C-PEX Component, the Class B Regular Interest and the Class C Regular Interest, will, in the case of each of those Classes, be a variable rate per annum calculated in accordance with the definition of “Pass-Through Rate”.

(2)	The Class X-A Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class X-A Certificates will evidence the ownership of six (6) REMIC regular interests, each corresponding to one of the components of the notional balance of the Class X-A Certificates. The Class X-A Certificates will have a Class Notional Amount which will be equal to the aggregate of the Component Notional Amounts of the REMIC III Components of such Class from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the aggregate amount of interest accrued on the respective Component Notional Amounts of such Class’ REMIC III Components from time to time.

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(3)	The Class X-D Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class X-D Certificates will evidence the ownership of one (1) REMIC regular interest, corresponding to the component of the notional balance of the Class X-D Certificates. The Class X-D Certificates will have a Class Notional Amount which will be equal to the Component Notional Amount of the REMIC III Component of such Class from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the amount of interest accrued on the Component Notional Amount of such Class’ REMIC III Component from time to time.

(4)	The Class X-E Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class X-E Certificates will evidence the ownership of one (1) REMIC regular interest, corresponding to the component of the notional balance of the Class X-E Certificates. The Class X-E Certificates will have a Class Notional Amount which will be equal to the Component Notional Amount of the REMIC III Component of such Class from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the amount of interest accrued on the Component Notional Amount of such Class’ REMIC III Component from time to time.

(5)	The Class X-FG Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class X-FG Certificates will evidence the ownership of two (2) REMIC regular interests, each corresponding to one of the components of the notional balance of the Class X-FG Certificates. The Class X-FG Certificates will have a Class Notional Amount which will be equal to the aggregate of the Component Notional Amounts of the REMIC III Components of such Class from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the aggregate amount of interest accrued on the respective Component Notional Amounts of such Class’ REMIC III Components from time to time.

(6)	The Class X-H Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class X-H Certificates will evidence the ownership of one (1) REMIC regular interest, corresponding to the component of the notional balance of the Class X-H Certificates. The Class X-H Certificates will have a Class Notional Amount which will be equal to the Component Notional Amount of the REMIC III Component of such Class from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the amount of interest accrued on the Component Notional Amount of such Class’ REMIC III Component from time to time.

(7)	The Class A-S, Class B and Class C Certificates are not regular interests in REMIC III but represent ownership of the Class A-S Percentage Interest, the Class B Percentage Interest and the Class C Percentage Interest, respectively, in the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, respectively. The Class A-S-PEX Component, Class B-PEX Component and Class C-PEX Component are not regular interests in REMIC III but represent ownership of the Class A-S-PEX Percentage Interest, the Class B-PEX Percentage Interest and the Class C-PEX Percentage Interest, respectively, in the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, respectively. The Class PEX Certificates are not regular interests in REMIC III but represent ownership of the Class PEX Components.

(8)	The Class PEX Certificates will not have a Pass-Through Rate but will be entitled to receive the sum of the interest distributable on the Class PEX Components.

Grantor Trust

The Class A-S, Class B, Class C and Class PEX Certificates shall each represent undivided beneficial interests in the portion of the Grantor Trust consisting of the assets set forth opposite such Class in the following table, in each case as described herein. As provided herein, the Certificate Administrator shall not take any actions to cause the portions of the Trust Fund consisting of the Grantor Trust to fail (i) to maintain its status as a “grantor trust” under federal income tax law and (ii) to not be treated as part of any Trust REMIC Pool.

Class Designation	Corresponding Grantor Trust Assets
Class A-S	Class A-S Specific Grantor Trust Assets
Class B	Class B Specific Grantor Trust Assets
Class C	Class C Specific Grantor Trust Assets
Class PEX	Class PEX Specific Grantor Trust Assets

Split Loan Structures

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 1 on the Mortgage Loan Schedule (the “One Court Square Mortgage Loan”) (which Mortgage Loan is evidenced by a promissory note designated as note A-4) also secures three companion loans to the same Borrower, which consist of a promissory note designated note A-1 in the original principal balance of $50,000,000, a promissory note designated note A-2 in the original principal

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balance of $95,000,000 and a promissory note designated note A-3 in the original principal balance of $90,000,000, which companion loans are pari passu in right of payment to the One Court Square Mortgage Loan (the “One Court Square Pari Passu Companion Loans” and, collectively with the One Court Square Mortgage Loan, the “One Court Square Loan Combination”). The One Court Square Pari Passu Companion Loans and all amounts attributable thereto will not be assets of the Trust Fund, the REMIC Pools or the Grantor Trust and will be beneficially owned by the related Serviced Pari Passu Companion Loan Holders.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 3 on the Mortgage Loan Schedule (the “Yosemite Resorts Mortgage Loan”) (which Mortgage Loan is evidenced by a promissory note designated as note A-1) also secures one companion loan to the same Borrower, which consists of a promissory note designated note A-2 in the original principal balance of $19,000,000 (the “Yosemite Resorts Pari Passu Companion Loan”). The Yosemite Resorts Pari Passu Companion Loan is pari passu in right of payment to the Yosemite Resorts Mortgage Loan. The Yosemite Resorts Mortgage Loan and the Yosemite Resorts Pari Passu Companion Loan are collectively referred to as the “Yosemite Resorts Loan Combination”. The Yosemite Resorts Pari Passu Companion Loan and all amounts attributable thereto will not be assets of the Trust Fund, the REMIC Pools or the Grantor Trust and will be beneficially owned by the related Serviced Pari Passu Companion Loan Holder.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 5 on the Mortgage Loan Schedule (the “Hilton Nashville Mortgage Loan”) (which Mortgage Loan is evidenced by a promissory note designated as note A-2) also secures a companion loan to the same Borrower, which consists of a promissory note designated note A-1 in the original principal balance of $75,000,000 and which is pari passu in right of payment to the Hilton Nashville Mortgage Loan (the “Hilton Nashville Pari Passu Companion Loan” and, collectively with the Hilton Nashville Mortgage Loan, the “Hilton Nashville Loan Combination”). The Hilton Nashville Pari Passu Companion Loan and all amounts attributable thereto will not be assets of the Trust Fund, the REMIC Pools or the Grantor Trust and will be beneficially owned by the related Non-Serviced Companion Loan Holder.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 6 on the Mortgage Loan Schedule (the “11 Madison Avenue Mortgage Loan”) (which Mortgage Loan is evidenced by a promissory note designated as note A-3-C1) also secures eighteen companion loans to the same Borrower, which consist of (i) nine pari passu promissory notes designated as note A-1-S1, note A-1-S2, note A-1-S3, note A-2-S1, note A-2-S2, Note A-2-S3, note A-3-S1, note A-3-S2 and note A-3-S3, with an aggregate outstanding principal balance as of the Cut-off Date of $397,530,000, which companion loans are pari passu in right of payment to the 11 Madison Avenue Mortgage Loan (the “11 Madison Avenue Standalone Pari Passu Companion Loans”), (ii) six pari passu promissory notes designated as note A-1-C1, note A-1-C2, note A-1-C3, note A-2-C1, note A-2-C2 and note A-3-C2, with an aggregate outstanding principal balance as of the Cut-off Date of $331,800,000, which companion loans are pari passu in right of payment to the 11 Madison Avenue Mortgage Loan and the 11 Madison Avenue Standalone Pari Passu Companion Loans (the “11 Madison Avenue Non-Standalone Pari Passu Companion Loans” and, collectively with the 11 Madison Avenue Standalone Pari Passu Companion Loans, the “11 Madison Avenue Pari Passu Companion Loans”) and (iii) three promissory notes designated as note B-1-S, note B-2-S and note B-3-S, with an aggregate outstanding principal

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balance as of the Cut-off Date of $310,670,000, which companion loans are subordinate in right of payment to each of the 11 Madison Avenue Mortgage Loan and the 11 Madison Avenue Pari Passu Companion Loans (the “11 Madison Avenue Subordinate Companion Loans”, and collectively with the 11 Madison Avenue Pari Passu Companion Loans, the “11 Madison Avenue Companion Loans”). The 11 Madison Avenue Companion Loans and the 11 Madison Avenue Mortgage Loan are collectively referred to as the “11 Madison Avenue Loan Combination”). The 11 Madison Avenue Companion Loans and all amounts attributable thereto will not be assets of the Trust Fund, the REMIC Pools or the Grantor Trust and will be beneficially owned by the related Non-Serviced Companion Loan Holders.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 12 on the Mortgage Loan Schedule (the “Cooper’s Crossing Mortgage Loan”) (which Mortgage Loan is evidenced by a promissory note designated as note A-2) also secures a companion loan to the same Borrower, which consists of a promissory note designated note A-1 in the original principal balance of $22,300,000 and which is pari passu in right of payment to the Cooper’s Crossing Mortgage Loan (the “Cooper’s Crossing Pari Passu Companion Loan” and, collectively with the Cooper’s Crossing Mortgage Loan, the “Cooper’s Crossing Loan Combination”). The Cooper’s Crossing Pari Passu Companion Loan and all amounts attributable thereto will not be assets of the Trust Fund, the REMIC Pools or the Grantor Trust and will be beneficially owned by the related Non-Serviced Companion Loan Holder.

Each of the Hilton Nashville Loan Combination, the 11 Madison Avenue Loan Combination and the Cooper’s Crossing Loan Combination will be serviced pursuant to (i) the related Non-Trust Pooling and Servicing Agreement and (ii) the related Intercreditor Agreement. Each of the One Court Square Loan Combination and the Yosemite Resorts Loan Combination will be serviced pursuant to (i) this Agreement and (ii) the related Intercreditor Agreement.

Capitalized terms used but not otherwise defined in this Preliminary Statement have the respective meanings assigned thereto in Section 1.01 of this Agreement.

In consideration of the mutual agreements herein contained, the Depositor, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Trust Advisor, the Certificate Administrator, the Tax Administrator and the Trustee hereby agree as follows:

Article I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;
CERTAIN CALCULATIONS IN RESPECT OF THE MORTGAGE POOL

Section 1.01          Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section 1.01, subject to modification in accordance with Section 1.04.

“11 Madison Avenue Companion Loans”: As defined in the Preliminary Statement.

“11 Madison Avenue Loan Combination”: As defined in the Preliminary Statement.

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“11 Madison Avenue Mortgage Loan”: As defined in the Preliminary Statement.

“11 Madison Avenue Non-Standalone Pari Passu Companion Loans”: As defined in the Preliminary Statement.

“11 Madison Avenue Pari Passu Companion Loans”: As defined in the Preliminary Statement.

“11 Madison Avenue Subordinate Companion Loans”: As defined in the Preliminary Statement.

“11 Madison Avenue Standalone Pari Passu Companion Loans”: As defined in the Preliminary Statement.

“30/360 Basis”: The accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“30/360 Mortgage Loan”: A Mortgage Loan that accrues interest on a 30/360 Basis.

“Acceptable Insurance Default”: As defined in Section 3.07(a).

“Accrued Certificate Interest”: The interest accrued from time to time with respect to any Class of Regular Certificates and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, the amount of which interest shall equal: (a) in the case of any Class of Principal Balance Certificates (other than the Class A-S, Class B, Class C and Class PEX Certificates) or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable, for any Interest Accrual Period, one-twelfth of the product of (i) the Pass-Through Rate applicable to such Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable, for such Interest Accrual Period, multiplied by (ii) the Class Principal Balance of such Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable, outstanding immediately prior to the related Distribution Date; and (b) in the case of any Class of Interest Only Certificates for any Interest Accrual Period, the aggregate amount of Accrued Component Interest for all of such Class’ REMIC III Components for such Interest Accrual Period.

“Accrued Component Interest”: The interest accrued from time to time with respect to any REMIC III Component of any Class of Interest Only Certificates, the amount of which interest shall equal, for any Interest Accrual Period, one-twelfth of the product of (i)(A) in the case of each REMIC III Component of the Class X-A Certificates, the Class X-A Strip Rate applicable to such REMIC III Component for such Interest Accrual Period, (B) in the case of the REMIC III Component of the Class X-D Certificates, the Class X-D Strip Rate applicable to such REMIC III Component for such Interest Accrual Period, (C) in the case of the REMIC III Component of the Class X-E Certificates, the Class X-E Strip Rate applicable to such REMIC III Component for such Interest Accrual Period, (D) in the case of each REMIC III Component of the Class X-FG Certificates, the Class X-FG Strip Rate applicable to such REMIC III Component for such Interest Accrual Period or (E) in the case of the REMIC III Component of the Class X-H Certificates, the Class X-H Strip Rate applicable to such REMIC III Component

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for such Interest Accrual Period multiplied by (ii) the Component Notional Amount of such REMIC III Component outstanding immediately prior to the related Distribution Date.

“Actual/360 Basis”: The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable recurring accrual period) in a year assumed to consist of 360 days.

“Actual/360 Mortgage Loan”: A Mortgage Loan that accrues interest on an Actual/360 Basis.

“Additional Collateral”: Any non-real property collateral (including any Letters of Credit or Reserve Funds) pledged and/or delivered by or on behalf of the related Borrower and held by the related Mortgagee to secure payment on any Mortgage Loan which, in the case of any Loan Combination, also secures payment on the related Companion Loan(s).

“Additional Form 10-D Disclosure”: As defined in Section 11.07.

“Additional Form 10-K Disclosure”: As defined in Section 11.08.

“Additional Master Servicing Compensation”: As defined in Section 3.11(b).

“Additional Servicer”: Each Affiliate of any Master Servicer, any Mortgage Loan Seller, the Depositor, any Non-Trust Master Servicer, any Non-Trust Special Servicer or any of the Underwriters, that Services any of the Mortgage Loans and each Person, other than the Special Servicers, who is not an Affiliate of any Master Servicer, any Mortgage Loan Seller, the Depositor or any of the Underwriters and who Services 10% or more of the Mortgage Loans (based on their Stated Principal Balance). For clarification purposes, the Certificate Administrator is an Additional Servicer and the Trustee is not an Additional Servicer. For further clarification purposes, the Special Servicers and the Trust Advisor are not Additional Servicers, it being acknowledged that the Special Servicers and the Trust Advisor constitute Reporting Servicers regardless of the number or percentage of Mortgage Loans serviced on any particular date.

“Additional Special Servicing Compensation”: As defined in Section 3.11(d).

“Additional Trust Fund Expense”: Any expense of the Trust Fund that (i) arises out of a default (or where default is reasonably foreseeable) on a Mortgage Loan or a Serviced Pari Passu Companion Loan or an otherwise unanticipated event, (ii) is not included in the calculation of a Realized Loss, (iii) is not covered by a Servicing Advance or a corresponding collection from the related Borrower, and (iv) is not covered by Default Charges collected on the Mortgage Loans to the extent provided herein.

“Additional Yield Amount”: As defined in Section 4.01(c).

“Adjusted Actual/360 Accrued Interest Amount”: As defined in Section 2.11(f).

“Administered REO Property”: Any REO Property other than any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan.

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“Administrative Fee Rate”: With respect to each Mortgage Loan, the sum of (i) the Certificate Administrator Fee Rate, (ii) the CREFC® License Fee Rate, (iii) the Trust Advisor Ongoing Fee Rate (except with respect to the Hilton Nashville Mortgage Loan, the 11 Madison Avenue Mortgage Loan and the Cooper’s Crossing Mortgage Loan), (iv) the applicable Master Servicing Fee Rate; and (v) in the case of each Pari Passu Mortgage Loan, a rate per annum equal to the applicable Pari Passu Primary Servicing Fee Rate.

“Advance”: Any P&I Advance or Servicing Advance.

“Advance Interest”: The interest accrued on any Advance (other than any Unliquidated Advance) at the Reimbursement Rate, which is payable to the party hereto that made that Advance, all in accordance with Section 3.11(g) or Section 4.03, as applicable.

“Adverse Grantor Trust Event”: Either: (i) any impairment of the status of the Grantor Trust Pool as a Grantor Trust; or (ii) the imposition of a tax upon the Grantor Trust Pool or any of its assets or transactions.

“Adverse Rating Event”: With respect to any Class of Rated Certificates and any Rating Agency that has assigned a rating thereto, as of any date of determination, the qualification, downgrade or withdrawal of the rating then assigned to such Class of Rated Certificates by such Rating Agency (or the placement of such Class of Rated Certificates on “negative credit watch” status in contemplation of any such action with respect thereto).

“Adverse REMIC Event”: Either: (i) any impairment of the status of any REMIC Pool as a REMIC, including (insofar as it relates to a proposed modification, waiver or amendment of any term of a Mortgage Loan) any impairment that could result by virtue of the exercise of a “unilateral option” (within the meaning of Treasury Regulations Section 1.1001-3(c)(3)) of the Borrower; or (ii) except as permitted by Section 3.17(a), the imposition of a tax upon any REMIC Pool or any of its assets or transactions (including the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code, the tax on contributions under Section 860G(d) of the Code and the tax on income from foreclosure property under Section 860G(c) of the Code).

“Affected Loan(s)”: As defined in Section 2.03(b)(A).

“Affected Party”: As defined in Section 7.01(b).

“Affected Reporting Party”: As defined in Section 11.15.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”: This Pooling and Servicing Agreement, as it may be amended, modified, supplemented or restated following the Closing Date.

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“Anticipated Repayment Date”: With respect to any ARD Mortgage Loan, the date specified in the related Mortgage Note, as of which Post-ARD Additional Interest shall begin to accrue on such Mortgage Loan, which date is prior to the Stated Maturity Date for such Mortgage Loan. There are no ARD Mortgage Loans in the Trust.

“Applicable Banking Law”: As defined in Section 8.13.

“Applicable State Law”: For purposes of Article X, the Applicable State Law shall be (1) the laws of the State of New York; (2) to the extent brought to the attention of the Tax Administrator (by either (i) an Opinion of Counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state law), (a) the laws of the states in which the Corporate Trust Offices of the Certificate Administrator and the Trustee and the Primary Servicing Offices of the Master Servicers and the Special Servicers are located and (b) the laws of the states in which any Mortgage Loan Documents are held and/or any REO Properties are located; and (3) such other state or local law as to which the Tax Administrator has actual knowledge of applicability.

“Appraisal”: With respect to any Mortgaged Property or REO Property as to which an appraisal is required to be performed pursuant to the terms of this Agreement, a narrative appraisal complying with USPAP (or, in the case of a Mortgage Loan or an REO Mortgage Loan with a Stated Principal Balance as of the date of such appraisal of less than $2,000,000, at the applicable Special Servicer’s option, either a limited appraisal and a summary report or an internal valuation prepared by the applicable Special Servicer) that (i) indicates the “market value” of the subject property (within the meaning of 12 C.F.R. § 225.62(g)) and (ii) is conducted by a Qualified Appraiser (except that, in the case of a Mortgage Loan or an REO Mortgage Loan with a Stated Principal Balance as of the date of such appraisal of less than $2,000,000, the appraiser may be an employee of the applicable Special Servicer, which employee need not be a Qualified Appraiser but shall have experience in commercial and/or multifamily properties, as the case may be, and possess sufficient knowledge to value such a property).

“Appraisal-Reduced Interest Amount”: With respect to any Mortgage Loan or REO Mortgage Loan, the amount of any reduction in any P&I Advance that occurs as result of Appraisal Reduction Amounts pursuant to the proviso to Section 4.03(b).

“Appraisal Reduction Amount”: With respect to any Serviced Mortgage Loan (or, as described in the fourth-to-last paragraph of this definition, for any Mortgage Loan relating to a Serviced Loan Combination) that is a Required Appraisal Loan, an amount (calculated initially as of the Determination Date immediately following the later of the date on which the subject Mortgage Loan became a Required Appraisal Loan and the date on which the applicable Appraisal was obtained) equal to the excess, if any, of:

(a)          the sum of, without duplication, (i) the Stated Principal Balance of such Required Appraisal Loan, (ii) to the extent not previously advanced by or on behalf of the applicable Master Servicer or the Trustee, all unpaid interest on such Required Appraisal Loan through the most recent Due Date prior to the date of determination (exclusive of any portion thereof that represents Default Interest and/or Post-ARD Additional Interest),

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(iii) all accrued and unpaid Special Servicing Fees in respect of such Required Appraisal Loan, (iv) all related unreimbursed Advances (together with Unliquidated Advances) made by or on behalf of (plus all accrued and unpaid interest on such Advances (other than Unliquidated Advances) payable to) the applicable Master Servicer, the applicable Special Servicer and/or the Trustee with respect to such Required Appraisal Loan, (v) any other outstanding Additional Trust Fund Expenses (other than Trust Advisor Expenses) with respect to such Required Appraisal Loan, and (vi) all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents, and any unfunded improvement or other applicable reserves, in respect of the related Mortgaged Property or REO Property, as the case may be (in each case, net of any amounts escrowed with the applicable Master Servicer or the applicable Special Servicer for such items); over

(b)         an amount equal to the sum of: (a) the excess, if any, of (i) 90% of the Appraised Value of the related Mortgaged Property (or REO Property) as determined by the most recent Appraisal or any letter update of such Appraisal, over (ii) the amount of any obligations secured by liens on such Mortgaged Property (or REO Property) that are prior to the lien of the related Required Appraisal Loan; plus (b) the amount of any Escrow Payments and/or Reserve Funds held by the applicable Master Servicer or the applicable Special Servicer with respect to such Required Appraisal Loan, the related Mortgaged Property or any related REO Property that (i) are not being held in respect of any real estate taxes and assessments, insurance premiums or, if applicable, ground rents, (ii) are not otherwise scheduled to be applied or utilized (except to pay debt service on such Required Appraisal Loan) within the twelve-month period following the date of determination and (iii) may be applied toward the reduction of the principal balance of such Required Appraisal Loan; plus (c) the amount of any Letter of Credit constituting additional security for such Required Appraisal Loan and that may be applied towards the reduction of the principal balance of such Required Appraisal Loan.

Notwithstanding the foregoing, if (i) any Serviced Mortgage Loan or Serviced Loan Combination becomes a Required Appraisal Loan, (ii) either (A) no Appraisal or update thereof has been obtained or conducted, as applicable, in accordance with Section 3.19(a), with respect to the related Mortgaged Property or REO Property, as the case may be, during the nine-month period prior to the date such Mortgage Loan or Serviced Loan Combination became a Required Appraisal Loan or (B) there shall have occurred since the date of the most recent Appraisal or update thereof a material change in the circumstances surrounding the related Mortgaged Property or REO Property, as the case may be, that would, in the applicable Special Servicer’s reasonable judgment, materially affect the value of the related Mortgaged Property or REO Property, as the case may be, and (iii) no new Appraisal is obtained or conducted, as applicable, in accordance with Section 3.19(a), within sixty (60) days after such Mortgage Loan or Serviced Loan Combination became a Required Appraisal Loan, then (x) until such new Appraisal is obtained or conducted, as applicable, in accordance with Section 3.19(a), the Appraisal Reduction Amount shall equal 25% of the Stated Principal Balance of such Required Appraisal Loan, and (y) upon receipt or performance, as applicable, in accordance with Section 3.19(a), of such Appraisal or update thereof by the applicable Special Servicer, the Appraisal Reduction Amount for such Required Appraisal Loan shall be recalculated in accordance with the preceding sentence of this definition.

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In connection with the foregoing, each Cross-Collateralized Mortgage Loan that is part of a single Cross-Collateralized Group shall be treated separately (in each case as a single Mortgage Loan without regard to the cross-collateralization and cross-default provisions) for purposes of calculating an Appraisal Reduction Amount.

Also notwithstanding the foregoing, as of any date of determination, in the case of any Serviced Loan Combination, (a) any Appraisal Reduction Amounts will be calculated with respect to the entirety of such Serviced Loan Combination as if it were a single Mortgage Loan and allocated to the related Serviced Pari Passu Companion Loan(s) and the related Mortgage Loan on a pro rata and pari passu basis in accordance with, the respective outstanding principal balances of such Serviced Pari Passu Companion Loan(s) and the related Mortgage Loan, and (b) the resulting portion of such Appraisal Reduction Amount that is so allocated to the related Mortgage Loan shall be the “Appraisal Reduction Amount” of that Mortgage Loan for purposes of P&I Advances and the determination of whether a Subordinate Control Period is in effect under this Agreement.

Also notwithstanding the foregoing, for purposes of determining whether a Subordinate Control Period is in effect, the determination of Appraisal Reduction Amounts will be subject to the provisions and procedures set forth under Section 3.19.

An Appraisal Reduction Amount with respect to any Serviced Mortgage Loan or Serviced Loan Combination will be reduced to zero as of the date on which all Servicing Transfer Events have ceased to exist with respect to the related Serviced Mortgage Loan or Serviced Loan Combination and at least ninety (90) days have passed following the occurrence of the most recent Appraisal Trigger Event. No Appraisal Reduction Amount will exist as to any Serviced Mortgage Loan or Serviced Loan Combination after it has been paid in full or it (or the REO Property) has been liquidated, repurchased or otherwise disposed of.

Notwithstanding the foregoing, with respect to any Non-Trust-Serviced Pooled Mortgage Loan, the Appraisal Reduction Amount shall be the “Appraisal Reduction Amount” calculated pursuant to the related Non-Trust Pooling and Servicing Agreement and the parties hereto shall be entitled to rely on such calculations as reported to them by the related Non-Trust Master Servicer. By their acceptance of their Certificates, the Certificateholders will be deemed to have acknowledged that any Non-Trust Pooling and Servicing Agreement and any Intercreditor Agreement related to a Non-Trust-Serviced Pooled Mortgage Loan, taken together, provide that any such “Appraisal Reduction Amount” shall be calculated by the related Non-Trust Special Servicer under the related Non-Trust Pooling and Servicing Agreement.

“Appraisal Trigger Event”: As defined in Section 3.19(a).

“Appraised Value”: (i) With respect to each Mortgaged Property or REO Property (other than a Mortgaged Property securing a Co-op Mortgage Loan), the appraised value thereof based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement; and (ii) with respect to each Mortgaged Property securing a Co-op Mortgage Loan, the appraised value thereof based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement and determined either (A) assuming that such property is operated as a residential cooperative (with such value, in general, to equal the sum of (x) the

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gross sellout value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent-regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property) or (B) solely for the purposes of calculating an Appraisal Reduction Amount or for the purpose of an Asset Status Report delivered pursuant to Section 3.24(a), if the applicable Special Servicer determines consistent with the Servicing Standard that there is no reasonable expectation that the related Mortgaged Property will be operated as a residential cooperative following any work-out or liquidation of the related Mortgage Loan, assuming such property is operated as a multifamily rental property.

“ARD Mortgage Loan”: A Mortgage Loan that provides for the accrual of Post-ARD Additional Interest thereon if such Mortgage Loan is not paid in full on or prior to its Anticipated Repayment Date. There are no ARD Mortgage Loans in the Trust.

“Asset Status Report”: As defined in Section 3.24(a).

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the related Borrower in connection with the origination of the related Mortgage Loan(s) or Loan Combination, as applicable, as such assignment may be amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assumed Monthly Payment”: With respect to (a) any Mortgage Loan that is a Balloon Mortgage Loan delinquent in respect of its Balloon Payment beyond the Determination Date immediately following its scheduled maturity date (as such date may be extended in connection with a bankruptcy, insolvency or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment granted or agreed to by the applicable Master Servicer or the applicable Special Servicer), for that scheduled maturity date and for each subsequent Due Date as of which such Mortgage Loan remains outstanding and part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due with respect to such Mortgage Loan on such Due Date equal to the amount (exclusive of Default Interest and any Post-ARD Additional Interest) that would have been due in respect thereof on such Due Date if such Mortgage Loan had been required to continue to accrue interest in accordance with its terms, and to pay principal in accordance with the amortization schedule (if any), in effect immediately prior to, and without regard to the occurrence of, such maturity date; and (b) any REO Mortgage Loan, for any Due Date as of which the related REO Property (or, in the case of any REO Mortgage Loan that is a successor to any Mortgage Loan in a Loan Combination, any interest in the related REO Property) remains part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Monthly Payment (or, in the case of a Balloon Mortgage Loan described in clause (a) of this definition, the Assumed Monthly Payment) that was due (or deemed due) with respect to the related Mortgage Loan on the last Due Date prior to its becoming an REO Mortgage Loan.

“Assumption Application Fees”: With respect to any Serviced Mortgage Loan or Serviced Loan Combination, any and all assumption application fees for transactions effected under Section 3.08 of this Agreement actually collected from the related Borrower and not

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prohibited from being charged by the lender under the related Mortgage Loan Documents, with respect to any application submitted to the applicable Master Servicer or the applicable Special Servicer for a proposed assumption or substitution transaction or proposed transfer of an interest in such Borrower.

“Assumption Fees”: With respect to any Serviced Mortgage Loan or Serviced Loan Combination, any and all assumption fees for transactions effected under Section 3.08 of this Agreement actually collected from the related Borrower and not prohibited from being charged by the lender under the related Mortgage Loan Documents, with respect to any assumption or substitution agreement entered into by the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust Fund pursuant to Section 3.08 of this Agreement or paid by the related Borrower with respect to any transfer of an interest in such Borrower pursuant to Section 3.08 of this Agreement.

“ASTM”: ASTM International (originally known as The American Society for Testing and Materials).

“Authenticating Agent”: Any authenticating agent appointed pursuant to Section 5.07 (or, in the absence of any such appointment, the Certificate Administrator).

“Available Distribution Amount”: With respect to any Distribution Date, an amount equal to (a) the sum of (i) all amounts on deposit in the Distribution Account as of 11:00 a.m., New York City time, on such Distribution Date, (ii) to the extent not included in the amount described in clause (a)(i) of this definition, any P&I Advances and/or Compensating Interest Payments that were made hereunder in respect of such Distribution Date, (iii) to the extent not included in the amount described in clause (a)(i) of this definition, the aggregate amount transferred (pursuant to Section 3.05(d)) from the Excess Liquidation Proceeds Account to the Distribution Account in respect of such Distribution Date and (iv) to the extent not included in the amount described in clause (a)(i) of this definition, if such Distribution Date occurs during the month of March of any year (or if the Final Distribution Date occurs during the month of January (except in a leap year) or February of any year, during such January or February), the aggregate of the Interest Reserve Amounts with respect to the Interest Reserve Loans transferred from the Interest Reserve Account to the Distribution Account during such month of March (or if the Final Distribution Date occurs during the month of January (except in a leap year) or February of any year, during such January or February) for distribution on such Distribution Date, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments that are due on a Due Date following the end of the related Collection Period, (ii) any payments of principal (including Principal Prepayments) and interest, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds Received by the Trust after the end of the related Collection Period, (iii) any Prepayment Premiums, Yield Maintenance Charges and/or Post-ARD Additional Interest, (iv) any amounts payable or reimbursable to any Person from the Distribution Account pursuant to clauses (iii) through (viii) of Section 3.05(b), (v) if such Distribution Date occurs during the month of February of any year or during the month of January of any year that is not a leap year, the aggregate of the Interest Reserve Amounts with respect to the Interest Reserve Loans to be withdrawn (pursuant to Section 3.04(c) and Section 3.05(b)(ii)) from the Distribution Account and deposited into the Interest Reserve Account during such month of February or such month of

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January, as the case may be, and held for future distribution, and (vi) any amounts deposited in the Distribution Account in error; provided that the Available Distribution Amount for the Final Distribution Date shall be calculated without regard to clauses (b)(i), (b)(ii) and (b)(v) of this definition.

“Balloon Mortgage Loan”: Any Mortgage Loan or Loan Combination that by its original terms or by virtue of any modification entered into as of the Closing Date (or, in the case of a Replacement Mortgage Loan, as of the related date of substitution) provides for an amortization schedule extending beyond its Stated Maturity Date and as to which, in accordance with such terms, the Monthly Payment due on its Stated Maturity Date is at least 5% of the original principal balance of such Mortgage Loan or Loan Combination.

“Balloon Payment”: With respect to any Balloon Mortgage Loan as of any date of determination, the Monthly Payment payable on the Stated Maturity Date of such Mortgage Loan.

“Bankruptcy Code”: The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Base Interest Fraction”: As defined in Section 4.01(c).

“Base Prospectus”: That certain prospectus dated August 3, 2015, relating to trust funds established by the Depositor and publicly offered mortgage pass-through certificates evidencing interests therein.

“Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.

“Book-Entry Non-Registered Certificate”: Any Non-Registered Certificate that constitutes a Book-Entry Certificate.

“Borrower” or “Mortgagor”: The obligor or obligors on a Mortgage Note, and may also be referred to as the mortgagor.

“Borrower Party”: (i) A Borrower, a Mortgagor or a manager of a Mortgaged Property or any Affiliate thereof, (ii) solely with respect to the ten largest Mortgage Loans by Cut-off Date Principal Balance, (A) any Person that owns, directly or indirectly, 25% or more of a Borrower, a Mortgagor or manager of a Mortgaged Property or (B) any Person that owns, directly or indirectly, 25% or more of a beneficial interest in any mezzanine lender of any mezzanine loan related to a Mortgage Loan that has accelerated such mezzanine loan as set forth in clause (iii) or (iii) any mezzanine lender (or any Affiliate thereof) of any mezzanine loan related to a Mortgage Loan that has accelerated such mezzanine loan (unless (a) acceleration was automatic under such mezzanine loan, (b) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such mezzanine lender or an Affiliate of such mezzanine lender and (c) such mezzanine lender is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure proceedings with respect to such mezzanine loan against the equity interests in the Borrower(s) of such Mortgage Loan.

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“Borrower-Related Party”: As defined in Section 3.32(a).

“Breach”: As defined in Section 2.03(a).

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions in California, Delaware, Florida, Maryland, Minnesota, New York, North Carolina and Pennsylvania or any of the jurisdictions in which the respective Primary Servicing Offices of either Master Servicer or either Special Servicer or the Corporate Trust Offices of the Certificate Administrator or the Trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any one of the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, as executed by the Certificate Administrator and authenticated and delivered hereunder by the Certificate Registrar.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator hereunder, or any successor certificate administrator appointed as herein provided.

“Certificate Administrator Fee”: With respect to each Mortgage Loan and the beneficial interest of the Trust Fund in each REO Mortgage Loan, the fee designated as such and payable to the Certificate Administrator pursuant to Section 8.05(a). The Certificate Administrator Fee includes the Tax Administrator Fee and the Trustee Fee, each of which shall be paid by the Certificate Administrator as provided herein.

“Certificate Administrator Fee Rate”: 0.0056% per annum.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Factor”: With respect to any Class of Interest Only Certificates or Principal Balance Certificates, any Class PEX Component or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the related Class Principal Balance or Class Notional Amount, as the case may be, then outstanding, and the denominator of which is the related Class Principal Balance or Class Notional Amount, as the case may be, outstanding as of the Closing Date (in the case of any Class of Exchangeable Certificates or Class PEX Component, as the same may be adjusted in connection with exchanges pursuant to Section 5.09).

“Certificate Notional Amount”: With respect to any Interest Only Certificate, as of any date of determination, the then notional principal amount on which such Certificate accrues interest, equal to the product of (a) the then Certificate Factor for the Class of Interest Only

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Certificates to which such Certificate belongs, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Notional Amount thereof.

“Certificate Owner”: With respect to any Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Principal Balance”: With respect to any Principal Balance Certificate, any Class PEX Component and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, as of any date of determination, the then-outstanding principal amount of such Certificate, Class PEX Component or REMIC III Regular Interest, as applicable, equal to the product of (a) the then Certificate Factor for the Class of Principal Balance Certificates to which such Certificate belongs, the Class PEX Component or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Principal Balance thereof. The aggregate Certificate Principal Balance of the Class A-S Certificates and the Class A-S-PEX Component shall be equal at all times to the Certificate Principal Balance of the Class A-S Regular Interest. The aggregate Certificate Principal Balance of the Class B Certificates and the Class B-PEX Component shall be equal at all times to the Certificate Principal Balance of the Class B Regular Interest. The aggregate Certificate Principal Balance of the Class C Certificates and the Class C-PEX Component shall be equal at all times to the Certificate Principal Balance of the Class C Regular Interest. The original and outstanding Certificate Principal Balances of the Class A-S, Class B, Class C and Class PEX Certificates and the Class PEX Components are subject to adjustment in connection with any exchange of Class A-S, Class B and Class C Certificates for Class PEX Certificates, or vice versa, in each case in accordance with Section 5.09 hereof.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.02.

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register, provided that: (i) no Disqualified Organization, Disqualified Partnership, or Non-United States Tax Person shall be a “Holder” of, or a “Certificateholder” with respect to, a Class R Certificate for any purpose hereof; and (ii) solely for purposes of giving any consent, approval, direction or waiver pursuant to this Agreement that specifically relates to the rights, duties and/or obligations hereunder of any of the Depositor, either Master Servicer, either Special Servicer, any Excluded Special Servicer, the Tax Administrator, the Certificate Administrator or the Trustee in its respective capacity as such (other than any consent, approval or waiver contemplated by Section 3.24), any Certificate registered in the name of such party or in the name of any Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that specifically relates to such party has been obtained. The Certificate Registrar shall be entitled to request and conclusively rely upon a certificate of the Depositor, the applicable Master Servicer, the applicable Special Servicer or any Excluded Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Certificateholders” or “Holders” shall reflect the rights of Certificate Owners only

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insofar as they may indirectly exercise such rights through the Depository and the Depository Participants (except as otherwise specified herein), it being herein acknowledged and agreed that the parties hereto shall be required to recognize as a “Certificateholder” or “Holder” only the Person in whose name a Certificate is registered in the Certificate Register. Notwithstanding any contrary provision of this definition, in connection with the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, the term “Certificateholder” or “Holder” shall mean the Trustee as the holder of the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable.

“Certification Parties”: As defined in Section 11.09.

“Certifying Person”: As defined in Section 11.09.

“Certifying Servicer”: As defined in Section 11.12.

“CGCMT 2015-P1 Pooling and Servicing Agreement”: That certain Pooling and Servicing Agreement, dated as of August 1, 2015, between Citigroup Commercial Mortgage Securities Inc., as depositor, WFB, as master servicer, LNR Partners, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, Citibank, N.A., as certificate administrator, WFB, as custodian, and Deutsche Bank Trust Company Americas, as trustee, relating to the Citigroup Commercial Mortgage Trust 2015-P1 securitization (into which the Hilton Nashville Pari Passu Companion Loan was deposited).

“Class”: Collectively, all of the Certificates bearing the same alphabetic or alphanumeric Class Designation and having the same payment terms, or any of the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, in each case as the context may require.

“Class A Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates.

“Class A-1 Certificate”: Any one of the Certificates with a “Class A-1” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-2 Certificate”: Any one of the Certificates with a “Class A-2” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-3 Certificate”: Any one of the Certificates with a “Class A-3” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-4 Certificate”: Any one of the Certificates with a “Class A-4” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-S Certificate”: Any one of the Certificates with a “Class A-S” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing an

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undivided beneficial interest in the portion of the Grantor Trust Pool consisting of the Class A-S Specific Grantor Trust Assets and the proceeds thereof.

“Class A-S Percentage Interest”: As of any date of determination, with respect to the Class A-S Certificates, a percentage interest equal to a fraction, the numerator of which is the Class Principal Balance of the Class A-S Certificates on such date, and the denominator of which is the Class Principal Balance of the Class A-S Regular Interest on such date.

“Class A-S Regular Interest”: The uncertificated interest corresponding to the Class A-S Certificates and the Class A-S-PEX Component and evidencing a “regular interest” in REMIC III for purposes of the REMIC Provisions.

“Class A-S Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of the Class A-S Percentage Interest of the Class A-S Regular Interest.

“Class A-S-PEX Component”: One of the three components of the Class PEX Certificates, which component evidences an undivided beneficial interest in the portion of the Grantor Trust Pool consisting of the Class A-S-PEX Percentage Interest of the Class A-S Regular Interest.

“Class A-S-PEX Percentage Interest”: As of any date of determination, 100% less the Class A-S Percentage Interest as of such date.

“Class A-SB Certificate”: Any one of the Certificates with a “Class A-SB” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-SB Planned Principal Balance”: With respect to any Distribution Date, the balance shown for such Distribution Date on Schedule X hereto.

“Class B Certificate”: Any one of the Certificates with a “Class B” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing an undivided beneficial interest in the portion of the Grantor Trust Pool consisting of the Class B Specific Grantor Trust Assets and the proceeds thereof.

“Class B Percentage Interest”: As of any date of determination, with respect to the Class B Certificates, a percentage interest equal to a fraction, the numerator of which is the Class Principal Balance of the Class B Certificates on such date, and the denominator of which is the Class Principal Balance of the Class B Regular Interest on such date.

“Class B Regular Interest”: The uncertificated interest corresponding to the Class B Certificates and the Class B-PEX Component and evidencing a “regular interest” in REMIC III for purposes of the REMIC Provisions.

“Class B Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of the Class B Percentage Interest of the Class B Regular Interest.

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“Class B-PEX Component”: One of the three components of the Class PEX Certificates, which component evidences an undivided beneficial interest in the portion of the Grantor Trust Pool consisting of the Class B-PEX Percentage Interest of the Class B Regular Interest.

“Class B-PEX Percentage Interest”: As of any date of determination, 100% less the Class B Percentage Interest as of such date.

“Class C Certificate”: Any one of the Certificates with a “Class C” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing an undivided beneficial interest in the portion of the Grantor Trust Pool consisting of the Class C Specific Grantor Trust Assets and the proceeds thereof.

“Class C Percentage Interest”: As of any date of determination, with respect to the Class C Certificates, a percentage interest equal to a fraction, the numerator of which is the Class Principal Balance of the Class C Certificates on such date, and the denominator of which is the Class Principal Balance of the Class C Regular Interest on such date.

“Class C Regular Interest”: The uncertificated interest corresponding to the Class C Certificates and the Class C-PEX Component and evidencing a “regular interest” in REMIC III for purposes of the REMIC Provisions.

“Class C Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of the Class C Percentage Interest of the Class C Regular Interest.

“Class C-PEX Component”: One of the three components of the Class PEX Certificates, which component evidences an undivided beneficial interest in the portion of the Grantor Trust Pool consisting of the Class C-PEX Percentage Interest of the Class C Regular Interest.

“Class C-PEX Percentage Interest”: As of any date of determination, 100% less the Class C Percentage Interest as of such date.

“Class D Certificate”: Any one of the Certificates with a “Class D” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class Designation”: As set forth in the Preliminary Statement under “Class Designations of the Certificates, the Class PEX Components and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest”.

“Class E Certificate”: Any one of the Certificates with a “Class E” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class F Certificate”: Any one of the Certificates with a “Class F” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

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“Class G Certificate”: Any one of the Certificates with a “Class G” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class H Certificate”: Any one of the Certificates with a “Class H” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class Interest Shortfall”: As defined in the definition of “Interest Distribution Amount”.

“Class Notional Amount”: The aggregate hypothetical or notional amount on which any Class of Interest Only Certificates accrues or is deemed to accrue interest from time to time, as calculated in accordance with Section 2.15(e).

“Class PEX Certificate”: Any one of the Certificates with a “Class PEX” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing an undivided beneficial interest in the portion of the Grantor Trust Pool consisting of the Class PEX Specific Grantor Trust Assets and the proceeds thereof.

“Class PEX Component”: Each of the Class A-S-PEX Component, the Class B-PEX Component and the Class C-PEX Component.

“Class PEX Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of the Class A-S-PEX Percentage Interest of the Class A-S Regular Interest, the Class B-PEX Percentage Interest of the Class B Regular Interest and the Class C-PEX Percentage Interest of the Class C Regular Interest.

“Class Principal Balance”: The aggregate principal balance of any Class of Principal Balance Certificates, Class PEX Component or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest outstanding as of any date of determination. As of the Closing Date, the Class Principal Balance of each Class of Principal Balance Certificates, Class PEX Component and the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest shall equal the initial Class Principal Balance thereof. On each Distribution Date, the Class Principal Balance of each Class of Principal Balance Certificates, Class PEX Component and the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest shall be (i) reduced by the amount of any distributions of principal made thereon on such Distribution Date pursuant to Section 4.01, (ii) further reduced by the amount of any Realized Losses and Additional Trust Fund Expenses deemed allocated thereto on such Distribution Date pursuant to Section 4.04(a); and (iii) if such Class is not a Control-Eligible Class, any Excess Trust Advisor Expenses allocated to such Class of Principal Balance Certificates, Class PEX Component or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest on such Distribution Date pursuant to Section 4.05; provided that if the Principal Distribution Amount for such Distribution Date includes any amount described in clause (I)(C) of the definition of “Principal Distribution Amount” (in respect of recoveries during the Collection Period related to such Distribution Date of amounts determined to constitute Nonrecoverable Advances during a Collection Period related to a prior Distribution Date), then the Class Principal Balances of the respective Classes of Principal Balance Certificates, Class PEX Component or the Class A-S

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Regular Interest, Class B Regular Interest or Class C Regular Interest shall hereby be increased (in the aggregate) immediately prior to such Distribution Date by the lesser of the amount of Realized Losses previously allocated thereto and such amount described in such clause (I)(C) (and, as among the respective Classes of Principal Balance Certificates, Class PEX Components or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, such increase shall be allocated, first, to the Class A Certificates, pro rata according to the amounts of Realized Losses previously allocated to the respective Classes of Class A Certificates, then to the Class A-S Regular Interest, then to the Class B Regular Interest, then to the Class C Regular Interest, and then to the Class D, Class E, Class F, Class G and Class H Certificates, in that order in each case to the extent of the lesser of the Realized Losses previously allocated thereto and the remaining unallocated portion of the increase). Amounts allocated to the Class A-S Regular Interest as described in the preceding sentence shall be allocated between the Class A-S Certificates and Class A-S-PEX Component in accordance with the Class A-S Percentage Interest and the Class A-S-PEX Percentage Interest, respectively. Amounts allocated to the Class B Regular Interest as described in the second preceding sentence shall be allocated between the Class B Certificates and Class B-PEX Component in accordance with the Class B Percentage Interest and the Class B-PEX Percentage Interest, respectively. Amounts allocated to the Class C Regular Interest as described in the third preceding sentence shall be allocated between the Class C Certificates and Class C-PEX Component in accordance with the Class C Percentage Interest and the Class C-PEX Percentage Interest, respectively. The original and outstanding Class Principal Balances of the Class A-S, Class B, Class C and Class PEX Certificates and the Class PEX Components are subject to adjustment in connection with any exchange of Class A-S, Class B and Class C Certificates for Class PEX Certificates, or vice versa, in each case in accordance with Section 5.09 hereof.

“Class R Certificate”: Any one of the Certificates with a “Class R” designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing ownership of an interest in each of the REMIC I Residual Interest, the REMIC II Residual Interest and the REMIC III Residual Interest.

“Class X-A Certificate”: Any of the Certificates with a “Class X-A” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing ownership of a portion of six (6) classes of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class X-A Strip Rate”: With respect to each REMIC III Component of the Class X-A Certificates, with respect to each Interest Accrual Period, a rate per annum equal to the greater of (I) zero and (II) the excess, if any, of the WAC Rate for such Interest Accrual Period over the Pass-Through Rate on the Class of Principal Balance Certificates (other than the Class A-S Certificates) and the Class A-S Regular Interest with the same alphanumeric designation; and with respect to the Class X-A Certificates as a whole, the greater of (I) zero and (II) the excess of the WAC Rate over the weighted average of the Pass-Through Rates of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Class A-S Regular Interest for such Interest Accrual Period, weighted on the basis of the Class Principal Balances of such Classes of Certificates and Class A-S Regular Interest outstanding immediately prior to the conclusion of such Interest Accrual Period.

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“Class X-D Certificate”: Any of the Certificates with a “Class X-D” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing ownership of a portion of one (1) class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class X-D Strip Rate”: With respect to the REMIC III Component of the Class X-D Certificates, with respect to each Interest Accrual Period, a rate per annum equal to the greater of (I) zero and (II) the excess, if any, of the WAC Rate for such Interest Accrual Period over the Pass-Through Rate on the Class of Principal Balance Certificates with the same alphabetic designation; and with respect to the Class X-D Certificates as a whole, the greater of (I) zero and (II) excess of the WAC Rate over the Pass-Through Rate of the Class D Certificates for such Interest Accrual Period.

“Class X-E Certificate”: Any of the Certificates with a “Class X-E” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing ownership of a portion of one (1) class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class X-E Strip Rate”: With respect to the REMIC III Component of the Class X-E Certificates, with respect to each Interest Accrual Period, a rate per annum equal to the greater of (I) zero and (II) the excess, if any, of the WAC Rate for such Interest Accrual Period over the Pass-Through Rate on the Class of Principal Balance Certificates with the same alphabetic designation; and with respect to the Class X-E Certificates as a whole, the greater of (I) zero and (II) excess of the WAC Rate over the Pass-Through Rate of the Class E Certificates for such Interest Accrual Period.

“Class X-FG Certificate”: Any of the Certificates with a “Class X-FG” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing ownership of a portion of two (2) classes of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class X-FG Strip Rate”: With respect to each REMIC III Component of the Class X-FG Certificates, with respect to each Interest Accrual Period, a rate per annum equal to the greater of (I) zero and (II) the excess, if any, of the WAC Rate for such Interest Accrual Period over the Pass-Through Rate on the Class of Principal Balance Certificates with the same alphabetic designation; and with respect to the Class X-FG Certificates as a whole, the greater of (I) zero and (II) excess of the WAC Rate over the weighted average of the Pass-Through Rates of the Class F and Class G Certificates for such Interest Accrual Period, weighted on the basis of the Class Principal Balances of such Classes of Certificates outstanding immediately prior to the conclusion of such Interest Accrual Period.

“Class X-H Certificate”: Any of the Certificates with a “Class X-H” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing ownership of a portion of one (1) class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

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“Class X-H Strip Rate”: With respect to the REMIC III Component of the Class X-H Certificates, with respect to each Interest Accrual Period, a rate per annum equal to the greater of (I) zero and (II) the excess, if any, of the WAC Rate for such Interest Accrual Period over the Pass-Through Rate on the Class of Principal Balance Certificates with the same alphabetic designation; and with respect to the Class X-H Certificates as a whole, the greater of (I) zero and (II) excess of the WAC Rate over the Pass-Through Rate of the Class H Certificates for such Interest Accrual Period.

“Clearstream”: Clearstream Banking, société anonyme or any successor.

“Closing Date”: October 13, 2015.

“Code”: The Internal Revenue Code of 1986 and regulations promulgated thereunder, including proposed regulations to the extent that, by reason of their proposed effective date, could, as of the date of any determination or opinion as to the tax consequences of any action or proposed action or transaction, be applied to the Trust or the Certificates.

“Collection Account”: The segregated account or accounts created and maintained by each Master Servicer, pursuant to Section 3.04(a), in trust for the Certificateholders, which, with respect to the General Master Servicer, shall be entitled “Wells Fargo Bank, National Association [or name of successor General Master Servicer], as General Master Servicer, on behalf of Wilmington Trust, National Association [or name of any successor Trustee], as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Collection Account” and, with respect to the NCB Master Servicer, shall be entitled “National Cooperative Bank, N.A. [or name of successor NCB Master Servicer], as NCB Master Servicer, on behalf of Wilmington Trust, National Association [or name of any successor Trustee], as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Collection Account”.

“Collection Period”: With respect to any Distribution Date, the period commencing on the day immediately following the Determination Date (or, with respect to payments remitted to the Trust by a Non-Trust Master Servicer pursuant to a Non-Trust Pooling and Servicing Agreement, the day immediately following one Business Day after the Determination Date) in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, commencing as of the Cut-off Date) and ending on and including the Determination Date (or, with respect to payments remitted to the Trust by a Non-Trust Master Servicer pursuant to a Non-Trust Pooling and Servicing Agreement, one Business Day after the Determination Date) in the calendar month in which such Distribution Date occurs.

“Collective Consultation Period”: Any period when both (i) the Class Principal Balance of the Class E Certificates, reduced by any Appraisal Reduction Amounts allocable to such Class, is less than 25% of the initial Class Principal Balance of the Class E Certificates and (ii) the Class Principal Balance of the Class E Certificates, without regard to any Appraisal Reduction Amounts allocable to such Class, is at least 25% of the initial Class Principal Balance of the Class E Certificates; provided, however, that (x) if at any time the Class Principal Balances of the Principal Balance Certificates (other than the Class E, Class F, Class G and Class

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H Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then a Subordinate Control Period shall be deemed to then be in effect and (y) solely with respect to the One Court Square Loan Combination, a Subordinate Control Period will be deemed to be in effect at all times.

No Collective Consultation Period shall limit the control and consultation rights of the “Controlling Note Holder” (as defined in the related Intercreditor Agreement) of any Non-Serviced Loan Combination.

“Commission” or “SEC”: The Securities and Exchange Commission or any successor thereto.

“Companion Loan”: Any Pari Passu Companion Loan or Subordinate Companion Loan.

“Companion Loan Holder”: Any Serviced Pari Passu Companion Loan Holder and/or Non-Serviced Companion Loan Holder, as the context may require.

“Compensating Interest Payment”: With respect to each Master Servicer and any Distribution Date, any payment made by such Master Servicer from its own funds pursuant to Section 3.19(c) to cover Prepayment Interest Shortfalls incurred during the related Collection Period.

“Component Notional Amount”: The notional amount on which any REMIC III Component of any Class of Interest Only Certificates accrues interest, which, as of any date of determination, is equal to the then-current Uncertificated Principal Balance of such REMIC III Component’s Corresponding REMIC II Regular Interest.

“Condemnation Proceeds”: All cash amounts actually Received by the Trust or on behalf of the Trustee, the applicable Master Servicer or the applicable Special Servicer in connection with the taking of all or a part of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation (in the case of any Non-Trust-Serviced Pooled Mortgage Loan, to the extent of any portions of such amounts received by the applicable Master Servicer pursuant to the related Intercreditor Agreement), exclusive of any portion thereof applied to the restoration of the related Mortgaged Property or REO Property (or placed in a reserve account for that purpose) or required to be released to the related Borrower or any other third party in accordance with applicable law and/or the terms and conditions of the related Mortgage Loan Documents or any other applicable document.

“Control-Eligible Certificate”: Any Class E, Class F, Class G or Class H Certificate.

“Control-Eligible Class”: The Class E, Class F, Class G or Class H Certificates.

“Co-op Mortgage Loan”: Any NCB Mortgage Loan.

“Cooper’s Crossing Loan Combination”: As defined in the Preliminary Statement.

“Cooper’s Crossing Mortgage Loan”: As defined in the Preliminary Statement.

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“Cooper’s Crossing Pari Passu Companion Loan”: As defined in the Preliminary Statement.

“Corporate Trust Office”: The corporate trust office of the Certificate Administrator or the Trustee, as the case may be, at which at any particular time its duties, with respect to this Agreement shall be administered, which office is as of the Closing Date located: (i) in the case of the Certificate Administrator, for Certificate transfer purposes, at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479; Attn: Corporate Trust Services Wells Fargo Commercial Mortgage Trust 2015-NXS3, and for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services, Wells Fargo Commercial Mortgage Trust 2015-NXS3; and (ii) in the case of the Trustee, at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee WFCM 2015-NXS3.

“Corrected Mortgage Loan”: Any Serviced Mortgage Loan or Serviced Loan Combination that had been a Specially Serviced Mortgage Loan but has ceased to be such in accordance with the definition of “Specially Serviced Mortgage Loan” (other than by reason of a Liquidation Event occurring in respect of such Serviced Mortgage Loan, Serviced Loan Combination or the related Mortgaged Property becoming an REO Property). With respect to any Serviced Loan Combination, neither the related Serviced Mortgage Loan nor the Serviced Loan Combination in whole shall be a Corrected Mortgage Loan unless both the Serviced Mortgage Loan and the entire Serviced Loan Combination are Corrected Mortgage Loans.

“Corresponding REMIC II Regular Interest(s)”: (a) With respect to any Class of Principal Balance Certificates (other than the Class A-S, Class B, Class C and Class PEX Certificates) and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, the REMIC II Regular Interest opposite which such Class of Principal Balance Certificates or Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest is set forth in the Preliminary Statement in the table entitled “REMIC III—Corresponding REMIC II Regular Interests”; (b) with respect to any REMIC III Component of the Class X-A Certificates, the REMIC II Regular Interest opposite which such REMIC III Component is set forth in the Preliminary Statement in the table entitled “REMIC III—Corresponding REMIC II Regular Interests”; (c) with respect to the REMIC III Component of the Class X-D Certificates, the REMIC II Regular Interest opposite which such REMIC III Component is set forth in the Preliminary Statement in the table entitled “REMIC III—Corresponding REMIC II Regular Interests”; (d) with respect to the REMIC III Component of the Class X-E Certificates, the REMIC II Regular Interest opposite which such REMIC III Component is set forth in the Preliminary Statement in the table entitled “REMIC III—Corresponding REMIC II Regular Interests”; (e) with respect to any REMIC III Component of the Class X-FG Certificates, the REMIC II Regular Interest opposite which such REMIC III Component is set forth in the Preliminary Statement in the table entitled “REMIC III—Corresponding REMIC II Regular Interests”; and (f) with respect to the REMIC III Component of the Class X-H Certificates, the REMIC II Regular Interest opposite which such REMIC III Component is set forth in the Preliminary Statement in the table entitled “REMIC III—Corresponding REMIC II Regular Interests”.

“CREFC®”: The Commercial Real Estate Finance Council, or any association or organization that is a successor thereto. If neither such association nor any successor remains in

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existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be reasonably acceptable to each Master Servicer, the Certificate Administrator, the Trustee, each Special Servicer, the Trust Advisor and the Subordinate Class Representative.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to each Master Servicer, each Special Servicer and the Certificate Administrator. The preparation of each CREFC® Advance Recovery Report shall constitute a responsibility of the applicable Master Servicer and shall not constitute a responsibility of any other party. Notwithstanding anything in this Agreement to the contrary, the applicable Master Servicer shall not be required to deliver a CREFC® Advance Recovery Report with respect to any Collection Period prior to the date when a Workout-Delayed Reimbursement Amount or a Nonrecoverable Advance exists with respect to any Mortgage Loan.

“CREFC® Bond Level File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Certificate Administrator.

“CREFC® Collateral Summary File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Certificate Administrator.

“CREFC® Comparative Financial Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative

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Financial Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers and the Special Servicers.

“CREFC® Delinquent Loan Status Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers and the Special Servicers.

“CREFC® Financial File”: A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers.

“CREFC® Historical Loan Modification & Corrected Mortgage Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers and the Special Servicers.

“CREFC® Investor Reporting Package”: Collectively:

(a)        the following electronic data files: (i) CREFC® Loan Setup File, (ii) CREFC® Loan Periodic Update File, (iii) CREFC® Property File, (iv) CREFC® Bond Level File, (v) CREFC® Financial File, (vi) CREFC® Collateral Summary File and (vii) CREFC® Special Servicer Loan File; and

(b)        the following supplemental reports: (i) CREFC® Delinquent Loan Status Report, (ii) CREFC® Historical Loan Modification & Corrected Mortgage Loan Report, (iii) CREFC® REO Status Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® Comparative Financial Status Report, (vi) CREFC® Servicer Watch List, (vii) CREFC® NOI Adjustment Worksheet, (viii) CREFC® Loan Level Reserve/LOC Report, (ix) CREFC® Reconciliation of Funds Report, (x) CREFC® Advance Recovery Report and (xi) solely with respect to the Loan Combinations, CREFC® Total Loan Report.

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Notwithstanding anything in this Agreement to the contrary, in the event any of the electronic files listed in clause (a) of this definition or any of the supplemental reports listed in clause (b) of this definition are amended or changed in any material respect by the CREFC® and placed on the CREFC® Website or otherwise recommended by the CREFC® for commercial mortgage-backed securities transactions generally, so long as such electronic files and such supplemental reports are reasonably acceptable (as applicable) to the Master Servicers and the Special Servicers, then same shall be used with respect to the Collection Period that commences at any time following the date that is not later than three (3) months following adoption of the form thereof by the CREFC®.

“CREFC® License Fee”: With respect to each Mortgage Loan and REO Mortgage Loan, a monthly fee payable in respect thereof in an amount equal to the amount of interest accrued during the accrual period for such Mortgage Loan or REO Mortgage Loan under its Mortgage Loan Documents at the related CREFC® License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to such Mortgage Loan or REO Mortgage Loan during such accrual period, and will be prorated for partial periods. Any payments of the CREFC® License Fee shall be made by the applicable Master Servicer on a monthly basis on each Master Servicer Remittance Date to “CRE Finance Council” and delivered by wire transfer pursuant to the following instructions (or such other instructions as may hereafter be furnished by CREFC® to the applicable Master Servicer in writing):

Account Name: Commercial Real Estate Finance Council (CREFC)

Bank Name: JPMorgan Chase Bank, National Association

Bank Address: 80 Broadway, New York, NY 10005

Routing Number: 021000021

Account Number: 213597397

To the extent that amounts on deposit in the Collection Account are insufficient to pay the CREFC® License Fee on any Master Servicer Remittance Date, the applicable Master Servicer shall apply any P&I Advances required to be made by it on the related P&I Advance Date pursuant to Sections 4.03(a) and 4.03(b) to pay the balance of such CREFC® License Fee.

“CREFC® License Fee Rate”: 0.0005% per annum.

“CREFC® Loan Level Reserve/LOC Report”: A monthly report substantially in the form of, and containing the information called for in, the “Loan Level Reserve Report” as adopted by the CREFC® and made available at the CREFC® Website.

“CREFC® Loan Periodic Update File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers, the Special Servicers and the Certificate Administrator.

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“CREFC® Loan Setup File”: The data file substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers, the Special Servicers and the Certificate Administrator.

“CREFC® NOI Adjustment Worksheet”: An annual report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers and the Special Servicers.

“CREFC® Operating Statement Analysis Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers.

“CREFC® Property File”: A data file substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers and the Special Servicers.

“CREFC® Reconciliation of Funds Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Certificate Administrator.

“CREFC® REO Status Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or in such other form for the

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presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers and the Special Servicers.

“CREFC® Servicer Watch List”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers.

“CREFC® Special Servicer Loan File”: A data file substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Special Servicers.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions; provided that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicers.

“CREFC® Website”: The CREFC®’s Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Collateralized Group”: Any group of Mortgage Loans that are cross-defaulted and cross-collateralized with each other. For the avoidance of doubt, there are no Cross-Collateralized Groups related to this Trust as of the Closing Date.

“Cross-Collateralized Mortgage Loan”: Any Mortgage Loan, that is, by its terms, cross-defaulted and cross-collateralized with any other Mortgage Loan; provided that the Mortgage Loans that are part of any Loan Combination shall not constitute Cross-Collateralized Mortgage Loans.

“Custodian”: Wells Fargo Bank, National Association, in its capacity as Custodian hereunder, or any successor custodian appointed as herein provided.

“Cut-off Date”: With respect to each Mortgage Loan, the Due Date for the Monthly Payment due on such Mortgage Loan in October 2015 (or, in the case of any Mortgage Loan that has its first Due Date in November 2015, the date that would have been its Due Date in October

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2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

“Cut-off Date Pool Balance”: The aggregate Cut-off Date Principal Balance of all the Original Mortgage Loans.

“Cut-off Date Principal Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of its Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS”: DBRS, Inc. or its successor-in-interest. If neither such rating agency nor any successor remains in existence, “DBRS” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor (and such designation shall be deemed to be reasonable if the Person so designated is an NRSRO that has been regularly engaged in rating new issue commercial mortgage-backed securities transactions during the 12 months preceding the designation), notice of which designation shall be given to the other parties hereto, and specific ratings of DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of DBRS, be deemed to refer to such applicable rating category of DBRS, without regard to any plus or minus or other comparable rating qualification.

“Default Charges”: Default Interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or Serviced Pari Passu Companion Loan or REO Mortgage Loan.

“Default Interest”: With respect to any Mortgage Loan (or successor REO Mortgage Loan) or Serviced Pari Passu Companion Loan, any amounts collected thereon, other than late payment charges, Prepayment Premiums or Yield Maintenance Charges, that represent interest in excess of interest (exclusive, if applicable, of Post-ARD Additional Interest) accrued on the principal balance of such Mortgage Loan (or REO Mortgage Loan) or Serviced Pari Passu Companion Loan at the related Mortgage Rate, such excess interest arising out of a default under such Mortgage Loan or Serviced Pari Passu Companion Loan.

“Defaulted Mortgage Loan”: A Serviced Mortgage Loan that is both (A) a Specially Serviced Mortgage Loan and (B) either (i) delinquent 120 days or more with respect to any Balloon Payment or sixty (60) days or more with respect to any other Monthly Payment, with such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note, or (ii) a Serviced Mortgage Loan as to which the amounts due thereunder have been accelerated following any other material default.

“Defective Mortgage Loan”: Any Mortgage Loan as to which there exists a Material Breach or a Material Document Defect that has not been cured in all material respects.

“Deficient Exchange Act Deliverable”: With respect to the applicable Master Servicer, the applicable Special Servicer, the Trust Advisor, the Certificate Administrator, the Tax Administrator, the Custodian, the Trustee and each Servicing Function Participant and

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Additional Servicer retained by it (other than a Designated Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such item and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article XI of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Definitive Certificate”: As defined in Section 5.03(a).

“Definitive Non-Registered Certificate”: Any Non-Registered Certificate that constitutes a Definitive Certificate.

“Deleted Mortgage Loan”: A Defective Mortgage Loan that is purchased or repurchased, as the case may be, from the Trust or replaced with one or more Replacement Mortgage Loans, in either case as contemplated by Section 2.03.

“Depositor”: Wells Fargo Commercial Mortgage Securities, Inc., or its successor-in-interest.

“Depository”: The Depository Trust Company or any successor Depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Designated Sub-Servicer”: A Sub-Servicer or Additional Servicer required by a Mortgage Loan Seller to be retained by the applicable Master Servicer, as listed on Schedule IV hereto.

“Designated Sub-Servicing Agreement”: Any Sub-Servicing Agreement between a Designated Sub-Servicer and the applicable Master Servicer, including any Primary Servicing Agreement.

“Designated Trust Advisor Expenses”: Any Trust Advisor Expenses for which the Trust Advisor is indemnified under this Agreement or for which any Non-Trust Trust Advisor is entitled to indemnification under the related Intercreditor Agreement and arise from any legal action that is pending or threatened against the Trust Advisor or any Non-Trust Trust Advisor at the time of its discharge, termination or resignation under this Agreement or the related Non-Trust Pooling and Servicing Agreement.

“Determination Date”: The 11th day of each month, or if such 11th day is not a Business Day, the Business Day immediately following such 11th day, commencing in November 2015.

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“Directly Operate” or “Directly Operating”: With respect to any Administered REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such Administered REO Property, the holding of such Administered REO Property primarily for sale or lease, the performance of any construction work thereon or any use of such Administered REO Property in a trade or business conducted by the Trust other than through an Independent Contractor; provided that the applicable Special Servicer shall not be considered to Directly Operate an Administered REO Property solely because such Special Servicer establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such Administered REO Property.

“Disclosable Special Servicer Fees”: With respect to any Mortgage Loan (other than any Non-Trust-Serviced Pooled Mortgage Loan), Serviced Loan Combination or Administered REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the applicable Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than any Non-Trust-Serviced Pooled Mortgage Loan) and any purchaser of any Mortgage Loan (other than any Non-Trust-Serviced Pooled Mortgage Loan), Serviced Loan Combination or Administered REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (other than any Non-Trust-Serviced Pooled Mortgage Loan) or Serviced Loan Combination, the management or disposition of any Administered REO Property, and the performance by the applicable Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the applicable Special Servicer is entitled pursuant to Section 3.11 of this Agreement.

“Discount Rate”: As defined in Section 4.01(c).

“Disqualified Non-United States Tax Person”: With respect to any Class R Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Class R Certificate and, for purposes of Treasury Regulations Section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury Regulations Section 1.860E-1(c)(4)(ii), as a holder of such Class R Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Class R Certificate and intends to pay taxes associated with holding such Class R Certificate, and (c) has furnished the Transferor, the Trustee, the Certificate Administrator and the Tax Administrator with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or (2) a Non-United States Tax Person that has delivered to the Transferor, the Trustee, the Certificate Administrator and the Tax Administrator an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and (y) such Transfer of such Class R Certificate will not be disregarded for United States federal income tax purposes.

“Disqualified Organization”: Any of the following: (i) the United States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of

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the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii) any organization (except certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the Tax Administrator, based upon an Opinion of Counsel delivered to the Tax Administrator (but not at the Tax Administrator’s expense) to the effect that the holding of an Ownership Interest in a Class R Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Disqualified Partnership”: Any domestic entity classified as a partnership under the Code if any of its direct or indirect beneficial owners (other than through a U.S. corporation) are (or, under the applicable partnership agreement, are permitted to be) Disqualified Non-United States Tax Persons.

“Distribution Account”: The segregated account or accounts created and maintained by the Certificate Administrator on behalf of the Trustee, pursuant to Section 3.04(b), for the benefit of the Certificateholders, which shall be entitled “Wells Fargo Bank, National Association [or the name of any successor Certificate Administrator], as Certificate Administrator, on behalf of Wilmington Trust, National Association [or the name of any successor Trustee], as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Distribution Account”.

“Distribution Date”: The fourth Business Day following the Determination Date in each month, commencing in November 2015. The first Distribution Date shall be November 18, 2015.

“Distribution Date Statement”: As defined in Section 4.02(a).

“Document Defect”: As defined in Section 2.03(a).

“Dodd-Frank Act”: The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

“DTC”: The Depository Trust Company.

“Due Date”: With respect to (i) any Mortgage Loan or Serviced Loan Combination on or prior to its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan or Serviced Loan Combination is scheduled to be first due; (ii) any Mortgage Loan or Serviced Loan Combination after its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each

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Monthly Payment on such Mortgage Loan or Serviced Loan Combination had been scheduled to be first due; and (iii) any REO Mortgage Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan or Serviced Loan Combination had been scheduled to be first due.

“Due Diligence Service Provider”: As defined in Section 3.15(e).

“Deutsche Bank Securities”: Deutsche Bank Securities Inc., or its successor-in-interest.

“EDGAR”: The Electronic Data Gathering, Analysis, and Retrieval System of the Commission, which is the computer system for the receipt, acceptance, review and dissemination of documents submitted to the Commission in electronic format.

“EDGAR-Compatible Format”: Any format compatible with EDGAR, including HTML, Word, Excel or clean, searchable PDFs.

“Eligible Account”: Any of the following:

(i)              an account maintained with a federal or state chartered depository institution or trust company, (A) the long-term deposit or long-term unsecured debt obligations of which are rated no less than “A” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)), “A2” by Moody’s and an equivalent (or higher) rating by KBRA (if then rated by KBRA), if the deposits are to be held in the account for more than thirty (30) days, or (B) the short-term deposit or short-term unsecured debt obligations of which are rated no less than “R-1 (middle)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)), “P-1” by Moody’s and an equivalent (or higher) rating by KBRA (if then rated by KBRA) if the deposits are to be held in the account for thirty (30) days or less, in any event at any time funds are on deposit therein;

(ii)             for so long as WFB serves as General Master Servicer hereunder, an account maintained with WFB, a wholly-owned subsidiary of Wells Fargo & Co., provided that such subsidiary’s (A) commercial paper, short-term unsecured debt obligations or other short-term deposits are rated no less than “R-1 (middle)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)), “P-1” by Moody’s and an equivalent (or higher) rating by KBRA (if then rated by KBRA), if the deposits are to be held in the account for thirty (30) days or less, or (B) long-term unsecured debt obligations are rated at least “A” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)), “A2” by Moody’s and an equivalent (or higher) rating by KBRA (if then rated by KBRA), if the accounts are to be held in the account for more than thirty (30) days;

(iii)            a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company (which, subject to the remainder of this clause (iii), may include the Certificate Administrator or the Trustee) acting in its fiduciary capacity, and which, in either case, has a combined capital and

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surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority and to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) and the long-term unsecured debt obligations of which are rated at least “A2” by Moody’s;

(iv)            an account or accounts maintained with PNC Bank, National Association so long as PNC Bank, National Association’s long-term unsecured debt obligations or deposit accounts are rated at least “A” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)), “A2” by Moody’s and an equivalent (or higher) rating by KBRA (if then rated by KBRA), if the deposits are to be held in the account for more than thirty (30) days, or PNC Bank, National Association’s short-term unsecured debt obligations or deposit accounts are rated at least “R-1 (middle)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)), “P-1” by Moody’s and an equivalent (or higher) rating by KBRA (if then rated by KBRA), if the deposits are to be held in the account for thirty (30) days or less;

(v)             in the case of Servicing Accounts or Reserve Accounts with respect to NCB Mortgage Loans with respect to amounts posted with the lender for Escrow Payments, repairs, replacements, capital improvements and/or environmental testing and remediation with respect to the related Mortgaged Property, for ongoing or threatened litigation or for any unit maintenance or rent receivables or negative carry, any account maintained with NCB (provided that, if such account is not otherwise an Eligible Account, NCB has a combined capital and surplus of at least $40,000,000);

(vi)            an account other than one listed in clauses (i)-(iv) above that is maintained with any insured depository institution that is the subject of a Rating Agency Confirmation from each and every Rating Agency; or

(vii)           an account that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i)-(iv) above that is the subject of a Rating Agency Confirmation from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such account.

“Emergency Advance”: Any Servicing Advance, whether or not it is a Servicing Advance that, pursuant hereto, the applicable Special Servicer is required to request the applicable Master Servicer to make (or, at the Special Servicer’s election consistent with Section 3.19(b), that it is permitted to make in its sole discretion), that must be made within three (3) Business Days of the applicable Special Servicer obtaining actual knowledge that it must be made in order to avoid any material penalty, any material harm to a Mortgaged Property securing a Serviced Mortgage Loan or Serviced Loan Combination or any other material adverse consequence to the Trust Fund.

“Environmental Insurance Policy”: With respect to any Mortgaged Property securing a Serviced Mortgage Loan or any Administered REO Property, any insurance policy covering

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pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgaged Property or Administered REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Escrow Payment”: Any payment received by the applicable Master Servicer or the applicable Special Servicer for the account of the Borrower under any Serviced Mortgage Loan or Serviced Loan Combination for application toward the payment of real estate taxes, assessments, insurance premiums (including with respect to any Environmental Insurance Policy), ground rents (if applicable) and similar items in respect of the related Mortgaged Property.

“Euroclear”: The Euroclear System or any successor thereto.

“Excess Liquidation Proceeds”: The excess, if any, of (a) the Net Liquidation Proceeds from the sale or liquidation of a Specially Serviced Mortgage Loan or an Administered REO Property (or the proceeds of the final payment (including any full, partial or discounted payoff) on a Defaulted Mortgage Loan or a Corrected Mortgage Loan that were Received by the Trust, net of any and all fees, expenses and costs payable therefrom), over (b) the sum of (i) the amount needed to pay all principal, interest (including Default Interest and (if applicable) Post-ARD Additional Interest), Prepayment Premiums or Yield Maintenance Charges (as applicable) and late payment charges payable with respect to such Mortgage Loan or the related REO Mortgage Loan, as the case may be (together with, without duplication, any outstanding Unliquidated Advances in respect of any such principal or interest), in full, (ii) any other fees that would constitute Additional Master Servicing Compensation and/or Additional Special Servicing Compensation, (iii) any related unreimbursed Servicing Advances (together with, without duplication, outstanding Unliquidated Advances in respect of prior Servicing Advances), (iv) all unpaid Advance Interest on any related Advances (but (for the avoidance of doubt) excluding any Unliquidated Advances), (v) any related Liquidation Fee and/or Special Servicing Fees paid or payable in respect of such Specially Serviced Mortgage Loan or the related REO Mortgage Loan, (vi) any other Additional Trust Fund Expenses paid or payable in respect of such Mortgage Loan or Administered REO Property, and (vii) in the case of (a) any Specially Serviced Mortgage Loan that is a Serviced Loan Combination or (b) any Administered REO Property relating to a Serviced Loan Combination, any portion of such Net Liquidation Proceeds payable to any one or more of the related Serviced Pari Passu Companion Loan Holder(s) pursuant to the terms of the related Intercreditor Agreement. With respect to any Non-Serviced Loan Combination, Excess Liquidation Proceeds shall mean the related Non-Trust-Serviced Pooled Mortgage Loan’s pro rata share of any “Excess Liquidation Proceeds” as (and if at all) defined in, and determined in accordance with, the related Non-Trust Pooling and Servicing Agreement that are Received by the Trust.

“Excess Liquidation Proceeds Account”: The segregated account (or the sub-account of the Distribution Account) created and maintained by the Certificate Administrator on behalf of the Trustee pursuant to Section 3.04(d) for the benefit of the Certificateholders, which shall be entitled “Wells Fargo Bank, National Association [or the name of any successor Certificate Administrator], as Certificate Administrator on behalf of Wilmington Trust, National

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Association [or name of any successor Trustee], as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Excess Liquidation Proceeds Account”.

“Excess Servicing Fee Rate”: (A) With respect to each NCB Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), a rate per annum equal to six (6) basis points. Such rate described in this clause (A) shall be subject to reduction at any time following any resignation of the applicable Master Servicer pursuant to Section 6.04 (if no successor is appointed in accordance with Section 6.04(b)) or any termination of the applicable Master Servicer pursuant to Section 7.01, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02, and (B) with respect to each Mortgage Loan (other than NCB Mortgage Loans) or Serviced Pari Passu Companion Loan (and any successor REO Mortgage Loan with respect thereto), a rate per annum equal to zero (0) basis points. If the Excess Servicing Fee Rate described in this clause (B) is a rate per annum that is greater than zero (0) basis points, such rate shall be subject to reduction at any time following any resignation of the applicable Master Servicer pursuant to Section 6.04 (if no successor is appointed in accordance with Section 6.04(b)) or any termination of the applicable Master Servicer pursuant to Section 7.01, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02.

“Excess Servicing Fee Right”: With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan (and any successor REO Mortgage Loan with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right by the applicable Master Servicer, each Master Servicer shall be the owner of such Excess Servicing Fee Right with respect to each Mortgage Loan and any Serviced Pari Passu Companion Loan (and any successor REO Mortgage Loan with respect thereto) for which it acts as Master Servicer hereunder.

“Excess Servicing Fees”: With respect to each Mortgage Loan and any Serviced Pari Passu Companion Loan (and any successor REO Mortgage Loan with respect thereto), that portion of the Master Servicing Fees that accrue at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Trust Advisor Expenses”: With respect to each Distribution Date, an amount equal to the positive amount, if any, of the Trust Advisor Expenses for such Distribution Date, less the amount of any such Trust Advisor Expenses allocated to reduce the aggregate Interest Distribution Amount of the Class B Regular Interest, the Class C Regular Interest and the Class D and Class X-D Certificates for such Distribution Date.

“Exchange Act”: The Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchange Date”: As defined in Section 5.09(c).

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“Exchange Proportion”: With respect to any exchange of Exchangeable Certificates pursuant to Section 5.09, Class A-S, Class B and Class C Certificates with original Certificate Principal Balances (regardless of current Certificate Principal Balance) that represent approximately 39.29%, 30.71% and 30.00%, respectively, of the aggregate original Certificate Principal Balances of all Class A-S, B and C Certificates involved in the exchange.

“Exchangeable Certificates”: The Class A-S, Class B, Class C and Class PEX Certificates.

“Excluded Controlling Class Holder”: With respect to any Excluded Controlling Class Loan, the Subordinate Class Representative or any Subordinate Class Certificateholder, as applicable, that is a Borrower Party with respect to such Excluded Controlling Class Loan. Promptly upon obtaining actual knowledge of any such Person becoming an “Excluded Controlling Class Holder”, such Subordinate Class Representative or Subordinate Class Certificateholder, as applicable, shall provide notice in the form of Exhibit K-3A hereto to the applicable Master Servicer, the applicable Special Servicer, the Trust Advisor, the Trustee and the Certificate Administrator, which notice shall be physically delivered in accordance with Section 12.05 of this Agreement and shall specifically identify the Excluded Controlling Class Holder and the subject Excluded Controlling Class Loan. Additionally, any Excluded Controlling Class Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit K-3B hereto, which notice shall provide each of the CTSLink User IDs associated with such Excluded Controlling Class Holder, and which such notice shall direct the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as provided in this Agreement. For the avoidance of doubt, if a Person is not an Excluded Controlling Class Holder, such Person also is not an Excluded Holder. For the avoidance of doubt, there are no Excluded Controlling Class Holders related to this Trust as of the Closing Date.

“Excluded Controlling Class Loan”: Any Mortgage Loan or Loan Combination with respect to which, as of any date of determination, the Subordinate Class Representative or any Subordinate Class Certificateholder, as applicable, is a Borrower Party. For the avoidance of doubt, if a Mortgage Loan or Loan Combination is not an Excluded Controlling Class Loan, such Mortgage Loan or Loan Combination also is not an Excluded Loan. For the avoidance of doubt, there is no Excluded Controlling Class Loan related to this Trust as of the Closing Date.

“Excluded Holder”: With respect to an Excluded Loan, either or each of the Majority Subordinate Certificateholder and/or the Subordinate Class Representative, as applicable, in the event that such Person is a Borrower Party with respect to such Excluded Loan. For the avoidance of doubt, whether the Majority Subordinate Certificateholder or the Subordinate Class Representative, as applicable, is an Excluded Holder shall be determined individually based upon whether such Person is a Borrower Party, irrespective of whether such other Person is an Excluded Holder. Promptly upon obtaining actual knowledge of either such Person becoming an “Excluded Holder”, the Majority Subordinate Certificateholder or Subordinate Class Representative, as the case may be, shall provide notice in the form of Exhibit K-3A hereto to the applicable Master Servicer, the applicable Special Servicer, the Trustee and the Certificate Administrator, which such notice shall be physically delivered and shall specifically identify the Excluded Holder and the subject Mortgage Loan or Loan Combination, as applicable.

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Additionally, any Excluded Holder shall also send the Certificate Administrator a notice substantially in the form of Exhibit K-3B hereto, which such notice shall provide each of the CTSLink User ID’s associated with such Excluded Holder, and which such notice shall direct the Certificate Administrator to restrict such Excluded Holder’s access to the Certificate Administrator’s Website as provided in this Agreement; provided, that the Excluded Holder shall be granted access to the Certificate Administrator’s Website other than to the separate tab or heading designated “Excluded Information” upon receipt by the Certificate Administrator of notice in the form of Exhibit K-2B hereto. For the avoidance of doubt, any Excluded Holder is also an Excluded Controlling Class Holder. For the avoidance of doubt, there are no Excluded Holders related to this Trust as of the Closing Date.

“Excluded Information”: Information related exclusively to an Excluded Controlling Class Loan, which includes the Asset Status Reports and Final Asset Status Reports (or summaries thereof), any inspection reports related to Specially Serviced Mortgage Loans conducted by the applicable Special Servicer or any Excluded Special Servicer, and which may include any Trust Advisor reports to the Certificate Administrator regarding the applicable Special Servicer’s net present value determination, any Appraisal Reduction Amount calculations delivered pursuant to Section 3.28(d) and 3.28(e), and any Officer’s Certificates delivered by the applicable Master Servicer, the applicable Special Servicer or the Trustee pursuant to Section 3.11(h) or Section 4.03(c) supporting a non-recoverability determination, or such other information and reports designated as Excluded Information by the applicable Special Servicer, the applicable Master Servicer or the Trust Advisor, as applicable, but in each case, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (other than the CREFC® Special Servicer Loan File relating to any Excluded Controlling Class Loan) shall not be considered “Excluded Information”. Each of the applicable Master Servicer, the applicable Special Servicer, the applicable Excluded Special Servicer and the Trust Advisor shall deliver any Excluded Information to the Certificate Administrator in accordance with Section 3.29 hereof. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the “Excluded Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.29 hereof.

“Excluded Loan”: A Mortgage Loan or Loan Combination with respect to which, as of any date of determination, the Majority Subordinate Certificateholder and/or the Subordinate Class Representative, as applicable, is a Borrower Party. For the avoidance of doubt, any Excluded Loan is also an Excluded Controlling Class Loan. For the avoidance of doubt, there are no Excluded Loans related to this Trust as of the Closing Date.

“Excluded Special Servicer”: With respect any Excluded Special Servicer Loan, a special servicer that is not a Borrower Party and satisfies all of the eligibility requirements applicable to the special servicer set forth in this Agreement. For the avoidance of doubt, there are no Excluded Special Servicers related to this Trust as of the Closing Date.

“Excluded Special Servicer Loan”: Any Mortgage Loan or Loan Combination with respect to which, as of any date of determination, the Special Servicer obtains knowledge that it

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is a Borrower Party. For the avoidance of doubt, there are no Excluded Special Servicer Loans related to this Trust as of the Closing Date.

“Exemption”: PTE 96-22 issued to a predecessor of WFS, as amended by PTE 2013-08 and as may be subsequently amended following the Closing Date.

“Exemption-Favored Party”: Any of (i) WFS, (ii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with WFS and (iii) any member of any underwriting syndicate or selling group of which any Person described in clauses (i) and (ii) is a manager or co-manager with respect to a Class of Certificates.

“Fannie Mae”: The Federal National Mortgage Association or any successor thereto.

“FDIC”: The Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report”: As defined in Section 3.24(a)(vi).

“Final Distribution Date”: The Distribution Date on which the final distribution is to be made with respect to the Certificates in connection with a termination of the Trust Fund pursuant to Article IX.

“Final Recovery Determination”: A determination by the applicable Special Servicer with respect to any Specially Serviced Mortgage Loan or Corrected Mortgage Loan or Administered REO Property, or by the related Non-Trust Special Servicer with respect to a Non-Trust-Serviced Pooled Mortgage Loan that is a “Specially Serviced Mortgage Loan” or “Specially Serviced Loan” (as defined in the related Non-Trust Pooling and Servicing Agreement) or any related Administered REO Property, that there has been a recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries that the applicable Special Servicer or the applicable Master Servicer has determined, in accordance with the Servicing Standard, will be ultimately Received by the Trust; provided that the term Final Recovery Determination shall not apply to: (i) a Mortgage Loan or Serviced Loan Combination that was paid in full (including by means of a payoff on behalf of the Borrower, or the purchase of such Mortgage Loan or Serviced Loan Combination, by a mezzanine lender or another creditor of the related Borrower in connection with a Mortgage Loan default, as set forth in the related intercreditor agreement) or (ii) a Mortgage Loan, Serviced Loan Combination or Administered REO Property, as the case may be, that was purchased by (a) any Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement, (b) an Interested Person, the Trustee or the Majority Subordinate Certificateholder in connection with the purchase of a Mortgage Loan or Administered REO Property pursuant to Section 3.18, (c) any Subordinate Class Certificateholder(s), the applicable Master Servicer or the applicable Special Servicer pursuant to Section 9.01 or (d) in respect of a Non-Trust-Serviced Pooled Mortgage Loan by any other party pursuant to the related Intercreditor Agreement and/or pursuant to terms analogous to those set forth in clause (ii)(a), (b) or (c) above contained in the related Non-Trust Pooling and Servicing Agreement; and provided, further, that, for purposes of making any such determination with respect to a Non-Trust-Serviced Pooled Mortgage Loan or any related REO Property, the applicable Master Servicer

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shall be entitled to rely on, and shall be required to follow, any such determination made pursuant to the related Non-Trust Pooling and Servicing Agreement by the related Non-Trust Master Servicer or the related Non-Trust Special Servicer, as applicable.

“Fitch”: Fitch Ratings, Inc. or its successor-in-interest. If neither such rating agency nor any successor remains in existence, “Fitch” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor (and such designation shall be deemed to be reasonable if the Person so designated is an NRSRO that has been regularly engaged in rating new issue commercial mortgage-backed securities transactions during the 12 months preceding the designation), notice of which designation shall be given to the other parties hereto, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of Fitch, be deemed to refer to such applicable rating category of Fitch, without regard to any plus or minus or other comparable rating qualification.

“Form 8-K Disclosure Information”: As defined in Section 11.10.

“Form 10-K Filing Deadline”: As defined in Section 11.08.

“Freddie Mac”: The Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP”: Generally accepted accounting principles in the United States.

“General Master Servicer”: Wells Fargo Bank, National Association, or any successor thereto (as general master servicer) appointed as provided herein.

“General Special Servicer”: LNR Partners, LLC, or its successor-in-interest, or any successor special servicer appointed as provided herein.

“Global Certificates”: The Rule 144A Global Certificates and the Regulation S Global Certificates, collectively.

“Grantor Trust”: A grantor trust as defined under subpart E of part 1 of subchapter J of the Code.

“Grantor Trust Pool”: The Grantor Trust created herein containing the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets and the Class PEX Specific Grantor Trust Assets.

“Grantor Trust Provisions”: Subpart E of part I of subchapter J of the Code, including Treasury Regulations Section 301.7701-4(c)(2).

“Ground Lease”: The ground lease pursuant to which any Borrower holds a leasehold interest in the related Mortgaged Property, together with any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the related Mortgage Loan(s).

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“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Hilton Nashville Loan Combination”: As defined in the Preliminary Statement.

“Hilton Nashville Mortgage Loan”: As defined in the Preliminary Statement.

“Hilton Nashville Pari Passu Companion Loan”: As defined in the Preliminary Statement.

“Holder”: As defined in the definition of “Certificateholder”.

“Indemnified Items”: With respect to a Non-Trust-Serviced Pooled Mortgage Loan, as defined in the related Intercreditor Agreement or, if not defined therein, any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of the related Non-Serviced Loan Combination (or, with respect to the related Non-Trust Trust Advisor, incurred in connection with the provision of services for the related Non-Serviced Loan Combination) under the related Non-Trust Pooling and Servicing Agreement.

“Indemnified Parties”: With respect to a Non-Trust-Serviced Pooled Mortgage Loan, as defined in the related Intercreditor Agreement or, if not defined therein, each of the related Non-Trust Depositor, the related Non-Trust Master Servicer, the related Non-Trust Special Servicer, the related Non-Trust Certificate Administrator, the related Non-Trust Trustee and the related Non-Trust Trust Advisor (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Non-Trust Pooling and Servicing Agreement in respect of other mortgage loans).

“Independent”: When used with respect to any specified Person, any such Person who (i) is in fact independent of, (ii) does not have any direct financial interest in or any material indirect financial interest in any of and (iii) is not connected (as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions) with, any of the following and any and all Affiliates thereof: the Depositor, each Mortgage Loan Seller, each Master Servicer, each Special Servicer, the Certificate Administrator, the Tax Administrator, the Trustee, the Trust Advisor, the Subordinate Class Representative, and, if applicable, insofar as the relevant matter involves a Non-Trust-Serviced Pooled Mortgage Loan (whether alone or together with one or more other Mortgage Loans), each Non-Trust Depositor, Non-Trust Master Servicer, Non-Trust Special Servicer, Non-Trust Certificate Administrator, Non-Trust Trustee, Non-Trust Trust Advisor and Non-Trust Subordinate Class Representative and any and all Affiliates thereof; provided that a Person shall not fail to be Independent of any of the aforementioned parties merely because such Person is the beneficial owner of 1% or less of any

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class of securities issued by any such party; provided that such ownership constitutes less than 1% of the total assets owned by such Person.

“Independent Contractor”: (a) Any Person that would be an “independent contractor” with respect to any REMIC Pool within the meaning of Section 856(d)(3) of the Code if such REMIC Pool were a real estate investment trust (except that the ownership test set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee or the Trust, delivered to the Trustee), provided that (i) the Trust does not receive or derive any income from such Person and (ii) the relationship between such Person and the Trust is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5); or (b) any other Person upon receipt by the Trustee of an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator or the Trust, to the effect that the taking of any action in respect of any Administered REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Administered REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, or cause any income realized in respect of such Administered REO Property to fail to qualify as Rents from Real Property.

“Initial Majority Subordinate Certificateholder”: LNR Securities Holdings, LLC, a Delaware limited liability company.

“Initial Resolution Period”: As defined in Section 2.03(b).

“Initial Subordinate Class Representative”: LNR Securities Holdings, LLC.

“Insolvency Event”: With respect to any Person, an Insolvency Event shall be deemed to have occurred if (A) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, administrator or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Person and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days, (B) such Person shall consent to the appointment of a conservator, receiver, liquidator, administrator or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Person or of or relating to all or substantially all of its property, or (C) such Person shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing.

“Institutional Accredited Investor”: An institutional investor which qualifies as an “accredited investor” within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) of

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Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs.

“Insurance Policy”: With respect to any Mortgage Loan or REO Property, any hazard insurance policy, terrorism insurance policy, flood insurance policy, title insurance policy, earthquake insurance policy, Environmental Insurance Policy, business interruption insurance policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan (or the related Mortgaged Property) or such REO Property, as the case may be.

“Insurance Proceeds”: Proceeds paid under any Insurance Policy and received by or on behalf of the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer (including with respect to a Non-Trust-Serviced Pooled Mortgage Loan or any related REO Property, any such proceeds remitted to the applicable Master Servicer by the related Non-Trust Master Servicer or the related Non-Trust Special Servicer pursuant to the related Intercreditor Agreement and/or the related Non-Trust Pooling and Servicing Agreement), to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or REO Property (or placed in a reserve account for that purpose) or released to the related Borrower or any other third party pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard.

“Insured Environmental Event”: As defined in Section 3.07(d).

“Intercreditor Agreement”: With respect to any Loan Combination, the related agreement between noteholders, intercreditor, co-lender or similar agreement in effect from time to time by and between the holders of the related Mortgage Loan and the related Companion Loan(s) relating to the relative rights of such holders.

“Interest Accrual Basis”: The basis on which interest accrues in respect of any Mortgage Loan, any REMIC I Regular Interest, any REMIC II Regular Interest, any Regular Certificate, any of the Class A-S, Class B and Class C Certificates, any of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest or any particular REMIC III Component of a Class of Interest Only Certificates, in each case consisting of one of the following: (i) a 30/360 Basis; or (ii) an Actual/360 Basis.

“Interest Accrual Period”: With respect to any REMIC I Regular Interest, any REMIC II Regular Interest, any Regular Certificate, any of the Class A-S, Class B and Class C Certificates, any of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest or any particular REMIC III Component of a Class of Interest Only Certificates, for any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs, and calculated assuming that each month has 30 days and each year has 360 days.

“Interest Distribution Amount”: With respect to any Class of Regular Certificates and any of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest for any Distribution Date, an amount of interest equal to the sum of (I) the amount of Accrued Certificate Interest in respect of such Class for the related Interest Accrual Period, reduced (to not less than zero) by that portion, if any, of the Net Aggregate Prepayment Interest Shortfall for

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such Distribution Date allocated to such Class as provided below (such Accrued Certificate Interest, the “Unadjusted Distributable Certificate Interest” for such Class and Distribution Date) and (II) any shortfall between the amount described in clause (I) for any prior Distribution Date and the amount of interest actually distributed on such Class on such prior Distribution Date and remaining unpaid as of this Distribution Date (such amounts described in this clause (II), a “Class Interest Shortfall”); provided that such sum shall be adjusted as follows: (i) in the case of the Class B Regular Interest, the Class C Regular Interest and the Class D and Class X-D Certificates, such sum shall be reduced by the amount of Trust Advisor Expenses allocated to such Class under Section 4.05; (ii) if and to the extent that any such Trust Advisor Expenses were previously allocated to reduce such sum on the Class B Regular Interest, Class C Regular Interest and/or Class D and Class X-D Certificates on a prior Distribution Date, such sum shall be increased (in each case, up to the amount of the Trust Advisor Expenses previously so allocated to such Class), and such sum on the Class D and Class X-D Certificates will be reduced, pro rata, and then (if necessary) such sum on the Class C Regular Interest will be reduced (in each case, up to such sum for such Class); (iii) if any such Trust Advisor Expenses were previously allocated to the Class B Regular Interest, Class C Regular Interest or Class D or Class X-D Certificates, and the expenses are subsequently recovered from a source other than the Borrowers under the Mortgage Loans or the related Mortgaged Properties, then, to the extent of any portion of such recovery remaining after application to reimburse the Holders of any Principal Balance Certificates that suffered write-offs in connection with Trust Advisor Expenses as provided in Section 4.01(a), such sums on such Classes in the aggregate will be increased by the amount of such recovery, which aggregate increase shall be allocated to the Class B Regular Interest, the Class C Regular Interest, in that order, and then to the Class D and Class X-D Certificates, pro rata, in each case up to the aggregate unrecovered amount of such Trust Advisor Expenses previously allocated to such Class or Classes; and (iv) if the Class Principal Balance of such Class of Regular Certificates or Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable, is deemed to have been increased immediately prior to such Distribution Date pursuant to the proviso to the definition of “Class Principal Balance” because the Principal Distribution Amount for such Distribution Date includes any collections of amounts that (x) had previously been determined to constitute Nonrecoverable Advances, (y) were reimbursed to a party to this Agreement from the principal portions of P&I Advances and/or payments or other collections of principal on the Mortgage Pool in a Collection Period prior to the one related to such Distribution Date (pursuant to Section 3.05(a)(II)(iv)) and (z) were recovered in the Collection Period related to such Distribution Date, such sum shall be increased by interest at the Pass-Through Rate(s) applicable to such Class for the applicable Interest Accrual Periods on the amount of such increase to its Certificate Principal Balance accrued from the Distribution Date(s) on which the amount of such increase(s) were most recently written down on such Class (whether such written down amount(s) were written down as a result of the Realized Loss whose recovery has resulted in the increase or as a result of subsequent allocations of Realized Loss(es) unrelated to such Realized Loss whose recovery has resulted in the increase(s)) to, but not including, such current Distribution Date (such amounts described in this clause (iv), “Recovered Interest Amounts”).

For purposes of clause (I) above, the portion of the Net Aggregate Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated to each Class of Principal Balance Certificates (other than the Class A-S, Class B, Class C and Class PEX Certificates) and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest in an amount

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equal to the product of (i) the amount of such Net Aggregate Prepayment Interest Shortfall and (ii) a fraction, the numerator of which is the Accrued Certificate Interest for such Class for such Distribution Date and the denominator of which is the aggregate amount of Accrued Certificate Interest for all Classes of Principal Balance Certificates (other than the Class A-S, Class B, Class C and Class PEX Certificates) and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest for such Distribution Date. No portion of any Net Aggregate Prepayment Interest Shortfall for any Distribution Date shall be allocated to the Interest Only Certificates. Any Net Aggregate Prepayment Interest Shortfall allocated to the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest for any Distribution Date shall be allocated (i) in the case of the Class A-S Regular Interest, between the Class A-S Certificates and Class A-S-PEX Component on such Distribution Date in accordance with the Class A-S Percentage Interest for such Distribution Date and the Class A-S-PEX Percentage Interest for such Distribution Date, respectively, (ii) in the case of the Class B Regular Interest, between the Class B Certificates and Class B-PEX Component on such Distribution Date in accordance with the Class B Percentage Interest for such Distribution Date and the Class B-PEX Percentage Interest for such Distribution Date, respectively and (iii) in the case of the Class C Regular Interest, between the Class C Certificates and Class C-PEX Component on such Distribution Date in accordance with the Class C Percentage Interest for such Distribution Date and the Class C-PEX Percentage Interest for such Distribution Date, respectively.

“Interest Only Certificates”: Collectively, the Class X-A, Class X-D, Class X-E, Class X-FG and Class X-H Certificates.

“Interest Reserve Account”: The segregated account (or sub-account of the Distribution Account) created and maintained by the Certificate Administrator on behalf of the Trustee, pursuant to Section 3.04(c), for the benefit of the Certificateholders, which shall be entitled “Wells Fargo Bank, National Association [or the name of any successor Certificate Administrator], as Certificate Administrator, on behalf of Wilmington Trust, National Association [or the name of any successor Trustee], as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Interest Reserve Account”.

“Interest Reserve Amount”: With respect to each Mortgage Loan that is an Interest Reserve Loan (or the related successor REO Mortgage Loan), for any Distribution Date that occurs during February of any year or during January of any year that is not a leap year, an amount equal to one day’s interest accrued at the related Net Mortgage Rate on the related Stated Principal Balance as of the beginning of the Collection Period related to such Distribution Date, but prior to giving effect to the application of any amounts due on the Due Date occurring in such Collection Period, to the extent that a Monthly Payment is Received by the Trust with respect to such Interest Reserve Loan for the related Due Date in the same month as such Distribution Date on or before the related Master Servicer Remittance Date or a P&I Advance is made under this Agreement with respect to such Interest Reserve Loan by such Distribution Date. For purposes of calculating Interest Reserve Amounts, the Net Mortgage Rate for each Interest Reserve Loan shall be the Net Mortgage Rate in effect (including as a result of any step-up provision) under the original terms of such Interest Reserve Loan in effect as of the Closing Date, without regard to any modifications, extensions, waivers or amendments of such Interest Reserve Loan subsequent to the Closing Date (whether entered into by the applicable Master

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Servicer, the applicable Special Servicer, the Non-Trust Master Servicer or the Non-Trust Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower).

“Interest Reserve Loan”: Each Mortgage Loan that is an Actual/360 Mortgage Loan (or any successor REO Mortgage Loan with respect thereto).

“Interested Person”: The Depositor, any Master Servicer, any Special Servicer, any Borrower, any manager of a Mortgaged Property, any independent contractor engaged by a Special Servicer, the Trust Advisor, or, in connection with any individual Mortgage Loan or holder of a related mezzanine loan, or any known Affiliate of any such party described above.

“Interested SLC Person”: With respect to a Serviced Loan Combination, an “Interested Person” as defined in the related Intercreditor Agreement or, if not defined therein, “Interested SLC Person” shall mean the Depositor, each related Other Depositor, the applicable Master Servicer, each related Other Master Servicer, the applicable Special Servicer, each related Other Special Servicer, each related Other Trustee, the related Borrower, any manager of the related Mortgaged Property, any independent contractor engaged by the applicable Special Servicer, the Trust Advisor, each related Other Trust Advisor, the Subordinate Class Representative, each related Serviced Pari Passu Companion Loan Holder (or representative thereof), any holder of a related mezzanine loan, or any known Affiliate of any such party described above.

“Investment Account”: Each of the Collection Accounts, the Serviced Pari Passu Companion Loan Custodial Account (if any), the Servicing Accounts, the Reserve Accounts, the REO Accounts, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account.

“Investment Company Act”: The Investment Company Act of 1940, as it may be amended from time to time.

“Investment Grade Certificate”: As of any date of determination, a Certificate that is rated in one of the four highest generic rating categories by at least one Rating Agency that is defined as a “Rating Agency” under Section III of the Exemption.

“Investor-Based Exemption”: Any of Prohibited Transaction Class Exemption (“PTCE”) 84-14 (for transactions by independent “qualified professional asset managers”), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by “in-house asset managers”), or any comparable exemption available under any Similar Law.

“Investor Confidentiality Agreement”: An investor confidentiality agreement in the form of Exhibit K-5 hereto.

“Investor Q&A Forum”: As defined in Section 8.12(d).

“Investor Registry”: As defined in Section 8.12(e).

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“IRS”: The Internal Revenue Service or any successor thereto.

“Issue Price”: With respect to each Class of Certificates, the “issue price” as defined in the Code and Treasury regulations promulgated thereunder.

“KBRA”: Kroll Bond Rating Agency, Inc. or its successor-in-interest. If neither such rating agency nor any successor remains in existence, “KBRA” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor (and such designation shall be deemed to be reasonable if the Person so designated is an NRSRO that has been regularly engaged in rating new issue commercial mortgage-backed securities transactions during the 12 months preceding the designation), notice of which designation shall be given to the other parties hereto, and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of KBRA, be deemed to refer to such applicable rating category of KBRA, without regard to any plus or minus or other comparable rating qualification.

“Late Collections”: (a) With respect to any Mortgage Loan or Serviced Loan Combination, all amounts Received by the Trust thereon during any Collection Period, whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which (as applied under Section 1.03) represent collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of such Mortgage Loan or Serviced Loan Combination due or deemed due on a Due Date in a previous Collection Period or on a Due Date during or prior to the month of the Cut-off Date for such Mortgage Loan or Serviced Loan Combination, and not previously Received by the Trust; and (b) with respect to any REO Mortgage Loan, all amounts Received by the Trust in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which (as applied under Section 1.03) represent collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of the predecessor Mortgage Loan or Serviced Loan Combination or the principal and/or interest portions of an Assumed Monthly Payment in respect of such REO Mortgage Loan due or deemed due on a Due Date in a previous Collection Period and not previously Received by the Trust. Late Collections do not include Default Charges.

“Latest Possible Maturity Date”: With respect to any REMIC I Regular Interest, any REMIC II Regular Interest, any REMIC III Component, any Class of Regular Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, the “latest possible maturity date” thereof, calculated solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii).

“Letter of Credit”: With respect to any Mortgage Loan or Serviced Loan Combination, any third-party letter of credit delivered by or at the direction of the related Borrower pursuant to the terms of such Mortgage Loan or Serviced Loan Combination in lieu of the establishment of, or deposit otherwise required to be made into, a Reserve Fund or otherwise pledged or assigned by the related Borrower as Additional Collateral.

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“Liquidation Event”: (a) With respect to any Mortgage Loan or Serviced Loan Combination, any of the following events: (i) such Mortgage Loan or Serviced Loan Combination is paid in full, (ii) a Final Recovery Determination is made with respect to such Mortgage Loan or Serviced Loan Combination, (iii) such Mortgage Loan is repurchased or replaced by a Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement, as contemplated by Section 2.03, (iv) such Mortgage Loan or Serviced Loan Combination is sold pursuant to Section 3.18, (v) such Mortgage Loan is purchased by any Subordinate Class Certificateholder(s), either Master Servicer or either Special Servicer pursuant to Section 9.01, (vi) such Mortgage Loan is acquired by the Sole Certificateholder(s) in exchange for all of the Certificates pursuant to Section 9.01, (vii) such Mortgage Loan or Serviced Loan Combination is paid off or purchased by the holder of a related mezzanine loan or another creditor of the Borrower in connection with a Mortgage Loan default, if so permitted and set forth in the related intercreditor agreement or (viii) in the case of a Non-Trust-Serviced Pooled Mortgage Loan, such Mortgage Loan is purchased by any party pursuant to terms analogous to those set forth in the preceding clauses (a)(i), (ii), (iii), (iv), (v), (vi) or (vii) contained in the related Non-Trust Pooling and Servicing Agreement and/or the related Intercreditor Agreement; and (b) with respect to any REO Property (and the related REO Mortgage Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property, (ii) such REO Property is repurchased or replaced by a Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement, as contemplated by Section 2.03, (iii) such REO Property is purchased by either Master Servicer, either Special Servicer or any Subordinate Class Certificateholder(s) pursuant to Section 9.01, or (iv) in the case of any REO Property (and the related REO Mortgage Loan) related to any Non-Trust-Serviced Pooled Mortgage Loan, any event contemplated in the preceding clauses (b)(i), (ii) or (iii) occurs pursuant to the related Non-Trust Pooling and Servicing Agreement and/or the related Intercreditor Agreement, or (v) such REO Property is acquired by the Sole Certificateholder(s) in exchange for all of the Certificates pursuant to Section 9.01.

“Liquidation Expenses”: All customary, reasonable and necessary “out-of-pocket” costs and expenses due and owing (but not otherwise covered by Servicing Advances) in connection with the liquidation of any Specially Serviced Mortgage Loan or Administered REO Property pursuant to Section 3.09 or Section 3.18 (including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

“Liquidation Fee”: The fee designated as such in, and payable to the applicable Special Servicer in connection with certain events in respect of a Specially Serviced Mortgage Loan or an Administered REO Property pursuant to, Section 3.11(c).

“Liquidation Fee Rate”: With respect to each Specially Serviced Mortgage Loan or Administered REO Property as to which a Liquidation Fee is payable, (a) 1.00% (or, with respect to the One Court Square Loan Combination, 0.50%) or (b) if such rate set forth in clause (a) above would result in an aggregate Liquidation Fee less than $25,000, then the lesser of (i) 3.00% and (ii) such lower rate as would result in an aggregate Liquidation Fee equal to $25,000; in each case as calculated prior to the application of any Offsetting Modification Fees as contemplated in Section 3.11(c).

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“Liquidation Proceeds”: All cash amounts (other than Insurance Proceeds, Condemnation Proceeds and REO Revenues) Received by the Trust in connection with: (i) the liquidation of a Mortgaged Property, REO Property or other collateral constituting security for a Defaulted Mortgage Loan (including for these purposes any defaulted Non-Trust-Serviced Pooled Mortgage Loan), through trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and/or the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the purchase of a Defaulted Mortgage Loan by the applicable Special Servicer, the Majority Subordinate Certificateholder(s) or any assignee of either of them pursuant to Section 3.18; (iv) the repurchase or replacement of a Mortgage Loan or REO Property by a Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement as contemplated by Section 2.03 of this Agreement; (v) the purchase of a Mortgage Loan or REO Property by either Master Servicer, either Special Servicer and/or any Subordinate Class Certificateholder(s) pursuant to Section 9.01; (vi) the acquisition of any Mortgage Loan or REO Property by the Sole Certificateholder(s) in exchange for all the Certificates pursuant to Section 9.01; (vii) the payoff or purchase of a Mortgage Loan or REO Property by the holder of a related mezzanine loan or another creditor of the Borrower in connection with a Mortgage Loan default, if so permitted and set forth in the related intercreditor agreement; (viii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.05(h)(iii) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the applicable Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller); or (ix) the purchase of a Non-Trust-Serviced Pooled Mortgage Loan by any party pursuant to the related Non-Trust Pooling and Servicing Agreement and/or the related Intercreditor Agreement.

“Litigation Control”: As defined in Section 3.33(a).

“Loan Combination”: A Serviced Loan Combination and/or a Non-Serviced Loan Combination, as the context may require.

“Loss of Value Payment”: As defined in Section 2.03(h) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.04(g) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of any REMIC Pool.

“MAD 2015-11MD Trust and Servicing Agreement”: That certain Trust and Servicing Agreement, dated as of September 6, 2015, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyBank National Association, as master servicer and as special servicer, Wilmington Trust, National Association, as trustee, and WFB, as certificate administrator, paying agent and custodian, relating to the MAD 2015-11MD Mortgage Trust securitization (into which the 11 Madison Avenue Standalone Pari Passu Companion Loans and the 11 Madison Avenue Subordinate Companion Loans were deposited).

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“Majority Subordinate Certificateholder(s)”: Subject to Section 3.23(i), as of any date of determination, any single Holder or Certificate Owner or group of Holders or Certificate Owners of Certificates representing a majority of the Voting Rights allocated to the Subordinate Class.

For purposes of the provisions of this Agreement that require any party hereto to deliver any information to the “Majority Subordinate Certificateholder” as such, (i) all Persons that alone or together constitute the Majority Subordinate Certificateholder(s) shall be deemed (by their receipt of such information) to have agreed to the confidentiality provisions of Exhibit K-5 hereto (as if they had executed a confidentiality agreement in such form) with respect to such information, (ii) if multiple Persons are the Majority Subordinate Certificateholder(s), then only one such Person shall be entitled to receive such information at any one time, which Person shall be designated by the Majority Subordinate Certificateholder(s), and (iii) such information need not be so delivered (notwithstanding the provision that otherwise requires such delivery) unless such Majority Subordinate Certificateholder(s) have delivered to the party required to make such delivery a certification or other reasonable evidence of their status as the Majority Subordinate Certificateholder(s) (upon which such party shall be entitled to rely), except that such certification or evidence need not be delivered by the Initial Majority Subordinate Certificateholder, and notified such party of the electronic or other address where the applicable information should be so delivered. Once a Majority Subordinate Certificateholder (other than the Initial Majority Subordinate Certificateholder) has provided the information in clauses (i)-(iii) above, each of the parties to this Agreement shall be entitled to conclusively rely on such information unless the Majority Subordinate Certificateholder or a successor Majority Subordinate Certificateholder shall have (x) notified each other party to this Agreement, in writing, of a change of the Majority Subordinate Certificateholder and (y) provided the information in clauses (i)-(iii) to each of the parties to this Agreement upon which each party may conclusively rely.

“Master Servicer”: With respect to (a) any Mortgage Loan (other than an NCB Mortgage Loan), any REO Property acquired by the Trust with respect to a Mortgage Loan (other than an NCB Mortgage Loan) and any matters relating to the foregoing, the General Master Servicer and (b) any NCB Mortgage Loan, any REO Property acquired by the Trust with respect to an NCB Mortgage Loan and any matters relating to the foregoing, the NCB Master Servicer.

“Master Servicer Remittance Amount”: With respect to each Master Servicer and each Master Servicer Remittance Date, an amount equal to (a) all amounts on deposit in such Master Servicer’s Collection Account as of 11:00 a.m., New York City time, on such Master Servicer Remittance Date, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments with respect to any Mortgage Loan serviced by such Master Servicer that are due on a Due Date following the end of the related Collection Period, (ii) to the extent not covered by clause (i) above, any payments of principal (including Principal Prepayments) and interest, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds Received by the Trust with respect to any Mortgage Loan or REO Property serviced by such Master Servicer after the end of the related Collection Period, (iii) any Prepayment Premiums and/or Yield Maintenance Charges Received by the Trust with respect to any Mortgage Loan or successor REO Mortgage Loan serviced by such Master Servicer with respect thereto after the end of the related Collection Period, (iv) any Excess Liquidation Proceeds, (v) any amounts payable or reimbursable to any Person from such

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Collection Account pursuant to clauses (ii) through (xxii) of Section 3.05(a)(I), and (vi) any amounts deposited in such Collection Account in error; provided that the Master Servicer Remittance Amount with respect to such Master Servicer for the Master Servicer Remittance Date that occurs in the same calendar month as the anticipated Final Distribution Date shall be calculated without regard to clauses (b)(i), (b)(ii), (b)(iii) and (b)(iv) of this definition.

“Master Servicer Remittance Date”: The Business Day immediately preceding each Distribution Date.

“Master Servicing Fee”: With respect to each Mortgage Loan, any Serviced Pari Passu Companion Loan and any successor REO Mortgage Loan with respect thereto, the fee designated as such and payable to the applicable Master Servicer pursuant to Section 3.11(a).

“Master Servicing Fee Rate”: With respect to each Mortgage Loan and any successor REO Mortgage Loan with respect thereto, a rate per annum equal to the rate per annum specified as the “Master Servicing Fee Rate” on the Mortgage Loan Schedule, which rate (i) includes, in each such case (other than in the case of a Pari Passu Mortgage Loan), the rate at which applicable primary and sub-servicing fees and Excess Servicing Fees accrue, or (ii) includes, in the case of a Pari Passu Mortgage Loan, the rate at which sub-servicing fees and Excess Servicing Fees accrue.

“Material Action”: As defined in Section 3.24(c).

“Material Breach”: With respect to any Mortgage Loan, any Breach that materially and adversely affects the value of such Mortgage Loan or the interests of the Certificateholders in the affected Mortgage Loan.

“Material Document Defect”: With respect to any Mortgage Loan, any Document Defect that materially and adversely affects the value of such Mortgage Loan or the interests of the Certificateholders, or any of them, in the affected Mortgage Loan, including, but not limited to, a material and adverse effect on any of the distributions distributable with respect to any of the Certificates or on the value of those Certificates. Notwithstanding the foregoing, the absence of a Specially Designated Mortgage Loan Document following the date and under the circumstances specified with respect to such Specially Designated Mortgage Loan Document in the third to last sentence of the first paragraph of Section 2.03(b), which absence results from the failure of the related Mortgage Loan Seller to deliver such Specially Designated Mortgage Loan Document in accordance with the terms of the related Mortgage Loan Purchase Agreement, shall also constitute a Material Document Defect to the extent set forth in the related Mortgage Loan Purchase Agreement.

“Material Litigation Control Matter”: As defined in Section 3.33(a).

“Modification Fees”: With respect to any Serviced Mortgage Loan or Serviced Loan Combination, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan Documents (as evidenced by a signed writing) agreed to by the applicable Master Servicer or the applicable Special Servicer (as applicable), other than any Assumption Fees, Assumption Application Fees, consent fees and any defeasance fee; provided that (A) in connection with each modification,

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restructure, extension, waiver or amendment that constitutes a workout of a Specially Serviced Mortgage Loan, the Modification Fees collected from the related Borrower will be subject to a cap of 1% of the outstanding principal balance of such Serviced Mortgage Loan or Serviced Loan Combination immediately after giving effect to such transaction; (B) the preceding clause (A) shall be construed only as a limitation on the amount of Modification Fees that may be collected in connection with each individual transaction involving a Specially Serviced Mortgage Loan and not as a limitation on the cumulative amount of Modification Fees that may be collected in connection with multiple transactions involving such Specially Serviced Mortgage Loan; and (C) for purposes of such preceding clauses (A) and (B), a Modification Fee shall be deemed to have been collected in connection with a workout of a Specially Serviced Mortgage Loan if such fee arises substantially in consideration of or otherwise in connection with such workout, whether the related Borrower must pay such fee upon the consummation of such workout and/or on one or more subsequent dates.

“Modified Mortgage Loan”: Any Specially Serviced Mortgage Loan which has been modified by the applicable Special Servicer pursuant to Section 3.20 in a manner that:

(a)     materially affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing Monthly Payments current with respect to the Mortgage Loan or related Serviced Pari Passu Companion Loan(s));

(b)     except as expressly contemplated by the related Mortgage Loan Documents, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as is), that is not less than the fair market value (as is) of the property to be released, as determined by an Appraisal delivered to the applicable Special Servicer (at the expense of the related Borrower and upon which the applicable Special Servicer may conclusively rely); or

(c)     in the reasonable judgment of the applicable Special Servicer, otherwise materially impairs the security for such Specially Serviced Mortgage Loan or materially reduces the likelihood of timely payment of amounts due thereon.

“Monthly Payment”: With respect to any Mortgage Loan or Serviced Pari Passu Companion Loan, as of any Due Date, the scheduled monthly debt service payment (or, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, the minimum monthly debt service payment required to be paid on a current basis) on such Mortgage Loan or Serviced Pari Passu Companion Loan that is actually payable by the related Borrower from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the applicable Master Servicer or the applicable Special Servicer pursuant to Section 3.20 (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, by the related Non-Trust Master Servicer or the related Non-Trust Special Servicer pursuant to the related Non-Trust Pooling and Servicing Agreement)), including any Balloon Payment payable in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan on such Due Date; provided that (A) the Monthly Payment due in respect of any Mortgage Loan or Serviced Pari Passu Companion Loan shall not include

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Default Interest; and (B) the Monthly Payment due in respect of any ARD Mortgage Loan after its Anticipated Repayment Date shall not include Post-ARD Additional Interest.

“Moody’s”: Moody’s Investors Service, Inc. or its successor-in-interest. If neither such rating agency nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor (and such designation shall be deemed to be reasonable if the Person so designated is an NRSRO that has been regularly engaged in rating new issue commercial mortgage-backed securities transactions during the 12 months preceding the designation), notice of which designation shall be given to the other parties hereto, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of Moody’s, be deemed to refer to such applicable rating category of Moody’s, without regard to any plus or minus or other comparable rating qualification.

“Mortgage”: With respect to any Mortgage Loan, separately and collectively, as the context may require, each mortgage, deed of trust, deed to secure debt or similar document that secures the related Mortgage Note and creates a lien on the related Mortgaged Property.

“Mortgage File”: With respect to any Mortgage Loan or Serviced Pari Passu Companion Loan, the following documents collectively with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan (which documents, in the case of each Mortgage Loan with a Serviced Pari Passu Companion Loan, except for the Mortgage Notes referred to in clause (i) below, relate to the entire Serviced Loan Combination):

(i)     (A) the original executed Mortgage Note, endorsed (either on the face thereof or pursuant to a separate allonge) “Pay to the order of Wilmington Trust, National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, without recourse, representation or warranty” or in blank, and further showing a complete, unbroken chain of endorsement from the originator; or alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note; and (B) in the case of any Serviced Pari Passu Companion Loan, a copy of the executed mortgage note for such Serviced Pari Passu Companion Loan;

(ii)     an original or a copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof prior to the assignment to the Trustee, in each case (unless the particular item has been delivered to but not returned from the applicable recording office) with evidence of recording indicated thereon; provided that if the original or a copy of the Mortgage cannot be delivered with evidence of recording thereon on or prior to the 90th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation, or because the public recording office retains the original or because such original Mortgage has been lost, there shall be delivered to the Custodian a true and correct copy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer’s Certificate of the applicable Mortgage Loan Seller or

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a statement from the title agent to the effect that such original Mortgage has been sent to the appropriate public recording official for recordation or (B) in the case of an original Mortgage that has been lost after recordation or retained by the appropriate public recording office, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

(iii)     the original or a copy of any related Assignment of Leases (if any such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Loan Combination to the most recent assignee of record thereof prior to the Trustee, in each case (unless the particular item has been delivered to but not returned from the applicable recording office) with evidence of recording thereon;

(iv)     except in the case of a Non-Trust-Serviced Pooled Mortgage Loan, an original executed assignment, in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of “Wilmington Trust, National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3”, or, in the case of any Mortgage Loan included in a Serviced Loan Combination, in favor of “Wilmington Trust, National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, and in its capacity as lead lender on behalf of any Serviced Pari Passu Companion Loan Holder(s) secured by the [insert name of Mortgaged Property]” (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(v)     an original or a copy of any related Security Agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Loan Combination to the most recent assignee of record thereof prior to the Trustee, if any;

(vi)     except in the case of a Non-Trust-Serviced Pooled Mortgage Loan, an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the originator, in favor of “Wilmington Trust, National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3”, or, in the case of any Mortgage Loan included in a Serviced Loan Combination, in favor of “Wilmington Trust, National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, and as lead lender on behalf of any Serviced Pari Passu Companion Loan Holder(s) secured by the [insert name of Mortgaged

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Property]”, which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iv) above;

(vii)     originals or copies of any assumption, modification, written assurance, consolidation, extension and substitution agreements, if any, with evidence of recording thereon if the applicable document or instrument being modified or assumed, was recorded (unless the particular item has not been returned from the applicable recording office), in those instances where the terms or provisions of the Mortgage, Mortgage Note or any related security document have been materially modified or the Mortgage Loan has been assumed;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (which may be in the form of an electronically issued policy) (or, if the policy has not yet been issued, an original or copy of a written commitment “marked-up” at the closing of such Mortgage Loan interim binder or the pro forma title insurance policy, in each case evidencing a binding commitment to issue such policy);

(ix)     (A) filed copies (with evidence of filing) of any prior effective UCC Financing Statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the related Mortgage Loan Seller had possession of such UCC Financing Statements prior to the Closing Date) and (B) except in the case of a Non-Trust-Serviced Pooled Mortgage Loan, an original assignment thereof, in form suitable for filing, in favor of “Wilmington Trust, National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3”; or, in the case of any Mortgage Loan included in a Serviced Loan Combination, in favor of “Wilmington Trust, National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, and as lead lender on behalf of any Serviced Pari Passu Companion Loan Holder(s) secured by the [insert name of Mortgaged Property]” (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing);

(x)     if a portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest, the original or a copy of the Ground Lease or Space Lease relating to such Mortgage Loan, together with a notice to the related lessor of the transfer of the Mortgage Loan to the Trust or the Trustee on its behalf;

(xi)     except in the case of a Non-Trust-Serviced Pooled Mortgage Loan, any original documents not otherwise described in the preceding clauses of this definition relating to, evidencing or constituting Additional Collateral (except that, in the case of such documents, if any, that are in the form of a Letter of Credit, the “Mortgage File” shall initially contain a copy of such Letter of Credit and the original of such Letter of Credit shall initially be delivered to the applicable Master Servicer and, thereafter, such original shall be maintained by the applicable Master Servicer) and, if applicable, the originals or copies of any intervening assignments thereof;

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(xii)     an original or a copy of the loan agreement, if any, related to such Mortgage Loan;

(xiii)     an original or a copy of the related guaranty of payment under such Mortgage Loan, if any;

(xiv)     an original or a copy of the lock-box agreement or cash management agreement relating to such Mortgage Loan, if any;

(xv)     an original or a copy of the environmental indemnity from the related Borrower or other party, if any;

(xvi)     an original or a copy of any intercreditor agreement or similar agreement relating to such Mortgage Loan (including, in the case of each Mortgage Loan that is included in a Loan Combination, the related Intercreditor Agreement);

(xvii)     other than with respect to a Mortgaged Property securing a Co-op Mortgage Loan, an original or a copy of any management agreement with respect to the related Mortgaged Property;

(xviii)     an original or a copy of any master operating lease with respect to the related Mortgaged Property;

(xix)     an original or a copy of any related Environmental Insurance Policy;

(xx)     if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement; (b) either (i) a signed copy of the estoppel certificate or comfort letter delivered by the franchisor, manager or similar person, as applicable, for the benefit of the holder of the Mortgage Loan in connection with the Mortgage Loan Seller’s origination or acquisition of the Mortgage Loan or Loan Combination, together with such instrument(s) of notice or transfer (if any) as are necessary to (A) transfer or assign to the Trust or the Trustee the benefits of such estoppel certificate or comfort letter or (B) request the issuance of a new estoppel certificate or comfort letter for the benefit of the Trust or the Trustee, or (ii) a copy of the estoppel certificate or comfort letter delivered by the franchisor, manager or similar person, as applicable, for the benefit of the holder of the Mortgage Loan in connection with such origination or acquisition of the Mortgage Loan or Loan Combination, together with a signed copy or a fax copy of a new estoppel certificate or comfort letter (in substantially the same form and substance as the estoppel certificate or comfort letter delivered in connection with such origination or acquisition) by the franchisor, manager or similar person, as applicable, for the benefit of the Trust or the Trustee (and, if a fax copy of a new estoppel certificate or comfort letter is delivered, then the original copy shall be included in the “Mortgage File” promptly following receipt thereof by the related Mortgage Loan Seller); and (c) a copy of an instrument in which the Mortgage Loan Seller notifies the franchisor, manager or similar person, as applicable, of the transfer of such Mortgage Loan (and the related estoppel certificate or comfort letter) to the Trust pursuant to the related Mortgage Loan Purchase Agreement and this Agreement and

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directs such Person to deliver any and all notice of default or other correspondence under the related estoppel certificate or comfort letter to the applicable Master Servicer, together with reasonable evidence of the delivery of such instrument to such franchisor, manager or similar person; and

(xxi)     a checklist (a “Mortgage File Checklist”) of the applicable documents described above and delivered in connection with the origination of such Mortgage Loan (which checklist may be in a reasonable form selected by the related Mortgage Loan Seller);

provided that (A) whenever the term “Mortgage File” is used to refer to documents actually received by the Custodian, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Custodian for documents described in clauses (vi), (vii) and (ix) through (xx) of this definition, shall be deemed to include such documents only to the extent the Custodian has actual knowledge of their existence (and the Custodian shall be deemed to have actual knowledge of the existence of any document listed on the related Mortgage File Checklist); (B) the “Mortgage File” for each Mortgage Loan that consists of a Mortgage Loan in a Serviced Loan Combination shall include the documents described above with respect to such Serviced Loan Combination, together with the original or a copy of the Intercreditor Agreement relating to such Mortgage Loan and a photocopy of the executed promissory note evidencing each related Serviced Pari Passu Companion Loan; and (C) with respect to each Non-Trust-Serviced Pooled Mortgage Loan, (1) any documents required by clauses (ii)-(xx) of this definition to be included in the Mortgage File need only be copies unless, as of the Closing Date, WFB acts as the related Non-Trust Custodian, in which case (subject to Section 8.11) no copies need be delivered to the Custodian, (2) any reference in such clauses to the Master Servicer, the Trustee or the Trust (including, without limitation, as the assignee or transferee of any assignment, UCC financing statement or other transfer document or the beneficiary of any document or instrument) shall mean the related Non-Trust Master Servicer, the related Non-Trust Trustee or the trust established under the related Non-Trust Pooling and Servicing Agreement, and (3) no document or instrument referred to in such clauses need reflect any evidence of filing or recordation in the name of such related Non-Trust Trustee or such trust established under the related Non-Trust Pooling and Servicing Agreement.

“Mortgage File Checklist”: As defined in clause (xxi) of the definition of “Mortgage File”.

“Mortgage Loan”: Each of the Original Mortgage Loans and Replacement Mortgage Loans that are from time to time held in the Trust Fund. As used herein, the term “Mortgage Loan” includes the interest of the Trust Fund in the related Mortgage Loan Documents and each Non-Trust-Serviced Pooled Mortgage Loan, but does not include any Companion Loan.

“Mortgage Loan Documents”: With respect to any Mortgage Loan or Serviced Pari Passu Companion Loan, the documents included or required to be included, as the context may require, in the related Mortgage File and Servicing File.

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“Mortgage Loan Purchase Agreement”: Any of (i) the Mortgage Loan Purchase Agreement dated as of the Pricing Date, between Natixis, as seller, and the Depositor, as purchaser; (ii) the Mortgage Loan Purchase Agreement dated as of the Pricing Date, between WFB, as seller, and the Depositor, as purchaser; (iii) the Mortgage Loan Purchase Agreement dated as of the Pricing Date, between Silverpeak, as seller, and the Depositor, as purchaser; and (iv) the Mortgage Loan Purchase Agreement dated as of the Pricing Date, between NCB, as seller, and the Depositor, as purchaser.

“Mortgage Loan Schedule”: The schedule of Mortgage Loans attached hereto as Schedule I, as any such schedule may be amended from time to time in accordance with this Agreement. Such schedule shall set forth the following information with respect to each Mortgage Loan:

(i)          the identification number assigned to the Mortgage Loan in the Prospectus Supplement;

(ii)         the name of the Mortgage Loan/Mortgaged Property;

(iii)        the street address (including city, state and zip code) of the related Mortgaged Property;

(iv)        (A) the original principal balance and (B) the Cut-off Date Principal Balance;

(v)        the “Monthly P&I Payment”, as described in Annex A-1 to the Prospectus Supplement;

(vi)       the Mortgage Rate as of the Closing Date and the Interest Accrual Basis;

(vii)      (a) the Stated Maturity Date or, in the case of an ARD Mortgage Loan, the Anticipated Repayment Date, and (b) the original and remaining term to the Stated Maturity Date or Anticipated Repayment Date, as applicable;

(viii)     in the case of a Mortgage Loan that is a Balloon Mortgage Loan, the original and remaining amortization term;

(ix)        whether such Mortgage Loan is a Cross-Collateralized Mortgage Loan and, if so, an identification of the Mortgage Loans with which such Mortgage Loan is cross-collateralized;

(x)         whether such Mortgage Loan provides for defeasance and if so, the period during which defeasance may occur and the periods when any Principal Prepayments must be accompanied by any Prepayment Premium or Yield Maintenance Charge;

(xi)        whether such Mortgage Loan is secured by a fee simple interest in the related Mortgaged Property; by the Borrower’s leasehold interest, and a fee simple interest, in the related Mortgaged Property; or solely by a leasehold interest in the related Mortgaged Property;

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(xii)       the name of the related Mortgage Loan Seller;

(xiii)      the Administrative Fee Rate;

(xiv)      the Due Date;

(xv)       the number of grace days before such Mortgage Loan requires a late payment charge in connection with a delinquent Monthly Payment;

(xvi)      whether there exists (and, if so, the amount of) any Letter of Credit that constitutes Additional Collateral;

(xvii)     the related Borrower; and

(xviii)    the Master Servicing Fee Rate.

“Mortgage Loan Sellers”: Collectively, Natixis, WFB, Silverpeak and NCB.

“Mortgage Note”: The original executed promissory note(s) evidencing the indebtedness of a Borrower under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

“Mortgage Pool”: All of the Mortgage Loans and any successor REO Mortgage Loans, collectively, as of any particular date of determination.

“Mortgage Rate”: With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan (and any successor REO Mortgage Loan with respect thereto), the related annualized rate at which interest (including, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, Post-ARD Additional Interest) is scheduled (in the absence of a default) to accrue on such Mortgage Loan or Serviced Pari Passu Companion Loan from time to time in accordance with the related Mortgage Note and applicable law, as such rate may be modified in accordance with Section 3.20 (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, by the related Non-Trust Master Servicer or the related Non-Trust Special Servicer in accordance with the related Non-Trust Pooling and Servicing Agreement) or in connection with a bankruptcy, insolvency or similar proceeding involving the related Borrower. In the case of each ARD Mortgage Loan, the related Mortgage Rate shall increase in accordance with the related Mortgage Note if such ARD Mortgage Loan is not paid in full on or before its Anticipated Repayment Date.

“Mortgaged Property”: Individually and collectively, as the context may require, each real property (together with all improvements and fixtures thereon) subject to the lien of a Mortgage and constituting collateral for a Mortgage Loan or Loan Combination, as applicable. With respect to any Cross-Collateralized Mortgage Loan, if and when the context may require, “Mortgaged Property” shall mean, collectively, all the mortgaged real properties (together with all improvements and fixtures thereon) securing the relevant Cross-Collateralized Group.

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“Mortgagee”: The holder of legal title to any Mortgage Loan or Serviced Pari Passu Companion Loan, together with any third parties through which such holder takes actions with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan.

“Natixis”: Natixis Real Estate Capital LLC, a Delaware limited liability company.

“Natixis Securities”: Natixis Securities Americas LLC.

“NCB”: National Cooperative Bank, N.A., a national banking association, or its successor-in-interest.

“NCB Co-op Mortgage Loan”: An NCB Mortgage Loan that is a Co-op Mortgage Loan.

“NCB Master Servicer”: NCB, or its successor-in-interest, or any successor master servicer appointed as provided herein.

“NCB Mortgage Loans”: Those Mortgage Loans sold to the Depositor pursuant to the related Mortgage Loan Purchase Agreement by NCB and indicated as an NCB Mortgage Loan on the Mortgage Loan Schedule.

“NCB Special Servicer”: NCB, or its successor-in-interest, or any successor special servicer appointed as provided herein.

“NCB Subordinate Debt Conditions”: With respect to an NCB Co-op Mortgage Loan and any encumbrance of the related Mortgaged Property with a subordinate mortgage, the following conditions: (i) each of the subordinate mortgage loans, or the sole subordinate mortgage loan, to be secured by such subordinate mortgage is made by NCB or any Affiliate thereof, (ii) such subordinate mortgage is expressly made in compliance with the underwriting standards which NCB customarily employs in connection with making subordinate mortgages for its own mortgage loan portfolio, (iii) the aggregate outstanding principal balance of the NCB Co-op Mortgage Loan, any other existing loans secured by a mortgage then encumbering the related Mortgaged Property and the proposed new subordinate mortgage loan shall not exceed 40% of the Appraised Value of the related Mortgaged Property, (iv) NCB or any Affiliate thereof that originates the subordinate mortgage loan, executes and delivers to the Trustee for inclusion in the Mortgage File an intercreditor agreement and subordination agreement with respect to such subordinate mortgage in substantially the form of Exhibit Y hereto or in such other form as shall be acceptable to the NCB Special Servicer and, during any Subordinate Control Period or Collective Consultation Period, the Subordinate Class Representative (provided that the Trustee shall have no responsibility for determining the sufficiency or validity thereof), (v) if the subordinate mortgage loan will not be a fully amortizing loan, the stated maturity date of the subordinate mortgage loan shall be no earlier than the maturity date of the related NCB Co-op Mortgage Loan, (vi) the subordinate mortgage loan is made principally for the purpose of funding capital expenditures, major repairs or reserves at or with respect to the Mortgaged Property in question, (vii) NCB or any Affiliate thereof that originates the subordinate mortgage loan receives borrower legal opinions as to authority and enforceability customarily required of borrowers in connection with the origination of similar mortgage loans, (viii) the aggregate amount of subordinate debt encumbering the Mortgaged Property in question (including the proposed new subordinate mortgage debt and any other existing loans secured by a mortgage

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then encumbering the related Mortgaged Property, but excluding the Mortgage Loan in question) does not exceed $7,500,000, and (ix) during a Subordinate Control Period or a Collective Consultation Period, the applicable Master Servicer shall deliver electronically, as provided in Section 12.06, to the Majority Subordinate Certificateholder or the Subordinate Class Representative on its behalf, not less than ten (10) Business Days prior to the closing of such subordinate mortgage loan, (a) a copy of the commitment letter for the proposed subordinate mortgage loan, (b) a copy of a recent appraisal used by such Master Servicer to make the calculation described in clause (iii) above, (c) a copy of an updated title report with respect to the related Mortgaged Property showing each subordinate mortgage lien encumbering such Mortgaged Property (other than the lien to secure the related subordinate mortgage loan) and (d) a statement of such Master Servicer setting forth (1) to such Master Servicer’s knowledge, the purpose of the related subordinate mortgage loan (if not set forth in the commitment letter for such subordinate mortgage loan) and (2) that the other foregoing conditions set forth in clauses (i) through (viii) have been satisfied, and the Majority Subordinate Certificateholder or the Subordinate Class Representative on its behalf has not notified the applicable Master Servicer in writing, within five (5) Business Days after receipt of such information, that it has determined (such determination to be made reasonably and in good faith) that such proposed subordinate mortgage loan fails to satisfy such conditions.

“Net Aggregate Prepayment Interest Shortfall”: With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Shortfalls incurred in connection with the receipt of Principal Prepayments (and prepayment resulting from the receipt of Insurance Proceeds or Condemnation Proceeds) on the Mortgage Loans during the related Collection Period, exceeds (b) the aggregate amount of the Compensating Interest Payments remitted by the Master Servicers pursuant to Section 3.19(c) on the Master Servicer Remittance Date related to such Distribution Date.

“Net Default Charges”: With respect to any Mortgage Loan, Serviced Loan Combination or successor REO Mortgage Loan, the Default Charges referred to in clause third of Section 3.25(a) or clause fourth of Section 3.25(c), which are payable to the applicable Master Servicer as Additional Master Servicing Compensation or the applicable Special Servicer as Additional Special Servicing Compensation.

“Net Investment Earnings”: With respect to any Investment Account for any Collection Period, the amount, if any, by which the aggregate of all interest and other income realized during such Collection Period on funds held in such Investment Account (exclusive, in the case of a Servicing Account or a Reserve Account, of any portion of such interest or other income payable to a Borrower in accordance with the related Mortgage Loan Documents and applicable law), exceeds the aggregate of all losses and costs, if any, incurred during such Collection Period in connection with the investment of such funds in accordance with Section 3.06 (exclusive, in the case of a Servicing Account or a Reserve Account, of any portion of such losses that were incurred in connection with investments made for the benefit of a Borrower).

“Net Investment Loss”: With respect to any Investment Account for any Collection Period, the amount by which the aggregate of all losses, if any, incurred during such Collection Period in connection with the investment of funds held in such Investment Account for the benefit of the applicable Master Servicer, the applicable Special Servicer or the Certificate

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Administrator, as applicable, in accordance with Section 3.06 (exclusive, in the case of a Servicing Account or a Reserve Account, of any portion of such losses that were incurred in connection with investments made for the benefit of a Borrower, and other than losses of what would otherwise have constituted interest or other income earned on such funds), exceeds the aggregate of all interest and other income realized during such Collection Period in connection with the investment of such funds for the benefit of the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06; provided that, in the case of any Investment Account and any particular investment of funds in such Investment Account, Net Investment Loss shall not include any loss with respect to such investment which is incurred solely as a result of the insolvency of the federal or state chartered depositary institution or trust company at which such Investment Account is maintained, so long as such depositary institution or trust company (a) satisfied the qualifications set forth in the definition of “Eligible Account” both at the time such investment was made and as of a date not more than thirty (30) days prior to the date of such loss and (b) is not the same Person as the Person that made the relevant investment.

“Net Liquidation Proceeds”: The excess, if any, of all Liquidation Proceeds Received by the Trust with respect to any particular Specially Serviced Mortgage Loan or Administered REO Property, over the amount of all Liquidation Expenses (other than, with respect to any Serviced Loan Combination, the pro rata share of such Liquidation Expenses reimbursable to the parties hereto by the related Serviced Pari Passu Companion Loan Holder(s) pursuant to the related Intercreditor Agreement) incurred with respect thereto and all related Servicing Advances (other than, with respect to any Serviced Loan Combination, the pro rata share of such Servicing Advances reimbursable to the parties hereto by the related Serviced Pari Passu Companion Loan Holder(s) pursuant to the related Intercreditor Agreement) reimbursable therefrom.

“Net Mortgage Rate”: With respect to (i) any Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), the rate per annum equal to (a) the related Mortgage Rate minus (b) the related Administrative Fee Rate minus (c) in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, the related Post-ARD Additional Interest Rate and (ii) any Serviced Pari Passu Companion Loan (or any successor REO Mortgage Loan with respect thereto), the rate per annum equal to (a) the related Mortgage Rate minus (b) the related Serviced Pari Passu Companion Loan Administrative Fee Rate minus (c) in the case of a Serviced Pari Passu Companion Loan related to an ARD Mortgage Loan after its Anticipated Repayment Date, the related Post-ARD Additional Interest Rate.

“New Lease”: Any lease of an Administered REO Property entered into at the direction of the applicable Special Servicer, including any lease renewed, modified or extended on behalf of the Trust if the applicable Special Servicer has the power to renegotiate the terms of such lease.

“Non-Registered Certificate”: Any Certificate that has not been subject to registration under the Securities Act. As of the Closing Date, the Class X-D, Class X-E, Class X-FG, Class X-H, Class D, Class E, Class F, Class G, Class H and Class R Certificates are Non-Registered Certificates.

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“Non-Serviced Companion Loan”: A Non-Serviced Pari Passu Companion Loan or an 11 Madison Avenue Subordinate Companion Loan.

“Non-Serviced Companion Loan Holder”: The holder of the promissory note evidencing any Non-Serviced Companion Loan.

“Non-Serviced Loan Combination”: Any mortgage loan not serviced under this Agreement that is divided into one or more notes, which includes a mortgage note that is included in the Trust and one or more mortgage notes not included in the Trust (which mortgage note(s) may be pari passu and/or subordinate in right of payment to the mortgage note included in the Trust). References herein to a Non-Serviced Loan Combination shall be construed to refer to the aggregate indebtedness under the related notes. Each of the Hilton Nashville Loan Combination, the 11 Madison Avenue Loan Combination and the Cooper’s Crossing Loan Combination shall be a Non-Serviced Loan Combination.

“Non-Serviced Pari Passu Companion Loan”: With respect to each Non-Serviced Loan Combination, if any, a mortgage loan constituting part of such Non-Serviced Loan Combination that is not included in the Trust and is generally payable on a pari passu basis with the related Non-Trust-Serviced Pooled Mortgage Loan. Each of the Hilton Nashville Pari Passu Companion Loan, the 11 Madison Avenue Pari Passu Companion Loans and the Cooper’s Crossing Pari Passu Companion Loan shall be a Non-Serviced Pari Passu Companion Loan.

“Non-Trust Certificate Administrator”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if any, the certificate administrator under the related Non-Trust Pooling and Servicing Agreement. Each of the certificate administrator (if any) under the Non-Trust Pooling and Servicing Agreement relating to the Hilton Nashville Mortgage Loan, the certificate administrator (if any) under the Non-Trust Pooling and Servicing Agreement relating to the 11 Madison Avenue Mortgage Loan and the certificate administrator (if any) under the Non-Trust Pooling and Servicing Agreement relating to the Cooper’s Crossing Mortgage Loan shall be a Non-Trust Certificate Administrator.

“Non-Trust Custodian”: With respect to each Non-Trust-Serviced-Pooled Mortgage Loan, if any, the custodian under the related Non-Trust Pooling and Servicing Agreement. Each of the custodian (if any) under the Non-Trust Pooling and Servicing Agreement relating to the Hilton Nashville Mortgage Loan, the custodian (if any) under the Non-Trust Pooling and Servicing Agreement relating to the 11 Madison Avenue Mortgage Loan and the custodian (if any) under the Non-Trust Pooling and Servicing Agreement relating to the Cooper’s Crossing Mortgage Loan shall be a Non-Trust Custodian.

“Non-Trust Depositor”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if any, the depositor under the related Non-Trust Pooling and Servicing Agreement. Each of the depositor under the Non-Trust Pooling and Servicing Agreement relating to the Hilton Nashville Mortgage Loan, the depositor under the Non-Trust Pooling and Servicing Agreement relating to the 11 Madison Avenue Mortgage Loan and the depositor under the Non-Trust Pooling and Servicing Agreement relating to the Cooper’s Crossing Mortgage Loan shall be a Non-Trust Depositor.

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“Non-Trust Master Servicer”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if any, the master servicer under the related Non-Trust Pooling and Servicing Agreement. Each of the master servicer under the Non-Trust Pooling and Servicing Agreement relating to the Hilton Nashville Mortgage Loan, the master servicer under the Non-Trust Pooling and Servicing Agreement relating to the 11 Madison Avenue Mortgage Loan and the master servicer under the Non-Trust Pooling and Servicing Agreement relating to the Cooper’s Crossing Mortgage Loan shall be a Non-Trust Master Servicer.

“Non-Trust Paying Agent”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if any, the paying agent under the related Non-Trust Pooling and Servicing Agreement. Each of the paying agent (if any) under the Non-Trust Pooling and Servicing Agreement relating to the Hilton Nashville Mortgage Loan, the paying agent (if any) under the Non-Trust Pooling and Servicing Agreement relating to the 11 Madison Avenue Mortgage Loan and the paying agent (if any) under the Non-Trust Pooling and Servicing Agreement relating to the Cooper’s Crossing Mortgage Loan shall be a Non-Trust Paying Agent.

“Non-Trust Pooling and Servicing Agreement”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if any, the separate agreement pursuant to which such Non-Trust-Serviced Pooled Mortgage Loan and the related Non-Serviced Companion Loans are (or, if applicable, any related REO Property is) to be principally serviced and administered. The WFCM 2015-NXS2 Pooling and Servicing Agreement pursuant to which the Cooper’s Crossing Loan Combination is serviced, the MAD 2015-11MD Trust and Servicing Agreement pursuant to which the 11 Madison Avenue Loan Combination is serviced and the CGCMT 2015-P1 Pooling and Servicing Agreement pursuant to which the Hilton Nashville Loan Combination is serviced shall each be a Non-Trust Pooling and Servicing Agreement.

“Non-Trust Primary Servicing Fee”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if any, the primary servicing fee that is payable to the Non-Trust Master Servicer under the Non-Trust Pooling and Servicing Agreement relating to such Non-Trust-Serviced Pooled Mortgage Loan, which such fee shall accrue at the applicable Pari Passu Primary Servicing Fee Rate.

“Non-Trust-Serviced Pooled Mortgage Loan”: Any Mortgage Loan that is primarily serviced and administered under the pooling and servicing agreement for another commercial mortgage securitization trust. Each of the Hilton Nashville Mortgage Loan, the 11 Madison Avenue Mortgage Loan and the Cooper’s Crossing Mortgage Loan shall be a Non-Trust-Serviced Pooled Mortgage Loan.

“Non-Trust Special Servicer”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if any, the special servicer under the related Non-Trust Pooling and Servicing Agreement. Each of the special servicer under the Non-Trust Pooling and Servicing Agreement relating to Hilton Nashville Mortgage Loan, the special servicer under the Non-Trust Pooling and Servicing Agreement relating to 11 Madison Avenue Mortgage Loan and the special servicer under the Non-Trust Pooling and Servicing Agreement relating to the Cooper’s Crossing Mortgage Loan shall be a Non-Trust Special Servicer.

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“Non-Trust Subordinate Class Representative”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, any “Subordinate Class Representative” or “Controlling Class Representative” (or other similar term) as defined under the related Non-Trust Pooling and Servicing Agreement. Each of the “Subordinate Class Representative” or “Controlling Class Representative” (or other similar term) under the Non-Trust Pooling and Servicing Agreement relating to the Hilton Nashville Mortgage Loan and the “Subordinate Class Representative” (or other similar term) under the Non-Trust Pooling and Servicing Agreement relating to the Cooper’s Crossing Mortgage Loan shall be a Non-Trust Subordinate Class Representative. The Non-Trust Pooling and Servicing Agreement relating to the 11 Madison Avenue Mortgage Loan does not contemplate a subordinate class representative or other similar entity.

“Non-Trust Tax Administrator”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if any, the tax administrator under the related Non-Trust Pooling and Servicing Agreement. Each of the tax administrator (if any) under the Non-Trust Pooling and Servicing Agreement relating to the Hilton Nashville Mortgage Loan, the tax administrator (if any) under the Non-Trust Pooling and Servicing Agreement relating to the 11 Madison Avenue Mortgage Loan and the tax administrator (if any) under the Non-Trust Pooling and Servicing Agreement relating to the Cooper’s Crossing Mortgage Loan shall be a Non-Trust Tax Administrator.

“Non-Trust Trust Advisor”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if any, the trust advisor under the related Non-Trust Pooling and Servicing Agreement. Each of the trust advisor or operating advisor, as applicable, under the Non-Trust Pooling and Servicing Agreement relating to the Hilton Nashville Mortgage Loan and the trust advisor or operating advisor, as applicable, under the Non-Trust Pooling and Servicing Agreement relating to the Cooper’s Crossing Mortgage Loan shall be a Non-Trust Trust Advisor. The Non-Trust Pooling and Servicing Agreement relating to the 11 Madison Avenue Mortgage Loan does not contemplate a trust advisor or operating advisor or other similar entity.

“Non-Trust Trustee”: With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if any, the trustee under the related Non-Trust Pooling and Servicing Agreement. Each of the trustee under the Non-Trust Pooling and Servicing Agreement relating to the Hilton Nashville Mortgage Loan, the trustee under the Non-Trust Pooling and Servicing Agreement relating to the 11 Madison Avenue Mortgage Loan and the trustee under the Non-Trust Pooling and Servicing Agreement relating to the Cooper’s Crossing Mortgage Loan shall be a Non-Trust Trustee.

“Non-United States Tax Person”: Any Person other than a United States Tax Person.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance (including any Unliquidated Advance that constitutes a Nonrecoverable P&I Advance) or Nonrecoverable Servicing Advance (including any Unliquidated Advance that constitutes a Nonrecoverable Servicing Advance). Workout-Delayed Reimbursement Amounts shall constitute Nonrecoverable Advances only when the Person making such determination in accordance with the procedures specified herein, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from Late Collections, Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on

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deficiency judgments or recoveries from guarantors), or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties. The determination as to the recoverability of any servicing advance previously made or proposed to be made with respect to any Non-Trust-Serviced Pooled Mortgage Loan shall be made by the related Non-Trust Master Servicer or Non-Trust Special Servicer, as the case may be, pursuant to the related Non-Trust Pooling and Servicing Agreement, and any such determination so made shall be conclusive and binding upon the Trust and the Certificateholders.

“Nonrecoverable P&I Advance”: As evidenced by the Officer’s Certificate and supporting documentation contemplated by Section 4.03(c), any P&I Advance, or any Unliquidated Advance in respect of a prior P&I Advance, previously made and any P&I Advance contemplated to be made in respect of any Mortgage Loan or related successor REO Mortgage Loan that, as determined by the applicable Master Servicer or, if applicable, by the Trustee, or by the applicable Special Servicer pursuant to the second paragraph of Section 4.03(c), subject to the Servicing Standard, or, with respect to the Trustee, in its reasonable, good faith judgment, will not be ultimately recoverable, or in fact was not ultimately recovered, from Late Collections, Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors). In the case of a Cross-Collateralized Mortgage Loan, such recoverability determination shall take into account the cross-collateralization of the related Cross-Collateralized Group.

“Nonrecoverable Servicing Advance”: As evidenced by the Officer’s Certificate and supporting documentation contemplated by Section 3.11(h), any Servicing Advance, or any Unliquidated Advance in respect of a prior Servicing Advance, previously made, and any Servicing Advance proposed to be made, in respect of any Serviced Mortgage Loan, Serviced Loan Combination or Administered REO Property that, as determined by the applicable Master Servicer or, if applicable or the Trustee, or by the applicable Special Servicer pursuant to Section 3.11, subject to the Servicing Standard, or, with respect to the Trustee, in its reasonable, good faith judgment, will not be ultimately recoverable, or in fact was not ultimately recovered, from Late Collections, Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Serviced Mortgage Loan, Serviced Loan Combination or such Administered REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors). In the case of a Cross-Collateralized Mortgage Loan, such recoverability determination shall take into account the cross-collateralization of the related Cross-Collateralized Group.

“NRSRO”: A nationally recognized statistical rating organization (as such term is defined in Section 3(a)(62) of the Exchange Act); provided that, when referred to in connection with the Certificate Administrator’s Website or the Rule 17g-5 Information Provider’s Website, “NRSRO” shall mean a nationally recognized statistical rating organization that has delivered an NRSRO Certification.

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“NRSRO Certification”: A certification executed (or submitted electronically by means of a click-through confirmation on the Rule 17g-5 Information Provider’s Website) by an NRSRO in favor of the Rule 17g-5 Information Provider substantially in the form attached as Exhibit P hereto (which may also be submitted electronically via the Rule 17g-5 Information Provider’s Website) that states that such NRSRO is a Rating Agency, or that (i) such NRSRO has provided the Depositor with the appropriate certifications under Rule 17g-5(e), (ii) such NRSRO has access to the Depositor’s 17g-5 website and (iii) such NRSRO shall keep the information obtained from the Depositor’s 17g-5 website confidential. Each NRSRO shall be deemed to recertify to the foregoing each time it accesses the Certificate Administrator’s Website. An NRSRO Certification will be deemed to have been executed by an NRSRO if the Depositor so directs the Rule 17g-5 Information Provider.

“Officer’s Certificate”: A certificate signed by a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as the case may be, or, with respect to any other Person, a certificate signed by any of the Chairman of the Board, the Vice Chairman of the Board, the President, any Vice President, Director or Managing Director, an Assistant Vice President or any other authorized officer (however denominated) or another officer customarily performing functions similar to those performed by any of the above designated officers or, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Offsetting Modification Fees”: For purposes of any Workout Fee or Liquidation Fee payable to the applicable Special Servicer in connection with any Serviced Mortgage Loan, Serviced Loan Combination or REO Mortgage Loan (other than any Non-Trust-Serviced Pooled Mortgage Loan), any and all Modification Fees collected by the applicable Special Servicer as Additional Special Servicing Compensation to the extent that:

(i)          such Modification Fees were earned and collected by the applicable Special Servicer either (A) in connection with the workout or liquidation (including partial liquidation) of the Specially Serviced Mortgage Loan or REO Mortgage Loan (other than any Non-Trust-Serviced Pooled Mortgage Loan) as to which such Workout Fee or Liquidation Fee became payable or (B) in connection with the immediately prior workout of such Mortgage Loan or Serviced Loan Combination while it was previously a Specially Serviced Mortgage Loan, provided that (in the case of this clause (B)) the Servicing Transfer Event that resulted in it again becoming a Specially Serviced Mortgage Loan occurred within twelve (12) months following the consummation of such prior workout and provided, further, that there shall be deducted from the Offsetting Modification Fees otherwise described in this clause (i) an amount equal to that portion of such Modification Fees that were previously applied to actually reduce the payment of a Workout Fee or Liquidation Fee; and

(ii)         such Modification Fees were earned in connection with a modification, extension, waiver or amendment of such Mortgage Loan or Serviced Loan Combination at a time when such Mortgage Loan or Serviced Loan Combination was a Specially Serviced Mortgage Loan.

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“Offshore Transaction”: Any “offshore transaction” as defined in Rule 902(h) of Regulation S.

“One Court Square Controlling Note Holder”: The “Directing Holder” as defined in the Intercreditor Agreement for the One Court Square Loan Combination.

“One Court Square Loan Combination”: As defined in the Preliminary Statement.

“One Court Square Mortgage Loan”: As defined in the Preliminary Statement.

“One Court Square Pari Passu Companion Loans”: As defined in the Preliminary Statement.

“One Court Square Special Servicer”: Midland Loan Services, a Division of PNC Bank, National Association, or its successor-in-interest, or any successor special servicer appointed as provided herein.

“Opinion of Counsel”: A written opinion of counsel (who must, in the case of any such opinion relating to the taxation of the Trust Fund or any portion thereof, the status of any REMIC Pool as a REMIC or the Grantor Trust Pool as a Grantor Trust for taxation purposes or a resignation under Section 6.04, be Independent counsel, but who otherwise may be salaried counsel for the Depositor, the Certificate Administrator, the Trustee, the Trust Advisor, the Tax Administrator, a Master Servicer or a Special Servicer), which written opinion is acceptable and delivered to the addressee(s) thereof and which opinion of counsel, except as provided herein, shall not be at the expense of the Certificate Administrator, the Trustee or the Trust Fund.

“Original Mortgage Loans”: The mortgage loans initially identified on Schedule I, including each Non-Trust-Serviced Pooled Mortgage Loan. No Pari Passu Companion Loan is an “Original Mortgage Loan”.

“Other Crossed Loans”: As defined in Section 2.03(b).

“Other Depositor”: The applicable other “depositor” under an Other Pooling and Servicing Agreement relating to a Serviced Pari Passu Companion Loan.

“Other Master Servicer”: The applicable other “master servicer” under an Other Pooling and Servicing Agreement relating to a Serviced Pari Passu Companion Loan.

“Other Pooling and Servicing Agreement”: The pooling and servicing agreement relating to an Other Securitization.

“Other Securitization”: Any commercial mortgage securitization trust that holds a Serviced Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto.

“Other Special Servicer”: The applicable other “special servicer” under an Other Pooling and Servicing Agreement relating to a Serviced Pari Passu Companion Loan.

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“Other Trustee”: The applicable other “trustee” under an Other Pooling and Servicing Agreement relating to a Serviced Pari Passu Companion Loan.

“OTS”: The Office of Thrift Supervision or any successor thereto.

“Ownership Interest”: In the case of any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: With respect to any Mortgage Loan or REO Mortgage Loan (including a Non-Trust-Serviced Pooled Mortgage Loan or any successor REO Mortgage Loan thereto), any advance made by the applicable Master Servicer or the Trustee pursuant to Section 4.03.

“P&I Advance Date”: The Business Day preceding each Distribution Date.

“Pari Passu Companion Loan”: A Serviced Pari Passu Companion Loan and/or a Non-Serviced Pari Passu Companion Loan, as the context may require.

“Pari Passu Companion Loan Rating Agency”: Any NRSRO rating a Serviced Pari Passu Companion Loan Security.

“Pari Passu Mortgage Loan”: A Mortgage Loan included in a Loan Combination that is pari passu in right of payment to one or more related Pari Passu Companion Loan(s) (without regard to any related subordinate Companion Loans). The Pari Passu Mortgage Loans are the One Court Square Mortgage Loan, the Yosemite Resorts Mortgage Loan, the Hilton Nashville Mortgage Loan, the 11 Madison Avenue Mortgage Loan and the Cooper’s Crossing Mortgage Loan.

“Pari Passu Primary Servicing Fee Rate”: With respect to (A) the One Court Square Mortgage Loan and the One Court Square Pari Passu Companion Loans, a rate equal to 0.0025% (0.25 basis points) per annum, (B) the Yosemite Resorts Mortgage Loan and the Yosemite Resorts Pari Passu Companion Loan, a rate equal to 0.0025% (0.25 basis points) per annum, (C) the Hilton Nashville Mortgage Loan, a rate equal to 0.0125% (1.25 basis points) per annum, (D) the 11 Madison Avenue Mortgage Loan, a rate equal to 0.00125% (0.125 basis points) per annum, and (E) the Cooper’s Crossing Mortgage Loan, a rate equal to 0.01% (1 basis point) per annum.

“Pass-Through Rate”: The per annum rate at which interest accrues in respect of any of the Classes of Regular Certificates, the Class A-S, Class B and Class C Certificates, the Class PEX Components and the Class A-S, Class B and Class C Regular Interests during any Interest Accrual Period, which rate shall be:

(a)         with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates, the fixed rate per annum set forth opposite such Class in the following table:

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Class	Pass-Through Rate
Class A-1	1.5040% per annum
Class A-2	2.8480% per annum
Class A-3	3.3540% per annum
Class A-4	3.6170% per annum
Class A-SB	3.3710% per annum
Class D	3.1530% per annum
Class E	3.1530% per annum
Class F	3.1530% per annum
Class G	3.1530% per annum
Class H	3.1530% per annum

(b)         with respect to each of the Class A-S Certificates, the Class A-S-PEX Component and the Class A-S Regular Interest, an annual rate equal to the lesser of (i) 3.9720% per annum and (ii) the REMIC II Remittance Rate in respect of REMIC II Regular Interest A-S for the subject Interest Accrual Period (the Class A-S Regular Interest will be uncertificated and will be transferred to the Trust Fund on the Closing Date, and the Trust will issue the Class A-S Certificates and the Class A-S-PEX Component in exchange therefor);

(c)         with respect to each of the Class B Certificates, the Class B-PEX Component and the Class B Regular Interest, an annual rate equal to the REMIC II Remittance Rate in respect of REMIC II Regular Interest B for the subject Interest Accrual Period (the Class B Regular Interest will be uncertificated and will be transferred to the Trust Fund on the Closing Date, and the Trust will issue the Class B Certificates and the Class B-PEX Component in exchange therefor);

(d)         with respect to each of the Class C Certificates, the Class C-PEX Component and the Class C Regular Interest, an annual rate equal to the REMIC II Remittance Rate in respect of REMIC II Regular Interest C for the subject Interest Accrual Period (the Class C Regular Interest will be uncertificated and will be transferred to the Trust Fund on the Closing Date, and the Trust will issue the Class C Certificates and the Class C-PEX Component in exchange therefor);

(e)          with respect to the Class X-A Certificates, the weighted average of the Class X-A Strip Rates for such Interest Accrual Period;

(f)          with respect to the Class X-D Certificates, the Class X-D Strip Rate for such Interest Accrual Period;

(g)          with respect to the Class X-E Certificates, the Class X-E Strip Rate for such Interest Accrual Period;

(h)          with respect to the Class X-FG Certificates, the weighted average of the Class X-FG Strip Rates for such Interest Accrual Period; and

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(i)          with respect to the Class X-H Certificates, the Class X-H Strip Rate for such Interest Accrual Period.

“Past Grace Period Loan”: With respect to any Monthly Payment or Assumed Monthly Payment due and payable, or deemed due and payable, in respect of any particular Mortgage Loan, the status attributable to that Mortgage Loan by reason of, if applicable, the fact that such Monthly Payment or Assumed Monthly Payment remains unpaid past its Due Date and past any applicable grace period for such Monthly Payment or Assumed Monthly Payment.

“PCAOB”: The Public Company Accounting Oversight Board.

“Percentage Interest”: With respect to (a) any Interest Only Certificate or Principal Balance Certificate, the portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or Certificate Notional Amount, as the case may be, of such Certificate as of the Closing Date, as specified on the face thereof, and the denominator of which is the initial Class Principal Balance or initial Class Notional Amount, as the case may be, of the relevant Class as of the Closing Date; and (b) any Class R Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as specified on the face of such Certificate.

“Performance Certification”: As defined in Section 11.09.

“Performing Mortgage Loan”: Any Mortgage Loan or Serviced Pari Passu Companion Loan that is not a Specially Serviced Mortgage Loan.

“Performing Party”: As defined in Section 11.15.

“Performing Serviced Mortgage Loan”: Any Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan.

“Performing Serviced Pari Passu Companion Loan”: Any Serviced Pari Passu Companion Loan that is not a Specially Serviced Mortgage Loan.

“Permitted Investments”: Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a Rating Agency Confirmation relating to the Certificates:

(i)          direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that each such obligation is backed by the full faith and credit of the United States;

(ii)         repurchase agreements on obligations specified in clause (i) of this definition, with a party agreeing to repurchase such obligations (A)(1) in the case of such

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investments with maturities of 30 days or less, (x) the short-term obligations of the applicable repurchase agreement counterparty are rated in the highest short-term rating category by KBRA (if then rated by KBRA) and (y) the short-term obligations of which counterparty are rated in the highest short-term rating category by Moody’s or the long-term obligations of which counterparty are rated at least “A2” by Moody’s, (2) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of the applicable repurchase agreement counterparty are rated in the highest short-term rating category by each Rating Agency (other than DBRS) and the long-term obligations of which counterparty are rated at least “A1” by Moody’s, (3) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of the applicable repurchase agreement counterparty are rated in the highest short-term rating category by each Rating Agency (other than DBRS) and the long-term obligations of which counterparty are rated at least “Aa3” by Moody’s, and (4) in the case of such investments with maturities of more than six months, the short-term obligations of the applicable repurchase agreement counterparty are rated in the highest short-term rating category by each Rating Agency (other than DBRS) and the long-term obligations of which counterparty are rated “Aaa” by Moody’s, and (B) the short-term obligations of the applicable repurchase agreement counterparty are rated in the highest short-term debt rating category of DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)) and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)) (or, in the case of any such Rating Agency as set forth in subclauses (A)-(B) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency);

(iii)        federal funds, unsecured uncertificated certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company organized under the laws of the United States or any state thereof, (A)(1) in the case of such investments with maturities of 30 days or less, (x) the short-term obligations of which bank or trust company are rated in the highest short-term rating category by KBRA (if then rated by KBRA) and (y) the short-term obligations of which bank or trust company are rated in the highest short-term rating category by Moody’s or the long-term obligations of which bank or trust company are rated at least “A2” by Moody’s, (2) in the case of such investments with maturities of three months or less, but more than 30 days, (x) the short-term obligations of which bank or trust company are rated in the highest short-term rating category by KBRA and (y) the short-term obligations of which bank or trust company are rated in the highest short-term rating category by Moody’s or the long-term obligations of which bank or trust company are rated at least “A2” by Moody’s, (3) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of which bank or trust company are rated in the highest short-term rating category by each Rating Agency (other than DBRS) and the long-term obligations of which bank or trust company are rated at least “Aa3” by Moody’s and (4) in the case of such investments with maturities of more than six months, the short-term obligations of which bank or trust company are rated in the highest short-term rating category by each Rating Agency (other than DBRS) and the long-term

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obligations of which bank or trust company are rated “Aaa” by Moody’s, and (B) the short-term obligations of which bank or trust company are rated in the highest short-term debt rating category of DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)) and, if it has a term in excess of six months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)) (or, in the case of any such Rating Agency as set forth in subclauses (A)-(B) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency);

(iv)        commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) (A)(1) in the case of such investments with maturities of 30 days or less, (x) the short-term obligations of which corporation are rated in the highest short-term rating category by KBRA (if then rated by KBRA) and (y) the short-term obligations of which corporation are rated in the highest short-term rating category by Moody’s or the long-term obligations of which corporation are rated at least “A2” by Moody’s, (2) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of which corporation are rated in the highest short-term rating category by each Rating Agency (other than DBRS) and the long-term obligations of which corporation are rated at least “A1” by Moody’s, (3) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of which corporation are rated in the highest short-term rating category by each Rating Agency (other than DBRS) and the long-term obligations of which corporation are rated at least “Aa3” by Moody’s, and (4) in the case of such investments with maturities of more than six months, the short-term obligations of which corporation are rated in the highest short-term rating category by each Rating Agency (other than DBRS) and the long-term obligations of which corporation are rated “Aaa” by Moody’s (provided, however, that in the case of investments of funds in a Servicing Account pursuant to subclauses (1)-(4), with respect to the required Moody’s rating, the subject corporation need only have a short-term rating of at least “P-1” from Moody’s), and (B) the short-term obligations of which corporation are rated in the highest short-term debt rating category of DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)) and, if it has a term in excess of six months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)) (or, in the case of any such Rating Agency as set forth in subclauses (A)-(B) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency);

(v)         (1) units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund, US Bank Long Term Eurodollar Sweep or the Wells Fargo Advantage Heritage Money Market Fund) so long as any such fund is rated in the highest category by (A) Moody’s (or, if not rated by

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Moody’s, otherwise acceptable to Moody’s, as confirmed in a Rating Agency Confirmation) and (B) each of DBRS and KBRA (if then rated by KBRA) (or, if not rated by either of DBRS or KBRA, an equivalent rating (or higher) by at least two (2) NRSROs (which may include the Rating Agencies) or otherwise acceptable to such Rating Agency, in any such case, as confirmed in a Rating Agency Confirmation) and (2) units of any money market fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (B) has net assets of not less than $5,000,000,000 and (C) has the highest rating obtainable from S&P, Moody’s and Fitch;

(vi)        an obligation or security that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (ii)-(v) above, and is the subject of a Rating Agency Confirmation from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such obligation or security; and

(vii)       any other obligation or security other than one listed in clauses (i)-(v) above, that is the subject of a Rating Agency Confirmation from each and every Rating Agency;

provided that each investment described hereunder shall not (A) evidence either the right to receive (1) only interest with respect to such investment or (2) a yield to maturity greater than 120% of the yield to maturity at par of the obligations, (B) be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity, (C) be sold prior to stated maturity if such sale would result in a loss of principal on the instrument or a tax on “prohibited transactions” under Section 860F of the Code or (D) have an “r” highlighter or other comparable qualifier attached to its rating; and provided, further, that each investment described hereunder must have (X) a predetermined fixed amount of principal due at maturity (that cannot vary or change), (Y) an original maturity of not more than 365 days and a remaining maturity of not more than thirty (30) days and (Z) except in the case of a Permitted Investment described in clause (v) of this definition, a fixed interest rate or an interest rate that is tied to a single interest rate index plus a single fixed spread and moves proportionately with that index; and provided, further, that each investment described hereunder must be a “cash flow investment” (within the meaning of the REMIC Provisions).

For purposes of any condition set forth above, to the effect that any investment or the issuer thereof must have a minimum rating by KBRA, such condition shall be deemed to be waived if such investment or the issuer thereof, as applicable, is not rated by KBRA.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other insurance commissions or fees and appraisal fees received or retained by the applicable Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Serviced Mortgage Loan, Serviced Loan Combination or REO Property in accordance with this Agreement.

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“Permitted Transferee”: Any Transferee of a Class R Certificate other than (a) a Disqualified Organization, (b) a Disqualified Non-United States Tax Person, (c) a Disqualified Partnership, (d) a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person or (e) any other Person so designated by the Tax Administrator who is unable to provide an Opinion of Counsel at the expense of such Person or the Person seeking to Transfer a Class R Certificate, that the Transfer of a Class R Certificate will not cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

“Person”: Any individual, corporation, partnership (including a series of a limited liability limited partnership), joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Phase I Environmental Assessment”: A “Phase I assessment” as described in, and meeting the criteria of, the ASTM, plus a radon and asbestos inspection.

“Plan”: Any of those employee benefit plans and other benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts, the assets of which are considered “plan assets” under U.S. Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA, or for purposes of Similar Law, including insurance company general accounts, that are subject to Title I of ERISA, Section 4975 of the Code or Similar Law.

“Post-ARD Additional Interest”: With respect to any ARD Mortgage Loan after its Anticipated Repayment Date, all interest accrued on the principal balance of such ARD Mortgage Loan at the Post-ARD Additional Interest Rate (the payment of which interest shall, under the terms of such ARD Mortgage Loan, be deferred until the principal balance of such ARD Mortgage Loan and all other interest thereon has been paid in full), together with all interest, if any, accrued at the related Mortgage Rate on such deferred interest. There are no ARD Mortgage Loans in the Trust.

“Post-ARD Additional Interest Rate”: With respect to any ARD Mortgage Loan after its Anticipated Repayment Date, the incremental increase in the Mortgage Rate for such ARD Mortgage Loan resulting from the passage of such Anticipated Repayment Date. There are no ARD Mortgage Loans in the Trust.

“Prepayment Assumption”: For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the Mortgage Loans, the REMIC I Regular Interests, the REMIC II Regular Interests and the Certificates for federal income tax purposes, the assumptions that no Mortgage Loan is voluntarily prepaid prior to its Stated Maturity Date.

“Prepayment Interest Excess”: With respect to any Mortgage Loan (including any Non-Trust-Serviced Pooled Mortgage Loan) that was subject to a Principal Prepayment in full or in part made (or, if resulting from the application of Insurance Proceeds or Condemnation Proceeds, any other early recovery of principal received) after the Due Date for such Mortgage Loan in any Collection Period, any payment of interest (net of related Master Servicing Fees

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(and, in the case of any Non-Trust-Serviced Pooled Mortgage Loan, net of interest accrued at a rate equal to the sum of (A) the applicable Pari Passu Primary Servicing Fee Rate and (B) the rate per annum at which the fee, if any, payable to the applicable Non-Trust Trust Advisor accrues) and, further, net of any portion of such interest that represents Default Charges or Post-ARD Additional Interest) actually Received by the Trust and collected from the related Borrower or out of such Insurance Proceeds or Condemnation Proceeds, as the case may be, and intended to cover the period from and after such Due Date to, but not including, the date of prepayment (exclusive, for the avoidance of doubt, of any related Prepayment Premium or Yield Maintenance Charge that may have been collected).

“Prepayment Interest Shortfall”: With respect to any Mortgage Loan (including any Non-Trust-Serviced Pooled Mortgage Loan) that was subject to a Principal Prepayment in full or in part made (or, if resulting from the application of Insurance Proceeds or Condemnation Proceeds, any other early recovery of principal received) prior to the Due Date for such Mortgage Loan in any Collection Period, the amount of interest, to the extent not collected from the related Borrower or otherwise (without regard to any Prepayment Premium or Yield Maintenance Charge that may have been collected), not Received by the Trust, that would have accrued on the amount of such Principal Prepayment during the period from the date to which interest was paid by the related Borrower to, but not including, the related Due Date immediately following the date of the subject Principal Prepayment (net of related Master Servicing Fees (and, in the case of (i) any Non-Trust-Serviced Pooled Mortgage Loan, if any, net of interest accrued at a rate equal to the sum of (A) the applicable Pari Passu Primary Servicing Fee Rate and (B) the rate per annum at which the fee, if any, payable to the applicable Non-Trust Trust Advisor accrues, and (ii) an ARD Mortgage Loan after its Anticipated Repayment Date, net of any Post-ARD Additional Interest), and, further, net of any portion of that interest that represents Default Charges).

“Prepayment Premium”: With respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a Borrower in connection with a Principal Prepayment on, or other early collection of principal of, such Mortgage Loan or any successor REO Mortgage Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject Borrower if and as set forth in the related intercreditor agreement).

“Pricing Date”: September 25, 2015.

“Primary Collateral”: With respect to any Cross-Collateralized Mortgage Loan, that portion of the Mortgaged Property designated as directly securing such Cross-Collateralized Mortgage Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Cross-Collateralized Mortgage Loan.

“Primary Servicing Office”: The office of a Master Servicer or a Special Servicer, as the context may require, that is primarily responsible for such party’s servicing obligations hereunder.

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“Principal Balance Certificate”: Any of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class PEX Certificates.

“Principal Distribution Amount”: With respect to any Distribution Date (other than the Final Distribution Date) and the Principal Balance Certificates (other than the Class A-S, Class B, Class C and Class PEX Certificates) and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, an amount (which shall in no event be less than zero) equal to the excess, if any, of:

(I)          the sum of:

(A)        the aggregate (without duplication) of the following (such aggregate of the following amounts described below in this clause (A), the “Unadjusted Principal Distribution Amount” for such Distribution Date):

(i)          all payments of principal (including Principal Prepayments), including any such payments on Corrected Mortgage Loans (but exclusive, if applicable, in the case of a Serviced Loan Combination, of any payments of principal payable to the related Serviced Pari Passu Companion Loan Holder pursuant to the related Intercreditor Agreement), Received by the Trust with respect to the Mortgage Loans during the related Collection Period, in each case exclusive of any portion of the particular payment that represents a Late Collection of principal for which a P&I Advance (including any Unliquidated Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date or that represents the principal portion of a Monthly Payment due on or before the Cut-off Date or on a Due Date occurring subsequent to the calendar month in which such Distribution Date occurs,

(ii)          the aggregate of the principal portions of all Monthly Payments due in respect of the Mortgage Loans for their respective Due Dates occurring in the month in which such Distribution Date occurs, that were Received by the Trust (other than as part of a Principal Prepayment) prior to the related Collection Period,

(iii)          the aggregate of all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds Received by the Trust with respect to any Mortgage Loans during the related Collection Period that were identified and applied by the applicable Master Servicer as recoveries of principal (whether as Principal Prepayments or otherwise) of such Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds that represents a Late Collection of principal (a) due on or before the Cut-off Date or (b) for which a P&I Advance (including an Unliquidated Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date,

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(iv)          the aggregate of all Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and REO Revenues Received by the Trust with respect to any REO Properties during the related Collection Period that were identified and applied by the applicable Master Servicer as recoveries of principal (whether as Principal Prepayments or otherwise) of the related REO Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds and/or revenues that represents a Late Collection of principal (a) due on or before the Cut-off Date or (b) for which a P&I Advance (including an Unliquidated Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date, and

(v)          the respective principal portions of all P&I Advances made under this Agreement in respect of the Mortgage Loans and any REO Mortgage Loans with respect to such Distribution Date;

(B)        the aggregate amount of any collections received on or in respect of the Mortgage Loans during the related Collection Period that, in each case, represents a delinquent amount as to which an Advance had been made, which Advance was previously reimbursed during the Collection Period for a prior Distribution Date as part of a Workout-Delayed Reimbursement Amount for which a deduction was made under clause (II)(B) below with respect to such Distribution Date; and

(C)        the aggregate amount of any collections received on or in respect of the Mortgage Loans during the related Collection Period that, in each case, is identified and applied by the applicable Master Servicer (in accordance with Section 1.03) as a recovery of an amount previously determined (in a Collection Period for a prior Distribution Date) to have been a Nonrecoverable Advance and for which a deduction was made under clause (II)(C) below with respect to a prior Distribution Date; less

(II)        the sum of:

(A)        the aggregate amount of Workout-Delayed Reimbursement Amounts (and Advance Interest thereon) that were reimbursed or paid during the related Collection Period to one or more of the Master Servicers, the Special Servicers and the Trustee from principal advances and collections on the Mortgage Pool pursuant to Section 3.05(a)(II)(iii);

(B)        with respect to each Mortgage Loan (1) with respect to which Insurance Proceeds, Condemnation Proceeds and/or Liquidation Proceeds were received during the related Collection Period or (2) that was otherwise liquidated, including at a discount, during such Collection Period, the aggregate amount of Liquidation Fees and Workout Fees paid with respect to such Mortgage Loan from a source other than Default Charges during such Collection Period, provided that, in the case of any individual Mortgage Loan, the deduction in respect of such Liquidation Fees and Workout Fees under this clause (II)(B) shall not exceed the amounts described in clauses (I)(A)(i) through (I)(A)(v) that are attributable to such Mortgage Loan; and

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(C)        the aggregate amount of Nonrecoverable Advances (and Advance Interest thereon) that were reimbursed or paid during the related Collection Period to one or more of the Master Servicers, the Special Servicers and the Trustee during the related Collection Period from principal advances and collections on the Mortgage Pool pursuant to Section 3.05(a)(II)(iv).

Furthermore, unless and until the Class Principal Balances of all Classes of Principal Balance Certificates other than the Control-Eligible Certificates have been reduced to zero, the Principal Distribution Amount (or any lesser portion thereof allocable to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB or Class D Certificates and the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest) for each Distribution Date will be reduced to the extent of any Trust Advisor Expenses (other than Designated Trust Advisor Expenses) that exceed the amount of interest otherwise payable on the Class B Regular Interest, the Class C Regular Interest and the Class D and Class X-D Certificates on that Distribution Date.

With respect to the Final Distribution Date, the “Principal Distribution Amount” shall equal the aggregate Stated Principal Balance of the entire Mortgage Pool outstanding immediately prior to the Final Distribution Date.

In no event shall any portion of any Excess Liquidation Proceeds constitute a portion of the Principal Distribution Amount for any Distribution Date.

“Principal Prepayment”: Any payment of principal made by the Borrower on a Mortgage Loan, which is received in advance of its scheduled Due Date and that is not accompanied by an amount of interest (without regard to any Prepayment Premium, Yield Maintenance Charge and/or Post-ARD Additional Interest that may have been collected) representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Private Placement Memorandum”: The final Private Placement Memorandum dated September 29, 2015, relating to certain classes of the Non-Registered Certificates delivered by the Depositor to WFS, Deutsche Bank Securities and Natixis Securities as of the Closing Date.

“Privileged Communications”: Any correspondence between the Subordinate Class Representative and a Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”: Any (i) correspondence between the Subordinate Class Representative and a Special Servicer related to any Specially Serviced Mortgage Loan or the exercise of the Subordinate Class Representative’s consent or consultation rights under this Agreement, and (ii) information that a Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with a related Borrower under a Specially Serviced Mortgage Loan or other interested party or in litigation or in potential legal proceedings.

“Privileged Person”: Any of (i) the Depositor or its designee, (ii) each Underwriter, (iii) the Trustee, (iv) the Certificate Administrator, (v) each Master Servicer, (vi) each Special Servicer, (vii) the Excluded Special Servicer, if any, (viii) the Trust Advisor, (ix) any Mortgage

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Loan Seller, (x) any Non-Trust Master Servicer, (xi) any Person who certifies to the Certificate Administrator substantially in the form of Exhibit K-1A, Exhibit K-1B, Exhibit K-2A or Exhibit K-2B hereto, as applicable (which form shall also be located on, and may be submitted electronically via, the Certificate Administrator’s Website), that such Person is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate or any interest therein, and agrees to be bound by the confidentiality provisions contained therein, that such Person is the Subordinate Class Representative or a Subordinate Class Certificateholder and is not an Excluded Controlling Class Holder, or that such Person is the Subordinate Class Representative or a Subordinate Class Certificateholder and is an Excluded Controlling Class Holder, as applicable, (xii) any Serviced Pari Passu Companion Loan Holder that delivers a certification to the Certificate Administrator in the form of Exhibit H hereto, (xiii) after an Other Securitization, any Other Master Servicer and Other Special Servicer and (xiv) each Rating Agency and each NRSRO that has submitted an NRSRO Certification to the Certificate Administrator (which NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website); provided, however, that in no event may a Borrower, a Mortgagor, a manager of a Mortgaged Property, an Affiliate, principal, partner, member, joint venturer, limited partner, employee, representative, director, advisor or investor in any of the foregoing or an agent of any of the foregoing be considered a Privileged Person, subject to the following provisos; provided, further, that any Excluded Controlling Class Holder solely with respect to the related Excluded Controlling Class Loan and a Special Servicer that obtains knowledge that it is a Borrower Party solely with respect to the related Excluded Special Servicer Loan will not be considered a Privileged Person; provided, further, that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Loan or a Special Servicer’s right to access information with respect to any Mortgage Loan other than with respect to an Excluded Special Servicer Loan; provided, further, that, for the avoidance of doubt, with respect to a Co-op Mortgage Loan, a Person shall not be considered an agent, Affiliate, principal, partner, member, joint venturer, limited partner, employee, representative, director, advisor or investor in any of the foregoing, or of a Borrower, a Mortgagor or a manager of a Mortgaged Property, solely by reason of such person holding one or more cooperative unit loans that are secured by direct equity interests in the related Borrower or owning one or more residential cooperative units comprising the related Mortgaged Property as a result of any foreclosure, transfer in lieu of foreclosure or other exercise of remedies with respect to any such unit loan(s). For purposes of obtaining information or access to the Certificate Administrator’s Website, (i) to the extent that the Subordinate Class Representative or any Subordinate Class Certificateholder is an Excluded Controlling Class Holder in respect of any Excluded Controlling Class Loan, such Person shall be prohibited from obtaining any Excluded Information in respect of such Excluded Controlling Class Loan, and (ii) to the extent that a Borrower Party is not the Subordinate Class Representative or a Subordinate Class Certificateholder, such person will only be entitled to receive the Distribution Date Statements and such other documents as such Person is entitled to under Section 8.12(f). The Certificate Administrator may require that investor certifications in the form of Exhibit K-1A, Exhibit K-1B, Exhibit K-2A or Exhibit K-2B be re-submitted from time to time in accordance with its policies and procedures and shall restrict access to the Certificate Administrator’s Website to a mezzanine lender upon notice from a Special Servicer pursuant to this Agreement in the form of Exhibit K-6 hereto (or such other form as mutually agreed to by the Certificate Administrator

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and the applicable Special Servicer) stating that such mezzanine lender has commenced foreclosure proceedings against the equity collateral pledged to secure the related mezzanine loan.

“Prohibited Party”: As of any date of determination, any Person that has theretofore failed to comply with such Person’s obligations under Regulation AB with respect to the Trust Fund or any other securitization if (and only if) both (A) such failure was an “event of default” under the relevant agreement to which such Person was a party, and (B) such Person is proposed to become a Servicing Function Participant in respect of the Trust Fund. In determining whether any person or entity is a “Prohibited Party”, each party hereto, provided that they are not an Affiliate of such Person, shall be entitled to conclusively rely on a written certification from any Person stating that it is not a Prohibited Party. All necessary determinations under or for purposes of this definition shall be made as of the date of consummation of the transaction in which the relevant person or entity would become a Servicing Function Participant in respect of the Trust Fund.

“Prospectus”: The Base Prospectus and the Prospectus Supplement, together.

“Prospectus Supplement”: That certain prospectus supplement dated September 29, 2015, relating to the Registered Certificates, that is a supplement to the Base Prospectus.

“PTCE”: Prohibited Transaction Class Exemption.

“PTE”: Prohibited Transaction Exemption.

“Purchase Price”: With respect to any Mortgage Loan (or REO Property), a cash price equal to the aggregate of (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase less any portion of any Loss of Value Payment then on deposit in the Loss of Value Reserve Fund attributable to such Mortgage Loan (or REO Property), (b) all accrued and unpaid interest on such Mortgage Loan (or the related REO Mortgage Loan) at the related Mortgage Rate to, but not including, the Due Date occurring in the Collection Period during which the applicable purchase or repurchase occurs (exclusive, however, of any portion of such accrued but unpaid interest that represents Default Interest or, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, Post-ARD Additional Interest), (c) all related unreimbursed Servicing Advances (including, in the case of any Non-Trust-Serviced Pooled Mortgage Loan, the pro rata portion of any such amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Intercreditor Agreement) (together with Unliquidated Advances in respect of prior Servicing Advances) and all related Servicing Advances (without duplication with Unliquidated Advances described in the immediately preceding parenthetical clause) that were previously reimbursed out of collections on other Mortgage Loans and/or REO Properties relating to other Mortgage Loans, if any, (d) all accrued and unpaid Advance Interest with respect to any related Advances (including, in the case of (i) any Non-Trust-Serviced Pooled Mortgage Loan, the pro rata portion of any such amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Intercreditor Agreement and (ii) any Serviced Loan Combination, if a securitization trust holds a related Serviced Pari Passu Companion Loan, interest on any comparable debt service advances made by a servicer or trustee of such securitization trust), and (e) solely in the case of a purchase,

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repurchase or substitution, as applicable, by a Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement, (i) to the extent not otherwise included in the amount described in clause (d) of this definition, any unpaid Special Servicing Fees and other outstanding Additional Trust Fund Expenses (including without limitation any Liquidation Fee payable in connection with the applicable purchase or repurchase) with respect to such Mortgage Loan (or REO Property) and (ii) to the extent not otherwise included in the amount described in clause (c) or clause (e) of this definition, any costs and expenses incurred by the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Custodian, the Trustee or an agent of any of them (on behalf of the Trust) in enforcing the obligation, if any, of a Responsible Repurchase Party to repurchase or replace such Mortgage Loan or REO Property.

For purposes of this Agreement, (i) the “Purchase Price” in respect of a Serviced Pari Passu Companion Loan that is purchased by the related mortgage loan seller shall be the repurchase price paid by the related mortgage loan seller under the related Other Pooling and Servicing Agreement or the applicable servicing agreement and (ii) with respect to a sale of an REO Property securing a Serviced Loan Combination, the term “Mortgage Loan” or “REO Mortgage Loan” shall be construed to include the related Serviced Pari Passu Companion Loan(s).

“Qualified Appraiser”: In connection with the appraisal of any Mortgaged Property or REO Property, an Independent MAI-designated appraiser with at least five years of experience in respect of the relevant geographic location and property type.

“Qualified Bidder”: As defined in Section 7.01(c).

“Qualified Institutional Buyer” or “QIB”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”: An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction.

“Qualified Mortgage”: A qualified mortgage within the meaning of Section 860G(a)(3) of the Code.

“Qualified Replacement Special Servicer”: A Person as to which all the following conditions are satisfied at the relevant date of determination: (A)(i) all the representations and warranties set forth in Section 2.06 are true and accurate as applied to such Person (other than any change in the entity type or the state or jurisdiction of formation), (ii) there is no event or circumstances that constitutes, or would constitute, but for notice or the passage of time, a Servicer Termination Event with respect to such Person under this Agreement, (iii) such Person is not the Trust Advisor or an Affiliate of the Trust Advisor and there exists no agreement as a result of which, whether or not subject to any condition or contingency, such Person would become an Affiliate of the Trust Advisor or merge or be consolidated with or into the Trust Advisor (regardless of the identity of the surviving Person) or succeed to any portion of the business of the Trust Advisor that includes the Trust Advisor’s rights or duties under this Agreement, (iv) neither such Person nor any Affiliate of such Person is obligated, whether by

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agreement or otherwise, and whether or not subject to any condition or contingency, to pay any fee to, or otherwise compensate or grant monetary or other consideration to, the Trust Advisor or any Affiliate thereof in connection with this Agreement, (x) in connection with the special servicing obligations that such Person would assume under this Agreement or the performance thereof or (y) in connection with the appointment of such Person as, or any recommendation by the Trust Advisor for such Person to become, the successor Special Servicer, (v) such Person is not entitled to receive any compensation from the Trust Advisor in connection with its activities under this Agreement and (vi) such Person is not entitled to receive from the Trust Advisor or any Affiliate thereof any fee in connection with the appointment of such Person as successor Special Servicer, unless, in the case of each of the foregoing clauses (i) through (vi), the appointment of such Person as successor Special Servicer has been expressly approved by 100% of the Certificateholders; (B) such Person is not a Prohibited Party and has not been terminated in the capacity of Master Servicer or Special Servicer hereunder in whole or in part as a result of a Servicer Termination Event under Section 7.01(a)(xii), unless the appointment of such Person as successor Special Servicer has been expressly approved by Depositor acting in its reasonable discretion; and (C) solely with respect to any Serviced Loan Combination, such Person satisfies any minimum criteria set forth in any Intercreditor Agreement relating to such Serviced Loan Combination to be serviced and administered (if necessary) by such Person.

“Qualifying Substitute Mortgage Loan”: In connection with the replacement of a Defective Mortgage Loan as contemplated by Section 2.03, any other mortgage loan which, on the date of substitution: (i) has an outstanding Stated Principal Balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal Balance of the Defective Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) has a fixed Mortgage Rate that is not less than, and not more than one percentage point in excess of, the Mortgage Rate of the Defective Mortgage Loan; (iii) has the same monthly Due Date as, and a grace period for delinquent Monthly Payments that is no longer than, the Due Date and grace period, respectively, of the Defective Mortgage Loan; (iv) accrues interest on the same Interest Accrual Basis as the Defective Mortgage Loan; (v) has a remaining term to stated maturity not greater than, and not more than one year less than, that of the Defective Mortgage Loan, (vi) has a Stated Maturity Date not later than two years prior to the Rated Final Distribution Date; (vii) has a then-current loan-to-value ratio not higher than, and a then-current debt service coverage ratio not lower than, the loan-to-value ratio and debt service coverage ratio, respectively, of the Defective Mortgage Loan as of the Closing Date; (viii) has comparable prepayment restrictions to those of the Defective Mortgage Loan; (ix) will comply, as of the date of substitution, with all of the representations relating to the Defective Mortgage Loan set forth in or made pursuant to the related Mortgage Loan Purchase Agreement; (x) has a Phase I Environmental Assessment relating to the related Mortgaged Property in its Servicing File, which Phase I Environmental Assessment will evidence that there is no material adverse environmental condition or circumstance at the related Mortgaged Property for which further remedial action may be required under applicable law; and (xi) constitutes a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code (as evidenced by an Opinion of Counsel provided by the related Responsible Repurchase Party at its expense); provided that if more than one mortgage loan is to be substituted for any Defective Mortgage Loan, then all such proposed Replacement Mortgage Loans shall, in the aggregate, satisfy the requirement specified in clause (i) of this definition and have a weighted average remaining term to stated maturity that

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satisfies the condition described in clause (v) above and each such proposed Replacement Mortgage Loan shall, individually, satisfy each of the requirements specified in clauses (ii) through (iv) and clauses (vi) through (xi) of this definition; and provided, further, that no mortgage loan shall be substituted for a Defective Mortgage Loan unless (a) such prospective Replacement Mortgage Loan shall (at all times other than during a Senior Consultation Period) be acceptable to the Subordinate Class Representative (or, if there is no Subordinate Class Representative then serving, to the Majority Subordinate Certificateholder), in its sole discretion, (b) such substitution is the subject of a Rating Agency Confirmation and (c) the related Responsible Repurchase Party (at its expense) has delivered or caused to have been delivered to the Trustee an Opinion of Counsel to the effect that the substitution of such mortgage loan would not result in an Adverse REMIC Event with respect to any REMIC Pool, either immediately or at some future date due to the right of the mortgagor to obtain a release of all or any portion of the real property securing such Replacement Mortgage Loan in a manner that could result in such Replacement Mortgage Loan ceasing to be a Qualified Mortgage on or after the date of such release. When a Replacement Mortgage Loan is substituted for a Defective Mortgage Loan, the applicable Responsible Repurchase Party shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

“Rated Certificate”: Any of the Certificates to which a rating has been assigned by a Rating Agency at the request of the Depositor.

“Rated Final Distribution Date”: With respect to each Class of Rated Certificates, the Distribution Date in July 2058.

“Rating Agency”: With respect to any Class of Rated Certificates, each of DBRS, KBRA and Moody’s or their successors in interest.

“Rating Agency Confirmation”: With respect to any matter, written confirmation (which may be in electronic form) from each applicable Rating Agency that a proposed action, failure to act or other event will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by such Rating Agency); provided that if a written waiver or acknowledgment indicating its decision not to review the matter for which the Rating Agency Confirmation is sought, then the requirement to receive a Rating Agency Confirmation from the Rating Agency with respect to such matter shall not apply. For the purposes of this definition, any confirmation, waiver, request, acknowledgment or approval which is required to be in writing may be in the form of electronic mail. Notwithstanding anything to the contrary set forth in this Agreement, at any time during which the Certificates are no longer rated by a Rating Agency, no Rating Agency Confirmation will be required under this Agreement.

“Rating Agency Inquiries”: As defined in Section 8.12(g).

“Rating Agency Q&A Forum and Servicer Document Request Tool”: As defined in Section 8.12(g).

“Realized Loss”: With respect to:

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(1)          each Mortgage Loan as to which a Final Recovery Determination has been made (or any related successor REO Mortgage Loan as to which a Final Recovery Determination has been made as to the related REO Property), and with respect to each Mortgage Loan that is a Corrected Mortgage Loan on which all amounts have been fully paid under the terms of such Corrected Mortgage Loan (as it may have been modified), an amount (not less than zero) equal to the excess, if any, of (a) the sum of (i) the unpaid principal balance of such Mortgage Loan or REO Mortgage Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery Determination was made or the final payment was made, as the case may be, plus (ii) without taking into account the amount described in subclause (1)(b) of this definition, all accrued but unpaid interest (exclusive, however, of any portion of such accrued but unpaid interest that represents Default Interest or, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, Post-ARD Additional Interest) on such Mortgage Loan or such REO Mortgage Loan, as the case may be, to but not including the Due Date in the Collection Period in which the Final Recovery Determination was made or such final payment was made, as the case may be, plus (iii) without duplication with amounts included under another subclause above, all related unreimbursed Servicing Advances (together with Unliquidated Advances in respect of prior Servicing Advances) and unpaid Liquidation Expenses, plus (iv) the amount of any and all related Special Servicing Fees, Liquidation Fees and/or Workout Fees with respect to such Mortgage Loan or successor REO Mortgage Loan, to the extent not previously reflected as Realized Loss with respect to such Mortgage Loan or successor REO Mortgage Loan, plus (v) any accrued and unpaid Advance Interest on any Advances, over (b) all payments and proceeds, if any, Received by the Trust in respect of such Mortgage Loan or, to the extent allocable to such REO Mortgage Loan, the related REO Property, as the case may be, during the Collection Period in which such Final Recovery Determination was made or such final payment was made, as the case may be;

(2)          each Mortgage Loan as to which any portion of the principal or previously accrued interest payable thereunder or any Unliquidated Advance was canceled in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, extension, waiver or amendment of such Mortgage Loan granted or agreed to by the applicable Master Servicer or the applicable Special Servicer pursuant to Section 3.20 (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, by the related Non-Trust Master Servicer or the related Non-Trust Special Servicer pursuant to the related Non-Trust Pooling and Servicing Agreement), the amount of such principal and/or interest (other than Default Interest and, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, Post-ARD Additional Interest) or Unliquidated Advance so canceled; and

(3)          each Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, extension, waiver or amendment of such Mortgage Loan granted or agreed to by the applicable Master Servicer or the applicable Special Servicer pursuant to Section 3.20 (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, by the related Non-Trust Master Servicer or the related Non-Trust Special Servicer pursuant to the related Non-Trust Pooling and

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Servicing Agreement), the amount of the consequent reduction in the interest portion of each successive Monthly Payment due thereon (on the related Due Date for the affected Monthly Payment).

Notwithstanding the foregoing, any allocation of any Realized Loss to any REMIC I Regular Interest, any REMIC II Regular Interest, any Class of Principal Balance Certificates (other than the Class A-S, Class B, Class C and Class PEX Certificates) or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as the case may be, may occur (i) in the case of any amount described in clause (1) or clause (2) above, solely pursuant to, in accordance with and to the extent provided by the combination of (x) the accounting for such amount that occurs under the definition of “Stated Principal Balance” and (y) the operation of Section 4.04 of this Agreement and (ii) in the case of any amount described in clause (3) above, solely pursuant to, in accordance with and to the extent provided by the operation of Section 4.04 of this Agreement.

“Realized Loss Template”: With respect to each Collection Period, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website. The Realized Loss Template shall be in Excel format or such other format as is reasonably acceptable to the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator and the Subordinate Class Representative.

“Received by the Trust”: In the case of (a) a Non-Trust-Serviced Pooled Mortgage Loan or any REO Property related thereto, received by the Trustee (or the applicable Master Servicer on behalf of the Trustee), as holder of the Mortgage Note for such Non-Trust-Serviced Pooled Mortgage Loan, on behalf of the Trust; and (b) any Serviced Mortgage Loan, Serviced Loan Combination or related Administered REO Property, received by the applicable Master Servicer (or any Sub-Servicer thereof), the applicable Special Servicer (or any Sub-Servicer thereof) or the Trustee, as the case may be, on behalf of the Trust and/or, in connection with a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s).

“Record Date”: With respect to any Distribution Date and each Class of Certificates, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

“Recovered Interest Amounts”: As defined in the definition of “Interest Distribution Amount”.

“Registered Certificate”: Any Certificate that has been the subject of registration under the Securities Act. As of the Closing Date, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class A-S, Class B, Class C and Class PEX Certificates constitute Registered Certificates.

“Regular Certificate”: Any of the Interest Only Certificates and the Principal Balance Certificates (other than the Class A-S, Class B, Class C and Class PEX Certificates). The Regular Certificates have the terms provided for in Section 2.15.

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“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been or may hereafter be from time to time provided by the Commission or by the staff of the Commission, in each case as effective from time to time as of the compliance dates specified therein.

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Certificate”: With respect to any Class of Book-Entry Non-Registered Certificates offered and sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S, a single global Certificate, or multiple global Certificates collectively, in definitive, fully registered form without interest coupon, each of which Certificates bears a Regulation S Legend.

“Regulation S Legend”: With respect to any Class of Book-Entry Non-Registered Certificates offered and sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S, a legend generally to the effect that such Certificates may not be offered, sold, pledged or otherwise transferred in a non-Offshore Transaction or to a United States Securities Person prior to the Release Date except pursuant to an exemption from the registration requirements of the Securities Act.

“Reimbursement Rate”: The rate per annum applicable to the accrual of Advance Interest, which rate per annum is equal to the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If The Wall Street Journal ceases to publish the “prime rate”, then the Certificate Administrator, in its sole discretion, shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Certificate Administrator shall select a comparable interest rate index. In either case, such selection shall be made by the Certificate Administrator in its sole discretion and the Certificate Administrator shall notify the Master Servicers and the Special Servicers in writing of its selection.

“Release Date”: The date that is forty (40) days following the later of (i) the Closing Date and (ii) the commencement of the initial offering of the Non-Registered Certificates in reliance on Regulation S.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to each Reporting Servicer (as set forth on Schedule III attached hereto). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Trustee, a Master Servicer, a Special Servicer, the Trust Advisor, the Certificate Administrator or any Sub-Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Trustee, such Master Servicer, such Special Servicer, the Trust Advisor, the Certificate Administrator or such Sub-Servicer.

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“REMIC”: A “real estate mortgage investment conduit” as defined in Section 860A through G of the Code.

“REMIC I”: The segregated pool of assets designated as such in Section 2.11(a).

“REMIC I Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and, in each such case, designated as a “regular interest” (within the meaning of Section 860G(a)(1) of the Code) in REMIC I. The REMIC I Regular Interests have the designations and terms provided for in Section 2.11.

“REMIC I Remittance Rate”: The per annum rate at which interest accrues in respect of any REMIC I Regular Interest during any Interest Accrual Period, as set forth in or otherwise calculated in accordance with Section 2.11(f).

“REMIC I Residual Interest”: The sole uncertificated “residual interest” (within the meaning of Section 860G(a)(2) of the Code) in REMIC I issued pursuant to this Agreement.

“REMIC II”: The segregated pool of assets designated as such in Section 2.13(a).

“REMIC II Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and, in each such case, designated as a “regular interest” (within the meaning of Section 860G(a)(1) of the Code) in REMIC II. The REMIC II Regular Interests have the designations provided for in the Preliminary Statement hereto. The REMIC II Regular Interests have the terms provided for in Section 2.13.

“REMIC II Remittance Rate”: The per annum rate at which interest accrues in respect of any REMIC II Regular Interest during any Interest Accrual Period, as set forth in or otherwise calculated in accordance with Section 2.13(f).

“REMIC II Residual Interest”: The sole uncertificated “residual interest” (within the meaning of Section 860G(a)(2) of the Code) in REMIC II issued pursuant to this Agreement.

“REMIC III”: The segregated pool of assets designated as such in Section 2.15(a).

“REMIC III Component”: Any of the separate beneficial ownership interests in REMIC III issued hereunder, evidenced by a Class of Interest Only Certificates. The REMIC III Components have the designations provided for in the Preliminary Statement hereto and each constitutes a “regular interest” in REMIC III (within the meaning of Section 860G(a)(1) of the Code). The REMIC III Components have the terms provided for in Section 2.15.

“REMIC III Regular Interest”: The Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable.

“REMIC III Residual Interest”: The sole uncertificated “residual interest” (within the meaning of Section 860G(a)(2) of the Code) in REMIC III issued pursuant to this Agreement.

“REMIC Pool”: Any of REMIC I, REMIC II or REMIC III.

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“REMIC Provisions”: The provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: A segregated custodial account or accounts created and maintained by (a) with respect to each of the Mortgage Loans other than the NCB Mortgage Loans and the One Court Square Mortgage Loan, the General Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.16(b), which shall be titled “LNR Partners, LLC [or the name of any successor Special Servicer], as Special Servicer, on behalf of Wilmington Trust, National Association [or the name of any successor Trustee], as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, and if the account is established for the deposit of funds received in respect of one or more REO Properties related to any Serviced Loan Combination (other than the One Court Square Loan Combination), “LNR Partners, LLC [or the name of any successor Special Servicer], as Special Servicer, on behalf of Wilmington Trust, National Association [or the name of any successor Trustee], as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 and the owners of any Serviced Pari Passu Companion Loan, as their interests may appear, REO Account”, (b) with respect to the NCB Mortgage Loans, the NCB Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.16(b), which shall be titled “National Cooperative Bank, N.A. [or the name of any successor Special Servicer], as Special Servicer, on behalf of Wilmington Trust, National Association [or the name of any successor Trustee], as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3”, and (c) with respect to the One Court Square Mortgage Loan, the One Court Square Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.16(b), which shall be titled “Midland Loan Services, a Division of PNC Bank, National Association [or the name of any successor Special Servicer], as Special Servicer, on behalf of Wilmington Trust, National Association [or the name of any successor Trustee], as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 and the owners of any Serviced Pari Passu Companion Loans, as their interests may appear, REO Account”.

“REO Acquisition”: The acquisition of any REO Property pursuant to Section 3.09 (or, in the case of any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan, pursuant to the related Non-Trust Pooling and Servicing Agreement).

“REO Disposition”: The sale or other disposition of any REO Property pursuant to Section 3.18 (or, in the case of any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan, pursuant to the related Non-Trust Pooling and Servicing Agreement).

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“REO Extension”: As defined in Section 3.16(a).

“REO Mortgage Loan”: The successor mortgage loan to a Mortgage Loan or Serviced Loan Combination (including those deemed to be outstanding with respect to a Non-Trust-Serviced Pooled Mortgage Loan or a Serviced Pari Passu Companion Loan), which successor mortgage loan is deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Mortgage Loan shall be deemed to provide for monthly payments of principal and/or interest equal to its Assumed Monthly Payment and otherwise to have the same terms and conditions as its predecessor mortgage loan (such terms and conditions to be applied without regard to the default on such predecessor mortgage loan and the acquisition of the related REO Property on behalf of the Trust or, if applicable, in the case of any REO Property related to any Serviced Loan Combination, on behalf of the Trust and the respective holders of the related Serviced Pari Passu Companion Loan(s)). Each REO Mortgage Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor mortgage loan as of the date of the related REO Acquisition. All Monthly Payments (other than a Balloon Payment), Assumed Monthly Payments (in the case of a Balloon Mortgage Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor mortgage loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Mortgage Loan. In addition, all amounts payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Trust Advisor or the Trustee in respect of the predecessor mortgage loan as of the date of the related REO Acquisition, including any unpaid or unreimbursed Master Servicing Fees, Special Servicing Fees and Advances (together with Unliquidated Advances in respect of prior Advances), together with any related unpaid Advance Interest on such Advances (other than Unliquidated Advances), Trust Advisor Ongoing Fees and Trust Advisor Expenses, shall continue to be payable or reimbursable in the same priority and manner pursuant to Section 3.05(a) to the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Trust Advisor or the Trust, as the case may be, in respect of an REO Mortgage Loan.

“REO Property”: A Mortgaged Property acquired on behalf and in the name of the Trustee for the benefit of the Certificateholders (and, in the case of each such Mortgaged Property relating to a Serviced Loan Combination, also on behalf of the related Serviced Pari Passu Companion Loan Holder(s)) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan or Serviced Pari Passu Companion Loan; provided that a Mortgaged Property that secures a Non-Trust-Serviced Pooled Mortgage Loan shall constitute an REO Property if and when it is acquired under the related Non-Trust Pooling and Servicing Agreement for the benefit of the Trustee as the holder of such Non-Trust-Serviced Pooled Mortgage Loan and of the holder of the related Non-Serviced Companion Loan(s) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of such Non-Trust-Serviced Pooled Mortgage Loan.

“REO Revenues”: All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property, other than any income, profits or proceeds derived from the REO Disposition of such REO Property.

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“REO Tax”: As defined in Section 3.17(a).

“Replacement Mortgage Loan”: Any Qualifying Substitute Mortgage Loan that is substituted by a Responsible Repurchase Party for a Defective Mortgage Loan as contemplated by Section 2.03.

“Reportable Event”: As defined in Section 11.10.

“Reporting Requirements”: As defined in Section 11.15.

“Reporting Servicer”: As defined in Section 11.13.

“Repurchase”: As defined in Section 2.03(g).

“Repurchase Communication”: For purposes of Section 2.03(g) and Section 3.22(a) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Request”: As defined in Section 2.03(g).

“Repurchase Request Recipient”: As defined in Section 2.03(g).

“Repurchase Request Rejection”: As defined in Section 2.03(g).

“Repurchase Request Withdrawal”: As defined in Section 2.03(g).

“Request for Release”: A request signed by a Servicing Officer of, as applicable, the applicable Master Servicer in the form of Exhibit F-1 attached hereto or the applicable Special Servicer in the form of Exhibit F-2 attached hereto.

“Requesting Party”: As defined in Section 3.27(a).

“Required Appraisal Loan”: As defined in Section 3.19(a).

“Required Claims-Paying Ratings”: As used in Section 3.07 of this Agreement,

(i)           in the case of coverage provided for a Mortgaged Property related to any Mortgage Loan or Serviced Loan Combination, a claims-paying ability rating of at least (1) “A (low)” by DBRS (or, if not rated by DBRS, an equivalent rating by (A) at least two NRSROs (which may include KBRA and/or Moody’s) or (B) one NRSRO (which may include KBRA or Moody’s) and A.M. Best Company), (2) “A3” by Moody’s (or, if not rated by Moody’s, at least “A-” by S&P (or, if not rated by S&P, an equivalent rating by (A) at least two NRSROs (which may include DBRS and/or KBRA) or (B) one NRSRO (which may include DBRS or KBRA) and A.M. Best Company)) and (3) an equivalent rating by KBRA (if then rated by KBRA), and

(ii)          in the case of fidelity bond coverage or errors and omissions insurance required to be maintained pursuant to Section 3.07(e) of this Agreement, a claims-paying ability rating at least equal to both (x) any one of the following: (a) “A-” by S&P, (b)

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“A3” by Moody’s, (c) “A-” by Fitch or (d) “A:X” by A.M. Best Company and (y) any one of the following: (a) “A-” by S&P, (b) “A3” by Moody’s, (c) “A-” by Fitch, (d) “A (low)” by DBRS or (e) “A:X” by A.M. Best Company; provided, however, that any claims-paying ability rating that satisfies the requirement in the preceding clause (x) will also satisfy the requirement in clause (y); and provided that (A) an insurance carrier shall be deemed to have the applicable claims-paying ability ratings set forth above if the obligations of such insurance carrier under the related insurance policy are guaranteed or backed in writing by an entity that has long-term unsecured debt obligations that are rated not lower than the ratings set forth above or claims-paying ability ratings that are not lower than the ratings set forth above; and (B) an insurance carrier will be deemed to have the applicable claims-paying ability ratings set forth in this clause (ii) if a Rating Agency Confirmation is obtained from the Rating Agency whose rating requirement has not been satisfied.

“Reserve Account”: Any of the accounts established and maintained pursuant to Section 3.03(d).

“Reserve Funds”: With respect to any Mortgage Loan or Serviced Loan Combination, any amounts delivered by the related Borrower to be held in escrow by or on behalf of the mortgagee representing: (i) reserves for repairs, replacements, capital improvements and/or environmental testing and remediation with respect to the related Mortgaged Property, for ongoing or threatened litigation or, with respect to any residential cooperative Mortgaged Property, for any unit maintenance or rent receivables or negative carry; (ii) reserves for tenant improvements and leasing commissions; (iii) reserves for debt service; or (iv) amounts to be applied as a Principal Prepayment on such Mortgage Loan or Serviced Loan Combination or held as Additional Collateral if certain leasing or other economic criteria in respect of the related Mortgaged Property are not met.

“Resolution Extension Period”: As defined in Section 2.03(b).

“Responsible Officer”: Any Vice President, any Trust Officer, any Assistant Secretary or any other officer of the Certificate Administrator or the Trustee as the case may be, assigned to the Corporate Trust Office of such party; in each case, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the applicable Master Servicer and the applicable Special Servicer by the Trustee and the Certificate Administrator, as such list may from time to time be amended.

“Responsible Repurchase Party”: (i) With respect to each Mortgage Loan transferred to the Depositor by Natixis, Natixis; (ii) with respect to each Mortgage Loan transferred to the Depositor by WFB, WFB; (iii) with respect to each Mortgage Loan transferred to the Depositor by Silverpeak, Silverpeak; and (iv) with respect to each Mortgage Loan transferred to the Depositor by NCB, NCB.

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“Restricted Group”: Collectively, the following persons and entities: (a) the Trustee, (b) the Exemption-Favored Parties; (c) the Depositor; (d) each Master Servicer; (e) each Special Servicer; (f) any Sub-Servicer; (g) any person that is considered a “sponsor” as defined in Section III of the Exemption; (h) each Borrower, if any, with respect to Mortgage Loans constituting more than 5.0% of the Cut-off Date Pool Balance; and (i) any and all Affiliates of any of the aforementioned Persons.

“Rule 15Ga-1”: Rule 15Ga-1 under the Exchange Act.

“Rule 15Ga-1 Notice”: As defined in Section 2.03(g).

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“Rule 17g-5 Information Provider”: The Certificate Administrator acting in such capacity under this Agreement.

“Rule 17g-5 Information Provider’s Website”: The internet website of the Rule 17g-5 Information Provider, initially located within the Certificate Administrator’s website (www.ctslink.com), under the “NRSRO” tab for the related transaction access to which is limited to the Depositor and to NRSROs who have provided an NRSRO Certification to the Rule 17g-5 Information Provider.

“Rule 144A”: Rule 144A under the Securities Act.

“Rule 144A Global Certificate”: With respect to any Class of Book-Entry Certificates, a single global Certificate, or multiple global Certificates collectively, registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which Certificates bears a Qualified Institutional Buyer CUSIP number and does not bear a Regulation S Legend.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successor-in-interest. If neither such rating agency nor any successor remains in existence, “S&P” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor (and such designation shall be deemed to be reasonable if the Person so designated is an NRSRO that has been regularly engaged in rating new issue commercial mortgage-backed securities transactions during the 12 months preceding the designation), notice of which designation shall be given to the other parties hereto, and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of S&P, be deemed to refer to such applicable rating category of S&P, without regard to any plus or minus or other comparable rating qualification.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 11.09.

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“Securities Act”: The Securities Act of 1933, as it may be amended from time to time.

“Security Agreement”: With respect to any Mortgage Loan, any security agreement, chattel mortgage or similar document or instrument creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan or related Pari Passu Companion Loan.

“Senior Consultation Period”: A period when the Class Principal Balance of the Class E Certificates, without regard to the allocation of any Appraisal Reduction Amounts to such Class, is less than 25% of the initial Class Principal Balance of the Class E Certificates; provided, however, that (x) if at any time the Class Principal Balances of the Principal Balance Certificates (other than the Class E, Class F, Class G and Class H Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then a Subordinate Control Period shall be deemed to then be in effect and (y) solely with respect to the One Court Square Loan Combination, a Subordinate Control Period will be deemed to be in effect at all times.

No Senior Consultation Period shall limit the control and consultation rights, if any, of the “Controlling Note Holder” (as defined in the related Intercreditor Agreement) of any Non-Serviced Loan Combination.

“Service(s)(ing)”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Serviced Loan Combination”: Any mortgage loan serviced under this Agreement that is divided into one or more notes, which includes a mortgage note that is included in the Trust and one or more pari passu mortgage notes not included in the Trust. References herein to a Serviced Loan Combination shall be construed to refer to the aggregate indebtedness under the related notes. Each of the One Court Square Loan Combination and the Yosemite Resorts Loan Combination shall be a Serviced Loan Combination.

“Serviced Loan Combination Remittance Amount”: For each remittance date that a Master Servicer is required to make a distribution to a Serviced Pari Passu Companion Loan Holder pursuant to Section 3.04(j) and with respect to any Serviced Loan Combination and related Mortgaged Property (if it becomes an REO Property), any amount received by the applicable Master Servicer (or, with respect to an REO Property, the applicable Special Servicer) during the related Collection Period that is payable to the related Serviced Pari Passu Companion Loan Holder pursuant to the related Intercreditor Agreement or to be remitted to the related Collection Account.

“Serviced Loan Combination Special Servicer”: Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Serviced Loan Combination or any related REO Property.

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“Serviced Mortgage Loan”: Any Mortgage Loan other than a Non-Trust-Serviced Pooled Mortgage Loan, if any. Each Mortgage Loan (other than the Hilton Nashville Mortgage Loan, the 11 Madison Avenue Mortgage Loan and the Cooper’s Crossing Mortgage Loan) shall be a Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan”: With respect to any Serviced Loan Combination, any related mortgage note not included in the Trust that is serviced under this Agreement and that is generally payable on a pari passu basis with a Mortgage Loan included in the Trust to the extent set forth in the related Intercreditor Agreement. Each of the One Court Square Pari Passu Companion Loans and the Yosemite Resorts Pari Passu Companion Loan shall be a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Companion Loan Administrative Fee Rate”: With respect to any Serviced Pari Passu Companion Loan, the “Administrative Fee Rate” for such loan as set forth in the related Other Pooling and Servicing Agreement.

“Serviced Pari Passu Companion Loan Custodial Account”: With respect to any Serviced Pari Passu Companion Loan(s), the separate account or sub-account created and maintained by a Master Servicer pursuant to Section 3.04(h) on behalf of the Certificateholders and any Serviced Pari Passu Companion Loan Holders, which shall be entitled “Wells Fargo Bank, National Association [or name of successor General Master Servicer], as Master Servicer for the Certificateholders and any Serviced Pari Passu Companion Loan Holders relating to, and for the benefit of Wilmington Trust, National Association [or name of successor Trustee], as Trustee, for the benefit of the Holders of, Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Serviced Pari Passu Companion Loan Custodial Account.” Amounts in the Serviced Pari Passu Companion Loan Custodial Account applicable to any Serviced Pari Passu Companion Loan shall not be assets of the Trust Fund, but instead shall be held by the applicable Master Servicer on behalf of the Trust Fund (in respect of amounts reimbursable therefrom) and, the related Serviced Pari Passu Companion Loan Holders. Any such account or sub-account shall be an Eligible Account or a sub-account of an Eligible Account (including a sub-account of the Collection Account).

“Serviced Pari Passu Companion Loan Early Remittance Date”: As defined in Section 3.04(j).

“Serviced Pari Passu Companion Loan Holder”: Any holder of a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Companion Loan Holder Register”: As defined in Section 3.26(b).

“Serviced Pari Passu Companion Loan Securities”: For so long as the related Pari Passu Mortgage Loan or any successor REO Mortgage Loan is part of the Mortgage Pool, any class of securities issued by an Other Securitization and backed by a Serviced Pari Passu Companion Loan. Any reference herein to a “series” of Serviced Pari Passu Companion Loan Securities shall refer to separate securitizations of the related Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Companion Loan With Early Remittance”: The Serviced Pari Passu Companion Loan designated as note A-2 in the One Court Square Loan Combination.

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“Serviced Pari Passu Mortgage Loan”: Any Pari Passu Mortgage Loan that is a Serviced Mortgage Loan.

“Servicer Notice”: As defined in Section 11.17.

“Servicer Termination Event”: As defined in Section 7.01(a).

“Servicing Account”: The account or accounts established and maintained pursuant to Section 3.03(a).

“Servicing Advances”: All customary, reasonable and necessary “out-of-pocket” costs and expenses, including reasonable attorneys’ fees and expenses, incurred or to be incurred, as the context requires, by the applicable Master Servicer or the applicable Special Servicer (or, if applicable, the Trustee) in connection with the servicing or administration of a Serviced Mortgage Loan or Serviced Loan Combination and any related Mortgaged Property as to which a default, delinquency or other unanticipated event has occurred or is imminent, or in connection with the administration of any Administered REO Property, including:

(1)          any such costs and expenses associated with (a) compliance with the obligations of the applicable Master Servicer and/or the applicable Special Servicer set forth in Sections 2.03, 3.03(c) and 3.09, (b) the preservation, insurance, restoration, protection, operation and/or management of either a Mortgaged Property securing a Serviced Mortgage Loan, a Serviced Loan Combination or an Administered REO Property, including the cost of any “force-placed” insurance policy purchased by the applicable Master Servicer or the applicable Special Servicer to the extent such cost is allocable to a particular Mortgaged Property that the applicable Master Servicer or the applicable Special Servicer is required to cause to be insured pursuant to Section 3.07(a), (c) obtaining any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds in respect of any such Serviced Mortgage Loan, Serviced Loan Combination or any Administered REO Property, (d) any enforcement or judicial proceedings with respect to any such Mortgage Loan or Serviced Loan Combination, including foreclosures and similar proceedings, (e) the operation, management, maintenance and liquidation of any Administered REO Property, (f) obtaining any Appraisal required to be obtained hereunder, and (g) UCC filings (to the extent that the costs thereof are not reimbursed by the related Borrower), and

(2)          the reasonable and direct out-of-pocket travel expenses incurred by the applicable Special Servicer in connection with performing inspections pursuant to Section 3.12(a);

provided that, notwithstanding anything to the contrary, “Servicing Advances” shall not include (A) allocable overhead of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (B) costs incurred by or on behalf of any such party hereto or any Affiliate thereof in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement or any intercreditor agreement or similar agreement or (C) costs or expenses

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expressly required under this Agreement to be borne by the applicable Master Servicer, the applicable Special Servicer or the Trustee; and provided further, however, that “Servicing Advances” shall also include any other expenditure which is expressly designated as a “Servicing Advance” herein, including all Emergency Advances made by the applicable Special Servicer or the applicable Master Servicer at the direction of the applicable Special Servicer hereunder.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing File”: Any documents (other than documents required to be part of the related Mortgage File, but including copies of documents required to be part of the related Mortgage File and originals or copies of all management agreements which are not covered by clause (xvii) of the definition of “Mortgage File” and originals of any Letters of Credit) that are in the possession or under the control of, or that are required (pursuant to the applicable Mortgage Loan Purchase Agreement, this Agreement or otherwise) to be delivered and actually have been delivered to, as the context may require, the applicable Master Servicer or the applicable Special Servicer and relating to the origination and servicing of any Mortgage Loan or Serviced Loan Combination or the administration of any REO Property and reasonably necessary for the ongoing administration and/or servicing of the applicable Mortgage Loan or Serviced Loan Combination, including any documents delivered by a Mortgage Loan Seller as described in clause (i) of Section 2.01(f).

“Servicing Function Participant”: Any Person, other than either Master Servicer, either Special Servicer and the Trust Advisor, that, within the meaning of Item 1122 of Regulation AB, is primarily responsible for performing activities addressed by the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans (based on their Stated Principal Balance) or the applicable Master Servicer or the applicable Special Servicer, as applicable, takes responsibility for the activities of such Person in accordance with SEC telephone interpretation 17.06 under Regulation AB. For clarification purposes, the Trustee and the Certificate Administrator are Servicing Function Participants.

“Servicing Officer”: Any officer or employee of a Master Servicer or a Special Servicer involved in, or responsible for, the administration and servicing of Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Certificate Administrator, the Trustee, the Trust Advisor, the Custodian and the Depositor on the Closing Date, as such list may thereafter be amended from time to time by a Master Servicer or a Special Servicer, as the case may be.

“Servicing-Released Bid”: As defined in Section 7.01(c).

“Servicing-Retained Bid”: As defined in Section 7.01(c).

“Servicing Standard”: With respect to each of the Master Servicers and the Special Servicers, to service and administer the Mortgage Loans, the Loan Combinations and any REO Properties that such party is obligated to service and administer pursuant to this Agreement in the best interests and for the benefit of the Certificateholders (or, in the case of a Loan Combination,

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for the benefit of the Certificateholders and the related Companion Loan Holder(s)) (as determined by the applicable Master Servicer or the applicable Special Servicer, as the case may be, in its good faith and reasonable judgment), as a collective whole as if such Certificateholders and, if applicable, the related Pari Passu Companion Loan Holder(s) constituted a single lender, in accordance with applicable law and the terms of this Agreement, the terms of the respective Mortgage Loans or Loan Combinations, as applicable, and the terms of the related Intercreditor Agreement, as applicable (provided that in the event the applicable Master Servicer or the applicable Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of any Mortgage Loan Document would or potentially would result in an Adverse REMIC Event (for which determination, the applicable Master Servicer and the applicable Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an Additional Trust Fund Expense by withdrawal from the Collection Account), the applicable Master Servicer or the applicable Special Servicer, as applicable, must comply with the REMIC Provisions to the extent necessary to avoid an Adverse REMIC Event) and, to the extent consistent with the foregoing, in accordance with the following standards:

(a)          with the same care, skill, prudence and diligence as it services and administers comparable mortgage loans and manages real properties on behalf of third parties or on behalf of itself, whichever is the higher standard with respect to mortgage loans and REO properties that are comparable to those for which it is responsible hereunder, giving due consideration to customary and usual standards of practice utilized by prudent institutional commercial mortgage loan servicers under comparable circumstances;

(b)          with a view to: (i) in the case of each Master Servicer, the timely collection of all scheduled payments of principal and interest, including Balloon Payments, under the Serviced Mortgage Loans (or Serviced Loan Combination, as applicable) and the full collection of all Prepayment Premiums and Yield Maintenance Charges that may become payable under the Serviced Mortgage Loans (or Serviced Loan Combination, as applicable), and (ii) in the case of each Special Servicer and any Serviced Mortgage Loan that is (A) a Specially Serviced Mortgage Loan or (B) a Serviced Mortgage Loan (or Serviced Loan Combination, as applicable) as to which the related Mortgaged Property has become an Administered REO Property, the maximization of recovery on such Mortgage Loan to the Certificateholders (or, in the case of a Serviced Loan Combination, to the Certificateholders and the related Serviced Pari Passu Companion Loan Holder(s), as applicable), as a collective whole, of principal and interest, including Balloon Payments, on a present value basis (the relevant discounting of anticipated collections that will be distributable to the Certificateholders (or, in the case of a Serviced Loan Combination, to the Certificateholders and the related Serviced Pari Passu Companion Loan Holder(s), as applicable), as a collective whole, to be performed at a rate determined by the applicable Special Servicer but in no event less than the related Net Mortgage Rate (or, in the case of a Serviced Loan Combination, in no event less than the weighted average of the Net Mortgage Rates for the Mortgage Loans and/or Serviced Pari Passu Companion Loans in such Serviced Loan Combination)); and

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(c)          without regard to any potential conflict of interest arising from (i) any known relationship that the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates may have with a related Borrower, a Mortgage Loan Seller or any other party to this Agreement, (ii) the ownership of any Certificate or any interest in a Serviced Pari Passu Companion Loan by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of their respective Affiliates, (iii) the obligation of the applicable Master Servicer to make Advances or otherwise to incur servicing expenses with respect to any Serviced Mortgage Loan, Serviced Pari Passu Companion Loan or Administered REO Property (or, if applicable, to make P&I Advances with respect to a Non-Trust-Serviced Pooled Mortgage Loan), (iv) the obligation of the applicable Special Servicer to make, or direct the applicable Master Servicer to make, Servicing Advances (including Emergency Advances) or otherwise to incur servicing expenses with respect to any Serviced Mortgage Loan, Serviced Pari Passu Companion Loan or Administered REO Property, (v) the right of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates to receive reimbursement of costs, or the sufficiency of any compensation payable to it, hereunder or with respect to any particular transaction, (vi) any ownership, servicing and/or management by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates, of any other mortgage loans or real property, (vii) the ownership by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates of any other debt owed by, or secured by ownership interests in, any of the Borrowers or any Affiliate of a Borrower, and (viii) the obligations of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates to repurchase any Mortgage Loan from the Trust Fund, or to indemnify the Trust Fund, in any event as a result of a Material Breach or a Material Document Defect;

provided that the foregoing standards shall apply with respect to a Non-Trust-Serviced Pooled Mortgage Loan and any related REO Property only to the extent that the applicable Master Servicer or the applicable Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to this Agreement.

“Servicing Transfer Event”: With respect to any Serviced Mortgage Loan or Serviced Loan Combination, the occurrence of any of the events described in clauses (a) through (h) of the definition of “Specially Serviced Mortgage Loan”.

“Significant Obligor”: (a) Any obligor (as defined in Item 1101(i) of Regulation AB) or group of affiliated obligors on any Mortgage Loan or group of Mortgage Loans that represent, as of the Closing Date, 10% or more of the principal balance of the Mortgage Pool as of the Cut-off Date; or (b) any single Mortgaged Property or group of Mortgaged Properties securing any Mortgage Loan or Cross-Collateralized Group and/or Cross-Collateralized Mortgage Loans that represent, as of the Closing Date, 10% or more of the pool balance of the Mortgage Pool as of the Cut-off Date. For the avoidance of doubt, no Mortgaged Property or obligor (as defined in Item 1101(i) of Regulation AB) is a Significant Obligor in respect of the Trust as of the Closing Date.

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“Silverpeak”: Silverpeak Real Estate Finance LLC, a Delaware limited liability company, or its successor-in-interest.

“Similar Law”: Any federal, state or local law that is materially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

“Sole Certificateholder(s)”: Any Holder or group of Holders, as the case may be, of 100% of the then-outstanding Certificates, acting unanimously.

“Space Lease”: The space or occupancy lease pursuant to which any Borrower holds a leasehold interest in the related Mortgaged Property, together with any estoppels or other agreements executed and delivered by the lessor in favor of the lender under the related Mortgage Loan(s).

“Special Notice”: Any of the following delivered by any Person hereunder to any other Person: (i) any notice of a modification, waiver or amendment of any term of any Mortgage Loan; (ii) any notice of Final Distribution Date; (iii) any notice of the occurrence of a Servicer Termination Event; (iv) any notice of the resignation of the Trustee or the Certificate Administrator and notice of the acceptance of appointment by the successor trustee or certificate administrator; (v) any Officer’s Certificate of a Master Servicer or a Special Servicer in connection with a determination that an Advance is or would be a Nonrecoverable Advance (including supporting documentation); (vi) any notice of the termination of a Master Servicer or a Special Servicer; and (vii) any notice of the termination of the Trust Fund.

“Special Servicer”: With respect to (a) any Mortgage Loan (other than an NCB Mortgage Loan or the One Court Square Mortgage Loan), any REO Property acquired by the Trust with respect to a Mortgage Loan (other than an NCB Mortgage Loan or the One Court Square Mortgage Loan) and any matters relating to the foregoing, the General Special Servicer, (b) any NCB Mortgage Loan, any REO Property acquired by the Trust with respect to an NCB Mortgage Loan and any matters relating to the foregoing, the NCB Special Servicer, and (c) the One Court Square Mortgage Loan, any REO Property acquired by the Trust with respect to the One Court Square Mortgage Loan and any matters relating to the foregoing, the One Court Square Special Servicer (and in each case including with respect to any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 6.05(g) of this Agreement, as applicable and as the context may require).

“Special Servicer Decision”: Any of the following with respect to any Mortgage Loan or Serviced Loan Combination (other than the One Court Square Loan Combination):

(a)          approving or denying leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all Ground Leases, including any determination whether to cure any Borrower defaults relating to any Ground Lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is considered a “major lease” or otherwise reviewable by the lender under the related Mortgage Loan Documents;

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(b)          determining whether to cure borrower defaults relating to Ground Leases (and in any such case, the applicable Master Servicer will be required to provide the applicable Special Servicer with any notice that it receives relating to a default by the Borrower under a Ground Lease where the collateral for the Mortgage Loan is the Ground Lease);

(c)          other than with respect to any Mortgaged Property securing a Co-op Mortgage Loan, approving annual budgets for the related Mortgaged Property with material (more than 10%) increases in operating expenses or payments to entities actually known by the applicable Master Servicer to be Affiliates of the related Borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan);

(d)          other than with respect to a Co-op Mortgage Loan, any requests for the funding or disbursement of amounts from any escrow accounts, Reserve Funds or Letters of Credit held as “performance,” “earn-out” or “holdback” escrows or reserves including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans securing the Mortgaged Properties identified on Schedule XI in this Agreement, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance related criteria is not required pursuant to the terms of the related Mortgage Loan Documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan Documents or any other funding or disbursement as mutually agreed upon by the applicable Master Servicer and the applicable Special Servicer, shall not constitute a Special Servicer Decision);

(e)          any requests for the release of collateral or the acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Loan Combination that is not a Material Action other than: (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the Borrower’s ability to make any payments with respect to the Mortgage Loan or Serviced Loan Combination; (ii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral; (iii) the acceptance of substitute or additional collateral in the form of non-callable United States Treasury obligations in connection with a defeasance; or (iv) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property;

(f)           requests to incur additional debt in accordance with the terms of the applicable Mortgage Loan Documents, other than, with respect to a Co-op Mortgage Loan, any requests to incur subordinate debt as to which the NCB Subordinate Debt Conditions have been satisfied;

(g)          other than with respect to Co-op Mortgage Loans, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

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(h)          approval of easements that materially affect the use or value of a Mortgaged Property or the Borrower’s ability to make any payments with respect to the related Mortgage Loan; and

(i)           agreeing to any modification, waiver, consent or amendment of a Mortgage Loan or Serviced Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a Mortgage Loan event of default, (ii) a modification of the type of defeasance collateral required under the related Mortgage Loan Documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Material Action.

“Special Servicing Fee”: With respect to each Specially Serviced Mortgage Loan and each REO Mortgage Loan (other than any Non-Trust-Serviced Pooled Mortgage Loan), the fee designated as such and payable to a Special Servicer pursuant to the first paragraph of Section 3.11(c).

“Special Servicing Fee Rate”: With respect to each Specially Serviced Mortgage Loan and each REO Mortgage Loan (other than any Non-Trust-Serviced Pooled Mortgage Loan), (a) 0.25% per annum (or, with respect to the One Court Square Loan Combination, 0.15% per annum) or (b) if the rate in clause (a) would result in a Special Servicing Fee that would be less than (x) $1,000 with respect to any NCB Mortgage Loan, or (y) $3,500 with respect to any Mortgage Loan that is not an NCB Mortgage Loan, in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Mortgage Loan or REO Mortgage Loan shall be a rate equal to such higher rate as would result in a Special Servicing Fee equal to (x) $1,000 with respect to any NCB Mortgage Loan, or (y) $3,500 with respect to any Mortgage Loan that is not an NCB Mortgage Loan, for such month with respect to such Specially Serviced Mortgage Loan or REO Mortgage Loan.

“Specially Designated Mortgage Loan Documents”: With respect to any Mortgage Loan, subject to Section 1.04, the following documents on a collective basis:

(i)           the original executed Mortgage Note or alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note;

(ii)          an original or a copy of the Mortgage, in each case (unless the particular item has been sent for recording but has not been returned from the applicable recording office) with evidence of recording indicated thereon; provided that if such original Mortgage cannot be delivered with evidence of recording thereon on or before the 90th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation, or because the public recording office retains the original or because such original Mortgage has been lost, there shall be delivered to the Custodian a true and correct copy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an

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Officer’s Certificate of the applicable Mortgage Loan Seller stating that such original Mortgage has been sent to the appropriate public recording official for recordation or retained by the appropriate public recording office or (B) in the case of an original Mortgage that has been lost after recordation, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

(iii)         an original executed assignment, in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of the Mortgage, in favor of “Wilmington Trust, National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3”, or, in the case of any Mortgage Loan included in a Serviced Loan Combination, in favor of “Wilmington Trust, National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, and as lead lender on behalf of any Serviced Pari Passu Companion Loan Holder(s) secured by the [insert name of Mortgaged Property]” (or a copy thereof, certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)         the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or, if the policy has not yet been issued, an original or copy of a written commitment “marked-up” at the closing of such Mortgage Loan, interim binder or the pro forma title insurance policy, in each case evidencing a binding commitment to issue such policy);

(v)          if a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest, the original or a copy of the related Ground Lease or Space Lease;

(vi)         if any documents relating to, evidencing or constituting Additional Collateral for such Mortgage Loan are in the form of a Letter of Credit, a photocopy of such Letter of Credit (and, except in the case of a Non-Trust-Serviced Pooled Mortgage Loan, the original of such Letter of Credit shall be delivered to the applicable Master Servicer); and

(vii)        if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement and (b) either (i) a signed copy of the estoppel certificate or comfort letter delivered by the franchisor, manager or similar person, as applicable, for the benefit of the holder of the Mortgage Loan in connection with the Mortgage Loan Seller’s origination or acquisition of the Mortgage Loan, together with such instrument(s) of notice or transfer (if any) as are necessary to (A) transfer or assign to the Trust or the Trustee the benefits of such estoppel certificate or comfort letter or (B) request the issuance of a new estoppel certificate or comfort letter for the benefit of the Trust or the Trustee, or (ii) a copy of the estoppel certificate or comfort letter delivered by the franchisor, manager or similar person, as applicable, for

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the benefit of the holder of the Mortgage Loan in connection with such origination or acquisition of the Mortgage Loan or Loan Combination, together with a signed copy or a fax copy of a new estoppel certificate or comfort letter (in substantially the same form and substance as the estoppel certificate or comfort letter delivered in connection with such origination or acquisition) by the franchisor, manager or similar person, as applicable, for the benefit of the Trust or the Trustee (and, if a fax copy of a new estoppel certificate or comfort letter is delivered, then the original copy shall be included in the “Mortgage File” promptly following receipt thereof by the related Mortgage Loan Seller);

provided, however, that in the case of a Non-Trust-Serviced Pooled Mortgage Loan, (1) the “Specially Designated Mortgage Loan Document” contemplated by clause (ii) above need only consist of a copy of the related Mortgage in recordable form provided to the related Non-Trust Trustee or Non-Trust Custodian pursuant to the related Non-Trust Pooling and Servicing Agreement, but need not reflect evidence of recordation in the name of the related Non-Trust Trustee or the related trust established under such related Non-Trust Pooling and Servicing Agreement, and (2) the “Specially Designated Mortgage Loan Document” contemplated by clause (iii) above need only be a copy of the assignment in the name of the applicable Non-Trust Trustee.

“Specially Serviced Mortgage Loan”: Any Serviced Mortgage Loan (including any related REO Mortgage Loan) or any Serviced Loan Combination (including any related REO Mortgage Loan) as to which any of the following events has occurred:

(a)          the related Borrower has failed to make when due any Balloon Payment, and the Borrower has not delivered to the applicable Master Servicer or the applicable Special Servicer (and such Master Servicer or such Special Servicer, as applicable, shall promptly forward such commitment to the applicable Special Servicer or the applicable Master Servicer, as applicable), on or before the due date of such Balloon Payment, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the applicable Special Servicer, which provides that such refinancing will occur within 90 days after the date on which such Balloon Payment will become due (provided that such Mortgage Loan or Serviced Loan Combination shall immediately become a Specially Serviced Mortgage Loan if either (x) such refinancing does not occur before the expiration of the time period for refinancing specified in such binding commitment or (y) the applicable Master Servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Loan Combination, in respect of the Mortgage Loan included in the same Serviced Loan Combination) at any time prior to such a refinancing); or

(b)          the related Borrower has failed to make when due any Monthly Payment (other than a Balloon Payment) or any other payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage, which failure has continued unremedied for 60 days; or

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(c)          the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder (other than with respect to an Excluded Loan), and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder (other than with respect to any Excluded Loan)), that a default in making any Monthly Payment (other than a Balloon Payment) or any other material payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which the subject payment will become due; or the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder (other than with respect to an Excluded Loan), and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder (other than with respect to an Excluded Loan)), that a default in making a Balloon Payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which such Balloon Payment will become due (or, if the Borrower has delivered to the applicable Master Servicer or the applicable Special Servicer (and such Master Servicer or such Special Servicer, as applicable, shall promptly forward such commitment to the applicable Special Servicer or applicable Master Servicer, as applicable) a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the applicable Special Servicer which provides that such refinancing will occur within 90 days following the date on which such Balloon Payment will become due, the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder (other than with respect to any Excluded Loan), and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder (other than with respect to any Excluded Loan)), that (A) the Borrower is likely not to make one or more Assumed Monthly Payments prior to such a refinancing or (B) such refinancing is not likely to occur within 90 days following the date on which such Balloon Payment will become due); or

(d)          there shall have occurred a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related Borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan Documents, unless such default has been waived in accordance with Section 3.07 or 3.20 hereof) under the related Mortgage Loan Documents, other than as

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described in clause (a) or (b) above, that may, in the good faith and reasonable judgment of the applicable Master Servicer or the applicable Special Servicer (and, in the case of the applicable Special Servicer and to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Majority Subordinate Certificateholder (other than with respect to an Excluded Loan), and, to the extent a Collective Consultation Period is then in effect, in consultation with the Majority Subordinate Certificateholder (other than with respect to an Excluded Loan)), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Loan Combination or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of any Serviced Loan Combination, the interests of the related Serviced Pari Passu Companion Loan Holder(s)), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Loan Combination (or, if no cure period is specified, sixty (60) days); or

(e)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Borrower and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(f)           the related Borrower shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Borrower or of or relating to all or substantially all of its property; or

(g)          the related Borrower shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(h)          the applicable Master Servicer or the applicable Special Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(i)           the applicable Master Servicer or the applicable Special Servicer (and in the case of the applicable Special Servicer, during a Subordinate Control Period, with the consent of the Subordinate Class Representative (other than with respect to an Excluded Loan)) determines that (i) a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related Borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan Documents, unless such default has been waived in accordance with Section 3.07 or Section 3.20 hereof) under the Mortgage Loan Documents (other than as described in clause (c) above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan(s) (if any) or otherwise materially and

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adversely affect the interests of Certificateholders (or the related Serviced Pari Passu Companion Loan Holder(s)) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan Documents, or, if no cure period is specified and the default is capable of being cured, for sixty (60) days;

provided that a Serviced Mortgage Loan or Serviced Loan Combination shall cease to be a Specially Serviced Mortgage Loan when a Liquidation Event has occurred in respect of such Serviced Mortgage Loan or Serviced Loan Combination, or at such time as such of the following as are applicable occur with respect to the circumstances identified above that caused such Serviced Mortgage Loan or Serviced Loan Combination to be characterized as a Specially Serviced Mortgage Loan (and provided that no other Servicing Transfer Event then exists):

(I)           with respect to the circumstances described in clauses (a) and (b) above, the related Borrower has made three consecutive full and timely Monthly Payments under the terms of such Serviced Mortgage Loan or Serviced Loan Combination (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the applicable Master Servicer or the applicable Special Servicer pursuant to Section 3.20);

(II)          with respect to the circumstances described in clauses (c), (e), (f), (g) and (i) above, such circumstances cease to exist in the good faith reasonable judgment, exercised in accordance with the Servicing Standard, of the applicable Special Servicer;

(III)        with respect to the circumstances described in clause (d) above, the default is cured in the good faith reasonable judgment, exercised in accordance with the Servicing Standard, of the applicable Special Servicer; and

(IV)        with respect to the circumstances described in clause (h) above, such proceedings are terminated.

“Startup Day”: With respect to each REMIC Pool, the day designated as such in Section 2.11(a) (in the case of REMIC I), Section 2.13(a) (in the case of REMIC II) or Section 2.15(a) (in the case of REMIC III), as applicable.

“Stated Maturity Date”: With respect to any Mortgage Loan or Serviced Pari Passu Companion Loan, the Due Date specified in the related Mortgage Note (as in effect on the Closing Date or, in the case of a Replacement Mortgage Loan, on the related date of substitution) on which the last payment of principal is due and payable under the terms of such Mortgage Loan or Serviced Pari Passu Companion Loan, without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, waiver or amendment of such Mortgage Loan or Serviced Pari Passu Companion Loan granted or agreed to by the applicable Master Servicer or the applicable Special Servicer pursuant to Section 3.20 (or, in the case of (i) a Non-Trust-Serviced Pooled Mortgage Loan, by the related Non-Trust Master Servicer or the related Non-Trust Special Servicer pursuant to the related Non-Trust Pooling and Servicing Agreement and (ii) an ARD Mortgage Loan, without regard to its Anticipated Repayment Date).

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“Stated Principal Balance”: With respect to any Mortgage Loan or Serviced Loan Combination (or any component thereof) (and any successor REO Mortgage Loan with respect thereto), a principal balance which (a) initially shall equal the unpaid principal balance thereof as of the related Cut-off Date or, in the case of any Replacement Mortgage Loan, as of the related date of substitution, in any event after application of all payments of principal due thereon on or before such date, whether or not received, and (b) shall be permanently reduced on each subsequent Distribution Date (to not less than zero) by the sum of:

(i)           that portion, if any, of the Unadjusted Principal Distribution Amount for such Distribution Date that is attributable to such Mortgage Loan or Serviced Loan Combination (or any component thereof) (or successor REO Mortgage Loan); and

(ii)          the principal portion of any Realized Loss incurred in respect of such Mortgage Loan or Serviced Loan Combination (or any component thereof) (or successor REO Mortgage Loan) during the related Collection Period;

provided that, if a Liquidation Event occurs in respect of any Mortgage Loan or Serviced Loan Combination (or any component thereof) or the related REO Mortgage Loan, then the “Stated Principal Balance” of such Mortgage Loan or Serviced Loan Combination (or any component thereof) or of the related REO Mortgage Loan, as the case may be, shall be zero commencing as of the close of business on the Distribution Date next following the Collection Period in which such Liquidation Event occurred; provided, further, that the Stated Principal Balance of any Non-Trust-Serviced Pooled Mortgage Loan will be calculated in accordance with the definition of “Stated Principal Balance” in the related Non-Trust Pooling and Servicing Agreement. For purposes of this definition, monthly remittances to any Serviced Pari Passu Companion Loan Holders are deemed made on the Distribution Date in each calendar month.

“Subordinate Class”: The outstanding Class (if any) of Control-Eligible Certificates that (a) is the most subordinate (based on the payment priorities set forth in Section 4.01(a)) outstanding such Class and (b)(i) during a Subordinate Control Period, has a Class Principal Balance, as reduced by any Appraisal Reduction Amounts allocable thereto, that is not less than 25% of the initial Class Principal Balance of such Class, and (ii) during a Collective Consultation Period, has a Class Principal Balance, without regard to any Appraisal Reduction Amounts allocable thereto, that is not less than 25% of the initial Class Principal Balance of such Class; provided, that if at any time the Principal Balances of the Principal Balance Certificates (other than the Class E, Class F, Class G and Class H Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Subordinate Class” will be the most subordinate Class among the Control-Eligible Certificates that has an aggregate Principal Balance greater than zero without regard to Appraisal Reduction Amounts.

“Subordinate Class Certificateholder”: A Holder or Certificate Owner of any Certificate of the Subordinate Class.

“Subordinate Class Representative”: As defined in Section 3.23(a).

“Subordinate Control Period”: Any period when the Class Principal Balance of the Class E Certificates, net of any Appraisal Reduction Amounts allocable to such Class, is at least 25%

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of the initial Class Principal Balance of the Class E Certificates; provided, however, that (x) if at any time the Class Principal Balances of the Principal Balance Certificates (other than the Class E, Class F, Class G and Class H Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then a Subordinate Control Period shall be deemed to then be in effect and (y) solely with respect to the One Court Square Loan Combination, a Subordinate Control Period will be deemed to be in effect at all times.

No Subordinate Control Period shall limit the control and consultation rights, if any, of the “Controlling Note Holder” (as defined in the related Intercreditor Agreement) of any Non-Serviced Loan Combination.

“Sub-Servicer”: Any Person with which a Master Servicer or a Special Servicer has entered into a Sub-Servicing Agreement with respect to the Mortgage Loans or Serviced Loan Combinations in accordance with the terms hereof.

“Sub-Servicing Agreement”: The written contract between a Master Servicer or a Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Mortgage Loans or Serviced Loan Combinations as provided in Section 3.22.

“Sub-Servicing Entity”: Any Sub-Servicer or Servicing Function Participant retained by a Master Servicer (other than a Designated Sub-Servicer) or a Special Servicer.

“Substitution Shortfall Amount”: In connection with the substitution of one or more Replacement Mortgage Loans for any Defective Mortgage Loan, the amount, if any, by which the Purchase Price for such Defective Mortgage Loan (calculated as if it were to be repurchased, instead of replaced, on the relevant date of substitution), exceeds the initial Stated Principal Balance or the initial aggregate Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s) as of the date of substitution.

“Successful Bidder”: As defined in Section 7.01(c).

“Tax Administrator”: The Certificate Administrator, in its capacity as tax administrator hereunder, or any successor tax administrator appointed as herein provided.

“Tax Administrator Fee”: At any time when the Certificate Administrator is not also the Tax Administrator, the portion of the Certificate Administrator Fee payable to the Tax Administrator in an amount agreed to by the Certificate Administrator and the Tax Administrator.

“Tax Matters Person”: With respect to any REMIC Pool, the Person designated as the “tax matters person” of such REMIC Pool in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1, which Person shall, pursuant to Section 10.01(b), be the Holder of Certificates evidencing the largest Percentage Interest in the Class R Certificates.

“Tax Returns”: The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit Income (REMIC) Tax Return, including Schedule Q thereto,

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Quarterly Notice to Residual Interest Holder of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC Provisions and the federal income tax return to be filed by the Certificate Administrator on behalf of the Grantor Trust Pool due to its classification as a Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS under any applicable provisions of federal tax law or any other governmental taxing authority under applicable state or local tax laws.

“Termination Price”: As defined in Section 9.01(a).

“Third Party Reports”: With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report or property condition report, if any.

“TIA”: As defined in Section 12.12.

“TIA Applicability Determination”: As defined in Section 12.12.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transfer Affidavit and Agreement”: As defined in Section 5.02(d).

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferor”: Any Person who is disposing by Transfer of any Ownership Interest in a Certificate.

“Trust”: The trust created hereby.

“Trust Advisor”: Pentalpha Surveillance LLC, and its successors in interest and assigns, or any successor trust advisor appointed as herein provided.

“Trust Advisor Annual Report”: As defined in Section 3.28(a)(ii).

“Trust Advisor Consulting Fee”: The fee designated and payable as such and payable to the Trust Advisor pursuant to Section 3.28(l).

“Trust Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or expenses payable to (i) the Trust Advisor pursuant to Section 3.28(k) of this Agreement (other than any Trust Advisor Consulting Fees and the Trust Advisor Ongoing Fee) and (ii) the Non-Trust Trust Advisor pursuant to Section 3.05(a)(I)(xix) of this Agreement.

“Trust Advisor Ongoing Fee”: With respect to each Serviced Mortgage Loan and any related successor REO Mortgage Loan, the fee designated and payable as such to the Trust

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Advisor pursuant to Section 3.28(k). For the avoidance of doubt, no Trust Advisor Ongoing Fee shall accrue on the principal balance of, or be payable with respect to the Hilton Nashville Mortgage Loan, the 11 Madison Avenue Mortgage Loan, the Cooper’s Crossing Mortgage Loan or the related Companion Loans.

“Trust Advisor Ongoing Fee Rate”: 0.0015% (or, with respect to the One Court Square Mortgage Loan, 0.0025%) per annum.

“Trust Fund”: All of the assets of all the REMIC Pools, the Grantor Trust Pool and the Loss of Value Reserve Fund. For the avoidance of doubt, no Pari Passu Companion Loan is an asset of the Trust Fund.

“Trust-Related Litigation”: As defined in Section 3.32(a) of this Agreement.

“Trustee”: Wilmington Trust, National Association, in its capacity as trustee hereunder, or any successor trustee appointed as herein provided.

“Trustee Fee”: An amount payable to the Trustee as a portion of the Certificate Administrator Fee, equal to a fee of $210.00 per month, pursuant to Section 8.05(a).

“UCC”: The Uniform Commercial Code in effect in the applicable jurisdiction.

“UCC Financing Statement”: A financing statement filed, or to be filed, pursuant to the UCC.

“Unadjusted Distributable Certificate Interest”: As defined in the definition of “Interest Distribution Amount.”

“Unadjusted Principal Distribution Amount”: As defined in the definition of “Principal Distribution Amount.”

“Uncertificated Accrued Interest”: As defined in Section 2.11(g) with respect to any REMIC I Regular Interest for any Interest Accrual Period and in Section 2.13(g) with respect to any REMIC II Regular Interest for any Interest Accrual Period.

“Uncertificated Distributable Interest”: As defined in Section 2.11(g) with respect to any REMIC I Regular Interest for any Distribution Date and in Section 2.13(g) with respect to any REMIC II Regular Interest for any Distribution Date.

“Uncertificated Principal Balance”: The principal balance outstanding from time to time of any REMIC I Regular Interest (calculated in accordance with Section 2.11(e) hereof) or any REMIC II Regular Interest (calculated in accordance with Section 2.13(e) hereof).

“Uncovered Amount”: With respect to any Master Servicer’s Collection Account, any Additional Trust Fund Expense, Nonrecoverable Advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to any of clauses (ii) – (xxi) of Section 3.05(a)(I), but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or

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reimbursement; provided that any such Additional Trust Fund Expense, Nonrecoverable Advance or other item will be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

“Underwriters”: WFS, Deutsche Bank Securities and Natixis Securities.

“United States Securities Person”: Any “U.S. person” as defined in Rule 902(k) of Regulation S.

“United States Tax Person”: A citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the Code (or, to the extent provided in the applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as United States Tax Persons).

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.05(a)(II)(iii) but that has not been recovered from the Borrower or otherwise from collections on or the proceeds of the Mortgage Loan, Serviced Loan Combination or REO Property in respect of which the Advance was made.

“USPAP”: The Uniform Standards of Professional Appraisal Practices.

“Voting Rights”: The voting rights evidenced by the respective Certificates. At all times during the term of this Agreement: 98.0% of the Voting Rights shall be allocated among all the Holders of the various Classes of Principal Balance Certificates in proportion to the respective Class Principal Balances of such Classes (solely in connection with a proposed termination and replacement of the applicable Special Servicer under Section 6.05(b) or Section 6.05(c) or the Trust Advisor under Section 3.28(m) or Section 3.28(n), as notionally reduced by any Appraisal Reduction Amounts allocable to the respective Classes of Certificates) and 2.0% to be allocated among the Holders of the Interest Only Certificates on a pro rata basis based on their respective outstanding Class Notional Amounts at the time of determination). For purposes of this definition, the Class PEX Components shall be treated as if they were Principal Balance Certificates, and the Class A-S Certificates and the Class A-S-PEX Component shall be considered as if they together constitute a single “Class”, the Class B Certificates and the Class B-PEX Component shall be considered as if they together constitute a single “Class”, the Class C Certificates and the Class C-PEX Component shall be considered as if they together constitute as single “Class,” and the Holders of the Class PEX Certificates shall have the Voting Rights so allocated to the Class PEX Components and no other Voting Rights. Voting Rights allocated to a particular Class of Certificateholders shall be allocated among such Certificateholders in

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proportion to the respective Percentage Interests evidenced by their respective Certificates. No Voting Rights shall be allocated to the Class R Certificateholders.

“WAC Rate”: With respect to each Interest Accrual Period, is the rate per annum equal to the weighted average, (solely for reporting purposes, expressed as a percentage and rounded to six decimal places), of the REMIC I Remittance Rates applicable to the respective REMIC I Regular Interests for such Interest Accrual Period, weighted on the basis of the respective Uncertificated Principal Balances of such REMIC I Regular Interests outstanding immediately prior to the related Distribution Date.

“WFB”: Wells Fargo Bank, National Association, or its successor-in-interest.

“WFB Mortgage Loans”: The Mortgage Loans sold to the Depositor by WFB pursuant to the related Mortgage Loan Purchase Agreement.

“WFCM 2015-NXS2 Pooling and Servicing Agreement”: That certain Pooling and Servicing Agreement, dated as of July 1, 2015, between the Depositor, as depositor, WFB, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Pentalpha Surveillance LLC, as trust advisor, WFB, as certificate administrator, tax administrator and custodian, and Wilmington Trust, National Association, as trustee, relating to the Wells Fargo Commercial Mortgage Trust 2015-NXS2 securitization (into which the Cooper’s Crossing Pari Passu Companion Loan was deposited).

“WFS”: Wells Fargo Securities, LLC, or its successor-in-interest.

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations Section 1.671-5, as amended.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

“Within Grace Period Loan”: With respect to any Monthly Payment or Assumed Monthly Payment due and payable, or deemed due and payable, in respect of any particular Mortgage Loan, the status attributable to that Mortgage Loan by reason of, if applicable, the fact that, although such Monthly Payment or Assumed Monthly Payment has not been received, the Due Date, together with any applicable grace period, for such Monthly Payment or Assumed Monthly Payment has not passed.

“Workout-Delayed Reimbursement Amount”: As defined in Section 3.05(a)(II)(i).

“Workout Fee”: The fee designated as such in, and payable to the applicable Special Servicer in connection with Corrected Mortgage Loans pursuant to, the second paragraph of Section 3.11(c).

“Workout Fee Projected Amount”: As defined in Section 3.11(c).

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“Workout Fee Rate”: With respect to each Corrected Mortgage Loan, 1.00% (or, with respect to the One Court Square Loan Combination, 0.50%).

“Yield Maintenance Charge”: With respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a Borrower in connection with a Principal Prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

“Yosemite Resorts Loan Combination”: As defined in the Preliminary Statement.

“Yosemite Resorts Mortgage Loan”: As defined in the Preliminary Statement.

“Yosemite Resorts Pari Passu Companion Loan”: As defined in the Preliminary Statement.

Section 1.02     General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)           the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)          accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as in effect from time to time;

(iii)         references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)         a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)          the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)         the terms “include” and “including” shall mean without limitation by reason of enumeration.

Section 1.03     Certain Calculations in Respect of the Mortgage Pool. (a) All amounts Received by the Trust in respect of any Cross-Collateralized Group, including any payments from Borrowers, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds (including any such collections on or in respect of Corrected Mortgage Loans but exclusive, if applicable, in the case of a Serviced Loan Combination, of amounts payable to any related Serviced Pari Passu Companion Loan Holder pursuant to the related Intercreditor Agreement),

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together with any other cash recoveries on and proceeds of any Cross-Collateralized Group shall be applied among the Mortgage Loans constituting such Cross-Collateralized Group in accordance with the express provisions of the related Mortgage Loan Documents (including any modifications, waivers or amendments thereto or supplemental agreements entered into in connection with the servicing and administration of such Mortgage Loan) and, in the absence of such express provisions, in accordance with the Servicing Standard. All amounts Received by the Trust in respect of or allocable to any particular Mortgage Loan (but excluding any Non-Trust-Serviced Pooled Mortgage Loan, which shall be allocated in accordance with Section 1.03(c), hereof), including any payments from Borrowers, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds (including any such collections on or in respect of Corrected Mortgage Loans but exclusive, if applicable, in the case of any Serviced Loan Combination, of amounts payable to any related Serviced Pari Passu Companion Loan Holder pursuant to the related Intercreditor Agreement), together with any other cash recoveries on and proceeds of such Mortgage Loan shall be applied to amounts due and owing under the related Mortgage Note and Mortgage (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Loan Documents and, in the absence of such express provisions or if and to the extent that such terms authorize the lender to use its discretion, shall be applied:

(i)            first, as a recovery of any related and unreimbursed Servicing Advances (together with, without duplication, any Unliquidated Advances in respect of prior Servicing Advances and any prior Servicing Advances theretofore determined to constitute Nonrecoverable Servicing Advances) and, if applicable, unpaid Liquidation Expenses;

(ii)          second, as a recovery of accrued and unpaid interest (together with, without duplication, any Unliquidated Advances in respect of prior P&I Advances of such interest and any P&I Advances of interest theretofore determined to constitute Nonrecoverable P&I Advances) on such Mortgage Loan to, but not including, the end of the mortgage loan interest accrual period ending in the Collection Period in which the collection occurred, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest or, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, that constitutes Post-ARD Additional Interest; provided that in no event shall any portion of any Liquidation Proceeds be applied under this clause second to any interest that previously accrued on a Mortgage Loan and constitutes an Appraisal-Reduced Interest Amount;

(iii)         third, as a recovery of principal (together with, without duplication, any Unliquidated Advances in respect of prior P&I Advances of such principal and any prior P&I Advances of such principal theretofore determined to constitute Nonrecoverable P&I Advances) of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(iv)          fourth, as a recovery of any Appraisal-Reduced Interest Amounts that have occurred and are then existing with respect to such Mortgage Loan;

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(v)           fifth, unless a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items;

(vi)         sixth, unless a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of Reserve Funds to the extent then required to be held in escrow;

(vii)        seventh, as a recovery of any Default Charges then due and owing under such Mortgage Loan;

(viii)       eighth, as a recovery of any Prepayment Premium or Yield Maintenance Charge then due and owing under such Mortgage Loan;

(ix)          ninth, as a recovery of any assumption fees and modification fees then due and owing under such Mortgage Loan;

(x)          tenth, as a recovery of any other amounts then due and owing under such Mortgage Loan, other than remaining unpaid principal or, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, other than Post-ARD Additional Interest (if both (x) fees that constitute Additional Master Servicing Compensation or Additional Special Servicing Compensation and (y) Trust Advisor Consulting Fees are due and owing, first, allocated to fees that constitute Additional Master Servicing Compensation or Additional Special Servicing Compensation, and then allocated to Trust Advisor Consulting Fees);

(xi)         eleventh, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

(xii)        twelfth, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Post-ARD Additional Interest on such ARD Mortgage Loan;

provided that, in connection with any Serviced Mortgage Loan (or Serviced Loan Combination), payments or proceeds received from the related Borrower with respect to any partial release (including pursuant to a condemnation) of a Mortgaged Property at a time when the loan-to-value ratio of the related Serviced Mortgage Loan (or Serviced Loan Combination) exceeds 125% (based solely on the value of the real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the Trustee) must be applied to reduce the principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination) in the manner permitted by the REMIC Provisions.

(b)          Amounts Received by the Trust with respect to each REO Property (other than, if applicable, any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan which shall be allocated in accordance with Section 1.03(c), hereof and other than, if applicable, in the case of any Serviced Loan Combination, amounts payable to any related Serviced Pari Passu Companion Loan Holder pursuant to the related Intercreditor Agreement as set forth in

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Section 1.03(g) hereof), exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property, shall be treated:

(i)            first, as a recovery of any related and unreimbursed Servicing Advances (together with any Unliquidated Advances in respect of prior Servicing Advances and any prior Servicing Advances theretofore determined to constitute Nonrecoverable Servicing Advances) and, if applicable, unpaid Liquidation Expenses;

(ii)          second, as a recovery of accrued and unpaid interest (together with any Unliquidated Advances in respect of prior P&I Advances of such interest and any P&I Advances of interest theretofore determined to constitute Nonrecoverable P&I Advances) on the related REO Mortgage Loan to, but not including, the end of the mortgage loan interest accrual period ending in the Collection Period of receipt by or on behalf of the Trust, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest or, in the case of an REO Mortgage Loan that relates to an ARD Mortgage Loan after its Anticipated Repayment Date, that constitutes Post-ARD Additional Interest; provided that in no event shall any portion of any Liquidation Proceeds be applied under this clause second to any interest that previously accrued on a Mortgage Loan and constitutes an Appraisal-Reduced Interest Amount;

(iii)         third, as a recovery of principal (together with any Unliquidated Advances in respect of prior P&I Advances of such principal and any P&I Advances of principal theretofore determined to constitute Nonrecoverable P&I Advances) of the related REO Mortgage Loan to the extent of its entire unpaid principal balance;

(iv)          fourth, as a recovery of any Appraisal-Reduced Interest Amounts that have occurred and are then existing with respect to such Mortgage Loan;

(v)           fifth, as a recovery of any Default Charges deemed to be due and owing in respect of the related REO Mortgage Loan;

(vi)         sixth, as a recovery of any Prepayment Premium or Yield Maintenance Charge deemed to be due and owing in respect of the related REO Mortgage Loan;

(vii)        seventh, as a recovery of any other amounts deemed to be due and owing in respect of the related REO Mortgage Loan (other than, in the case of an REO Mortgage Loan that relates to an ARD Mortgage Loan after its Anticipated Repayment Date, accrued and unpaid Post-ARD Additional Interest (and if both (x) fees that constitute Additional Master Servicing Compensation or Additional Special Servicing Compensation and (y) Trust Advisor Consulting Fees are due and owing, first, allocated to fees that constitute Additional Master Servicing Compensation or Additional Special Servicing Compensation, and then allocated to Trust Advisor Consulting Fees)); and

(viii)       eighth, in the case of an REO Mortgage Loan that relates to an ARD Mortgage Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Post-ARD Additional Interest on such REO Mortgage Loan.

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(c)          The parties hereto acknowledge that any payments, collections and recoveries received by the parties to the Non-Trust Pooling and Servicing Agreement related to a Non-Trust-Serviced Pooled Mortgage Loan are required to be allocated by such parties as interest, principal or other amounts in accordance with the terms and conditions of the related Intercreditor Agreement and the related Non-Trust-Serviced Pooled Mortgage Loan.

(d)          For the purposes of this Agreement, Post-ARD Additional Interest on an ARD Mortgage Loan or a successor REO Mortgage Loan with respect thereto shall be deemed not to constitute principal or any portion thereof and shall not be added to the unpaid principal balance or Stated Principal Balance of such ARD Mortgage Loan or successor REO Mortgage Loan, notwithstanding that the terms of the related Mortgage Loan Documents so permit. To the extent any Post-ARD Additional Interest is not paid on a current basis, it shall be deemed to be deferred interest.

(e)          The foregoing applications of amounts received in respect of any Mortgage Loan or REO Property shall be determined by the applicable Master Servicer and reflected in the appropriate monthly report from such Master Servicer and in the appropriate monthly Distribution Date Statement as provided in Section 4.02.

(f)          All net present value calculations and determinations made with respect to a Mortgage Loan (other than a Non-Trust-Serviced Pooled Mortgage Loan), a Serviced Loan Combination, Mortgaged Property or REO Property (other than any Mortgaged Property or REO Property, or any interest therein, related to any Non-Trust-Serviced Pooled Mortgage Loan) (including for purposes of the definition of “Servicing Standard”) shall be made using a discount rate (a) for principal and interest payments on a Mortgage Loan or Serviced Loan Combination, or the sale of a Mortgage Loan or Serviced Loan Combination, equal to the higher of (x) the rate determined by the applicable Master Servicer or the applicable Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrower on similar non-defaulted debt of such Borrower as of such date of determination and (y) the Mortgage Rate on the applicable Mortgage Loan or Serviced Loan Combination based on its outstanding principal balance (or, in connection with a sale of a Mortgage Loan related to a Serviced Loan Combination, the senior note interest rate), and (b) for all other cash flows, including property cash flow, identical to the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property or REO Property.

(g)          Amounts collected on or with respect to any Serviced Loan Combination or any related REO Property shall be applied in accordance with the allocation and payment provisions of the applicable Intercreditor Agreement. In no event, however, shall there be charged to or borne by any one or more related Serviced Pari Passu Companion Loan Holders any out-of-pocket expense incurred under this Agreement that, in the good faith, reasonable judgment of the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, (i) relates primarily to the general administration of the Trust Fund (and is not attributable to any particular mortgage loans), (ii) relates primarily to a REMIC Pool or the general administration thereof, (iii) relates primarily to any determination respecting the amount, payment or avoidance of any tax on the Trust Fund under the REMIC Provisions, (iv) relates to any unrelated Mortgage Loan, or (v) consists of the

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actual payment of any REMIC tax. Section 1.03 and Section 3.05(a) of this Agreement shall be construed in accordance with the preceding statement.

Section 1.04     Cross-Collateralized Mortgage Loans. Notwithstanding anything herein to the contrary, it is hereby acknowledged that any groups of Mortgage Loans identified on the Mortgage Loan Schedule as being cross-collateralized with each other are, in the case of each such particular group of Mortgage Loans, by their terms, cross-defaulted and cross-collateralized with each other. For purposes of reference only in this Agreement, and without in any way limiting the servicing rights and powers of the applicable Master Servicer and/or the applicable Special Servicer, with respect to any Cross-Collateralized Mortgage Loan (or successor REO Mortgage Loan with respect thereto), the Mortgaged Property (or REO Property) that relates or corresponds thereto shall be the property identified in the Mortgage Loan Schedule as corresponding thereto. The provisions of this Agreement, including each of the defined terms set forth in Section 1.01, shall be interpreted in a manner consistent with this Section 1.04; provided that, if there exists with respect to any Cross-Collateralized Group only one original of any document referred to in the definition of “Mortgage File” covering all the Mortgage Loans in such Cross-Collateralized Group, then the inclusion of the original of such document in the Mortgage File for any of the Mortgage Loans constituting such Cross-Collateralized Group shall be deemed an inclusion of such original in the Mortgage File for each such Mortgage Loan.

Section 1.05     Incorporation of Preliminary Statement. The parties hereto acknowledge that the Preliminary Statement at the beginning of this Agreement constitutes a part of this Agreement.

Article II

CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND
WARRANTIES; ORIGINAL ISSUANCE OF REMIC I REGULAR INTERESTS,
REMIC II REGULAR INTERESTS, REMIC III COMPONENTS, REMIC I RESIDUAL
INTEREST, REMIC II RESIDUAL INTEREST, REMIC III RESIDUAL INTEREST
AND CERTIFICATES

Section 2.01     Conveyance of Mortgage Loans.

(a)          It is the intention of the parties hereto that a common law trust be established under the laws of the State of New York pursuant to this Agreement and, further that such trust be designated as “Wells Fargo Commercial Mortgage Trust 2015-NXS3”. The fiscal year-end of such trust shall be December 31. Wilmington Trust, National Association is hereby appointed, and does hereby agree to act, as Trustee hereunder and, in such capacity, to hold the Trust Fund in trust for the exclusive use and benefit of all present and future Certificateholders. This Agreement is not intended to create a partnership or a joint-stock association between or among any of the parties hereto.

(b)          The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders (and for the benefit of the other parties to this Agreement as their respective interests may appear) and the Trustee (as holder of the Class A-S Regular

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Interest, Class B Regular Interest and Class C Regular Interest) all the right, title and interest of the Depositor, in, to and under (i) the Original Mortgage Loans and all documents included in the related Mortgage Files and Servicing Files, (ii) the rights of the Depositor under Sections 2, 3, 4 (other than Section 4(c), (d) and (f)) and 5 (other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each Mortgage Loan Purchase Agreement and (iii) all other assets included or to be included in the Trust Fund. Such assignment includes (i) all scheduled payments of principal and interest under and proceeds of the Original Mortgage Loans received after their respective Cut-off Dates (other than scheduled payments of interest and principal due and payable on or before their respective Cut-off Dates, which amounts shall belong and be promptly remitted to the related Mortgage Loan Seller when and if received), together with all documents delivered or caused to be delivered hereunder with respect to the Original Mortgage Loans by the respective Mortgage Loan Sellers (including all documents included in the related Mortgage Files and Servicing Files and any related Additional Collateral); (ii) any REO Property acquired in respect of an Original Mortgage Loan (or, in the case of any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan, the beneficial interest of the holder of the applicable Non-Serviced Companion Loan(s) with respect thereto); and (iii) such funds or assets as from time to time are deposited in the Collection Account (but not in the Serviced Pari Passu Companion Loan Custodial Account), the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, and subject to the rights of any related Serviced Pari Passu Companion Loan Holder(s), the REO Account.

The Depositor’s transfer and conveyance of: (i) any Non-Trust-Serviced Pooled Mortgage Loan is subject to the related Non-Trust Pooling and Servicing Agreement and the related Intercreditor Agreement and (ii) any Mortgage Loan that is part of a Serviced Loan Combination is subject to the related Intercreditor Agreement.

After the Depositor’s transfer of the Original Mortgage Loans to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust’s ownership of the Mortgage Loans.

(c)          The conveyance of the Original Mortgage Loans and the related rights and property accomplished hereby is absolute and is intended by the parties hereto to constitute an absolute transfer of the Original Mortgage Loans and such other related rights and property by the Depositor to the Trustee for the benefit of the Certificateholders (and the Trustee as holder of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest). Furthermore, it is not intended that such conveyance be a pledge of security for a loan. If such conveyance is determined to be a pledge of security for a loan, however, the Depositor and the Trustee intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor and the Trustee also intend and agree that, in such event, (i) this Agreement shall constitute a security agreement under applicable law, (ii) the Depositor shall be deemed to have granted and hereby grants to the Trustee (in such capacity) a first priority security interest in all of the Depositor’s right, title and interest in and to the following, whether now owned or existing or hereafter acquired or arising: (1) the Mortgage Loans, (2) all principal and interest received on or with respect to such Mortgage Loans after the Cut-off Date (other than scheduled payments of interest and principal due and payable on such Mortgage Loans on or prior to their respective Cut-off Dates or, in the case of a Replacement

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Mortgage Loan, on or prior to the related date of substitution), (3) all amounts held from time to time in the Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, the REO Accounts, and all investment earnings on such amounts, (4) all of the Depositor’s right, title and interest under the Mortgage Loan Purchase Agreements that are described under clause (ii) of the first sentence of Section 2.01(b), (5) all other assets included or to be included in the Trust Fund and (6) all income, payments, products and proceeds of any of the foregoing, together with any additions thereto or substitutions therefor, (iii) the possession by the Custodian on the Trustee’s behalf of the Mortgage Notes with respect to the Mortgage Loans subject hereto from time to time and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” or possession by a purchaser or person designated by such secured party for the purpose of perfecting such security interest under applicable law, and (iv) notifications to, and acknowledgments, receipts or confirmations from, Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, a UCC financing statement substantially in the form attached as Exhibit J hereto in all appropriate locations in the State of Delaware promptly following the initial issuance of the Certificates, and the Certificate Administrator shall, at the expense of the Depositor (to the extent reasonable), prepare and file continuation statements with respect thereto, in each case in the six-month period prior to every fifth anniversary of the date of the initial UCC financing statement. The Depositor shall cooperate in a reasonable manner with the Certificate Administrator in the preparation and filing of such continuation statements. This Section 2.01(c) shall constitute notice to the Certificate Administrator pursuant to any requirements of the UCC in effect in each applicable jurisdiction.

(d)          In connection with the Depositor’s assignment pursuant to Section 2.01(b) above, the parties acknowledge that each Mortgage Loan Seller is obligated, at such Mortgage Loan Seller’s expense, pursuant to the related Mortgage Loan Purchase Agreement, to deliver to and deposit with, or cause to be delivered to and deposited with, the Custodian, (i) on or before the Closing Date, the Mortgage Note relating to each Mortgage Loan so assigned, endorsed to the Trustee as specified in clause (i) of the definition of “Mortgage File” (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note as specified in clause (i) of the definition of “Mortgage File”) and (ii) on or before the respective delivery dates therefor set forth in the related Mortgage Loan Purchase Agreement, the remainder of the Mortgage File and any Additional Collateral (other than Reserve Funds and originals of Letters of Credit, all of which are to be transferred to the applicable Master Servicer) for each Original Mortgage Loan acquired by the Depositor from such Mortgage Loan Seller. Notwithstanding the preceding sentence, if the applicable Mortgage Loan Seller cannot so deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in clauses (ii), (iii), (vii) and (ix)(A) of the definition of “Mortgage File”, with evidence of recording or filing (if applicable, and as the case may be) thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as the case may be, then (subject to the obligation of such Mortgage Loan Seller to nonetheless (1) from time to time make or cause to be made reasonably diligent efforts to obtain such document or instrument (with such evidence) if it is not returned within a reasonable period after the date

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when it was transmitted for recording and (2) deliver such document or instrument to the Custodian (if such document or instrument is not otherwise returned to the Custodian) promptly upon such Mortgage Loan Seller’s receipt thereof), so long as a copy of such document or instrument, certified by such Mortgage Loan Seller or title agent as being a copy of the document deposited for recording or filing and (in the case of such clause (ii)) accompanied by an Officer’s Certificate of the applicable Mortgage Loan Seller or a statement from the title agent to the effect that such original Mortgage has been sent to the appropriate public recording official for recordation, has been delivered to the Custodian on or before the respective delivery dates therefor set forth in the related Mortgage Loan Purchase Agreement, the delivery requirements of the related Mortgage Loan Purchase Agreement shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File; or if the applicable Mortgage Loan Seller cannot or does not so deliver, or cause to be delivered, as to any Mortgage Loan (exclusive of a Non-Trust-Serviced Pooled Mortgage Loan), the original of any of the documents and/or instruments referred to in clauses (iv) and (ix)(B) of the definition of “Mortgage File”, because such document or instrument has been delivered for recording or filing, as the case may be, then (subject to the obligation of such Mortgage Loan Seller to nonetheless (1) from time to time make or cause to be made reasonably diligent efforts to obtain such document or instrument (with such evidence) if it is not returned within a reasonable period after the date when it was transmitted for recording and (2) deliver such document or instrument to the Custodian (if such document or instrument is not otherwise returned to the Custodian) promptly upon such Mortgage Loan Seller’s receipt thereof), so long as a copy of such document or instrument, certified by such Mortgage Loan Seller, a title agent or a recording or filing agent as being a copy of the document deposited for recording or filing and accompanied by an Officer’s Certificate of such Mortgage Loan Seller or a statement from the title agent that such document or instrument has been sent to the appropriate public recording official for recordation (except that such copy and certification shall not be required if the Custodian is responsible for recordation of such document or instrument under this Agreement and such Mortgage Loan Seller has delivered the original unrecorded document or instrument to the Custodian on or before the date that is forty-five (45) days following the Closing Date), has been delivered to the Custodian on or before the respective delivery dates therefor set forth in the related Mortgage Loan Purchase Agreement, the delivery requirements of the related Mortgage Loan Purchase Agreement shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File. In addition, with respect to each Mortgage Loan (exclusive of a Non-Trust-Serviced Pooled Mortgage Loan) under which any Additional Collateral is in the form of a Letter of Credit as of the Closing Date, the parties acknowledge that the related Mortgage Loan Seller is contractually obligated to cause to be prepared, executed and delivered to the issuer of each such Letter of Credit such notices, assignments and acknowledgments as are required under such Letter of Credit to assign, without recourse, to the Trustee the related Mortgage Loan Seller’s rights as the beneficiary thereof and drawing party thereunder. Furthermore, with respect to each Mortgage Loan (exclusive of a Non-Trust-Serviced Pooled Mortgage Loan), if any, as to which there exists a secured creditor impaired property insurance policy or pollution limited liability environmental impairment policy covering the related Mortgaged Property, the related Mortgage Loan Seller is contractually obligated to cause such policy, within a reasonable period following the Closing Date, to inure to the benefit of the Trustee on behalf of the Certificateholders (if and to the extent that it does not by its terms automatically inure to the holder of such Mortgage Loan). The

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Depositor shall deliver to the Trustee and the Custodian on or before the Closing Date a fully executed counterpart of each Mortgage Loan Purchase Agreement. With respect to a Non-Trust-Serviced Pooled Mortgage Loan, the parties hereto acknowledge the provisions of the related Mortgage Loan Purchase Agreement in which the related Mortgage Loan Seller represents, warrants and covenants that the documents described in clauses (ii), (iii) and (xi) of the definition of “Mortgage File” and documents comparable to those described in clauses (iv), (vi) and (ix)(B) of the definition of “Mortgage File” have been delivered to the related Non-Trust Trustee or Non-Trust Custodian, except to the extent that the absence of such document does not constitute a breach pursuant to the terms of the related Non-Trust Pooling and Servicing Agreement. In addition, with respect to a Non-Trust-Serviced Pooled Mortgage Loan, the parties hereto acknowledge the provisions of the related Mortgage Loan Purchase Agreement in which the related Mortgage Loan Seller agrees that any “Document Defect” or “Defect” as such term is defined in the applicable Non-Trust Pooling and Servicing Agreement shall constitute a Document Defect under the related Mortgage Loan Purchase Agreement; provided that the foregoing shall not apply if any such “Document Defect” relates solely to the promissory note for the applicable related Non-Serviced Companion Loan(s). None of the Depositor, the Trustee, the Certificate Administrator, the Custodian, the Trust Advisor, the Master Servicers or the Special Servicers shall be liable for any failure by any Mortgage Loan Seller to comply with the document delivery requirements of the related Mortgage Loan Purchase Agreement.

(e)          The parties hereto acknowledge that, except in the case of a Non-Trust-Serviced Pooled Mortgage Loan, each Mortgage Loan Purchase Agreement requires the related Mortgage Loan Seller, or its designee, to itself submit, or cause to be submitted, (i) each assignment of Mortgage and assignment of Assignment of Leases in favor of the Trustee referred to in clause (iv) of the definition of “Mortgage File” and (ii) each assignment of UCC Financing Statement in favor of the Trustee referred to in clause (ix)(B) of the definition of “Mortgage File”, for recording or filing to the extent that they are related to Mortgage Loans for which it is the applicable Mortgage Loan Seller. Each such assignment shall reflect that it should be returned by the public recording office to the applicable Mortgage Loan Seller or its designee, and such Mortgage Loan Seller has agreed in the related Mortgage Loan Purchase Agreement to deliver or cause the delivery of each such assignment to the Custodian (with a copy thereof to the applicable Master Servicer)) following recording, and each such assignment of UCC Financing Statement shall reflect that the file copy thereof or an appropriate receipt therefor, as applicable, should be returned to the applicable Mortgage Loan Seller or its designee, and such Mortgage Loan Seller has agreed in the related Mortgage Loan Purchase Agreement to deliver or cause the delivery of each such assignment to the Custodian (with a copy thereof to the applicable Master Servicer) following filing; provided that in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the applicable Mortgage Loan Seller has agreed to obtain therefrom a copy of the recorded original and is required to provide a copy of such recorded original to the Custodian (with a copy to the applicable Master Servicer). The parties hereto further acknowledge that, except in the case of a Non-Trust-Serviced Pooled Mortgage Loan, each Mortgage Loan Purchase Agreement requires the related Mortgage Loan Seller, if any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, to prepare or cause to be prepared promptly a substitute therefor or cure such defect, as the case may be, and thereafter cause the same to be duly recorded or filed, as appropriate.

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(f)           In connection with the Depositor’s assignment pursuant to Section 2.01(b) above, the parties acknowledge that each Mortgage Loan Seller is contractually obligated, at such Mortgage Loan Seller’s expense, pursuant to the related Mortgage Loan Purchase Agreement, to deliver to and deposit with, or cause to be delivered to and deposited with, the applicable Master Servicer, on or before the Closing Date: (i) a copy of the Mortgage File for each Original Mortgage Loan (except that copies of instruments of assignment shall be forwarded by the Custodian upon request when the originals are returned to the Custodian in accordance with Section 2.01(e) above); (ii) originals or copies of all financial statements, appraisals, environmental reports, engineering reports, transaction screens, seismic assessment reports, leases, rent rolls (or, with respect to Co-op Mortgage Loans, maintenance schedules), Insurance Policies and certificates, major space leases, legal opinions and tenant estoppels and any other relevant documents relating to the origination and servicing of any Mortgage Loan or Serviced Loan Combination that are reasonably necessary for the ongoing administration and/or servicing of the applicable Mortgage Loan or Serviced Loan Combination in the possession or under the control of such Mortgage Loan Seller that relate to the Original Mortgage Loans transferred by it to the Depositor and, to the extent that any original documents or copies, as applicable, of the following documents are not required to be a part of a Mortgage File for any such Original Mortgage Loan or Serviced Loan Combination, originals or copies of all documents, certificates and opinions in the possession or under the control of such Mortgage Loan Seller that were delivered by or on behalf of the related Borrowers in connection with the origination of such Original Mortgage Loans (provided that such Mortgage Loan Seller shall not be required to deliver any attorney-client privileged communication, draft documents or any documents or materials prepared by it or its Affiliates for internal uses, including without limitation, credit committee briefs or memoranda and other internal approval documents); and (iii) all unapplied Reserve Funds and Escrow Payments in the possession or under the control of such Mortgage Loan Seller that relate to the Original Mortgage Loans transferred by such Mortgage Loan Seller to the Depositor. The applicable Master Servicer (or a Sub-Servicer on its behalf) shall hold all such documents, records and funds that it so receives on behalf of the Trust for the benefit of the Certificateholders (and the Trustee as holder of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest) and, insofar as they also relate to any Serviced Pari Passu Companion Loan, on behalf of and for the benefit of any and all related Serviced Pari Passu Companion Loan Holder(s).

(g)          With respect to the Mortgage Loans identified as Loan Nos. 5, 26, 27 and 38 on the Mortgage Loan Schedule, which are each subject to a franchise agreement with a related comfort letter in favor of the respective Mortgage Loan Seller, the related Mortgage Loan Seller or its agent will be required to, within 30 days of the Closing Date (or any shorter period if required by the applicable comfort letter), notify the related franchisor that each such Mortgage Loan has been transferred to the Trust and, unless only notice to the related franchisor is required, request a replacement comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter), and deliver to the applicable Master Servicer and the Special Servicer a copy of each such notice and request and the existing comfort letters, and the applicable Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter within a reasonable amount of time after the end of such 30-day period, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter). If the applicable Master Servicer is unable to acquire any such replacement comfort letter (or new document or

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acknowledgement, as applicable) within 120 days of the Closing Date, such Master Servicer will notify the related Mortgage Loan Seller that no such replacement comfort letter has been received.

Section 2.02     Acceptance of Mortgage Loans by Trustee. (a) Subject to the other provisions in this Section 2.02, the Trustee, by its execution and delivery of this Agreement, hereby accepts receipt on behalf of the Trust, through the Custodian on its behalf, of (i) the Original Mortgage Loans and all documents delivered to the Custodian that constitute portions of the related Mortgage Files and (ii) all other assets delivered to the Custodian and included in the Trust Fund, in good faith and without notice of any adverse claim. The Custodian declares that it holds and will hold such documents and any other documents received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Original Mortgage Loans and such other assets, together with any other Mortgage Loans and assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and the Trustee (as holder of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest). To the extent that the Mortgage File relates to a Mortgage Loan that is part of a Serviced Loan Combination, the Custodian shall also hold such Mortgage File in trust for the use and benefit of the related Serviced Pari Passu Companion Loan Holder(s). The applicable Master Servicer acknowledges receipt of all of the original Letters of Credit relating to the Mortgage Loans or Serviced Loan Combination delivered to it (copies of which are part of the Mortgage File) and agrees to hold such Letters of Credit in trust for the benefit of the Trustee. In connection with the foregoing, the Custodian hereby certifies to each of the other parties hereto, each Mortgage Loan Seller and each Underwriter that, as to each Mortgage Loan, except as specifically identified in the Schedule of Exceptions to Mortgage File Delivery attached hereto as Schedule II, (i) all documents specified in clause (i) of the definition of “Mortgage File” are in its possession, and (ii) the original Mortgage Note (or, if accompanied by a lost note affidavit and indemnity, the copy of such Mortgage Note) received by it with respect to such Mortgage Loan has been reviewed by it and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan. The Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon.

(b)          On or about the 75th day following the Closing Date, the Custodian shall review the documents delivered to it with respect to each Original Mortgage Loan, and the Custodian shall, subject to Sections 1.04, 2.02(c) and 2.02(d), certify in writing (and, if any exceptions are noted or if the recordation/filing contemplated by Section 2.01(e) has not been completed (based solely on receipt by the Custodian of the particular documents showing evidence of the recordation/filing), the Custodian shall deliver updates to any exception list attached to such certification in accordance with the penultimate sentence of this paragraph (which exception list shall also be delivered in Excel-compatible format)) to each of the other parties hereto (substantially in the form of Exhibit M), the Mortgage Loan Sellers, any Serviced Pari Passu Companion Loan Holders (in each case, provided that the Custodian has received notice of the identity of and notice address information for such Serviced Pari Passu Companion Loan Holder), the Majority Subordinate Certificateholder and the Subordinate Class Representative that, as to each Original Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification): (i) the original Mortgage Note

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specified in clause (i) of the definition of “Mortgage File” and all allonges thereto, if any (or a copy of such Mortgage Note, together with a lost note affidavit and indemnity) and, except with respect to a Non-Trust-Serviced Pooled Mortgage Loan, the original or copy of documents specified in clauses (ii), (iii), (iv), (viii) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (x) (if the Mortgage Loan Schedule specifies that a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest) and (xx) (if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” have been received by it; (ii) if such report is due more than 180 days after the Closing Date, the recordation/filing contemplated by Section 2.01(e) has been completed (based solely on receipt by the Custodian of the particular recorded/filed documents or an appropriate receipt of recording/filing therefor); (iii) all documents received by it with respect to such Mortgage Loan have been reviewed by it and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appear to have been executed and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) above and this Section 2.02(b) and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clause (iv)(A) and clause (vi) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the related Mortgage File. Every ninety (90) days after such 75th day following the Closing Date, until the earlier of (i) the date on which such exceptions are eliminated and such recordation/filing has been completed, and (ii) the date on which all the affected Mortgage Loans are removed from the Trust Fund, the Custodian shall deliver electronically (including in Excel-compatible format) to each of the other parties hereto, to the Mortgage Loan Sellers, any Serviced Pari Passu Companion Loan Holders, the Majority Subordinate Certificateholder and the Subordinate Class Representative an update to the exception report annexed to the certification described above substantially in the form of Exhibit M, which update shall report any remaining outstanding exceptions with respect to each Original Mortgage Loan. Such delivery shall be deemed to constitute a certification of the substance of the matters set forth in the form of such Exhibit M (except as set forth in such exception report). The applicable Master Servicer shall provide the contact name, mailing address and e-mail address of any Serviced Pari Passu Companion Loan Holder to the applicable Special Servicer, the Trustee, the Custodian and the Certificate Administrator to the extent not previously provided thereto, provided that such Master Servicer has such information. The contact name, mailing address and e-mail address of each initial Serviced Pari Passu Companion Loan Holder is set forth on Schedule IX hereto.

(c)          If a Responsible Repurchase Party substitutes a Replacement Mortgage Loan for any Defective Mortgage Loan as contemplated by Section 2.03, the Custodian shall review the documents delivered to it with respect to such Replacement Mortgage Loan, and the Custodian shall deliver a certification comparable to that described in the prior paragraph, in respect of such Replacement Mortgage Loan, on or about the 30th day following the related date of substitution (and, if any exceptions are noted, every ninety (90) days thereafter until the earlier of (i) the date on which such exceptions are eliminated and all related recording/filing has been completed, and (ii) the date on which such Replacement Mortgage Loan is removed from the Trust Fund).

With respect to the documents described in clause (iii) of the definition of “Mortgage File”, absent actual knowledge to the contrary, the Custodian may assume, for purposes of the

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certification(s) delivered in this Section 2.02(c) or to be delivered pursuant to Section 2.02(b), that the Mortgage File for each Mortgage Loan includes a separate Assignment of Leases.

With respect to the documents described in clause (ix) of the definition of “Mortgage File”, absent actual knowledge to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for purposes of the certification(s) to be delivered pursuant to this Section 2.02(c), that the Mortgage File for each Mortgage Loan should include a copy of one state-level UCC Financing Statement filed in the state of incorporation or organization of the related Borrower for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Borrowers, for each related Borrower). To the extent appropriate under applicable law, the UCC Financing Statements to be assigned to the Trustee will be delivered on the new national forms and in recordable form and will be filed in the state of incorporation or organization as so indicated on the documents provided.

(d)          None of the Depositor, the Certificate Administrator, the Trustee, any Master Servicer, any Sub-Servicer, any Special Servicer, the Custodian or the Trust Advisor is under any duty or obligation to (i) determine whether any of the documents specified in clauses (iii), (iv)(B), (v), (vi), (vii), (ix) and (xi) through (xviii) of the definition of “Mortgage File” exist or are required to be delivered by the Mortgage Loan Sellers in respect of any Mortgage Loan unless such item(s) are specified on the related Mortgage File Checklist, or (ii) inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, except as expressly provided in Section 2.01(e), none of the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, any Sub-Servicer, the Special Servicers, the Custodian or the Trust Advisor shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

(e)          In performing the reviews contemplated by subsections (a) and (b) above, the Custodian may conclusively rely on the purported due execution and genuineness of any such document and any signature thereon. It is understood that the scope of the Custodian’s review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (i), (ii), (iii), (iv) (except with respect to a Non-Trust-Serviced Pooled Mortgage Loan), (viii) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (x) (if the Mortgage Loan Schedule specifies that a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest) and (xx) (if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” have been received by it and such additional information as will be necessary for delivering the certifications required by subsections (a) and (b) above.

Section 2.03     Certain Repurchases and Substitutions of Mortgage Loans by the Responsible Repurchase Parties.

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(a)          If, in the process of reviewing the documents delivered or caused to be delivered by the Mortgage Loan Sellers as contemplated by Section 2.01(d), the Custodian discovers that any document required to have been delivered as contemplated by Section 2.01(d) has not been so delivered, or discovers that any of the documents that were delivered has not been properly executed, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or is defective on its face (each, including, without limitation, that a document is missing, a “Document Defect”), or if, at any other time, the Custodian or any other party hereto discovers (without implying that any such party has a duty to make or attempt to make such discovery) a Document Defect in respect of any Mortgage Loan, the party discovering such Document Defect shall promptly so notify each of the other parties hereto. If any party hereto discovers (without implying that any such party has a duty to make or attempt to make such discovery) or receives notice of a breach of any representation or warranty relating to any Mortgage Loan set forth in or made pursuant to Section 4(b) or 4(g) of any Mortgage Loan Purchase Agreement (a “Breach”), such party shall promptly so notify each of the other parties hereto. Upon the Trustee’s discovery or receipt of notice that a Document Defect or Breach exists with respect to any Mortgage Loan, the Trustee shall notify the Subordinate Class Representative, the Majority Subordinate Certificateholder, the Depositor, the Certificate Administrator, the Custodian, the applicable Master Servicer, the applicable Special Servicer, the related Responsible Repurchase Party and the Rating Agencies.

(b)          Promptly upon its actual knowledge of any Material Document Defect or Material Breach with respect to any Mortgage Loan or its receipt of notice from the Trustee or any other party to this Agreement of a Material Document Defect or Material Breach with respect to any Mortgage Loan, the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) shall notify the related Responsible Repurchase Party in writing (in each case, with a copy to the Depositor) of such Material Document Defect or Material Breach, as the case may be, and direct such Responsible Repurchase Party that it must, not later than (1) ninety (90) days from discovery of the subject Material Document Defect or Material Breach by the Responsible Repurchase Party, or (2) ninety (90) days from the receipt by such Responsible Repurchase Party of such notice (or, if (x) such Material Breach or Material Document Defect, as the case may be, relates to whether such Mortgage Loan is or, as of the Closing Date (or, in the case of a Replacement Mortgage Loan, as of the related date of substitution), was a Qualified Mortgage, and (y) such Responsible Repurchase Party discovered or received prompt written notice of the relation specified in clause (x), then (z) within ninety (90) days after any earlier discovery by the Responsible Repurchase Party or any party to this Agreement of such Material Breach or Material Document Defect, as the case may be) (such 90-day period, in any case, the “Initial Resolution Period”), correct or cure such Material Document Defect or Material Breach, as the case may be, in all material respects, or repurchase the affected Mortgage Loan (as, if and to the extent required by the related Mortgage Loan Purchase Agreement), at the applicable Purchase Price; provided that if such Responsible Repurchase Party certifies to the Trustee in writing (i) that such Material Document Defect or Material Breach, as the case may be, does not relate to whether the affected Mortgage Loan is or, as of the Closing Date (or, in the case of a Replacement Mortgage Loan, as of the related date of substitution), was a Qualified Mortgage, (ii) that such Material Document Defect or Material Breach, as the case may be, is capable of being cured but not within the applicable Initial Resolution Period, (iii) that such Responsible Repurchase Party has commenced and is diligently proceeding with the cure of such Material

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Document Defect or Material Breach, as the case may be, during the applicable Initial Resolution Period, (iv) in the case of a Material Document Defect, that (x) the related Mortgage Loan is not, at the end of the Initial Resolution Period, then a Specially Serviced Mortgage Loan and a Servicing Transfer Event has not occurred as a result of a monetary default or as described in clause (e), (f) or (g) of the definition of “Specially Serviced Mortgage Loan” in this Agreement and (y) the Material Document Defect was not identified in a certification delivered to the Mortgage Loan Seller by the Custodian pursuant to Section 2.02 not less than ninety (90) days prior to the delivery of the notice of such Material Document Defect, and (v) that such Responsible Repurchase Party anticipates that such Material Document Defect or Material Breach, as the case may be, will be cured within an additional 90-day period (such additional 90-day period, the “Resolution Extension Period”) (a copy of which certification shall be delivered by the Trustee to the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Subordinate Class Representative, the Majority Subordinate Certificateholder and the Rating Agencies), then such Responsible Repurchase Party shall have an additional period equal to the Resolution Extension Period to complete such correction or cure (or, upon failure to complete such correction or cure, for the applicable Responsible Repurchase Party to repurchase the affected Mortgage Loan); and provided, further, however, that, in lieu of repurchasing the affected Mortgage Loan as contemplated above (but, in any event, no later than such repurchase would have to have been completed), the applicable Responsible Repurchase Party shall be permitted, during the three-month period commencing on the Startup Day for the REMIC Pool that holds the affected Mortgage Loan (or during the two-year period commencing on such Startup Day if the affected Mortgage Loan is a “defective obligation” within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulations Section 1.860G-2(f)), to replace the affected Mortgage Loan with one or more Qualifying Substitute Mortgage Loans and to pay a cash amount equal to the applicable Substitution Shortfall Amount, subject to any other applicable terms and conditions of the related Mortgage Loan Purchase Agreement and this Agreement. The parties hereto agree that delivery by the Custodian of a certification or schedule of exceptions to a Mortgage Loan Seller or Responsible Repurchase Party shall not in and of itself constitute delivery of notice of any Material Document Defect or knowledge of such Mortgage Loan Seller or Responsible Repurchase Party of any Material Document Defect. If any Mortgage Loan is to be repurchased or replaced as contemplated by this Section 2.03, the applicable Master Servicer shall designate the Collection Account as the account to which funds in the amount of the applicable Purchase Price or Substitution Shortfall Amount (as the case may be) are to be wired, and the applicable Master Servicer shall promptly notify the Special Servicer, the Trustee and the Certificate Administrator when such deposit is made. Any such repurchase or replacement of a Mortgage Loan shall be on a whole loan, servicing released basis. Notwithstanding this Section 2.03(b), the absence from the Mortgage File, (i) on the Closing Date of the Mortgage Note (or a lost note affidavit and indemnity with a copy of the Mortgage Note) and (ii) by the first anniversary of the Closing Date, of originals or copies of any other Specially Designated Mortgage Loan Document (without the presence of any factor that reasonably mitigates such absence, nonconformity or irregularity) shall (if the absence results from the related Mortgage Loan Seller’s failure to deliver such Specially Designated Mortgage Loan Document in accordance with the terms of the related Mortgage Loan Purchase Agreement) be conclusively presumed to be a Material Document Defect and shall obligate the party discovering such absence to give the Trustee prompt notice, whereupon the Trustee shall notify the applicable Responsible Repurchase Party (with a copy to the Depositor) to cure such

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Material Document Defect, or, failing that, repurchase or replace the related Mortgage Loan or REO Mortgage Loan, all in accordance with the procedures set forth, and to the extent permitted, herein and in the related Mortgage Loan Purchase Agreement. Notwithstanding this Section 2.03(b), in the event of any Breach described in the second paragraph of Section 5(d) of any Mortgage Loan Purchase Agreement, the remedy described in such second paragraph of such Section 5(d) shall constitute the sole remedy available to the Trustee and any other affected Person with respect to such Breach. For the avoidance of doubt, none of the Trustee, the Certificate Administrator or the Custodian shall have any obligation to review or approve any condition or requirement contemplated hereunder in connection with any repurchase, removal, addition, or substitution.

The remedies provided for in this Section 2.03(b) with respect to any Material Document Defect or Material Breach with respect to any Mortgage Loan shall apply to the related REO Property.

If (x) a Defective Mortgage Loan is to be repurchased or replaced as described above, (y) such Defective Mortgage Loan is part of a Cross-Collateralized Group and (z) the applicable Document Defect or Breach does not constitute a Material Document Defect or Material Breach, as the case may be, as to the other Mortgage Loan(s) that are a part of such Cross-Collateralized Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or Breach (as the case may be) shall be deemed to constitute a Material Document Defect or Material Breach (as the case may be) as to each such Other Crossed Loan for purposes of the above provisions, and the related Responsible Repurchase Party shall be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless, in the case of such Breach or Document Defect:

(A)         the related Responsible Repurchase Party (at its expense) delivers or causes to be delivered to the Trustee, the applicable Special Servicer and, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer (with a copy to the applicable Master Servicer except in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan) an Opinion of Counsel to the effect that such Responsible Repurchase Party’s repurchase of only those Mortgage Loans as to which a Material Document Defect or Material Breach has actually occurred without regard to the provisions of this paragraph (the “Affected Loan(s)”) and the operation of the remaining provisions of this Section 2.03(b) will not result in an Adverse REMIC Event or any Adverse Grantor Trust Event hereunder; and

(B)         each of the following conditions would be satisfied if the related Responsible Repurchase Party were to repurchase or replace only the Affected Loans and not the Other Crossed Loans:

(I)          the debt service coverage ratio for such Other Crossed Loan(s) (excluding the Affected Loan(s)) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the least of (A) 0.10x below the debt service coverage ratio for the Cross-Collateralized Group (including the Affected Loan(s)) set forth in Annex

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A-1 to the Prospectus Supplement, (B) the debt service coverage ratio for the Cross-Collateralized Group (including the Affected Loan(s)) for the four preceding calendar quarters preceding the repurchase or replacement and (C) 1.25x;

(II)         the loan-to-value ratio for the Other Crossed Loans is not greater than the greatest of (A) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Cross-Collateralized Group (including the Affected Loan(s)) set forth in Annex A-1 to the Prospectus Supplement plus 10%, (B) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Cross-Collateralized Group (including the Affected Loan(s)) at the time of repurchase or replacement and (C) 75%; and

(III)        the exercise of remedies against the Primary Collateral of any Mortgage Loan in the Cross-Collateralized Group shall not impair the ability to exercise remedies against the Primary Collateral of the other Mortgage Loans in the Cross-Collateralized Group.

The determination of the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) as to whether the conditions set forth above have been satisfied shall be conclusive and binding in the absence of manifest error. The applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) will be entitled to cause to be delivered, or direct the related Responsible Repurchase Party to cause to be delivered, to the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (II) above has been satisfied, in each case at the expense of the related Responsible Repurchase Party if the scope and cost of the Appraisal is approved by the related Responsible Repurchase Party and the Subordinate Class Representative (such approval not to be unreasonably withheld in each case).

With respect to any Defective Mortgage Loan that forms a part of a Cross-Collateralized Group and as to which the conditions described in the preceding paragraph are satisfied, such that the Trust Fund will continue to hold the Other Crossed Loans, the related Responsible Repurchase Party and the Trustee, as successor to the Depositor, are bound by an agreement (set forth in the related Mortgage Loan Purchase Agreement) to forbear from enforcing any remedies against the other’s Primary Collateral but each is permitted to exercise remedies against the Primary Collateral securing its respective Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Affected Loan(s) still held by the Trustee. If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the Primary Collateral securing the Affected Loan or the Other Crossed Loans, as the case may be, held by the other such party, then both parties have agreed to forbear from exercising such remedies unless and until the Mortgage Loan Documents evidencing and securing the relevant Mortgage Loans can be modified in a manner that complies with the applicable Mortgage Loan Purchase Agreement to remove the threat of impairment as a result of

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the exercise of remedies. Any reserve or other cash collateral or Letters of Credit securing any of the Mortgage Loans that form a Cross-Collateralized Group shall be allocated between such Mortgage Loans in accordance with the Mortgage Loan Documents, or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. All other terms of the Mortgage Loans shall remain in full force and effect, without any modification thereof. The provisions of this paragraph shall be binding on all future holders of each Mortgage Loan that forms part of a Cross-Collateralized Group.

To the extent necessary and appropriate, the Trustee shall execute (or, subject to Section 3.01(b) and Section 3.10, provide the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) with a limited power of attorney that enables the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) to execute) the modification of the Mortgage Loan Documents that complies with the applicable Mortgage Loan Purchase Agreement to remove the threat of impairment of the ability of the Responsible Repurchase Party or the Trust Fund to exercise its remedies with respect to the Primary Collateral securing the Mortgage Loan(s) held by such party resulting from the exercise of remedies by the other such party; provided that the Trustee shall not be liable for any misuse of any such power of attorney by the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer). The applicable Master Servicer shall advance all costs and expenses incurred by the Trustee, such Master Servicer and the applicable Special Servicer with respect to any Cross-Collateralized Group pursuant to this paragraph, and such advances and interest thereon shall (i) constitute and be reimbursable as Servicing Advances and (ii) be included in the calculation of Purchase Price for the Mortgage Loan(s) to be repurchased or replaced. Neither the applicable Master Servicer nor the applicable Special Servicer, as applicable, shall be liable to any Certificateholder or any other party hereto if a modification of the Mortgage Loan Documents described above cannot be effected for any reason beyond the control of such Master Servicer or such Special Servicer, respectively.

The reasonable “out-of-pocket” costs and expenses incurred by the applicable Master Servicer, the applicable Special Servicer, the Trustee and/or the Custodian pursuant to this Section 2.03(b), including reasonable attorney fees and expenses, shall constitute Servicing Advances to the extent not collected from the related Responsible Repurchase Party.

(c)          Whenever one or more Replacement Mortgage Loans are substituted for a Defective Mortgage Loan by a Mortgage Loan Seller as contemplated by this Section 2.03, the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) shall direct the party effecting the substitution to deliver to the Custodian the related Mortgage File and a certification to the effect that such Replacement Mortgage Loan satisfies or such Replacement Mortgage Loans satisfy, as the case may be, all of the requirements of the definition of “Qualifying Substitute Mortgage Loan”. No mortgage loan may be substituted for a Defective Mortgage Loan as contemplated by this Section 2.03 if the Mortgage Loan to be replaced was itself a Replacement Mortgage Loan, in which case, absent a cure of the relevant Material Breach or Material Document Defect, the affected Mortgage Loan will be required to be repurchased as contemplated hereby. Monthly Payments due with respect to each Replacement Mortgage Loan

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(if any) after the related date of substitution, and Monthly Payments due with respect to each corresponding Deleted Mortgage Loan (if any) after its respective Cut-off Date and on or prior to the related date of substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) on or prior to the related date of substitution, and Monthly Payments due with respect to each corresponding Deleted Mortgage Loan (if any) after the related date of substitution, shall not be part of the Trust Fund and are to be remitted by the applicable Master Servicer to the party effecting the related substitution promptly following receipt.

If any Mortgage Loan is to be repurchased or replaced by a Responsible Repurchase Party as contemplated by this Section 2.03, the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) shall direct such party to amend the Mortgage Loan Schedule to reflect the removal of any Deleted Mortgage Loan and, if applicable, the substitution of the related Replacement Mortgage Loan(s); and, upon its receipt of such amended Mortgage Loan Schedule, the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto. Upon any substitution of one or more Replacement Mortgage Loans for a Deleted Mortgage Loan, such Replacement Mortgage Loan(s) shall become part of the Trust Fund and be subject to the terms of this Agreement in all respects.

The reasonable “out-of-pocket” costs and expenses incurred by the applicable Master Servicer, the applicable Special Servicer, the Trustee and/or the Custodian pursuant to this Section 2.03(c), including reasonable attorney fees and expenses, shall constitute Servicing Advances to the extent not collected from the related Responsible Repurchase Party.

(d)          The applicable Special Servicer (other than in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan) shall notify the applicable Master Servicer in writing of the amount of the Purchase Price or Substitution Shortfall Amount (as the case may be) for any Mortgage Loan to be repurchased or replaced by the related Responsible Repurchase Party as contemplated by this Section 2.03 and the applicable Master Servicer shall be entitled to conclusively rely on any such notice. Upon receipt of an Officer’s Certificate from the applicable Master Servicer to the effect that the full amount of the Purchase Price or Substitution Shortfall Amount (as the case may be) for any Mortgage Loan repurchased or replaced by the related Responsible Repurchase Party as contemplated by this Section 2.03 has been deposited in the Collection Account, and further, if applicable, upon receipt of the Mortgage File for each Replacement Mortgage Loan (if any) to be substituted for a Deleted Mortgage Loan, together with any certifications and/or opinions required pursuant to Section 2.03(b) to be delivered by the applicable Responsible Repurchase Party, the Trustee and the Custodian shall each (i) release the Mortgage File and any Additional Collateral held by it or on its behalf for the Deleted Mortgage Loan to the related Responsible Repurchase Party or its designee and (ii) execute and deliver such instruments of release, transfer and/or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the applicable Responsible Repurchase Party or its designee the ownership of the Deleted Mortgage Loan, and the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) shall notify

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the Depositor and the affected Borrowers of the transfers of the Deleted Mortgage Loan(s) and any Replacement Mortgage Loan(s). In connection with any such repurchase or substitution by the related Responsible Repurchase Party, each of the applicable Master Servicer and the applicable Special Servicer shall deliver to the applicable Responsible Repurchase Party or its designee any portion of the related Servicing File, together with any Escrow Payments, Reserve Funds and Additional Collateral, held by or on behalf of the applicable Master Servicer or the applicable Special Servicer, as the case may be, with respect to the Deleted Mortgage Loan, in each case at the expense of such Responsible Repurchase Party. The reasonable “out-of-pocket” costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the applicable Master Servicer, the applicable Special Servicer, the Trustee and/or the Custodian pursuant to this Section 2.03(d), to the extent not collected from the related Responsible Repurchase Party, shall be reimbursable to each of them as Servicing Advances in respect of the affected Mortgage Loan.

(e)          The related Mortgage Loan Purchase Agreement provides the sole remedies available to the Certificateholders, or the Trustee on their behalf, respecting any Document Defect or Breach with respect to any Mortgage Loan. If, in connection with any Material Document Defect or Material Breach, the related Responsible Repurchase Party defaults on its obligations to cure such Material Document Defect or Material Breach and fails to deliver a Loss of Value Payment as provided in Section 2.03(h), as the case may be, in all material respects or to repurchase or replace the affected Mortgage Loan as contemplated by this Section 2.03, then the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) shall promptly notify the Trustee, the applicable Master Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Special Servicer), the Depositor, the Certificate Administrator, the Subordinate Class Representative and the Majority Subordinate Certificateholder, and the Certificate Administrator shall notify the Certificateholders. Thereafter, the Trustee shall (and the applicable Special Servicer may in its own name, or, as provided in Section 3.01(b) below, in the name of the Trustee) take such actions on behalf of the Trust with respect to the enforcement of such repurchase/substitution obligations, including the institution and prosecution of appropriate legal proceedings, as the Trustee (or, if applicable, the applicable Special Servicer) shall determine are in the best interests of the Certificateholders (taken as a collective whole). Any and all reasonable “out-of-pocket” costs and expenses incurred by the applicable Master Servicer, the Trustee and/or the applicable Special Servicer pursuant to this Section 2.03(e), including, reasonable attorney’s fees and expenses, to the extent not collected from the related Responsible Repurchase Party, shall constitute Servicing Advances in respect of the affected Mortgage Loan.

(f)           The Trustee shall not consent to the assignment by a Mortgage Loan Seller or Responsible Repurchase Party of their respective obligations under any Mortgage Loan Purchase Agreement unless such assignment is the subject of a Rating Agency Confirmation and, during any Subordinate Control Period, with the consent of the Subordinate Class Representative, which consent shall be deemed given if the Subordinate Class Representative does not respond within five (5) Business Days of receipt of the Trustee’s request.

(g)          If the Depositor, the applicable Master Servicer or the applicable Special Servicer (each a “Repurchase Request Recipient”): (1) receives a Repurchase Communication of a

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request or demand for repurchase or replacement of any Mortgage Loan alleging a Document Defect or a Breach (a “Repurchase Request”); (2) receives a Repurchase Communication of a withdrawal of a Repurchase Request by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”); or (3) receives a Repurchase Communication that any Mortgage Loan that was subject of a Repurchase Request has been repurchased or replaced (a “Repurchase”) or that such Repurchase Request has been rejected (a “Repurchase Request Rejection”), then such party shall give written notice thereof to the applicable Mortgage Loan Seller and the other parties hereto and the Other Depositor (if applicable) promptly but in any case within ten (10) Business Days from the date of receipt thereof. Each notice required by this Section 2.03(g) (a “Rule 15Ga-1 Notice”) shall include: (i) the date that the Repurchase Communication relating to the Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, was received by the Repurchase Request Recipient; (ii) the identity of the Person making or withdrawing any such Repurchase Communication and the related Mortgage Loan; (iii) in the case of a Repurchase Communication of a Repurchase Request, the basis for the Repurchase Request asserted by the Person making the Repurchase Request, to the extent known to the Repurchase Request Recipient; and (iv) in the case of a Repurchase Communication of a Repurchase Request received by the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer), a statement from such Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, from such Master Servicer) as to whether it currently plans to pursue such Repurchase Request pursuant to Section 2.03(b). Each Rule 15Ga-1 Notice may be delivered by electronic mail in accordance with Section 12.06. A Repurchase Request Recipient shall not be required to provide any information under this Section 2.03(g) if and to the extent that such information is protected by either the attorney-client privilege or the attorney work product doctrines. Each Mortgage Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice is provided only to assist the Depositor, the related Mortgage Loan Seller, the Other Depositor (if applicable) and their respective Affiliates in complying with Rule 15Ga-1, Items 1104 and 1121 of Regulation AB and/or any other law or regulation, and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient, and (B) no information provided pursuant to this Section 2.03(g) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the related Mortgage Loan Purchase Agreement.

If the Trustee, the Certificate Administrator, the Custodian or either Master Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the One Court Square Special Servicer) receives a Repurchase Communication of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, such party shall forward such Repurchase Communication as soon as possible and in any event, no later than three (3) Business Days following receipt of such Repurchase Communication to the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, to the applicable Master Servicer) and shall include the following statement in the related correspondence: “This is a Repurchase Communication of a [“Repurchase Request”] [“Repurchase Request Withdrawal”] [“Repurchase”] [“Repurchase Request Rejection”] under Section 2.03 of the Pooling and Servicing Agreement relating to the WFCM 2015-NXS3 Commercial Mortgage Pass-Through Certificates requiring action by you as the “Repurchase Request Recipient” of such Repurchase

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Communication thereunder”. Upon receipt of any Repurchase Communication of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection by the applicable Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, the applicable Master Servicer) pursuant to the prior sentence, such Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, such Master Servicer) shall be deemed a Repurchase Request Recipient in respect of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, and such Special Servicer (or, in the case of the One Court Square Mortgage Loan if it is a Performing Serviced Mortgage Loan, such Master Servicer) shall comply with the procedures set forth in the prior paragraph of this Section 2.03(g) with respect to such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection. In no event shall this provision require the Custodian (in its capacity as Custodian) in connection with its review of a Mortgage File to provide any notice other than as set forth in Section 2.02 of this Agreement. None of the Trustee, the Certificate Administrator or the Custodian shall accept any oral Repurchase Communication of a Repurchase Request, and each of the Trustee, the Certificate Administrator and the Custodian shall direct any Person making an oral Repurchase Communication of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection to submit it in writing (or by means of electronic mail in accordance with Section 12.06) to the Certificate Administrator (who will act in accordance with the first sentence of this paragraph). Repurchase Communications of Repurchase Requests made to the Certificate Administrator must be submitted in writing or may be transmitted by electronic mail in accordance with Section 12.06 with a subject line of “Repurchase Request – WFCM 2015-NXS3”.

The parties hereto agree that delivery of a Rule 15Ga-1 Notice shall not in and of itself constitute delivery of notice of any Material Document Defect or Material Breach or knowledge on the part of the Responsible Repurchase Party of any Material Document Defect or Material Breach.

(h)          If a Mortgage Loan Seller (or, if applicable, a related Responsible Repurchase Party), in connection with a Material Document Defect or a Material Breach (or an allegation of a Material Document Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller (or, if applicable, a related Responsible Repurchase Party) and the applicable Special Servicer on behalf of the Trust (with the consent of the Majority Subordinate Certificateholder to the extent a Subordinate Control Period or Collective Consultation Period is then in effect) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.05(h)(iii) of this Agreement. If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Document Defect in lieu of any obligation of the Mortgage Loan Seller (or, if applicable, a related Responsible Repurchase Party) to otherwise cure such Material Breach or Material Document Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Document Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller (or, if applicable,

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a related Responsible Repurchase Party) and the Trust, provided that prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller (or, if applicable, a related Responsible Repurchase Party) or the Trustee from exercising any of its rights related to a Material Document Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), and provided, further, that such Loss of Value Payment shall not be greater than the repurchase price of the affected Mortgage Loan; and provided, further that a Material Document Defect or a Material Breach as a result of a Mortgage Loan not constituting a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code may not be cured by a Loss of Value Payment.

Section 2.04     Representations and Warranties of the Depositor.

(a)          The Depositor hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that solely as to itself:

(i)            The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

(ii)           The Depositor’s execution and delivery of, performance under, and compliance with this Agreement, will not violate the Depositor’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Depositor, is likely to affect materially and adversely the ability of the Depositor to perform its obligations under this Agreement.

(iii)          The Depositor has the full corporate power and authority to consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement. This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(iv)          No litigation is pending or, to the best of the Depositor’s knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this Agreement or that, in the Depositor’s good

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faith and reasonable judgment, is likely to materially and adversely affect the ability of the Depositor to perform its obligations under this Agreement.

(v)          Immediately prior to the transfer of the Original Mortgage Loans to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had such right, title and interest in and to each Original Mortgage Loan as was transferred to it by the related Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement. The Depositor has not transferred any of its right, title and interest in and to the Original Mortgage Loans to any Person other than the Trustee.

(vi)         The Depositor is transferring all of its right, title and interest in and to the Original Mortgage Loans to the Trustee for the benefit of the Certificateholders free and clear of any and all liens, pledges, charges, security interests and other encumbrances created by or through the Depositor.

(vii)        Except for any actions that are the express responsibility of another party hereunder or under any Mortgage Loan Purchase Agreement, and further except for actions that the Depositor is expressly permitted to complete subsequent to the Closing Date, the Depositor has taken all actions required under applicable law to effectuate the transfer of all of its right, title and interest in and to the Original Mortgage Loans by the Depositor to the Trustee.

(viii)       No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Depositor of the transactions contemplated herein, except for (A) those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the Depositor to perform its obligations under this Agreement and (B) those filings and recordings of the Depositor and assignments thereof that are contemplated by this Agreement to be completed after the Closing Date.

(b)          The representations and warranties of the Depositor set forth in Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

Section 2.05     Representations and Warranties of the Master Servicers.

(a)          Each of the Master Servicers, for itself only, hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)           The Master Servicer is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and the Master Servicer is in compliance with the laws of each State in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this

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Agreement, except where the failure to so qualify or comply would not materially adversely affect the Master Servicer’s ability to perform its obligations hereunder in accordance with the terms of this Agreement.

(ii)          The Master Servicer’s execution and delivery of, performance under and compliance with this Agreement, will not violate the Master Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Master Servicer, is likely to affect materially and adversely the ability of the Master Servicer to perform its obligations under this Agreement.

(iii)         The Master Servicer has the full power and authority to enter into and consummate all transactions involving the Master Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)         This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)          The Master Servicer is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Master Servicer to perform its obligations under this Agreement.

(vi)         No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Master Servicer of the transactions contemplated herein, except for those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the Master Servicer to perform its obligations under this Agreement, and, except to the extent in the case of performance, that its failure to be qualified as a foreign corporation or entity or licensed in one or more states is not necessary for the performance by it of its obligations hereunder.

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(vii)          No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer that, if determined adversely to the Master Servicer, would prohibit the Master Servicer from entering into this Agreement or that, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement.

(viii)          The Master Servicer has errors and omissions insurance that is in full force and effect or is self-insuring with respect to such risks, in either case in compliance with the requirements of Section 3.07(e).

(b)          The representations and warranties of each Master Servicer set forth in Section 2.05(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)          Any successor to a Master Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.05(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.05(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.06     Representations and Warranties of the Special Servicers.

(a)          Each Special Servicer, for itself only, hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)           The Special Servicer is a national banking association (in the case of the NCB Master Servicer or the One Court Square Special Servicer) or a limited liability company (in the case of the General Special Servicer) duly organized, validly existing and in good standing under the laws of the United States or the State of Florida, respectively, and the Special Servicer is in compliance with the laws of each State in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not materially adversely affect the Special Servicer’s ability to perform its obligations hereunder in accordance with the terms of this Agreement.

(ii)          The Special Servicer’s execution and delivery of, performance under and compliance with this Agreement will not violate the Special Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Special Servicer, is likely to

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affect materially and adversely the ability of the Special Servicer to perform its obligations under this Agreement.

(iii)         The Special Servicer has the full power and authority to enter into and consummate all transactions involving the Special Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)         This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)          The Special Servicer is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Special Servicer to perform its obligations under this Agreement.

(vi)         No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Special Servicer of the transactions contemplated herein, except for those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the Special Servicer to perform its obligations under this Agreement.

(vii)        No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer that, if determined adversely to the Special Servicer, would prohibit the Special Servicer from entering into this Agreement or that, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement.

(viii)       The Special Servicer has errors and omissions insurance that is in full force and effect or is self-insuring with respect to such risks, in either case in compliance with the requirements of Section 3.07(e).

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(b)           The representations and warranties of the Special Servicers set forth in Section 2.06(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)           Any successor Special Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.06(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.06(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.07      Representations and Warranties of the Trust Advisor.

(a)           The Trust Advisor hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)          The Trust Advisor is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

(ii)         The Trust Advisor’s execution and delivery of, performance under and compliance with this Agreement will not violate the Trust Advisor’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Trust Advisor, is likely to affect materially and adversely the ability of the Trust Advisor to perform its obligations under this Agreement.

(iii)        The Trust Advisor has the requisite limited liability company power and authority to enter into and consummate all transactions involving the Trust Advisor contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trust Advisor, enforceable against the Trust Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations

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regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)         The Trust Advisor is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trust Advisor’s reasonable judgment, is likely to affect materially and adversely the ability of the Trust Advisor to perform its obligations under this Agreement.

(vi)        No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Trust Advisor of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii)       No litigation is pending or, to the best of the Trust Advisor’s knowledge, threatened against the Trust Advisor that, if determined adversely to the Trust Advisor, would prohibit the Trust Advisor from entering into this Agreement or that, in the Trust Advisor’s reasonable judgment, is likely to materially and adversely affect the ability of the Trust Advisor to perform its obligations under this Agreement.

(viii)      The Trust Advisor is eligible to act in such capacity hereunder in accordance with Section 3.28.

(b)           The representations and warranties of the Trust Advisor set forth in Section 2.07(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)           Any successor Trust Advisor shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.07(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.07(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.08      Representations and Warranties of the Certificate Administrator.

(a)           The Certificate Administrator hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)          The Certificate Administrator is duly organized, validly existing and in good standing as a national banking association under the laws of the United States and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

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(ii)         The Certificate Administrator’s execution and delivery of, performance under and compliance with this Agreement will not violate the Certificate Administrator’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Certificate Administrator, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(iii)        The Certificate Administrator has the requisite power and authority to enter into and consummate all transactions involving the Certificate Administrator contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)         The Certificate Administrator is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(vi)        No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Certificate Administrator of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii)       No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator that, if determined adversely to the Certificate Administrator, would prohibit the Certificate Administrator from entering into this Agreement or that, in the Certificate Administrator’s reasonable judgment, is likely to materially and adversely affect the ability of the Certificate Administrator to perform its obligations under this Agreement.

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(viii)      The Certificate Administrator is eligible to act in such capacity hereunder in accordance with Section 8.06.

(b)           The representations and warranties of the Certificate Administrator set forth in Section 2.08(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)           Any successor Certificate Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.08(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.08(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.09      Representations and Warranties of the Tax Administrator.

(a)            The Tax Administrator hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)          The Tax Administrator is duly organized, validly existing and in good standing as a national banking association under the laws of the United States and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

(ii)         The Tax Administrator’s execution and delivery of, performance under and compliance with this Agreement will not violate the Tax Administrator’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the reasonable judgment of the Tax Administrator, is likely to affect materially and adversely the ability of the Tax Administrator to perform its obligations under this Agreement.

(iii)        The Tax Administrator has the requisite power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes the valid, legal and binding obligation of the Tax Administrator, enforceable against the Tax Administrator in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or

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their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)         The Tax Administrator is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Tax Administrator’s reasonable judgment, is likely to affect materially and adversely the ability of the Tax Administrator to perform its obligations under this Agreement.

(vi)        No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Tax Administrator of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii)       No litigation is pending or, to the best of the Tax Administrator’s knowledge, threatened against the Tax Administrator that, if determined adversely to the Tax Administrator, would prohibit the Tax Administrator from entering into this Agreement or that, in the Tax Administrator’s reasonable judgment, is likely to materially and adversely affect the ability of the Tax Administrator to perform its obligations under this Agreement.

(viii)      The Tax Administrator is eligible to act in such capacity hereunder in accordance with Section 8.06.

(b)           The representations and warranties of the Tax Administrator set forth in Section 2.09(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto, the Majority Subordinate Certificateholder and the Subordinate Class Representative.

(c)           Any successor to the Tax Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.09(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.09(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.10      Representations, Warranties and Covenants of the Trustee.

(a)           The Trustee hereby represents and warrants to, and covenants with, each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

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(i)          The Trustee is duly organized, validly existing and in good standing as a national banking association under the laws of the United States of America and is, shall be or, if necessary, shall appoint a co-trustee that is, in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan (insofar as such enforceability is dependent upon compliance by the Trustee with such laws) and to perform its obligations under this Agreement and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

(ii)         The Trustee’s execution and delivery of, performance under and compliance with this Agreement, will not violate the Trustee’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which breach or default, in the good faith and reasonable judgment of the Trustee is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(iii)        The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)         The Trustee is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(vi)        No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Trustee of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

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(vii)       No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Agreement or that, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement.

(viii)      The Trustee is eligible to act as trustee hereunder in accordance with Section 8.06.

(b)           The representations, warranties and covenants of the Trustee set forth in Section 2.10(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations, warranties and covenants that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

(c)           Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.10(a), subject to such appropriate modifications to the representation, warranty and covenant set forth in Section 2.10(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.11      Creation of REMIC I; Issuance of the REMIC I Regular Interests and the REMIC I Residual Interest; Certain Matters Involving REMIC I.

(a)           It is the intention of the parties hereto that the following segregated pool of assets constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as “REMIC I”: (i) the Mortgage Loans that are from time to time subject to this Agreement, together with (A) all payments under and proceeds of such Mortgage Loans received after the Closing Date (other than any Post-ARD Additional Interest) or, in the case of any such Mortgage Loan that is a Replacement Mortgage Loan, after the related date of substitution (other than scheduled payments of interest and principal due on or before the respective Cut-off Dates for such Mortgage Loans or, in the case of any such Mortgage Loan that is a Replacement Mortgage Loan, on or before the related date of substitution, and exclusive of any such amounts that constitute Excess Servicing Fees), and (B) all rights of the holder of such Mortgage Loans under the related Mortgage Loan Documents and in and to any related Additional Collateral; (ii) any REO Property acquired in respect of any Mortgage Loan (or, in the case of any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan, the beneficial interest of the holder of the related Mortgage Loan in such REO Property); (iii) such funds and assets as from time to time are deposited in the Collection Account (but not in the Serviced Pari Passu Companion Loan Custodial Account), the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established (but, in the case of any such account established with respect to a Serviced Loan Combination, subject to the rights of any Serviced Pari Passu Companion Loan Holders), the REO Accounts (exclusive of any such amounts that constitute Excess Servicing Fees) and (iv) the rights of the Depositor under Sections 2, 3, 4 (other than Section 4(c), (d) and (f)) and 5 (other than Section 5(f), (g), (h)

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and (i)) (and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each Mortgage Loan Purchase Agreement. The Closing Date is hereby designated as the “Startup Day” of REMIC I within the meaning of Section 860G(a)(9) of the Code.

(b)           Concurrently with the assignment to the Trustee of the Original Mortgage Loans and certain related assets, pursuant to Section 2.01(b), and in exchange therefor, the REMIC I Regular Interests and the REMIC I Residual Interest shall be issued. A single separate REMIC I Regular Interest shall be issued with respect to each Original Mortgage Loan. For purposes of this Agreement each REMIC I Regular Interest shall relate to the Original Mortgage Loan in respect of which it was issued, to each Replacement Mortgage Loan (if any) substituted for such Original Mortgage Loan and to each REO Mortgage Loan deemed outstanding with respect to any REO Property acquired in respect of such Original Mortgage Loan or any such Replacement Mortgage Loan (or, in the case of any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan, the beneficial interest of the holder of the related Mortgage Loan in any related REO Property). None of the REMIC I Regular Interests shall be certificated. The REMIC I Regular Interests and the REMIC I Residual Interest shall collectively constitute the entire beneficial ownership of REMIC I.

(c)           The REMIC I Regular Interests shall constitute the “regular interests” (within the meaning of Section 860G(a)(1) of the Code), and the REMIC I Residual Interest shall constitute the sole “residual interest” (within the meaning of Section 860G(a)(2) of the Code), in REMIC I. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other “interests” in REMIC I (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

(d)           The designation for each REMIC I Regular Interest shall be the identification number for the related Original Mortgage Loan set forth in the Mortgage Loan Schedule.

(e)           Each REMIC I Regular Interest shall have an Uncertificated Principal Balance. As of the Closing Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall equal the Cut-off Date Principal Balance of the related Original Mortgage Loan (as specified in the Mortgage Loan Schedule). On each Distribution Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall be (1) permanently reduced by any distributions of principal deemed made with respect to such REMIC I Regular Interest on such Distribution Date pursuant to Section 4.01(j) and (2) further adjusted in the manner and to the extent provided in Section 4.04(c). Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the Uncertificated Principal Balance of each REMIC I Regular Interest shall not otherwise be increased or reduced. Deemed distributions to REMIC II in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously deemed allocated to a REMIC I Regular Interest, shall not constitute deemed distributions of principal and shall not result in any reduction of the Uncertificated Principal Balance of such REMIC I Regular Interest.

(f)            The per annum rate at which each REMIC I Regular Interest shall accrue interest during each Interest Accrual Period is herein referred to as its “REMIC I Remittance Rate”. The REMIC I Remittance Rate in respect of any particular REMIC I Regular Interest, for any Interest

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Accrual Period, shall equal: (A) if the related Original Mortgage Loan is or was, as the case may be, a 30/360 Mortgage Loan, the related Net Mortgage Rate then in effect (including as a result of any step-up provision) for the related Original Mortgage Loan under the original terms of such Mortgage Loan in effect as of the Closing Date (without regard to any modifications, extensions, waivers or amendments of such Mortgage Loan subsequent to the Closing Date, whether entered into by the applicable Master Servicer or the applicable Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower) and (B) if the related Original Mortgage Loan is or was, as the case may be, an Actual/360 Mortgage Loan, a fraction (expressed as a percentage), the numerator of which is the product of 12 times the Adjusted Actual/360 Accrued Interest Amount with respect to such REMIC I Regular Interest for such Interest Accrual Period, and the denominator of which is the Uncertificated Principal Balance of such REMIC I Regular Interest immediately prior to the Distribution Date that corresponds to such Interest Accrual Period.

The “Adjusted Actual/360 Accrued Interest Amount” with respect to any REMIC I Regular Interest referred to in clause (B) of the second sentence of the prior paragraph, for any Interest Accrual Period, is an amount of interest equal to the product of (a) the Net Mortgage Rate then in effect (including as a result of any step-up provision) for the related Mortgage Loan under the original terms of such Mortgage Loan in effect as of the Closing Date (without regard to any modifications, extensions, waivers or amendments of such Mortgage Loan subsequent to the Closing Date, whether entered into by the applicable Master Servicer or the applicable Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower), multiplied by (b) a fraction, the numerator of which is the number of days in such Interest Accrual Period, and the denominator of which is 360, multiplied by (c) the Uncertificated Principal Balance of such REMIC I Regular Interest immediately prior to the Distribution Date that corresponds to such Interest Accrual Period; provided that, if the subject Interest Accrual Period occurs during (x) December of any year that does not immediately precede a leap year or (y) January of any year, then the amount of interest calculated with respect to the subject REMIC I Regular Interest pursuant to this definition for such Interest Accrual Period without regard to this proviso shall be decreased by the Interest Reserve Amount, if any (and the fraction described in clause (B) of the second sentence of the preceding paragraph shall be adjusted accordingly), with respect to the related Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) transferred, in accordance with Section 3.04(c), from the Distribution Account to the Interest Reserve Account on the Master Servicer Remittance Date that occurs immediately following the end of such Interest Accrual Period; and provided, further, that, if the subject Interest Accrual Period occurs during February of any year (or during any December or January preceding the month of the Final Distribution Date), then the amount of interest calculated with respect to the subject REMIC I Regular Interest pursuant to this definition for such Interest Accrual Period without regard to this proviso shall be increased by the Interest Reserve Amount(s), if any (and the fraction described in clause (B) of the second sentence of the preceding paragraph shall be adjusted accordingly), with respect to the related Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) transferred, in accordance with Section 3.05(c), from the Interest Reserve Account to the Distribution Account on the Master Servicer Remittance Date that occurs immediately following the end of such Interest Accrual Period.

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(g)           Each REMIC I Regular Interest shall bear interest. Such interest shall be calculated on a 30/360 Basis and, during each Interest Accrual Period, such interest shall accrue at the REMIC I Remittance Rate with respect to such REMIC I Regular Interest for such Interest Accrual Period on the Uncertificated Principal Balance of such REMIC I Regular Interest outstanding immediately prior to the related Distribution Date. The total amount of interest accrued with respect to each REMIC I Regular Interest during each Interest Accrual Period is referred to herein as its “Uncertificated Accrued Interest” for such Interest Accrual Period. The portion of the Uncertificated Accrued Interest with respect to any REMIC I Regular Interest for any Interest Accrual Period that shall be distributable to REMIC II, as the holder of such REMIC I Regular Interest, on the related Distribution Date pursuant to Section 4.01(j), shall be an amount (herein referred to as the “Uncertificated Distributable Interest” with respect to such REMIC I Regular Interest for the related Distribution Date) equal to (i) the Uncertificated Accrued Interest with respect to such REMIC I Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by (ii) the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date that is allocable to such REMIC I Regular Interest. For purposes of the foregoing, the Net Aggregate Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated among all the REMIC I Regular Interests on a pro rata basis in accordance with their respective amounts of Uncertificated Accrued Interest for the related Interest Accrual Period. If the entire Uncertificated Distributable Interest with respect to any REMIC I Regular Interest for any Distribution Date is not deemed distributed to REMIC II, as the holder of such REMIC I Regular Interest, on such Distribution Date pursuant to Section 4.01(j), then the unpaid portion of such Uncertificated Distributable Interest shall be distributable with respect to such REMIC I Regular Interest for future Distribution Dates as provided in such Section 4.01(j).

(h)           Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each REMIC I Regular Interest shall be the date that is the Rated Final Distribution Date.

(i)            The REMIC I Residual Interest will not have a principal balance and will not bear interest.

Section 2.12      Conveyance of the REMIC I Regular Interests; Acceptance of the REMIC I Regular Interests by Trustee.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all of its right, title and interest in and to the REMIC I Regular Interests to the Trustee for the benefit of the Holders of the Regular Certificates and the Class R Certificates. The Trustee acknowledges the assignment to it of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Regular Certificates and the Class R Certificates.

Section 2.13     Creation of REMIC II; Issuance of the REMIC II Regular Interests and the REMIC II Residual Interest; Certain Matters Involving REMIC II.     (a)     It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC I Regular Interests constitute a REMIC for federal income tax purposes and, further, that such segregated pool of

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assets be designated as “REMIC II”. The Closing Date is hereby designated as the “Startup Day” of REMIC II within the meaning of Section 860G(a)(9) of the Code.

(b)           Concurrently with the assignment of the REMIC I Regular Interests to the Trustee pursuant to Section 2.12 and in exchange therefor, the REMIC II Regular Interests and the REMIC II Residual Interest shall be issued. None of the REMIC II Regular Interests shall be certificated. The REMIC II Regular Interests and the REMIC II Residual Interest shall collectively constitute the entire beneficial ownership of REMIC II.

(c)           The REMIC II Regular Interests shall constitute the “regular interests” (within the meaning of Section 860G(a)(1) of the Code), and the REMIC II Residual Interest shall constitute the sole “residual interest” (within the meaning of Section 860G(a)(2) of the Code), in REMIC II. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other “interests” in REMIC II (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

(d)           The REMIC II Regular Interests will have the alphabetic or alphanumeric designations indicated in the table set forth in the Preliminary Statement under the caption “REMIC II”.

(e)           Each REMIC II Regular Interest shall have an Uncertificated Principal Balance. As of the Closing Date, the Uncertificated Principal Balance of each REMIC II Regular Interest shall equal the amount set forth opposite such REMIC II Regular Interest in the table set forth in the Preliminary Statement under the caption “REMIC II”. On each Distribution Date, the Uncertificated Principal Balance of each REMIC II Regular Interest shall be (1) permanently reduced by any distributions of principal deemed made with respect to such REMIC II Regular Interest on such Distribution Date pursuant to Section 4.01(i), and (2) further adjusted in the manner and to the extent provided in Section 4.04(b). Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the Uncertificated Principal Balance of each REMIC II Regular Interest shall not otherwise be increased or reduced. Deemed distributions to REMIC III in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously deemed allocated to a REMIC II Regular Interest, shall not constitute deemed distributions of principal and shall not result in any reduction of the Uncertificated Principal Balance of such REMIC II Regular Interest.

The per annum rate at which each REMIC II Regular Interest shall accrue interest during each Interest Accrual Period is herein referred to as its “REMIC II Remittance Rate”. The REMIC II Remittance Rate with respect to each REMIC II Regular Interest for any Interest Accrual Period shall be the WAC Rate for such Interest Accrual Period.

(f)            Each REMIC II Regular Interest shall bear interest. Such interest shall be calculated on a 30/360 Basis and, during each Interest Accrual Period, such interest shall accrue at the REMIC II Remittance Rate with respect to such REMIC II Regular Interest for such Interest Accrual Period on the Uncertificated Principal Balance of such REMIC II Regular Interest outstanding immediately prior to the related Distribution Date. The total amount of interest accrued with respect to each REMIC II Regular Interest during each Interest Accrual

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Period is referred to herein as its “Uncertificated Accrued Interest” for such Interest Accrual Period. The portion of the Uncertificated Accrued Interest with respect to any REMIC II Regular Interest for any Interest Accrual Period that shall be distributable to REMIC III, as the holder of such REMIC II Regular Interest, on the related Distribution Date pursuant to Section 4.01(i), shall be an amount (herein referred to as the “Uncertificated Distributable Interest” with respect to such REMIC II Regular Interest for the related Distribution Date) equal to (i) the Uncertificated Accrued Interest with respect to such REMIC II Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by (ii) the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date that is allocable to such REMIC II Regular Interest. For purposes of the foregoing, the Net Aggregate Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated among all the REMIC II Regular Interests on a pro rata basis in accordance with their respective amounts of Uncertificated Accrued Interest for the related Interest Accrual Period. If the entire Uncertificated Distributable Interest with respect to any REMIC II Regular Interest for any Distribution Date is not deemed distributed to REMIC III, as the holder of such REMIC II Regular Interest, on such Distribution Date pursuant to Section 4.01(i), then the unpaid portion of such Uncertificated Distributable Interest shall be distributable with respect to such REMIC II Regular Interest for future Distribution Dates as provided in such Section 4.01(i).

(g)           Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each REMIC II Regular Interest shall be the Rated Final Distribution Date.

(h)           The REMIC II Residual Interest shall not have a principal balance and shall not bear interest.

Section 2.14      Conveyance of the REMIC II Regular Interests; Acceptance of the REMIC II Regular Interests by Trustee. The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all of its right, title and interest in and to the REMIC II Regular Interests to the Trustee for the benefit of the Holders of the Regular Certificates and the Class R Certificates. The Trustee acknowledges the assignment to it of the REMIC II Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Regular Certificates and the Class R Certificates.

Section 2.15      Creation of REMIC III; Issuance of the Regular Certificates, the Class A-S Regular Interest, the Class B Regular Interest, the Class C Regular Interest, the REMIC III Components and the REMIC III Residual Interest; Certain Matters Involving REMIC III and the Class A-S, Class B, Class C and Class PEX Certificates.

(a)           It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC II Regular Interests constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as “REMIC III”. The Closing Date is hereby designated as the “Startup Day” of REMIC III within the meaning of Section 860G(a)(9) of the Code.

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(b)           Concurrently with the assignment of the REMIC II Regular Interests to the Trustee pursuant to Section 2.14 and in exchange therefor, the REMIC III Residual Interest shall be issued and the Certificate Administrator shall execute, and the Authenticating Agent shall authenticate and deliver, to or upon the order of the Depositor, (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-D, Class X-E, Class X-FG, Class X-H, Class D, Class E, Class F, Class G and Class H Certificates in authorized denominations and (ii) the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, and the Depositor does hereby assign without recourse all of its right, title and interest in and to the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest to the Trustee for the benefit of (i) in the case of the Class A-S Regular Interest, the Holders of the Class A-S Certificates and the Class A-S-PEX Component, (ii) in the case of the Class B Regular Interest, the Holders of the Class B Certificates and the Class B-PEX Component, and (iii) in the case of the Class C Regular Interest, the Holders of the Class C Certificates and the Class C-PEX Component. The Class X-A Certificates shall evidence the ownership of six (6) “regular interests” corresponding to the REMIC III Components whose designations are described in the first sentence under the caption “REMIC III—Designations of the REMIC III Components” in the Preliminary Statement hereto, the Class X-D Certificates shall evidence the ownership of one (1) “regular interest” corresponding to the REMIC III Component whose designation is described in the second sentence under the caption “REMIC III—Designations of the REMIC III Components” in the Preliminary Statement hereto, the Class X-E Certificates shall evidence the ownership of one (1) “regular interest” corresponding to the REMIC III Component whose designation is described in the third sentence under the caption “REMIC III—Designations of the REMIC III Components” in the Preliminary Statement hereto, the Class X-FG Certificates shall evidence the ownership of two (2) “regular interests” corresponding to the REMIC III Components whose designations are described in the fourth sentence under the caption “REMIC III—Designations of the REMIC III Components” in the Preliminary Statement hereto and the Class X-H Certificates shall evidence the ownership of one (1) “regular interest” corresponding to the REMIC III Component whose designation is described in the fifth sentence under the caption “REMIC III—Designations of the REMIC III Components” in the Preliminary Statement hereto. The interests evidenced by the Regular Certificates, together with the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest and the REMIC III Residual Interest, shall collectively constitute the entire beneficial ownership of REMIC III.

(c)           The Regular Certificates (in the case of those Principal Balance Certificates), the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest and the REMIC III Components (in the case of the Interest Only Certificates), shall constitute the “regular interests” (within the meaning of Section 860G(a)(1) of the Code), and the REMIC III Residual Interest shall constitute the sole “residual interest” (within the meaning of Section 860G(a)(2) of the Code), in REMIC III. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other “interests” in REMIC III (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

(d)           [Reserved.]

(e)           Each Class of Principal Balance Certificates and each of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest shall have a Class Principal Balance. As of the Closing Date, the Class Principal Balance of each such Class of Principal

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Balance Certificates or Regular Interests shall equal the amount set forth opposite such Class of Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable, in the table set forth in the Preliminary Statement under the caption “REMIC III”. On each Distribution Date, the Class Principal Balance of each such Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable, shall be permanently reduced by any distributions of principal made in respect of such Class on such Distribution Date pursuant to Section 4.01(a) and shall be further adjusted in the manner and to the extent provided in Section 4.04(a). Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the Class Principal Balance of each such Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable, shall not otherwise be increased or reduced. Distributions in reimbursement of the Holders of any such Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable, for previously allocated Realized Losses and Additional Trust Fund Expenses shall not constitute distributions of principal and shall not result in any reduction of the Certificate Principal Balances of such Principal Balance Certificates or Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest or of the related Class Principal Balance of such Class of Principal Balance Certificate or Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest.

The Interest Only Certificates shall not have principal balances. For purposes of accruing interest, however, each Class of Interest Only Certificates shall have or be deemed to have a Class Notional Amount that is, as of any date of determination, equal to: (i) in the case of the Class X-A Certificates, the total of the then Component Notional Amounts of the REMIC III Components of the Class X-A Certificates; (ii) in the case of the Class X-D Certificates, the then Component Notional Amount of the REMIC III Component of the Class X-D Certificates; (iii) in the case of the Class X-E Certificates, the then Component Notional Amount of the REMIC III Component of the Class X-E Certificates; (iv) in the case of the Class X-FG Certificates, the total of the then Component Notional Amounts of the REMIC III Components of the Class X-FG Certificates; and (v) in the case of the Class X-H Certificates, the then Component Notional Amount of the REMIC III Component of the Class X-H Certificates.

None of the REMIC III Components of the Class X-A Certificates, the REMIC III Component of the Class X-D Certificates, the REMIC III Component of the Class X-E Certificates, the REMIC III Components of the Class X-FG Certificates or the REMIC III Component of the Class X-H Certificates shall have a principal balance. For purposes of accruing interest, however, each REMIC III Component of the Class X-A Certificates, the REMIC III Component of the Class X-D Certificates, the REMIC III Component of the Class X-E Certificates, each REMIC III Component of the Class X-FG Certificates and the REMIC III Component of the Class X-H Certificates shall have a Component Notional Amount. The Component Notional Amount of each REMIC III Component of the Class X-A Certificates is, as of any date of determination, equal to the then-current Uncertificated Principal Balance of the REMIC II Regular Interest that is the Corresponding REMIC II Regular Interest for such REMIC III Component. The Component Notional Amount of the REMIC III Component of the Class X-D Certificates is, as of any date of determination, equal to the then-current Uncertificated

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Principal Balance of the REMIC II Regular Interest that is the Corresponding REMIC II Regular Interest for such REMIC III Component. The Component Notional Amount of the REMIC III Component of the Class X-E Certificates is, as of any date of determination, equal to the then-current Uncertificated Principal Balance of the REMIC II Regular Interest that is the Corresponding REMIC II Regular Interest for such REMIC III Component. The Component Notional Amount of each REMIC III Component of the Class X-FG Certificates is, as of any date of determination, equal to the then-current Uncertificated Principal Balance of the REMIC II Regular Interest that is the Corresponding REMIC II Regular Interest for such REMIC III Component. The Component Notional Amount of the REMIC III Component of the Class X-H Certificates is, as of any date of determination, equal to the then-current Uncertificated Principal Balance of the REMIC II Regular Interest that is the Corresponding REMIC II Regular Interest for such REMIC III Component.

(f)            Each Class of Regular Certificates, each of the Class A-S, Class B and Class C Certificates, each of the Class PEX Components, and each of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, shall have or be deemed to have a Pass-Through Rate as set forth in the definition of “Pass-Through Rate.” The Class PEX Certificates shall not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class PEX Components.

(g)           Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each Class of Regular Certificates (other than the Class A-S, Class B, Class C and Interest Only Certificates), REMIC III Component and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest shall be the Rated Final Distribution Date.

(h)           The REMIC III Residual Interest shall not have a principal balance and shall not bear interest.

(i)            The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest to the Trustee for the benefit of the respective Holders of (i) in the case of the Class A-S Regular Interest, the Class A-S Certificates and the Class PEX Certificates in respect of the Class A-S-PEX Component, (ii) in the case of the Class B Regular Interest, the Class B Certificates and the Class PEX Certificates in respect of the Class B-PEX Component, and (iii) in the case of the Class C Regular Interest, the Class C Certificates and the Class PEX Certificates in respect of the Class C-PEX Component. The Trustee further (i) acknowledges the assignment to it of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, (ii) declares that it holds and will hold the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest in trust for the exclusive use and benefit of all present and future Holders of (A) in the case of the Class A-S Regular Interest, the Class A-S Certificates and the Class A-S-PEX Component, (B) in the case of the Class B Regular Interest, the Class B Certificates and the Class B-PEX Component, and (C) in the case of the Class C Regular Interest, the Class C Certificates and the Class C-PEX Component, and (iii) declares that it has caused the Certificate Registrar to execute, and has caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Class A-S

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Regular Interest, Class B Regular Interest and Class C Regular Interest, and the Depositor hereby acknowledges the receipt by it or its designees of the Class A-S, Class B, Class C and Class PEX Certificates in authorized denominations.

Section 2.16      Issuance of the Class R Certificates.

Simultaneously with the issuance of the Regular Certificates and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, to or upon the order of the Depositor, the Class R Certificates in authorized denominations, and evidencing the entire beneficial ownership of each of the REMIC I Residual Interest, the REMIC II Residual Interest and the REMIC III Residual Interest. The rights of the Holders of the Class R Certificates to receive distributions from the proceeds of the Trust Fund, and all ownership interests of such Holders in and to such distributions, shall be as set forth in this Agreement.

Section 2.17      Grantor Trust Pool; Issuance of the Class A-S, Class B, Class C and Class PEX Certificates.

(a)           It is the intention of the parties hereto that: (i) the segregated pool of assets consisting of the Class A-S Specific Grantor Trust Assets shall constitute a separate portion of the Trust Fund, and the Class A-S Certificates are hereby designated as representing undivided beneficial interests in such portion of the Trust Fund; (ii) the segregated pool of assets consisting of the Class B Specific Grantor Trust Assets shall constitute a separate portion of the Trust Fund, and the Class B Certificates are hereby designated as representing undivided beneficial interests in such portion of the Trust Fund; (iii) the segregated pool of assets consisting of the Class C Specific Grantor Trust Assets shall constitute a separate portion of the Trust Fund, and the Class C Certificates are hereby designated as representing undivided beneficial interests in such portion of the Trust Fund; (iv) the segregated pool of assets consisting of the Class PEX Specific Grantor Trust Assets shall constitute a separate portion of the Trust Fund, and the Class PEX Certificates are hereby designated as representing undivided beneficial interests in such portion of the Trust Fund; (v) such portions of the Trust Fund collectively constitute a Grantor Trust for federal income tax purposes; and (vi) such segregated pools of assets be collectively designated as the “Grantor Trust Pool” and that the affairs of such portions of the Trust Fund shall be conducted so as to qualify as a Grantor Trust. The provisions of this Agreement shall be interpreted consistently with the foregoing intention. The Trustee, by its execution and delivery hereof, acknowledges the assignment to it of the assets of the Grantor Trust Pool and declares that it holds and will hold such assets in trust for the exclusive use and benefit of all present and future Holders of the Class A-S, Class B, Class C and Class PEX Certificates, as applicable.

(b)           Simultaneously with the assignment to the Trustee of the assets included in the Grantor Trust Pool, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, to or upon the order of the Depositor, the Class A-S, Class B, Class C and Class PEX Certificates in authorized denominations evidencing the entire beneficial ownership of the related portions of the Grantor Trust Pool. The rights of the Holders of the Class A-S, Class B, Class C and Class PEX Certificates to receive distributions from the related proceeds of the Grantor Trust Pool, and all ownership interests of such Holders in and to such distributions, shall be as set forth in this Agreement.

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Article III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01      General Provisions.

(a)           Each of the Master Servicers and the Special Servicers shall service and administer the applicable Serviced Mortgage Loans, any applicable Serviced Pari Passu Companion Loans and any applicable Administered REO Properties that it is obligated (as provided below) to service and administer pursuant to this Agreement on behalf of the Trustee, and in the best interests and for the benefit of the Certificateholders (or, in the case of any Serviced Loan Combination, of the Certificateholders and the related Serviced Pari Passu Companion Loan Holder(s)) (as determined by the applicable Master Servicer or the applicable Special Servicer, as the case may be, in its good faith and reasonable judgment), as a collective whole, in accordance with any and all applicable laws, the terms of this Agreement, the terms of the respective Serviced Mortgage Loans and, in the case of any Serviced Loan Combination, the terms of the related Intercreditor Agreement (provided that, in the event the applicable Master Servicer or the applicable Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of any Mortgage Loan Document would or potentially would result in an Adverse REMIC Event (for which determination, the applicable Master Servicer and the applicable Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an Additional Trust Fund Expense by withdrawal from the Collection Accounts), the applicable Master Servicer or the applicable Special Servicer, as applicable, must comply with the REMIC Provisions to the extent necessary to avoid an Adverse REMIC Event) and, to the extent consistent with the foregoing, in accordance with the Servicing Standard. The General Master Servicer shall be the applicable Master Servicer with respect to all the Mortgage Loans (other than the NCB Mortgage Loans), any related Serviced Pari Passu Companion Loans and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any related Serviced Pari Passu Companion Loans and such other assets as shall be required of the applicable Master Servicer hereunder and under any related Intercreditor Agreement. The General Special Servicer shall be the applicable Special Servicer, in each case with respect to all the Serviced Mortgage Loans (other than the NCB Mortgage Loans and the One Court Square Mortgage Loan), any related Serviced Pari Passu Companion Loans and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any related Serviced Pari Passu Companion Loans and such other assets as shall be required of the applicable Special Servicer, hereunder and under any related Intercreditor Agreement. The One Court Square Special Servicer shall be the applicable Special Servicer with respect to the One Court Square Mortgage Loan, the related Serviced Pari Passu Companion Loans and other related assets in the Trust and, as such, shall service and administer such Mortgage Loan and Serviced Pari Passu Companion Loans and such other assets as shall be required of the applicable Special Servicer hereunder and under any related Intercreditor Agreement. The NCB Master Servicer shall be the applicable Master Servicer, and the NCB Special Servicer shall be the applicable Special Servicer, with respect to the NCB Mortgage Loans and other related assets in the Trust and, as such, shall service and administer such NCB Mortgage Loans and such other assets as shall be required of the applicable Master Servicer or the applicable Special Servicer, as applicable, hereunder. For purposes of this Agreement and any references to the duties and obligations of the Master Servicers or Special Servicers, any references to Mortgage Loans or

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Serviced Pari Passu Companion Loans in the context of such duties and/or obligations shall be deemed to refer solely to the Mortgage Loans or Serviced Pari Passu Companion Loans serviced by the applicable Master Servicer or the applicable Special Servicer and no other Mortgage Loan, Serviced Pari Passu Companion Loan or other related asset in the Trust serviced hereunder, unless specifically indicated otherwise. In clarification of, and neither in addition to nor in deletion of the duties and obligations of the applicable Master Servicer or the applicable Special Servicer pursuant to this Agreement, no provision herein contained shall be construed as an express or implied guarantee by the applicable Master Servicer or the applicable Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or any Serviced Pari Passu Companion Loan or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to the applicable Master Servicer or the applicable Special Servicer (including with respect to Master Servicing Fees or the right to be reimbursed for Advances). Any provision in this Agreement for any Advance by the applicable Master Servicer, the applicable Special Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and, if applicable, any Serviced Pari Passu Companion Loan Holders, and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans. No provision hereof shall be construed to impose liability on the applicable Master Servicer or the applicable Special Servicer for the reason that any recovery to the Certificateholders (or, in the case of any Serviced Loan Combination, to the Certificateholders and the related Serviced Pari Passu Companion Loan Holder(s)) in respect of a Mortgage Loan at any time after a determination of present value recovery made in its reasonable and good faith judgment in accordance with the Servicing Standard by the applicable Master Servicer or the applicable Special Servicer hereunder at any time is less than the amount reflected in such determination. Without limiting the foregoing, and subject to Section 3.21(f), (i) the applicable Master Servicer shall service and administer all related Performing Serviced Mortgage Loans and related Performing Serviced Pari Passu Companion Loans, (ii) the applicable Special Servicer shall service and administer (x) each Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan (other than Corrected Mortgage Loans) as to which a Servicing Transfer Event has occurred, and (y) each Administered REO Property; provided that the applicable Master Servicer shall continue to (A) make P&I Advances required hereunder with respect to each related Mortgage Loan that constitutes a Specially Serviced Mortgage Loan and each related successor REO Mortgage Loan in respect thereof, (B) make Servicing Advances required hereunder with respect to any related Specially Serviced Mortgage Loans and Administered REO Properties (and related REO Mortgage Loans), (C) receive payments, collect information and deliver reports to the Certificate Administrator and the Trustee required hereunder with respect to any related Specially Serviced Mortgage Loans and Administered REO Properties (and the related REO Mortgage Loans), and (D) render such incidental services with respect to any related Specially Serviced Mortgage Loans and Administered REO Properties as and to the extent as may be specifically provided for herein. In addition, the applicable Master Servicer shall notify the applicable Special Servicer within three (3) Business Days following its receipt of any collections on any Specially Serviced Mortgage Loan or REO Mortgage Loan, the applicable Special Servicer shall within one Business Day thereafter notify the applicable Master Servicer with instructions on how to apply such collections and the applicable Master Servicer shall apply such collections in accordance with such instructions within one Business Day following the applicable Master Servicer’s receipt of such notice.

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(b)           Subject to Section 3.01(a) and the other terms and provisions of this Agreement, the applicable Master Servicer and the applicable Special Servicer shall each have full power and authority, acting alone or, subject to Section 3.22, through Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the applicable Master Servicer (with respect to those Serviced Mortgage Loans and any Serviced Pari Passu Companion Loan that it is obligated to service and administer pursuant to this Agreement) and the applicable Special Servicer (with respect to the Specially Serviced Mortgage Loans and Administered REO Properties that it is obligated to service and administer pursuant to this Agreement and with respect to Performing Serviced Mortgage Loans and, if applicable a related Performing Serviced Pari Passu Companion Loan, with respect to which the applicable Special Servicer is to process the applicable matter pursuant to Section 3.21(f)), in its own name or in the name of the Trustee, is hereby authorized and empowered by the Trustee (and in the case of any Serviced Loan Combination is, pursuant to the related Intercreditor Agreement, authorized by the related Serviced Pari Passu Companion Loan Holder) to execute and deliver, on behalf of the Certificateholders, the Trustee (and in the case of any Serviced Loan Combination), the related Serviced Pari Passu Companion Loan Holder, or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and other related collateral; (ii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and (iii) subject to Sections 3.08, 3.20 and 3.24) any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in Borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by ownership interests in a Borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or otherwise, consents to other matters that pursuant to the applicable Mortgage Loan Documents require the consent of the holder of the Mortgage, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any Borrower with respect to modifications of the standards of operation and management of the Mortgaged Properties or the replacement of asset managers), documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Serviced Mortgage Loan under the related Mortgage Loan Documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements that may be requested by any Borrower or its tenants, documents granting, modifying or releasing (or joining the Borrower therein) any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Serviced Mortgage Loan and any other consents. Subject to Section 3.10, the Trustee shall, at the written request of a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer, furnish, or cause to be so furnished, to the applicable Master Servicer or the applicable Special Servicer, as the case may be, any limited powers of attorney in the form attached as Exhibit L-1 or Exhibit L-2 hereto, as applicable (or such other form as mutually agreed to by the Trustee and the applicable Master Servicer or the applicable Special Servicer, as applicable) and other documents (each of which

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shall be prepared by the applicable Master Servicer or the applicable Special Servicer, as the case may be) necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder; provided that the Trustee shall not be held responsible or liable for any negligence with respect to, or any willful misuse of, any such power of attorney by the applicable Master Servicer or the applicable Special Servicer. Without limiting the generality of the foregoing, the Trustee shall execute and deliver to the applicable Master Servicer and the applicable Special Servicer, on or before the Closing Date, a power of attorney in the form attached as Exhibit L-1 or Exhibit L-2 hereto, as applicable (or such other form as mutually agreed to by the Trustee and the applicable Master Servicer or the applicable Special Servicer, as applicable). Notwithstanding anything contained herein to the contrary, neither the applicable Master Servicer nor the applicable Special Servicer shall, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the applicable Master Servicer’s or applicable Special Servicer’s, as applicable, representative capacity; provided, however, that in those jurisdictions in which the foregoing requirement would not be legally or procedurally permissible, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall provide five (5) Business Days’ prior written notice to the Trustee of the initiation of such action, suit or proceeding (or provide such prior notice as the applicable Master Servicer or the applicable Special Servicer, as applicable, shall determine in its reasonable judgment exercised in accordance with the Servicing Standard, to be reasonably practicable prior to filing such action, suit or proceeding) (and shall not be required to obtain the Trustee’s written consent or indicate the applicable Master Servicer’s or applicable Special Servicer’s, as applicable, representative capacity); or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state. The applicable Master Servicer and the applicable Special Servicer shall indemnify (out of its own funds without reimbursement therefor) the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of such power of attorney by the applicable Master Servicer or the applicable Special Servicer, as the case may be.

(c)           The applicable Master Servicer or the applicable Special Servicer, as the case may be, in accordance with this Agreement, shall service and administer each Cross-Collateralized Group as a single Mortgage Loan as and when necessary and appropriate consistent with the Servicing Standard and applicable law and in accordance with this Agreement.

(d)           The relationship of the applicable Master Servicer and the applicable Special Servicer to the Trustee and, unless they are the same Person, one another under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(e)           Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that each of the applicable Master Servicer’s and applicable Special Servicer’s obligations and responsibilities hereunder and the applicable Master Servicer’s and applicable Special Servicer’s authority with respect to the Non-Serviced Loan Combinations and any REO Property that is not an Administered REO Property is limited by and subject to the terms of the related Intercreditor Agreements and the rights, responsibilities and obligations of the Non-Trust Master Servicer, the Non-Trust Special Servicer and the Non-Trust Trustee under the related Non-Trust Pooling and Servicing Agreement. The applicable Master Servicer shall, to the extent directed and instructed as contemplated by Section 3.01(g), enforce the rights of the Trustee (as

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holder of each Non-Trust-Serviced Pooled Mortgage Loan) under the related Intercreditor Agreement and the related Non-Trust Pooling and Servicing Agreement.

(f)            Nothing contained in this Agreement shall limit the ability of the applicable Master Servicer or the applicable Special Servicer to lend money to (to the extent not secured, in whole or in part, by any Mortgaged Property, except, in the case of an NCB Co-op Mortgage Loan, any such indebtedness as to which the NCB Subordinate Debt Conditions have been satisfied, which indebtedness may be secured by a lien on the related Mortgaged Property), accept deposits from and otherwise generally engage in any kind of business or dealings with any Borrower as though the applicable Master Servicer or the applicable Special Servicer was not a party to this Agreement or to the transactions contemplated hereby; provided that this sentence shall not be construed to modify or supersede the Servicing Standard.

(g)           The parties hereto acknowledge that each Non-Trust-Serviced Pooled Mortgage Loan and any REO Property that is not an Administered REO Property is subject to the terms and conditions of the related Intercreditor Agreement and the related Non-Trust Pooling and Servicing Agreement. The parties hereto recognize the respective rights and obligations of the “Initial Note Holders” and “Note Holders” (or the analogous terms) under the Intercreditor Agreements for such Non-Trust-Serviced Pooled Mortgage Loans, including with respect to the allocation of collections and losses on or in respect of such Non-Trust-Serviced Pooled Mortgage Loans and the related Non-Serviced Companion Loans and the making of payments to the “Initial Note Holders” and “Note Holders” in accordance with each such Intercreditor Agreement and the related Non-Trust Pooling and Servicing Agreement. The parties hereto further acknowledge that, pursuant to the related Intercreditor Agreement(s) for each Non-Trust-Serviced Pooled Mortgage Loan and any REO Property that is not an Administered REO Property, each Non-Trust-Serviced Pooled Mortgage Loan, the related Non-Serviced Companion Loan(s) and any REO Property that is not an Administered REO Property are to be serviced and administered by the related Non-Trust Master Servicer and related Non-Trust Special Servicer in accordance with the related Non-Trust Pooling and Servicing Agreement. Although each Non-Trust-Serviced Pooled Mortgage Loan is not a Serviced Mortgage Loan hereunder, the applicable Master Servicer hereunder for each such Non-Trust-Serviced Pooled Mortgage Loan shall have certain duties as set forth herein and shall constitute the “Master Servicer” hereunder with respect to each such Non-Trust-Serviced Pooled Mortgage Loan. The applicable Special Servicer shall have no obligations under this Agreement for servicing any Non-Serviced Loan Combinations or related REO Property.

With respect to any Non-Trust-Serviced Pooled Mortgage Loan, the parties to this Agreement shall have no obligation or authority to supervise respective parties to the related Non-Trust Pooling and Servicing Agreement (but this statement shall not relieve them of liabilities they may otherwise have in their capacities as parties to such Non-Trust Pooling and Servicing Agreement) or to make Servicing Advances with respect to any such Non-Trust-Serviced Pooled Mortgage Loan. If there are at any time amounts due from the Trust, as holder of a Non-Trust-Serviced Pooled Mortgage Loan, to any party under the related Intercreditor Agreement or the related Non-Trust Pooling and Servicing Agreement pursuant to the terms thereof, the applicable Master Servicer shall notify the applicable Special Servicer and the Subordinate Class Representative, and the applicable Master Servicer shall pay such amounts out of the related Collection Account. Except as otherwise expressly addressed in Section 3.20, if a

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party to the Non-Trust Pooling and Servicing Agreement related to a Non-Trust-Serviced Pooled Mortgage Loan requests the Trustee to consent to a modification, waiver or amendment of, or other loan-level action related to, such Non-Trust-Serviced Pooled Mortgage Loan, then the Trustee shall promptly deliver a copy of such request to the applicable Master Servicer to be addressed by the applicable Master Servicer pursuant to Section 3.20(g); provided that, if such Non-Trust-Serviced Pooled Mortgage Loan were serviced hereunder and such action would not be permitted without Rating Agency Confirmation, then the applicable Master Servicer shall not grant such direction without first having obtained such Rating Agency Confirmation (payable at the expense of the party requesting such approval of the Trustee, if a Certificateholder or a party to this Agreement, otherwise from the Collection Account). If a Responsible Officer of the Trustee receives actual notice of a “servicer termination event” (or other similar term) under the related Non-Trust Pooling and Servicing Agreement, then (during any Subordinate Control Period or Collective Consultation Period) the Trustee shall notify (in writing), and direct the applicable Master Servicer to act in accordance with the instructions of, the Subordinate Class Representative (other than with respect to any Non-Trust-Serviced Pooled Mortgage Loan that is an Excluded Loan); provided that, during a Senior Consultation Period, or if such instructions are not provided within a reasonable time period (not to exceed ten (10) Business Days or such lesser response time as is afforded under the related Non-Trust Pooling and Servicing Agreement), or if the applicable Master Servicer is not permitted by the related Non-Trust Pooling and Servicing Agreement to follow such instructions, or if the matter is with respect to an Excluded Loan, then the Trustee shall direct the applicable Master Servicer to take such action or inaction (to the extent permitted by the related Non-Trust Pooling and Servicing Agreement), as directed in writing by the Holders of the Certificates entitled to a majority of the Voting Rights (such direction communicated to the applicable Master Servicer by the Trustee) within a reasonable period of time that does not exceed such response time as is afforded under the related Non-Trust Pooling and Servicing Agreement. If the Trustee receives a request from any party to a Non-Trust Pooling and Servicing Agreement for consent to or approval of a modification, waiver or amendment of such Non-Trust Pooling and Servicing Agreement and/or the related Intercreditor Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of such Non-Trust Pooling and Servicing Agreement in effect as of the Closing Date or a change in servicer under such Non-Trust Pooling and Servicing Agreement, then the Trustee shall not grant such consent or approval unless it receives the consent of the applicable Master Servicer under this Agreement, the consent of the Subordinate Class Representative (during any Subordinate Control Period or Collective Consultation Period and other than with respect to any Non-Trust-Serviced Pooled Mortgage Loan that is an Excluded Loan) and a Rating Agency Confirmation (at the expense of the party requesting such approval of the Trustee, if a Certificateholder or a party to this Agreement, otherwise from the Collection Account) from each Rating Agency to the effect that such consent or approval would not result in an Adverse Rating Event with respect to any Class of Rated Certificates. During the continuation of any “servicer termination event” (or other similar term) under a Non-Trust Pooling and Servicing Agreement, each of the Trustee, the applicable Master Servicer and the applicable Special Servicer shall have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the applicable Master Servicer or the applicable Special Servicer

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in connection with such enforcement shall be an Additional Trust Fund Expense. The Trustee, the applicable Master Servicer and the applicable Special Servicer shall each promptly forward all material notices or other communications delivered to it in connection with each Non-Trust Pooling and Servicing Agreement to the other such parties, the Depositor and (other than with respect to any Non-Trust-Serviced Pooled Mortgage Loan that is an Excluded Loan) the Subordinate Class Representative and, if such notice or communication is in the nature of a notice or communication that would be required to be delivered to the Rating Agencies if the related Non-Trust-Serviced Pooled Mortgage Loan were a Serviced Mortgage Loan, to the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)); provided that, notwithstanding the foregoing, the applicable Special Servicer shall have no obligation to forward any such notice or communication under this provision unless (A) the applicable Special Servicer is the only addressee of such notice or communication or (B) there is no addressee on such notice or communication. Any obligation of the applicable Master Servicer or the applicable Special Servicer, as applicable, to provide information and collections to the Trustee, the Certificate Administrator and the Certificateholders with respect to any Non-Trust-Serviced Pooled Mortgage Loan shall be dependent on its receipt of the corresponding information and collections from the related Non-Trust Master Servicer or the related Non-Trust Special Servicer.

(h)           With respect to each Non-Trust-Serviced Pooled Mortgage Loan, the parties to this Agreement agree as follows:

(i)          the Trust shall be responsible for its pro rata share of any “Nonrecoverable Servicing Advances” (or the analogous term) (as defined in the related Non-Trust Pooling and Servicing Agreement) (and advance interest thereon) and any “Additional Trust Fund Expenses” (or the analogous term) (as defined in the related Non-Trust Pooling and Servicing Agreement), but only to the extent that they relate to servicing and administration of the related Non-Serviced Loan Combination, including without limitation, any unpaid “Special Servicing Fees”, “Liquidation Fees” and “Workout Fees” (or the analogous terms) (each, as defined in the related Non-Trust Pooling and Servicing Agreement) relating to the related Non-Serviced Loan Combination, and that if the funds received with respect to the related Non-Serviced Loan Combination are insufficient to cover “Servicing Advances” or “Additional Trust Fund Expenses” (or the analogous terms) (each as defined in the related Non-Trust Pooling and Servicing Agreement), (i) the applicable Master Servicer shall, promptly following notice from the Non-Trust Master Servicer, reimburse the Non-Trust Master Servicer, the Non-Trust Special Servicer, the Non-Trust Certificate Administrator or the Non-Trust Trustee, as applicable (such reimbursement, to the extent owed to the Non-Trust Special Servicer, the Non-Trust Certificate Administrator or the Non-Trust Trustee, may be paid by the applicable Master Servicer to the Non-Trust Master Servicer, who shall pay such amounts to the Non-Trust Special Servicer, the Non-Trust Certificate Administrator or the Non-Trust Trustee, as applicable), out of general collections in either Collection Account for the Trust’s pro rata share of any such “Nonrecoverable Servicing Advances” and/or “Additional Trust Fund Expenses”, and (ii) if the related Non-Trust Pooling and Servicing Agreement permits the Non-Trust Master Servicer, the Non-Trust Special Servicer, the Non-Trust Certificate Administrator or the Non-Trust Trustee to reimburse itself from the related trust’s general collections, then the parties to

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this Agreement hereby acknowledge and agree that the Non-Trust Master Servicer, the Non-Trust Special Servicer, the Non-Trust Certificate Administrator or the Non-Trust Trustee, as applicable, may do so and the applicable Master Servicer shall be required to, promptly following notice from the Non-Trust Master Servicer, reimburse the related trust out of general collections in the applicable Collection Account for the Trust’s pro rata share of any such “Nonrecoverable Servicing Advances” and/or “Additional Trust Fund Expenses”; provided, however, that to the extent of any insufficiency of general collections in the applicable Collection Account, the other Master Servicer shall, subject to and in accordance with Section 3.05(a)(I)(xxiii), reimburse the related trust for the amount of such insufficiency out of general collections in its Collection Account as an Uncovered Amount;

(ii)            each of the Indemnified Parties shall be indemnified (as and to the same extent the related trust established pursuant to the related Non-Trust Pooling and Servicing Agreement is required to indemnify each of such Indemnified Parties in respect of other mortgage loans in such trust pursuant to the terms of the related Non-Trust Pooling and Servicing Agreement) by the Trust, against any of the Indemnified Items to the extent of the Trust’s pro rata share of such Indemnified Items, and to the extent amounts on deposit in the “Pari Passu Companion Loan Custodial Account” (as such term or other similar term is defined in the related Non-Trust Pooling and Servicing Agreement) are insufficient for reimbursement of such amounts, the applicable Master Servicer shall, promptly following notice from the Non-Trust Master Servicer, reimburse each of the applicable Indemnified Parties for the Trust’s pro rata share of the insufficiency out of general funds in the Collection Account;

(iii)           the Certificate Administrator shall deliver to the Non-Trust Trustee, the Non-Trust Certificate Administrator, the Non-Trust Special Servicer, the Non-Trust Master Servicer and the Non-Trust Trust Advisor (with a copy to be sent to the applicable Master Servicer and applicable Special Servicer) (A) promptly following the Closing Date, written notice in the form of Exhibit U attached hereto, stating that, as of the Closing Date, the Trustee is the holder of such Non-Trust-Serviced Pooled Mortgage Loan and directing each such recipient to remit to the applicable Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the applicable Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non-Trust-Serviced Pooled Mortgage Loan under the related Intercreditor Agreement and the related Non-Trust Pooling and Servicing Agreement (which notice shall also provide contact information for the Trustee, the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer and the party designated to exercise the rights of the “Non-Controlling Note Holder” or “Non-Controlling Holder” under each Intercreditor Agreement), and (B) notice of any subsequent change in the identity of the applicable Master Servicer or the Subordinate Class Representative (together with the applicable contact information); and

(iv)          the Non-Trust Master Servicer, the Non-Trust Special Servicer and the related trust established pursuant to the related Non-Trust Pooling and Servicing Agreement shall be third party beneficiaries of this Section 3.01(h).

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(i)            In the event that any Mortgage Loan included in any Serviced Loan Combination is no longer part of the Trust Fund, such Mortgage Loan and the related Serviced Loan Combination shall continue to be serviced and administered under this Agreement by the applicable Master Servicer and the applicable Special Servicer until a successor servicing agreement, acceptable to the parties thereto, is entered into with the consent of the holder of such Mortgage Loan and the related Pari Passu Companion Loan; provided, however, that, as of the time such Mortgage Loan is no longer part of the Trust Fund, such Serviced Loan Combination and the related Mortgaged Property shall be serviced for the benefit of the holders of such Serviced Loan Combination as if they were the sole assets serviced and administered hereunder, and the sole source of funds hereunder (other than with respect to the reimbursement of Nonrecoverable Advances made while such Mortgage Loan was part of the Trust Fund) and that there shall be no further obligation of any Person to make P&I Advances. The Master Servicing Fee, the Special Servicing Fee, the Liquidation Fee and/or the Workout Fee with respect to such Serviced Loan Combination shall continue to be calculated based on the entire principal amount of such Serviced Loan Combination. All amounts due to the applicable Master Servicer and the applicable Special Servicer (including Advances and interest thereon) pursuant to this Agreement and the applicable Intercreditor Agreement shall be paid to the applicable Master Servicer and the applicable Special Servicer on the first Master Servicer Remittance Date following removal of the Mortgage Loan from the Trust Fund and any related Master Servicer Remittance Date thereafter. In addition, until such time as a separate servicing agreement with respect to such Serviced Loan Combination and any related REO Property has been entered into, notwithstanding that neither such Mortgage Loan nor any related REO Property is part of the Trust Fund, the Custodian shall continue to hold the Mortgage File.

Section 3.02   Collection of Mortgage Loan Payments.     (a)    Each of the applicable Master Servicer and the applicable Special Servicer shall make efforts consistent with the Servicing Standard and the terms of this Agreement to collect all payments required under the terms and provisions of the respective Serviced Mortgage Loans and any Serviced Pari Passu Companion Loan it is obligated to service hereunder (including, without limitation, all Special Servicing Fees, Workout Fees, Liquidation Fees and other fees and compensation payable to the applicable Master Servicer and to the applicable Special Servicer to the extent the Borrower is obligated to pay such amounts pursuant to the related Mortgage Loan Documents); and shall follow such collection procedures as are consistent with the Servicing Standard; provided that the applicable Master Servicer shall not, with respect to any Mortgage Loan that constitutes an ARD Mortgage Loan after its Anticipated Repayment Date, take any enforcement action with respect to the payment of Post-ARD Additional Interest (other than the making of requests for its collection), and the applicable Special Servicer may do so only if (A) such Mortgage Loan is a Specially Serviced Mortgage Loan and (B) either (i) the taking of an enforcement action with respect to the payment of other amounts due under such Mortgage Loan is, in the reasonable judgment of such Special Servicer, and without regard to such Post-ARD Additional Interest, also necessary, appropriate and consistent with the Servicing Standard or (ii) all other amounts due under such Mortgage Loan have been paid, the payment of such Post-ARD Additional Interest has not been forgiven in accordance with Section 3.20 and, in the reasonable judgment of the applicable Special Servicer, exercised in accordance with the Servicing Standard, the Liquidation Proceeds expected to be recovered in connection with such enforcement action will cover the anticipated costs of such enforcement action and, if applicable, any associated Post-ARD Additional Interest; provided that the applicable Master Servicer or the applicable Special

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Servicer, as the case may be, may take action to enforce the Trust Fund’s right to apply excess cash flow to principal in accordance with the terms of the related Mortgage Loan Documents. Consistent with the foregoing, the applicable Master Servicer or the applicable Special Servicer may grant case-by-case waivers of Default Charges in connection with a late payment on a Mortgage Loan or Serviced Pari Passu Companion Loan.

(b)          At least ninety (90) days prior to the Stated Maturity Date of each Balloon Mortgage Loan that is a Serviced Mortgage Loan, the applicable Master Servicer shall send a notice to the related Borrower of such maturity date (with a copy to be sent to the applicable Special Servicer) and shall request confirmation that the Balloon Payment will be paid by such maturity date.

(c)           With respect to each Non-Trust-Serviced Pooled Mortgage Loan, if the applicable Master Servicer does not receive from a Non-Trust Master Servicer any Monthly Payment or other amounts known by the applicable Master Servicer to be owing on a Non-Trust-Serviced Pooled Mortgage Loan in accordance with the terms of the related Non-Trust Pooling and Servicing Agreement and/or the related Intercreditor Agreement, then such Master Servicer shall provide notice of such failure to the related Non-Trust Master Servicer and the related Non-Trust Trustee.

Section 3.03  Collection of Taxes, Assessments and Similar Items; Servicing Accounts; Reserve Accounts.    (a)    Each Master Servicer shall establish and maintain one or more segregated accounts (“Servicing Accounts”), in which all Escrow Payments received by it with respect to any Serviced Mortgage Loans or Serviced Pari Passu Companion Loan, shall be deposited and retained, separate and apart from its own funds. Subject to any terms of the related Mortgage Loan Documents that specify the nature of the account in which Escrow Payments shall be held, each Servicing Account shall be an Eligible Account. As and to the extent consistent with the Servicing Standard, applicable law and the related Mortgage Loan Documents, the applicable Master Servicer may make withdrawals from the Servicing Accounts maintained by it, and may apply Escrow Payments held therein with respect to any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan (together with interest earned thereon), only as follows: (i) to effect the payment of real estate taxes, assessments, insurance premiums (including, premiums on any Environmental Insurance Policy), ground rents (if applicable) and comparable items in respect of the related Mortgaged Property; (ii) to reimburse the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, for any unreimbursed Servicing Advances made thereby with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan to cover any of the items described in the immediately preceding clause (i); (iii) to refund to the related Borrower any sums as may be determined to be overages; (iv) to pay interest or other income, if required and as described below, to the related Borrower on balances in the related Servicing Account (or, if and to the extent not payable to the related Borrower to pay such interest or other income (up to the amount of any Net Investment Earnings in respect of such Servicing Account for each Collection Period) to the applicable Master Servicer); (v) disburse Insurance Proceeds if required to be applied to the repair or restoration of the related Mortgaged Property, (vi) after an event of default, to pay the principal of, accrued interest on and any other amounts payable with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan; (vii) to withdraw amounts deposited in a Servicing Account in error; or (viii) to clear and terminate the Servicing Accounts at the termination of this Agreement in

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accordance with Section 9.01. The applicable Master Servicer shall pay or cause to be paid to the related Borrowers interest and other income, if any, earned on the investment of funds in Servicing Accounts maintained thereby, if and to the extent required by law or the terms of the related Mortgage Loan Documents. If a Master Servicer shall deposit in a Servicing Account maintained by it any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. Promptly after any Escrow Payments are received by the applicable Special Servicer from the Borrower under any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan, and in any event within one Business Day after any such receipt (provided, that to the extent any of the foregoing amounts are received after 2:00 p.m. (Eastern time) on any given Business Day, the applicable Special Servicer shall use commercially reasonable efforts to remit such amounts within one Business Day of receipt of such amounts but, in any event, such Special Servicer shall remit such amounts to the applicable Master Servicer within two Business Days of receipt of such amounts), such Special Servicer shall remit such Escrow Payments to the applicable Master Servicer for deposit in the applicable Servicing Account(s).

(b)          The applicable Master Servicer shall as to each related Serviced Mortgage Loan or Serviced Pari Passu Companion Loan (including each Specially Serviced Mortgage Loan): (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment with respect to any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan, the applicable Master Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan Documents; provided that if such Mortgage Loan or Serviced Pari Passu Companion Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Master Servicer (or, if such Mortgage Loan or the related Serviced Loan Combination becomes a Specially Serviced Mortgage Loan, the applicable Special Servicer) shall, subject to and in accordance with the Servicing Standard, use reasonable efforts to enforce the requirement of the related Mortgage Loan Documents that the related Borrower make payments in respect of such items at the time they first become due.

(c)           In accordance with the Servicing Standard, but subject to Section 3.11(h), the applicable Master Servicer, with respect to each related Serviced Mortgage Loan or Serviced Pari Passu Companion Loan (including each such Mortgage Loan or Serviced Pari Passu Companion Loan that is a Specially Serviced Mortgage Loan) shall make a Servicing Advance with respect to the related Mortgaged Property in an amount equal to all such funds as are necessary for the purpose of effecting the timely payment of (i) real estate taxes, assessments and other similar items, (ii) ground rents (if applicable), and (iii) premiums on Insurance Policies (including, premiums on any Environmental Insurance Policy), in each instance prior to the applicable penalty or termination date, in each instance if and to the extent that (x) Escrow Payments (if any) collected from the related Borrower are insufficient to pay such item when due, and (y) the related Borrower has failed to pay such item on a timely basis; provided that, in the case of amounts described in the preceding clause (i), the applicable Master Servicer shall not

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make a Servicing Advance of any such amount if such Master Servicer reasonably anticipates (in accordance with the Servicing Standard) that such amounts will be paid by the related Borrower on or before the applicable penalty date, in which case the applicable Master Servicer shall use efforts consistent with the Servicing Standard to confirm whether such amounts have been paid and, subject to Section 3.11(h), shall make a Servicing Advance of such amounts, if necessary, not later than five (5) Business Days following confirmation by the applicable Master Servicer that such amounts have not been paid by the applicable penalty date. All such Advances shall be reimbursable in the first instance from related collections from the Borrowers and further as provided in Section 3.05(a). No costs incurred by the applicable Master Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of any Mortgaged Property shall, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to the respective unpaid principal balances or Stated Principal Balances of the subject Mortgage Loan or Serviced Pari Passu Companion Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Pari Passu Companion Loan so permit; provided that this sentence shall not be construed to limit the rights of the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust to enforce any obligations of the related Borrower under such Mortgage Loan.

(d)          Each Master Servicer shall establish and maintain one or more accounts, which may be sub-account(s) of the Servicing Accounts or segregated account(s) (“Reserve Accounts”), in which all Reserve Funds, if any, received by it with respect to the related Serviced Mortgage Loans or any Serviced Pari Passu Companion Loan, shall be deposited and retained, separate and apart from its own funds. Subject to any terms of the related Mortgage Loan Documents that specify the nature of the account in which Reserve Funds shall be held, each Reserve Account shall be an Eligible Account. As and to the extent consistent with the Servicing Standard, applicable law and the related Mortgage Loan Documents, the applicable Master Servicer may make withdrawals from the Reserve Accounts maintained by it, and may apply Reserve Funds held therein with respect to any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan (together with interest earned thereon), only as follows: (i) in the case of Reserve Funds that are intended to cover specific costs and expenses, to pay for, or to reimburse the related Borrower in connection with, the costs associated with the related tenant improvements, leasing commissions, repairs, replacements, capital improvements and/or environmental testing and remediation, litigation and/or other special expenses at or with respect to the related Mortgaged Property for which such Reserve Funds were intended and to refund the related Borrower any sums as may be determined to be overages; (ii) in the case of Reserve Funds intended to cover debt service payments, to apply amounts on deposit therein in respect of principal and interest on such Mortgage Loan or Serviced Pari Passu Companion Loan; (iii) to reimburse the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, for any unreimbursed Advances made thereby with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan to cover any of the items described in the immediately preceding clauses (i) and (ii) (or, if any such Advance has become an Unliquidated Advance, to transfer to the Collection Account an amount equal to the reimbursement that would otherwise have been made as described in this clause (iii)); (iv) subject to Section 3.20, to release such Reserve Funds to the related Borrower if the conditions precedent for such release are satisfied or otherwise apply such Reserve Funds in accordance with the related Mortgage Loan Documents if the conditions precedent for such release are not satisfied; (v) to pay interest or other income, if required and as described below, to the related Borrower on balances in the

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Reserve Account (or, if and to the extent not payable to the related Borrower, to pay such interest or other income (up to the amount of any Net Investment Earnings in respect of such Reserve Account for each Collection Period) to the applicable Master Servicer); (vi) to withdraw amounts deposited in such Reserve Account in error; (vii) after an event of default, to pay the principal of, accrued interest on, and any other amounts payable with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan; or (viii) to clear and terminate the Reserve Account at the termination of this Agreement in accordance with Section 9.01. If the Borrower under any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan delivers a Letter of Credit in lieu of Reserve Funds, then the applicable Master Servicer, subject to Section 3.20, shall make draws on or reduce the amount of such Letter of Credit at such times and for such purposes as it would have made withdrawals from or reductions of the amount of a Reserve Account and, to the extent consistent with the Servicing Standard, applicable law and the related Mortgage Loan Documents, in order to convert the amount of such Letter of Credit into Reserve Funds. Promptly after any Reserve Funds are received by the applicable Special Servicer from any Borrower, and in any event within one Business Day of such receipt, the applicable Special Servicer shall remit such Reserve Funds to the applicable Master Servicer for deposit in the applicable Reserve Account(s); provided, that to the extent any Reserve Funds are received after 2:00 p.m. (Eastern time) on any given Business Day, the applicable Special Servicer shall use commercially reasonable efforts to remit such Reserve Funds within one Business Day of receipt of such Reserve Funds but, in any event, the Special Servicer shall remit such Reserve Funds to the applicable Master Servicer within two Business Days of receipt of such Reserve Funds. Any out-of-pocket expenses, including reasonable attorneys’ fees and expenses, incurred by the applicable Master Servicer or the applicable Special Servicer to enable the applicable Master Servicer or the applicable Special Servicer, as the case may be, to make any draw under any Letter of Credit shall constitute a Servicing Advance, and the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall make reasonable efforts to recover such expenses from the related Borrower to the extent the Borrower is required to pay such expenses under the terms of the related Mortgage Loan or Serviced Pari Passu Companion Loan.

(e)           To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of the Mortgage Loan Documents for a Serviced Mortgage Loan or Serviced Pari Passu Companion Loan, the applicable Master Servicer shall request from the related Borrower written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any other action or remediation with respect to environmental matters is required to have been taken or completed pursuant to the terms of a Serviced Mortgage Loan or Serviced Pari Passu Companion Loan, the applicable Master Servicer shall request from the related Borrower written confirmation of such action and remediation within a reasonable time after the later of the Closing Date and the date as of which such action or remediation are required to have been taken or completed. To the extent that a Borrower shall fail to promptly respond to any inquiry described in this Section 3.03(e), the applicable Master Servicer shall notify the Trustee, the applicable Special Servicer, the Subordinate Class Representative (other than with respect to any Excluded Loan), the Majority Subordinate Certificateholder (other than with respect to any Excluded Loan) and (if affected) the related Serviced Pari Passu Companion Loan Holder(s). The applicable Master Servicer shall promptly notify the Trustee, the applicable Special Servicer, the Subordinate Class Representative (other than with respect to any Excluded Loan) and any affected Serviced Pari Passu Companion Loan Holders if such Master Servicer

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determines that the Borrower under any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan has failed to perform its obligations under such Serviced Mortgage Loan or Serviced Pari Passu Companion Loan in respect of environmental matters.

(f)            Subject to applicable law and the terms of the related Mortgage Loan Documents, funds in the Servicing Accounts and the Reserve Accounts may be invested only in Permitted Investments in accordance with the provisions of Section 3.06.

(g)          With respect to each Serviced Mortgage Loan or Serviced Pari Passu Companion Loan that requires the related Borrower to establish and maintain one or more lock-box, cash management or similar accounts, the applicable Master Servicer shall establish and maintain, in accordance with the Servicing Standard, such account(s) in accordance with the terms of the related Mortgage Loan Documents. No such lock-box account is required to be an Eligible Account, unless the Mortgage Loan Documents otherwise so require. The applicable Master Servicer shall apply the funds deposited in such accounts in accordance with terms of the related Mortgage Loan Documents, any lock-box, cash management or similar agreement and the Servicing Standard.

Section 3.04   Collection Account, Distribution Account, Interest Reserve Account, Excess Liquidation Proceeds Account, Serviced Pari Passu Companion Loan Custodial Account and Loss of Value Reserve Fund.    (a)  Each Master Servicer shall segregate and hold all funds collected and received by it in connection with the Mortgage Loans serviced by it hereunder, separate and apart from its own funds and general assets. In connection therewith, each Master Servicer shall establish and maintain one or more segregated accounts as its Collection Account, in which the funds described below are to be deposited and held on behalf of the Trustee for the benefit of the Certificateholders. Each account that constitutes a Collection Account shall be an Eligible Account. Each Master Servicer shall deposit or cause to be deposited in its Collection Account, within two Business Days of receipt (or in the case of the Non-Trust-Serviced Pooled Mortgage Loans, by 11:00 a.m. New York City time, on such second Business Day) by it of properly identified funds (in the case of payments by Borrowers or other collections on the Mortgage Loans) or as otherwise required hereunder, the following payments and collections received or made by or on behalf of the applicable Master Servicer subsequent to the Closing Date with respect to the Mortgage Loans serviced by it hereunder and any REO Properties acquired in respect thereof (other than in respect of scheduled payments of principal and interest due and payable on such Mortgage Loans on or before their respective Cut-off Dates (or, in the case of a Replacement Mortgage Loan, on or before the related date of substitution), which payments shall be delivered promptly to the related Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse):

(i)             all payments (from whatever source) on account of principal of such Mortgage Loans, including Principal Prepayments;

(ii)            all payments (from whatever source) on account of interest on such Mortgage Loans, including Default Interest;

(iii)           all Prepayment Premiums, Yield Maintenance Charges and/or late payment charges received with respect to such Mortgage Loans;

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(iv)          all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loans and/or, insofar as such payments and/or proceeds represent amounts allocable to reimburse Servicing Advances or pay Liquidation Expenses and/or other servicing expenses in respect of the entire Serviced Loan Combination of which any such Mortgage Loan is part;

(v)            any amounts relating to such Serviced Mortgage Loans and/or Administered REO Properties required to be deposited by the applicable Master Servicer or the applicable Special Servicer pursuant to Section 3.07(c) in connection with losses resulting from a deductible clause in a blanket or master force-placed hazard insurance policy;

(vi)          any amounts relating to an REO Property required to be transferred from any REO Account pursuant to Section 3.16(c);

(vii)         to the extent not otherwise included in another clause of this Section 3.04(a), any payments collected in respect of Unliquidated Advances on such Mortgage Loans in respect of amounts previously determined to constitute Nonrecoverable Advances;

(viii)        insofar as they do not constitute Escrow Payments or Reserve Funds, any amounts relating to such Mortgage Loans paid by a Borrower specifically to cover items for which a Servicing Advance has been made or that represent a recovery of property protection expenses from a Borrower; and

(ix)           any Loss of Value Payments, as set forth in Section 3.05(h) of this Agreement.

Furthermore, each Master Servicer shall deposit in its Collection Account any amounts required to be deposited by such Master Servicer pursuant to Section 3.06, as and when required by such section, in connection with losses incurred with respect to Permitted Investments of funds held in its Collection Account.

Notwithstanding the foregoing requirements, each Master Servicer need not deposit into its Collection Account any amount that such Master Servicer would be authorized to withdraw immediately from its Collection Account in accordance with the terms of Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto.

The foregoing requirements for deposit in the Collection Accounts shall be exclusive. Without limiting the generality of the foregoing, actual payments from Borrowers in the nature of Escrow Payments, Reserve Funds, Assumption Fees, Assumption Application Fees, earn-out fees, extension fees, Modification Fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other fees and amounts collected from Borrowers that constitute Additional Master Servicing Compensation and/or Additional Special Servicing Compensation, need not be deposited by either Master Servicer in its Collection Account. Each Master Servicer shall promptly, and in any event within two (2) Business Days of such Master Servicer’s receipt of same, deliver to the applicable Special Servicer any of the foregoing items received by it with respect to any Mortgage Loan, if and to the extent that such

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items constitute Additional Special Servicing Compensation payable to the applicable Special Servicer. If a Master Servicer shall deposit into its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i) through (iv) and (vii) through (viii) of the first paragraph of this Section 3.04(a) with respect to any Serviced Mortgage Loan, the applicable Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the applicable Master Servicer for deposit into its Collection Account, unless the applicable Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement; provided, that to the extent any of the foregoing amounts are received after 2:00 p.m. (Eastern time) on any given Business Day, the applicable Special Servicer shall use commercially reasonable efforts to remit such amounts within one Business Day of receipt of such amounts but, in any event, the Special Servicer shall remit such amounts to the applicable Master Servicer within two Business Days of receipt of such amounts. With respect to any such amounts paid by check to the order of the applicable Special Servicer, the applicable Special Servicer shall endorse such check to the order of the applicable Master Servicer (in its capacity as such), without recourse, representation or warranty, unless the applicable Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement. Any such amounts received by the applicable Special Servicer with respect to an Administered REO Property shall be deposited by such Special Servicer into the related REO Account and remitted to the applicable Master Servicer for deposit into its Collection Account pursuant to Section 3.16(c).

(b)          The Certificate Administrator shall establish and maintain one or more segregated accounts (collectively, the “Distribution Account”), to be held on behalf of the Trustee and in the name of the Certificate Administrator for the benefit of the Certificateholders. Each account that constitutes the Distribution Account shall be an Eligible Account. Not later than 1:00 p.m. (New York City time) on the Master Servicer Remittance Date, each Master Servicer shall deliver to the Certificate Administrator, for deposit in the Distribution Account, an aggregate amount of immediately available funds equal to the related Master Servicer Remittance Amount for the Master Servicer Remittance Date. In addition, each Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Distribution Account any P&I Advances and Compensating Interest Payments required to be made by such Master Servicer hereunder. Furthermore, any amounts paid by any party hereto to indemnify the Trust Fund pursuant to any provision hereof shall be delivered to the Certificate Administrator for deposit in the Distribution Account. The Certificate Administrator shall, upon receipt, deposit in the Distribution Account any and all amounts received or, pursuant to Section 4.03, advanced by the Trustee that are required by the terms of this Agreement to be deposited therein. As and when required pursuant to Section 3.05(c), the Certificate Administrator shall transfer Interest Reserve Amounts in respect of the Interest Reserve Loans from the Interest Reserve Account to the Distribution Account. Furthermore, as and when required pursuant to Section 3.05(d), the Certificate Administrator shall transfer monies from the Excess Liquidation Proceeds Account to the Distribution Account. The Certificate Administrator shall also deposit in the Distribution Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds

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held in the Distribution Account. If the Certificate Administrator shall deposit in the Distribution Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding.

(c)           The Certificate Administrator shall establish and maintain one or more accounts (collectively, the “Interest Reserve Account”) to be held in its name for the benefit of the Trustee and the Certificateholders. Each account that constitutes the Interest Reserve Account shall be an Eligible Account or a sub-account of the Distribution Account. On the Distribution Date in January (except during a leap year) and February of each calendar year, commencing in 2016, prior to any distributions being made with respect to the Certificates on such Distribution Date, the Certificate Administrator shall, with respect to each Interest Reserve Loan, withdraw from the Distribution Account and deposit in the Interest Reserve Account an amount equal to the Interest Reserve Amount, if any, in respect of such Interest Reserve Loan for such Distribution Date; provided that no such transfer of monies from the Distribution Account to the Interest Reserve Account shall be made on the Final Distribution Date. The Certificate Administrator shall also deposit in the Interest Reserve Account from its own funds any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Interest Reserve Account.

Notwithstanding that the Interest Reserve Account may be a sub-account of the Distribution Account for reasons of administrative convenience, the Interest Reserve Account and the Distribution Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the Certificate Administrator hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts.

(d)          If any Excess Liquidation Proceeds are received, the Certificate Administrator shall establish and maintain one or more accounts (collectively, the “Excess Liquidation Proceeds Account”) to be held on behalf and in the name of the Trustee for the benefit of the Certificateholders. Each account that constitutes the Excess Liquidation Proceeds Account shall be an Eligible Account (or a separately identified sub-account of the Distribution Account, provided that for all purposes of this Agreement (including the obligations of the Certificate Administrator hereunder) such account shall be considered to be and shall be required to be treated as separate and distinct from the Distribution Account). On the Master Servicer Remittance Date, each Master Servicer shall withdraw from its Collection Account and remit to the Certificate Administrator for deposit in the Excess Liquidation Proceeds Account all Excess Liquidation Proceeds received by it during the Collection Period ending on the Determination Date immediately prior to the Master Servicer Remittance Date. The Certificate Administrator shall also deposit in the Excess Liquidation Proceeds Account from its own funds any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Excess Liquidation Proceeds Account. For the avoidance of doubt, each of the Collection Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account, any Reserve Account, any Servicing Account, and the portion of the Distribution Account in respect of REMIC I (including interest, if any, earned on the investment of funds in such accounts) will be owned by REMIC I; the Serviced Pari Passu Companion Loan Custodial Account (including interest, if any, earned on the investment of funds in such account) will be owned by the

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applicable Serviced Pari Passu Companion Loan Holder(s) as described in Section 3.04(i); and the Loss of Value Fund (including interest, if any, earned on the investment of funds in such account) will be owned by the applicable Mortgage Loan Sellers as described in Section 3.04(g).

(e)          [Reserved.]

(f)           Funds in the Collection Accounts, the Distribution Account, the Interest Reserve Account, the Serviced Pari Passu Companion Loan Custodial Account and the Excess Liquidation Proceeds Account may be invested in Permitted Investments in accordance with the provisions of Section 3.06. Each Master Servicer shall give notice to the other parties hereto of the location of its Collection Account as of the Closing Date and of the new location of its Collection Account prior to any change thereof. Notwithstanding the first sentence of this Section 3.04(f), for as long as WFB acts as Certificate Administrator hereunder, all funds held in the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account shall remain uninvested.

(g)          If any Loss of Value Payments are received in connection with a Material Document Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(h) of this Agreement, the applicable Special Servicer shall establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) to be held in trust for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The applicable Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Loss of Value Reserve Fund shall be accounted for as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any REMIC Pool. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as damages paid to and distributed by the REMIC Pools on account of a breach of a representation or warranty by the related Mortgage Loan Seller and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the related account in the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

(h)          The applicable Master Servicer shall segregate and hold all funds collected and received by it in connection with the related Serviced Pari Passu Companion Loan separate and apart from its own funds and general assets. In connection therewith, if there are one or more Serviced Loan Combinations related to this Trust, the related Master Servicer shall establish and maintain a segregated account (the “Serviced Pari Passu Companion Loan Custodial Account”), in which the funds described below are to be deposited and held on behalf of the related Serviced Pari Passu Companion Loan Holder(s) (and which account may be maintained as a separately identified sub-account of the applicable Collection Account, provided that for all purposes of this Agreement (including the obligations of the applicable Master Servicer hereunder) such account shall be considered to be and shall be required to be treated as separate and distinct from the Collection Accounts, and provided further that no collections in respect of one or more Serviced

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Pari Passu Companion Loans relating to a single Serviced Loan Combination and on deposit in the Serviced Pari Passu Companion Loan Custodial Account shall be applied in respect of, or shall be applied to cover any fees or expenses in respect of, one or more Serviced Pari Passu Companion Loans relating to another Serviced Loan Combination). Any Serviced Pari Passu Companion Loan Custodial Account shall be an Eligible Account or a sub-account of an Eligible Account. The applicable Master Servicer shall deposit or cause to be deposited in any Serviced Pari Passu Companion Loan Custodial Account, within two Business Days of receipt by it of properly identified funds or as otherwise required hereunder, the following payments and collections received or made by or on behalf of the applicable Master Servicer in respect of the Serviced Pari Passu Companion Loans subsequent to the Closing Date:

(i)            all payments (from whatever source) on account of principal of any Serviced Pari Passu Companion Loan, including Principal Prepayments;

(ii)           all payments (from whatever source) on account of interest on any Serviced Pari Passu Companion Loan, including Default Interest;

(iii)          all Prepayment Premiums and Yield Maintenance Charges received in respect of any Serviced Pari Passu Companion Loan;

(iv)          all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of, and allocable as interest (including Default Interest) on, principal of or Prepayment Premiums or Yield Maintenance Charges with respect to, any Serviced Pari Passu Companion Loan (or any successor REO Mortgage Loan with respect thereto);

(v)           any amounts required to be deposited by the applicable Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Serviced Pari Passu Companion Loan Custodial Account;

(vi)          any amounts required to be deposited by the applicable Master Servicer or the applicable Special Servicer pursuant to Section 3.07(c) in connection with losses on any Serviced Pari Passu Companion Loan (or any successor interest in a REO Mortgage Loan with respect thereto) resulting from a deductible clause in a blanket or master force-placed hazard insurance policy;

(vii)         any amounts required to be transferred to the Serviced Pari Passu Companion Loan Custodial Account from the related REO Account pursuant to Section 3.16(c); and

(viii)        any other amounts received and applied on any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement.

Notwithstanding the foregoing requirements, the applicable Master Servicer need not deposit into the Serviced Pari Passu Companion Loan Custodial Account any amount that the applicable Master Servicer would be authorized to withdraw immediately from the Serviced Pari Passu Companion Loan Custodial Account in accordance with the terms of Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto.

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The foregoing requirements for deposit in the Serviced Pari Passu Companion Loan Custodial Account shall be exclusive. Without limiting the generality of the foregoing, actual payments from the applicable Borrower in the nature of Escrow Payments, Reserve Funds, Assumption Fees, Assumption Application Fees, earn-out fees, extension fees, Modification Fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other fees and amounts collected from the applicable Borrower that constitute Additional Master Servicing Compensation and/or Additional Special Servicing Compensation, need not be deposited by the applicable Master Servicer in the Serviced Pari Passu Companion Loan Custodial Account. The applicable Master Servicer shall promptly deliver to the applicable Special Servicer any of the foregoing items received by it with respect to any Serviced Pari Passu Companion Loan, if and to the extent that such items constitute Additional Special Servicing Compensation with respect to any Serviced Pari Passu Companion Loan. If a Master Servicer shall deposit in the Serviced Pari Passu Companion Loan Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Serviced Pari Passu Companion Loan Custodial Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i) through (iv) of the first paragraph of this Section 3.04(h), the applicable Special Servicer shall promptly, but in no event later than two (2) Business Days after receipt, remit such amounts to the applicable Master Servicer for deposit into the Serviced Pari Passu Companion Loan Custodial Account, unless the applicable Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or because of another appropriate reason that is consistent with the Servicing Standard. With respect to any such amounts paid by check to the order of the applicable Special Servicer, the applicable Special Servicer shall endorse such check to the order of the applicable Master Servicer (in its capacity as such), without recourse, representation or warranty, unless the applicable Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or because of another appropriate reason that is consistent with the Servicing Standard. Any such amounts received by the applicable Special Servicer with respect to an Administered REO Property relating to the applicable Serviced Loan Combination shall be deposited by the applicable Special Servicer into the related REO Account and, insofar as such amounts are allocable as interest on, principal of, or Prepayment Premiums or Yield Maintenance Charges with respect to any Serviced Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto, shall be remitted to the applicable Master Servicer for deposit into the Serviced Pari Passu Companion Loan Custodial Account pursuant to Section 3.16(c) (subject to the terms of the related Intercreditor Agreement). Any remittances by the applicable Special Servicer under this paragraph may be made as part of an aggregate remittance under this paragraph and/or the final paragraph of Section 3.04(a).

(i)          To the extent of any Serviced Pari Passu Companion Loan Holder’s interest therein, the Serviced Pari Passu Companion Loan Custodial Account shall be treated as an “outside reserve fund” within the meaning of the REMIC Provisions, beneficially owned by any Serviced Pari Passu Companion Loan Holder(s), who shall be liable for any tax on its share of any reinvestment income thereon, and who shall be deemed to receive any related reimbursements from the Trust Fund.

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(j)           Notwithstanding anything to the contrary contained herein, with respect to each Due Date and any Serviced Pari Passu Companion Loan, within one Business Day after the related Determination Date (or, following the securitization of a Serviced Pari Passu Companion Loan With Early Remittance, at such earlier time as the related Mortgage Loan Seller or the related Other Master Servicer notifies the applicable Master Servicer in writing is necessary for such remittance to occur on the Business Day following the “determination date” under the Other Pooling and Servicing Agreement for the Other Securitization that includes such Serviced Pari Passu Companion Loan; provided, however, that in no event may any such “determination date” occur prior to (and any such otherwise earlier “determination date” shall, for purposes of this Section 3.04(j) and Section 4.02(n), be deemed to occur on) the 6th day of each month or, if such 6th day is not a Business Day, the next succeeding Business Day (such earlier date, if any, a “Serviced Pari Passu Companion Loan Early Remittance Date”)), the applicable Master Servicer shall remit, from amounts on deposit in the Serviced Pari Passu Companion Loan Custodial Account, to any related Serviced Pari Passu Companion Loan Holder by wire transfer in immediately available funds to the account of any Serviced Pari Passu Companion Loan Holder or an agent therefor appearing on any Serviced Pari Passu Companion Loan Holder Register on the related date such amounts as are required to be remitted (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the date such amounts are required to be remitted, by check sent by first class mail to the address of any Serviced Pari Passu Companion Loan Holder or its agent appearing on any Serviced Pari Passu Companion Loan Holder Register) the portion of any Serviced Loan Combination Remittance Amount allocable to such Serviced Pari Passu Companion Loan Holder.

Section 3.05 Permitted Withdrawals From the Collection Accounts, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account.

(a)           Subsection (I). Each Master Servicer may, from time to time, make withdrawals from its Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)            to remit to the Certificate Administrator for deposit in the Distribution Account (A) the Master Servicer Remittance Amount for the Master Servicer Remittance Date and (B) any amounts that may be applied by the applicable Master Servicer to make P&I Advances pursuant to Section 4.03(a);

(ii)           to reimburse the Trustee or itself, as applicable, in that order, for unreimbursed P&I Advances made by such Person (in each case, with its own funds) with respect to the Mortgage Loans and/or any successor REO Mortgage Loans serviced by such Master Servicer in respect thereof, the applicable Master Servicer’s and the Trustee’s, as the case may be, respective rights to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than a Nonrecoverable P&I Advance, which is reimbursable pursuant to clause (vi) below) being limited to (subject to the operation of subsection (II)(iii) of this Section 3.05(a)) amounts on deposit in such Collection Account that represent Late Collections of interest and principal Received by the Trust in respect of the particular Mortgage Loan or REO Mortgage Loan as to which such P&I Advance was made (net of related Master Servicing Fees);

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(iii)          to pay itself earned and unpaid Master Servicing Fees, with respect to the Mortgage Loans and/or any successor REO Mortgage Loans in respect thereof, such Master Servicer’s right to payment pursuant to this clause (iii) with respect to any such Mortgage Loan or REO Mortgage Loan being limited to amounts on deposit in such Collection Account that are received and allocable as interest on such Mortgage Loan or REO Mortgage Loan, as the case may be, and to pay to the Trust Advisor earned and unpaid Trust Advisor Ongoing Fees, with respect to each Mortgage Loan and/or any successor REO Mortgage Loan in respect thereof (other than any Non-Trust-Serviced Pooled Mortgage Loan or any successor REO Mortgage Loan in respect thereof), the Trust Advisor’s right to payment pursuant to this clause (iii) with respect to any such Mortgage Loan or successor REO Mortgage Loan being limited to amounts received and allocable as interest on such Mortgage Loan or REO Mortgage Loan, as the case may be;

(iv)          to pay the applicable Special Servicer (or, if applicable, any predecessor thereto) earned and unpaid Special Servicing Fees, Workout Fees and Liquidation Fees to which it is entitled in respect of each Specially Serviced Mortgage Loan, Corrected Mortgage Loan and/or REO Mortgage Loan pursuant to, and from the sources contemplated by, Section 3.11(c) and, following a Liquidation Event in respect of any Serviced Mortgage Loan and/or any successor REO Mortgage Loan in respect thereof, to pay to itself, from general collections on the Mortgage Loans on deposit in such Collection Account, any unpaid Master Servicing Fees in respect of such Mortgage Loan and/or successor REO Mortgage Loan;

(v)           to reimburse the Trustee, the applicable Special Servicer or itself, as applicable, in that order, for any unreimbursed Servicing Advances made thereby (in each case, with its own funds), the applicable Master Servicer’s, the applicable Special Servicer’s and the Trustee’s, as the case may be, respective rights to reimbursement pursuant to this clause (v) with respect to any Servicing Advance (other than a Nonrecoverable Servicing Advance, which is reimbursable pursuant to clause (vi) below) being limited to (subject to the operation of subsection (II)(iii) of this Section 3.05(a)) amounts on deposit in such Collection Account that represent (A) payments made by the related Borrower that are allocable to cover the item in respect of which such Servicing Advance was made, and/or (B) Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and, if applicable, REO Revenues Received by the Trust in respect of the particular Mortgage Loan or related REO Property as to which such Servicing Advance was made;

(vi)          to reimburse the Trustee, the applicable Special Servicer or itself, as applicable, in that order, out of such general collections (subject to the operation of Section 3.05(a)(II)(iv) below) on the Mortgage Loans and any REO Properties serviced by such Master Servicer as are then on deposit in such Collection Account, for any unreimbursed Nonrecoverable Advances made thereby with respect to any of the Mortgage Loans and/or related REO Properties;

(vii)         to pay the Trustee, the applicable Special Servicer or itself, as applicable, in that order, any unpaid Advance Interest accrued on Advances made by such Person, such payment to be made, as and to the extent contemplated by Section 3.25, out of

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amounts on deposit in such Collection Account that represent Default Charges Received by the Trust on the Mortgage Loans or REO Mortgage Loans as to which the subject Advance was made;

(viii)        to the extent that the applicable Master Servicer has reimbursed or is reimbursing the Trustee, the applicable Special Servicer or itself, as applicable, for any unreimbursed Advance (regardless of whether such reimbursement is pursuant to clause (ii), (v) or (vi) above, pursuant to Section 3.03(c) or Section 3.03(d) or pursuant to Section 3.05(a)(II)), and insofar as payment has not already been made out of related Default Charges, and the related Default Charges then on deposit in such Collection Account and available therefor are not sufficient to make such payment, pursuant to clause (vii) above, to pay the Trustee, the applicable Special Servicer or itself, as applicable, in that order, first out of amounts on deposit in the Collection Account that represent the remaining Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, from the Mortgage Loan or REO Property to which the Advance relates, then out of such general collections (subject to the operation of Section 3.05(a)(II) below) on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account, any related Advance Interest accrued and payable on the portion of such Advance so reimbursed or being reimbursed;

(ix)           to pay (A) any outstanding expenses that were incurred by the applicable Special Servicer in connection with its inspecting, pursuant to Section 3.12(a), any Administered REO Property or any Mortgaged Property securing a Specially Serviced Mortgage Loan or (B) any other outstanding expenses incurred on behalf of the Trust with respect to any Mortgage Loan or related REO Property (other than Advance Interest that is paid pursuant to clause (vii) above, and other than Special Servicing Fees, Workout Fees and Liquidation Fees, which are covered by clause (iv) above) that will likely otherwise become Additional Trust Fund Expenses, such payments to be made, first, out of amounts on deposit in such Collection Account that represent Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds and, if applicable, REO Revenues received with respect to such Mortgage Loan or REO Property, as the case may be, and then, out of such general collections on the Mortgage Loans and any REO Properties serviced by such Master Servicer as are then on deposit in such Collection Account;

(x)            to pay itself any items of Additional Master Servicing Compensation, and to pay the applicable Special Servicer any items of Additional Special Servicing Compensation, in each case on deposit in such Collection Account from time to time, and to pay to the Trust Advisor any Trust Advisor Consulting Fee then due and payable to the Trust Advisor, the Trust Advisor’s right to payment pursuant to this clause (x) with respect to any Mortgage Loan (other than any Non-Trust-Serviced Pooled Mortgage Loan) being limited to amounts on deposit in such Collection Account that represent collections of such fee from the related Borrower in accordance with the other provisions of this Agreement;

(xi)           to pay any unpaid Liquidation Expenses incurred with respect to any Serviced Mortgage Loan or related Administered REO Property, such payments to be

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made, first, out of amounts on deposit in such Collection Account that represent Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds and, if applicable, REO Revenues received with respect to such Mortgage Loan or REO Property, as the case may be, and then, out of such general collections on the Mortgage Loans and any REO Properties serviced by such Master Servicer as are then on deposit in such Collection Account;

(xii)          to pay, subject to and in accordance with Section 3.11(i), out of such general collections on the Mortgage Loans and any related REO Properties serviced by such Master Servicer as are then on deposit in such Collection Account, servicing expenses related to the Mortgage Loans and related REO Properties, which expenses would, if advanced, constitute Nonrecoverable Servicing Advances;

(xiii)         to pay, first out of amounts on deposit in such Collection Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Mortgage Loans and any related REO Properties serviced by such Master Servicer as are then on deposit in such Collection Account, costs and expenses incurred by the Trust pursuant to Section 3.09(c) with respect to any Serviced Mortgage Loan or Administered REO Property (other than the costs of environmental testing, which are to be covered by, and reimbursable as, a Servicing Advance);

(xiv)         to pay itself, the applicable Special Servicer, the Depositor, the Certificate Administrator, the Tax Administrator, the Trustee, the Trust Advisor, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, first out of amounts on deposit in such Collection Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Mortgage Loans and any REO Properties serviced by such Master Servicer as are then on deposit in such Collection Account, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b), or Section 8.05(b); provided that in the case of the Trust Advisor, any such amount withdrawn pursuant to this clause (xiv) in respect of any Trust Advisor Expenses other than Designated Trust Advisor Expenses shall not exceed the limit set forth for the related Distribution Date in Section 4.05(b) hereof (and, in connection with any request by the Trust Advisor for the reimbursement of any Trust Advisor Expenses, (x) the applicable Master Servicer shall be entitled to request and rely on reasonable documentation of expenses and certifications as to the nature thereof (including whether such expenses are Designated Trust Advisor Expenses) from the Trust Advisor, and (y) the Certificate Administrator shall cooperate with the applicable Master Servicer and provide a calculation of the limit set for the related Distribution Date in Section 4.05(b) hereof with respect to Trust Advisor Expenses that are not Designated Trust Advisor Expenses);

(xv)          to pay, first out of amounts on deposit in such Collection Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Mortgage Loans and any REO Properties serviced by such Master Servicer as are then on deposit in such

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Collection Account, (A) any reasonable out-of-pocket cost or expense (including the reasonable fees of tax accountants and attorneys) incurred by the Trustee pursuant to Section 3.17(a)(iii) in connection with providing advice to the applicable Special Servicer with respect to any REO Property serviced by such Special Servicer, and (B) to the extent not otherwise advanced by the applicable Master Servicer, any fees and/or expenses payable or reimbursable, as the case may be, in accordance with Section 3.18, to the applicable Master Servicer or the Trustee or an Independent third party for confirming, in accordance with such Section 3.18, a fair price determination made with respect to any Defaulted Mortgage Loan or REO Property serviced by such Master Servicer;

(xvi)         to pay itself, the applicable Special Servicer, the Certificate Administrator, the Trustee, the Trust Advisor or the Depositor, as the case may be, any amount related to the Mortgage Loans and/or related REO Properties serviced by such Master Servicer, that is specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement and to which reference is not made in any other clause of this Section 3.05(a), it being acknowledged that this clause (xvi) shall not be construed to modify any limitation otherwise set forth in this Agreement on the time at which any Person is entitled to payment or reimbursement of any amount or the funds from which any such payment or reimbursement is permitted to be made;

(xvii)        to pay itself, the applicable Special Servicer, any Responsible Repurchase Party, a Subordinate Class Certificateholder, any Serviced Pari Passu Companion Loan Holder or any other particular Person, as the case may be, with respect to any Mortgage Loan (or portion thereof) serviced by such Master Servicer that was previously purchased or otherwise removed from the Trust Fund by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan (or portion thereof) subsequent to the date of purchase or other removal;

(xviii)       to pay to the applicable Mortgage Loan Seller or Responsible Repurchase Party, as the case may be, any amounts on deposit in such Collection Account that represent Monthly Payments due on the respective Mortgage Loans serviced by such Master Servicer on or before the Cut-off Date or, in the case of a Replacement Mortgage Loan, on or before the date on which such Replacement Mortgage Loan was added to the Trust Fund;

(xix)         in connection with a Non-Trust-Serviced Pooled Mortgage Loan, to pay, out of such general collections on the Mortgage Loans and REO Properties as are then on deposit in such Collection Account, to the related Non-Trust Master Servicer, the related Non-Trust Special Servicer, the related Non-Trust Trust Advisor and/or the holders of the related Non-Serviced Companion Loan(s), any amount reimbursable to such party by the holder of such Non-Trust-Serviced Pooled Mortgage Loan pursuant to the terms of the related Intercreditor Agreement(s);

(xx)          to pay to CREFC® (solely to the extent of funds available in such Collection Account following the withdrawal of the amounts described in clauses (ii) through (xix) above), the CREFC® License Fee;

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(xxi)         to transfer any applicable Excess Liquidation Proceeds on deposit in such Collection Account to the Excess Liquidation Proceeds Account in accordance with Section 3.04(d);

(xxii)        to withdraw any amount and pay to the Person entitled thereto any amount deposited in such Collection Account in error;

(xxiii)       so long as such Master Servicer has received notice of the applicable Uncovered Amount on or before the related Determination Date, to pay or reimburse the applicable Person for any Uncovered Amount in respect of the other Master Servicer’s Collection Account, any such Person’s right to payment or reimbursement for any such Uncovered Amount being limited to any general funds in the subject Master Servicer’s Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject Master Servicer’s Collection Account pursuant to any of clauses (ii)-(xxi) above; and

(xxiv)       to clear and terminate such Collection Account at the termination of this Agreement pursuant to Section 9.01;

provided that if and to the extent that any expense, cost, reimbursement or other amount otherwise permitted to be withdrawn from Collection Account pursuant to clause (vi) (relating to Nonrecoverable Advances), clause (ix) (relating to certain expenses), clause (xiii) (relating to certain environmental costs) or clause (xiv) (relating to certain indemnification and similar expenses), other than (in the case of clause (xiv)) Trust Advisor Expenses, relates to a Serviced Loan Combination, then such payment shall be made from collections with respect to such Serviced Loan Combination on deposit in the Collection Account and (unless the expense, cost, reimbursement or other amount is a Nonrecoverable P&I Advance, in which case (for the avoidance of doubt) the payment in reimbursement thereof shall be made solely from the relevant Collection Account) any related Serviced Pari Passu Companion Loan Custodial Account (withdrawals from the Collection Account and any related Serviced Pari Passu Companion Loan Custodial Account shall be made pro rata according to the related Intercreditor Agreement and based on the respective outstanding principal balances of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan) prior to payment from funds in the Collection Account that are unrelated to such Serviced Loan Combination; provided, further, that in the case of any amounts payable as reimbursements to the Depositor, the Certificate Administrator, the Tax Administrator, the Trustee, the Trust Advisor, a Special Servicer, or any of their respective directors, officers, members, managers, employees and agents pursuant to clause (xiv) that do not relate to a specific Mortgage Loan or REO Property (other than costs incurred in connection with the replacement of a Master Servicer or Special Servicer) or that relate to multiple Mortgage Loans and/or REO Properties not all being serviced by the same Master Servicer, such amounts shall be payable out of both Collection Accounts, to the extent funds are available, on a pro rata basis, based on the aggregate Stated Principal Balances of the Mortgage Loans being serviced by each Master Servicer (and any Master Servicer that receives notice or obtains awareness of such an amount to be payable shall promptly notify the other Master Servicer of the nature and aggregate amount of the item payable and such other information in its possession as to enable the calculation of a pro rata allocation). Notwithstanding the foregoing, to the extent the applicable Master Servicer, the applicable

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Special Servicer or the Trustee, as applicable, obtains funds from the Collection Account that are unrelated to a Serviced Loan Combination as a reimbursement for a Nonrecoverable Servicing Advance or any Advance Interest on a Servicing Advance or a Nonrecoverable Servicing Advance relating to a Serviced Loan Combination, any related Serviced Pari Passu Companion Loan Holder is required under the related Intercreditor Agreement to, promptly following notice from the applicable Master Servicer, reimburse the Trust Fund for its pro rata share of such Nonrecoverable Servicing Advance or Advance Interest to the extent set forth in the related Intercreditor Agreement.

If amounts on deposit in either Collection Account at any particular time (after withdrawing any portion of such amounts deposited in such Collection Account in error) are insufficient to satisfy all payments, reimbursements and remittances to be made therefrom as set forth in clauses (ii) through (xxi) of the first paragraph of this Section 3.05(a)(I), then the corresponding withdrawals from such Collection Account shall be made in the following priority and subject to the following rules: (x) if the payment, reimbursement or remittance is to be made from a specific source of funds, then such payment, reimbursement or remittance shall be made from that specific source of funds on a pro rata basis with any and all other payments, reimbursements and remittances to be made from such specific source of funds; and (y) if the payment, reimbursement or remittance can be made from any funds on deposit in such Collection Account, then (following any withdrawals made from such Collection Account in accordance with the immediately preceding clause (x) of this sentence) such payment, reimbursement or remittance shall be made from the general funds remaining on deposit in such Collection Account on a pro rata basis with any and all other payments, reimbursements or remittances to be made from such general funds; provided that any reimbursements of Advances in respect of any particular Mortgage Loan or REO Property out of such Collection Account pursuant to any of clauses (ii), (v) and (vi) of the first paragraph of this Section 3.05(a)(I), and any payments of interest thereon out of such Collection Account pursuant to either of clauses (vii) and (viii) of the first paragraph of this Section 3.05(a)(I), shall be made (to the extent of their respective entitlements to such reimbursements and/or payments): first, to the Trustee; and second, pro rata, to the applicable Master Servicer and the applicable Special Servicer.

The applicable Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, in connection with any withdrawal from its Collection Account pursuant to any of clauses (ii) through (xviii) of the first paragraph of this Section 3.05(a)(I).

Each Master Servicer shall pay to the other Master Servicer, the applicable Special Servicer, and, subject to Section 3.01(h)(i), each Non-Trust Master Servicer, each Non-Trust Special Servicer, each Non-Trust Certificate Administrator or each Non-Trust Trustee, as applicable, from its Collection Account on each Master Servicer Remittance Date amounts permitted to be paid to the other Master Servicer, the applicable Special Servicer, each Non-Trust Master Servicer, each Non-Trust Special Servicer, each Non-Trust Certificate Administrator or each Non-Trust Trustee, as applicable, therefrom based upon an Officer’s Certificate received from the other Master Servicer, the applicable Special Servicer, the related Non-Trust Master Servicer, the related Non-Trust Special Servicer, the related Non-Trust Certificate Administrator or the related Non-Trust Trustee, as applicable, on the first Business

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Day following the immediately preceding Determination Date, describing the item and amount to which the other Master Servicer, the applicable Special Servicer, such Non-Trust Master Servicer, such Non-Trust Special Servicer, such Non-Trust Certificate Administrator or such Non-Trust Trustee, as applicable, is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein. The applicable Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Property as to which it is the Special Servicer on a loan-by-loan and property-by-property basis when appropriate, for the purpose of justifying any request thereby for withdrawal from the Collection Accounts.

Subsection (II). The provisions of this subsection (II) of this Section 3.05(a) shall apply notwithstanding any contrary provision of subsection (I) of this Section 3.05(a):

(i)         Identification of Workout-Delayed Reimbursement Amounts: If any Advance made with respect to any Mortgage Loan on or before the date on which such Mortgage Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent theretofore accrued and unpaid) Advance Interest thereon, is not pursuant to the operation of the provisions of Section 3.05(a)(I) reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Mortgage Loan (or, but for the making of three monthly payments under its modified terms, would constitute a Mortgage Loan that is a Corrected Mortgage Loan), such Advance, together with such Advance Interest, shall constitute a “Workout-Delayed Reimbursement Amount” to the extent that such amount has not been determined to constitute a Nonrecoverable Advance. All references herein to “Workout-Delayed Reimbursement Amount” shall be construed always to mean the related Advance and (to the extent theretofore accrued and unpaid) any Advance Interest thereon, together with (to the extent it remains unpaid) any further Advance Interest that accrues on the unreimbursed portion of such Advance from time to time in accordance with the other provisions of this Agreement. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a Nonrecoverable Advance.

(ii)        General Relationship of Provisions. Subsection (iii) below (subject to the terms, conditions and limitations thereof) sets forth the terms of and conditions to the right of a Person to be reimbursed for any Workout-Delayed Reimbursement Amount to the extent that such Person is not otherwise entitled to reimbursement and payment of such Workout-Delayed Reimbursement Amount pursuant to the operation of Section 3.05(a)(I) above (construed without regard to the reference therein to this subsection except that it is nonetheless hereby acknowledged that, for purposes of “Late Collections” in Section 3.05(a)(I), funds received on the related Mortgage Loan shall be applied in accordance with the terms of the applicable modification even though such application may result in an Advance continuing to be outstanding when the Borrower is current in its payments under the terms of the Mortgage Loan as modified). Subsection (iv) below (subject to the terms, conditions and limitations thereof) authorizes or permits the applicable Master Servicer, under certain circumstances, to abstain from reimbursing

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itself (or, if applicable, the Trustee to abstain from obtaining reimbursement) for Nonrecoverable Advances at its sole option. Upon any determination that all or any portion of a Workout-Delayed Reimbursement Amount constitutes a Nonrecoverable Advance, then the reimbursement or payment of such amount (and any further Advance Interest that may accrue thereon) shall cease to be subject to the operation of subsection (iii) below, such amount (and further Advance Interest) shall be as fully payable and reimbursable to the relevant Person as would any other Nonrecoverable Advance (and Advance Interest thereon) and, as a Nonrecoverable Advance, such amount may become the subject of the applicable Master Servicer’s (or, if applicable, the Trustee’s) exercise of its sole option authorized by subsection (iv) below.

(iii)       Reimbursements of Workout-Delayed Reimbursement Amounts: The applicable Master Servicer, the applicable Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement and payment (and, notwithstanding any contrary provision of subsection (I) above, shall be entitled to withdraw and pay to itself the amount of such reimbursement and payment) for all Workout-Delayed Reimbursement Amounts in each Collection Period (and it is again hereby acknowledged that, for purposes of “Late Collections” in Section 3.05(a)(I), funds received on the related Mortgage Loan shall be applied in accordance with the terms of the applicable modification even though such application may result in an Advance continuing to be outstanding when the Borrower is current in its payments under the terms of the Mortgage Loan as modified); provided that the aggregate amount (for all such Persons collectively) of such reimbursements and payments from amounts advanced or collected on the Mortgage Pool in such Collection Period shall not exceed (and the reimbursement and payment shall be made from) the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i) through (v) of the definition of “Unadjusted Principal Distribution Amount”, net of the aggregate deduction amounts for Nonrecoverable Advances (and accrued and unpaid Advance Interest thereon) that were reimbursed or paid during the related Collection Period from principal collections on the Mortgage Pool, as described by clause (II)(B) of the definition of “Principal Distribution Amount” and pursuant to Section 3.05(a)(II)(iv). As and to the extent provided in clause (II)(A) of the definition thereof, the Principal Distribution Amount for the Distribution Date related to such Collection Period shall be reduced to the extent that such payment or reimbursement of a Workout-Delayed Reimbursement Amount is made from aggregate principal collections pursuant to the preceding sentence.

Any collections (as applied under Section 1.03) received on or in respect of the Mortgage Loans during a Collection Period that, in each case, represents a delinquent amount as to which an Advance had been made, which Advance was previously reimbursed during the Collection Period for a prior Distribution Date as part of a Workout-Delayed Reimbursement Amount, shall be added to and constitute a part of the Principal Distribution Amount for the related Distribution Date (pursuant to clause (I)(B) of the definition of “Principal Distribution Amount”) to the extent of all Workout-Delayed Reimbursement Amounts on or in respect of such respective Mortgage Loan that were reimbursed from collections of principal on the Mortgage Pool in all prior Collection Periods pursuant to the preceding paragraph.

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The Certificate Administrator (and, with respect to Advances made by the applicable Master Servicer or the Trustee) shall be entitled to rely conclusively upon any direction or notice received from the applicable Master Servicer in connection with any determination made by the applicable Master Servicer pursuant to the foregoing provisions of this Section 3.05(a)(II)(iii) and shall not be obligated to independently verify, monitor or oversee any such determination.

(iv)        Sole Option to Abstain from Reimbursements of Certain Nonrecoverable Advances. To the extent that Section 3.05(a)(I) entitles the applicable Master Servicer, the applicable Special Servicer or the Trustee to reimbursement for any Nonrecoverable Advance (or payment of Advance Interest thereon from a source other than Default Charges on the related Mortgage Loan) during any Collection Period, then, notwithstanding any contrary provision of subsection (I) above, (a) to the extent that one or more such reimbursements and payments of Nonrecoverable Advances (and such Advance Interest thereon) are made, they shall be made, first, from the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i) through (v) of the definition of “Unadjusted Principal Distribution Amount”, and then from other amounts advanced or collected on the Mortgage Pool for such Collection Period; provided that, if so provided as set forth below, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall provide each Rating Agency with at least fifteen (15) days’ notice before any reimbursement shall be made of a Nonrecoverable Advance (or payment of Advance Interest thereon from a source other than Default Charges on the related Mortgage Loan from such other amounts advanced or collected on the Mortgage Pool for such Collection Period, and (b) if and to the extent that the amount of such a Nonrecoverable Advance (and Advance Interest thereon), together with all Nonrecoverable Advances (and Advance Interest thereon) theretofore reimbursed during such Collection Period, would exceed the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i) through (v) of the definition of “Unadjusted Principal Distribution Amount”, the applicable Master Servicer, the applicable Special Servicer and/or the Trustee, as applicable, if it made the relevant Advance) is hereby authorized (but shall not be construed to have any obligation whatsoever), if it elects at its sole option and in its sole discretion, to abstain from reimbursing itself or obtaining reimbursement (notwithstanding that it is entitled to such reimbursement) during that Collection Period for all or a portion of such Nonrecoverable Advance (and Advance Interest thereon), for successive one month periods for a total period not to exceed twelve (12) months; provided that any such deferral exceeding six (6) months shall require (during a Subordinate Control Period) the consent of the Subordinate Class Representative or (during a Collective Consultation Period) consultation with the Subordinate Class Representative; provided, further, that the aggregate amount that is the subject of the exercise of such option with respect to all Nonrecoverable Advances (and Advance Interest thereon) with respect to all Mortgage Loans for any particular Collection Period is less than or equal to such excess described above in this clause (b). If the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, makes such an election at its sole option to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (and Advance Interest thereon), then such Nonrecoverable Advance (and Advance Interest thereon) or portion thereof shall

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continue to be fully reimbursable in any subsequent Collection Period. In connection with a potential election by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the Collection Period for any Distribution Date, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall further be authorized to wait for principal collections to be received before making its determination of whether to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof. The applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall give the Rating Agencies at least fifteen (15) days’ notice (subject to Section 3.27) prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account or Distribution Account, as applicable, allocable to interest on the Mortgage Loans unless (1) the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, determines in its sole discretion that waiting fifteen (15) days after such a notice could jeopardize its ability to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the applicable Master Servicer or the applicable Special Servicer, as applicable, has not timely received from the Trustee information requested by the applicable Master Servicer or the applicable Special Servicer, as applicable, to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if any of clause (1), clause (2) or clause (3) above apply, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall give each Rating Agency notice (subject to Section 3.27) of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account or Distribution Account, as applicable, allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. The applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall have no liability for any loss, liability or expenses resulting from any notice provided to the Rating Agencies contemplated by the immediately preceding sentence.

Any collections (as applied under Section 1.03) received on the Mortgage Loans during a Collection Period that, in each case, represents a recovery of an amount determined in a prior Collection Period to have been a Nonrecoverable Advance shall be added to and constitute a part of the Principal Distribution Amount for the related Distribution Date (pursuant to clause (I)(C) of the definition of “Principal Distribution Amount”) to the extent of all Nonrecoverable Advances on such respective Mortgage Loan that were reimbursed from collections of principal on the Mortgage Pool in all prior Collection Periods pursuant to the preceding paragraph.

None of the Master Servicers, the Special Servicers or the Trustee shall have any liability whatsoever for making an election, or refraining from making an election, that is authorized under this subsection (II)(iv). The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this subsection (II)(iv) or to comply with

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the terms of this subsection (II)(iv) and the other provisions of this Agreement that apply once such an election, if any, has been made.

Any election by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, to abstain from reimbursing itself for any Nonrecoverable Advance (and Advance Interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, to otherwise be reimbursed for such Nonrecoverable Advance (and Advance Interest thereon). Any such election by one of the applicable Master Servicer, the applicable Special Servicer or the Trustee shall not be construed to impose any duty on any other such party to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election). Any such election by any such party to abstain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of Advance Interest on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. None of the Master Servicers, the Special Servicers, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Loan Holders for any such election that such party makes to defer or not to defer reimbursement as contemplated by this subsection or for any losses, damages or other adverse economic or other effects that may arise from such an election, nor shall such election constitute a violation of the Servicing Standard or any duty under this Agreement. The foregoing statements in this paragraph shall not limit the generality of the statements made in the immediately preceding paragraph.

The Certificate Administrator (and, with respect to Advances made by the applicable Master Servicer, the applicable Special Servicer and the Trustee) shall be entitled to rely conclusively upon any direction or notice received from the applicable Master Servicer or the applicable Special Servicer in connection with any determination made by such Master Servicer or Special Servicer, as the case may be, pursuant to the foregoing provisions of this Section 3.05(a)(II)(iv) and shall not be obligated to independently verify, monitor or oversee any such determination.

(v)        Deferral is Not Subordination. No determination by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, to exercise its sole option to defer the reimbursement of Advances and/or Advance Interest under subsection (iv) above shall be construed as an agreement by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, to subordinate (in respect of realizing losses), to any Class of Certificates, such party’s right to such reimbursement during such period of deferral.

(b)          The Certificate Administrator shall, from time to time, make withdrawals from the Distribution Account for each of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

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(i)         to make distributions to the Holders of the Regular Certificates (and to the Holders of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest) on each Distribution Date pursuant to Section 4.01;

(ii)        to transfer Interest Reserve Amounts in respect of the Interest Reserve Loans to the Interest Reserve Account as and when required by Section 3.04(c);

(iii)       to pay itself, the Tax Administrator, the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Trustee, the Trust Advisor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b) or Section 8.05(b), as applicable, if and to the extent such amounts are not payable out of the Collection Accounts pursuant to Section 3.05(a)(I)(xiv); provided that in the case of the Trust Advisor, no such amount may be withdrawn by the Certificate Administrator and paid to the Trust Advisor unless the conditions set forth in the proviso to Section 3.05(a)(I)(xiv) are satisfied;

(iv)        to pay any and all federal, state and local taxes imposed on any REMIC Pool or on the assets or transactions of any REMIC Pool, together with all incidental costs and expenses, and any and all expenses relating to tax audits, if and to the extent that either (A) none of the parties hereto are liable therefor pursuant to Section 10.01(b) and/or Section 10.01(f) or (B) any such Person that may be so liable has failed to timely make the required payment;

(v)        to pay for the cost of the Opinions of Counsel as contemplated by Section 12.01(a) or Section 12.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Certificate Administrator which amendment is in furtherance of the rights and interests of Certificateholders;

(vi)       to pay itself Net Investment Earnings earned on funds in the Distribution Account for each Collection Period;

(vii)      to pay for the cost of recording this Agreement pursuant to Section 12.02(a);

(viii)     to pay to any party hereto any amounts deposited or remitted by such Person for deposit into the Distribution Account in error; and

(ix)        to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(c)           On the Master Servicer Remittance Date in March of each year (commencing in March 2016) and in any event on the Master Servicer Remittance Date that occurs in the same calendar month as the Final Distribution Date, the Certificate Administrator shall withdraw from the Interest Reserve Account and deposit in the Distribution Account all Interest Reserve Amounts in respect of the Interest Reserve Loans then on deposit in the Interest Reserve Account. In addition, the Certificate Administrator shall, from time to time, make withdrawals from the Interest Reserve Account to pay itself interest or other income earned on deposits in the

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Interest Reserve Account, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the Interest Reserve Account for each Collection Period).

(d)           On the Business Day prior to each Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Distribution Account, for distribution on such Distribution Date, an amount equal to the lesser of (i) the entire amount of Excess Liquidation Proceeds, if any, then on deposit in the Excess Liquidation Proceeds Account and (ii) the excess, if any, of the aggregate amount distributable on such Distribution Date pursuant to Section 4.01(a), over the Available Distribution Amount for such Distribution Date (calculated without regard to such transfer from the Excess Liquidation Proceeds Account to the Distribution Account); provided that on the Business Day prior to the Final Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Distribution Account, for distribution on such Distribution Date, any and all Excess Liquidation Proceeds then on deposit in the Excess Liquidation Proceeds Account. In addition, the Certificate Administrator shall, from time to time, make withdrawals from the Excess Liquidation Proceeds Account to pay itself interest or other income earned on deposits in the Excess Liquidation Proceeds Account, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the Excess Liquidation Proceeds Account for each Collection Period).

(e)           The Certificate Administrator, the Trustee, the Depositor, the applicable Master Servicer, the applicable Special Servicer and, subject to Section 4.05(b) with respect to any Trust Advisor Expenses, the Trust Advisor, as applicable, shall in all cases have a right prior to the Certificateholders to any particular funds on deposit in the Collection Accounts and the Distribution Account from time to time for the reimbursement or payment of compensation, Advances (with interest thereon at the Reimbursement Rate) and their respective expenses hereunder, but only if and to the extent such compensation, Advances (with such interest) and expenses are to be reimbursed or paid from such particular funds on deposit in the Collection Accounts or the Distribution Account pursuant to the express terms of this Agreement.

(f)            The applicable Master Servicer may, from time to time, make withdrawals from the Serviced Pari Passu Companion Loan Custodial Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)          to remit to any Serviced Pari Passu Companion Loan Holder the amounts to which such Serviced Pari Passu Companion Loan Holder is entitled in accordance with Section 3.04(j), as and when required by such paragraph;

(ii)        to pay to itself earned and unpaid Master Servicing Fees in respect of any related Serviced Pari Passu Companion Loan or any successor interest in an REO Mortgage Loan with respect thereto;

(iii)       to pay to the applicable Special Servicer earned and unpaid Special Servicing Fees in respect of any related Serviced Pari Passu Companion Loan or any successor interest in an REO Mortgage Loan with respect thereto;

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(iv)       to pay the applicable Special Servicer (or, if applicable, any predecessor thereto) earned and unpaid Workout Fees and Liquidation Fees to which it is entitled with respect to any related Serviced Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto pursuant to, and from the sources contemplated by, the second and third paragraphs of Section 3.11(c);

(v)        to reimburse itself, the applicable Special Servicer or the Trustee, as applicable, for any unreimbursed Servicing Advances made thereby (in each case, with its own funds) with respect to any related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(vi)       to pay itself, the applicable Special Servicer or the Trustee, as applicable, any Advance Interest then due and owing to such Person with respect to any Servicing Advance made by such Person (out of its own funds) with respect to any related Serviced Loan Combination or any successor REO Mortgage Loan with respect thereto;

(vii)      to pay itself any items of Additional Master Servicing Compensation, and to pay to the applicable Special Servicer any items of Additional Special Servicing Compensation with respect to any related Serviced Loan Combination, in each case on deposit in such Serviced Pari Passu Companion Loan Custodial Account from time to time, and to pay to the Trust Advisor any Trust Advisor Consulting Fee then due and payable to the Trust Advisor with respect to any related Serviced Loan Combination, the Trust Advisor’s right to payment pursuant to this clause (vii) with respect to such Serviced Loan Combination being limited to amounts on deposit in such Serviced Pari Passu Companion Loan Custodial Account that represent collections of such fee from the related Borrower in accordance with the other provisions of this Agreement;

(viii)     to pay any unpaid Liquidation Expenses incurred with respect to any related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(ix)        to pay, in accordance with Section 3.11(i), certain servicing expenses with respect to any related Serviced Loan Combination or any related REO Property, which expenses would, if advanced, constitute Nonrecoverable Servicing Advances (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(x)         to pay any costs and expenses incurred by the Trust pursuant to Section 3.09(c) (other than the costs of environmental testing, which are to be covered by, and reimbursable as, a Servicing Advance) with respect to any related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

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(xi)        to pay itself, the applicable Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Trust Advisor, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b) or Section 8.05, as applicable, in connection with any related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(xii)       to pay to itself, the applicable Special Servicer, the Trustee or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of any related Serviced Pari Passu Companion Loan Holder(s) under any provision of this Agreement or the related Intercreditor Agreement to which reference is not made in any other clause of this Section 3.05(f), it being acknowledged that this clause (xii) shall not be construed to modify any limitation otherwise set forth in this Agreement on the time at which any Person is entitled to payment or reimbursement of any amount or the funds from which any such payment or reimbursement is permitted to be made;

(xiii)      to withdraw any amount and pay to the Person entitled thereto any amount deposited in such Serviced Pari Passu Companion Loan Custodial Account in error; and

(xiv)      to clear and terminate such Serviced Pari Passu Companion Loan Custodial Account at the termination of this Agreement pursuant to Section 9.01 or at such time as any related Serviced Loan Combination or any related REO Property is no longer serviced hereunder.

provided that in connection with any expense, cost, reimbursement or other amount otherwise permitted to be withdrawn from a Serviced Pari Passu Companion Loan Custodial Account pursuant to clause (v) (relating to Servicing Advances), clause (vi) (relating to Advance Interest on Servicing Advances), clause (viii) (relating to Liquidation Expenses), clause (ix) (relating to Nonrecoverable Servicing Advances), clause (x) (relating to certain environmental expenses) or clause (xi) (relating to certain indemnification and similar expenses), other than (in the case of such clause (xi)) Trust Advisor Expenses, such payment shall be made from amounts on deposit in the applicable Collection Account and any related Serviced Pari Passu Companion Loan Custodial Account (withdrawals from the applicable Collection Account and any related Serviced Pari Passu Companion Loan Custodial Account shall be made pro rata according to the related Intercreditor Agreement and based on the respective outstanding principal balances of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan) from related funds prior to payment from funds in the Collection Accounts that are unrelated to such Serviced Loan Combination. Notwithstanding the foregoing, to the extent the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, obtains funds from either Collection Account that are unrelated to a Serviced Loan Combination as a reimbursement for a Nonrecoverable Servicing Advance or any Advance Interest on a Servicing Advance or a Nonrecoverable Servicing Advance relating to a Serviced Loan Combination, the parties acknowledge that any related Serviced Pari Passu Companion Loan Holder shall, if and to the extent required under the related Intercreditor Agreement, promptly following notice from the

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applicable Master Servicer, reimburse the Trust Fund for its pro rata share of such Nonrecoverable Servicing Advance or Advance Interest.

Notwithstanding any contrary provision above, any reimbursements of Servicing Advances out of such Serviced Pari Passu Companion Loan Custodial Account shall be made (to the extent of their respective entitlements to such reimbursements and/or payments): first, to the Trustee; second, to the applicable Special Servicer; and third, to the applicable Master Servicer.

The applicable Master Servicer shall pay to the applicable Special Servicer from any related Serviced Pari Passu Companion Loan Custodial Account amounts permitted to be paid to the applicable Special Servicer therefrom in respect of Special Servicing Fees, Workout Fees, Liquidation Fees or Additional Special Servicing Compensation or otherwise, such payment to be based upon a written statement of the applicable Special Servicer describing the item and amount to which the applicable Special Servicer is entitled; provided that no written statement is required for a payment of Special Servicing Fees and/or Workout Fees arising from collections other than the initial collection on a Corrected Mortgage Loan. The applicable Master Servicer may rely conclusively on any such statement and shall have no duty to recalculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Depositor, the applicable Master Servicer, the applicable Special Servicer and the Trust Advisor, as applicable, shall in all cases have a right prior to any related Serviced Pari Passu Companion Loan Holder(s) to any particular funds on deposit in a Serviced Pari Passu Companion Loan Custodial Account from time to time for the reimbursement or payment of compensation, Servicing Advances (with interest thereon at the Reimbursement Rate) and their respective expenses hereunder, but only if and to the extent such compensation, Servicing Advances (with interest) and expenses are to be reimbursed or paid from such funds on deposit in such Serviced Pari Passu Companion Loan Custodial Account pursuant to the express terms of this Agreement and/or the related Intercreditor Agreement.

(g)           [Reserved.]

(h)           If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the applicable Special Servicer shall, promptly upon written direction from the applicable Master Servicer (provided that, (1) with respect to clause (iv) below, the applicable Special Servicer shall have provided notice to the applicable Master Servicer of the occurrence of such Liquidation Event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the applicable Master Servicer and the applicable Special Servicer with five Business Days’ prior notice of such final Distribution Date), transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the applicable Master Servicer for deposit into the Collection Account for the following purposes:

(i)          to reimburse the applicable Master Servicer, the applicable Special Servicer or the Trustee, in accordance with Section 3.05(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with Advance Interest);

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(ii)        to pay, in accordance with Section 3.05(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

(iii)       to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)       following the occurrence of a Liquidation Event with respect to such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)        on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Any Loss of Value Payments transferred to the Collection Accounts pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds Received by the Trust in respect of the related Mortgage Loan or any successor REO Mortgage Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Accounts pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds Received by the Trust in respect of the Mortgage Loan or REO Mortgage Loan for which such Loss of Value Payments are being transferred to the Collection Accounts to cover an item contemplated by clauses (i)-(iii) of the prior paragraph.

(i)            With respect to any Serviced Loan Combination, if amounts required to pay the compensation, fees, costs, expenses or reimbursement incurred in connection with the servicing and administration of any related Serviced Pari Passu Companion Loan exceed amounts on deposit in the Serviced Pari Passu Companion Loan Custodial Account and the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trust Advisor or the Trustee, as applicable, have sought reimbursement from the Trust Fund with respect to such expenses allocable to such Serviced Pari Passu Companion Loan, then the applicable Master Servicer or the applicable Special Servicer, as applicable, shall use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement from the holder of any Serviced Pari Passu Companion Loan for that holder’s pro rata share of the expense.

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Section 3.06     Investment of Funds in the Accounts. (a) Each Master Servicer may direct (pursuant to a standing order or otherwise) any depositary institution (including the Certificate Administrator) that holds its Collection Account, the Serviced Pari Passu Companion Loan Custodial Account, any Servicing Account or any Reserve Account, in each case, maintained by it, each Special Servicer may direct (pursuant to a standing order or otherwise) any depositary institution (including the Certificate Administrator) that holds the REO Account and any Loss of Value Reserve Fund, and the Certificate Administrator (other than WFB acting as the Certificate Administrator) may direct (pursuant to a standing order or otherwise) any depositary institution that holds the Distribution Account, the Interest Reserve Account or the Excess Liquidation Proceeds Account to invest, or if any of the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, as appropriate, is such depositary institution, the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator (other than WFB acting as the Certificate Administrator), as the case may be, may invest itself, the funds held therein in (but only in) one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement or the related Mortgage Loan Documents, as applicable, or with respect to Permitted Investments of funds held in the Distribution Account, no later than 11:00 a.m., New York City time, on the next succeeding Distribution Date; provided that any such investment of funds in any Servicing Account or Reserve Account shall be subject to applicable law and the terms of the related Mortgage Loan Documents; and provided, further, that the funds in any Investment Account shall remain uninvested unless and until the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, as appropriate, gives timely investment instructions with respect thereto pursuant to or as contemplated by this Section 3.06. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). The applicable Master Servicer (with respect to Permitted Investments of amounts in its Collection Account, the Serviced Pari Passu Companion Loan Custodial Account, any Servicing Account or any Reserve Account, in each case, maintained by it), the applicable Special Servicer (with respect to Permitted Investments of amounts in the REO Account or any Loss of Value Reserve Fund), and the Certificate Administrator (with respect to Permitted Investments of amounts in the Distribution Account, the Interest Reserve Account or the Excess Liquidation Proceeds Account) acting on behalf of the Trustee, shall (and the Trustee hereby designates the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, as the case may be, as the Person that shall) (i) be the “entitlement holder” of any Permitted Investment that is a “security entitlement” and (ii) maintain “control” of any Permitted Investment that is either a “certificated security” or an “uncertificated security”. For purposes of this Section 3.06(a), the terms “entitlement holder”, “security entitlement”, “control”, “certificated security” and “uncertificated security” shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and “control” of any Permitted Investment by the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator shall constitute “control” by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised Article 8 (1994 Revision) of the UCC. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the party hereunder that

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maintains such Investment Account (whether it is the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator), shall:

(x)         consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount at least equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)        demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in such Investment Account.

(b)           Whether or not the applicable Master Servicer directs the investment of funds in any Investment Account (other than a Servicing Account or Reserve Account) maintained by it, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the applicable Master Servicer and shall be subject to its withdrawal in accordance with Section 3.05. Whether or not the applicable Master Servicer directs the investment of funds in any Servicing Account or Reserve Account maintained by it, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, and subject to the requirements of applicable law or the terms of the related Serviced Mortgage Loan(s) or Serviced Pari Passu Companion Loan(s) regarding the payment of such interest and investment income to the related Borrower, shall be for the sole and exclusive benefit of the applicable Master Servicer and shall be subject to withdrawal from time to time in accordance with Section 3.03. Whether or not the applicable Special Servicer directs the investment of funds in the REO Account or the Loss of Value Reserve Fund, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the applicable Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). Whether or not the Certificate Administrator directs the investment of funds in the Distribution Account, the Interest Reserve Account or the Excess Liquidation Proceeds Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Certificate Administrator and shall be subject to its withdrawal in accordance with Section 3.05. If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account, the party hereunder that maintains such Investment Account (whether it is the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator), shall promptly deposit therein from its own funds, without right of reimbursement, no later than the end of the Collection Period during which such loss was incurred, the amount of the Net Investment Loss, if any, in respect of such Investment Account for such Collection Period (except, in the case of any such loss with respect to a Servicing Account or Reserve Account, to the extent the loss amounts were invested for the benefit of a Borrower under the terms of a Serviced Mortgage Loan, Serviced Pari Passu Companion Loan or applicable law).

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(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of any payment due (or in any other performance required) under any Permitted Investment of funds on deposit in any Investment Account, and if the party hereunder that maintains such Investment Account (whether it is the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator) is in default of its obligations under or contemplated by Section 3.06(b), the Trustee may and, subject to Section 8.02, upon the request of (i) Holders of Certificates entitled to not less than 25% of the Voting Rights allocated to any Class of Interest Only Certificates or Principal Balance Certificates or (ii) the Subordinate Class Representative or (iii) alternatively, but only if the Permitted Investment involves funds on deposit in a Serviced Pari Passu Companion Loan Custodial Account, any related Serviced Pari Passu Companion Loan Holder(s) (it being understood that, for purposes of this clause (iii), Section 8.02 shall be construed as if references therein to one or more “Certificateholders” were instead references to such Serviced Pari Passu Companion Loan Holder), the Trustee shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate legal proceedings. Any costs incurred by the Trustee in taking any such action shall be reimbursed to it by the party hereunder that maintains such Investment Account (whether it is the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator). This provision is in no way intended to limit any actions that the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator may take in this regard at its own expense.

(d)           Notwithstanding the investment of funds held in any Investment Account, for purposes of the calculations hereunder, including the calculation of the Available Distribution Amount, the Master Servicer Remittance Amounts and the monthly amounts payable to the respective Serviced Pari Passu Companion Loan Holders, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

Section 3.07     Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a) In the case of each Serviced Mortgage Loan or Serviced Loan Combination, the applicable Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to maintain (including identifying the extent to which a Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the applicable Master Servicer will itself cause to be maintained with Qualified Insurers having the Required Claims-Paying Ratings) for the related Mortgaged Property (x) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Serviced Mortgage Loan or Serviced Loan Combination or (ii) the outstanding principal balance of such Serviced Mortgage Loan or Serviced Loan Combination, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including but not limited to coverage for damage resulting from acts of terrorism) as is required or (subject to the Servicing Standard) that the lender is entitled to reasonably require, subject to applicable law, under the related Mortgage Loan Documents; provided that all of the following conditions and/or limitations shall apply:

(A)          the applicable Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property securing a Serviced Mortgage Loan or Serviced Loan Combination unless such

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insurance policy was in effect at the time of the origination of such Serviced Mortgage Loan or Serviced Loan Combination pursuant to the terms of the related Mortgage Loan Documents and is available at commercially reasonable rates and the Trustee has an insurable interest;

(B)           if and to the extent that any Serviced Mortgage Loan or Serviced Loan Combination grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the applicable Master Servicer shall (to the extent consistent with the Servicing Standard) use efforts consistent with the Servicing Standard to cause the related Borrower to obtain the requisite insurance coverage from Qualified Insurers that, in each case, have the Required Claims-Paying Ratings at the time such insurance coverage is obtained;

(C)           the applicable Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause the Borrower under any Serviced Mortgage Loan to maintain the insurance required to be maintained or that the lender is entitled to reasonably require, subject to applicable law, under the related Mortgage Loan Documents;

(D)          in no event shall the applicable Master Servicer be required to cause the Borrower under any Serviced Mortgage Loan to maintain, or itself obtain, insurance coverage that the applicable Master Servicer has determined is either (i) not available at any rate or (ii) not available at commercially reasonable rates and the related hazards are not at the time commonly insured against at the then-available rates for properties similar to the related Mortgaged Property and located in or around the region in which the related Mortgaged Property is located;

(E)           the reasonable efforts of the applicable Master Servicer to cause the Borrower under any Serviced Mortgage Loan to maintain insurance shall be conducted in a manner that takes into account the insurance that would then be available to such Master Servicer on a force-placed basis; and

(F)           to the extent the applicable Master Servicer itself is required to maintain insurance that the Borrower under any Serviced Mortgage Loan does not maintain, the applicable Master Servicer shall not be required to maintain insurance other than what is available to the applicable Master Servicer on a force-placed basis (and this will not be construed to modify the other limits set forth in clause (D) above).

Notwithstanding the limitation set forth in clause (D) above, if the related Borrower under any Serviced Mortgage Loan fails to maintain with respect to the related Mortgaged Property (i) specific casualty insurance coverage providing for “special” form coverage that does not specifically exclude, terrorist or similar acts, and/or (ii) specific insurance coverage with respect to damages or casualties caused by terrorist or similar acts, the applicable Master Servicer shall cause the related Borrower to maintain, or itself obtain, such insurance upon terms

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not materially less favorable than those in place as of the Closing Date, unless the applicable Special Servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard, and (during any Subordinate Control Period and other than with respect to any Excluded Loan) with the consent of the Subordinate Class Representative or (during any Collective Consultation Period or Senior Consultation Period) after having consulted with the Trust Advisor and (during any Collective Consultation Period and other than with respect to any Excluded Loan) the Subordinate Class Representative, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate (failure to maintain required insurance due to either of clause (a) or (b) is referred to herein as an “Acceptable Insurance Default”). The Subordinate Class Representative and/or Trust Advisor, as applicable, will have no more than thirty (30) days to respond to the applicable Special Servicer’s request for such consent or consultation; provided that upon the applicable Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the applicable Special Servicer to consult with the Subordinate Class Representative and/or Trust Advisor, the applicable Special Servicer will not be required to do so. If any such approval of the applicable Special Servicer has not been expressly denied within ninety (90) days of the applicable Special Servicer’s receipt from the applicable Master Servicer of the applicable Master Servicer’s determination and analysis and all information reasonably requested thereby and reasonably available to the applicable Master Servicer in order to make an informed decision, such approval shall be deemed to have been granted. If the applicable Special Servicer is in the process of making a determination described above in this paragraph, then, during the period of such evaluation by the applicable Special Servicer (or, to the extent applicable, during the period that the applicable Special Servicer is obtaining the consent of the Subordinate Class Representative (other than with respect to an Excluded Loan) or consulting with the Trust Advisor and/or the Subordinate Class Representative (other than with respect to an Excluded Loan), as applicable), the applicable Master Servicer shall not be liable for any loss related to its failure to require the related Borrower to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure to maintain terrorism insurance.

The applicable Master Servicer shall notify the applicable Special Servicer, the Trustee, the Subordinate Class Representative (other than with respect to an Excluded Loan) and the Majority Subordinate Certificateholder (other than with respect to an Excluded Loan) and (if a Serviced Loan Combination is involved) the related Serviced Pari Passu Companion Loan Holder(s) if the applicable Master Servicer determines that any Borrower under a Serviced Mortgage Loan or Serviced Loan Combination has failed to maintain insurance required under (or that such Master Servicer has required pursuant to a provision that entitles the lender to reasonably require insurance under) the related Mortgage Loan Documents and such failure materially and adversely affects such Mortgage Loan or Loan Combination and/or the interest of the Trust or the Serviced Pari Passu Companion Loan Holder(s) in the related Mortgaged Property or if any Borrower under a Serviced Mortgage Loan or Serviced Loan Combination has notified the applicable Master Servicer in writing that such Borrower does not intend to maintain such insurance and the applicable Master Servicer has determined that such failure materially and adversely affects such Mortgage Loan or Loan Combination and/or the interest of the Trust or the Serviced Pari Passu Companion Loan Holder(s) in the related Mortgaged Property.

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(b)           Subject to Sections 3.17(b), and/or 3.24, as applicable, with respect to each Administered REO Property, the applicable Special Servicer shall use reasonable efforts, consistent with the Servicing Standard, to maintain with Qualified Insurers having the Required Claims-Paying Ratings (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements at such Administered REO Property or (ii) the outstanding principal balance of the related REO Mortgage Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least twelve (12) months (or at least eighteen (18) months, in the case of an Administered REO Property whose related REO Mortgage Loan had an initial principal balance exceeding $35,000,000), in each case if so required pursuant to the related Mortgage Loan Documents; provided that both of the following conditions and/or limitations shall apply:

(A)          the applicable Special Servicer shall not be required to maintain or obtain the insurance coverage otherwise described above unless the Trustee has an insurable interest; and

(B)           the applicable Special Servicer shall not be required to maintain or obtain the insurance coverage otherwise described above to the extent that the coverage is not available at commercially reasonable rates and consistent with the Servicing Standard.

All such insurance policies maintained as described above shall contain (if they insure against loss to property) a “standard” mortgagee clause, with loss payable to the applicable Master Servicer (or the applicable sub-servicer) on behalf of the Trustee, in the case of insurance maintained in respect of a Serviced Mortgage Loan or Serviced Loan Combination, or shall name the Trustee as the insured, with loss payable to the applicable Special Servicer on behalf of the Trustee, in the case of insurance maintained in respect of an Administered REO Property. Any amounts collected by the applicable Master Servicer or the applicable Special Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account or, to the extent the loss affects a Serviced Pari Passu Companion Loan Holder, in the Serviced Pari Passu Companion Loan Custodial Account, as applicable, in each case as appropriate in accordance with Section 3.04, subject to withdrawal pursuant to Section 3.05, in the case of amounts received in respect of a Serviced Mortgage Loan, or in the REO Account of the applicable Special Servicer, subject to withdrawal pursuant to Section 3.16(c), in the case of amounts received in respect of an Administered REO Property. Any cost incurred by the applicable Master Servicer or the applicable Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to unpaid principal balance or Stated Principal Balance of the related Serviced Mortgage Loan or Serviced Loan Combination, notwithstanding that the terms of such Serviced Mortgage Loan or Serviced Loan Combination so permit;

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provided that this sentence shall not limit the rights of the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust (and, if applicable, any related Serviced Pari Passu Companion Loan Holders) to enforce any obligations of the related Borrower under such Serviced Mortgage Loan or Serviced Loan Combination. Costs to the applicable Master Servicer or the applicable Special Servicer of maintaining insurance policies pursuant to this Section 3.07 shall (subject to Section 3.11(h) and Section 3.19(b)) be paid by, and reimbursable to, the applicable Master Servicer or the applicable Special Servicer, as the case may be, as a Servicing Advance.

(c)          If (i) the applicable Master Servicer or the applicable Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of any Serviced Mortgage Loans, Serviced Loan Combinations or Administered REO Properties, as applicable, then, to the extent such policy (A) is obtained from a Qualified Insurer having the Required Claims-Paying Ratings, and (B) provides protection equivalent to the individual policies otherwise required herein and in the Mortgage Loan Documents or (ii) the applicable Master Servicer or the applicable Special Servicer has long-term unsecured debt obligations or deposit accounts that are rated not lower than “A (low)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by (A) at least two NRSROs (which may include KBRA and/or Moody’s) or (B) one NRSRO (which may include KBRA or Moody’s) and A.M. Best Company), “A3” by Moody’s (or, if not rated by Moody’s, at least “A-” by S&P (or, if not rated by S&P, an equivalent rating by (A) at least two NRSROs (which may include DBRS and/or KBRA) or (B) one NRSRO (which may include DBRS or KBRA) and A.M. Best Company)) and an equivalent (or higher) rating by KBRA (if then rated by KBRA), or it has received a Rating Agency Confirmation from each Rating Agency with respect to which such rating is not satisfied, and the applicable Master Servicer or the applicable Special Servicer, as the case may be, self-insures for its obligation to maintain the individual policies otherwise required, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the applicable Master Servicer or the applicable Special Servicer, as the case may be, whichever maintains such policy, shall, if there shall not have been maintained on any Mortgaged Property securing a Serviced Mortgage Loan, Serviced Loan Combination or any Administered REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the Collection Account (or, to the extent the loss affects any Serviced Pari Passu Companion Loan Holder(s), in the Serviced Pari Passu Companion Loan Custodial Account, as applicable) maintained by the applicable Master Servicer, from its own funds without any right of reimbursement from the Trust, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Serviced Mortgage Loan or Serviced Loan Combination (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The applicable Master Servicer and the applicable Special Servicer shall each prepare and present, on behalf of itself, the Trustee and Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holders, claims under any such

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blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy.

(d)          With respect to each Performing Serviced Mortgage Loan that is subject to an Environmental Insurance Policy, if the applicable Master Servicer has actual knowledge of any event (an “Insured Environmental Event”) giving rise to a claim under an Environmental Insurance Policy, the applicable Master Servicer shall notify the applicable Special Servicer to such effect and the applicable Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each Specially Serviced Mortgage Loan that is subject to an Environmental Insurance Policy, if the applicable Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the applicable Special Servicer shall notify the applicable Master Servicer, which shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each Administered REO Property that is subject to an Environmental Insurance Policy, if the applicable Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the applicable Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the applicable Master Servicer or the applicable Special Servicer) shall be (subject to Section 3.11(h) and Section 3.19(b)) paid by, and reimbursable to, the applicable Master Servicer or the applicable Special Servicer, as the case may be, as a Servicing Advance.

(e)           The applicable Master Servicer and the applicable Special Servicer shall each at all times during the term of this Agreement (or, in the case of the applicable Special Servicer, at all times during the term of this Agreement during which Specially Serviced Mortgage Loans and/or Administered REO Properties exist as part of the Trust Fund) keep in force with a Qualified Insurer having the Required Claims-Paying Ratings, a fidelity bond in such form and amount as are consistent with the Servicing Standard. The applicable Master Servicer or applicable Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the applicable Master Servicer or the applicable Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be canceled without ten (10) days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations or deposit accounts of the applicable Master Servicer or the applicable Special Servicer, as applicable, are rated not lower than “A (low)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include KBRA and/or Moody’s)), “A3” by Moody’s and an equivalent (or higher) rating by KBRA (if then rated by KBRA), or it has received a Rating Agency Confirmation from each Rating Agency with respect to which such rating is not satisfied, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may self-insure with respect to the fidelity bond coverage required

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as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

The applicable Master Servicer and the applicable Special Servicer shall each at all times during the term of this Agreement (or, in the case of the applicable Special Servicer, at all times during the term of this Agreement during which Specially Serviced Mortgage Loans and/or Administered REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer having the Required Claims-Paying Ratings, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard. The applicable Master Servicer or applicable Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such policy or policies and, by the terms of such policy or policies, the coverage afforded thereunder extends to the applicable Master Servicer or the applicable Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be canceled without ten (10) days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations or deposit accounts of the applicable Master Servicer or the applicable Special Servicer, as applicable, are rated not lower than “A (low)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by (1) any two other NRSROs (which may include KBRA and/or Moody’s) or (2) one NRSRO (which may include KBRA or Moody’s) and A.M. Best Company), “A3” by Moody’s and an equivalent (or higher) rating by KBRA (if then rated by KBRA), or it has received a Rating Agency Confirmation from each Rating Agency with respect to which such rating is not satisfied, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

Section 3.08     Enforcement of Alienation Clauses. (a) If the provisions of any Serviced Mortgage Loan or Serviced Loan Combination expressly permit the assignment of the related Mortgaged Property to, and assumption of such Mortgage Loan by, another Person, or the transfer of interests in the related Borrower, in each case upon the satisfaction of specified conditions, prohibit such an assignment and assumption or transfer except upon the satisfaction of specified conditions, or fully prohibit such an assignment and assumption or transfer, and the related Borrower (and/or the holders of interests in such Borrower) requests approval for such an assignment and assumption or transfer or enters into a transfer of the related Mortgaged Property or of interest(s) in such Borrower in violation of the related Mortgage Loan Documents, or if the provisions of any Serviced Mortgage Loan or Serviced Loan Combination expressly permit the further encumbrance of the related Mortgaged Property or interests in the related Borrower upon the satisfaction of specified conditions, prohibit such a further encumbrance except upon the satisfaction of specified conditions, or fully prohibit such a further encumbrance, in each case, other than an encumbrance with respect to an NCB Co-op Mortgage Loan as to which the NCB Subordinate Debt Conditions have been satisfied, and the related Borrower requests approval for such a further encumbrance or enters into a further encumbrance in violation of the related Mortgage Loan Documents, the applicable Master Servicer (with respect to a Performing Serviced Mortgage Loan and, if applicable, any related Performing Serviced Pari Passu Companion Loan, but other than with respect to any such matter to be processed by the applicable Special Servicer pursuant to Section 3.21(f) and subject to the other provisions of

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Section 3.21(f)) or the applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan and with respect to any such matter on a Performing Serviced Mortgage Loan to be processed by the applicable Special Servicer pursuant to Section 3.21(f)) shall obtain the relevant information and review and make a determination to either (i) disapprove such request for approval of an assignment and assumption or transfer or further encumbrance (in the case of a Borrower request for approval thereof) and not waive any violation of the relevant due-on-sale clause or due-on-encumbrance clause or (ii) if in the best economic interest of the Trust and, if applicable, any affected Serviced Pari Passu Companion Loan Holder(s) (as a collective whole), approve the request or waive the effect of the due-on-sale or due-on-encumbrance clause; provided that all of the following conditions and/or restrictions shall apply:

(A)          subject to Section 3.08(c), the applicable Master Servicer shall not enter into such a waiver or approval for any Performing Serviced Mortgage Loan and, if applicable, any related Performing Serviced Pari Passu Companion Loan, unless such Master Servicer has obtained the consent of the applicable Special Servicer (it being understood and agreed that (1) the applicable Master Servicer shall promptly provide the applicable Special Servicer with (x) written notice of any Borrower request for such assignment and assumption or transfer or such encumbrance, (y) the applicable Master Servicer’s written recommendations and analysis, and (z) all information reasonably available to the applicable Master Servicer that the applicable Special Servicer may reasonably request in order to withhold or grant any such consent, (2) the applicable Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard (and subject to Section 3.24, and/or Section 3.26 if and as applicable), and (3) if any such consent has not been expressly denied within fifteen (15) Business Days (or at least five (5) Business Days after the time period provided for in the related Intercreditor Agreement) of the applicable Special Servicer’s receipt from the applicable Master Servicer of the applicable Master Servicer’s written recommendations and analysis and all information reasonably requested thereby and reasonably available to the applicable Master Servicer in order to make an informed decision, such consent shall be deemed to have been granted;

(B)          if approval of an assignment and assumption or waiver of a due-on-sale provision is involved and the affected Serviced Mortgage Loan is a Mortgage Loan that (together with all other Mortgage Loans, if any, that are in the same Cross-Collateralized Group as such Mortgage Loan or have the same Borrower as such Mortgage Loan or have Borrowers that are known to be affiliated with the Borrower under such Mortgage Loan) is one of the ten largest Mortgage Loans then in the Trust, has a Cut-off Date Principal Balance in excess of $20,000,000, or if a Serviced Loan Combination is involved, then, subject to the related Mortgage Loan Documents and applicable law, neither the applicable Master Servicer (with respect to a Performing Serviced Mortgage Loan or, if applicable, any related Performing Serviced Pari Passu Companion Loan, but other than with respect to any such matter to be processed by the applicable Special Servicer pursuant to Section 3.21(f) and subject to the other provisions of Section 3.21(f)) nor the applicable Special Servicer (with respect to a Specially

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Serviced Mortgage Loan and with respect to any such matter on a Performing Serviced Mortgage Loan to be processed or consented to by the applicable Special Servicer pursuant to Section 3.21(f)) shall enter into such approval or waiver unless and until such approval or waiver is the subject of a Rating Agency Confirmation (subject to Section 3.27) and in the case of a Serviced Loan Combination, the equivalent confirmation from each Pari Passu Companion Loan Rating Agency with respect to the related Serviced Pari Passu Companion Loan Securities; and

(C)           if approval of a further encumbrance or waiver of a due-on-encumbrance provision is involved, then, subject to the related Mortgage Loan Documents and applicable law, neither the applicable Master Servicer (with respect to a Performing Serviced Mortgage Loan or, if applicable, any related Performing Serviced Pari Passu Companion Loan, but other than with respect to any such matter to be processed by the applicable Special Servicer pursuant to Section 3.21(f) and subject to the other provisions of Section 3.21(f)) nor the applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan and with respect to any such matter on a Performing Serviced Mortgage Loan to be processed by the applicable Special Servicer pursuant to Section 3.21(f)) shall enter into such approval or waiver unless and until such approval or waiver is the subject of a Rating Agency Confirmation (subject to Section 3.27) if the related Serviced Mortgage Loan (a) represents 2% or more of the then-aggregate principal balance of all of the Mortgage Loans then in the Trust Fund, (b) is one of the ten largest Mortgage Loans then in the Trust Fund by principal balance, (c) has an aggregate loan-to-value ratio (including existing and proposed additional debt) that is equal to or greater than 85% or (d) has an aggregate debt service coverage ratio (including the debt service on the existing and proposed additional debt) that is less than 1.20x;

(D)          if approval of an assignment and assumption or waiver of a due-on-sale provision is involved, then, subject to the related Mortgage Loan Documents and applicable law, neither the applicable Master Servicer (with respect to a Performing Serviced Mortgage Loan or, if applicable, any related Performing Serviced Pari Passu Companion Loan, but other than with respect to any such matter to be processed by the applicable Special Servicer pursuant to Section 3.21(f) and subject to the other provisions of Section 3.21(f)) nor the applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan and with respect to any such matter on a Performing Serviced Mortgage Loan to be processed by the applicable Special Servicer pursuant to Section 3.21(f)) shall enter into such approval or waiver with respect to any Mortgaged Property which secures a Cross-Collateralized Group unless (i) all of the Mortgaged Properties securing such Cross-Collateralized Group are transferred simultaneously by the respective Borrower(s) or (ii) either (x) in the case of the applicable Master Servicer, it has obtained the consent of the applicable Special Servicer (pursuant to the approval procedures described in clause (A) above) or (y) in the case of the applicable Special Servicer, it has obtained the consent of the Subordinate Class

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Representative (other than with respect to an Excluded Loan), if and to the extent required under Sections 3.24 and/or Section 3.26, as applicable);

(E)           subject to the related Mortgage Loan Documents and applicable law, neither the applicable Master Servicer (with respect to a Performing Serviced Mortgage Loan or, if applicable, any related Performing Serviced Pari Passu Companion Loan, but other than with respect to any such matter to be processed by the applicable Special Servicer pursuant to Section 3.21(f) and subject to the other provisions of Section 3.21(f)) nor the applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan and with respect to any such matter on a Performing Serviced Mortgage Loan to be processed by the applicable Special Servicer pursuant to Section 3.21(f)) shall enter into such approval or waiver unless all associated costs and expenses (including the costs of any Rating Agency Confirmation) are covered without any expense to the Trust or (in the case of a Serviced Loan Combination) any expense to any related Serviced Pari Passu Companion Loan Holder(s) (it being understood and agreed that, except as expressly provided herein, neither the applicable Master Servicer nor the applicable Special Servicer shall be obligated to cover or assume any such costs or expenses) and if the related Borrower refuses to pay any such costs and expenses then the applicable Master Servicer or the applicable Special Servicer, as applicable, shall be permitted to deny the related request;

(F)           neither the applicable Master Servicer (with respect to a Performing Serviced Mortgage Loan or, if applicable, any related Performing Serviced Pari Passu Companion Loan, but other than with respect to any such matter to be processed by the applicable Special Servicer pursuant to Section 3.21(f) and subject to the other provisions of Section 3.21(f)) nor the applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan and with respect to any such matter on a Performing Serviced Mortgage Loan to be processed by the applicable Special Servicer pursuant to Section 3.21(f)) shall, in connection with any such approval or waiver, consent or agree to any modification, waiver or amendment of any term or provision of such Serviced Mortgage Loan that would result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust Pool; and

(G)           the applicable Special Servicer shall not consent to the applicable Master Servicer’s recommendation described in clause (A) above, or itself enter into such an approval or waiver, unless the applicable Special Servicer has complied with Section 3.24 and/or Section 3.26, as applicable.

Notwithstanding the foregoing and subject to Section 3.21(f), in no event will the applicable Master Servicer’s approval of an assignment and assumption or further encumbrance be conditioned on the approval or absence of objection from the applicable Special Servicer (or the applicable Special Servicer interacting with the Subordinate Class Representative in connection with such Master Servicer approval) or (solely in the case of an approval of a further encumbrance of a Mortgaged Property securing a Co-op Mortgage Loan) the need to obtain a

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Rating Agency Confirmation if solely in the case of an NCB Co-op Mortgage Loan, the NCB Subordinate Debt Conditions have been met with respect to such NCB Co-op Mortgage Loan.

Notwithstanding the foregoing, and regardless of whether a particular NCB Co-op Mortgage Loan contains specific provisions regarding the incurrence of subordinate debt, or prohibits the incurrence of subordinate debt, or requires the consent of the Mortgagee in order to incur subordinate debt, the NCB Master Servicer may, nevertheless, in accordance with the Servicing Standard, without the need to obtain any consent or approval hereunder (and without the need to obtain a Rating Agency Confirmation), permit the related Borrower to incur subordinate debt if the NCB Subordinate Debt Conditions have been met; provided that, subject to the related Mortgage Loan Documents and applicable law, the NCB Master Servicer shall not waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related “due-on-encumbrance” clause under any Mortgage Loan, pursuant to this paragraph, unless in any such case, all associated costs and expenses are covered without any expense to the Trust.

(b)           In connection with any permitted assumption of any Serviced Mortgage Loan or Serviced Loan Combination or waiver of a “due-on-sale” or “due-on-encumbrance” clause thereunder, the applicable Master Servicer (in the case of a Performing Serviced Mortgage Loan other than with respect to any such matter to be processed by the applicable Special Servicer pursuant to Section 3.21(f) and subject to the other provisions of Section 3.21(f)) or the applicable Special Servicer (in the case of a Specially Serviced Mortgage Loan and with respect to any such matter on a Performing Serviced Mortgage Loan to be processed by the applicable Special Servicer pursuant to Section 3.21(f)) shall prepare all documents necessary and appropriate for such purposes and shall coordinate with the related Borrower for the due execution and delivery of such documents.

(c)           Notwithstanding Section 3.08(a), in connection with any transfer of an interest in the related Borrower under a Performing Serviced Mortgage Loan or any related Serviced Pari Passu Companion Loan, the applicable Master Servicer shall have the right to grant its consent to the same without the consent or approval of the applicable Special Servicer (or the applicable Special Servicer interacting with the Subordinate Class Representative in connection with such applicable Master Servicer consent) if such transfer is allowed under the terms of the related Mortgage Loan Documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan Documents (provided that any confirmation of conditions precedent to any such transfer shall be subject to the approval of the applicable Special Servicer) that do not include any other approval or exercise of discretion and does not involve incurring new mezzanine indebtedness or a change of control of such Borrower, including a consent to transfer to any subsidiary or affiliate of such Borrower or to a person acquiring less than a majority interest in such Borrower; provided that, subject to the terms of the related Mortgage Loan Documents and applicable law, if (i) the affected Serviced Mortgage Loan is or relates to a Mortgage Loan that, together with all other Mortgage Loans, if any, that are in the same Cross-Collateralized Group as such Mortgage Loan or have the same Borrower as such Mortgage Loan or have Borrowers that are known to be affiliated with the Borrower under such Mortgage Loan, is one of the then-current top ten Mortgage Loans (by Stated Principal Balance) in the Mortgage Pool, has a Cut-off Date Principal Balance in excess of $20,000,000, or has a Stated Principal Balance that equals or

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exceeds 5% of the then-aggregate Stated Principal Balance of the Mortgage Pool, or a Serviced Loan Combination is involved and the related Other Pooling and Servicing Agreement would require Rating Agency Confirmation if such Serviced Loan Combination was serviced thereunder, and (ii) the transfer is of an interest in the Borrower greater than 49% or otherwise would result in a change in control of the Borrower (for these purposes, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing), then the applicable Master Servicer shall not consent to such transfer unless and until such transfer is the subject of a Rating Agency Confirmation (subject to Section 3.27) (and, in the case of any applicable Serviced Mortgage Loan that is part of a Loan Combination, an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency, if applicable pursuant to Section 3.27(k)) (the costs of which are to be payable by the related Borrower to the extent provided for in the related Mortgage Loan Documents, which provisions shall not be waived by the applicable Master Servicer, and, if not paid, such costs shall be paid by and reimbursed to the applicable Master Servicer as an Additional Trust Fund Expense). The applicable Master Servicer shall be entitled to collect and receive from Borrowers any customary fees in connection with such transfers of interest as Additional Master Servicing Compensation.

Section 3.09     Realization Upon Defaulted Serviced Mortgage Loans. (a) The applicable Special Servicer shall, subject to Sections 3.09(b), 3.09(c), 3.09(d), Section 3.24, Section 3.26 and/or Section 3.28, as applicable, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of the real property and other collateral securing any Serviced Mortgage Loan or Serviced Loan Combination that comes into and continues in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including pursuant to Section 3.20. In connection with the foregoing, in the event of a default under any Serviced Mortgage Loan, Serviced Loan Combination or Cross-Collateralized Group that is secured by real properties located in multiple states, and such states include California or another state with a statute, rule or regulation comparable to California’s “one action rule”, then the applicable Special Servicer shall consult Independent counsel regarding the order and manner in which the applicable Special Servicer should foreclose upon or comparably proceed against such properties. The applicable Special Servicer may direct the applicable Master Servicer to advance, as contemplated by Section 3.19(b), all costs and expenses (including attorneys’ fees and litigation costs and expenses) to be incurred on behalf of the Trust in any such proceedings or such consultation, subject to the applicable Master Servicer being entitled to reimbursement for any such advance as a Servicing Advance as provided in Section 3.05(a), and further subject to the applicable Special Servicer’s being entitled to pay out of the related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds any Liquidation Expenses incurred in respect of any Serviced Mortgage Loan or Serviced Loan Combination, which Liquidation Expenses were outstanding at the time such proceeds are received. Nothing contained in this Section 3.09 shall be construed so as to require the applicable Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the applicable Special Servicer taking into account the factors described in Section 3.18 and the results of any appraisal obtained pursuant to the following sentence or otherwise, all such cash bids to be made in a manner consistent with the Servicing Standard. If and when the applicable Master Servicer or the

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applicable Special Servicer deems it necessary in accordance with the Servicing Standard for purposes of establishing the fair market value of any Mortgaged Property securing a defaulted Serviced Mortgage Loan or Serviced Loan Combination, whether for purposes of bidding at foreclosure or otherwise, the applicable Master Servicer or the applicable Special Servicer (as the case may be) is authorized to have an Appraisal completed with respect to such property (the cost of which appraisal shall be covered by, and be reimbursable as, a Servicing Advance).

The applicable Master Servicer shall not foreclose upon or otherwise comparably convert, including by taking title thereto, any real property or other collateral securing a Defaulted Mortgage Loan or Serviced Loan Combination.

(b)           Notwithstanding the foregoing provisions of this Section 3.09, no Mortgaged Property shall be acquired by the applicable Special Servicer on behalf of the Trust (and, in the case of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s)) under such circumstances, in such manner or pursuant to such terms as would (i) cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (unless the portion of such REO Property that is not treated as “foreclosure property” and that is held by any REMIC Pool at any given time constitutes not more than a de minimis amount of the assets of such REMIC Pool within the meaning of Treasury Regulations Section 1.860D-1(b)(3)(i) and (ii)), or (ii) except as permitted by Section 3.17(a), subject the Trust to the imposition of any federal income or prohibited transaction taxes under the Code. Subject to the foregoing, however, a Mortgaged Property may be acquired through a single-member limited liability company. In addition, except as permitted under Section 3.17(a), the applicable Special Servicer shall not acquire any personal property on behalf of the Trust (and, in the case of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) pursuant to this Section 3.09 unless either:

(i)          such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the applicable Special Servicer; or

(ii)         the applicable Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be covered by, and reimbursable as, a Servicing Advance) to the effect that the holding of such personal property as part of the Trust Fund will not result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust Pool.

(c)          Notwithstanding the foregoing provisions of this Section 3.09, the applicable Special Servicer shall not, on behalf of the Trust (and, in the case of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s)), have a receiver of rents appointed with respect to a Mortgaged Property, or obtain title to a Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, could, in the reasonable judgment of the applicable Special Servicer, exercised in accordance with the Servicing Standard, be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless:

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(i)          the applicable Special Servicer has previously determined in accordance with the Servicing Standard, based on a Phase I Environmental Assessment (and any additional environmental testing that the applicable Special Servicer deems necessary and prudent) of such Mortgaged Property conducted by an Independent Person who regularly conducts Phase I Environmental Assessments and performed during the nine-month period preceding any such acquisition of title or other action, that such Mortgaged Property is in compliance with applicable environmental laws and regulations and there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations; or

(ii)         if the determination described in clause (c)(i) above cannot be made, the applicable Special Servicer has previously determined in accordance with the Servicing Standard, on the same basis as described in clause (c)(i) above, and taking into account the coverage provided under the related Environmental Insurance Policy, that it would maximize the recovery to the Certificateholders and, in the case of a Mortgaged Property securing a Serviced Loan Combination, to the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole) on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders and, in the case of a Mortgaged Property securing a Serviced Loan Combination, to the related Serviced Pari Passu Companion Loan Holder(s), to be performed at the related Net Mortgage Rate (or (x) in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, at the related Net Mortgage Rate immediately prior to the Anticipated Repayment Date, or (y) in the case of a Serviced Loan Combination, at the weighted average of the Net Mortgage Rates for the related notes)) to acquire title to or possession of the Mortgaged Property and to take such remedial, corrective and/or other further actions as are necessary to bring the Mortgaged Property into compliance with applicable environmental laws and regulations and to appropriately address any of the circumstances and conditions referred to in clause (c)(i) above.

Any such determination by the applicable Special Servicer contemplated by clause (i) or clause (ii) of the preceding paragraph shall be evidenced by an Officer’s Certificate to such effect delivered to the Trustee, the applicable Master Servicer, the Subordinate Class Representative (other than with respect to any Mortgaged Property securing an Excluded Loan) and the Majority Subordinate Certificateholder (other than with respect to any Mortgaged Property securing an Excluded Loan) (and, in the case of a Mortgaged Property securing a Serviced Loan Combination, to the related Serviced Pari Passu Companion Loan Holder(s)), specifying all of the bases for such determination, such Officer’s Certificate to be accompanied by all related environmental reports.

The cost of such Phase I Environmental Assessment and any such additional environmental testing, as well as the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) above of the first paragraph of Section 3.09(c), shall be paid out of the Collection Account (subject to, if it relates to one or more Mortgage Loans in a Serviced Loan Combination, the proviso at the end of the first paragraph (that is, the initial paragraph that includes the enumerated clauses (i) through (xxiii) of Section 3.05(a)(I)).

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(d)           If neither of the conditions set forth in clauses (i) and (ii) of the first paragraph of Section 3.09(c) has been satisfied with respect to any Mortgaged Property securing a defaulted Serviced Mortgage Loan (or, if applicable, a Serviced Loan Combination), the applicable Special Servicer shall take such action as is in accordance with the Servicing Standard (other than proceeding against the Mortgaged Property) and, at such time as it deems appropriate, may, on behalf of the Trust and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s), release all or a portion of such Mortgaged Property from the lien of the related Mortgage; provided that both (i) if such Serviced Mortgage Loan has a then-outstanding principal balance greater than $1,000,000, then prior to the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage, the applicable Special Servicer shall have notified the Rating Agencies (subject to Section 3.27), the Subordinate Class Representative, the Majority Subordinate Certificateholder, the Trustee, the Certificate Administrator and the applicable Master Servicer, in writing of its intention to so release all or a portion of such Mortgaged Property and the basis for the determination that such intention, in the applicable Special Servicer’s good faith judgment, was consistent with the Servicing Standard and (ii) if any Serviced Loan Combination is involved, the holders of the related Serviced Pari Passu Companion Loan or their representatives shall have the rights, if any, in respect thereof that are enumerated in the related Intercreditor Agreement.

(e)           The applicable Special Servicer shall report to the Trustee, the applicable Master Servicer, the Majority Subordinate Certificateholder (other than with respect to any Mortgaged Property securing an Excluded Loan), the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period), the Subordinate Class Representative (during any Subordinate Control Period and any Collective Consultation Period and other than with respect to any Mortgaged Property securing an Excluded Loan), and, in case of a Mortgaged Property securing a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s), monthly in writing as to any actions taken by the applicable Special Servicer with respect to any Mortgaged Property as to which neither of the conditions set forth in clauses (i) and (ii) of the first paragraph of Section 3.09(c) has been satisfied, in each case until the earliest to occur of (x) satisfaction of either of such conditions, (y) release of the lien of the related Mortgage on such Mortgaged Property and (z) the related Mortgage Loan (or in the case of a Serviced Loan Combination, each of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan) becoming a Corrected Mortgage Loan.

(f)            The applicable Special Servicer shall have the right to determine, in accordance with the Servicing Standard, with respect to any Specially Serviced Mortgage Loan, the advisability of seeking to obtain a deficiency judgment if the state in which the related Mortgaged Property is located and the terms of the subject Mortgage Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment if it deems advisable. The applicable Master Servicer, at the direction of the applicable Special Servicer, shall make a Servicing Advance for the costs incurred in pursuing any such deficiency action, provided that the applicable Master Servicer shall not be obligated in connection therewith to advance any funds, which if so advanced would constitute a Nonrecoverable Advance.

(g)           Annually in each January, each Master Servicer shall, with the reasonable cooperation of the applicable Special Servicer, prepare and file with the IRS on a timely basis the information returns with respect to the reports of foreclosures and abandonments and reports

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relating to any cancellation of indebtedness income with respect to any Serviced Mortgage Loan, or Mortgaged Property securing a Serviced Mortgage Loan and any Serviced Loan Combination, required by Sections 6050H (as applicable), 6050J and 6050P of the Code. Contemporaneously therewith, the applicable Master Servicer shall deliver a copy of such information returns to the applicable Special Servicer and the Trustee.

(h)           As soon as the applicable Special Servicer makes a Final Recovery Determination (during any Subordinate Control Period and any Collective Consultation Period, such determination to be made in consultation with the Subordinate Class Representative and the related calculations to be subject to the approval of such Subordinate Class Representative, in each case, other than with respect to any Mortgaged Property securing an Excluded Loan) with respect to any Mortgage Loan, Serviced Loan Combination or REO Property, it shall promptly notify the Certificate Administrator, the Trustee, the Rating Agencies (subject to Section 3.27), the applicable Master Servicer (unless it is the one making the determination), the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) and the Subordinate Class Representative (during any Subordinate Control Period and any Collective Consultation Period and other than with respect to an Excluded Loan). The applicable Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each such Final Recovery Determination (if any) made by it and the basis thereof. Each such Final Recovery Determination (if any) shall be evidenced by an Officer’s Certificate delivered to the Certificate Administrator, the Trustee, the applicable Master Servicer (unless it is the one making the determination), the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) and the Subordinate Class Representative (during any Subordinate Control Period and any Collective Consultation Period and other than with respect to an Excluded Loan) no later than ten (10) Business Days following such Final Recovery Determination.

(i)            Notwithstanding anything the contrary, to the extent that the applicable Special Servicer acquires a Mortgaged Property that is a hospitality property on behalf of the Trust and such hospitality property has a franchise or licensing agreement that requires a successor or replacement franchisee or licensee to have a specified net worth, the applicable Special Servicer shall, to the extent consistent with the Servicing Standard, take all actions reasonably necessary to permit the Mortgaged Property to maintain its franchise or license with the same franchisor or licensor in place prior to such foreclosure.

Section 3.10     Trustee to Cooperate; Release of Mortgage Files. (a) Upon the payment in full of any Serviced Mortgage Loan, or the receipt by the applicable Master Servicer of a notification that payment in full shall be escrowed or made in a manner customary for such purposes, the applicable Master Servicer shall promptly so notify the Trustee and the Custodian and, in the case of any Serviced Pari Passu Companion Loan, the applicable Master Servicer shall promptly so notify any related Serviced Pari Passu Companion Loan Holder, and request delivery to it or its designee of the related Mortgage File and request delivery to it or its designee of the related Mortgage Note, as applicable (such notice and request to be effected by delivering to the Custodian a Request for Release in the form of Exhibit F-1 attached hereto, which Request for Release shall be accompanied by the form of any release or discharge to be executed by the Custodian and, in the case of a Serviced Pari Passu Companion Loan, the related Serviced Pari Passu Companion Loan Holder, and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in

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the Collection Account and/or in the case of any Serviced Pari Passu Companion Loan, in the Serviced Pari Passu Companion Loan Custodial Account, as applicable, pursuant to Section 3.04 have been or will be so deposited). Upon receipt of such Request for Release, the Custodian shall promptly release the related Mortgage File to the applicable Master Servicer or its designee and shall deliver to the applicable Master Servicer or its designee such accompanying release or discharge, duly executed. No expenses incurred in connection with preparing or recording any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account or the Distribution Account.

(b)           If from time to time, and as appropriate for servicing or foreclosure of any Serviced Mortgage Loan, the applicable Master Servicer or the applicable Special Servicer shall otherwise require any Mortgage File (or any portion thereof) or, in the case of any Serviced Pari Passu Companion Loan, the related Mortgage Note, then, upon request of the applicable Master Servicer and receipt from the applicable Master Servicer of a Request for Release in the form of Exhibit F-1 attached hereto signed by a Servicing Officer thereof, or upon request of the applicable Special Servicer and receipt from the applicable Special Servicer of a Request for Release in the form of Exhibit F-2 attached hereto, the Custodian shall release such Mortgage File (or portion thereof) or such Mortgage Note to the applicable Master Servicer or the applicable Special Servicer, as the case may be, or its designee. Upon return of such Mortgage File (or portion thereof) to the Person from whom it was obtained as described above, or upon the applicable Special Servicer’s delivery to such Person of an Officer’s Certificate stating that (i) such Mortgage Loan was liquidated and all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account and/or the Serviced Pari Passu Companion Loan Custodial Account (if any) pursuant to Section 3.04 have been or will be so deposited or (ii) such Mortgage Loan has become an REO Mortgage Loan, a copy of the Request for Release shall be returned to the applicable Master Servicer or the applicable Special Servicer, as applicable, by the Person to whom it was delivered as described above.

(c)           Within five (5) Business Days of the applicable Special Servicer’s written request therefor (or, in case of an exigency, within such shorter period as is reasonable under the circumstances), the Trustee and, in the case of a Serviced Loan Combination, any related Serviced Pari Passu Companion Loan Holder shall execute and deliver to the applicable Special Servicer, in the form supplied to the Trustee or any related Serviced Pari Passu Companion Loan Holder(s), as applicable, by the applicable Special Servicer, any court pleadings, requests for trustee’s sale or other documents reasonably necessary, with respect to any Mortgage Loan, to the foreclosure or trustee’s sale in respect of the related Mortgaged Property or to any legal action brought to obtain judgment against the related Borrower on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust, the applicable Master Servicer, the applicable Special Servicer or any related Serviced Pari Passu Companion Loan Holder(s); provided that the Trustee and each such Serviced Pari Passu Companion Loan Holder may alternatively execute and deliver to the applicable Special Servicer, in the form supplied to the Trustee and such Serviced Pari Passu Companion Loan Holder, as applicable by the applicable Special Servicer, a limited power of attorney issued in favor of the applicable Special Servicer, subject to Section 3.01(b), and empowering the applicable Special Servicer to execute and deliver any or

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all of such pleadings or documents on behalf of the Trustee and any Serviced Pari Passu Companion Loan Holder (however, neither the Trustee nor any such Serviced Pari Passu Companion Loan Holder shall be liable for any misuse of such power of attorney by the applicable Special Servicer). Together with such pleadings or documents (or such power of attorney), the applicable Special Servicer shall deliver to the Trustee or such Serviced Pari Passu Companion Loan Holder an Officer’s Certificate requesting that such pleadings or documents (or such power of attorney) be executed by the Trustee or such Serviced Pari Passu Companion Loan Holder and certifying as to the reason such pleadings or documents are required and that the execution and delivery thereof by the Trustee or such Serviced Pari Passu Companion Loan Holder (or by the applicable Special Servicer on behalf of such Person) will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. Within five (5) Business Days following receipt, the Trustee shall forward any documents it receives related to the servicing of the Mortgage Loans (including but not limited to any court pleadings and other documents related to legal action involving any Borrower or Mortgaged Property) to the applicable Special Servicer. Upon delivery of such documents, the Trustee shall not be liable for any loss, claim or expense related to any failure by the applicable Special Servicer to process such documentation in a timely fashion. Any document delivered to the applicable Special Servicer shall be deemed to have been duly delivered when delivered via overnight carrier to the address of such party as set forth in Section 12.05.

(d)           If from time to time, pursuant to the terms of an Intercreditor Agreement and the related Non-Trust Pooling and Servicing Agreement related to a Non-Trust-Serviced Pooled Mortgage Loan, and as appropriate for enforcing the terms of, or otherwise properly servicing, such Non-Trust-Serviced Pooled Mortgage Loan, the related Non-Trust Master Servicer, the related Non-Trust Special Servicer or other similar party requests delivery to it of the original Mortgage Note for such Non-Trust-Serviced Pooled Mortgage Loan, then such party shall deliver a Request for Release in the form of Exhibit F-1 attached hereto to the Custodian and the Custodian shall release or cause the release of such original Mortgage Note to the requesting party or its designee. In connection with the release of the original Mortgage Note for a Non-Trust-Serviced Pooled Mortgage Loan in accordance with the preceding sentence, the Custodian shall obtain such documentation as is appropriate to evidence the holding by the related Non-Trust Master Servicer, the related Non-Trust Special Servicer or such other similar party, as the case may be, of such original Mortgage Note as custodian on behalf of and for the benefit of the Trustee.

Section 3.11     Master Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses; Obligations of the Trustee Regarding Back-up Servicing Advances. (a) As compensation for its activities hereunder, the applicable Master Servicer shall be entitled to receive monthly the Master Servicing Fee with respect to each Mortgage Loan and any Serviced Pari Passu Companion Loan (including each Specially Serviced Mortgage Loan), and each successor REO Mortgage Loan thereto (in the case of a Serviced Loan Combination, including (in each case) both the interest therein represented by the related Mortgage Loan and the interest therein represented by the related Serviced Pari Passu Companion Loan). As to each such Mortgage Loan, Serviced Pari Passu Companion Loan and REO Mortgage Loan, for each calendar month (commencing with October 2015) or any applicable portion thereof, the Master Servicing Fee shall accrue at the

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related Master Servicing Fee Rate (or, (i) in the case of a Serviced Pari Passu Mortgage Loan, at the sum of the applicable Master Servicing Fee Rate and the applicable Pari Passu Primary Servicing Fee Rate or (ii) in the case of a Serviced Pari Passu Companion Loan, at the applicable Pari Passu Primary Servicing Fee Rate) on the Stated Principal Balance of such Mortgage Loan, Serviced Pari Passu Companion Loan or such REO Mortgage Loan, as the case may be, and shall be calculated on the same Interest Accrual Basis as is applicable to such Mortgage Loan, Serviced Pari Passu Companion Loan or REO Mortgage Loan, as the case may be, and for the same number of days respecting which any related interest payment due on such Mortgage Loan, Serviced Pari Passu Companion Loan or deemed to be due on such REO Mortgage Loan is computed under the terms of the related Mortgage Note (as such terms may be changed or modified at any time following the Closing Date) and applicable law. To the extent attributable to a Mortgage Loan, the Master Servicing Fee with respect to any Mortgage Loan or any REO Mortgage Loan shall cease to accrue (but not as to any Replacement Mortgage Loan with respect thereto) if a Liquidation Event occurs in respect of such Mortgage Loan. Furthermore, to the extent attributable to any Serviced Pari Passu Companion Loan or any REO Mortgage Loan with respect thereto, the Master Servicing Fee shall cease to accrue if a Liquidation Event occurs in respect of the related Mortgage Loan. Master Servicing Fees earned with respect to any Mortgage Loan, Serviced Pari Passu Companion Loan or any REO Mortgage Loan shall be payable monthly from payments of interest on such Mortgage Loan, Serviced Pari Passu Companion Loan or REO Revenues allocable as interest on such REO Mortgage Loan, as the case may be. The applicable Master Servicer shall be entitled to recover unpaid Master Servicing Fees in respect of any Mortgage Loan or any REO Mortgage Loan out of the portion any related Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds allocable as interest on such Mortgage Loan or REO Mortgage Loan, as the case may be and, to the extent such amounts are not sufficient to pay accrued Master Servicing Fees on any Mortgage Loan and a Liquidation Event has occurred with respect to such Mortgage Loan, from general collections on the Mortgage Loans on deposit in the Collection Accounts. Master Servicing Fees earned with respect to a Serviced Pari Passu Companion Loan (or any successor REO Mortgage Loan with respect thereto) shall be payable out of the related Serviced Pari Passu Companion Loan Custodial Account as provided in Section 3.05(f).

WFB, with respect to each Mortgage Loan and any Serviced Pari Passu Companion Loan (and any successor REO Mortgage Loan with respect thereto) for which it acts as Master Servicer hereunder, and NCB, with respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto) for which it acts as Master Servicer hereunder, and any successor holder of the related Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign its Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan), provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state and foreign securities laws and is otherwise made in accordance with the Securities Act and such state and foreign securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit F-3A hereto, and (iii) the prospective transferee shall have delivered to WFB or NCB, as the case may be, and the Depositor a certificate substantially in the form attached as Exhibit F-3B hereto. None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify an Excess

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Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. WFB or NCB, as the case may be, and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and WFB and NCB, as the case may be, hereby agree, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Certificate Administrator, the Trustee, the Custodian, the applicable Master Servicer, the other Master Servicer, the Trust Advisor, the Certificate Registrar and the applicable Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal, state and foreign securities laws or is not made in accordance with such federal, state and foreign laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right or if at any time WFB or NCB shall no longer be a Master Servicer but shall retain an Excess Servicing Fee Right, the Person then acting as the applicable Master Servicer shall pay, out of each amount paid to such applicable Master Servicer as Master Servicing Fees with respect to each subject Mortgage Loan, Serviced Pari Passu Companion Loan or REO Mortgage Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Master Servicing Fees to the applicable Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the applicable Master Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the Certificate Registrar, the Depositor, the applicable Special Servicer, the other Master Servicer, the Trustee, the Trust Advisor, the Custodian or the Tax Administrator shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

The applicable Master Servicer’s right to receive the Master Servicing Fees to which it is entitled may not be transferred in whole or in part except in connection with the transfer of all of the applicable Master Servicer’s responsibilities and obligations under this Agreement and except as otherwise expressly provided herein, including as contemplated by the prior paragraph.

(b)           Each Master Servicer shall be entitled to receive the following items as additional servicing compensation, in each case, related to a Mortgage Loan or Serviced Pari Passu Companion Loan master serviced by such Master Servicer hereunder, or, in the case of clause (x), related to an Investment Account maintained by such Master Servicer (the following items, collectively, “Additional Master Servicing Compensation”):

(i)          100% of any defeasance fees actually collected during the related Collection Period in connection with the defeasance of a Serviced Mortgage Loan or

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Serviced Loan Combination, if applicable (provided, that for the avoidance of doubt, any such defeasance fee shall not include any Modification Fees in connection with a defeasance that the applicable Special Servicer is entitled to under this Agreement);

(ii)         (x) 50% of Modification Fees actually collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans and paid in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the other provisions of this Agreement (including, without limitation, a consent, approval or other action processed by the applicable Special Servicer) and (y) 100% of Modification Fees actually collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans and paid in connection with a consent, approval or other action that the applicable Master Servicer is permitted to take in the absence of the processing, consent or approval (or deemed consent or approval) of the applicable Special Servicer under the other provisions of this Agreement;

(iii)        (x) 100% of Assumption Fees collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans in connection with a consent, approval or other action that the applicable Master Servicer is permitted to take in the absence of the processing, consent or approval (or deemed consent or approval) of the applicable Special Servicer under the other provisions of this Agreement, and (y) 50% of Assumption Fees collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the other provisions of this Agreement (including, without limitation, a consent, approval or other action processed by the applicable Special Servicer);

(iv)        100% of Assumption Application Fees collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans;

(v)          (x) 100% of consent fees on Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Performing Serviced Mortgage Loan and Performing Serviced Pari Passu Companion Loans and is paid in connection with a consent the applicable Master Servicer is permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the other provisions of this Agreement, and (y) 50% of consent fees on Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Performing Serviced Mortgage Loan and the Performing Serviced Pari Passu Companion Loans and is paid in connection with a consent that the

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applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the other provisions of this Agreement (including, without limitation, a consent processed by the applicable Special Servicer);

(vi)        any and all amounts collected for checks returned for insufficient funds on all Serviced Mortgage Loans and Serviced Pari Passu Companion Loans;

(vii)       100% of charges for beneficiary statements or demands actually paid by the Borrowers under the Performing Serviced Mortgage Loans and the Performing Serviced Pari Passu Companion Loans;

(viii)      (a) 100% of other loan processing fees actually paid by the Borrowers under the Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans to the extent that the consent or processing of the applicable Special Servicer is not required in connection with the associated action and (b) 50% of other loan processing fees actually paid by the Borrowers under the Performing Serviced Mortgage Loans and the Performing Serviced Pari Passu Companion Loan to the extent that the consent of the applicable Special Servicer is required in connection with the associated action (including without limitation, an associated action processed by the applicable Special Servicer);

(ix)        any Prepayment Interest Excesses arising from any principal prepayments on the Mortgage Loans;

(x)          interest or other income earned on deposits in the Investment Accounts maintained by the applicable Master Servicer, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to any such Investment Account for each Collection Period and, further, in the case of a Servicing Account or Reserve Account, only to the extent such interest or other income is not required to be paid to any Borrower under applicable law or under the related Mortgage Loan); and

(xi)        a portion of Net Default Charges as set forth in Section 3.25.

To the extent that any of the amounts described in clauses (i) through (ix) in the preceding paragraph are collected by the applicable Special Servicer, the applicable Special Servicer shall promptly pay such amounts to the applicable Master Servicer.

(c)           As compensation for its activities hereunder, the applicable Special Servicer shall be entitled to receive monthly the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan (in the case of a Serviced Loan Combination, including both the interest therein represented by the related Mortgage Loan and interest therein represented by the related Serviced Pari Passu Companion Loan), and each successor REO Mortgage Loan (in the case of a Serviced Loan Combination, including both the interest therein represented by the related Mortgage Loan and the interest therein represented by the related Serviced Pari Passu Companion Loan) thereto that relates to an Administered REO Property. As to each such Specially Serviced Mortgage Loan and REO Mortgage Loan (in the case of a Serviced Loan Combination, including both the

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interest therein represented by the related Mortgage Loan and the interest therein represented by the related Serviced Pari Passu Companion Loan), for any particular calendar month or applicable portion thereof, the Special Servicing Fee shall accrue at the Special Servicing Fee Rate on the Stated Principal Balance of such Specially Serviced Mortgage Loan or related REO Mortgage Loan, as the case may be, and shall be calculated on the same Interest Accrual Basis as is applicable for such Specially Serviced Mortgage Loan or REO Mortgage Loan, as the case may be, and for the same number of days respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Mortgage Loan is computed under the terms of the related Mortgage Note (as such terms may be changed or modified at any time following the Closing Date) and applicable law. To the extent attributable to a Mortgage Loan, the Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or any successor REO Mortgage Loan thereto shall cease to accrue as of the date a Liquidation Event occurs in respect of such Mortgage Loan or, in the case of such a Specially Serviced Mortgage Loan, as of the date that such Mortgage Loan becomes a Corrected Mortgage Loan. To the extent attributable to a Serviced Pari Passu Companion Loan, the Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or any successor REO Mortgage Loan thereto shall cease to accrue as of the date a Liquidation Event occurs in respect of the related Mortgage Loan or REO Property included in the same Serviced Loan Combination or, in the case of such a Specially Serviced Mortgage Loan, as of the date the related Mortgage Loan becomes a Corrected Mortgage Loan. Earned but unpaid Special Servicing Fees with respect to Mortgage Loans that are Specially Serviced Mortgage Loans and REO Mortgage Loans shall be payable (pursuant to Section 3.05(a)) monthly first out of related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then out of general collections on the Mortgage Loans and any REO Properties on deposit in the Collection Account and earned but unpaid Special Servicing Fees with respect to a Serviced Loan Combination or any successor REO Mortgage Loan with respect thereto shall be payable in accordance with the related Intercreditor Agreement and first, out of the proceeds of such Serviced Loan Combination on deposit in the Collection Account and/or the related Serviced Pari Passu Companion Loan Custodial Account (as applicable) and then out of general collections in the Collection Account (following which, the applicable Special Servicer shall use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement from the related Serviced Pari Passu Companion Loan Holder (or if any Serviced Pari Passu Companion Loan is held by an Other Securitization, from such Other Securitization) of such Serviced Pari Passu Companion Loan’s allocable share of such Special Servicing Fees to the extent so paid from general collections in the Collection Account).

As further compensation for its activities hereunder, the applicable Special Servicer shall be entitled to receive the Workout Fee with respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan that is a Corrected Mortgage Loan, unless the basis on which the related Serviced Mortgage Loan became a Corrected Mortgage Loan was the remediation of a circumstance or condition relating to the related Responsible Repurchase Party’s obligation to repurchase the related Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, as applicable, in which case, if such Mortgage Loan is repurchased within the Initial Resolution Period (and, if applicable any Resolution Extension Period as is permitted under Section 2.03) no Workout Fee will be payable from or based upon the receipt of, any Purchase Price paid by the related Responsible Repurchase Party in satisfaction of such

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repurchase obligation. As to each such Corrected Mortgage Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each payment of interest (other than Default Interest and Post-ARD Additional Interest) and principal received from the related Borrower on such Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, except that any Workout Fees earned with respect to any Serviced Loan Combination or any successor REO Mortgage Loan with respect thereto and attributable to the related Serviced Pari Passu Companion Loan shall be payable in accordance with the related Intercreditor Agreement and solely out of the proceeds of such Serviced Pari Passu Companion Loan; provided that any Workout Fees earned with respect to a Serviced Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto will be payable out of any proceeds on or with respect to such Serviced Pari Passu Companion Loan and/or the related Serviced Pari Passu Companion Loan Holder’s share of proceeds on such related REO Property prior to any proceeds on or with respect to the Mortgage Loan and/or the Trust Fund’s share of proceeds on such related REO Property as otherwise described above. In addition, the determination and payment of the Workout Fee with respect to any Corrected Mortgage Loan (in the case of a Serviced Loan Combination, including both the interest therein represented by the related Mortgage Loan and the interest therein represented by the related Serviced Pari Passu Companion Loan) for which the amount of related Offsetting Modification Fees is greater than zero shall be adjusted in the following manner: (i) the Workout Fee Rate shall be multiplied by the aggregate amount of all the scheduled payments of principal and interest scheduled to become due under the terms of such Corrected Mortgage Loan during the period from the date when such Mortgage Loan (or Serviced Loan Combination, as applicable) becomes a Corrected Mortgage Loan to and including the Stated Maturity Date of such Corrected Mortgage Loan, without discounting for present value (the resulting product, the “Workout Fee Projected Amount”); and (ii) either (a) if the amount of the Offsetting Modification Fees for such Corrected Mortgage Loan is greater than or equal to the Workout Fee Projected Amount for such Corrected Mortgage Loan, the applicable Special Servicer shall not be entitled to any payments in respect of the Workout Fee with respect to such Corrected Mortgage Loan, or (b) if the amount of Offsetting Modification Fees for such Corrected Mortgage Loan is less than the Workout Fee Projected Amount, the applicable Special Servicer shall be entitled to payments of the Workout Fee with respect to such Corrected Mortgage Loan, on the terms and conditions otherwise set forth in this Agreement without regard to this sentence, until the cumulative amount of such payments is equal to the excess of the Workout Fee Projected Amount over the Offsetting Modification Fees, after which date the applicable Special Servicer shall not be entitled to any further payments in respect of the Workout Fee for such Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan shall cease to be payable if such Corrected Mortgage Loan again becomes a Specially Serviced Mortgage Loan or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee would become payable if and when such Serviced Mortgage Loan (or Serviced Loan Combination, as applicable) again became a Corrected Mortgage Loan after having again become a Specially Serviced Mortgage Loan. If the applicable Special Servicer is terminated or resigns, the applicable Special Servicer shall retain the right (and the applicable successor Special Servicer shall not have the right) to receive any and all Workout Fees payable in respect of (i) any Serviced Mortgage Loans or Serviced Pari Passu Companion Loan serviced by the applicable Special Servicer that became Corrected Mortgage Loans during the period that it acted as the applicable Special Servicer and that were still Corrected Mortgage Loans at the time of such

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termination or resignation and (ii) unless the applicable Special Servicer was terminated for cause (in which case only clause (i) above shall apply), any Serviced Mortgage Loans or Serviced Pari Passu Companion Loan that constitute Specially Serviced Mortgage Loans for which the applicable Special Servicer has resolved the circumstances and/or conditions causing any such Mortgage Loan or Serviced Pari Passu Companion Loan to be a Specially Serviced Mortgage Loan such that the Mortgage Loan or Serviced Pari Passu Companion Loan would be deemed a Corrected Mortgage Loan but for the Borrower having not yet made, as of the date of such termination or resignation, three timely Monthly Payments required by the terms of the workout; provided that in either case no other event has occurred as of the time of the applicable Special Servicer’s termination or resignation that would otherwise cause such Mortgage Loan (or Serviced Loan Combination, as applicable) to again become a Specially Serviced Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan shall be capped in accordance with the last paragraph of this Section 3.11(c).

As further compensation for its activities hereunder, the applicable Special Servicer shall also be entitled to receive a Liquidation Fee with respect to each Specially Serviced Mortgage Loan (in the case of a Serviced Loan Combination, including both the interest therein represented by the related Mortgage Loan and the interest therein represented by the related Serviced Pari Passu Companion Loan) as to which any full, partial or discounted payoff is received from the related Borrower and with respect to each Specially Serviced Mortgage Loan or Administered REO Property (in the case of a Serviced Loan Combination, including in each case both the interest therein represented by the related Mortgage Loan and the interest therein represented by the related Serviced Pari Passu Companion Loan) as to which the applicable Special Servicer receives any Condemnation Proceeds, Insurance Proceeds or Liquidation Proceeds and (without duplication) each Serviced Mortgage Loan (or Serviced Loan Combination, as applicable) as to which the applicable Special Servicer otherwise receives any Condemnation Proceeds, Insurance Proceeds or Liquidation Proceeds; provided that, if a Liquidation Fee otherwise becomes payable with respect to a Mortgage Loan or Serviced Loan Combination, then such Liquidation Fee payable to the applicable Special Servicer with respect to such Mortgage Loan in the aggregate shall be reduced by the amount of any Offsetting Modification Fees; provided, further, that if a Serviced Mortgage Loan or Serviced Loan Combination becomes a Specially Serviced Mortgage Loan only because of an event described in clause (a) of the definition of “Specially Serviced Mortgage Loan” and the related proceeds are received within 90 days following the related Stated Maturity Date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, in each case the related Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related Borrower in connection with such liquidation; provided, further, that no Liquidation Fee shall be paid with respect to: (A) the purchase or other acquisition of any Serviced Mortgage Loan or REO Mortgage Loan by any Subordinate Class Certificateholder(s), the Sole Certificateholder(s), the applicable Master Servicer or the applicable Special Servicer pursuant to Section 9.01, (B) (i) the repurchase or replacement of any Serviced Mortgage Loan by a Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement as a result of a Material Breach or Material Document Defect, if the repurchase or replacement occurs prior to the end of the period, as the same may be extended, in which such Responsible Repurchase Party must cure, repurchase or substitute for such Serviced Mortgage Loan or (ii) the repurchase or replacement of any Serviced Pari Passu Companion Loan by a responsible repurchase party pursuant to the

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related mortgage loan purchase agreement as a result of a material breach or material document defect thereunder, if the repurchase or replacement occurs prior to the end of the period, as the same may be extended, in which such responsible repurchase party must cure, repurchase or substitute for such Serviced Pari Passu Companion Loan, (C) in the case of a Mortgage Loan included in a Serviced Loan Combination or any related Administered REO Property, the purchase or other acquisition of any such Specially Serviced Mortgage Loan or Administered REO Property by any related Serviced Pari Passu Companion Loan Holder(s) pursuant to or as contemplated by Section 3.26 (provided that a Liquidation Fee shall be payable in connection with such a purchase by a Serviced Pari Passu Companion Loan Holder relating to a Serviced Loan Combination pursuant to the defaulted loan purchase option (if any) granted to it under the related Intercreditor Agreement if the purchase occurs more than ninety (90) days after the later of (x) the date when the related Mortgage Loan becomes a Specially Serviced Mortgage Loan and (y) the date when such Serviced Pari Passu Companion Loan Holder receives the initial written notice from the applicable Special Servicer that such transfer to special servicing has occurred) or (D) the purchase of any such Specially Serviced Mortgage Loan or Administered REO Property by any other creditor of the related Borrower or any of its Affiliates or other equity holders pursuant to a right under the related Mortgage Loan Documents (including, without limitation, the purchase of any such Specially Serviced Mortgage Loan or Administered REO Property by a mezzanine lender of the related Borrower or any of its Affiliates pursuant to the related mezzanine intercreditor or other similar agreement) (provided that such right is exercised within ninety (90) days after such creditor’s first purchase option becomes exercisable and in the manner required under such Mortgage Loan Documents or, with respect to any purchase by a mezzanine lender pursuant to the related mezzanine intercreditor agreement, if the purchase occurs within ninety (90) days after the later of (x) the date when the related Serviced Mortgage Loan becomes a Specially Serviced Mortgage Loan and (y) the date when such mezzanine lender receives the initial written notice from the applicable Special Servicer that such transfer to special servicing has occurred)). As to each such Specially Serviced Mortgage Loan or Administered REO Property for which the applicable Special Servicer is entitled to a Liquidation Fee as set forth above, such Liquidation Fee shall be payable out of, and shall be calculated by application of the Liquidation Fee Rate to, any such full, partial or discounted payoff, Condemnation Proceeds, Insurance Proceeds and/or Liquidation Proceeds received or collected in respect thereof (other than any portion of such payment or proceeds that represents Default Charges or Post-ARD Additional Interest) provided that any Liquidation Fees earned with respect to a Serviced Pari Passu Companion Loan in a Serviced Loan Combination shall be payable out of any collections on or with respect to such related Serviced Pari Passu Companion Loan and/or the related Serviced Pari Passu Companion Loan Holder’s share of collections on any related Administered REO Property prior to payment out of any collections otherwise described above). The Liquidation Fee with respect to any such Specially Serviced Mortgage Loan shall not be payable if such Specially Serviced Mortgage Loan becomes a Corrected Mortgage Loan. The Liquidation Fee with respect to any Specially Serviced Mortgage Loan shall be capped in accordance with the last paragraph of this Section 3.11(c).

The applicable Special Servicer’s right to receive any Special Servicing Fee, Workout Fee and/or Liquidation Fee to which it is entitled may not be transferred in whole or in part except in connection with the transfer of all of the applicable Special Servicer’s responsibilities and obligations under this Agreement and except as otherwise expressly provided herein, including as provided in the next sentence. Notwithstanding anything herein to the contrary, the

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applicable Special Servicer may enter into one or more arrangements with the Majority Subordinate Certificateholder and/or the Subordinate Class Representative, or any other Person(s) that may be entitled to remove or replace the applicable Special Servicer, to provide for the payment by the applicable Special Servicer to such party or parties of certain of the applicable Special Servicer’s compensation hereunder, whether in consideration of the applicable Special Servicer’s appointment or continuation of appointment as applicable Special Servicer in connection with this Agreement or the related Intercreditor Agreement, limitations on such parties’ right to terminate or replace the applicable Special Servicer in connection with this Agreement or the related Intercreditor Agreement or otherwise. If the applicable Special Servicer exercises the authority set forth in the preceding sentence, any and all obligations pursuant to any such agreement shall constitute obligations solely of the applicable Special Servicer and not of any other party hereto. If the applicable Special Servicer enters into such an agreement and one or more other Person(s) thereafter becomes the applicable Majority Subordinate Certificateholders, the Subordinate Class Representative, or becomes entitled to remove or replace the applicable Special Servicer, as applicable, such agreement shall not be binding on such other Person(s), nor may it limit the rights that otherwise inure to the benefit of such other Person(s) as the Majority Subordinate Certificateholder and/or the Subordinate Class Representative, as applicable, or as a party otherwise entitled to remove or replace the applicable Special Servicer, in the absence of such other Persons(s)’ express written consent, which may be granted or withheld in their sole discretion.

The total amount of Workout Fees, Liquidation Fees and Modification Fees received by a Special Servicer with respect to the workout, liquidation (including partial liquidation), modification, extension, waiver or amendment of a Specially Serviced Mortgage Loan (or Serviced Loan Combination that is in special servicing) or REO Mortgage Loan shall be subject to an aggregate cap equal to the greater of (i) $1,000,000 and (ii) 1.00% of the Stated Principal Balance of the subject Specially Serviced Mortgage Loan (or Serviced Loan Combination that is in special servicing) or REO Mortgage Loan.

(d)          The applicable Special Servicer shall be entitled to receive the following items as additional special servicing compensation (the following items, collectively, the “Additional Special Servicing Compensation”):

(i)          100% of Modification Fees actually collected during the related Collection Period with respect to any Specially Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Mortgage Loans, subject to the cap set forth in Section 3.11(c) above;

(ii)        50% of Modification Fees collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the other provisions of this Agreement (including, without limitation, a consent, approval or other action processed by the applicable Special Servicer), subject to the cap set forth in Section 3.11(c) above;

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(iii)       100% of Assumption Fees collected during the related Collection Period with respect to Specially Serviced Mortgage Loans, and 50% of Assumption Fees collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the other provisions of this Agreement (including, without limitation, a consent, approval or other action processed by the applicable Special Servicer);

(iv)        100% of Assumption Application Fees collected during the related Collection Period with respect to Specially Serviced Mortgage Loans;

(v)         100% of consent fees on Specially Serviced Mortgage Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan or Serviced Pari Passu Companion Loan, and 50% of consent fees on Performing Serviced Mortgage Loans and Performing Serviced Pari Passu Companion Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan and is paid in connection with a consent that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable Special Servicer under the other provisions of this Agreement (including, without limitation, a consent processed by the applicable Special Servicer);

(vi)        100% of charges for beneficiary statements or demands actually paid by the Borrowers under the Mortgage Loans that are Specially Serviced Mortgage Loans;

(vii)       (a) 50% of other loan processing fees actually paid by the Borrowers under any Serviced Mortgage Loans and any Serviced Pari Passu Companion Loans that are not Specially Serviced Mortgage Loans to the extent that the consent of the applicable Special Servicer is required in connection with the associated action (including, without limitation, an associated action processed by the applicable Special Servicer), and (b) 100% of other loan processing fees actually paid by the Borrowers under Specially Serviced Mortgage Loans;

(viii)      interest or other income earned on deposits in any REO Account and the Loss of Value Reserve Fund maintained by the applicable Special Servicer, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such REO Account for each Collection Period); and

(ix)        a portion of Net Default Charges as set forth in Section 3.25.

To the extent that any of the amounts described in clauses (i) through (vii) of the preceding paragraph are collected by the applicable Master Servicer, the applicable Master Servicer shall promptly pay such amounts to the applicable Special Servicer and shall not be

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required to deposit such amounts in the Collection Account or the Serviced Pari Passu Companion Loan Custodial Account pursuant to Section 3.04.

(e)           The applicable Master Servicer and the applicable Special Servicer shall each be required (subject to Section 3.11(h) below) to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including payment of any amounts due and owing to any of Sub-Servicers retained by it (including any termination fees) and the premiums for any blanket policy or the standby fee or similar premium, if any, for any master force-placed policy obtained by it insuring against hazard losses pursuant to Section 3.07(c)), if and to the extent such expenses are not payable directly out of the applicable Collection Account, the Serviced Pari Passu Companion Loan Custodial Account, any Servicing Account, Reserve Account or REO Account, and neither the applicable Master Servicer nor the applicable Special Servicer shall be entitled to reimbursement for any such expense incurred by it except as expressly provided in this Agreement. If the applicable Master Servicer is required to make any Servicing Advance hereunder at the discretion of the applicable Special Servicer in accordance with Section 3.19 or otherwise, the applicable Special Servicer shall promptly provide the applicable Master Servicer with such documentation regarding the subject Servicing Advance as the applicable Master Servicer may reasonably request.

(f)            If the applicable Master Servicer is required under this Agreement to make a Servicing Advance, but fails to do so within ten (10) days after such Advance is required to be made, the Trustee shall, if it has actual knowledge of such failure on the part of the applicable Master Servicer, give written notice of such failure to the defaulting party. If such Advance is not made by the applicable Master Servicer within one Business Day after receipt of such written notice, then (subject to Section 3.11(h) below) the Trustee shall make such Advance.

(g)           The applicable Master Servicer, the applicable Special Servicer and the Trustee shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each Servicing Advance made thereby (with its own funds), for so long as such Servicing Advance is outstanding (it being acknowledged that Advance Interest shall not accrue on Unliquidated Advances related to prior Servicing Advances). Such interest with respect to any Servicing Advances shall be payable: (i) first, in accordance with Sections 3.05 and 3.25, out of any Default Charges subsequently collected on or in respect of the particular Serviced Mortgage Loan, Serviced Loan Combination or Administered REO Property as to which such Servicing Advance relates; and (ii) then, after such Servicing Advance is reimbursed, but only if and to the extent that such Default Charges are insufficient to cover such Advance Interest, out of general collections on the Mortgage Loans and REO Properties on deposit in the Collection Account. The applicable Master Servicer shall (subject to the operation of Section 3.05(a)(II)) reimburse itself, the applicable Special Servicer or the Trustee, as appropriate, for any Servicing Advance made by any such Person with respect to any Serviced Mortgage Loan or Administered REO Property as soon as practicable after funds available for such purpose are deposited in the Collection Account or the Serviced Pari Passu Companion Loan Custodial Account, as applicable.

(h)           Notwithstanding anything to the contrary set forth herein, none of the Master Servicers, the Special Servicers or the Trustee shall be required to make any Servicing Advance that would, if made, constitute a Nonrecoverable Servicing Advance. The determination by any

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Person obligated or permitted hereunder to make Servicing Advances that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made by such Person subject to the Servicing Standard, or, in the case of the Trustee, in its reasonable, good faith judgment. In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Borrower under the terms of the related Serviced Mortgage Loan or Serviced Loan Combination as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such Person may update or change its recoverability determinations at any time and may obtain any analysis, Appraisals or market value estimates or other information in the possession of the applicable Special Servicer for such purposes. Any determination by any Person obligated or permitted hereunder to make Servicing Advances that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer’s Certificate delivered promptly to the Depositor, the Certificate Administrator, the Trustee (unless it is the Person making such determination), the applicable Special Servicer, the Majority Subordinate Certificateholder (other than with respect to any Excluded Loan) and the Subordinate Class Representative (other than with respect to any Excluded Loan) and, if any Serviced Loan Combination is involved, any Serviced Pari Passu Companion Loan Holder(s) (or Other Master Servicer), setting forth the basis for such determination, accompanied by a copy of any Appraisal of the related Mortgaged Property or REO Property performed within the 12 months preceding such determination by a Qualified Appraiser, and, if such reports were used by the applicable Master Servicer or the Trustee to determine that any Servicing Advance is or would be nonrecoverable, further accompanied by any other information, including engineers’ reports, environmental surveys or similar reports, that the Person making such determination may have obtained. Notwithstanding the foregoing, absent bad faith, any such determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders and, in all cases, the Trustee shall be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the applicable Master Servicer or the applicable Special Servicer or, if appropriate, any party under the related Non-Trust Pooling and Servicing Agreement (in the case of a Non-Trust-Serviced Pooled Mortgage Loan), and the applicable Master Servicer and the applicable Special Servicer shall each be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the other such party or, if appropriate, any party under the related Non-Trust Pooling and Servicing Agreement (in the case of a Non-Trust-Serviced Pooled Mortgage Loan) with respect to a particular Servicing Advance for any Serviced Mortgage Loan, Serviced Loan Combination or Administered REO Property. The applicable Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and Administered REO Properties as such party required to make Servicing Advances may reasonably request. A copy of any such Officer’s Certificate (and accompanying information) of the applicable Master Servicer shall also be delivered promptly to the applicable Special Servicer, a copy of any such Officer’s Certificate (and accompanying information) of the applicable Special Servicer shall also be promptly delivered to

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the applicable Master Servicer for the subject Serviced Mortgage Loan, Serviced Loan Combination or Administered REO Property, and a copy of any such Officer’s Certificates (and accompanying information) of the Trustee shall also be promptly delivered to the Certificate Administrator, the Subordinate Class Representative (other than information related to any Excluded Loan), the Majority Subordinate Certificateholder (other than information related to any Excluded Loan), the applicable Special Servicer, the applicable Master Servicer and, if any Serviced Loan Combination is involved, the related Serviced Pari Passu Companion Loan Holder(s). The applicable Master Servicer and the applicable Special Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances as outstanding Advances for purposes of recoverability determinations as if such Unliquidated Advance were a Servicing Advance.

The applicable Special Servicer shall also be entitled to make (but shall not be obligated to make or not make), in its sole discretion, a determination (subject to the same standards and procedures that apply in connection with a determination by the applicable Master Servicer) to the effect that a prior Servicing Advance (or Unliquidated Advance in respect thereof) previously made hereunder by the applicable Master Servicer or the applicable Special Servicer (or, if applicable, the Trustee) constitutes a Nonrecoverable Servicing Advance or that any proposed Servicing Advance by the applicable Master Servicer or the applicable Special Servicer (or, if applicable, the Trustee), if made, would constitute a Nonrecoverable Servicing Advance, in which case such determination shall be conclusive and binding on the applicable Master Servicer and the Trustee and such Servicing Advance shall constitute a Nonrecoverable Servicing Advance for all purposes of this Agreement (but this statement shall not be construed to entitle such Special Servicer to reverse any other authorized Person’s determination, or to prohibit any such other authorized Person from making a determination, that a Servicing Advance constitutes or would constitute a Nonrecoverable Servicing Advance). The preceding statement shall not be construed to limit the provision set forth in Section 3.19(b) to the effect that any request by the applicable Special Servicer that the applicable Master Servicer make a Servicing Advance shall be deemed to be a determination by the applicable Special Servicer that such Servicing Advance is not a Nonrecoverable Advance.

(i)            Notwithstanding anything to the contrary set forth herein, the applicable Master Servicer may (and, at the direction of the applicable Special Servicer if a Serviced Mortgage Loan or Serviced Loan Combination that is a Specially Serviced Mortgage Loan or an Administered REO Property is involved, shall) pay directly out of the Collection Account any servicing expense that, if paid by the applicable Master Servicer or the applicable Special Servicer, would constitute a Nonrecoverable Servicing Advance for the subject Serviced Mortgage Loan, Serviced Loan Combination or REO Property; provided that (A) it shall be a condition to such payment that the applicable Master Servicer (or the applicable Special Servicer, if a Specially Serviced Mortgage Loan or an Administered REO Property is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders and, if applicable, any Serviced Pari Passu Companion Loan Holders (as a collective whole), as evidenced by an Officer’s Certificate delivered promptly to the Depositor, the Certificate Administrator, the Trustee, the Majority Subordinate Certificateholder (other than with respect to any Excluded Loan) and the Subordinate Class Representative (other than with respect to any Excluded Loan) and, if any Serviced Loan Combination is involved, any Serviced Pari Passu Companion Loan Holder(s), setting forth the

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basis for such determination and accompanied by any information that such Person may have obtained that supports such determination; (B) if such servicing expense relates to any Serviced Loan Combination, the payment of such expense shall be subject to the proviso at the end of the first paragraph of Section 3.05(a)(I); and (C) such servicing expense shall be deemed to constitute a Nonrecoverable Advance for purposes of Section 3.05(a)(II)(iv) and the definition of “Principal Distribution Amount” and the terms and conditions set forth in such subsection that are applicable to Nonrecoverable Advances shall apply to such servicing expense. A copy of any such Officer’s Certificate (and accompanying information) of the applicable Master Servicer shall also be delivered promptly to (other than with respect to any Excluded Loan) the Subordinate Class Representative (and, if any Serviced Loan Combination is involved, the related Serviced Pari Passu Companion Loan Holder(s)) and the applicable Special Servicer, and a copy of any such Officer’s Certificate (and accompanying information) of the applicable Special Servicer shall also be promptly delivered to the applicable Master Servicer and (other than with respect to any Excluded Loan) the Subordinate Class Representative (and, if any Serviced Loan Combination is involved, the related Serviced Pari Passu Companion Loan Holder(s)).

(j)            With respect to each Collection Period during which any Disclosable Special Servicer Fees were received by a Special Servicer, such Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer within two (2) Business Days following the related Determination Date, and, if so delivered, the applicable Master Servicer shall deliver or cause to be delivered to the Certificate Administrator, within three (3) Business Days following the related Determination Date, in each case without charge, a report in EDGAR-Compatible Format (or such other format as mutually agreeable between the Certificate Administrator and such Special Servicer) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by such Special Servicer or any of its Affiliates, if any, during the related Collection Period. For the avoidance of doubt, no report shall be due by a Special Servicer with respect to any Collection Period where no Disclosable Special Servicer Fees were received by such Special Servicer during such Collection Period.

(k)           The applicable Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Borrower, any property manager, any guarantor or indemnitor in respect of a Mortgage Loan or Serviced Loan Combination and any purchaser of any Mortgage Loan, Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan or Serviced Loan Combination, the management or disposition of any REO Property or Serviced Pari Passu Companion Loan, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.11; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

Section 3.12     Property Inspections; Collection of Financial Statements. (a) The applicable Special Servicer shall perform or cause to be performed a physical inspection of a Mortgaged Property securing a Specially Serviced Mortgage Loan as soon as practicable (but in any event not later than sixty (60) days) after the subject Serviced Mortgage Loan becomes a Specially Serviced Mortgage Loan (and the applicable Special Servicer shall continue to perform

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or cause to be performed a physical inspection of the subject Mortgaged Property at least once per calendar year thereafter for so long as the subject Serviced Mortgage Loan remains a Specially Serviced Mortgage Loan or if such Mortgaged Property becomes an REO Property); provided that the applicable Special Servicer shall be entitled to reimbursement of the reasonable and direct out-of-pocket expenses incurred by it in connection with each such inspection as Servicing Advances or otherwise as contemplated by Section 3.05(a). Each Master Servicer shall, at its own expense, inspect or cause to be inspected each Mortgaged Property for which it is acting as Master Servicer (other than a Mortgaged Property securing a Non-Trust-Serviced Pooled Mortgage Loan) every calendar year beginning in 2016, or every second calendar year beginning in 2017 if the unpaid principal balance of the related Mortgage Loan (or the portion thereof allocated to such Mortgaged Property) is less than $2,000,000; provided that with respect to any Serviced Mortgage Loan (other than a Specially Serviced Mortgage Loan) that has an aggregate unpaid principal balance of less than $2,000,000 and has been placed on the CREFC® Servicer Watch List, the applicable Master Servicer shall, at the request and expense of the Subordinate Class Representative, inspect or cause to be inspected the related Mortgaged Property every calendar year not earlier than 2016 so long as such Mortgage Loan continues to be on the CREFC® Servicer Watch List; and provided, further, that the applicable Master Servicer will not be obligated to inspect any particular Mortgaged Property during any one-year or two-year, as applicable, period contemplated above in this sentence, if the applicable Special Servicer has already done so during that period pursuant to the preceding sentence or on any date when the related Mortgage Loan is a Specially Serviced Mortgage Loan. Each of the applicable Master Servicer and the applicable Special Servicer shall prepare a written report of each such inspection performed by it or on its behalf that sets forth in detail the condition of the subject Mortgaged Property and that specifies the occurrence or existence of: (i) any vacancy in the Mortgaged Property that is, in the reasonable judgment of the applicable Master Servicer or the applicable Special Servicer (or its respective designee), as the case may be, material and is evident from such inspection, (ii) any abandonment of the Mortgaged Property of which it is aware, (iii) any change in the condition or value of the Mortgaged Property that is, in the reasonable judgment of the applicable Master Servicer or the applicable Special Servicer (or its respective designee), as the case may be, material and is evident from such inspection, (iv) any material waste on or deferred maintenance in respect of the Mortgaged Property that is evident from such inspection or (v) any material capital improvements made that are evident from such inspection. Such report may be in the form of the standard property inspection report (or such other form for the presentation of such information) as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally. Each of the applicable Master Servicer and the applicable Special Servicer shall deliver or make available a copy (or image in suitable electronic media) of each such written report prepared by it (x) promptly following preparation, to the Certificate Administrator and the Trustee (and to the applicable Master Servicer, if done by the applicable Special Servicer, and to the applicable Special Servicer, if done by the applicable Master Servicer), (y) if there has been a material adverse change in the condition of the subject Mortgaged Property or REO Property, as applicable, promptly following preparation, to the Majority Subordinate Certificateholder (other than with respect to any Mortgaged Property securing an Excluded Loan that is a Specially Serviced Mortgage Loan), the Subordinate Class Representative (other than with respect to any Mortgaged Property securing an Excluded Loan that is a Specially Serviced Mortgage Loan) (and, if a Mortgaged Property or REO Property relates to any Serviced Loan Combination, the

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related Serviced Pari Passu Companion Loan Holder(s) if and to the extent required under the applicable Intercreditor Agreement), and the Rating Agencies (subject to Section 3.27), and (z) if there has been no material adverse change in the condition of the subject Mortgaged Property or REO Property, as applicable, upon request, to, or at the direction of the Subordinate Class Representative (during any Subordinate Control Period and any Collective Consultation Period, and other than with respect to any Mortgaged Property securing an Excluded Loan that is a Specially Serviced Mortgage Loan), the Majority Subordinate Certificateholder (during any Subordinate Control Period and any Collective Consultation Period, and other than with respect to any Mortgaged Property securing an Excluded Loan that is a Specially Serviced Mortgage Loan), the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) and, if applicable, any related Serviced Pari Passu Companion Loan Holder, in each case within thirty (30) days following receipt of such request.

(b)          Commencing with respect to the calendar year ending December 31, 2015 (as to annual information) and the calendar quarter ending on March 31, 2016 (as to quarterly information), the applicable Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the applicable Master Servicer, in the case of each Performing Serviced Mortgage Loan, shall make reasonable efforts to collect promptly from each related Borrower quarterly (for each Serviced Mortgage Loan other than any Co-op Mortgage Loan) and annual operating statements, budgets and rent rolls (if applicable) and, with respect to any Co-op Mortgage Loan, maintenance schedules, of the related Mortgaged Property, and quarterly (for each Serviced Mortgage Loan other than any Co-op Mortgage Loan) and annual financial statements of such Borrower, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan Documents. The applicable Master Servicer shall deliver or make available images in suitable electronic media of all of the foregoing items so collected or obtained by it to the Persons and in the time and manner set forth in Section 4.02(d). In addition, the applicable Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each Administered REO Property and shall collect all such items promptly following their preparation. The applicable Special Servicer shall deliver images in suitable electronic media of all of the foregoing items so collected or obtained by it to the applicable Master Servicer, the Majority Subordinate Certificateholder (during any Subordinate Control Period and any Collective Consultation Period), the Subordinate Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) and, if any Serviced Loan Combination is involved, the related Serviced Pari Passu Companion Loan Holder(s) if and to the extent required under the applicable Intercreditor Agreement, within thirty (30) days of its receipt thereof.

Section 3.13     [Reserved]

Section 3.14     [Reserved]

Section 3.15     Access to Information. (a) Each of the applicable Master Servicer and the applicable Special Servicer shall afford to the OTS, the FDIC, any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, the Certificate Administrator, the Trustee, the Trust Advisor (except that the Trust Advisor shall be entitled to such access only from the applicable Special Servicer during any Collective

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Consultation Period or Senior Consultation Period and only with respect to Mortgage Loan information that the Trust Advisor determined is reasonably necessary in order for it to perform any consultation right or duty it may then currently have with respect to such Mortgage Loan under the other provisions of this Agreement), the Depositor, each Underwriter, the Subordinate Class Representative (other than any Excluded Information with respect to an Excluded Loan) and any Serviced Pari Passu Companion Loan Holder, access to any records regarding the Mortgage Loans serviced by it hereunder (or, in the case of a Serviced Pari Passu Companion Loan Holder, only the related Serviced Pari Passu Companion Loan) and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law, the terms of the related Mortgage Loan Documents or contract entered into prior to the Closing Date or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Certificateholders. At the election of the applicable Master Servicer and/or the applicable Special Servicer, such access may be so afforded to the Certificate Administrator, the Trustee, the Depositor, the Trust Advisor, the Subordinate Class Representative, the Majority Subordinate Certificateholder and any related Serviced Pari Passu Companion Loan Holder, by the delivery of copies of information as requested by such Person and the applicable Master Servicer and/or the applicable Special Servicer, as applicable, shall be permitted to require payment of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall otherwise be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the particular applicable Master Servicer or applicable Special Servicer, as the case may be, designated by it.

(b)          In connection with providing access to information pursuant to Section 3.15(a) above, Section 4.02(a), Section 8.12(d) or, only with respect to clause (i) below, Section 8.12(g), each of the applicable Master Servicer and the applicable Special Servicer may (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Serviced Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan Documents or would constitute a waiver of the attorney-client privilege. In connection with providing access to information pursuant to this Section 3.15, the applicable Master Servicer shall require the execution (which may be in electronic form) of a confidentiality agreement substantially in the form of Exhibit K-5 hereto.

(c)          Upon the request of the Subordinate Class Representative made not more frequently than once a month during the normal business hours of the applicable Master Servicer and the applicable Special Servicer, each of the applicable Master Servicer and the applicable Special Servicer shall, without charge, make a knowledgeable Servicing Officer available either by telephone (with Servicing Officers of each of the applicable Master Servicer and the applicable Special Servicer participating simultaneously if the Subordinate Class Representative so requests) or, at the option of the Subordinate Class Representative if it provides reasonable advance notice, at the office of such Servicing Officer, to verbally answer questions from the Subordinate Class Representative regarding the performance and servicing of the Serviced Mortgage Loans (other than with respect to any Excluded Loan) and/or Administered REO

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Properties for which the applicable Master Servicer or the applicable Special Servicer, as the case may be, is responsible.

(d)          Notwithstanding any provision of this Agreement to the contrary, the failure of the applicable Master Servicer or the applicable Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that the applicable Master Servicer or the applicable Special Servicer, as the case may be, determines, in its reasonable and good faith judgment consistent with the Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan Document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

(e)          If any of the parties to this Agreement receives a Form ABS Due Diligence-15E from any party in connection with any third-party due diligence services such party may have provided with respect to the Mortgage Loans (any such party a “Due Diligence Service Provider”), such receiving party shall promptly forward such Form ABS Due Diligence-15E to the Rule 17g-5 Information Provider for posting on the Rule 17g-5 Information Provider’s Website. The Rule 17g-5 Information Provider shall post on the Rule 17g-5 Information Provider’s Website any Form ABS Due Diligence-15E it receives directly from a Due Diligence Service Provider or from another party to this Agreement, promptly upon receipt thereof. No Master Servicer or Special Servicer shall be required to make any determination as to whether any service provided by a third party requires obtaining a Form ABS Due Diligence-15E.

(f)          Neither the applicable Master Servicer nor the applicable Special Servicer shall be liable for providing, disseminating or withholding information in accordance with the terms of this Agreement. In addition to their other rights hereunder, each of the applicable Master Servicer and the applicable Special Servicer (and their respective employees, attorneys, officers, directors and agents) shall, in each case, be indemnified by the Trust Fund for any claims, losses or expenses arising from any such provision, dissemination or withholding.

(g)          In connection with its rights or obligations under this Agreement, any Subordinate Class Certificateholder (i) shall not directly or indirectly provide any Excluded Information related to any Excluded Controlling Class Loan to the related Mortgagor, or to any employee involved in the management or oversight of the related direct or indirect equity investment that gives rise to the related Mortgage Loan’s status as an Excluded Controlling Class Loan, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

Section 3.16     Title to Administered REO Property; REO Account. (a) If title to any Administered REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee, on behalf of the Certificateholders (and, in the case of a Serviced Loan Combination, also the related Serviced Pari Passu Companion Loan Holder(s)), or, subject to Section 3.09(b), to a single-member limited liability company of which the Trust is the sole member, which limited liability company is formed or caused to be formed by the applicable Special Servicer at the expense of the Trust (or, in the case of an Administered REO Property

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related to a Mortgage Loan that is part of a Serviced Loan Combination, the Trust and the related Serviced Pari Passu Companion Loan Holder(s) for the purpose of taking title to one or more Administered REO Properties pursuant to this Agreement. Any such limited liability company formed by the applicable Special Servicer shall be a manager-managed limited liability company, with the applicable Special Servicer to serve as the initial manager to manage the property of the limited liability company, including any applicable Administered REO Property, in accordance with the terms of this Agreement as if such property was held directly in the name of the Trust or Trustee under this Agreement. The applicable Special Servicer shall sell any Administered REO Property in accordance with Section 3.18 by the end of the third calendar year following the year in which the Trust acquires ownership of such Administered REO Property for purposes of Section 860G(a)(8) of the Code, unless the applicable Special Servicer either (i) applies, more than sixty (60) days prior to the expiration of such liquidation period, and is granted (or, pursuant to IRS regulations, deemed to have been granted) an extension of time or the IRS does not deny an application for an extension of time (an “REO Extension”) by the IRS to sell such Administered REO Property or (ii) obtains for the Trustee an Opinion of Counsel, addressed to the Trustee, to the effect that the holding by the Trust of such Administered REO Property subsequent to the end of the third calendar year following the year in which such acquisition occurred will not result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust Pool. Regardless of whether the applicable Special Servicer applies for or is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel referred to in clause (ii) of such sentence, the applicable Special Servicer shall act in accordance with the Servicing Standard to liquidate the subject Administered REO Property on a timely basis. If the applicable Special Servicer is granted such REO Extension or obtains such Opinion of Counsel with respect to any Administered REO Property, the applicable Special Servicer shall (i) promptly forward a copy of such REO Extension or Opinion of Counsel to the Trustee, and (ii) sell the subject Administered REO Property within such extended period as is permitted by such REO Extension or contemplated by such Opinion of Counsel, as the case may be. Any expense incurred by the applicable Special Servicer in connection with its applying for and being granted the REO Extension contemplated by clause (i) of the third preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the third preceding sentence, and for the creation of and the operating of a limited liability company, shall be covered by, and be reimbursable as, a Servicing Advance.

(b)          The applicable Special Servicer shall segregate and hold all funds collected and received by it in connection with any Administered REO Property separate and apart from its own funds and general assets. If any REO Acquisition occurs in respect of any Mortgaged Property securing a Serviced Mortgage Loan or Serviced Loan Combination, then the applicable Special Servicer shall establish and maintain one or more accounts (collectively, an “REO Account”), to be held on behalf of the Trustee for the benefit of the Certificateholders (or, in the case of any Administered REO Property related to a Serviced Loan Combination, on behalf of both the Certificateholders and the related Serviced Pari Passu Companion Loan Holder(s)), as a collective whole, for the retention of revenues and other proceeds derived from such Administered REO Property. Each account that constitutes an REO Account shall be an Eligible Account. The applicable Special Servicer shall deposit, or cause to be deposited, in its REO Account, within one Business Day following receipt, all REO Revenues, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of an Administered REO

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Property; provided, that to the extent any of the foregoing amounts are received after 2:00 p.m. (Eastern time) on any given Business Day, the applicable Special Servicer shall use commercially reasonable efforts to deposit (or cause to be deposited) such amounts within one Business Day of receipt of such amounts but, in any event, the Special Servicer shall deposit (or cause to be deposited) such amounts within two Business Days of receipt of such amounts. Funds in an REO Account may be invested in Permitted Investments in accordance with Section 3.06. The applicable Special Servicer is authorized to pay out of related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, any Liquidation Expenses incurred in respect of an Administered REO Property and outstanding at the time such proceeds are received, as well as any other items that otherwise may be paid by the applicable Master Servicer out of such Liquidation Proceeds as contemplated by Section 3.05(a). The applicable Special Servicer shall be entitled to make withdrawals from its REO Account to pay itself, as Additional Special Servicing Compensation, interest and investment income earned in respect of amounts held in such REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such REO Account for any Collection Period). The applicable Special Servicer shall give notice to the other parties hereto of the location of its REO Account when first established and of the new location of such REO Account prior to any change thereof.

(c)     The applicable Special Servicer shall withdraw from its REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any Administered REO Property, but only to the extent of amounts on deposit in such REO Account relating to such Administered REO Property. Monthly within one Business Day following the end of each Collection Period, the applicable Special Servicer shall withdraw from its REO Account and deposit into the Collection Account, or deliver to the applicable Master Servicer for deposit into the Collection Account, the aggregate of all amounts received in respect of each Administered REO Property during such Collection Period that are then on deposit in such REO Account, net of any withdrawals made out of such amounts pursuant to the preceding sentence; provided that (A) in the case of each Administered REO Property, the applicable Special Servicer may retain in its REO Account such portion of such proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of such Administered REO Property (including the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses) and (B) if such Administered REO Property relates to a Serviced Loan Combination, the applicable Master Servicer shall make, from such amounts so deposited or remitted as described above, any deposits into any related Serviced Pari Passu Companion Loan Custodial Account contemplated by Section 3.04(h) or Section 3.04(i), as applicable. For the avoidance of doubt, such amounts withdrawn from an REO Account and deposited into the Collection Account following the end of each Collection Period pursuant to the preceding sentence shall, upon such deposit, be construed to have been received by the applicable Master Servicer during such Collection Period.

(d)     The applicable Special Servicer shall keep and maintain separate records, on a loan-by-loan basis and if appropriate on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, its REO Account pursuant to Section 3.16(b) or 3.16(c).

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(e)     Notwithstanding anything to the contrary, this Section 3.16 shall not apply to any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan.

Section 3.17     Management of Administered REO Property. (a) Prior to the acquisition of title to any Mortgaged Property securing a defaulted Serviced Mortgage Loan, the applicable Special Servicer shall review the operation of such Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust. If the applicable Special Servicer determines from such review that:

(i)       None of the income from Directly Operating such Mortgaged Property would be subject to tax as “net income from foreclosure property” within the meaning of the REMIC Provisions (such tax referred to herein as an “REO Tax”), then such Mortgaged Property may be Directly Operated by the applicable Special Servicer as Administered REO Property, other than holding such Administered REO Property for sale or lease or performing construction work thereon;

(ii)      Directly Operating such Mortgaged Property as an Administered REO Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then the applicable Special Servicer may (provided that in the judgment of the applicable Special Servicer, exercised in accordance with the Servicing Standard, it is commercially reasonable) so lease or otherwise operate such Administered REO Property; or

(iii)     It is reasonable to believe that Directly Operating such property as Administered REO Property could result in income subject to an REO Tax and either (i) that the income or earnings with respect to such REO Property will offset any REO Tax relating to such income or earnings and will maximize the net recovery from the applicable Administered REO Property to the Certificateholders (taking into account that any related Serviced Pari Passu Companion Loan Holder(s) do not have any obligation under the related Intercreditor Agreement to bear the effect of any such REO Tax) or (ii) that no commercially reasonable means exists to operate such property as Administered REO Property without the Trust incurring or possibly incurring an REO Tax on income from such property, then the applicable Special Servicer shall deliver to the Tax Administrator and the Subordinate Class Representative, in writing, a proposed plan (the “Proposed Plan”) to manage such property as Administered REO Property. Such plan shall include potential sources of income and good faith estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the Tax Administrator shall consult with the applicable Special Servicer and shall advise the applicable Special Servicer of the Trust’s federal income tax reporting position with respect to the various sources of income that the Trust would derive under the Proposed Plan. In addition, the Tax Administrator shall (to the maximum extent reasonably possible and at a reasonable fee, which fee shall be an expense of the Trust) advise the applicable Special Servicer of the estimated amount of taxes that the Trust would be required to pay with respect to each such source of income. After receiving the

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information described in the two preceding sentences from the Tax Administrator, the applicable Special Servicer shall either (A) implement the Proposed Plan (after acquiring the respective Mortgaged Property as Administered REO Property) or (B) manage and operate such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property.

Subject to Section 3.17(b), the applicable Special Servicer’s decision as to how each Administered REO Property shall be managed and operated shall be in accordance with the Servicing Standard. Neither the applicable Special Servicer nor the Tax Administrator shall be liable to the Certificateholders, the Trustee, the Trust, the other parties hereto, any beneficiaries hereof or each other for errors in judgment made in good faith in the exercise of their discretion while performing their respective responsibilities under this Section 3.17(a) with respect to any Administered REO Property. Nothing in this Section 3.17(a) is intended to prevent the sale of any Administered REO Property pursuant to the terms and subject to the conditions of Section 3.18.

(b)     If title to any Administered REO Property is acquired, the applicable Special Servicer shall manage, conserve, protect and operate such Administered REO Property for the benefit of the Certificateholders (or, in the case of any Administered REO Property related to a Serviced Loan Combination, on behalf of both the Certificateholders and the related Serviced Pari Passu Companion Loan Holder(s)), as a collective whole, solely for the purpose of its prompt disposition and sale in accordance with Section 3.18 below, in a manner that does not cause such Administered REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or, except as contemplated by Section 3.17(a) above, result in the receipt by any REMIC Pool of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code, in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust Pool. Except as contemplated by Section 3.17(a) above, the applicable Special Servicer shall not enter into any lease, contract or other agreement with respect to any Administered REO Property that causes the Trust to receive, and (unless required to do so under any lease, contract or agreement to which the applicable Special Servicer or the Trust may become a party or successor to a party due to a foreclosure, deed in lieu of foreclosure or other similar exercise of a creditor’s rights or remedies with respect to the related Serviced Mortgage Loan) shall not, with respect to any Administered REO Property, cause or allow the Trust to receive, any “net income from foreclosure property” that is subject to taxation under the REMIC Provisions. Subject to the foregoing, however, the applicable Special Servicer shall have full power and authority to do any and all things in connection with the administration of any Administered REO Property, as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from its REO Account, to the extent of amounts on deposit therein with respect to such Administered REO Property, funds necessary for the proper operation, management, maintenance and disposition of such Administered REO Property, including:

(i)       all insurance premiums due and payable in respect of such Administered REO Property;

(ii)      all real estate taxes and assessments in respect of such Administered REO Property that may result in the imposition of a lien thereon;

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(iii)     any ground rents in respect of such Administered REO Property; and

(iv)     all other costs and expenses necessary to maintain, lease, sell, protect, manage, operate and restore such Administered REO Property.

To the extent that amounts on deposit in the applicable Special Servicer’s REO Account with respect to any Administered REO Property are insufficient for the purposes contemplated by the preceding sentence with respect to such REO Property, the applicable Master Servicer shall, at the direction of the applicable Special Servicer, but subject to Section 3.11(h), make a Servicing Advance of such amounts as are necessary for such purposes unless the applicable Master Servicer or the applicable Special Servicer determines, in its reasonable judgment, that such advances would, if made, be Nonrecoverable Servicing Advances; provided that the applicable Master Servicer may in its sole discretion make any such Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

(c)     The applicable Special Servicer may, and, if required for the Administered REO Property to continue to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, shall, contract with any Independent Contractor for the operation and management of any Administered REO Property, provided that:

(i)        the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii)       the fees of such Independent Contractor (which shall be expenses of the Trust) shall be reasonable and customary in consideration of the nature and locality of such Administered REO Property;

(iii)     any such contract shall be consistent with Treasury Regulations Section 1.856-6(e)(6) and shall require, or shall be administered to require, that the Independent Contractor, in a timely manner, (A) pay all costs and expenses incurred in connection with the operation and management of such Administered REO Property, including those listed in Section 3.17(b) above, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the applicable Special Servicer upon receipt;

(iv)     none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the applicable Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such Administered REO Property; and

(v)      the applicable Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such Administered REO Property, and the applicable Special Servicer shall comply with the Servicing Standard in maintaining such Independent Contractor.

The applicable Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder

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for indemnification of the applicable Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. To the extent the costs of any contract with any Independent Contractor for the operation and management of any Administered REO Property are greater than the revenues available from such property, such excess costs shall be covered by, and be reimbursable as, a Servicing Advance.

(d)     Without limiting the generality of the foregoing, the applicable Special Servicer shall not:

(i)       permit the Trust Fund to enter into, renew or extend any New Lease with respect to any Administered REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)      permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)     authorize or permit any construction on any Administered REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan become imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)     except as otherwise provided for in Sections 3.17(a)(i), 3.17(a)(ii) and 3.17(a)(iii) above, Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any Administered REO Property on any date more than ninety (90) days after its date of acquisition by or on behalf of the Trust Fund;

unless, in any such case, the applicable Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that such action will not cause such Administered REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust Fund, in which case the applicable Special Servicer may take such actions as are specified in such Opinion of Counsel.

(e)     Notwithstanding anything to the contrary, this Section 3.17 shall not apply to any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan.

Section 3.18     Sale of Defaulted Mortgage Loans and Administered REO Properties; Sale of the Non-Trust-Serviced Pooled Mortgage Loans.   (a)   The applicable Master Servicer, the applicable Special Servicer or the Trustee may sell or purchase, or permit the sale or purchase of, a Mortgage Loan or Administered REO Property only (i) on the terms and subject to the conditions set forth in this Section 3.18, (ii) as otherwise expressly provided in or contemplated by Sections 2.03 and 9.01 of this Agreement, (iii) in the case of a Mortgage Loan (or Administered REO Property related thereto) with a related mezzanine loan, in connection with a Mortgage Loan default if and as set forth in the related intercreditor agreement or (iv) in the case of a Mortgage Loan related to a Serviced Loan Combination (or REO Mortgage Loan related

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thereto), in connection with a Mortgage Loan default if and as set forth in the related Intercreditor Agreement.

(b)     Promptly upon a Serviced Mortgage Loan becoming a Defaulted Mortgage Loan and if the applicable Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, as a collective whole (or if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, in the best interest of the Certificateholders and the related Serviced Pari Passu Companion Loan Holder(s) as a collective whole), to attempt to sell such Defaulted Mortgage Loan (and if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, to sell the entire Serviced Loan Combination), the applicable Special Servicer shall use reasonable efforts to solicit offers for such Defaulted Mortgage Loan or Serviced Loan Combination on behalf of the Certificateholders (or if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, on behalf of the Certificateholders and the related Serviced Pari Passu Companion Loan Holder(s)) in such manner as will be reasonably likely to realize a fair price; provided that, in the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, if the applicable Special Servicer determines to attempt to sell such Mortgage Loan it shall sell such Defaulted Mortgage Loan together with the related Serviced Pari Passu Companion Loan as a whole loan pursuant to Section 3.18(e) and pursuant to the terms of the related Intercreditor Agreement. The applicable Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan, subject to any applicable provisions in the related Intercreditor Agreement. During any Subordinate Control Period or Collective Consultation Period, the applicable Special Servicer shall notify the Subordinate Class Representative (other than with respect to any Excluded Loan) of any inquiries or offers received regarding the sale of any Defaulted Mortgage Loan. During any Collective Consultation Period or Senior Consultation Period, the applicable Special Servicer shall notify the Trust Advisor of any inquiries or offers received regarding the sale of any Defaulted Mortgage Loan.

(c)     The applicable Special Servicer shall give the Trustee, the Certificate Administrator, the applicable Master Servicer, the Trust Advisor (at any time other than a Subordinate Control Period), the Subordinate Class Representative (at any time other than during a Senior Consultation Period and other than with respect to any Excluded Loan) and the Majority Subordinate Certificateholder (at any time other than during a Senior Consultation Period and other than with respect to any Excluded Loan) not less than three (3) Business Days’ prior written notice of its intention to sell any Defaulted Mortgage Loan. No Interested Person shall be obligated to submit an offer to purchase any Defaulted Mortgage Loan. In no event shall the Trustee, in its individual capacity, offer for or purchase any Defaulted Mortgage Loan.

(d)     Whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan (other than a Defaulted Mortgage Loan that is part of a Serviced Loan Combination) for purposes of Section 3.18(b) of this Agreement shall be determined by the applicable Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, (other than a

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Defaulted Mortgage Loan that is part of a Serviced Loan Combination), the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding nine (9) month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new Appraisal shall be a Qualified Appraiser selected by (i) the applicable Special Servicer, if no Interested Person is so making an offer, or (ii) the Trustee, if an Interested Person is so making an offer. The cost of any such Appraisal shall be covered by, and shall be reimbursable as, a Servicing Advance. Notwithstanding the foregoing, but subject to the proviso in the first sentence of this paragraph, in the event that an offer from an Interested Person is equal to or in excess of the Purchase Price for such Mortgage Loan, then such offer shall be deemed to be a fair price and the Trustee shall not make such determination (provided that such offer is also the highest cash offer received and at least two independent offers have been received); provided that receipt by the Trustee of such offer pursuant to the applicable notice provisions set forth in Section 12.05 of this Agreement shall be deemed receipt by a Responsible Officer of the Trustee for the purpose of this sentence. Where any Interested Person is among those submitting offers with respect to a Defaulted Mortgage Loan, the applicable Special Servicer shall require that all offers be submitted to the Trustee in writing. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan (other than a Defaulted Mortgage Loan that is part of a Serviced Loan Combination), the applicable Special Servicer shall take into account (in addition to the results of any Appraisal or updated Appraisal that it may have obtained pursuant to this Agreement within the prior nine (9) months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan (other than a Defaulted Mortgage Loan that is part of a Serviced Loan Combination), the Trustee or any Independent expert designated by the Trustee as described in the immediately following paragraph of this Section 3.18(d) shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Purchase Price for any Defaulted Mortgage Loan shall in all cases be deemed a fair price (but subject to the proviso in the first sentence of this paragraph with respect to an offer from an Interested Person).

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust Fund) designate an Independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph shall be covered by, and shall be reimbursable from, the offering Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, from the Collection Account; provided that, the Trustee shall not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

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(e)     In the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, the applicable Special Servicer shall solicit offers for such Defaulted Mortgage Loan together with the related Serviced Pari Passu Companion Loan as a whole loan and shall require that all offers be submitted to the Trustee in writing and otherwise meet the requirements of the related Intercreditor Agreement.

Whether any cash offer constitutes a fair price for any such Serviced Loan Combination for purposes of Section 3.18(b) of this Agreement shall be determined by the applicable Special Servicer, if the highest offeror is a Person other than an Interested SLC Person, and by the Trustee, if the highest offeror is an Interested SLC Person; provided that no offer from an Interested SLC Person for a Serviced Loan Combination shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other bona fide offers are received from independent third parties. In determining whether any offer received from an Interested SLC Person represents a fair price for any such Serviced Loan Combination, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding nine (9) month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new Appraisal shall be a Qualified Appraiser selected by (i) the applicable Special Servicer, if no Interested SLC Person is so making an offer, or (ii) the Trustee, if an Interested SLC Person is so making an offer. The cost of any such Appraisal shall be covered by, and shall be reimbursable as, a Servicing Advance. In determining whether any such offer from a Person other than an Interested SLC Person constitutes a fair price for any such Serviced Loan Combination, the applicable Special Servicer shall take into account (in addition to the results of any Appraisal or updated Appraisal that it may have obtained pursuant to this Agreement within the prior nine (9) months), and in determining whether any offer from an Interested SLC Person constitutes a fair price for any such Serviced Loan Combination, the Trustee or any Independent expert designated by the Trustee as described in the immediately following paragraph of this Section 3.18(e) shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Trustee shall act in a commercially reasonable manner in making such determination. Notwithstanding the foregoing, in the event that an offer from an Interested SLC Person is equal to or in excess of the Purchase Price for such Serviced Loan Combination, then the Trustee will not be required to make any such determination of fair price and such offer will be deemed to be a fair price (provided such offer is also the highest cash offer received and at least two independent offers have been received). Further notwithstanding the foregoing, the applicable Special Servicer shall not be permitted to sell the related Serviced Pari Passu Companion Loan without the written consent of the related Serviced Pari Passu Companion Loan Holder unless the applicable Special Servicer has delivered to any Serviced Pari Passu Companion Loan Holder: (a) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell any related Serviced Loan Combination; (b) at least ten (10) days prior to the proposed sale, a copy of each bid package (together with any amendments to such bid packages) received by the applicable Special Servicer in connection with any such proposed sale, (c) at least ten (10) days prior to the proposed sale, a copy of the most recent Appraisal for any such Serviced Loan Combination, and any documents in the Servicing File requested by any related Serviced Pari Passu Companion Loan Holder and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Subordinate Class Representative) prior to the proposed

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sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the applicable Special Servicer in connection with the proposed sale; provided that the related Serviced Pari Passu Companion Loan Holder may waive any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, each of the Majority Subordinate Certificateholder (other than with respect to any Excluded Loan), the Subordinate Class Representative (during any Subordinate Control Period and other than with respect to any Excluded Loan), any related Serviced Pari Passu Companion Loan Holder or a representative thereof shall be permitted to bid at any sale of the Mortgage Loan.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested SLC Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust Fund) designate an Independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Serviced Loan Combination, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan Combination. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph shall be covered by, and shall be reimbursable from, the offering Interested SLC Person, and to the extent not collected from such Interested SLC Person within 30 days of request therefor, from the applicable Collection Account; provided that, the Trustee shall not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(f)      The applicable Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to solicit cash offers for each Administered REO Property in such manner as will be reasonably likely to realize a fair price (determined pursuant to Section 3.18(g) below) for any Administered REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period provided for by Section 3.16(a)). The applicable Special Servicer shall accept the first (and, if multiple cash offers are received by a specified offer date, the highest) cash offer received from any Person that constitutes a fair price (determined pursuant to Section 3.18(g) below) for such Administered REO Property. If the applicable Special Servicer reasonably believes that it will be unable to realize a fair price (determined pursuant to Section 3.18(g) below) with respect to any Administered REO Property within the time constraints imposed by Section 3.16(a), then the applicable Special Servicer shall, consistent with the Servicing Standard, dispose of such Administered REO Property upon such terms and conditions as it shall deem necessary and desirable to maximize the recovery thereon under the circumstances.

The applicable Special Servicer shall give the Certificate Administrator, the Trustee, the applicable Master Servicer, the Subordinate Class Representative, the Majority Subordinate Certificateholder not less than five (5) Business Days’ prior written notice (subject to any applicable provisions in the related Intercreditor Agreement) of its intention to sell any Administered REO Property pursuant to this Section 3.18(f).

No Mortgage Loan Seller, Certificateholder or any Affiliate of any such Person shall be obligated to submit an offer to purchase any Administered REO Property, and notwithstanding

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anything to the contrary herein, the Trustee, in its individual capacity, may not offer for or purchase any Administered REO Property pursuant hereto.

(g)     Whether any cash offer constitutes a fair price for any Administered REO Property for purposes of Section 3.18(f) above, shall be determined by the applicable Special Servicer or, if such cash offer is from the applicable Special Servicer or any Affiliate of the applicable Special Servicer, by the Trustee. In determining whether any offer received from the applicable Special Servicer or an Affiliate of the applicable Special Servicer represents a fair price for any Administered REO Property, the Trustee shall be supplied with and shall be entitled to rely on the most recent Appraisal in the related Servicing File conducted in accordance with this Agreement within the preceding nine-month period (or, in the absence of any such Appraisal or if there has been a material change at the subject property since any such Appraisal, on a new Appraisal to be obtained by the applicable Special Servicer, the cost of which shall be covered by, and be reimbursable as, a Servicing Advance). The appraiser conducting any such new Appraisal shall be a Qualified Appraiser that is (i) selected by the applicable Special Servicer if neither the applicable Special Servicer nor any Affiliate thereof is submitting an offer with respect to the subject Administered REO Property and (ii) selected by the Trustee if either the applicable Special Servicer or any Affiliate thereof is so submitting an offer. Notwithstanding the foregoing, and subject to the last sentence of this paragraph, in the event that an offer from the applicable Special Servicer or an Affiliate thereof is equal to or in excess of the Purchase Price for such REO Property, then the Trustee shall not make any determination of fair price and such offer shall be deemed to be a fair price (provided such offer is also the highest cash offer received and at least two independent offers have been received); provided that receipt by the Trustee of such offer pursuant to the applicable notice provisions set forth in Section 12.05 of this Agreement shall be deemed receipt by a Responsible Officer of the Trustee for the purpose of this sentence. Where any Mortgage Loan Seller, any Certificateholder or any Affiliate of any such Person is among those submitting offers with respect to any Administered REO Property, the applicable Special Servicer shall require that all offers be submitted to it (or, if the applicable Special Servicer or an Affiliate thereof is submitting an offer, be submitted to the Trustee) in writing and, if applicable, otherwise meet the requirements of the related Intercreditor Agreement. In determining whether any offer from a Person other than any Mortgage Loan Seller, any Certificateholder or any Affiliate of any such Person constitutes a fair price for any Administered REO Property, the applicable Special Servicer (or the Trustee, if applicable) shall take into account the results of any Appraisal or updated Appraisal that it or the applicable Master Servicer may have obtained in accordance with this Agreement within the prior nine (9) months, as well as, among other factors, the occupancy level and physical condition of such Administered REO Property, the state of the then-current local economy and commercial real estate market where such Administered REO Property is located and the obligation to dispose of such Administered REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period specified in Section 3.16(a)). The Trustee may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund in connection with making any such determination. The Purchase Price for any Administered REO Property (which, in connection with an Administered REO Property related to a Serviced Loan Combination, shall be construed and calculated with respect to the entire Serviced Loan Combination) shall in all cases be deemed a fair price. Notwithstanding the other provisions of this Section 3.18, no cash offer from the applicable Special Servicer or any Affiliate thereof shall

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constitute a fair price for any Administered REO Property unless such offer is the highest cash offer received and at least two Independent offers (not including the offer of the applicable Special Servicer or any Affiliate) have been received. In the event the offer of the applicable Special Servicer or any Affiliate thereof is the only offer received or is the higher of only two offers received, then additional offers shall be solicited. If an additional offer or offers, as the case may be, are received for any Administered REO Property and the original offer of the applicable Special Servicer or any Affiliate thereof is the highest of all offers received, then the offer of the applicable Special Servicer or such Affiliate shall be accepted, provided that the Trustee has otherwise determined, as provided above in Section 3.18(f), that such offer constitutes a fair price for the subject Administered REO Property. Any offer by the applicable Special Servicer for any Administered REO Property shall be unconditional; and, if accepted, the subject Administered REO Property shall be transferred to the applicable Special Servicer without recourse, representation or warranty other than customary representations as to title given in connection with the sale of a real property.

Notwithstanding anything contained in the preceding paragraph to the contrary, and, if applicable, to the extent consistent with any related Intercreditor Agreement, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust Fund) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject mortgage loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such mortgage loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph shall be covered by, and shall be reimbursable from, the offering Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, from the applicable Collection Account; provided that, the Trustee shall not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(h)     Subject to Sections 3.18(a) through 3.18(g) above, the applicable Special Servicer shall act on behalf of the Trust in negotiating with Independent third parties in connection with the sale of any Defaulted Mortgage Loan or Administered REO Property and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan or Administered REO Property, and the collection of all amounts payable in connection therewith. In connection with the sale of any Defaulted Mortgage Loan or Administered REO Property, the applicable Special Servicer may charge prospective offerors, and may retain, fees that approximate the applicable Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or evaluating offers without obligation to deposit such amounts into the Collection Account; provided that if the applicable Special Servicer was previously reimbursed for such costs from the Collection Account, then the applicable Special Servicer must deposit such amounts into the Collection Account. Any sale of a Defaulted Mortgage Loan or any Administered REO Property shall be final and without recourse to the Trustee or the Trust, and if such sale is consummated in accordance with the terms of this Agreement, neither the applicable Special Servicer nor the Trustee shall have any liability to any

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Certificateholder with respect to the purchase price therefor accepted by the applicable Special Servicer or the Trustee.

(i)      Any sale of any Defaulted Mortgage Loan or Administered REO Property shall be for cash only. The applicable Special Servicer in its capacity as applicable Special Servicer shall have no authority to provide financing to the purchaser.

(j)      With respect to any Non-Trust-Serviced Pooled Mortgage Loan that becomes a “Defaulted Mortgage Loan” (as such term or other similar term is defined pursuant to the terms of the related Non-Trust Pooling and Servicing Agreement and construed as if such Non-Trust-Serviced Pooled Mortgage Loan were a “Mortgage Loan” under such Non-Trust Pooling and Servicing Agreement), the liquidation of such Non-Trust-Serviced Pooled Mortgage Loan shall be administered by the related Non-Trust Special Servicer in accordance with the related Non-Trust Pooling and Servicing Agreement and the related Intercreditor Agreement. Any such sale of a Non-Trust-Serviced Pooled Mortgage Loan pursuant to the related Non-Trust Pooling and Servicing Agreement and/or the related Intercreditor Agreement shall be final and without recourse to the Trustee or the Trust, and none of the applicable Master Servicer, the applicable Special Servicer or the Trustee shall have any liability to any Certificateholder with respect to the purchase price for such Non-Trust-Serviced Pooled Mortgage Loan accepted on behalf of the Trust.

(k)     If any Defaulted Mortgage Loan or REO Property is sold under this Section 3.18, or a Non-Trust-Serviced Pooled Mortgage Loan is sold in accordance with the related Intercreditor Agreement and the related Non-Trust Pooling and Servicing Agreement, then the purchase price shall be deposited into the Collection Account or, if applicable, the Serviced Pari Passu Companion Loan Custodial Account, and the Trustee, upon receipt of written notice from the applicable Master Servicer to the effect that such deposit has been made (based upon, in the case of a Defaulted Mortgage Loan or REO Property, notification by the applicable Special Servicer to the applicable Master Servicer of the amount of the purchase price), shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest ownership of such Mortgage Loan or Administered REO Property in the Person who purchased such Mortgage Loan or Administered REO Property.

(l)      Any purchaser of a Defaulted Mortgage Loan that has a related Serviced Pari Passu Companion Loan, whether pursuant to this Section 3.18 or pursuant to Section 2.03 or Section 9.01, will be subject to the related Intercreditor Agreement, including any requirements thereof governing who may be a holder of such Mortgage Loan. The applicable Special Servicer will require, in connection with such a sale of such a Defaulted Mortgage Loan, that the purchaser assume in writing all of the rights and obligations of the holder of such Mortgage Loan under the related Intercreditor Agreement.

(m)    In connection with the sale of any Defaulted Mortgage Loan (other than a Non-Trust-Serviced Pooled Mortgage Loan) under the provisions described in this Section 3.18 for an amount less than the Purchase Price, the applicable Special Servicer shall obtain the approval of the Subordinate Class Representative (during any Subordinate Control Period and other than with respect to any Excluded Loan) or consult with the Subordinate Class Representative (during

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any Collective Consultation Period and other than with respect to any Excluded Loan) and the applicable Special Servicer shall consult with the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period), subject to the applicable Special Servicer’s prevailing duty to comply with the Servicing Standard. In addition, in considering such a sale, the applicable Special Servicer shall consider the interests only of the Certificateholders and, in the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder (as a collective whole, as if they together constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable). In connection with any consultation with the Trust Advisor contemplated above in this Section 3.18(m), the applicable Special Servicer shall provide the Trust Advisor with any relevant information reasonably requested by the Trust Advisor in order to enable it to consult with the applicable Special Servicer.

(n)     Notwithstanding any of the foregoing paragraphs of this Section 3.18, the applicable Special Servicer shall not be obligated to accept the highest cash offer if such Special Servicer determines (in accordance with the Servicing Standard and, to the extent a Subordinate Control Period is then in effect, with the consent or deemed consent of the Subordinate Class Representative (other than with respect to any Excluded Loan), and, to the extent a Collective Consultation Period is then in effect, in consultation with the Subordinate Class Representative (other than with respect to any Excluded Loan) and the Trust Advisor, and, to the extent a Senior Consultation Period is then in effect, in consultation with the Trust Advisor), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder (as a collective whole as if they together constituted a single lender), and such Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if they together constituted a single lender). In connection with any consultation with the Trust Advisor contemplated above in this Section 3.18(n), the applicable Special Servicer shall provide the Trust Advisor with any relevant information reasonably requested by the Trust Advisor in order to enable it to consult with the applicable Special Servicer.

Section 3.19     Additional Obligations of Master Servicers and Special Servicers.

(a)     Within sixty (60) days (or within such longer period as the applicable Special Servicer is (as certified thereby to the Trustee in writing) diligently using reasonable efforts to obtain the Appraisal referred to below) after the earliest of the date on which any Serviced Mortgage Loan (i) becomes a Modified Mortgage Loan following the occurrence of a Servicing Transfer Event, (ii) becomes an REO Mortgage Loan, (iii) with respect to which a receiver or similar official is appointed and continues for sixty (60) days in such capacity in respect of the related Mortgaged Property, (iv) the related Borrower becomes the subject of bankruptcy, insolvency or similar proceedings or, if such proceedings are involuntary, such proceedings remain undismissed for sixty (60) days, (v) any Monthly Payment (other than a Balloon Payment) becomes sixty (60) days or more delinquent, or (vi) the related Borrower fails to make

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when due any Balloon Payment and the Borrower does not deliver to the applicable Master Servicer or the applicable Special Servicer (and such Master Servicer or such Special Servicer, as applicable, shall promptly forward such commitment to the applicable Special Servicer or the applicable Master Servicer, as applicable), on or before the Due Date of the Balloon Payment, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the applicable Special Servicer which provides that such refinancing will occur within 90 days after the date on which the Balloon Payment will become due (provided that if either such refinancing does not occur during that time or the applicable Master Servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan, an Appraisal Trigger Event will occur immediately) (each such event, an “Appraisal Trigger Event” and each such Serviced Mortgage Loan and any related REO Mortgage Loan that is the subject of an Appraisal Trigger Event, until it ceases to be such in accordance with the following paragraph, a “Required Appraisal Loan”), the applicable Special Servicer shall obtain an Appraisal of the related Mortgaged Property, unless an Appraisal thereof had previously been received (or, if applicable, conducted) within the prior nine (9) months and the applicable Special Servicer has no knowledge of changed circumstances that in the applicable Special Servicer’s reasonable judgment would materially affect the value of the Mortgaged Property. If such Appraisal is obtained from a Qualified Appraiser, the cost thereof shall be covered by, and be reimbursable as, a Servicing Advance, such Advance to be made at the direction of the applicable Special Servicer when the Appraisal is received by the applicable Special Servicer. Promptly following the receipt of, and based upon, such Appraisal and receipt of information requested by the applicable Special Servicer from the applicable Master Servicer pursuant to the last paragraph of this Section 3.19(a), the applicable Special Servicer, in consultation with (i) the Subordinate Class Representative (during any Subordinate Control Period and other than with respect to any Excluded Loan) or (ii) one or more of the Subordinate Class Representative (other than with respect to any Excluded Loan) and the Trust Advisor, under the procedures set forth in Sections 3.28(d) and 3.28(e) (during any Collective Consultation Period or Senior Consultation Period), shall determine and report to the Certificate Administrator, the Trustee and the applicable Master Servicer the then-applicable Appraisal Reduction Amount, if any, with respect to the subject Required Appraisal Loan. For purposes of this Section 3.19(a), an Appraisal may, in the case of any Serviced Mortgage Loan with an aggregate outstanding principal balance of less than $2,000,000 only, consist solely of an internal valuation performed by the applicable Special Servicer. In connection with a Mortgaged Property related to any Serviced Loan Combination, the applicable Special Servicer shall also determine and report to the Trustee, the applicable Master Servicer, the Subordinate Class Representative (other than with respect to any Serviced Loan Combination that is an Excluded Loan), any related Serviced Pari Passu Companion Loan Holder and the related Other Master Servicer the Appraisal Reduction Amount, if any, with respect to the entire such Serviced Loan Combination (calculated, for purposes of this sentence, as if it were a single Mortgage Loan).

A Serviced Mortgage Loan shall cease to be a Required Appraisal Loan if and when, following the occurrence of the most recent Appraisal Trigger Event, any and all Servicing Transfer Events with respect to such Mortgage Loan have ceased to exist and no other Appraisal Trigger Event has occurred with respect thereto during the preceding ninety (90) days.

For so long as any Serviced Mortgage Loan or related REO Mortgage Loan remains a Required Appraisal Loan, the applicable Special Servicer shall, every nine (9) months after such

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Mortgage Loan becomes a Required Appraisal Loan, obtain (or, if such Required Appraisal Loan has a Stated Principal Balance of less than $2,000,000, at the applicable Special Servicer’s option, conduct) an update of the prior Appraisal. If such update is obtained from a Qualified Appraiser, the cost thereof shall be covered by, and be reimbursable as, a Servicing Advance, such Advance to be made at the direction of the applicable Special Servicer when the Appraisal is received by the applicable Special Servicer. Promptly following the receipt of, and based upon, such update, the applicable Special Servicer shall redetermine, in consultation with (i) the Subordinate Class Representative (during any Subordinate Control Period and other than with respect to any Excluded Loan) or (ii) one or more of the Subordinate Class Representative (other than with respect to any Excluded Loan) and the Trust Advisor, under the procedures set forth in Sections 3.28(d) and 3.28(e) (during any Collective Consultation Period or Senior Consultation Period), and report to the Certificate Administrator, the Trustee and the applicable Master Servicer, the then-applicable Appraisal Reduction Amount, if any, with respect to the subject Required Appraisal Loan. In connection with a Mortgaged Property related to any Serviced Loan Combination, promptly following the receipt of, and based upon, such update, the applicable Special Servicer shall also redetermine, and report to the Trustee, the applicable Master Servicer, the Subordinate Class Representative (other than with respect to an Excluded Loan) and related Serviced Pari Passu Companion Loan Holder(s) the Appraisal Reduction Amount, if any, with respect to the entire such Serviced Loan Combination (calculated, for purposes of this sentence, as if it were a single Mortgage Loan).

Notwithstanding the foregoing, but subject to the final paragraph of this Section 3.19(a), solely for purposes of determining whether a Subordinate Control Period is in effect (and the identity of the Subordinate Class), whenever the applicable Special Servicer is required to obtain an Appraisal or updated Appraisal under this Agreement, the Subordinate Class Representative shall have the right, exercisable within ten (10) Business Days after the applicable Special Servicer’s report of the resulting Appraisal Reduction Amount, to direct the applicable Special Servicer to hire a Qualified Appraiser reasonably satisfactory to the Subordinate Class Representative to prepare a second Appraisal of the Mortgaged Property at the expense of the Subordinate Class Representative. The applicable Special Servicer must use reasonable efforts to cause the delivery of such second Appraisal (in the case of any such second Appraisal in respect of an Excluded Loan, to only the applicable Special Servicer) within thirty (30) days following the direction of the Subordinate Class Representative. Within ten (10) Business Days following its receipt of such second Appraisal, the applicable Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such second Appraisal and receipt of information requested from the applicable Master Servicer reasonably required to perform such recalculation of the Appraisal Reduction Amount, any recalculation of the Appraisal Reduction Amount is warranted and, if so, the applicable Special Servicer shall recalculate the applicable Appraisal Reduction Amount on the basis of such second Appraisal and receipt of information requested by the applicable Special Servicer from the applicable Master Servicer pursuant to the last paragraph of this Section 3.19(a). Solely for purposes of determining whether a Subordinate Control Period is in effect and the identity of the Subordinate Class:

(i)        the first Appraisal shall be disregarded and have no force or effect, and, if an Appraisal Reduction Amount is already then in effect, the Appraisal Reduction Amount for the related Mortgage Loan shall be calculated on the basis of the most recent

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prior Appraisal or updated Appraisal obtained under this Agreement (or, if no such Appraisal exists, there shall be no Appraisal Reduction Amount for purposes of determining whether a Subordinate Control Period is in effect and the identity of the Subordinate Class) unless and until (a) the Subordinate Class Representative fails to exercise its right to direct the applicable Special Servicer to obtain a second Appraisal within the exercise period described above or (b) if the Subordinate Class Representative exercises its right to direct the applicable Special Servicer to obtain a second Appraisal, and such second Appraisal is not received by the applicable Special Servicer (using efforts consistent with the Servicing Standard to obtain such Appraisal), within ninety (90) days following such direction, whichever occurs earlier (and, in such event, an Appraisal Reduction Amount calculated on the basis of such first Appraisal, if any, shall be effective); and

(ii)       if the Subordinate Class Representative exercises its right to direct the applicable Special Servicer to obtain a second Appraisal and such second Appraisal is received by the applicable Special Servicer within ninety (90) days following such direction, the Appraisal Reduction Amount (if any), calculated by the applicable Special Servicer on the basis of the second Appraisal (if the applicable Special Servicer determines that a recalculation was warranted as described above) or (otherwise) on the basis of the first Appraisal shall be effective.

In addition, if there is a material change with respect to any of the Mortgaged Properties related to a Serviced Mortgage Loan with respect to which an Appraisal Reduction Amount has been calculated, then (i) during any Subordinate Control Period, the Holder (or group of Holders) of Certificates representing a majority of the aggregate Voting Rights of the Classes of Principal Balance Certificates reduced by Appraisal Reduction Amounts allocated thereto to less than 25% of the initial Class Principal Balance of each such Class and (ii) during any Collective Consultation Period, the Majority Subordinate Certificateholder, shall have the right, at its sole cost and expense, to present to the applicable Special Servicer an additional Appraisal prepared by a Qualified Appraiser on an “as-is” basis and acceptable to the applicable Special Servicer in accordance with the Servicing Standard. Subject to the applicable Special Servicer’s confirmation, determined in accordance with the Servicing Standard, that there has been a change with respect to the related Mortgaged Property and such change was material, the applicable Special Servicer shall recalculate such Appraisal Reduction Amount based upon such additional Appraisal and updated information. If required by any such recalculation, any applicable Class of Principal Balance Certificates notionally reduced by any Appraisal Reduction Amounts allocated to such Class shall have its related Certificate Principal Balance notionally restored to the extent required by such recalculation, and there shall be a redetermination of whether a Subordinate Control Period or a Collective Consultation Period is then in effect. With respect to each Class of Control-Eligible Certificates, the right to present the applicable Special Servicer with any such additional Appraisals as provided above is limited to no more frequently than once in any 12-month period for each Serviced Mortgage Loan with respect to which an Appraisal Reduction Amount has been calculated.

With respect to any Appraisal Reduction Amount calculated for the purposes of determining the Majority Subordinate Certificateholder, the existence of a Subordinate Control Period, Collective Consultation Period or Senior Consultation Period and, if applicable, the

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allocation of Voting Rights among the respective Classes of Principal Balance Certificates, (i) the Appraised Value of the related Mortgaged Property used to calculate the Appraisal Reduction Amount shall be determined on an “as-is” basis and (ii) the Appraisal Reduction Amount so calculated shall be notionally allocable between the respective Classes of Principal Balance Certificates in reverse order of their alphanumeric designations (in each case until the Certificate Principal Balance thereof is notionally reduced to zero) and the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates shall be treated as a single Class in such notional allocation; provided, however, that for the purposes of such allocation, Appraisal Reduction Amounts shall be allocated to the respective Class PEX Components rather than to the Class PEX Certificates, and for the purposes of such allocation (A) the Class A-S Certificates and the Class A-S-PEX Component shall be considered as if they together constitute a single “Class” with an alphanumeric designation of “A-S”, (B) the Class B Certificates and the Class B-PEX Component shall be considered as if they together constitute a single “Class” with an alphanumeric designation of “B”, and (C) the Class C Certificates and the Class C-PEX Component shall be considered as if they together constitute as single “Class” with an alphanumeric designation of “C”.

The applicable Master Servicer shall deliver by electronic mail to the applicable Special Servicer any information in the applicable Master Servicer’s possession that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount or updated Appraisal Reduction Amount pursuant to the definition thereof, using reasonable best efforts to deliver such information, within four (4) Business Days following the applicable Special Servicer’s request therefor (which request shall be made promptly, but in no event later than ten (10) Business Days, after the applicable Special Servicer’s receipt of the applicable Appraisal or preparation of the applicable internal valuation); provided, the applicable Special Servicer’s failure to timely make such request shall not relieve the applicable Master Servicer of its obligation to provide such information to the applicable Special Servicer in the manner and timing set forth in this sentence.

(b)     Notwithstanding anything to the contrary contained in any other Section of this Agreement, the applicable Special Servicer shall notify the applicable Master Servicer whenever a Servicing Advance is required to be made with respect to any Specially Serviced Mortgage Loan or Administered REO Property, and, the applicable Master Servicer shall (subject to Section 3.11(h)) make such Servicing Advance; provided that the applicable Special Servicer shall notify the applicable Master Servicer no later than one (1) Business Day after the applicable Special Servicer acquires actual knowledge of the need for such Emergency Advance on a Specially Serviced Mortgage Loan or Administered REO Property and request the applicable Master Servicer to make such Emergency Advance. Alternatively, the applicable Special Servicer, at its option (but without any obligation to do so), may elect to make any necessary Emergency Advance on any Specially Serviced Mortgage Loan or REO Property. Each such notice and request described in the proviso to the second preceding sentence shall be made, in writing, not less than five (5) Business Days or, in the case of an Emergency Advance, not later than two (2) Business Days (provided the request sets forth the nature of the emergency), in advance of the date on which the subject Servicing Advance is to be made and shall be accompanied by such information and documentation regarding the subject Servicing Advance as the applicable Master Servicer may reasonably request; provided that the applicable Special Servicer shall not be entitled to make such a request more frequently than once per calendar

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month with respect to Servicing Advances other than Emergency Advances (although such request may relate to more than one Servicing Advance). The applicable Master Servicer shall have the obligation to make any such Servicing Advance (other than a Nonrecoverable Servicing Advance) that it is so requested by the applicable Special Servicer to make (as described above) not later than the date on which the subject Servicing Advance is to be made, but in no event shall it be required to make any Servicing Advance on a date that is earlier than five (5) Business Days or, in the case of an Emergency Advance, on a date that is earlier than two (2) Business Days, following the applicable Master Servicer’s receipt of such request. The applicable Master Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the applicable Special Servicer, together with Advance Interest in accordance with Sections 3.05(a) and 3.11(g), at the same time, in the same manner and to the same extent as the applicable Master Servicer is entitled with respect to any other Servicing Advances made thereby. Any request by the applicable Special Servicer that the applicable Master Servicer make a Servicing Advance shall be deemed to be a determination by the applicable Special Servicer that such Servicing Advance is not a Nonrecoverable Advance, on which deemed determination the applicable Master Servicer is entitled to rely. The preceding statement shall not be construed to limit the right of the applicable Special Servicer under Section 3.11(i) with respect to the payment of any servicing expense that, if advanced, would constitute a Nonrecoverable Servicing Advance. If the applicable Special Servicer makes an Emergency Advance, the applicable Master Servicer shall reimburse the applicable Special Servicer for such Emergency Advance (with Advance Interest thereon at the Reimbursement Rate) within five (5) Business Days following the applicable Special Servicer’s request for reimbursement (which request shall be accompanied by such information and documentation regarding the subject Emergency Advance as the applicable Master Servicer may reasonably request), upon which reimbursement the applicable Master Servicer will be deemed to have made such Emergency Advance when the applicable Special Servicer made such Emergency Advance.

Notwithstanding the foregoing provisions of this Section 3.19(b), the applicable Master Servicer shall not be required to reimburse the applicable Special Servicer for, or to make at the direction of the applicable Special Servicer, any Servicing Advance if the applicable Master Servicer determines in its reasonable judgment that such Servicing Advance, although not characterized by the applicable Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The applicable Master Servicer shall notify the applicable Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall be reimbursed to the applicable Special Servicer pursuant to Section 3.05(a).

(c)     Each Master Servicer shall deliver to the Certificate Administrator for deposit in the Distribution Account by 1:00 p.m. (New York City time) on the Master Servicer Remittance Date, without any right of reimbursement therefor, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary Principal Prepayments received in respect of the Serviced Mortgage Loans for which it is acting as Master Servicer (other than Specially Serviced Mortgage Loans and Serviced Mortgage Loans on which the applicable Special Servicer allowed or consented to the applicable Master Servicer allowing a Principal Prepayment on such Serviced Mortgage Loan on a date other than the applicable Due Date) during the related Collection Period, and (ii) the aggregate of (A) that portion of its Master Servicing Fees earned by such

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Master Servicer for the related Distribution Date that is, in the case of each and every Serviced Mortgage Loan and REO Mortgage Loan for which such Master Servicing Fees are being paid in the related Collection Period, calculated for this purpose at 0.25 basis points (0.0025%) per annum, and (B) all Prepayment Interest Excesses received by the applicable Master Servicer during the related Collection Period; provided that the applicable Master Servicer shall pay (without regard to clause (ii) above) the amount of any Prepayment Interest Shortfall otherwise described in clause (i) above incurred in connection with any Principal Prepayment received in respect of a Serviced Mortgage Loan during the related Collection Period to the extent such Prepayment Interest Shortfall occurs as a result of the applicable Master Servicer allowing the related Borrower to deviate from the terms of the related Mortgage Loan Documents regarding Principal Prepayments (other than (w) subsequent to a default under the related Mortgage Loan Documents, (x) pursuant to applicable law or a court order (including in connection with amounts collected as Insurance Proceeds or Condemnation Proceeds to the extent that such applicable law or court order limits the ability of the applicable Master Servicer to apply the proceeds in accordance with the related Mortgage Loan Documents), (y) at the request or with the consent of the applicable Special Servicer, or (z) during any Subordinate Control Period or Collective Consultation Period (other than with respect to any Excluded Loan), at the request or with the consent of the Subordinate Class Representative). No Master Servicer shall be obligated to make any Compensating Interest Payments as a result of any prepayments on Mortgage Loans for which it does not act as Master Servicer.

The rights of the Certificateholders to offsets of any Prepayment Interest Shortfalls shall not be cumulative from Collection Period to Collection Period.

(d)     Subject to the consent rights and process set forth in Section 3.24(c) with respect to Material Actions and (other than in the case of the One Court Square Loan Combination) except as provided in Section 3.21(f), the Master Servicer shall process all defeasances of Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loans in accordance with the related Mortgage Loan Documents and as further set forth in this Section 3.19(d). Subject to Section 3.21(f), with respect to each Serviced Mortgage Loan that is to be defeased in accordance with its terms, the applicable Master Servicer shall execute and deliver to each Rating Agency (subject to Section 3.27) a certification substantially in the form attached hereto as Exhibit N and, further, shall, to the extent permitted by the terms of such Mortgage Loan, require the related Borrower (i) to provide replacement collateral consisting of U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act in an amount sufficient to make all scheduled payments under the subject Serviced Mortgage Loan (or defeased portion thereof) when due (and assuming, in the case of an ARD Mortgage Loan, to the extent consistent with the related Mortgage Loan Documents, that the subject ARD Mortgage Loan matures on its Anticipated Repayment Date), (ii) to deliver a certificate from an independent certified public accounting firm certifying that the replacement collateral is sufficient to make such payments, (iii) at the option of the applicable Master Servicer, to designate a single purpose entity (which may be (but is not required to be) a subsidiary of the applicable Master Servicer established for the purpose of assuming all defeased Serviced Mortgage Loans) to assume the subject Serviced Mortgage Loan (or defeased portion thereof) and own the defeasance collateral, (iv) to implement such defeasance only after the second anniversary of the Closing Date, (v) to provide an Opinion of Counsel that the Trustee has a perfected, first priority security interest in the new collateral, and

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(vi) in the case of a partial defeasance of the subject Serviced Mortgage Loan, to defease a principal amount equal to at least 125% of the allocated loan amount for the Mortgaged Property or Properties to be released; provided that, if (A) the subject Serviced Mortgage Loan has a Cut-off Date Principal Balance greater than or equal to $35,000,000 or an outstanding principal balance greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Pool or is one of the ten largest Mortgage Loans then in the Trust Fund, (B) the terms of the subject Serviced Mortgage Loan do not permit the applicable Master Servicer to impose the foregoing requirements and the applicable Master Servicer does not satisfy such requirements on its own or (C) the applicable Master Servicer is unable to execute and deliver the certification attached hereto as Exhibit N in connection with the subject defeasance, then the applicable Master Servicer shall so notify the Rating Agencies (subject to Section 3.27), the Subordinate Class Representative and the Majority Subordinate Certificateholder and, if any Mortgage Loan in a Serviced Loan Combination is involved, the related Serviced Pari Passu Companion Loan Holder(s) and, so long as such a requirement would not violate applicable law or the Servicing Standard, obtain a Rating Agency Confirmation (subject to Section 3.27) with respect to such defeasance. Subject to the related Mortgage Loan Documents and applicable law, the applicable Master Servicer shall not permit a defeasance unless (i) the subject Serviced Mortgage Loan requires the Borrower to pay (or the Borrower in fact pays) all Rating Agency fees associated with defeasance (if a Rating Agency Confirmation is a specific condition precedent thereto) and all expenses associated with defeasance or other arrangements for payment of such costs are made at no expense to the Trust Fund or the applicable Master Servicer (provided that in no event shall such proposed other arrangements result in any liability to the Trust Fund including any indemnification of the applicable Master Servicer or the applicable Special Servicer which may result in legal expenses to the Trust Fund), and (ii) the Borrower is required to provide all Opinions of Counsel, including Opinions of Counsel that the defeasance will not cause an Adverse REMIC Event or an Adverse Grantor Trust Event and that the related Mortgage Loan Documents are fully enforceable in accordance with their terms (subject to bankruptcy, insolvency and similar standard exceptions), and any applicable Rating Agency Confirmations.

(e)     In connection with the Serviced Mortgage Loans or any Serviced Pari Passu Companion Loan for which the related Borrower was required to escrow funds or post a Letter of Credit related to obtaining performance objectives, such as targeted debt service coverage levels or leasing criteria with respect to the Mortgaged Property as a whole or particular portions thereof, if the mortgagee has the discretion to retain the cash or Letter of Credit (or the proceeds of such Letters of Credit) as additional collateral if the relevant conditions to release are not satisfied, then the applicable Master Servicer shall hold such escrows or Letters of Credit (or the proceeds of such Letters of Credit) as additional collateral and not use such funds to reduce the principal balance of the related Mortgage Loan or Serviced Pari Passu Companion Loan (to the extent the related Mortgage Loan Documents allow such action), unless holding such funds would otherwise be inconsistent with the Servicing Standard.

Section 3.20     Modifications, Waivers, Amendments and Consents.   (a)  The applicable Special Servicer (in the case of a Specially Serviced Mortgage Loan and in the case of any such matter on a Performing Serviced Mortgage Loan to be processed by the applicable Special Servicer pursuant to Section 3.21(f)) or the applicable Master Servicer (in the case of a Performing Serviced Mortgage Loan or Performing Serviced Pari Passu Companion Loan, other than with respect to any such matter to be processed by the applicable Special Servicer pursuant

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to Section 3.21(f) and subject to the other provisions of Section 3.21(f)) may (consistent with the Servicing Standard) agree to any modification, waiver or amendment of any term of, extend the maturity of, defer or forgive interest (including Default Interest) on and principal of, defer or forgive late payment charges, Prepayment Premiums and Yield Maintenance Charges on, permit the release, addition or substitution of collateral securing, and/or permit the release, addition or substitution of the Borrower on or any guarantor of, any Serviced Mortgage Loan for which it is responsible, and respond to or approve Borrower requests for consent on the part of the mortgagee (including the lease reviews and lease consents related thereto), subject, however, to Sections 3.08, 3.21(f), 3.24, 3.26, and/or 3.28, as applicable, and, in the case of each Mortgage Loan in a Serviced Loan Combination, to the rights of third parties set forth in the related Intercreditor Agreement, and, further to each of the following limitations, conditions and restrictions (all of which shall be subject to Section 3.21(f)):

(i)       other than as expressly set forth in Section 3.02 (with respect to Default Charges and Post-ARD Additional Interest), Section 3.07 (insurance), Section 3.08 (with respect to due-on-sale and due-on-encumbrance clauses and transfers of interests in Borrowers), Section 3.19(d) (with respect to defeasances), and Section 3.20(f) (with respect to various routine matters), the applicable Master Servicer shall not agree to or consent to a request for any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan, that would (x) affect the amount or timing of any related payment of principal, interest or other amount payable under such Mortgage Loan, (y) materially and adversely affect the security for such Serviced Mortgage Loan or Serviced Pari Passu Companion Loan or (z) constitute a Material Action or a Special Servicer Decision, unless (solely in the case of a Performing Serviced Mortgage Loan or Performing Serviced Pari Passu Companion Loan, but other than any such matter to be processed by the applicable Special Servicer pursuant to Section 3.21(f) and subject to the other provisions of Section 3.21(f)) the applicable Master Servicer has obtained the consent of the applicable Special Servicer (it being understood and agreed that (A) the applicable Master Servicer shall promptly provide the applicable Special Servicer with (x) written notice of any Borrower request for such modification, waiver or amendment, (y) the applicable Master Servicer’s written recommendations and analysis, and (z) all information reasonably available to the applicable Master Servicer that the applicable Special Servicer may reasonably request in order to withhold or grant any such consent, (B) the applicable Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard (and subject to Sections 3.24 and/or 3.26, as applicable), and (C) any such consent shall be deemed to have been granted if such consent has not been expressly denied within (x), for consents other than on a Serviced Loan Combination, fifteen (15) Business Days (or in connection with an Acceptable Insurance Default, ninety (90) days) or (y), for consents on a Serviced Loan Combination, ten (10) Business Days (or, in connection with an Acceptable Insurance Default with respect to a Serviced Loan Combination, thirty (30) days) after the time period provided in the related Intercreditor Agreement (provided that such time period under sub-clause (x) or sub-clause (y) shall be deemed to have commenced upon the applicable Special Servicer’s receipt from the applicable Master Servicer of the applicable Master Servicer’s written recommendations and analysis and all information reasonably requested thereby and reasonably available to

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the applicable Master Servicer in order to make an informed decision). In the case of the One Court Square Loan Combination or a WFB Mortgage Loan, if consent to a matter processed by the applicable Master Servicer and for which such Master Servicer is required to obtain the consent of the applicable Special Servicer pursuant to this clause (i) is granted or deemed to have been granted by such Special Servicer, then such Master Servicer will be responsible for entering into the relevant documentation;

(ii)      other than as provided in Sections 3.02, 3.08, and 3.20(e), the applicable Special Servicer shall not agree to (or, in the case of a Performing Serviced Mortgage Loan or Performing Serviced Pari Passu Companion Loan, consent to the applicable Master Servicer’s agreeing to) any modification, waiver or amendment of any term of, or take (or, in the case of a Performing Serviced Mortgage Loan or Performing Serviced Pari Passu Companion Loan, consent to the applicable Master Servicer’s taking) any of the other acts referenced in this Section 3.20(a) with respect to, any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder or, in the reasonable judgment of the applicable Special Servicer, would materially impair the security for such Mortgage Loan or Serviced Pari Passu Companion Loan, unless a material default on such Mortgage Loan or Serviced Pari Passu Companion Loan has occurred or, in the reasonable judgment of the applicable Special Servicer, a default with respect to payment on such Mortgage Loan or Serviced Pari Passu Companion Loan at maturity or on an earlier date is reasonably foreseeable, or the applicable Special Servicer reasonably believes that there is a significant risk of such a default, and, in either case, such modification, waiver, amendment or other action is reasonably likely to produce an equal or a greater recovery to Certificateholders (and, in the case of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s)), as a collective whole, on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders (and, in the case of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s)) to be done at a rate determined by the applicable Special Servicer but in no event less than the related Net Mortgage Rate (or, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, at the related Net Mortgage Rate immediately prior to the Anticipated Repayment Date), than would liquidation; provided that (A) any modification, extension, waiver or amendment of the payment terms of any related Serviced Loan Combination shall be structured in a manner so as to be consistent with the allocation and payment priorities set forth in the related Mortgage Loan Documents, including the related Intercreditor Agreement, it being the intention that neither the Trust as holder of the related Mortgage Loan nor any Serviced Pari Passu Companion Loan Holder shall gain a priority over any other with respect to any payment, which priority is not, as of the date of the related Intercreditor Agreement, reflected in the related Mortgage Loan Documents, including the related Intercreditor Agreement; and (B) to the extent consistent with the Servicing Standard, no waiver, reduction or deferral of any particular amounts due on the related Mortgage Loan shall be effected prior to the waiver, reduction or deferral of the entire corresponding item in respect of the related Serviced Pari Passu Companion Loan;

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(iii)     neither the applicable Master Servicer nor the applicable Special Servicer shall extend the date on which any Balloon Payment is scheduled to be due on any Mortgage Loan to a date beyond the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if such Mortgage Loan is secured by a Mortgage solely or primarily on the related Borrower’s leasehold interest in the related Mortgaged Property, 20 years (or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the related Ground Lease or Space Lease, ten years) prior to the end of the then-current term of the related Ground Lease or Space Lease (plus any unilateral options to extend);

(iv)     neither the applicable Master Servicer nor the applicable Special Servicer shall make or permit any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, any Mortgage Loan or Serviced Loan Combination that would result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect with to the Grantor Trust Pool (the applicable Master Servicer and the applicable Special Servicer shall not be liable for decisions made under this subsection which were made in good faith and each of them may rely on Opinions of Counsel in making such decisions);

(v)      (A) in the event of a taking of any portion of any real property collateral securing an outstanding Serviced Mortgage Loan by a state, political subdivision or authority thereof, whether by condemnation, similar legal proceeding or by agreement in anticipation of such condemnation or other similar legal proceeding, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall apply the Condemnation Proceeds (or other similar award) and the net proceeds from the receipt of any insurance or tort settlement with respect to such real property to pay down the principal balance of the Serviced Mortgage Loan, unless immediately after the release of such portion of the real property collateral, the applicable Master Servicer or the applicable Special Servicer, as the case may be, reasonably believes that the Serviced Mortgage Loan would remain “principally secured by an interest in real property” within the meaning of Section 1.860G-2(b)(7)(ii) or (iii) of the Treasury Regulations (taking into account the value of the real property continuing to secure such Serviced Mortgage Loan after any restoration of such real property), or as may be permitted by IRS Revenue Procedure 2010-30, 2010-36 I.R.B. 316 (the applicable Master Servicer and the applicable Special Servicer may each rely on Opinions of Counsel in making such decisions, the costs of which shall be covered by, and reimbursable as, Servicing Advances) and (B) in connection with (i) the release of any portion of a Mortgaged Property from the lien of the related Mortgage (other than in connection with a defeasance) or (ii) the taking of any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Mortgage Loan Documents require the related Master Servicer or Special Servicer, as applicable, to calculate (or approve the calculation by the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation of the value of collateral will be solely based on the real property included therein and exclude personal

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property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an Opinion of Counsel provided to the Trustee;

(vi)     subject to applicable law, the related Mortgage Loan Documents and the Servicing Standard, neither the applicable Master Servicer nor the applicable Special Servicer shall permit any modification, waiver or amendment of any term of any Performing Serviced Mortgage Loan unless all related fees and expenses are paid by the Borrower;

(vii)    the applicable Special Servicer shall not permit (or, in the case of a Performing Serviced Mortgage Loan, consent to the applicable Master Servicer’s permitting) any Borrower to add or substitute any real estate collateral for its Serviced Mortgage Loan (or Serviced Loan Combination, as applicable) unless the applicable Special Servicer shall have first (A) determined in its reasonable judgment, based upon a Phase I Environmental Assessment (and any additional environmental testing that the applicable Special Servicer deems necessary and prudent) conducted by an Independent Person who regularly conducts Phase I Environmental Assessments, at the expense of the related Borrower, that such additional or substitute collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then-applicable environmental laws or regulations and (B) received, at the expense of the related Borrower to the extent permitted to be charged by the holder of the Serviced Mortgage Loan under the related Mortgage Loan Documents, a Rating Agency Confirmation with respect to the addition or substitution of real estate collateral (and, in the case of any Serviced Loan Combination an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency, if applicable pursuant to Section 3.27(k)); and

(viii)   the applicable Special Servicer shall not release (or, in the case of a Performing Serviced Mortgage Loan, consent to the applicable Master Servicer’s releasing), including, without limitation, in connection with a substitution contemplated by clause (vii) above, any real property collateral securing an outstanding Serviced Mortgage Loan or Serviced Loan Combination, except as provided in Section 3.09(d), except as specifically required under the related Mortgage Loan Documents, except where a Mortgage Loan or Serviced Pari Passu Companion Loan (or, in the case of a Cross-Collateralized Group, where such entire Cross-Collateralized Group) is satisfied, or except in the case of a release where (A) the Rating Agencies (and, in the case of a Serviced Loan Combination, the Pari Passu Companion Loan Rating Agencies, if applicable) (subject to Section 3.27) have been notified in writing, and (B) if the collateral to be released has an appraised value in excess of $3,000,000, such release is the subject of a Rating Agency Confirmation (and, in the case of any Serviced Loan Combination, an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency, if applicable pursuant to Section 3.27(k));

provided that the limitations, conditions and restrictions set forth in clauses (i) through (viii) above shall not apply to any act or event (including, without limitation, a release, substitution or

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addition of collateral) in respect of any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan that either occurs automatically, or results from the exercise of a unilateral option within the meaning of Treasury Regulations Section 1.1001-3(c)(3) by the related Borrower, in any event under the terms of such Mortgage Loan in effect on the Closing Date (or, in the case of a Replacement Mortgage Loan, on the related date of substitution) (provided that in the case of any and all transactions involving a release of a lien on real property that secures a Serviced Mortgage Loan or Serviced Loan Combination, such a lien release shall be permitted only if the related Serviced Mortgage Loan or Serviced Loan Combination will continue to be “principally secured by real property” after the lien is released, or if it would not be, the release is permitted under IRS Revenue Procedure 2010-30, 2010-36 I.R.B. 316); and provided, further, that, notwithstanding clauses (i) through (vii) above, neither the applicable Master Servicer nor the applicable Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Borrower under a Serviced Mortgage Loan or Serviced Loan Combination if, in its reasonable judgment, such opposition would not ultimately prevent the confirmation of such plan or one substantially similar.

(b)     If any payment of interest on a Serviced Mortgage Loan is deferred pursuant to Section 3.20(a), then such payment of interest shall not, for purposes of calculating monthly distributions and reporting information to Certificateholders, be added to the unpaid principal balance or Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit or that such interest may actually be capitalized; provided that this sentence shall not limit the rights of the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust to enforce any obligations of the related Borrower under such Mortgage Loan.

(c)     Each of the applicable Master Servicer and the applicable Special Servicer may, as a condition to its granting any request by a Borrower under a Serviced Mortgage Loan or Serviced Pari Passu Companion Loan for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within the applicable Master Servicer’s or the applicable Special Servicer’s, as the case may be, discretion pursuant to the terms of the related Mortgage Loan Documents and is permitted by the terms of this Agreement, require that such Borrower pay to it a reasonable or customary fee for the additional services performed in connection with such request, together with any related costs and expenses incurred by it; provided that (A) the charging of such fees would not otherwise constitute a “significant modification” of the subject Mortgage Loan or Serviced Pari Passu Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b); and (B) the right of the applicable Special Servicer shall be limited as set forth in the definition of “Modification Fees”.

(d)     All modifications, amendments, material waivers and other Material Actions entered into or taken in respect of the Serviced Mortgage Loans or Serviced Pari Passu Companion Loan pursuant to this Section 3.20 (other than waivers of Default Charges), and all material consents, shall be in writing. Each of the applicable Special Servicer and the applicable Master Servicer shall notify the other such party, each Rating Agency (subject to Section 3.27), the Certificate Administrator, the Trustee, the Subordinate Class Representative (during any Subordinate Control Period and any Collective Consultation Period and other than with respect to any Excluded Loan), the Majority Subordinate Certificateholder (during any Subordinate Control Period and any Collective Consultation Period and other than with respect to any

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Excluded Loan) and, if the Mortgage Loan is included in any Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s), in writing, of any material modification, waiver, amendment or other action entered into or taken thereby in respect of any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan pursuant to this Section 3.20 (other than waivers of Default Charges for which the consent of the applicable Special Servicer is required under Section 3.02) and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File (with a copy to the other such party and, if the Mortgage Loan is included in a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder), an original counterpart of the agreement relating to such modification, waiver, amendment or other action agreed to or taken by it, promptly (and in any event within ten (10) Business Days) following the execution thereof. In addition, following the execution of any modification, waiver or amendment agreed to by the applicable Special Servicer or the applicable Master Servicer, as appropriate, pursuant to Section 3.20(a) above, the applicable Special Servicer or the applicable Master Servicer, as applicable, shall deliver to the other such party, the Certificate Administrator, the Trustee and the Rating Agencies (subject to Section 3.27) and, if affected, any related Serviced Pari Passu Companion Loan Holder, an Officer’s Certificate certifying that all of the requirements of Section 3.20(a) have been met and, in the case of the applicable Special Servicer, setting forth in reasonable detail the basis of the determination made by it pursuant to Section 3.20(a)(ii); provided that, if such modification, waiver or amendment involves an extension of the maturity of any Serviced Mortgage Loan, such Officer’s Certificate shall be so delivered before the modification, waiver or amendment is agreed to. Copies of any such notice and documents prepared or received by the applicable Special Servicer with respect to any Serviced Mortgage Loan shall be furnished to the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) in connection with any consultation with respect to such Mortgage Loan that the Trust Advisor is then entitled to engage in under any other provision of this Agreement.

(e)     With respect to any Performing Mortgage Loan that is an ARD Mortgage Loan after its Anticipated Repayment Date, the applicable Master Servicer shall be permitted to waive (such waiver to be in writing addressed to the related Borrower, with a copy to the Trustee and the Certificate Administrator) all or any portion of the accrued Post-ARD Additional Interest in respect of such ARD Mortgage Loan if (i) the related Borrower has requested the right to prepay such ARD Mortgage Loan in full together with all payments required by the related Mortgage Loan Documents in connection with such prepayment except for such accrued Post-ARD Additional Interest, and (ii) the applicable Master Servicer has determined, in its reasonable judgment, that waiving such Post-ARD Additional Interest is in accordance with the Servicing Standard. The applicable Master Servicer shall prepare all documents necessary and appropriate to effect any such waiver and shall coordinate with the related Borrower for the execution and delivery of such documents. The applicable Master Servicer shall not be required to seek the consent of, or provide prior notice to, the applicable Special Servicer, any Certificateholder or obtain any Rating Agency Confirmation in connection with such a waiver.

(f)      Notwithstanding anything in this Section 3.20 or in Section 3.08, Section 3.21(f), Section 3.24 and/or Section 3.26 to the contrary, NCB (or any Affiliate or successor to NCB who shall serve in such capacity), as NCB Master Servicer, shall not be required to seek the consent of, or provide prior notice to, the applicable Special Servicer or any Certificateholder or Serviced Pari Passu Companion Loan Holder or obtain any Rating Agency Confirmation (unless required

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by the Mortgage Loan Documents) in order to approve the following modifications, waivers or amendments of the Performing Serviced Mortgage Loans that are NCB Mortgage Loans:

(i)       waivers of minor covenant defaults (other than financial covenants), including late financial statements;

(ii)      grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the Borrower’s ability to make any payments with respect to the related Serviced Mortgage Loan or Serviced Pari Passu Companion Loan;

(iii)     granting other routine approvals, including the granting of subordination and nondisturbance and attornment agreements and consents involving routine leasing activities that (A) do not involve a ground lease or lease of an outparcel and (B) affect less than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property (but any other leasing matters shall be subject to the operation of Section 3.20(a) and Section 3.24(c) so long as such matters are reviewable by the lender under the related Mortgage Loan Documents);

(iv)     approvals of annual budgets to operate the related Mortgaged Property;

(v)      approving a change of the property manager with respect to the related Mortgaged Property;

(vi)     any releases or reductions of or withdrawals from (as applicable) any Letters of Credit, Reserve Funds or other Additional Collateral with respect to such Mortgage Loan; or

(vii)    with respect to NCB Co-op Mortgage Loans, the related Borrower incurring subordinate debt secured by the related Mortgaged Property, subject to the satisfaction of the NCB Subordinate Debt Conditions with respect to such subordinate debt;

provided that such modification, waiver, consent or amendment (A) would not constitute a “significant modification” of the subject Serviced Mortgage Loan or Serviced Loan Combination pursuant to Treasury Regulations Section 1.860G-2(b), would not cause any Serviced Mortgage Loan or a Serviced Pari Passu Companion Loan to cease to be treated as “principally secured by real property” and would not otherwise constitute an Adverse REMIC Event with respect to REMIC I, REMIC II or REMIC III or constitute an Adverse Grantor Trust Event with respect to the Grantor Trust Pool, and (B) would be consistent with the Servicing Standard.

(g)     If and to the extent that the Trust, as holder of a Non-Trust-Serviced Pooled Mortgage Loan, is entitled to consent to or approve any modification, waiver or amendment of such Non-Trust-Serviced Pooled Mortgage Loan, the applicable Master Servicer, if it shall receive any such request, shall, in accordance with the immediately following sentence, either (i) forward such request to the applicable Special Servicer for a response or (ii) respond to any request for such consent or approval. The applicable Master Servicer or the applicable Special Servicer, as the case may be, shall respond to any such request in accordance with the Servicing

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Standard, and subject to Section 3.01(g), subject to the same conditions and/or restrictions, as if such Non-Trust-Serviced Pooled Mortgage Loan was a Performing Serviced Mortgage Loan. Insofar as any other Person would have consent rights hereunder with respect to a similar modification, waiver or amendment of a Mortgage Loan that is a Performing Serviced Mortgage Loan, such Person shall likewise have the same consent rights, subject to the same conditions and/or restrictions, with respect to such modification, waiver or amendment of such Non-Trust-Serviced Pooled Mortgage Loan.

(h)     The applicable Master Servicer shall, as to each Serviced Mortgage Loan or Serviced Loan Combination that is secured by an interest listed on the Mortgage Loan Schedule as a leasehold interest, in accordance with the related Mortgage Loan Documents, promptly (and, in any event, within forty-five (45) days) after the Closing Date (or, if later, ten (10) Business Days after its receipt of a copy of the related Ground Lease or Space Lease) notify the related lessor of the transfer of such Mortgage Loan or Serviced Loan Combination to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease or Space Lease should thereafter be forwarded to the applicable Master Servicer. Promptly upon receipt, the applicable Master Servicer shall forward any notice of a default referenced in this Section 3.20(h) to the applicable Special Servicer.

(i)     In connection with (i) the release of any portion of a Mortgaged Property from the lien of the related Serviced Mortgage Loan or (ii) the taking of any portion of a Mortgaged Property securing a Serviced Mortgage Loan by exercise of the power of eminent domain or condemnation, if the Mortgage Loan Documents require the applicable Master Servicer or the applicable Special Servicer, as applicable, to calculate (or to approve the calculation of the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or the fair market value of the real property constituting the remaining Mortgaged Property, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then such calculation shall include only the value of the real property constituting the remaining Mortgaged Property.

Section 3.21     Transfer of Servicing Between Master Servicers and Special Servicers; Record Keeping; Material Actions and Special Servicer Decisions.   (a)   Upon determining that a Servicing Transfer Event has occurred with respect to any Serviced Mortgage Loan or Serviced Loan Combination, the applicable Master Servicer shall promptly give notice thereof to the Subordinate Class Representative (other than with respect to any Excluded Loan) and the Majority Subordinate Certificateholder (other than with respect to any Excluded Loan) (and to the related Serviced Pari Passu Companion Loan Holder(s)), and if the applicable Master Servicer is not also the applicable Special Servicer, the applicable Master Servicer shall promptly give notice thereof to the applicable Special Servicer, the Trust Advisor and the Trustee, and shall deliver the related Servicing File to the applicable Special Servicer and shall use its best reasonable efforts to provide the applicable Special Servicer with all information, documents (or copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Serviced Mortgage Loan or Serviced Loan Combination and reasonably requested by the applicable Special Servicer to enable the applicable Special Servicer to assume its functions hereunder with respect thereto without acting through a Sub-Servicer. The information, documents and records to be delivered by the applicable Master Servicer to the applicable Special Servicer pursuant to the prior sentence shall include, but not be limited to, financial statements, appraisals, environmental/engineering reports, leases, rent rolls (or, with

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respect to Co-op Mortgage Loans, maintenance schedules), Insurance Policies, UCC Financing Statements and tenant estoppels, to the extent they are in the possession of the applicable Master Servicer (or any Sub-Servicer thereof). The applicable Master Servicer shall use its best reasonable efforts to comply with the preceding two sentences within five (5) Business Days of the occurrence of each related Servicing Transfer Event.

Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan and if the applicable Master Servicer is not also the applicable Special Servicer, the applicable Special Servicer shall immediately give notice thereof to the applicable Master Servicer, the Trust Advisor, the Trustee, the Subordinate Class Representative (other than with respect to any Excluded Loan) and the Majority Subordinate Certificateholder (other than with respect to any Excluded Loan) (and to the related Serviced Pari Passu Companion Loan Holder(s)) and shall return the related Servicing File within five (5) Business Days to the applicable Master Servicer. Upon giving such notice and returning such Servicing File to the applicable Master Servicer, the applicable Special Servicer’s obligation to service such Serviced Mortgage Loan or Serviced Loan Combination and the applicable Special Servicer’s right to receive the Special Servicing Fee with respect to such Serviced Mortgage Loan or Serviced Loan Combination, shall terminate, and the obligations of the applicable Master Servicer to service and administer such Serviced Mortgage Loan or Serviced Loan Combination shall resume.

Notwithstanding anything herein to the contrary, in connection with the transfer to the applicable Special Servicer of the servicing of a Cross-Collateralized Mortgage Loan as a result of a Servicing Transfer Event or the re-assumption of servicing responsibilities by the applicable Master Servicer with respect to any such Cross-Collateralized Mortgage Loan upon its becoming a Corrected Mortgage Loan, the applicable Master Servicer and the applicable Special Servicer shall each transfer to the other, as and when applicable, the servicing of all other Cross-Collateralized Mortgage Loans constituting part of the same Cross-Collateralized Group; provided that no Cross-Collateralized Mortgage Loan may become a Corrected Mortgage Loan at any time that a continuing Servicing Transfer Event exists with respect to another Cross-Collateralized Mortgage Loan in the same Cross-Collateralized Group.

(b)     In servicing any Specially Serviced Mortgage Loan, the applicable Special Servicer shall provide to the Custodian originals of documents contemplated by the definition of “Mortgage File” and generated while the subject Serviced Mortgage Loan is a Specially Serviced Mortgage Loan, for inclusion in the related Mortgage File (with a copy of each such original to the applicable Master Servicer), and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower generated while the subject Serviced Mortgage Loan is a Specially Serviced Mortgage Loan.

(c)     The applicable Master Servicer and the applicable Special Servicer shall each furnish to the other, upon reasonable request, such reports, documents, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to any Serviced Mortgage Loan (or Serviced Loan Combination, as applicable) or Administered REO Property and as shall be reasonably required by the requesting party in order to perform its duties hereunder.

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(d)     In connection with the performance of its obligations hereunder with respect to any Serviced Mortgage Loan, Serviced Loan Combination or Administered REO Property, each of the applicable Master Servicer and the applicable Special Servicer shall be entitled to rely upon written information provided to it by the other.

(e)     Subject to the provisions of the following sentence, until such time as a Serviced Mortgage Loan becomes a Specially Serviced Mortgage Loan or except in connection with a Material Action or Special Servicer Decision that is being processed or consented to by the General Special Servicer, neither the General Special Servicer nor the One Court Square Special Servicer, as the case may be, nor any of their respective Affiliates, shall contact the related Borrower or any key principal of such Borrower about such Serviced Mortgage Loan without the prior consent of the applicable Master Servicer unless the related Borrower has initiated such contact; provided that the General Special Servicer, the One Court Square Special Servicer and their respective Affiliates may conduct promotions which are directed generally to commercial mortgage loan borrowers, originators and mortgage brokers, including, without limitation, mass mailings based upon commercially acquired mailing lists or information generally available in the public domain, newspaper, radio, television or print advertisements, or take actions in connection with servicing the refinancing needs of a Borrower who, without such direct or indirect solicitation by the General Special Servicer or the One Court Square Special Servicer, as the case may be, contacts the General Special Servicer or the One Court Square Special Servicer, as the case may be, with the purpose of refinancing such Serviced Mortgage Loan. The General Special Servicer and the One Court Square Special Servicer and their respective Affiliates shall not use any information obtained in the capacity as General Special Servicer or One Court Square Special Servicer or, if applicable, as a Certificateholder, to solicit any Borrower or a key principal of such Borrower or any mortgage broker to permit the General Special Servicer or the One Court Square Special Servicer, as the case may be, or any of its Affiliates to refinance a Serviced Mortgage Loan transferred to the Trust by a Mortgage Loan Seller that is not affiliated with the General Special Servicer or the One Court Square Special Servicer, as the case may be, or such Certificateholder, including, without limitation, (i) the name, address, phone number or other information regarding such Borrower or a key principal of such Borrower, or (ii) information related to the related Serviced Mortgage Loan (or Serviced Loan Combination, as applicable) or Mortgaged Property including, without limitation, the maturity date, the interest rate, the prepayment provisions, or any operating or other financial information; provided that such limitation on the solicitation of refinancing shall not prevent the General Special Servicer or the One Court Square Special Servicer, as the case may be, from pursuing such refinancing for (y) any Serviced Mortgage Loan that is a Specially Serviced Mortgage Loan, or (z) any Serviced Mortgage Loan (or Serviced Loan Combination, as applicable) that is within 180 days of its Stated Maturity Date (or if such Mortgage Loan is an ARD Mortgage Loan, its Anticipated Repayment Date) if, after written inquiry by the General Special Servicer or the One Court Square Special Servicer, as the case may be, to the General Master Servicer, the General Master Servicer indicates that the Borrower has not obtained a written commitment for refinancing.

(f)     Upon receiving a request for any matter that constitutes a Material Action including (to the extent such matters constitute Material Actions) matters described in Section 3.08 (but subject to Section 3.08(c)), Section 3.20, Section 3.24 or Section 3.26) with respect to a Mortgage Loan or Serviced Loan Combination (other than a Non-Trust-Serviced Pooled Mortgage Loan, the One Court Square Loan Combination or a WFB Mortgage Loan) that is not

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a Specially Serviced Mortgage Loan, the applicable Master Servicer shall forward such request to the applicable Special Servicer and, unless the applicable Master Servicer and the applicable Special Servicer mutually agree that the applicable Master Servicer will process such request, the applicable Special Servicer shall process such request and the applicable Master Servicer will have no further obligation with respect to such request or Material Action. However, regardless of whether the applicable Master Servicer or the applicable Special Servicer is required to process such request, any Material Action will require the consent or approval (or deemed consent or approval) of the applicable Special Servicer.

Upon receiving a request for any matter that constitutes a Special Servicer Decision with respect to a Mortgage Loan or Serviced Loan Combination (other than a Non-Trust-Serviced Pooled Mortgage Loan, the One Court Square Loan Combination or a WFB Mortgage Loan) that is not a Specially Serviced Mortgage Loan, the applicable Master Servicer shall forward such request to the applicable Special Servicer and, unless the applicable Master Servicer and the applicable Special Servicer mutually agree that the applicable Master Servicer will process such request, the applicable Special Servicer shall process such request and the applicable Master Servicer will have no further obligation with respect to such request or such Special Servicer Decision. However, regardless of whether the applicable Master Servicer or the applicable Special Servicer is required to process such request, any Special Servicer Decision shall require the consent or approval (or deemed consent or approval) of the applicable Special Servicer.

Section 3.22     Sub-Servicing Agreements.   (a)   Each of the applicable Master Servicer and the applicable Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder, provided that (A) in each case, the Sub-Servicing Agreement (as it may be amended or modified from time to time): (i) insofar as it affects the Trust, is consistent with this Agreement in all material respects; (ii) expressly or effectively provides that if the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of a Servicer Termination Event), any successor to the applicable Master Servicer or the applicable Special Servicer, as the case may be, hereunder (including the Trustee if the Trustee has become such successor pursuant to Section 7.02) may thereupon either assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the applicable Master Servicer or the applicable Special Servicer, as the case may be, under such agreement or, other than in the case of any Designated Sub-Servicing Agreement, terminate such rights and obligations without payment of any fee; (iii) prohibits the Sub-Servicer (other than a Designated Sub-Servicer) from modifying any Mortgage Loan or commencing any foreclosure or similar proceedings with respect to any Mortgaged Property without the consent of the applicable Master Servicer and, further, prohibits the Sub-Servicer from taking any action that the applicable Master Servicer would be prohibited from taking hereunder; (iv) if it is entered into by the applicable Master Servicer, does not purport to delegate or effectively delegate to the related Sub-Servicer any of the rights or obligations of the applicable Special Servicer with respect to any Specially Serviced Mortgage Loan or otherwise; (v) provides that the Trustee, for the benefit of the Certificateholders (and, in the case of a Sub-Servicing Agreement related to a Serviced Loan Combination, also for the benefit of the related Serviced Pari Passu Companion Loan Holder(s)), shall be a third party beneficiary under such agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the applicable Master Servicer or the applicable Special Servicer, as

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the case may be, thereunder as contemplated by clause (A)(ii) above) none of the Trustee, any successor to the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any Certificateholder (or, in the case of a Sub-Servicing Agreement related to a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s)) shall have any duties under such agreement or any liabilities arising therefrom except as explicitly permitted by Section 3.22(k) below or otherwise herein; (vi) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Mortgage Loan without cause and without payment of any termination fee; (vii) does not permit the subject Sub-Servicer any rights of indemnification out of the Trust Fund except through the applicable Master Servicer or the applicable Special Servicer, as the case may be, pursuant to Section 6.03; (viii) does not impose any liability or indemnification obligation whatsoever on the Trustee or the Certificateholders with respect to anything contained therein; (ix) provides that, following receipt of the applicable Mortgage Loan Purchase Agreement, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall provide a copy of the applicable Mortgage Loan Purchase Agreement to the related Sub-Servicer, and that such Sub-Servicer shall notify the applicable Master Servicer or the applicable Special Servicer, as applicable, in writing within five (5) Business Days after such Sub-Servicer discovers (without implying that the Sub-Servicer has a duty to make or attempt to make such discovery) a Document Defect or discovers (without implying that the Sub-Servicer has a duty to make or attempt to make such discovery) or receives notice of a Breach or receives a Repurchase Communication of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, in each case with respect to a Mortgage Loan being sub-serviced by such Sub-Servicer; and (x) if the subject Sub-Servicer is a Servicing Function Participant or an Additional Servicer, provides that (y) the failure of such Sub-Servicer to comply with any of the requirements under Article XI of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or under the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under Article XI and (z) the failure of such Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates for which the Depositor or an Affiliate is the depositor shall constitute an event of default or servicer termination event on the part of such Sub-Servicer upon the occurrence of which the applicable Master Servicer or the applicable Special Servicer, as the case may be, and the Depositor shall be entitled to immediately terminate the related Sub-Servicer, which termination shall be deemed for cause; and (B) at the time the Sub-Servicing Agreement is entered into, the subject Sub-Servicer (other than a Designated Sub-Servicer in connection with a Sub-Servicing Agreement executed as of the Closing Date) is not a Prohibited Party unless (in the case of this clause (B)) the appointment of such Person as a Sub-Servicer has been expressly approved by the Depositor acting in its reasonable discretion.

(b)     References in this Agreement to actions taken or to be taken by the applicable Master Servicer or the applicable Special Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such applicable Master Servicer or such applicable Special Servicer. For purposes of this Agreement, the applicable Master Servicer and the applicable Special Servicer shall each be deemed to have received any payment when a Sub-Servicer retained by it receives such payment.

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(c)     The applicable Master Servicer and the applicable Special Servicer shall each deliver to the Custodian copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents.

(d)     Each Sub-Servicer actually performing servicing functions shall be authorized to transact business in the state or states in which the Mortgaged Properties for the Mortgage Loans it is to service are situated, if and to the extent required by applicable law, except where the failure to so comply would not adversely affect the Sub-Servicer’s ability to perform its obligations in accordance with the terms of the related Sub-Servicing Agreement.

(e)     Each of the applicable Master Servicer and the applicable Special Servicer, for the benefit of the Trustee and the Certificateholders (and, in the case of a Sub-Servicing Agreement related to a Serviced Loan Combination, for the benefit of the related Serviced Pari Passu Companion Loan Holder(s)), shall (at no expense to any other party hereto or to the Certificateholders or the Trust) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the applicable Master Servicer or the applicable Special Servicer, as applicable, in its reasonable judgment, would require were it the owner of the subject Mortgage Loans. Subject to the terms of the related Sub-Servicing Agreement, including any provisions thereof limiting the ability of the applicable Master Servicer or the applicable Special Servicer, as applicable, to terminate a Sub-Servicer, each of the applicable Master Servicer and the applicable Special Servicer shall have the right to remove a Sub-Servicer retained by it at any time it considers such removal to be in the best interests of Certificateholders (and/or, in the case of a Sub-Servicer for a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s)), as applicable.

(f)      If the Trustee or its designee assumes the rights and obligations of the applicable Master Servicer or the applicable Special Servicer under any Sub-Servicing Agreement, the applicable Master Servicer or the applicable Special Servicer, as the case may be, at its expense shall, upon request of the Trustee, deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement, and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use efforts consistent with the Servicing Standard to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(g)     Notwithstanding any Sub-Servicing Agreement entered into by the applicable Master Servicer or the applicable Special Servicer, as the case may be, the applicable Master Servicer and the applicable Special Servicer shall each remain obligated and liable to the Trustee and the Certificateholders (and, in the case of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s)) for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans and/or REO Properties for which it is responsible. The applicable Master Servicer and the applicable Special Servicer shall each pay the fees of any Sub-Servicer retained by it in

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accordance with the respective Sub-Servicing Agreement and, in any event, from its own funds (or from funds otherwise then payable to it hereunder).

(h)     Notwithstanding anything to the contrary set forth herein, any account established and maintained by a Sub-Servicer pursuant to a Sub-Servicing Agreement with the applicable Master Servicer shall for all purposes under this Agreement be deemed to be an account established and maintained by the applicable Master Servicer.

(i)      Notwithstanding any contrary provisions of the foregoing subsections of this Section 3.22, the appointment by the applicable Master Servicer or the applicable Special Servicer of one or more third party contractors for the purpose of performing discrete, ministerial functions shall not constitute the appointment of Sub-Servicers and shall not be subject to the provisions of this Section 3.22; provided that (a) the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall remain responsible for the actions of such third party contractors as if it were alone performing such functions and shall pay all fees and expenses of such third party contractors; (b) such appointment imposes no additional duty on any other party to this Agreement, any successor hereunder to the applicable Master Servicer or the applicable Special Servicer, as the case may be, or on the Trust; and (c) the subject contractor (if it would be a Servicing Function Participant) is not a Prohibited Party at the time of such appointment unless (in the case of this clause (c)) the appointment of such contractor has been expressly approved by the Depositor acting in its reasonable discretion. The proviso to the preceding sentence shall not be construed to limit the right of the applicable Master Servicer or the applicable Special Servicer to be reimbursed for any cost or expense for which it is otherwise entitled to reimbursement under this Agreement.

(j)      The applicable Special Servicer shall not enter into any Sub-Servicing Agreement unless (other than with respect to any Excluded Loan) the Subordinate Class Representative has consented thereto (during any Subordinate Control Period) or such Sub-Servicing Agreement is required to be entered into in connection with a Serviced Loan Combination pursuant to the exercise by a related Serviced Pari Passu Companion Loan Holder of its rights under Section 7.01(b) of this Agreement, and the execution and delivery of such Sub-Servicing Agreement is the subject of a Rating Agency Confirmation.

(k)     Notwithstanding any other provision set forth in this Agreement to the contrary, immediately upon the effectiveness of any resignation or termination of the applicable Master Servicer under this Agreement or any other transaction in which a Person becomes the applicable Master Servicer hereunder, the successor Master Servicer (including, without limitation, the Trustee if it assumes the servicing obligations of the applicable Master Servicer) shall be deemed to automatically have assumed and agreed to the terms and provisions of each Designated Sub-Servicing Agreement without any further action. No Designated Sub-Servicing Agreement shall be deemed to be inconsistent with the terms of this Agreement solely as a result of its recognition of the provisions, or its inclusion of provisions to the effect, set forth in the preceding sentence. If a task, right or obligation of the applicable Master Servicer is delegated to a Designated Sub-Servicer under a Designated Sub-Servicing Agreement, and such task, right or obligation involves or requires the consent of the applicable Special Servicer, then the applicable Special Servicer shall accept the performance of such task, right or obligation by the Designated Sub-Servicer only in accordance with the terms of this Agreement (including without limitation any

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time periods for consent or deemed consent to be observed by the applicable Special Servicer) as if the applicable Master Servicer were performing it. Notwithstanding any provision of this Agreement, each of the parties hereto acknowledges and agrees that the applicable Special Servicer is neither a party to any Designated Sub-Servicing Agreement, nor is it bound by any provision of any Designated Sub-Servicing Agreement. The applicable Special Servicer hereby acknowledges the delegation of rights and duties hereunder by the applicable Master Servicer pursuant to the provisions of each Designated Sub-Servicing Agreement. Nothing in this Section 3.22(k) shall affect the applicable Master Servicer’s obligations under this Section 3.22 to monitor the performance and enforce the obligations of a Designated Sub-Servicer under the related Designated Sub-Servicing Agreement, imposes any additional liability on the applicable Special Servicer for the actions or inactions of a Designated Sub-Servicer or imposes on the applicable Special Servicer any obligation to monitor the performance and enforce the obligations of the Designated Sub-Servicer under the related Designated Sub-Servicing Agreement. Each Designated Sub-Servicer shall be a third party beneficiary of this subsection (k). In no event shall this subsection (k) be construed to impose liability on the Trust Fund or the applicable Special Servicer for the failure of the applicable Master Servicer, or any successor Master Servicer, to perform its duties under any Designated Sub-Servicing Agreement.

Section 3.23     Subordinate Class Representative.   (a)   The Majority Subordinate Certificateholder shall have a continuing right, subject to and in accordance with this Section 3.23, to appoint a representative (the “Subordinate Class Representative”) having the rights and powers specified in this Agreement (including those specified in Section 3.24)¸ and/or remove or replace any existing Subordinate Class Representative, by delivering notice to the Certificate Administrator, the Trustee, the Special Servicers, the Master Servicers and, in the case of a removal or replacement of a Subordinate Class Representative, the then-existing Subordinate Class Representative; provided that LNR Securities Holdings, LLC shall be the Initial Subordinate Class Representative. Such continuing right of the Majority Subordinate Certificateholder shall be exercisable in its sole discretion and at any time and from time to time, subject to subsection (b) below. If at any time the Majority Subordinate Certificateholder has not appointed a Subordinate Class Representative pursuant to this Section 3.23 or a Subordinate Class Representative has resigned or has been removed without the Majority Subordinate Certificateholder having appointed a successor Subordinate Class Representative, then the Majority Subordinate Certificateholder shall be deemed to be the Subordinate Class Representative.

(b)     No appointment of any Person as a Subordinate Class Representative other than the Initial Subordinate Class Representative shall be effective until such Person provides the Certificate Administrator with (i) written confirmation of its acceptance of such appointment, (ii) written confirmation of its agreement to keep confidential information confidential in accordance with the provisions set forth in Exhibit K-5, (iii) an address and facsimile number for the delivery of notices and other correspondence and (iv) a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers).

(c)     Within five (5) Business Days of the Certificate Administrator’s receipt of notice of any appointment or replacement of a Subordinate Class Representative (other than the initial Subordinate Class Representative), the Certificate Administrator shall deliver to each of the

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Trustee, the Master Servicers, the Special Servicers and the Trust Advisor notice of the identity of such Subordinate Class Representative, including the name and address furnished to the Certificate Administrator under subsection (a) above. The Certificate Administrator shall also deliver such information to each Master Servicer or each Special Servicer promptly upon request therefor by such Master Servicer or such Special Servicer, as the case may be. With respect to such information, the Certificate Administrator shall be entitled to conclusively rely on information provided to it under subsection (a) above, and the Master Servicers and the Special Servicers shall all be entitled to rely on such information provided by the Certificate Administrator with respect to any obligation or right hereunder that the Master Servicers or the Special Servicers, as the case may be, may have to deliver information or otherwise communicate with the Subordinate Class Representative. In addition to the foregoing, within five (5) Business Days of its receipt of notice of the resignation or removal of a Subordinate Class Representative, the Certificate Administrator shall notify the other parties to this Agreement of such event.

(d)     A Subordinate Class Representative may at any time resign as such by giving written notice to the Majority Subordinate Certificateholder, which shall thereupon give written notice to the Certificate Administrator, the Trustee, the Special Servicers and the Master Servicers. The effectiveness of such resignation shall not be conditioned upon or subject to the prior appointment or approval of a successor to the resigning Subordinate Class Representative. In no event shall the failure of the Subordinate Class Representative or the Majority Subordinate Certificateholder to provide such notice prejudice or call into question the effectiveness of such resignation. The preceding statement shall not be construed to limit the effect of subsection (e) below.

(e)     Once a Subordinate Class Representative has been selected pursuant to this Section 3.23, each of the parties to this Agreement shall be entitled to rely on such selection unless the Majority Subordinate Certificateholder or such Subordinate Class Representative, as applicable, shall have notified the Certificate Administrator and each other party to this Agreement, in writing, of the resignation or removal of such Subordinate Class Representative.

(f)      Any and all expenses of the Subordinate Class Representative shall be borne by the Holders (or, if applicable, the Certificate Owners) of Certificates of the Subordinate Class, pro rata according to their respective Percentage Interests in such Class, and not by the Trust. Notwithstanding the foregoing, if a claim is made against the Subordinate Class Representative by a Borrower with respect to this Agreement or any particular Mortgage Loan, the Subordinate Class Representative shall immediately notify the Certificate Administrator, the Trustee, the Master Servicers and the Special Servicers, whereupon (if a Special Servicer, a Master Servicer, the Certificate Administrator, the Trustee or the Trust are also named parties to the same action and, in the sole judgment of the NCB Special Servicer, if such claim arises out of or relates solely to an NCB Mortgage Loan, the One Court Square Special Servicer, if such claim arises out of or relates to the One Court Square Loan Combination, or the General Special Servicer, in the case of all other claims, (i) the Subordinate Class Representative had acted in good faith, without negligence or willful misfeasance, with regard to the particular matter at issue, and (ii) there is no potential for either Special Servicer, either Master Servicer, the Certificate Administrator, the Trustee or the Trust to be an adverse party in such action as regards the Subordinate Class Representative) the NCB Special Servicer, if such claim arises out of or

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relates solely to an NCB Mortgage Loan, the One Court Square Special Servicer, if such claim arises out of or relates to the One Court Square Loan Combination, or the General Special Servicer, in the case of all other claims, on behalf of the Trust shall, subject to Section 6.03 and the consent of the Subordinate Class Representative, assume, at the expense of the Trust Fund, the defense of any such claim against the Subordinate Class Representative; provided that no judgment against the Subordinate Class Representative shall be payable out of the Trust Fund. This provision shall survive the termination of this Agreement and the termination or resignation of any Subordinate Class Representative.

(g)     The Subordinate Class Representative may receive amounts payable to the applicable Special Servicer as special servicing compensation (other than with respect to any Excluded Loan) as described in and to the extent as such Special Servicer and the Subordinate Class Representative may agree; provided, however, that such Special Servicer shall have no liability for sharing any special servicing compensation relating to an Excluded Loan if such Special Servicer has not received written notice as provided in the definition of “Excluded Loan” and in Section 8.12(f).

(h)     In addition, upon request of a Master Servicer, a Special Servicer or Trust Advisor, as applicable, the Certificate Administrator shall reasonably promptly provide the name of the then-current Majority Subordinate Certificateholder and, if requested, a list of the Certificateholders (or a securities position listing from the Depository) of the Majority Subordinate Certificateholder to such requesting party (at the expense of the Trust Fund).

(i)      [Reserved.]

(j)      In connection with its duties or exercise of its rights under this Agreement, if the Subordinate Class Representative is an Excluded Holder, the Subordinate Class Representative (i) shall not directly or indirectly provide any information related to the related Excluded Loan(s) to the related Borrower(s) or (A) any of the Subordinate Class Representative’s employees or personnel or any Affiliate involved in the management of any investment in the related Borrower or the related Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above. None of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trust Advisor or the Trustee shall be liable for its dissemination of information in accordance with this Agreement or for the dissemination of information by others in violation of the terms of this Agreement. The Master Servicers, Special Servicers, Certificate Administrator, Trust Advisor and Trustee may rely on an investor certification in the form of Exhibit K-1B hereto from the Subordinate Class Representative or a Subordinate Class Certificateholder to the effect that such Person is not an Excluded Controlling Class Holder or in the form of Exhibit K-2B or Exhibit K-3A hereto from the Subordinate Class Representative or a Subordinate Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder with respect to one or more Excluded Controlling Class Loans.

(k)     Notwithstanding anything herein to the contrary, each Master Servicer, each Special Servicer, the Certificate Administrator, the Trustee and the Trust Advisor shall be entitled to conclusively assume that the Subordinate Class Representative and all Subordinate

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Class Certificateholders are not Excluded Controlling Class Holders except to the extent that such Master Servicer, Special Servicer, Certificate Administrator, Trustee or Trust Advisor, as applicable, has received notice from the Subordinate Class Representative or a Subordinate Class Certificateholder that it has become an Excluded Controlling Class Holder. None of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee or the Trust Advisor shall be liable for any communication to the Subordinate Class Representative or a Subordinate Class Certificateholder or disclosure of information relating to an Excluded Controlling Class Loan if such Master Servicer, Special Servicer, Certificate Administrator, Trustee or Trust Advisor, as applicable, has not received prior written notice that the related Mortgage Loan is an Excluded Controlling Class Loan (including, in the case of any Excluded Information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and/or any failure to label any such information provided to the Certificate Administrator). Each Master Servicer, each Special Servicer, the Certificate Administrator, the Trustee and the Trust Advisor shall be entitled to conclusively rely on any written notice from the Subordinate Class Representative or a Subordinate Class Certificateholder that it is no longer an Excluded Controlling Class Holder.

(l)      If the Majority Subordinate Certificateholder or Subordinate Class Representative is an Excluded Holder, then the applicable Special Servicer shall have no obligation to obtain the consent of, or consult with, such Majority Subordinate Certificateholder or such Subordinate Class Representative with respect to the related Excluded Loan during the time that such Person is an Excluded Holder with respect thereto.

Section 3.24     Asset Status Reports and Certain Rights and Powers of the Subordinate Class Representative.  (a)   No later than forty-five (45) days after a Servicing Transfer Event for a Specially Serviced Mortgage Loan, the applicable Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Specially Serviced Mortgage Loan and the related Mortgaged Property to the applicable Master Servicer, the Trustee, the Certificate Administrator, the related Serviced Pari Passu Companion Loan Holder(s) (if any) (only to the extent such Serviced Pari Passu Companion Loan Holder is expressly entitled to receive such Asset Status Report under the related Intercreditor Agreement and the subject of the Asset Status Report does not involve a sale or proposed sale of the Mortgage Loan, and provided that if such Serviced Pari Passu Companion Loan is included in an Other Securitization, such Asset Status Report shall be delivered to the related Other Master Servicer), the Subordinate Class Representative (during any Subordinate Control Period or Collective Consultation Period and other than with respect to any Excluded Loan, as to which such Asset Status Report is Excluded Information), the Majority Subordinate Certificateholder (during any Subordinate Control Period or Collective Consultation Period and other than with respect to any Excluded Loan, as to which such Asset Status Report is Excluded Information), the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period) and the Rule 17g-5 Information Provider (who shall promptly post such report on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)). Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)       a summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Borrower;

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(ii)          a discussion of the general legal and environmental considerations reasonably known to the applicable Special Servicer (including without limitation by reason of any Phase I Environmental Assessment and any additional environmental testing contemplated by Section 3.09(c)), consistent with the Servicing Standard, that are applicable to the exercise of remedies set forth herein and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

(iii)         the most current rent roll (or, with respect to Co-op Mortgage Loans, maintenance schedule) and income or operating statement available for the related Mortgaged Property or Mortgaged Properties;

(iv)         a summary of the applicable Special Servicer’s recommended action with respect to such Specially Serviced Mortgage Loan;

(v)         the Appraised Value of the related Mortgaged Property or Mortgaged Properties, together with the assumptions used in the calculation thereof (which the applicable Special Servicer may satisfy by providing a copy of the most recently obtained Appraisal); and

(vi)         such other information as the applicable Special Servicer deems relevant in light of the Servicing Standard.

During a Subordinate Control Period (other than with respect to any Excluded Loan, as to which such Asset Status Report is Excluded Information), if the Subordinate Class Representative does not disapprove an Asset Status Report within ten (10) Business Days (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related Intercreditor Agreement) of receipt, the applicable Special Servicer shall implement the recommended action as outlined in the Asset Status Report. In addition, during a Subordinate Control Period (other than with respect to any Excluded Loan, as to which such Asset Status Report is Excluded Information), the Subordinate Class Representative may object to any Asset Status Report within ten (10) Business Days of receipt (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related Intercreditor Agreement); provided that the applicable Special Servicer shall implement the recommended action as outlined in the Asset Status Report if it makes a determination in accordance with the Servicing Standard that the objection is not in the best interest of all the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole, as if they together constituted a single lender). If, during a Subordinate Control Period, the Subordinate Class Representative disapproves the Asset Status Report (other than with respect to any Excluded Loan) and the applicable Special Servicer has not made the affirmative determination described above, the applicable Special Servicer shall revise the Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after the disapproval, to the applicable Master Servicer, the Trustee, the Certificate Administrator, the Majority Subordinate Certificateholder (other than with respect to any Excluded Loan, as to which such Asset Status Report is Excluded Information), the related Serviced Pari Passu Companion Loan Holder (if any) (only to the extent such Serviced Pari Passu Companion Loan Holder is expressly

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entitled to receive such Asset Status Report under the related Intercreditor Agreement and the subject of the Asset Status Report does not involve a sale or proposed sale of the Mortgage Loan, and provided that if such Serviced Pari Passu Companion Loan is included in an Other Securitization, such Asset Status Report shall be delivered to the related Other Master Servicer) and the Rule 17g-5 Information Provider (who shall promptly post such revised Asset Status Report on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)). During a Subordinate Control Period, the applicable Special Servicer shall revise the Asset Status Report (other than with respect to any Excluded Loan, as to which such Asset Status Report is Excluded Information) until the Subordinate Class Representative fails to disapprove the revised Asset Status Report as described above, until the Subordinate Class Representative’s approval is no longer required or until the applicable Special Servicer makes a determination that the objection is not in the best interests of all the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole, as if they together constituted a single lender). If, during a Subordinate Control Period, the Subordinate Class Representative and the applicable Special Servicer have not agreed upon an Asset Status Report (other than with respect to any Excluded Loan, as to which such Asset Status Report is Excluded Information) within ninety (90) days following the Subordinate Class Representative’s receipt of the initial Asset Status Report, the applicable Special Servicer shall implement the actions described in the most recent Asset Status Report submitted by the applicable Special Servicer to the Subordinate Class Representative. Notwithstanding the foregoing, if the applicable Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the applicable Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the ten (10) Business Day period (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related Intercreditor Agreement) referenced above and if the applicable Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of such period would materially and adversely affect the interest of the Certificateholders and, except in the case of any Excluded Loan, the applicable Special Servicer has made commercially reasonable efforts, during a Subordinate Control Period, to contact the Subordinate Class Representative. The foregoing shall not relieve the applicable Special Servicer of its duties to comply with the Servicing Standard. Any Asset Status Report delivered with respect to an Excluded Controlling Class Loan shall be sent via email to cmbsexcludedinformation@wellsfargo.com (or via such other electronic means as are mutually acceptable to the parties) in one or more separate files labeled by the applicable Special Servicer “Excluded Controlling Class Loan” followed by the applicable loan number and loan name.

The applicable Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.24(a).

In addition, the applicable Special Servicer shall deliver a summary (as approved by the Subordinate Class Representative if a Subordinate Control Period is in effect, and other than with respect to any Excluded Loan) of each Final Asset Status Report to the Certificate Administrator, the Majority Subordinate Certificateholder and the Trust Advisor (and, with respect to the Trust Advisor, shall also deliver each Final Asset Status Report). Upon receipt of such summary, the

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Certificate Administrator shall post such summary on its website in accordance with Section 8.12(b). The applicable Special Servicer shall deliver any summary of a Final Asset Status Report with respect to an Excluded Controlling Class Loan via email to cmbsexcludedinformation@wellsfargo.com (or via such other electronic means as are mutually acceptable to the parties) in one or more separate files labeled by the Special Servicer “Excluded Controlling Class Loan” followed by the applicable loan number and loan name.

A “Final Asset Status Report”, with respect to any Specially Serviced Mortgage Loan, means each related Asset Status Report, together with such other data or supporting information provided by the applicable Special Servicer to the Subordinate Class Representative (other than with respect to any Excluded Loan), in each case prepared in connection with the workout or liquidation of such Specially Serviced Mortgage Loan and which, in any event, will not include any Privileged Information; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless, during a Subordinate Control Period, the Subordinate Class Representative (other than with respect to any Excluded Loan) has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent, or has been deemed to approve or consent to such action.

Each of the Subordinate Class Representative (during any Collective Consultation Period and other than with respect to any Excluded Loan) and the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) will be entitled to consult on a non-binding basis with the applicable Special Servicer and propose possible alternative courses of action and provide other feedback in respect of any Asset Status Report, and the applicable Special Servicer shall consider such alternative courses of action and any other feedback provided by the Subordinate Class Representative (other than with respect to any Excluded Loan) and/or the Trust Advisor, as applicable. The applicable Special Servicer may revise any Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Subordinate Class Representative and/or the Trust Advisor. Consultation with the Trust Advisor shall occur in the manner provided in Sections 3.28(f) and 3.28(h).

(b)           Upon receiving notice of the occurrence of the events described in clause (c) of the definition of Specially Serviced Mortgage Loan (without regard to the sixty (60) day or ninety (90) day period, respectively, set forth therein), the applicable Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the applicable Special Servicer with all information relating to the Serviced Mortgage Loan and reasonably requested by the applicable Special Servicer. The applicable Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event.

(c)           During any Subordinate Control Period, (i) the Subordinate Class Representative will be entitled to approve or disapprove Asset Status Reports (other than any Asset Status Report related to any Excluded Loan) and (ii) other than with respect to any Excluded Loan, the applicable Special Servicer generally will not be permitted to take or consent to the applicable Master Servicer’s taking any Material Action not otherwise covered by an approved Asset Status Report, unless and until the applicable Special Servicer has notified the Subordinate Class Representative and the Subordinate Class Representative has consented (or failed to object)

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thereto in writing within ten (10) Business Days (or, in connection with a leasing matter, five (5) Business Days, or in connection with an Acceptable Insurance Default, thirty (30) days) of having been notified thereof in writing and provided with all reasonably requested information by it. However, the applicable Special Servicer may take any Material Action (or consent to the applicable Master Servicer’s taking a Material Action) without waiting for the response of the Subordinate Class Representative if the applicable Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, if affected thereby, the related Serviced Pari Passu Companion Loan Holder(s), as a collective whole. Furthermore, during a Subordinate Control Period, the Subordinate Class Representative may, in general, direct the applicable Special Servicer (other than with respect to any Excluded Loan) to take, or to refrain from taking, any actions as that representative may deem advisable with respect to the servicing and administration of Specially Serviced Mortgage Loans and REO Properties or as to which provision is otherwise made in this Agreement. During a Subordinate Control Period, the Majority Subordinate Certificateholder, or the Subordinate Class Representative on its behalf shall have the right to remove the existing applicable Special Servicer, with or without cause, and appoint a successor to the applicable Special Servicer, all as provided in Section 6.05(a) (in each case, other than with respect to any Excluded Loan).

During any Collective Consultation Period, the Subordinate Class Representative shall have consultation rights (in addition to those of the Trust Advisor) with respect to Material Actions not otherwise covered by an Asset Status Report (other than with respect to any Excluded Loan) as to which the Subordinate Class Representative has been consulted. During any Collective Consultation Period or Senior Consultation Period, the Majority Subordinate Certificateholder and the Subordinate Class Representative shall have no right to remove the existing applicable Special Servicer.

During any Collective Consultation Period or Senior Consultation Period, the applicable Special Servicer shall consult on a non-binding basis with the Trust Advisor with respect to Material Actions (regardless of whether such Material Action is covered by an Asset Status Report); provided that the applicable Special Servicer shall not consult with the Trust Advisor with respect to Material Actions related to collateral substitutions, assignments, insurance policies, Borrower substitutions, lease modifications and amendments and other similar actions that the applicable Special Servicer may perform under this Agreement, to the extent such actions do not relate to the restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan or REO Property.

For the purposes of this Agreement, “Material Action” means, for any Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, any of the following actions:

(i)         any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the property or properties securing any Specially Serviced Mortgage Loan that comes into and continues in default;

(ii)        any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a

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Serviced Mortgage Loan or Serviced Loan Combination or any extension of the maturity date of a Serviced Mortgage Loan or Serviced Loan Combination;

(iii)        following a default or an event of default with respect to a Serviced Mortgage Loan or Serviced Loan Combination, any exercise of remedies, including the acceleration of the Serviced Mortgage Loan or Serviced Loan Combination or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan Documents;

(iv)        any sale of a Defaulted Mortgage Loan or REO Property for less than the applicable Purchase Price;

(v)         any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials located at a Mortgaged Property or an REO Property;

(vi)        any release of material collateral or any acceptance of substitute or additional collateral for a Serviced Mortgage Loan or Serviced Loan Combination or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion;

(vii)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or Serviced Loan Combination or any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Borrower (other than any waiver of a “due-on-encumbrance” clause pertaining to an NCB Co-op Mortgage Loan with respect to subordinate financing as to which the NCB Subordinate Debt Conditions have been satisfied);

(viii)      any incurrence of additional debt by a Borrower or any mezzanine financing by any beneficial owner of a Borrower (to the extent that the lender has consent rights pursuant to the related Mortgage Loan Documents (for purposes of the determination whether a lender has such consent rights pursuant to the related Mortgage Loan Documents, any Mortgage Loan Document provision that requires that an intercreditor agreement be reasonably or otherwise acceptable to the lender shall constitute such consent rights)), other than, with respect to an NCB Co-op Mortgage Loan, subordinate debt as to which the NCB Subordinate Debt Conditions have been satisfied;

(ix)        any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(x)         any property management company changes (with respect to a Serviced Mortgage Loan with a principal balance greater than $2,500,000 and other than with respect to a Co-op Mortgage Loan), including, without limitation, approval of the termination of a manager and appointment of a new property manager, or franchise changes (with respect to a Serviced Mortgage Loan or Serviced Loan Combination for

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which the lender is required to consent or approve such changes under the Mortgage Loan Documents);

(xi)         other than with respect to any Co-op Mortgage Loan, releases of any material amounts from any escrow accounts, Reserve Funds or Letters of Credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion and other than those that are Special Servicer Decisions;

(xii)        any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a Borrower, guarantor or other obligor releasing a Borrower, guarantor or other obligor from liability under a Serviced Mortgage Loan or Serviced Loan Combination other than pursuant to the specific terms of such Serviced Mortgage Loan or Serviced Loan Combination and for which there is no lender discretion;

(xiii)       any determination of an Acceptable Insurance Default;

(xiv)       any determination by the applicable Master Servicer to transfer a Serviced Mortgage Loan or Serviced Loan Combination to the applicable Special Servicer under the circumstances described in paragraph (c) of the definition of “Specially Serviced Mortgage Loan”;

(xv)        any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Mortgage Loan; or

(xvi)       solely in the case of the One Court Square Loan Combination, any determination to be made in connection with the related Borrower’s exercise of its rights under the related loan agreement to convert the related Mortgaged Property to condominium form of ownership.

(d)          [Reserved.]

(e)          Notwithstanding anything herein to the contrary: (i) subject to Section 3.23(a), the applicable Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent or approval from any Subordinate Class Representative prior to acting (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Subordinate Class Representative and before a replacement is selected; and (ii) no advice, direction or objection from or by the Subordinate Class Representative, as contemplated by Section 3.24(a) or Section 3.24(c) or any other provision of this Agreement, may (and the applicable Special Servicer shall ignore and act without regard to any such advice, direction or objection that the

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applicable Special Servicer has determined, in its reasonable, good faith judgment, would): (A) require or cause the applicable Special Servicer to violate applicable law, the terms of any Mortgage Loan or any other Section of this Agreement (or, with respect to any Serviced Loan Combination, the related Intercreditor Agreement), including the applicable Special Servicer’s obligation to act in accordance with the Servicing Standard and the REMIC Provisions, (B) result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust Pool, (C) expose the Trust, the Depositor, either Master Servicer (or a Sub-Servicer acting on behalf of either Master Servicer), the applicable Special Servicer, the Certificate Administrator, the Trustee, the Trust Advisor, the Custodian or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability or (D) materially expand the scope of the applicable Master Servicer’s or applicable Special Servicer’s responsibilities under this Agreement.

(f)         Also notwithstanding anything to the contrary contained herein, (i) during a Collective Consultation Period, the Subordinate Class Representative shall have no right to consent to any action taken or not taken by any party to this Agreement; (ii) during a Collective Consultation Period (other than with respect to any Excluded Loan), the Subordinate Class Representative and the Majority Subordinate Certificateholder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the applicable Master Servicer, applicable Special Servicer and any other applicable party shall consult with the Subordinate Class Representative in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) during a Senior Consultation Period, the Subordinate Class Representative shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Subordinate Class Representative.

(g)         Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Subordinate Class Representative may have special relationships and interests that conflict with those of Holders and Certificate Owners of one or more Classes of Certificates; (ii) the Subordinate Class Representative may act solely in the interests of the Holders of the Class E, Class F, Class G and/or Class H Certificates; (iii) the Subordinate Class Representative does not have any duties to the Trust Fund or to the Holders of any Class of Certificates; (iv) the Subordinate Class Representative may take actions that favor interests of the Holders of the Class E, Class F, Class G and/or Class H Certificates over the interests of the Holders of one or more other Classes of Certificates; (v) the Subordinate Class Representative shall have no liability whatsoever to the Trust Fund, the Certificateholders or any Borrower for having acted as described in this Section 3.24(g), or in exercising its rights, powers and privileges, in taking any action or refraining from taking any action, or in giving any consent or failing to give any consent, in each case, pursuant to this Agreement; and (vi) no Certificateholder may take any action whatsoever against the Subordinate Class Representative or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof as a result of the Subordinate Class Representative having acted in the manner described in this Section 3.24(g), or a result of the special relationships or interests described in this Section 3.24(g). In addition, each initial Certificateholder further acknowledges and agrees, by its acceptance of its Certificates, that (i) such Certificateholder is not entitled to rely, and has not relied, on any due diligence or other review of the Trust Fund or its assets by the Initial

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Subordinate Class Representative or the Initial Majority Subordinate Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, in connection with the initial issuance of the Certificates, and (ii) such Certificateholder waives any cause of action that it may otherwise have against the Initial Subordinate Class Representative or the Initial Majority Subordinate Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, based upon or arising from any due diligence or other review of the Trust Fund or its assets by any such Person.

(h)          The Subordinate Class Representative shall not be entitled to receive any compensation from the Trust Fund.

Section 3.25      Application of Default Charges. (a) Any and all Default Charges that are actually received by or on behalf of the Trust with respect to any Serviced Mortgage Loan (other than any Mortgage Loan included in a Serviced Loan Combination) or any related REO Mortgage Loan that is a successor thereto (net of any portion thereof applied to pay Advance Interest under Section 3.05) and (to the extent remitted to the applicable Master Servicer by the related Non-Trust Master Servicer and, in any event, subject to the related Intercreditor Agreement) any and all Default Charges that are actually received by or on behalf of the Trust with respect to a Non-Trust-Serviced Pooled Mortgage Loan or successor REO Mortgage Loan during any Collection Period shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such charges and fees:

(i)           first, to pay to the Trustee, the applicable Master Servicer or the applicable Special Servicer, in that order, any Advance Interest due and owing to such party on outstanding Advances made thereby with respect to such Mortgage Loan or REO Mortgage Loan, as the case may be;

(ii)         second, to reimburse the Trust Fund for any Advance Interest paid to the Trustee, the applicable Master Servicer or the applicable Special Servicer following the Closing Date with respect to such Mortgage Loan or REO Mortgage Loan, as the case may be, which interest was paid from a source other than Default Charges collected on such Mortgage Loan or REO Mortgage Loan, as the case may be; and

(iii)        third, with respect to any remaining Default Charges (“Net Default Charges”), to the applicable Master Servicer, to the extent that such Net Default Charges accrued while the related Mortgage Loan was not a Specially Serviced Mortgage Loan, or to the applicable Special Servicer, to the extent that such Net Default Charges accrued while the related Mortgage Loan was a Specially Serviced Mortgage Loan.

(b)          Default Charges applied to reimburse the Trust pursuant to clause second of Section 3.25(a) are intended to be available for distribution on the Certificates pursuant to Section 4.01(a), subject to application pursuant to Section 3.05(a) or Section 3.05(b) for any items payable out of general collections on the Mortgage Pool. Default Charges applied to reimburse the Trust pursuant to clause second of Section 3.25(a) shall be deemed to offset payments of Advance Interest in the chronological order in which it accrued with respect to the subject Mortgage Loan or REO Mortgage Loan (whereupon such Advance Interest shall thereafter be deemed to have been paid out of Default Charges).

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(c)          Any and all amounts otherwise distributable to the Trust as the holder of any Mortgage Loan included in a Serviced Loan Combination or any related REO Mortgage Loan or to the related Serviced Pari Passu Companion Loan Holder as Default Charges with respect to such Serviced Loan Combination shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such amounts and as and to the extent permitted under the related Intercreditor Agreement:

(i)          first, to pay to the Trustee, the applicable Master Servicer or the applicable Special Servicer, in that order, that portion of any Advance Interest due and owing to such party on outstanding Servicing Advances made thereby with respect to such Serviced Loan Combination or any related REO Property allocated pro rata according to the respective outstanding principal balances of the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in such Serviced Loan Combination;

(ii)         second, either (x) in the case of the Mortgage Loan in such Serviced Loan Combination, to pay to the Trustee or the applicable Master Servicer, in that order, any Advance Interest due and owing to such party on outstanding P&I Advances made thereby with respect to such Mortgage Loan or (y) in the case of any Serviced Pari Passu Companion Loan in such Serviced Loan Combination, to pay to one or more designees of the related Serviced Pari Passu Companion Loan Holder any interest similar to Advance Interest due and owing to such designee on any debt service advances made thereby for the benefit of such Serviced Pari Passu Companion Loan Holder;

(iii)       third, to reimburse the Trust Fund for that portion of any Additional Trust Fund Expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to such Serviced Loan Combination and any related REO Property, allocated pro rata according to the respective outstanding principal balances of the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s); and

(iv)       fourth, with respect to any remaining Default Charges (also “Net Default Charges”) on a pro rata basis: (i) to the applicable Master Servicer, to the extent that such Net Default Charges accrued while the related Mortgage Loan was not a Specially Serviced Mortgage Loan, or to the applicable Special Servicer, to the extent that such Net Default Charges accrued while the related Mortgage Loan was a Specially Serviced Mortgage Loan and (ii) to the related Serviced Pari Passu Companion Loan Holder or, following the securitization of the related Serviced Pari Passu Companion Loan, the applicable Master Servicer, to the extent that such Net Default Charges accrued while the related Serviced Pari Passu Companion Loan was not a Specially Serviced Mortgage Loan, or to any related Serviced Pari Passu Companion Loan Holder or, following the securitization of the related Serviced Pari Passu Companion Loan, the applicable Special Servicer, to the extent that such Net Default Charges accrued while the related Serviced Pari Passu Companion Loan was a Specially Serviced Mortgage Loan.

Section 3.26      Certain Matters Regarding the Serviced Loan Combinations. (a) With respect to any Serviced Loan Combination, except for those duties to be performed by, and notices to be furnished by, the Certificate Administrator under this Agreement, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall perform such duties and

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furnish such notices, reports and information on behalf of the Trust Fund as may be the obligation of the Trust under the related Intercreditor Agreement.

(b)           The applicable Master Servicer shall maintain a register (the “Serviced Pari Passu Companion Loan Holder Register”) on which the applicable Master Servicer shall record the names and addresses of any Serviced Pari Passu Companion Loan Holders and wire transfer instructions for such Serviced Pari Passu Companion Loan Holders from time to time, to the extent such information is provided in writing to the applicable Master Servicer by the related Serviced Pari Passu Companion Loan Holder. Upon the transfer of any Serviced Pari Passu Companion Loan, each subsequent Serviced Pari Passu Companion Loan Holder, or a servicer on its behalf, is required pursuant to the related Intercreditor Agreement to inform the applicable Master Servicer of its name and address and of any transfer thereof by delivering a copy of an assignment and assumption agreement or other agreement effectuating such transfer. Additionally, each Serviced Pari Passu Companion Loan Holder shall inform the applicable Master Servicer of its taxpayer identification number and wiring instructions. The name, address, tax identification number, and wiring instructions of each initial Serviced Pari Passu Companion Loan Holder as of the Closing Date is set forth on Schedule IX hereto. The applicable Master Servicer shall be entitled to conclusively rely upon the information set forth on Schedule IX hereto or delivered by any Serviced Pari Passu Companion Loan Holder until it receives written notice of transfer or of any change in information. Upon receipt of a written request from any party hereto, the applicable Master Servicer shall provide a current list of Serviced Pari Passu Companion Loan Holders, together with contact information for any Serviced Pari Passu Companion Loan Holders.

In no event shall the applicable Master Servicer be obligated to pay any party the amounts payable to a Serviced Pari Passu Companion Loan Holder hereunder other than the Person listed as such Serviced Pari Passu Companion Loan Holder on the Serviced Pari Passu Companion Loan Holder Register. If a Serviced Pari Passu Companion Loan Holder transfers the related Serviced Pari Passu Companion Loan without notice to the applicable Master Servicer, the applicable Master Servicer shall have no liability whatsoever for any misdirected payment on such Serviced Pari Passu Companion Loan and shall have no obligation to recover and redirect such payment.

The applicable Master Servicer shall promptly provide the names and addresses of any Serviced Pari Passu Companion Loan Holders to any party hereto, and any such party or successor may, without further investigation, conclusively rely upon such information. The applicable Master Servicer shall have no liability to any Person for the provision of any such names and addresses.

(c)           With respect to any Serviced Loan Combination during any Subordinate Control Period (unless such Serviced Loan Combination is an Excluded Loan), the Subordinate Class Representative shall be entitled to exercise the consent rights of such Serviced Loan Combination to the extent set forth in the applicable Intercreditor Agreement, in accordance with the terms of the related Intercreditor Agreement and this Agreement.

(d)           The applicable Special Servicer (if any Serviced Pari Passu Companion Loan is a Specially Serviced Mortgage Loan or has become an REO Mortgage Loan) or the applicable

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Master Servicer (with respect to any Serviced Pari Passu Companion Loan that is not a Specially Serviced Mortgage Loan), as applicable, shall take all actions relating to the servicing and/or administration of, and the preparation and delivery of reports and other information with respect to, any Serviced Loan Combination related to any Serviced Pari Passu Companion Loan or any related REO Property required to be performed by the holder of the related Mortgage Loan or contemplated to be performed by a servicer, in any case pursuant to and as required by the related Intercreditor Agreement. In addition notwithstanding anything herein to the contrary, the following considerations shall apply with respect to the servicing of a Serviced Pari Passu Companion Loan:

(i)           none of the applicable Master Servicer, the applicable Special Servicer or the Trustee shall make any P&I Advance with respect to any Serviced Pari Passu Companion Loan; and

(ii)          the applicable Master Servicer and the applicable Special Servicer shall each consult with and obtain the consent of the related Serviced Pari Passu Companion Loan Holder(s) to the extent required by the related Intercreditor Agreement.

If any Serviced Pari Passu Companion Loan or any portion thereof or any particular payments thereon are included in a REMIC or a “grantor trust” (within the meaning of the Grantor Trust Provisions), then neither the applicable Master Servicer nor the applicable Special Servicer shall knowingly take any action that would result in the equivalent of an Adverse REMIC Event with respect to such REMIC or adversely affect the tax status of such grantor trust as a grantor trust.

The parties hereto acknowledge that no Serviced Pari Passu Companion Loan Holder shall (1) owe any fiduciary duty to the Trustee, the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer or any Certificateholder or (2) have any liability to the Trustee or the Certificateholders for taking any action, or for refraining from the taking of any action, pursuant to the related Intercreditor Agreement, or for the giving of any consent or for errors in judgment. Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that a Serviced Pari Passu Companion Loan Holder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (ii) may have special relationships and interests that conflict with the interests of the Certificateholders and shall be deemed to have agreed to take no action against a Serviced Pari Passu Companion Loan Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.

The parties hereto recognize and acknowledge the rights of each Serviced Pari Passu Companion Loan Holder under the related Intercreditor Agreement. Furthermore, to the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Intercreditor Agreement for a Serviced Loan Combination or a Non-Serviced Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Intercreditor Agreement for

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any Serviced Loan Combination, the terms and provisions of the Intercreditor Agreement for such Serviced Loan Combination shall control.

Each of the rights of any Serviced Pari Passu Companion Loan Holder under or contemplated by this Section 3.26(d) may be exercisable by a designee thereof on its behalf; provided that the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator and the Trustee are provided with written notice by the related Serviced Pari Passu Companion Loan Holder of such designation (upon which such party may conclusively rely) and the contact details of the designee.

If any Person purchases the related Mortgage Loan as a Defaulted Mortgage Loan pursuant to Section 3.18, then (subject to the related Intercreditor Agreement) the Person effecting the purchase must also pay and/or reimburse to the parties hereto the respective amounts then currently due and owing to them hereunder with respect to the related Serviced Pari Passu Companion Loan(s) that, pursuant to this Agreement, would not otherwise have been payable out of the applicable purchase price and/or any other amounts payable in connection with such purchase (or if payable out of such purchase price and/or other amounts, remain unpaid after such application) and that, pursuant to the related Intercreditor Agreement, would otherwise have been payable out of future collections on such Serviced Pari Passu Companion Loan. Notwithstanding anything herein to the contrary, any such purchase shall be subject to such reimbursements.

Any reference to servicing any of the Mortgage Loans in accordance with any of the related Mortgage Loan Documents (including the related Mortgage Note and Mortgage) shall also mean, in the case of a Serviced Loan Combination, in accordance with the related Intercreditor Agreement.

For purposes of exercising any rights that the holder of the Mortgage Note for any Mortgage Loan in a Serviced Loan Combination may have under the related Intercreditor Agreement, the Subordinate Class Representative shall be the designee of the Trust, as such noteholder, and the Trustee shall take such actions as may be necessary under the related Intercreditor Agreement to effect such designation.

(e)         With respect to each Serviced Loan Combination (to the extent the applicable Master Servicer or the applicable Special Servicer, as applicable, has not received written notice stating that the related Serviced Pari Passu Companion Loan Holder is an Excluded Holder or the equivalent under the related Other Pooling and Servicing Agreement), the applicable Master Servicer or the applicable Special Servicer, as applicable, shall provide any Serviced Pari Passu Companion Loan Holder and, if applicable, any related “Non-Controlling Note Holder” under the related Intercreditor Agreement (or its designee or representative) to the extent required hereunder to be provided to Certificateholders or to the Subordinate Class Representative (determined without regard to whether or not such Loan Combination is an Excluded Loan), within the same time frame it is required to provide such information and materials to the Certificateholders or the Subordinate Class Representative, as applicable, hereunder (1) with copies of each financial statement received by the applicable Master Servicer pursuant to the terms of the related Mortgage Loan Documents, (2) with copies of any notice of default sent to the Borrower and (3) subject to the terms of the related Mortgage Loan Documents, copies of

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any other documents relating to such Serviced Loan Combination, including, without limitation, property inspection reports, loan servicing statements, Borrower requests, Asset Status Reports, any other information delivered by the applicable Master Servicer to the Subordinate Class Representative (other than with respect to any Loan Combination that is an Excluded Loan) and copies of any other notice, information or report that it is required to provide to the Subordinate Class Representative pursuant to this Agreement with respect to any “major decisions” or the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Loan Combination. Any copies to be furnished by the applicable Master Servicer or the applicable Special Servicer may be furnished by hard copy or electronic means.

Notwithstanding anything herein to the contrary, each of the Master Servicers and the Special Servicers shall be entitled to conclusively assume that any Serviced Pari Passu Companion Loan Holder is not an Excluded Holder or the equivalent under the related Other Pooling and Servicing Agreement, except to the extent that such Master Servicer or such Special Servicer, as applicable, has received notice from such Serviced Pari Passu Companion Loan Holder that it has become an Excluded Holder or the equivalent under the related Other Pooling and Servicing Agreement. Neither the Master Servicers nor the Special Servicers shall be liable for any communication of the information listed in the preceding paragraph to a Serviced Pari Passu Companion Loan Holder that is an Excluded Holder or the equivalent under the related Other Pooling and Servicing Agreement if such Master Servicer or such Special Servicer, as applicable, did not receive prior written notice that the related Serviced Pari Passu Companion Loan is an Excluded Loan or the equivalent under the related Other Pooling and Servicing Agreement. Each of the Master Servicers and the Special Servicers shall be entitled to conclusively rely on delivery from a Serviced Pari Passu Companion Loan Holder of notice that it is no longer an Excluded Holder or the equivalent under the related Other Pooling and Servicing Agreement.

(f)           With respect to each Serviced Loan Combination, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall:

(i)           consult with the related Serviced Pari Passu Companion Loan Holder (or its designee or representative) on a strictly non-binding basis, to the extent that such Serviced Pari Passu Companion Loan Holder (or its designee or representative) requests consultation with respect to any “major decision” set forth in the related Intercreditor Agreement or the implementation of any recommended actions outlined in an Asset Status Report relating to any Serviced Loan Combination, and to consider alternative actions recommended by such Serviced Pari Passu Companion Loan Holder (or its designee or representative); provided that after the expiration of a period of ten (10) Business Days from the delivery to the related Serviced Pari Passu Companion Loan Holder (or its designee or representative) of written notice of a proposed action, together with copies of the related notice, information or report, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall no longer be obligated to consult with the related Serviced Pari Passu Companion Loan Holder (or its designee or representative) (unless the applicable Master Servicer or the applicable Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall begin anew from the date of such proposal and delivery of all information relating thereto).

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Notwithstanding the foregoing non-binding consultation rights of the related Serviced Pari Passu Companion Loan Holder, the applicable Master Servicer or the applicable Special Servicer, as applicable, may take any “major decision” set forth in the related Intercreditor Agreement or any action set forth in the Asset Status Report before the expiration of the aforementioned or extended ten (10) Business Day period if the applicable Master Servicer or the applicable Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholders and the related Serviced Pari Passu Companion Loan Holder. In no event shall the applicable Master Servicer or the applicable Special Servicer be obligated at any time to follow or take any alternative actions recommended by any Serviced Pari Passu Companion Loan Holder; and

(ii)           in addition to the foregoing non-binding consultation rights, each Serviced Pari Passu Companion Loan Holder shall have the right to annual meetings with the applicable Master Servicer or the applicable Special Servicer at the offices of the applicable Master Servicer or the applicable Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable Master Servicer or the applicable Special Servicer, as applicable, in which servicing issues related to any related Serviced Loan Combination are discussed.

(g)          In connection with the securitization of any Serviced Pari Passu Companion Loan, while such Pari Passu Companion Loan is a Serviced Pari Passu Companion Loan, upon the request of (and at the expense of) the holder of such Serviced Pari Passu Companion Loan, each of the applicable Master Servicer, the applicable Special Servicer and the Trustee, as applicable, shall use reasonable efforts to cooperate with such holder of such Serviced Pari Passu Companion Loan in attempting to cause the related Borrower to provide information relating to the related Loan Combination and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such securitization.

(h)          [Reserved.]

(i)           For the avoidance of doubt, with respect to the One Court Square Loan Combination, the “Directing Holder” under the related Intercreditor Agreement shall be entitled to exercise the rights and powers granted to the Majority Subordinate Certificateholder and the Subordinate Class Representative hereunder to the extent provided in the related Intercreditor Agreement.

Section 3.27      Rating Agency Confirmations; Communications with Rating Agencies. (a) Notwithstanding the terms of any related Mortgage Loan Documents or other provisions of this Agreement, if any action under any Mortgage Loan Documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) obtaining such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the Rule 17g-5 Information Provider’s Website, such Rating Agency (I) has not replied to such request or (II) has responded in a manner that indicates that such Rating Agency is neither reviewing such

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request nor waiving the requirement for Rating Agency Confirmation, then (i) in the case of clause (I) above, such Requesting Party shall be required to confirm (by direct communication, without the requirement to post such communication to the Rule 17g-5 Information Provider’s Website to the extent such communication relates solely to such confirmation) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again and (ii) if there is no response to either such Rating Agency Confirmation request within five (5) Business Days of such second request as contemplated by clause (I) above (after seeking to confirm (by direct communication, without the requirement to post such communication to the Rule 17g-5 Information Provider’s Website to the extent such communication relates solely to such confirmation) that the applicable Rating Agency received such second Rating Agency Confirmation request) or if the Requesting Party received the response to the initial request described in clause (II) above, then (x) with respect to any condition in any Mortgage Loan Document requiring such Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) or clause (z) below), the Requesting Party (or, if the Requesting Party is the related Borrower, then the applicable Master Servicer (with respect to matters it is processing) or the applicable Special Servicer (with respect to matters it is processing) shall determine (with the consent of the Subordinate Class Representative, during any Subordinate Control Period (other than with respect to any Excluded Loan), which consent shall be deemed given if the Subordinate Class Representative does not respond within five (5) Business Days of receipt of a request to consent to the Requesting Party’s determination), in accordance with its duties under this Agreement and in accordance with the Servicing Standard, except as provided in Section 3.27(b) below, whether or not to waive such condition for such particular action at such time, (y) with respect to a replacement or succession of the applicable Master Servicer or the applicable Special Servicer, such condition shall be deemed to be satisfied if (1) DBRS has not cited servicing concerns with respect to the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable servicer prior to the time of determination, if DBRS is the non-responding Rating Agency; (2) KBRA has not cited servicing concerns with respect to the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; or (3) the applicable replacement is currently acting as master servicer or special servicer, as applicable, on a “deal-level” or “transaction-level” basis for all or a significant portion of the mortgage loans in other commercial mortgage-backed securities transactions and Moody’s has not cited servicing concerns with respect to the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, and (z) with respect to a replacement or successor to the Trust Advisor, such condition shall be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency shall not have cited concerns regarding the replacement trust advisor as the sole or material factor in any

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qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction with respect to which the replacement trust advisor acts as trust advisor or operating advisor prior to the time of determination. The applicable Requesting Party’s communications to confirm a Rating Agency’s receipt of information, and such Requesting Party’s additional request for the related Rating Agency Confirmation under clause (i) of the preceding sentence shall not itself be subject to the advance posting and delayed delivery requirements of Section 3.27(g) below, but this statement shall not be construed to relieve the applicable Requesting Party of compliance with Section 3.27(g) below to the extent that such communications or such additional request to a Rating Agency include or are accompanied by any information regarding the underlying request for the related Rating Agency Confirmation that was not delivered in the original request for such Rating Agency Confirmation.

(b)           Notwithstanding anything to the contrary in this Section 3.27, for purposes of the provisions of any Mortgage Loan Document or this Agreement relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral) or release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan Documents for which the applicable Master Servicer or the applicable Special Servicer would have been permitted to waive obtaining such Rating Agency Confirmation pursuant to Section 3.27(a)(ii)(x) shall be deemed to have been satisfied.

(c)           For all other matters or actions requiring, as a condition precedent to such matter or action, a Rating Agency Confirmation under any Mortgage Loan Documents or this Agreement and not specifically discussed in Section 3.27(a) above, the applicable Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

(d)           In connection with any determination made by the Requesting Party pursuant to Section 3.27(a) above, the applicable Special Servicer or the applicable Master Servicer, as applicable, shall obtain the consent of the Subordinate Class Representative (during any Subordinate Control Period (other than with respect to any Excluded Loan)) or consult with the Subordinate Class Representative (during any Collective Consultation Period (other than with respect to any Excluded Loan)) and the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period), with consent or approval deemed to be granted by the Subordinate Class Representative (during any Subordinate Control Period (other than with respect to any Excluded Loan)), if it does not respond within five (5) Business Days of its receipt of a request for consideration from the applicable Special Servicer or the applicable Master Servicer, as applicable.

(e)           Promptly following the Requesting Party’s determination to take any action discussed above without receiving affirmative Rating Agency Confirmation from a Rating Agency, the Requesting Party (to the extent that the applicable information has been provided to the Requesting Party) shall provide notice of such determination, which may be transmitted by electronic mail in accordance with Section 12.06, to the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)).

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(f)           Any Rating Agency Confirmation requests made by the applicable Master Servicer, applicable Special Servicer, Certificate Administrator, Trustee or Trust Advisor, as applicable, pursuant to this Agreement, shall be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the Rule 17g-5 Information Provider (who shall post such request on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)).

(g)          If the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee or the Trust Advisor orally communicates with any Rating Agency regarding any of the Mortgage Loan Documents or any matter related to the Mortgage Loans, any Serviced Pari Passu Companion Loan, the related Mortgaged Properties, the related Borrowers or any other matters in connection with the Certificates or pursuant to this Agreement, that party shall summarize in writing the information provided to the Rating Agencies in such oral communication and provide the Rule 17g-5 Information Provider with such written summary on the same day such communication takes place or such later date to which the Depositor may consent in its sole discretion. The Rule 17g-5 Information Provider shall post such written summary on the Rule 17g-5 Information Provider’s Website in accordance with the provisions of Section 8.12(c). All other information required to be delivered to the Rating Agencies pursuant to this Agreement or requested by the Rating Agencies in connection with the Certificates or the Mortgage Loans, shall first be provided in electronic format to the Rule 17g-5 Information Provider (who shall post such information to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)). Notwithstanding the foregoing, other than in connection with its resignation pursuant to Section 3.28(q), the Trust Advisor shall have no authority to communicate directly with the Rating Agencies.

(h)          Subject to Section 12.01(c) and Section 12.01(g), the Depositor, the Rule 17g-5 Information Provider, the Trustee, the Certificate Administrator, the Trust Advisor, the applicable Master Servicer and the applicable Special Servicer may amend this Agreement to change the procedures regarding compliance with Rule 17g-5, without any Certificateholder consent; provided that such amendment does not materially increase the responsibilities of the Rule 17g-5 Information Provider; and provided, further, that notice of any such amendment must be provided to the Rule 17g-5 Information Provider, who shall post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c), and within two (2) Business Days following delivery to the Rule 17g-5 Information Provider, delivered to the Rating Agencies.

(i)           Each of the applicable Master Servicer, the applicable Special Servicer, the Rule 17g-5 Information Provider and, insofar as it may communicate with any Rating Agency pursuant to any provision of this Agreement, each other party to this Agreement, agrees to comply (and to cause each and every Sub-Servicer, subcontractor, vendor or agent for such Person and each of its officers, directors and employees to comply) with the provisions relating to communications with the Rating Agencies set forth in this Section 3.27 and shall not deliver to any Rating Agency any report, statement, request for Rating Agency Confirmation or other information relating to the Certificates or the Mortgage Loans other than in compliance with such provisions.

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(j)           None of the foregoing restrictions in this Section 3.27 prohibit or restrict oral or written communications, or providing information, between the applicable Master Servicer, the applicable Special Servicer or the Trust Advisor, on the one hand, and a Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings it assigns to the applicable Master Servicer, the applicable Special Servicer or the Trust Advisor, as applicable, (ii) such Rating Agency’s approval of the applicable Master Servicer, the applicable Special Servicer or the Trust Advisor, as applicable, as a commercial mortgage master, special or primary servicer or such Rating Agency’s approval of the Trust Advisor as an operating or trust advisor or (iii) such Rating Agency’s evaluation of the applicable Master Servicer’s or the applicable Special Servicer’s, as applicable, servicing operations in general or such Rating Agency’s evaluation of the Trust Advisor’s performance as operating or trust advisor or its surveillance operations in general; provided that the applicable Master Servicer, the applicable Special Servicer or the Trust Advisor, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to a Rating Agency in connection with any such review and evaluation by such Rating Agency unless (x) borrower-, property- or deal-specific identifiers are redacted; or (y) such information has already been provided to the Depositor and has been uploaded on to the Rule 17g-5 Information Provider’s Website.

(k)          Insofar as any matter involving or relating to a Serviced Loan Combination requires a Rating Agency Confirmation, the Person required to seek such Rating Agency Confirmation shall determine if an analogous rating agency confirmation either (i) is expressly required to be obtained with respect to such matter under the related Intercreditor Agreement or (ii) is expressly required (or, if the subject Serviced Loan Combination were being serviced under such Other Pooling and Servicing Agreement, would have been required) to be obtained with respect to such matter under the related Other Pooling and Servicing Agreement, and, if so required, the Person(s) seeking such Rating Agency Confirmation shall also obtain such analogous rating agency confirmation with respect to such matter from each Pari Passu Companion Loan Rating Agency, so long as the holder(s) of such Pari Passu Companion Loan(s) have notified the parties to this Agreement of such requirement (which may be satisfied by delivery thereto of the applicable Other Pooling and Servicing Agreement and cooperation from the Other Master Servicer as to the assessment of such requirement), the identity of the applicable NRSROs, the identity of the applicable rule 17g-5 information provider and the location of the applicable rule 17g-5 information provider’s website. To the extent any provision of this Agreement requires a Requesting Party to obtain such an analogous rating agency confirmation from a Pari Passu Companion Loan Rating Agency, the provisions of this Section 3.27 for satisfying such rating agency confirmation condition shall be applicable.

(l)           In connection with the delivery by the applicable Master Servicer or the applicable Special Servicer to the Rule 17g-5 Information Provider of any information, report, notice or document for posting to the Rule 17g-5 Information Provider’s Website, the applicable Master Servicer or the applicable Special Servicer, as applicable, may (but is not obligated to) send such information, report, notice or other document to the applicable Rating Agency, but any such delivery may not occur until the earlier of (i) after receipt of confirmation from the Rule 17g-5 Information Provider that such information, report, notice or document has been posted to the Rule 17g-5 Information Provider’s Website and (ii) 12:00 p.m. (Eastern time) on the first Business Day after it has provided such information, report, notice or other document to the Rule 17g-5 Information Provider.

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Section 3.28      The Trust Advisor. (a) (i) Within sixty (60) days after the end of each calendar year during any Senior Consultation Period, the Trust Advisor shall meet with representatives of each Special Servicer that prepared (and delivered to the Trust Advisor) an Asset Status Report with respect to a Specially Serviced Mortgage Loan or REO Property during such calendar year to perform such review of each such Special Servicer’s operational practices on a platform-level basis in light of the Servicing Standard and the requirements of this Agreement and shall discuss such Special Servicer’s stated policies and procedures, operational controls and protocols, risk management systems, technological infrastructure (systems), intellectual resources, such Special Servicer’s reasoning for believing it is in compliance with this Agreement and other pertinent information the Trust Advisor may consider relevant, in each case, insofar as such information relates to the workout, restructuring, resolution, sale or liquidation of Specially Serviced Mortgage Loans by such Special Servicer during such calendar year.

(ii)           Based on (a) the Trust Advisor’s review of (1) during any Subordinate Control Period, any previously identified Final Asset Status Reports delivered to the Trust Advisor by the applicable Special Servicer, (2) during any Collective Consultation Period or Senior Consultation Period, any Asset Status Reports and other information delivered to the Trust Advisor by the applicable Special Servicer (other than any communications between the Subordinate Class Representative and that Special Servicer that would be Privileged Information), and (3) during any control or consultation period (as set forth in clauses (1) and (2) above), such other additional limited non-privileged information and documentation provided by the applicable Special Servicer to the Trust Advisor that is required or permitted to be delivered to the Trust Advisor under this Agreement (including, without limitation, the annual compliance statements delivered by such Special Servicer pursuant to Section 11.12 and the annual independent public accountants’ servicing reports furnished with respect to such Special Servicer pursuant to Section 11.14) and (b) during a Senior Consultation Period, the Trust Advisor’s meeting with the applicable Special Servicer, the Trust Advisor shall prepare and deliver to the Trustee and to the Certificate Administrator (who shall promptly post such Trust Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 8.12(b)) and the Rule 17g-5 Information Provider (who shall promptly post such Trust Advisor Annual Report on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)) within 120 days of the end of the prior calendar year an annual report (the “Trust Advisor Annual Report”), substantially in the form of Exhibit O-1 or Exhibit O-2, as applicable (which form may be modified or altered as to either its organization or content by the Trust Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided that in no event shall the information or any other content included in the Trust Advisor Annual Report contravene any provision of this Agreement) setting forth the Trust Advisor’s assessment of the applicable Special Servicer’s performance of its duties under this Agreement during the prior calendar year on a platform-level basis with respect to the workout, restructuring, resolution, sale and liquidation of Specially Serviced Mortgage Loans during the prior calendar year; provided that during any Subordinate Control Period, such assessment shall relate solely to Specially Serviced Mortgage Loans with respect to which a Final Asset Status Report has been issued. Solely as used in connection with the Trust Advisor Annual Report, the

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term “platform-level basis” refers to a Special Servicer’s performance of its duties as they relate to the workout, restructuring, resolution, sale and liquidation of Specially Serviced Mortgage Loans, taking into account such Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Trust Advisor of the items required to be reviewed by it pursuant to this Agreement. If the Trust Advisor has provided for review to the applicable Special Servicer a Trust Advisor Annual Report containing an assessment of the performance of such Special Servicer pursuant to Section 3.28(a)(iv) that in the reasonable view of such Special Servicer presents a negative assessment of that Special Servicer’s performance, that Special Servicer shall be permitted to provide to the Trust Advisor non-privileged information and documentation, in each case that is reasonably relevant to the facts upon which the Trust Advisor has based such assessment, and the Trust Advisor shall undertake a reasonable review of such additional limited non-privileged information and documentation prior to finalizing its annual assessment. Notwithstanding the foregoing, the content of the Trust Advisor Annual Report shall be determined solely by the Trust Advisor. Subject to the restrictions and limitations in this Agreement, including, without limitation, Section 3.28(b), (c), (d) and (g) hereof, each Trust Advisor Annual Report shall (A) identify any material deviations of which it has actual knowledge (i) from that Special Servicer’s obligations to comply with the Servicing Standard and (ii) from that Special Servicer’s obligations under this Agreement with respect to the workout, restructuring, resolution, sale or liquidation of Specially Serviced Mortgage Loans and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions). No Trust Advisor Annual Report shall be required from the Trust Advisor with respect to a Special Servicer if during the prior calendar year no Asset Status Report was prepared (or, during a Subordinate Control Period, finalized) by such Special Servicer in connection with a Specially Serviced Mortgage Loan or REO Property that the Special Servicer was obligated to service. In addition, in the event a Special Servicer is replaced during the prior calendar year, the Trust Advisor will only be required to prepare a Trust Advisor Annual Report relating to each entity that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Trust Advisor Annual Report. Each Trust Advisor Annual Report shall be delivered to the Certificate Administrator, and the Certificate Administrator shall promptly upon receipt post such Trust Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 8.12(b). The Trust Advisor shall also deliver a copy of each Trust Advisor Annual Report to the applicable Special Servicer and, during any Subordinate Control Period or Collective Consultation Period, the Subordinate Class Representative (other than with respect to any Excluded Loan) and any Serviced Pari Passu Companion Loan Holder. The applicable Special Servicer and, during any Subordinate Control Period or Collective Consultation Period, the Subordinate Class Representative (other than with respect to any Excluded Loan), shall be given an opportunity to review any annual report described in this Section 3.28(a)(ii) and produced by the Trust Advisor at least ten (10) days prior to its delivery to the Certificate Administrator.

Notwithstanding anything in this Agreement to the contrary (i) the Trust Advisor’s assessment of the General Special Servicer’s or the One Court Square Special

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Servicer’s performance shall be based on the provisions of this Agreement and (ii) so long as LNR Partners, LLC is acting as General Special Servicer or Midland Loan Services, a Division of PNC Bank, National Association is acting as One Court Square Special Servicer, as applicable, then such Special Servicer shall provide the Trust Advisor reasonable access, at such Special Servicer’s offices during normal business hours, to such Special Servicer’s policies and procedures. The Trust Advisor will be permitted to review such policies and procedures but will not be permitted to retain hard copies and will not be provided with any electronic copies or soft copies. The Trust Advisor shall keep all information contained in the policies and procedures strictly confidential, except (A) the Trust Advisor may disclose such information if (i) such information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the Trust Advisor, or (ii) such disclosure is required by applicable law, as evidenced by an opinion of counsel (which shall be a Trust Advisor Expense) delivered to the Trust Advisor and the General Special Servicer or the One Court Square Special Servicer, as the case may be, and (B) the Trust Advisor may disclose a particular portion of the policies and procedures solely when necessary to support specific conclusions concerning allegations of material deviations from the Servicing Standard (i) in the Trust Advisor Annual Report, or (ii) in connection with a recommendation by the Trust Advisor to replace LNR Partners, LLC as the General Special Servicer pursuant to the provisions of this Agreement. Notwithstanding the foregoing, the Trust Advisor will be permitted to share such information with its Affiliates and any subcontractors of the Trust Advisor to the extent reasonably necessary to perform the Trust Advisor’s obligations under this Agreement and provided such Trust Advisor Affiliates and subcontractors agree in writing prior to their receipt of such information to be bound by the same confidentiality provisions applicable to the Trust Advisor. The Trust Advisor’s assessment may not take into account the fact that LNR Partners, LLC or Midland Loan Services, a Division of PNC Bank, National Association, as the case may be, limited the Trust Advisor’s access to such Special Servicer’s written policies and procedures pursuant to the provisions of this Agreement. Nothing set forth herein shall limit or affect the scope of the Trust Advisor’s platform level review in connection with its preparation of the Trust Advisor Annual Report, provided that the Trust Advisor’s access to or reliance upon such Special Servicer’s written policies and procedures shall be subject to the terms of this paragraph. During any period when the General Special Servicer is not LNR Partners, LLC, or an Affiliate of LNR Partners, LLC, or when the One Court Square Special Servicer is not Midland Loan Services, a Division of PNC Bank, National Association, or an Affiliate of Midland Loan Services, a Division of PNC Bank, National Association, as the case may be, the requirements and limitations contained in this paragraph with respect to such Special Servicer shall be null and void, and the Trust Advisor shall have adequate and timely access to the policies and procedures of any successor general special servicer as the Trust Advisor determines necessary to fulfill its duties under this Agreement.

(iii)         The Trust Advisor, the Trust Advisor’s subcontractors and the Trust Advisor’s Affiliates shall keep, and the Trust Advisor shall cause the Trust Advisor’s subcontractors and the Trust Advisor’s Affiliates to keep, confidential any Privileged Information received from the applicable Special Servicer or Subordinate Class Representative in connection with the Subordinate Class Representative’s exercise of any

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rights under this Agreement (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the Certificates. Subject to the permitted exceptions in the following sentence, the Trust Advisor shall not disclose such Privileged Information so received from the applicable Special Servicer or Subordinate Class Representative to any other Person (including any Certificateholders which are not then Holders of the Control-Eligible Certificates), other than to the other parties to this Agreement, to any trustee or certificate administrator appointed for the benefit of any Serviced Pari Passu Companion Loan and to the extent expressly required by the other provisions of this Agreement and other than under the circumstances described in the following sentence. If the Trust Advisor, the Trust Advisor’s subcontractors or the Trust Advisor’s Affiliates, or any other party to this Agreement (other than the applicable Special Servicer), receives any Privileged Information and has been advised that such information is Privileged Information, then such Person shall be prohibited from disclosing such information so received by it to any other Person, including in connection with preparing any responses to any investor-submitted inquiries posted on the Investor Q&A Forum, except to the extent that (a) the applicable Special Servicer and (unless such Privileged Information relates to an Excluded Loan) the Subordinate Class Representative have consented in writing to its disclosure, (b) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by such Person, (c) it is reasonable and necessary for such Person to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies, (d) such Privileged Information was already known to such Person and not otherwise subject to a confidentiality obligation, (e) such disclosure is expressly authorized or required under another provision of this Agreement and/or (f) such disclosure is required by applicable law, rule, regulation, order, judgment or decree. Notwithstanding the foregoing, the Trust Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Trust Advisor to the extent necessary and for the sole purpose of permitting the Trust Advisor to perform its duties under this Agreement and so long as such Affiliates and any such subcontractors agree in writing to be bound by the same confidentiality provisions applicable to the Trust Advisor.

(iv)           During any Senior Consultation Period, the Trust Advisor shall provide the applicable Special Servicer with at least thirty (30) days’ prior written notice of the date proposed for the annual meeting described in this Section 3.28(a). The Trust Advisor and the applicable Special Servicer shall determine a mutually acceptable date for the annual meeting and the Trust Advisor shall deliver, at least fourteen (14) days prior to such annual meeting, a proposed written agenda to the applicable Special Servicer, including the identity of the Final Asset Status Report(s), if any, that shall be discussed during the annual meeting. In connection with the annual meeting, the Trust Advisor and the applicable Special Servicer may discuss any of the Asset Status Reports produced with respect to any Specially Serviced Mortgage Loan as part of the Trust Advisor’s annual assessment of the applicable Special Servicer. The applicable Special Servicer shall make available Servicing Officers with relevant knowledge regarding the applicable Specially Serviced Mortgage Loans and the related platform-level information for each annual meeting described in this Section 3.28.

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 (v)           If the Trust Advisor’s ability to perform its obligations in respect of the Trust Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Trust Advisor or such information is inaccurate or incomplete, the Trust Advisor shall set forth such limitations or prohibitions in the related Trust Advisor Annual Report.

(b)           During a Subordinate Control Period, the Trust Advisor’s obligations shall be limited to the general reviews as set forth in this Agreement and generally will not involve an assessment of specific actions of any Special Servicer and, in any event, shall be subject to limitations described in this Agreement.

(c)           The Trust Advisor shall not be required, in connection with its preparation of any Trust Advisor Annual Report during a Subordinate Control Period, to consider any Specially Serviced Mortgage Loan or REO Property with respect to which a Final Asset Status Report was not issued during the most recently ended calendar year.

(d)           During any Subordinate Control Period, the applicable Special Servicer shall forward any Appraisal Reduction Amount calculations and net present value calculations used in the applicable Special Servicer’s determination of what course of action to take in connection with the resolution or liquidation of a Specially Serviced Mortgage Loan to the Trust Advisor (and, during any Collective Consultation Period (other than with respect to any Excluded Loan), the Subordinate Class Representative) after they have been finalized, and the Trust Advisor may review such calculations in support of its Trust Advisor Annual Report but shall not opine on, or otherwise call into question (whether in the annual report or otherwise) such Appraisal Reduction Amount calculations and/or net present value calculations.

(e)           During any Collective Consultation Period or Senior Consultation Period, the applicable Special Servicer shall forward any calculations of Appraisal Reduction Amount or net present value to the Trust Advisor and, during any Collective Consultation Period (other than with respect to any Excluded Loan), the Subordinate Class Representative, and (a) the Trust Advisor shall (upon receipt of all information and supporting materials reasonably required to be provided to the Trust Advisor as described in the following sentence) promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the applicable Special Servicer’s determination of what course of action to take in connection with the resolution or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by the applicable Special Servicer, and (b) insofar as the calculation and/or application by the applicable Special Servicer under review as contemplated by clause (a) requires or depends upon the exercise of discretion by the applicable Special Servicer, the Trust Advisor shall assess the reasonableness of the determination made by the applicable Special Servicer in the exercise of such discretion. The applicable Special Servicer shall deliver the foregoing calculations, together with information and supporting materials (with respect to any Appraisal Reduction Amount calculations, once such information is received from the applicable Master Servicer) (including such additional information reasonably requested by the Trust Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Trust Advisor and (during any Collective Consultation Period and other than with respect to any Excluded Loan) the Subordinate Class Representative. In the

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event the Trust Advisor does not agree with (i) the mathematical calculations, (ii) the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation or (iii) the reasonableness of any such determination made by the applicable Special Servicer in the exercise of such discretion, the Trust Advisor and the applicable Special Servicer shall consult in good faith with each other in order to resolve (x) any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or (y) any disagreement over the reasonableness of a determination made by the applicable Special Servicer in the exercise of its discretion. During any Collective Consultation Period (other than with respect to any Excluded Loan), the applicable Special Servicer shall also send to the Subordinate Class Representative copies of the applicable Special Servicer’s calculations and the related information and supporting materials, as provided above to the Trust Advisor under this subsection, and engage in consultation with the Subordinate Class Representative in connection with its calculations and determinations. During any Collective Consultation Period (other than with respect to any Excluded Loan), if the Trust Advisor and the Subordinate Class Representative agree on such matters and provide written notice of such agreement to the applicable Special Servicer, the applicable Special Servicer shall perform its calculations in accordance with such agreement. Otherwise, if the Trust Advisor and the Subordinate Class Representative do not reach agreement on such matters following the Trust Advisor’s calculation and verification procedures, the applicable Special Servicer shall proceed according to its determination, and the Trust Advisor shall promptly prepare a report on the matter, which report shall set forth its and the applicable Special Servicer’s calculations (including any material differences in assumptions used therein), and deliver such report to the Certificate Administrator, which shall post the report to the Certificate Administrator’s Website in accordance with Section 8.12(b) and, if applicable, to any related Serviced Pari Passu Companion Loan Holder. The applicable Special Servicer shall have the opportunity to respond and deliver its own report to the Certificate Administrator, which shall post the report to the Certificate Administrator’s Website in accordance with Section 8.12(b) and, if applicable, to any related Serviced Pari Passu Companion Loan Holder. No other action shall be required in connection with such circumstances.

(f)           During any Collective Consultation Period or Senior Consultation Period, the applicable Special Servicer shall promptly deliver each Asset Status Report prepared in connection with the workout, restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan to the Trust Advisor and, during a Collective Consultation Period (other than with respect to any Excluded Loan), the Subordinate Class Representative. The Trust Advisor shall provide any comments it may have to the applicable Special Servicer in respect of the Asset Status Reports, if any, within ten (10) Business Days of receipt of both such Asset Status Report and any additional information reasonably requested by the Trust Advisor, and propose possible alternative courses of action to the extent it determines such alternatives may be in the best interest of the Certificateholders (including any Certificateholders of the Control-Eligible Classes) and any related Serviced Pari Passu Companion Loan Holder (if applicable), as a collective whole. Regardless of whether the applicable Special Servicer receives comments from the Trust Advisor by the end of such ten (10) Business Day period, such Special Servicer may (after the expiration of such period) proceed to perform such actions as are in accordance with such Asset Status Report.

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(g)           During any Collective Consultation Period (in addition to the Subordinate Class Representative (other than with respect to any Excluded Loan)) or Senior Consultation Period, the applicable Special Servicer shall consult on a non-binding basis with the Trust Advisor with respect to, and prior to, Material Actions with respect to Serviced Mortgage Loans or Serviced Pari Passu Companion Loans for which it is the applicable Special Servicer (regardless of whether such Material Actions are covered by an Asset Status Report) and the Trust Advisor shall provide any comments it may have to the applicable Special Servicer in respect of each such Material Action within ten (10) Business Days of receipt of both a written request for consultation with respect to such Material Action and any additional information reasonably requested by the Trust Advisor; provided that the Trust Advisor shall have no such duty with respect to collateral substitutions, assignments, insurance policies, Borrower substitutions, lease modifications and amendments and other similar actions that the applicable Special Servicer may perform under this Agreement to the extent such actions do not relate to the workout, restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan or REO Property. Regardless of whether the applicable Special Servicer receives comments from the Trust Advisor by the end of such ten (10) Business Day period, such Special Servicer may (after the expiration of such period) proceed to perform such Material Actions as are in accordance with such request for consultation.

(h)           The applicable Special Servicer shall consider any written alternative courses of action and any other feedback suggested or provided by the Trust Advisor and, during any Collective Consultation Period (other than with respect to any Excluded Loan), the Subordinate Class Representative. The applicable Special Servicer shall revise the Asset Status Reports as it deems necessary to take into account such input and/or comments, to the extent the applicable Special Servicer determines that the Trust Advisor’s and/or (other than with respect to any Excluded Loan) Subordinate Class Representative’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders, taking into account the interests of all of the Certificateholders (including any Certificateholders of the Control-Eligible Classes) (and any related Serviced Pari Passu Companion Loan Holder, as applicable), as a collective whole.

(i)            The applicable Special Servicer shall not be required to take or to refrain from taking any action because of an objection or comment by the Trust Advisor or a recommendation of the Trust Advisor that would require or cause the applicable Special Servicer to violate applicable law, the terms of any Mortgage Loan, any Serviced Loan Combination or any other provision of this Agreement, including the applicable Special Servicer’s obligation to act in accordance with the Servicing Standard and the REMIC Provisions or result in an Adverse REMIC Event for any REMIC Pool or an Adverse Grantor Trust Event for the Grantor Trust Pool. For the avoidance of doubt, the applicable Special Servicer shall not be required to take or refrain from taking any action because of an objection or comment by the Trust Advisor or a recommendation of the Trust Advisor in any event. Furthermore, notwithstanding Section 3.28(f) and 3.28(g), if the applicable Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the applicable Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the ten (10) Business Day period (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related Intercreditor

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Agreement) referenced above if the applicable Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of such period would materially and adversely affect the interest of the Certificateholders and the applicable Special Servicer has made commercially reasonable efforts to promptly inform the Trust Advisor of its decision to take emergency action. The foregoing shall not relieve the applicable Special Servicer of its duties to comply with the Servicing Standard.

(j)           The Trust Advisor, the Trust Advisor’s subcontractors and the Trust Advisor’s Affiliates shall keep, and the Trust Advisor shall cause the Trust Advisor’s subcontractors and the Trust Advisor’s Affiliates to keep, all Privileged Information confidential and shall not disclose such information to any other Person (including any Certificateholders which are not then included in the Control-Eligible Certificates), other than to the extent expressly set forth herein.

(k)           As compensation for its activities hereunder, the Trust Advisor shall be entitled to receive monthly the Trust Advisor Ongoing Fee on each Distribution Date with respect to each Serviced Mortgage Loan and any related successor REO Mortgage Loan accrued prior to the Trust Advisor’s termination in accordance with Section 3.28(p). As to each such Serviced Mortgage Loan and related successor REO Mortgage Loan, the Trust Advisor Ongoing Fee shall accrue from time to time at the Trust Advisor Ongoing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Serviced Mortgage Loan or successor REO Mortgage Loan and in the same manner as interest is calculated thereon and for the same period respecting which any related interest payment due or deemed thereon is computed. The Trust Advisor shall be entitled to reimbursement of any Trust Advisor Expenses provided for pursuant to Sections 6.03(a), 6.03(b) and/or 6.05 hereof, such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.05(a)(I)(xiv), but in the case of any Trust Advisor Expenses other than Designated Trust Advisor Expenses, reimbursements during any Collection Period shall not exceed the limit set forth for the related Distribution Date in Section 4.05(b) hereof. The Trust Advisor hereby acknowledges and agrees that in no event will any Trust Advisor Expenses be payable from, and the Trust Advisor hereby waives any and all claims to, amounts distributable in respect of, the Control-Eligible Certificates; provided that Designated Trust Advisor Expenses shall be reimbursable without limitation from the Collection Account as described in Section 3.05(a)(I)(xiv). Each successor Trust Advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

(l)           As additional compensation for its activities hereunder, the Trust Advisor shall be entitled to receive the Trust Advisor Consulting Fee. The Trust Advisor Consulting Fee shall be payable, subject to the limitations set forth below, in an amount equal to ten thousand dollars ($10,000) in connection with each Material Action for which the Trust Advisor engages in consultation under Section 3.24 and this Section 3.28; provided that (i) no such fee shall be paid except to the extent such fee is actually paid by the applicable Borrower (and in no event shall such fee be paid from the Trust Fund); (ii) the Trust Advisor shall be entitled to waive all or any portion of such fee in its sole discretion; and (iii) the applicable Master Servicer or the applicable Special Servicer, as applicable, shall be authorized to waive the related Borrower’s payment of such fee in whole or in part if the applicable Master Servicer or the applicable Special Servicer, as applicable, (A) determines that such waiver accords with the Servicing Standard and (B) consults with the Trust Advisor prior to effecting such waiver. In connection with each Material

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Action for which the Trust Advisor has consultation rights under Section 3.24 or this Section 3.28, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Trust Advisor Consulting Fee from the related Borrower, in each case, only to the extent that such collection is not prohibited by the related Mortgage Loan Documents. In no event shall the applicable Master Servicer or the applicable Special Servicer, as applicable, take any enforcement action in connection with the collection of such Trust Advisor Consulting Fee, except that this statement shall not be construed to prohibit requests for payment of such Trust Advisor Consulting Fee. No Trust Advisor Consulting Fee shall be payable with respect to the One Court Square Loan Combination, the Hilton Nashville Loan Combination, the 11 Madison Avenue Loan Combination or the Cooper’s Crossing Loan Combination.

(m)           The Trust Advisor may be removed upon (i) the written direction of holders of Certificates entitled to not less than 25% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Class Principal Balances of the Principal Balance Certificates to which such Appraisal Reduction Amounts are allocable) of all Certificates on an aggregate basis requesting a vote to replace the Trust Advisor with a replacement Trust Advisor selected by such Certificateholders (provided that the proposed replacement Trust Advisor meets the criteria set forth in Section 3.28(o)), (ii) such requesting Holders making payment to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, (iii) such requesting Holders delivering to the Certificate Administrator and the Trustee a Rating Agency Confirmation from each Rating Agency regarding the appointment of the replacement Trust Advisor (which confirmations will be obtained at the expense of such requesting Holders and will not constitute an Additional Trust Fund Expense) and (iv) such requesting Holders delivering to the Certificate Administrator an analogous “rating agency confirmation” from each Pari Passu Companion Loan Rating Agency regarding the appointment of the replacement Trust Advisor (which confirmations will be obtained at the expense of such requesting Holders and will not constitute an Additional Trust Fund Expense). The Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 8.12(b), and by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the vote or written direction of Certificateholders entitled to at least 75% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Class Principal Balances of the Principal Balance Certificates to which such Appraisal Reduction Amounts are allocable) of all Certificates on an aggregate basis, the Certificate Administrator shall notify the Trustee, and the Trustee shall immediately replace the Trust Advisor with the replacement Trust Advisor. If a proposed termination and replacement of the Trust Advisor as described above is not consummated within 180 days following the initial request of the Certificateholders who requested a vote, then the proposed termination and replacement shall have no further force or effect. In addition, during any Subordinate Control Period, the identity of any replacement Trust Advisor proposed pursuant to this Section 3.28(m) shall be subject to the consent of the Subordinate Class Representative (such consent not to be unreasonably withheld), provided that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Subordinate Class Representative’s receipt of the request for consent, and, if granted, such consent may not thereafter be revoked or withdrawn.

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(n)           If (i) the Trust Advisor fails to duly observe or perform in any material respect any of its duties, covenants or obligations under this Agreement, which failure continues unremedied for a period of thirty (30) days after written notice has been given to the Trust Advisor, (ii) an Insolvency Event occurs with respect to the Trust Advisor, or (iii) the Trust Advisor acknowledges in writing its inability to perform its duties hereunder, then either the Depositor or the Trustee may, and upon the written direction of Certificateholders representing at least 51% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Principal Balance of the Classes of Certificates), the Trustee shall, terminate the Trust Advisor for cause. Upon the termination of the Trust Advisor, a replacement Trust Advisor satisfying the conditions for such replacement in Section 3.28(o) below shall be selected by the Trustee. In addition, during any Subordinate Control Period, the identity of the proposed replacement Trust Advisor shall be subject to the consent of the Subordinate Class Representative (such consent not to be unreasonably withheld); provided that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Subordinate Class Representative’s receipt of the request for consent, and, if granted, such consent may not thereafter be revoked or withdrawn. The Trustee may rely on a certification by the replacement Trust Advisor that it meets such criteria. If the Trustee is unable to find a replacement Trust Advisor within thirty (30) days of the termination of the Trust Advisor, the Depositor shall be permitted to find a replacement. Unless and until a replacement Trust Advisor is appointed, no party shall act as the Trust Advisor and the provisions relating to consultation and consent with respect to the Trust Advisor shall not be applicable until a replacement Trust Advisor is appointed hereunder.

(o)           Any replacement Trust Advisor shall (or all of the personnel responsible for supervising the obligations of the Trust Advisor shall) meet the following criteria: (i) be regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and have at least five (5) years of experience in collateral analysis and loss projections, and (ii) have at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

(p)           The Trust Advisor shall be discharged from its duties hereunder when the Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class D Certificates and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest have been reduced to zero.

(q)           The Trust Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days’ prior written notice to the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee and the Subordinate Class Representative and the Majority Subordinate Certificateholder, (the latter two only if applicable), and (b) upon the appointment of, and the acceptance of such appointment by, a successor Trust Advisor meeting the eligibility requirements set forth in Section 3.28(o) above and receipt by the Trustee and the Certificate Administrator of Rating Agency Confirmation from each Rating Agency. During a Subordinate Control Period, the identity of the replacement Trust Advisor will be subject to the reasonable approval of the Subordinate Class Representative only if the replacement Trust Advisor is a special servicer that (i) is rated or approved by an NRSRO and (ii) has not acted as a trust advisor or operating advisor in connection with a rated commercial

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mortgage securitization as of the Closing Date; provided that such approval will be deemed to have been granted if no objection is made within ten (10) Business Days following the Subordinate Class Representative’s receipt of the request for such approval, and, if granted, such approval may not thereafter be revoked or withdrawn. No such resignation by the Trust Advisor shall become effective until the replacement Trust Advisor shall have assumed the Trust Advisor’s responsibilities and obligations. The resigning Trust Advisor shall pay all reasonable out-of-pocket costs and expenses of each party to this Agreement, the Trust and each Rating Agency and Pari Passu Companion Loan Rating Agency in connection with the resignation of the Trust Advisor and the transfer of its duties (including, but not limited to, reasonable out-of-pocket costs and expenses associated with higher market fees of a successor, transferring related information, records and reports to the successor).

(r)            If the Trust Advisor resigns, is discharged or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid fees, Trust Advisor Expenses, indemnification amounts, and rights to indemnification which shall be payable in accordance with the priorities and subject to the limitations set forth herein including, without limitation, Section 4.05 hereof.

(s)           Notwithstanding any other provisions of this Agreement to the contrary, the parties hereto agree, and the Certificateholders by their acceptance of their Certificates shall be deemed to have agreed, that (i) there could be multiple strategies to resolve any Specially Serviced Mortgage Loan and that the goal of the Trust Advisor’s participation is to provide monitoring (subject to, and in accordance with, the provisions of this Agreement) relating to the applicable Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute, (ii) the Trust Advisor shall have no liability to any Certificateholder or any Serviced Pari Passu Companion Loan Holders for any actions taken or for refraining from taking any actions under this Agreement, (iii) the agreements of the Trust Advisor set forth in the other provisions of this Agreement shall be construed solely as agreements to perform analytical and reporting services, (iv) the Trust Advisor shall have no authority or duty to make a determination on behalf of the Trust Fund, nor have any responsibility for decisions made by or on behalf of the Trust Fund, (v) insofar as the words “consult”, “recommend” or words of similar import are used in this Agreement in respect of the Trust Advisor and any servicing action or inaction, such words shall be construed to mean the performance of analysis and reporting services, which the applicable Special Servicer may determine not to accept, (vi) the absence of a response by the Trust Advisor to an Asset Status Report or other matter in which this Agreement contemplates consultation with the Trust Advisor shall not be construed as an approval, endorsement, acquiescence or recommendation for or against any proposed action (but, in the event of such absence of a response, the applicable Special Servicer (x) shall be deemed to have complied with the relevant provision that otherwise required consultation with the Trust Advisor and (y) shall be entitled to proceed as if consultation with the Trust Advisor had not initially been required in connection with such Asset Status Report or other matter), (vii) any provision hereof that otherwise purports, or that may be construed, to impose on the Trust Advisor a duty to consider the Servicing Standard or the interests of the Certificateholders shall be construed as a requirement to use the Servicing Standard or such interests as the basis of measurement in its analysis and reporting and the basis of measurement in its evaluation of the performance of the applicable Special Servicer and its determination of whether an action, recommendation or report by the applicable Special Servicer

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is in compliance with this Agreement, and not to impose on the Trust Advisor a duty to itself comply with the Servicing Standard or itself act in the interests of the Certificateholders, and, if applicable, the Serviced Pari Passu Companion Loan Holder, and such basis of measurement shall be construed to refer to no particular class of Certificates or particular Certificateholders, (viii) no other party to this Agreement, and no Subordinate Class Representative, shall have any duty to monitor or supervise the performance by the Trust Advisor of its services under this Agreement, (ix) in no event shall the Trust Advisor be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; provided that such failure or delay is not also a result of its own negligence, bad faith or willful misconduct; and (x) the Trust Advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. For the avoidance of doubt, the Trust Advisor shall not owe any fiduciary duty to any Person in connection with this Agreement.

(t)            The Trust Advisor shall not make any principal investment in any Certificate or interest therein; provided that such prohibition shall not be construed to have been violated (i) in connection with riskless principal transactions effected by a broker-dealer Affiliate of the Trust Advisor or (ii) pursuant to investments by an Affiliate of the Trust Advisor if the Trust Advisor and such Affiliate maintain policies and procedures designed to segregate personnel involved in the activities of the Trust Advisor under this Agreement from personnel involved in such Affiliate’s investment activities and to prevent such Affiliate and its personnel from gaining access to information regarding the Trust Fund and the Trust Advisor and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

(u)           The Trust Advisor shall not, and shall cause its Affiliates not, to enter into any transaction as a result of which (i) the applicable Special Servicer or any Affiliate thereof would be obligated, whether by agreement or otherwise, and whether or not subject to any condition or contingency, to pay any fee to, or otherwise compensate or grant monetary or other consideration to, the Trust Advisor or any Affiliate thereof (other than compensation to which the Trust Advisor is entitled hereunder) (x) in connection with the Trust Advisor’s obligations under this Agreement or (y) in consideration of the appointment or continuation of such Person as a Special Servicer, (ii) the applicable Special Servicer would be entitled to receive any compensation from the Trust Advisor in connection with its activities under this Agreement or (iii) the applicable Special Servicer would be entitled to receive from the Trust Advisor or any Affiliate thereof any fee in connection with the appointment or continuation of such Person as a Special Servicer unless, in the case of each of the foregoing clauses (i) through (iii), such transaction has been expressly approved by the Holders of Certificates representing 100% of the Voting Rights.

(v)           Notwithstanding anything herein to the contrary, the Trust Advisor shall have no duty with respect to any Non-Trust-Serviced Pooled Mortgage Loan or the assessment of the actions of any Special Servicer under this Agreement or any applicable Other Pooling and Servicing Agreement or Non-Trust Pooling and Servicing Agreement taken with respect to any such mortgage loan.

Section 3.29      Delivery of Excluded Information to the Certificate Administrator. Any Excluded Information that the applicable Master Servicer, the applicable Special Servicer or the Trust Advisor identifies and delivers to the Certificate Administrator shall be delivered to the Certificate Administrator via e-mail to cmbsexcludedinformation@wellsfargo.com (or via such

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other electronic means as are mutually acceptable to the parties) in one or more separate files labeled “Excluded Controlling Class Loan” followed by the applicable loan name and loan file. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.29 shall not be separately posted as Excluded Information on the Certificate Administrator’s Website, and any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section shall be posted on the Certificate Administrator’s Website under the “Excluded Information” section, as provided under Section 8.12(b). When so posted, Excluded Controlling Class Holders shall not be entitled to receive access to such information. However, a Subordinate Class Certificateholder shall be entitled to receive, request and review any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Subordinate Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available on the Certificate Administrator’s Website, such Subordinate Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan shall be permitted to obtain such information in accordance with Section 4.02(a)(iv) of this Agreement.

Section 3.30      General Acknowledgement Regarding Non-Serviced Companion Loan Holders. Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) each Non-Serviced Companion Loan Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) each Non-Serviced Companion Loan Holder may act solely in its own interests; (iii) each Non-Serviced Companion Loan Holder shall not have any duties to the Holders of any Class of Certificates; and (iv) each Non-Serviced Companion Loan Holder shall not have any liability whatsoever for having so acted in its own interests, and no Certificateholder may take any action whatsoever against any Non-Serviced Companion Loan Holder or any director, officer, employee, agent or principal thereof for such Non-Serviced Companion Loan Holder’s having so acted in its own interests.

Section 3.31      Matters Regarding the Non-Trust-Serviced Pooled Mortgage Loans. (a) In the event that any Non-Trust Trustee, Non-Trust Master Servicer or Non-Trust Special Servicer shall be replaced in accordance with the terms of the related Non-Trust Pooling and Servicing Agreement, the applicable Master Servicer and the applicable Special Servicer shall acknowledge any such successor as the successor to such Non-Trust Trustee, Non-Trust Master Servicer or the Non-Trust Special Servicer, as the case may be, and shall, upon receiving notice of the same, notify the Trustee regarding such replacement.

(b)           If any of the Trustee, the Certificate Administrator or the applicable Master Servicer receive notice from a Rating Agency that the applicable Master Servicer is no longer an “approved” master servicer by any of the Rating Agencies rating the Certificates, then the Trustee, the Certificate Administrator or the applicable Master Servicer, as applicable, shall promptly notify the related Non-Trust Master Servicer of the same.

Section 3.32      Litigation Control for Mortgage Loans and Serviced Loan Combinations as to which LNR Partners, LLC is the Applicable Special Servicer. The following terms and provisions of this Section 3.32 shall apply only to those Mortgage Loans and Serviced Loan Combinations for which LNR Partners, LLC is the applicable Special Servicer.

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(a)           The applicable Special Servicer shall in accordance with the Servicing Standard, direct, manage, prosecute and/or defend any action brought by a Mortgagor, guarantor, other obligor under the related Mortgage Loan Documents or any Affiliate(s) thereof (each, a “Borrower-Related Party”) against the Trust (including, without limitation, any action in which both the Trust and the applicable Master Servicer are named) and/or such Special Servicer and represent the interests of the Trust in any litigation relating to the rights and obligations (or the enforcement of the obligations) of a Borrower-Related Party under the related Mortgage Loan Documents, or with respect to the related Mortgaged Property or other collateral securing a Mortgage Loan or Serviced Loan Combination, or the Trust (“Trust-Related Litigation”). In the event that the applicable Master Servicer is named in any Trust-Related Litigation but the applicable Special Servicer is not named in such Trust-Related Litigation (regardless of whether the Trust is named in such Trust-Related Litigation), such Master Servicer shall notify such Special Servicer of such litigation as soon as practicable but in any event no later than within ten (10) Business Days of such Master Servicer receiving service of such Trust-Related Litigation.

(b)           To the extent the applicable Master Servicer is named in Trust-Related Litigation, and neither the Trust nor the applicable Special Servicer is named, in order to effectuate the role of the applicable Special Servicer as contemplated by the immediately preceding subsection, such Master Servicer shall (i) provide monthly status reports to the applicable Special Servicer, regarding such Trust-Related Litigation; (ii) seek to have the Trust replace such Master Servicer as the appropriate party to the lawsuit; and (iii) so long as such Master Servicer remains a party to the lawsuit, consult with and act at the direction of the applicable Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel; provided that the applicable Master Servicer shall have the right to engage separate counsel relating to claims against such Master Servicer to the extent set forth in Section 3.32(e); and provided, however, if there are claims against such Master Servicer and such Master Servicer has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to such Master Servicer.

(c)           The applicable Special Servicer shall not (i) undertake any material settlement of any Trust-Related Litigation or (ii) initiate any material Trust-Related Litigation unless and until it has notified in writing the Subordinate Class Representative (during any Subordinate Control Period or Collective Consultation Period and other than with respect to any Excluded Loan) (to the extent the identity of the Subordinate Class Representative is actually known to such Special Servicer; provided that the applicable Special Servicer shall make due inquiry of the Certificate Administrator as to the identity of the Subordinate Class Representative) and the holder of any related Serviced Companion Loan (if such matter affects such Serviced Companion Loan) (to the extent the identity of the holder of such Serviced Companion Loan is actually known to such Special Servicer) and the Subordinate Class Representative (during any Subordinate Control Period and other than with respect to any Excluded Loan) has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Subordinate Class Representative has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by such Special Servicer within such 5 Business Day period, then the Subordinate Class Representative shall be deemed to have approved the taking of such action); provided that, if the applicable Special Servicer determines (consistent with the

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Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Serviced Loan Combination, the related Companion Loan Holders, such Special Servicer may take such action without waiting for the Subordinate Class Representative’s response.

(d)          Notwithstanding the foregoing, neither the Special Servicers nor the Master Servicers shall follow any advice, direction or consultation provided by the Subordinate Class Representative that would require or cause the applicable Special Servicer or the applicable Master Servicer, as applicable, to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the applicable Special Servicer or the applicable Master Servicer, as applicable, to violate provisions of this Agreement, require or cause the applicable Special Servicer or the applicable Master Servicer, as applicable, to violate the terms of any Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause any REMIC created hereunder to fail to qualify as a REMIC, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or materially expand the scope of the applicable Special Servicer’s or the applicable Master Servicer’s, as applicable, responsibilities under this Agreement.

(e)           Notwithstanding the right of the applicable Special Servicer to represent the interests of the Trust in Trust-Related Litigation, and subject to the rights of such Special Servicer to direct the applicable Master Servicer’s actions in this Section 3.32 below, the applicable Master Servicer shall retain the right to make determinations relating to claims against such Master Servicer, including but not limited to the right to engage separate counsel and to appear in any proceeding on its own behalf in such Master Servicer’s reasonable discretion, the cost of which shall be subject to indemnification as and to the extent provided in this Agreement.

(f)           Further, nothing in this section shall require the applicable Master Servicer to take or fail to take any action which, in such Master Servicer’s good faith and reasonable judgment, may (i) result in a violation of the REMIC Provisions or (ii) subject such Master Servicer to liability or materially expand the scope of such Master Servicer’s obligations under this Agreement.

(g)          Notwithstanding the applicable Master Servicer’s right to make determinations relating to claims against such Master Servicer, the applicable Special Servicer shall have the right at any time in accordance with the Servicing Standard to (i) direct the applicable Master Servicer to settle any claims asserted against such Master Servicer (whether or not the Trust or the applicable Special Servicer is named in any such claims or Trust-Related Litigation) (and with respect to any material settlements, with the consent or consultation of the Subordinate Class Representative during a Subordinate Control Period or Collective Consultation Period and other than with respect to any Excluded Loan, respectively) and (ii) otherwise reasonably direct the actions of the applicable Master Servicer relating to claims against such Master Servicer (whether or not the Trust or the applicable Special Servicer is named in any such claims or Trust-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission of liability or wrongdoing on the part of the applicable Master Servicer, (B) the cost of such settlement or any resulting judgment is and shall be paid by the Trust and

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payment of such cost or judgment is provided for in this Agreement, (C) the applicable Master Servicer is and shall be indemnified as and to the extent provided in this Agreement for all costs and expenses of such Master Servicer incurred in defending and settling the Trust-Related Litigation and for any judgment, (D) any such action taken by the applicable Master Servicer at the direction of the applicable Special Servicer shall be deemed (as to such Master Servicer) to be in compliance with the Servicing Standard and (E) the applicable Special Servicer provides the applicable Master Servicer with assurance reasonably satisfactory to such Master Servicer as to the items in clauses (A), (B) and (C).

(h)           In the event both the applicable Master Servicer and the applicable Special Servicer or Trust are named in Trust-Related Litigation, such Master Servicer and such Special Servicer shall cooperate with each other to afford such Master Servicer and such Special Servicer the rights afforded to such party in this Section 3.32.

(i)            This Section 3.32 shall not apply in the event the applicable Special Servicer authorizes the applicable Master Servicer, and such Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust in accordance with the Servicing Standard.

(j)            Notwithstanding the foregoing, (A) in the event that any action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the applicable Master Servicer or the applicable Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (B) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan Documents, or otherwise relating to one or more Mortgage Loans or Mortgaged Properties, neither the applicable Master Servicer nor the applicable Special Servicer shall, without the prior written consent of the Trustee, (i) initiate an action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually, (ii) engage counsel to represent the Trustee, or (iii) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar actions with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state (provided that neither the applicable Master Servicer nor the applicable Special Servicer shall be responsible for any delay due to the unwillingness of the Trustee to grant such consent); and (C) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as Trustee or individually (but not to otherwise direct, manage or prosecute such litigation or claim); provided, however, nothing in this subsection shall be interpreted to preclude the applicable Special Servicer (with respect to any material Trust-Related Litigation, with the consent or consultation of the Subordinate Class Representative during a Subordinate Control Period or Collective Consultation Period and other than with respect to any Excluded Loan, respectively, to the extent required in Error! Reference source not found., respectively) from initiating any action, suit, litigation or proceeding in its name as representative of the Trustee of the Trust.

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Section 3.33        Litigation Control for Mortgage Loans and Serviced Loan Combinations as to which LNR Partners, LLC is not the Applicable Special Servicer. The following terms and provisions of this Section 3.33 shall apply only to those Mortgage Loans and Serviced Loan Combinations for which LNR Partners, LLC is not the applicable Special Servicer.

(a)           The applicable Special Servicer shall, with respect to litigation involving Specially Serviced Mortgage Loans, and the applicable Master Servicer shall, with respect to litigation involving non-Specially Serviced Mortgage Loans, and, in either case, if the applicable Special Servicer or the applicable Master Servicer, as applicable, contemplates availing itself of indemnification as provided for under Section 6.03 of this Agreement, such servicer shall, for the benefit of the Certificateholders, direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to (i) the enforcement of the obligations of a Borrower under the related Mortgage Loan Documents and (ii) any action brought against the Trust or any party to this Agreement with respect to the servicing of any such Mortgage Loan (the foregoing rights and obligations, “Litigation Control”). Such Litigation Control shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard. Upon becoming aware of or being named in any claim or litigation that falls within the scope of Litigation Control and is of a material nature (a “Material Litigation Control Matter”), the applicable Special Servicer or applicable Master Servicer shall promptly notify the Subordinate Class Representative (during a Subordinate Control Period or Collective Consultation Period and other than with respect to any Excluded Loan) and the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) of such claim or litigation.

(b)           In connection with any Material Litigation Control Matter, the applicable Special Servicer or the applicable Master Servicer, as applicable, shall submit any decision to commence any proceeding or similar action in a Material Litigation Control Matter or any decision to agree to or propose any terms of settlement in a Material Litigation Control Matter to the Subordinate Class Representative (during a Subordinate Control Period and other than with respect to any Excluded Loan) for its approval or consent (or its deemed approval or deemed consent as provided below) and provide notice of any such decision to the related Serviced Companion Loan Holder if such matter affects the related Serviced Companion Loan. Subject to Section 3.33(e), if and as applicable, the applicable Special Servicer or applicable Master Servicer, as applicable, shall not take any action implementing any such decision described in the preceding sentence unless and until it has notified in writing (other than with respect to any Excluded Loan) the Subordinate Class Representative (during a Subordinate Control Period or Collective Consultation Period) and the Subordinate Class Representative (during a Subordinate Control Period) has not objected in writing within five (5) Business Days of receipt of such notice and receipt of all information that the Subordinate Class Representative has reasonably requested with respect thereto promptly following its receipt of such notice. If such written objection has not been received by the applicable Special Servicer or applicable Master Servicer, as applicable, within such 5-Business Day period, then the Subordinate Class Representative shall be deemed to have approved the taking of such action; provided that, if the applicable Special Servicer or applicable Master Servicer, as applicable, determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Serviced Loan Combination, the related Companion Loan Holders, the applicable Special Servicer or applicable Master Servicer, as applicable, may take such action without

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waiting for the Subordinate Class Representative’s response; provided that the applicable Special Servicer or applicable Master Servicer, as applicable, has confirmation that the Subordinate Class Representative has received notice of such action in writing. Nothing in this Section 3.33 shall be construed to alter, modify, limit or expand the Trust Advisor’s duties, rights and obligations in this Agreement, including, without limitation, in Sections 3.24, 3.28, 6.03 and 6.05, and the Trust Advisor shall not be required to review the actions of the applicable Special Servicer with respect to the applicable Special Servicer’s Litigation Control unless such review is otherwise related to the performance of the Trust Advisor’s duties, rights and obligations in respect of a Final Asset Status Report and/or Asset Status Report.

(c)           Notwithstanding anything contained herein to the contrary, with respect to any Material Litigation Control Matter otherwise required to be exercised hereunder by the applicable Master Servicer relating to a Mortgage Loan or Loan Combination (in each case, other than with respect to any Excluded Loan) that has either (i) been satisfied or paid in full, or (ii) as to which a Final Recovery Determination has been made, but subject to Section 3.33(d), after receiving the required notice from the applicable Master Servicer set forth above that the applicable Master Servicer became aware of or was named in any such claims or litigation, the Subordinate Class Representative (during a Subordinate Control Period) may direct the applicable Master Servicer and the applicable Special Servicer in writing that such Litigation Control nevertheless be exercised by the applicable Special Servicer; provided, however, that the applicable Special Servicer (with the consent of the Subordinate Class Representative (during a Subordinate Control Period)) has determined and advised the applicable Master Servicer (and the applicable Master Servicer has reasonably concurred) that its actions with respect to such obligations are indemnifiable under Section 6.03 hereof, and accordingly, any loss, liability or expense (including legal fees and expenses incurred up until such date of transfer of Litigation Control to the applicable Special Servicer) arising from the related legal action or claim underlying such Litigation Control and not otherwise paid to the applicable Master Servicer pursuant to Section 6.03 of this Agreement shall be payable by the Trust Fund; provided, further, so as long as the Trust Fund and any applicable Other Trustee are fully indemnified and/or made whole with respect to the related legal action or claim underlying such Litigation Control from recoveries with respect to such legal action or claim, the Majority Subordinate Certificateholder shall be reimbursed up to the amount of compensation paid to the applicable Special Servicer for assuming and handling such Litigation Control but only to the extent that such recoveries exceed the amount necessary to fully indemnify and make the Trust Fund whole.

(d)           Notwithstanding the foregoing, (i) if any action, suit, litigation or proceeding names the Trustee, the Trust Advisor, the Certificate Administrator, the applicable Master Servicer (if such party does not have Litigation Control) or the applicable Special Servicer (if such party does not have Litigation Control) in their individual capacity, or if any judgment is rendered against the Trustee, the Trust Advisor, the Certificate Administrator, the applicable Master Servicer (if such party does not have Litigation Control) or the applicable Special Servicer (if such party does not have Litigation Control) in their individual capacity, the Trustee, the Trust Advisor, the Certificate Administrator, the applicable Master Servicer (if such party does not have Litigation Control) or the applicable Special Servicer (if such party does not have Litigation Control), as the case may be, upon prior written notice to the applicable Master Servicer or the applicable Special Servicer, as applicable (i.e., whichever has Litigation Control), may retain counsel and appear in any such proceeding on its own behalf in order to protect and

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represent its interests (but not to direct, manage or prosecute such litigation or claim); (ii) in any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Borrower under the related loan documents or otherwise relating to the servicing of a Mortgage Loan, Loan Combination or Mortgaged Property, neither the applicable Master Servicer nor the applicable Special Servicer, as applicable, shall, without the prior written consent of the Trustee or the Certificate Administrator, as applicable, (A) initiate any action, suit, litigation or proceeding in the name of the Trustee or the Certificate Administrator, whether in such capacity or individually, (B) engage counsel to represent the Trustee or the Certificate Administrator, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Trustee or the Certificate Administrator to be registered to do business in any state (provided that neither the applicable Master Servicer nor the applicable Special Servicer shall be responsible for any delay due to the unwillingness of the Certificate Administrator or the Trustee, as applicable, to grant such consent); and (iii) if any court finds that the Trustee, the Trust Advisor, the Certificate Administrator, the applicable Master Servicer (if such party does not have Litigation Control) or the applicable Special Servicer (if such party does not have Litigation Control) is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan or Loan Combination, the Trustee, the Trust Advisor, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer shall each have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest (but not to otherwise direct, manage or prosecute such litigation or claim). Subject to the rights of the Subordinate Class Representative under this Section 3.33, nothing in this paragraph shall be interpreted to preclude either the applicable Master Servicer or the applicable Special Servicer, as applicable, from initiating any Litigation Control-related action, suit, litigation or proceeding in its name as a representative of the Trust Fund.

(e)           Notwithstanding anything herein to the contrary, no advice, direction, objection of, or consent given or withheld by the Subordinate Class Representative shall (i) require or cause the applicable Special Servicer or the applicable Master Servicer to violate any provision of any Mortgage Loan Documents, any related Intercreditor Agreement, any related intercreditor, co-lender or similar agreement, applicable law, this Agreement or the REMIC Provisions, including without limitation, the applicable Master Servicer’s or the applicable Special Servicer’s obligation to act in accordance with the Servicing Standard and the related Mortgage Loan Documents, and to maintain the REMIC status of any Trust REMIC, (ii) result in the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any REMIC Pool to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes, (iii) expose the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Depositor, the Trust Advisor, the Trust Fund or the Trustee or any of their respective Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) materially expand the scope of the applicable Special Servicer’s, the applicable Master Servicer’s, the Certificate Administrator’s, the Trustee’s or the Trust Advisor’s responsibilities under this Agreement; and neither the applicable Special Servicer nor the applicable Master Servicer shall follow any such

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advice, direction or objection if given by the Subordinate Class Representative, or initiate any such actions, that would have the effect described in clauses (i)-(iv) of this sentence.

Section 3.34        Matters Regarding the One Court Square Loan Combination.

(a)          Midland Loan Services, a Division of PNC Bank, National Association, shall act as One Court Square Special Servicer with respect to the One Court Square Loan Combination subject to the terms and conditions specified herein. Pursuant to the related Intercreditor Agreement, such Special Servicer may be replaced by the “Directing Holder” with a successor Special Servicer that is not prohibited from acting as such pursuant to the terms of Section 9.4(c) of the related loan agreement.

(b)          The fees that the Special Servicer may charge the related Borrower, excluding any such fees of the Special Servicer that are incurred when an “event of default” has occurred and is continuing under the One Court Square Loan Combination, shall not exceed $250,000 in the aggregate over the term of the One Court Square Loan Combination (as provided in Section 5.17(x) of the related loan agreement).

(c)          The Special Servicer may not transfer any of the Notes evidencing the One Court Square Mortgage Loan in violation of the restrictions set forth in Section 9.5 of the related loan agreement.

(d)          The role of “Administrative Agent,” as described in the related loan agreement, shall be performed by the applicable Master Servicer and the One Court Square Special Servicer, as appropriate (except that any reference to the Administrative Agent as the holder of Note A-1 (as provided in Section 9.4(c) of the related loan agreement) shall continue to refer to Natixis in its individual capacity).

Article IV

PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01        Distributions.  (a) On each Distribution Date, the Certificate Administrator shall apply amounts on deposit in the Distribution Account for the following purposes and in the following order of priority, in each case to the extent of the remaining portion of the Available Distribution Amount for such Distribution Date:

(1)         to make distributions of interest to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-E, Class X-FG and Class X-H Certificates, up to an amount equal to, and pro rata as among such Holders of such Classes in accordance with, the Interest Distribution Amounts in respect of each such Class for such Distribution Date;

(2)         to make distributions of principal to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates, in the following amounts and order of priority (the aggregate amount of such distribution not to exceed the Principal Distribution Amount for such Distribution Date):

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(A)              first, to the Holders of the Class A-SB Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, and (2) the excess of (a) the Class Principal Balance of the Class A-SB Certificates immediately prior to such Distribution Date over (b) the Class A-SB Planned Principal Balance for such Distribution Date;

(B)              second, to the Holders of the Class A-1 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A-SB Certificates as described in the immediately preceding clause (A) and (2) the Class Principal Balance of the Class A-1 Certificates immediately prior to such Distribution Date;

(C)              third, to the Holders of the Class A-2 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A-SB and Class A-1 Certificates as described in the immediately preceding clauses (A) and (B) and (2) the Class Principal Balance of the Class A-2 Certificates immediately prior to such Distribution Date;

(D)              fourth, to the Holders of the Class A-3 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A-SB, Class A-1 and Class A-2 Certificates as described in the immediately preceding clauses (A), (B) and (C) and (2) the Class Principal Balance of the Class A-3 Certificates immediately prior to such Distribution Date;

(E)               fifth, to the Holders of the Class A-4 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A-SB, Class A-1, Class A-2 and Class A-3 Certificates as described in the immediately preceding clauses (A), (B), (C) and (D) and (2) the Class Principal Balance of the Class A-4 Certificates immediately prior to such Distribution Date;

(F)              sixth, to the Holders of the Class A-SB Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A-SB, Class A-1, Class A-2, Class A-3 and Class A-4 Certificates as described in the immediately preceding clauses (A), (B), (C), (D) and (E) and (2) the Class Principal Balance of the Class A-SB Certificates following the distributions to the Class A-SB Certificates pursuant to clause (A) above;

(3)         to make distributions to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates, up to an amount equal to, pro rata as among such Holders of such Classes in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class pursuant to Section 4.04(a) and not previously reimbursed;

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(4)          to make distributions of interest to the Holders of the Class A-S Regular Interest, up to an amount equal to the Interest Distribution Amount in respect of the Class A-S Regular Interest for such Distribution Date, such distributions to be allocated between the Class A-S Certificates and Class A-S-PEX Component in accordance with the Class A-S Percentage Interest for such Distribution Date and the Class A-S-PEX Percentage Interest for such Distribution Date, respectively;

(5)           after the Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class A-S Regular Interest, up to an amount (not to exceed the Class Principal Balance of the Class A-S Regular Interest outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a)), such distributions to be allocated between the Class A-S Certificates and Class A-S-PEX Component in accordance with the Class A-S Percentage Interest for such Distribution Date and the Class A-S-PEX Percentage Interest for such Distribution Date, respectively;

(6)           to make distributions to the Holders of the Class A-S Regular Interest, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class A-S Regular Interest pursuant to Section 4.04(a) and not previously reimbursed, such distributions to be allocated between the Class A-S Certificates and Class A-S-PEX Component in accordance with the Class A-S Percentage Interest for such Distribution Date and the Class A-S-PEX Percentage Interest for such Distribution Date, respectively;

(7)           to make distributions of interest to the Holders of the Class B Regular Interest, up to an amount equal to the Interest Distribution Amount in respect of the Class B Regular Interest for such Distribution Date, such distributions to be allocated between the Class B Certificates and Class B-PEX Component in accordance with the Class B Percentage Interest for such Distribution Date and the Class B-PEX Percentage Interest for such Distribution Date, respectively;

(8)           after the Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Class A-S Regular Interest have been reduced to zero, to make distributions of principal to the Holders of the Class B Regular Interest, up to an amount (not to exceed the Class Principal Balance of the Class B Regular Interest outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates or the Class A-S Regular Interest pursuant to any prior clause of this Section 4.01(a)), such distributions to be allocated between the Class B Certificates and Class B-PEX Component in accordance with the Class B Percentage Interest for such Distribution Date and the Class B-PEX Percentage Interest for such Distribution Date, respectively;

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(9)           to make distributions to the Holders of the Class B Regular Interest, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class B Regular Interest pursuant to Section 4.04(a) and not previously reimbursed, such distributions to be allocated between the Class B Certificates and Class B-PEX Component in accordance with the Class B Percentage Interest for such Distribution Date and the Class B-PEX Percentage Interest for such Distribution Date, respectively;

(10)         to make distributions of interest to the Holders of the Class C Regular Interest, up to an amount equal to the Interest Distribution Amount in respect of the Class C Regular Interest for such Distribution Date, such distributions to be allocated between the Class C Certificates and Class C-PEX Component in accordance with the Class C Percentage Interest for such Distribution Date and the Class C-PEX Percentage Interest for such Distribution Date, respectively;

(11)         after the Class Principal Balance of the Class B Regular Interest has been reduced to zero, to make distributions of principal to the Holders of the Class C Regular Interest, up to an amount (not to exceed the Class Principal Balance of the Class C Regular Interest outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates or the Class A-S Regular Interest or Class B Regular Interest pursuant to any prior clause of this Section 4.01(a)), such distributions to be allocated between the Class C Certificates and Class C-PEX Component in accordance with the Class C Percentage Interest for such Distribution Date and the Class C-PEX Percentage Interest for such Distribution Date, respectively;

(12)           to make distributions to the Holders of the Class C Regular Interest, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class C Regular Interest pursuant to Section 4.04(a) and not previously reimbursed, such distributions to be allocated between the Class C Certificates and Class C-PEX Component in accordance with the Class C Percentage Interest for such Distribution Date and the Class C-PEX Percentage Interest for such Distribution Date, respectively;

(13)           to make distributions of interest to the Holders of the Class D and Class X-D Certificates, up to an amount equal to, and pro rata as among such Holders of such Classes in accordance with, the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(14)           after the Class Principal Balance of the Class C Regular Interest has been reduced to zero, to make distributions of principal to the Holders of the Class D Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal

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Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest pursuant to any prior clause of this Section 4.01(a));

(15)           to make distributions to the Holders of the Class D Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(16)           to make distributions of interest to the Holders of the Class E Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(17)           after the Class Principal Balance of the Class D Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class E Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest pursuant to any prior clause of this Section 4.01(a));

(18)           to make distributions to the Holders of the Class E Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(19)           to make distributions of interest to the Holders of the Class F Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(20)           after the Class Principal Balance of the Class E Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class F Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest pursuant to any prior clause of this Section 4.01(a));

(21)           to make distributions to the Holders of the Class F Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(22)           to make distributions of interest to the Holders of the Class G Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

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(23)           after the Class Principal Balance of the Class F Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class G Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest pursuant to any prior clause of this Section 4.01(a));

(24)           to make distributions to the Holders of the Class G Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(25)           to make distributions of interest to the Holders of the Class H Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(26)           after the Class Principal Balance of the Class G Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class H Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest pursuant to any prior clause of this Section 4.01(a));

(27)           to make distributions to the Holders of the Class H Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(28)           to make distributions first, to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates, pro rata as among such Holders of such Classes, and then to the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, in that order, and then to the Holders of the Class D, Class E, Class F, Class G and Class H Certificates, in that order, for any amounts that may previously have been allocated to those Classes in reduction of their Certificate Principal Balances and for which reimbursement has not previously been made; and

(29)           to make distributions to the Holders of the Class R Certificates, up to an amount equal to the excess, if any, of (A) the Available Distribution Amount for such Distribution Date, over (B) the aggregate distributions made in respect of the Classes of Regular Certificates and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest on such Distribution Date pursuant to the prior clauses of this Section 4.01(a).

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Any distributions of interest made with respect to the Interest Only Certificates on any Distribution Date pursuant to clause (1) above shall be deemed to have been allocated among the respective REMIC III Components of each such Class of Certificates, and on a pro rata basis in accordance with the respective amounts of Accrued Component Interest for such REMIC III Components for such Distribution Date.

Notwithstanding any contrary provision described above, if (I) as of the commencement of business on such Distribution Date, (i) any Class A-1, Class A-2, Class A-3, Class A-4 or Class A-SB Certificate remains outstanding and (ii) the aggregate of the Class Principal Balances of the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest and the Class D, Class E, Class F, Class G and Class H Certificates have previously been reduced to zero as a result of the allocation of Realized Losses and Additional Trust Fund Expenses pursuant to Section 4.04(a), or (II) such Distribution Date is the Final Distribution Date, then, in each case, the Certificate Administrator shall, in lieu of the distributions otherwise required under clause (2) above, make distributions of principal to the Holders of the Classes of the Class A Certificates, up to an amount (not to exceed the aggregate of the Class Principal Balances of such Classes of Certificates outstanding immediately prior to such Distribution Date) equal to, and pro rata as among such Holders of such Classes in accordance with their Class Principal Balances outstanding immediately prior to such Distribution Date, the entire Principal Distribution Amount for such Distribution Date.

Also notwithstanding any contrary provision described above, if the Available Distribution Amount for any Distribution Date includes any recoveries of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) from a source other than the proceeds of the Mortgage Loans, the Certificate Administrator shall, prior to the distributions described above, distribute such recoveries to the Holders of any Principal Balance Certificates that experienced write-offs in connection with Trust Advisor Expenses under Section 4.05. Such distributions shall be made to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates (on a pro rata basis based on the write-offs previously experienced by such Classes in respect of Trust Advisor Expenses (other than Designated Trust Advisor Expenses)), and then to the Holders of the Class A-S Regular Interest, Class B Regular Interest, Class C Regular Interest and the Class D Certificates, in that order, in each case up to the amount of such write-offs previously experienced by such Class in respect of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) under such Section 4.05. Any amounts in respect of recoveries of Trust Advisor Expenses distributed in respect of the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest for any Distribution Date shall be distributed (i) in the case of the Class A-S Regular Interest, between the Class A-S Certificates and Class A-S-PEX Component in accordance with the Class A-S Percentage Interest for such Distribution Date and the Class A-S-PEX Percentage Interest for such Distribution Date, respectively, (ii) in the case of the Class B Regular Interest, between the Class B Certificates and Class B-PEX Component in accordance with the Class B Percentage Interest for such Distribution Date and the Class B-PEX Percentage Interest for such Distribution Date, respectively, and (iii) in the case of the Class C Regular Interest, between the Class C Certificates and Class C-PEX Component in accordance with the Class C Percentage Interest for such Distribution Date and the Class C-PEX Percentage Interest for such Distribution Date, respectively.

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While the Class Principal Balance of any Class of Certificates has been reduced to zero, such Class shall not be entitled to any further distributions in respect of interest or principal other than reimbursement of Realized Losses, Additional Trust Fund Expenses and other amounts provided for in this Section 4.01.

(b)           [Reserved.]

(c)           Funds on deposit in the Distribution Account on each Distribution Date that represent Prepayment Premiums or Yield Maintenance Charges Received by the Trust with respect to any Mortgage Loan or REO Mortgage Loan during the related Collection Period, in each case net of any Liquidation Fees payable therefrom, shall be distributable as follows: if any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the Certificate Administrator shall pay a portion of that Yield Maintenance Charge or Prepayment Premium (net of Liquidation Fees payable therefrom) in the following manner: (1) to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class D Certificates and Class A-S, Class B and Class C Regular Interests, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such Class of Certificates or REMIC III Regular Interest, as the case may be, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such Class of Certificates or REMIC III Regular Interest for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Exchangeable Certificates) and REMIC III Regular Interests for that Distribution Date, and (2) to the Class X-A Certificates, any remaining such Yield Maintenance Charge or Prepayment Premium not distributed pursuant to clause (1) of this Section 4.01(c). No Prepayment Premiums or Yield Maintenance Charges will be distributed to the Holders of the Class X-D, Class X-E, Class X-FG, Class X-H, Class E, Class F, Class G, Class H or Class R Certificates. Any funds distributed on any such Class of Certificates or REMIC III Regular Interest in respect of any Prepayment Premium or Yield Maintenance Charge pursuant to this Section 4.01(c) shall constitute an “Additional Yield Amount” for such Class.

Any distributions of Yield Maintenance Charges and Prepayment Premiums in respect of the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest on any Distribution Date shall be distributed (i) in the case of the Class A-S Regular Interest, between the Class A-S Certificates and Class A-S-PEX Component in accordance with the Class A-S Percentage Interest for such Distribution Date and the Class A-S-PEX Percentage Interest for such Distribution Date, respectively, (ii) in the case of the Class B Regular Interest, between the Class B Certificates and Class B-PEX Component in accordance with the Class B Percentage Interest for such Distribution Date and the Class B-PEX Percentage Interest for such Distribution Date, respectively, and (iii) in the case of the Class C Regular Interest, between the Class C Certificates and Class C-PEX Component in accordance with the Class C Percentage Interest for such Distribution Date and the Class C-PEX Percentage Interest for such Distribution Date, respectively.

For purposes of the second preceding paragraph, the relevant “Base Interest Fraction” in connection with any Principal Prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of

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Principal Balance Certificates (other than the Exchangeable Certificates) and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, shall be a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, as applicable, for the related Distribution Date, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the Mortgage Rate on such Mortgage Loan and (ii) the applicable Discount Rate; provided that: (a) under no circumstances will the Base Interest Fraction be greater than 1.0; (b) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is greater than or equal to the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction will equal zero; and (c) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is less than the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction shall be equal to 1.0. If a Mortgage Loan provides for a step-up in the Mortgage Rate, then the Mortgage Rate used in the determination of the Base Interest Fraction will be the Mortgage Rate in effect at the time of the prepayment.

For purposes of the preceding paragraph, the relevant “Discount Rate” in connection with any Prepayment Premium or Yield Maintenance Charge collected on any prepaid Mortgage Loan or REO Mortgage Loan and distributable on any Distribution Date shall be a rate per annum equal to (i) if a discount rate was used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Mortgage Loan, as the case may be, such discount rate (as reported by the applicable Master Servicer), converted (if necessary) to a monthly equivalent yield, or (ii) if a discount rate was not used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Mortgage Loan, as the case may be, the yield calculated by the linear interpolation of the yields (as reported under the heading “U.S. Government Securities/Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519) published by the Federal Reserve Board for the week most recently ended before the date of the relevant prepayment (or deemed prepayment) of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the related Stated Maturity Date (in the case of a Mortgage Loan or REO Mortgage Loan that is not related to an ARD Mortgage Loan) or the related Anticipated Repayment Date (in the case of a Mortgage Loan or REO Mortgage Loan that is related to an ARD Mortgage Loan), such interpolated yield converted to a monthly equivalent yield. If Federal Reserve Statistical Release H.15 (519) is no longer published, the Certificate Administrator shall select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities.

(d)           [Reserved.]

(e)           All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise provided below, all such distributions with respect to each Class of Certificates on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such

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Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined, in the case of a Principal Balance Certificate, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Certificate pursuant to Section 4.04(a)) will be made in a like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution. Prior to any termination of the Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a Certificate in reimbursement of a Realized Loss or Additional Trust Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Certificateholder that surrendered such Certificate as such address last appeared in the Certificate Register or to any other address of which the Certificate Administrator was subsequently notified in writing. If such check is returned to the Certificate Administrator, then the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate. Any funds in respect of a check returned to the Certificate Administrator shall be set aside by the Certificate Administrator and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If the Certificate Administrator has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Certificate Administrator shall, subject to applicable law, distribute the unclaimed funds to the Class R Certificateholders.

(f)           Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each indirect participating brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Trust Advisor, the Depositor, the applicable Special Servicer or the applicable Master Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Certificate Administrator and the Depositor shall perform their respective obligations under the letters of representation between the Issuer and the initial Depository dated as of the Closing Date and pertaining to the Book-Entry Certificates, a copy of which Letters of Representations are attached hereto as Exhibit B.

(g)           The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund with respect to the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates nor any party hereto shall in any way be responsible or

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liable to the Holders of any other Class of Certificates with respect to amounts properly previously distributed on the Certificates.

(h)          Except as otherwise provided in Section 9.01, whenever the Certificate Administrator receives written notification of or expects that the final distribution with respect to any Class of Certificates (determined, in the case of a Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Class of Certificates pursuant to Section 4.04(a)) will be made on the next Distribution Date, the Certificate Administrator shall, no later than the second Business Day prior to such Distribution Date, mail to each Holder of record of such Class of Certificates on such date (with a copy to be posted to the Certificate Administrator’s Website in accordance with Section 8.12(b)) a notice to the effect that:

(i)           the Certificate Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Certificate Registrar or at such other location therein specified, and

(ii)           no interest shall accrue on such Certificates from and after the end of the Interest Accrual Period for such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, then the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such non-tendering Certificateholders following the first anniversary of the delivery of such second notice thereto shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If all of the Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Certificate Administrator shall, subject to applicable law, distribute to the Class R Certificateholders all unclaimed funds and other assets which remain subject thereto.

(i)           All distributions made in respect of each Class of Principal Balance Certificates (other than the Class A-S, Class B, Class C and Class PEX Certificates) and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest on each Distribution Date (including the Final Distribution Date) pursuant to Section 4.01(a) or Section 4.01(c) above shall

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be deemed to have first been distributed from REMIC II to REMIC III with respect to the Corresponding REMIC II Regular Interest(s) for such Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest; and all distributions made with respect to each Class of Interest Only Certificates on each Distribution Date pursuant to Section 4.01(a) or Section 4.01(c) above, and allocable to any particular REMIC III Component of such Class of Interest Only Certificates, shall be deemed to have first been distributed from REMIC II to REMIC III in respect of the Corresponding REMIC II Regular Interest for such REMIC III Component. In each case, if such distribution on any such Class of Certificates was a distribution of accrued interest, of principal, of additional interest (in the form of one or more Additional Yield Amounts) or in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously allocated to a Class of Principal Balance Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest, then the corresponding distribution deemed to be made on a REMIC II Regular Interest pursuant to the preceding sentence (and, if applicable the next paragraph) shall be deemed to also be, respectively, a distribution of accrued interest, of principal, of additional interest (in the form of one or more Additional Yield Amounts) or in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously allocated to REMIC III in respect of such REMIC II Regular Interest.

The actual distributions made by the Certificate Administrator on each Distribution Date in respect of the Regular Certificates and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest pursuant to Section 4.01(a) or Section 4.01(c) above, as applicable, shall be deemed to have been so made from the amounts deemed distributed with respect to the REMIC II Regular Interests on such Distribution Date pursuant to this Section 4.01(i). Notwithstanding the deemed distributions on the REMIC II Regular Interests described in this Section 4.01(i), actual distributions of funds from the Distribution Account shall be made only in accordance with Section 4.01(a) or Section 4.01(c) above, as applicable.

(j)           On each Distribution Date, including the Final Distribution Date, the Available Distribution Amount for such date shall be deemed to have first been distributed from REMIC I to REMIC II in respect of the REMIC I Regular Interests, in each case to the extent of the remaining portions of such funds, for the following purposes and in the following order of priority:

(i)           as deemed distributions of interest with respect to all the REMIC I Regular Interests, up to an amount equal to, and pro rata in accordance with, all Uncertificated Distributable Interest with respect to each REMIC I Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution Dates;

(ii)          as deemed distributions of principal with respect to all the REMIC I Regular Interests, up to an amount equal to, and pro rata in accordance with, as to each such REMIC I Regular Interest, the portion of the Principal Distribution Amount for such Distribution Date attributable to the related Mortgage Loan(s) or REO Mortgage Loan(s); and

(iii)         as deemed distributions with respect to all the REMIC I Regular Interests, up to an amount equal to, pro rata in accordance with, and in reimbursement of, any

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Realized Losses, Additional Trust Fund Expenses and Trust Advisor Expenses previously allocated to each such REMIC I Regular Interest (with compounded interest).

The portion of each Prepayment Premium and Yield Maintenance Charge that is distributed to any Class of Regular Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest on any Distribution Date shall, in each case, be deemed to have been distributed from REMIC I to REMIC II in respect of the REMIC I Regular Interest(s) corresponding to the prepaid Mortgage Loan or REO Mortgage Loan, as the case may be, in respect of which such Prepayment Premium or Yield Maintenance Charge was received or deemed received.

The actual distributions made by the Certificate Administrator on each Distribution Date in respect of the Regular Certificates or the Class A-S Regular Interest, Class B Regular Interest or Class C Regular Interest pursuant to Section 4.01(a) or Section 4.01(c) above, as applicable, shall be deemed to have been so made from the amounts deemed distributed with respect to the REMIC I Regular Interests on such Distribution Date pursuant to this Section 4.01(j). Notwithstanding the deemed distributions on the REMIC I Regular Interests described in this Section 4.01(j), actual distributions of funds from the Distribution Account shall be made only in accordance with Section 4.01(a) or Section 4.01(c) above, as applicable.

Section 4.02        Distribution Date Statements; Servicer Reporting.

(a)           Distribution Date Statements and Information. (i) Based on information provided to the Certificate Administrator by the applicable Master Servicer pursuant to Sections 3.12, 4.02(c) and 4.02(f), the Certificate Administrator shall prepare (or cause to be prepared) and, on each Distribution Date, provide or make available electronically (or, upon request by a Privileged Person who is a Certificateholder or Certificate Owner or by any Privileged Person who cannot receive a copy electronically, by first class mail) to each Privileged Person a statement substantially in the form of, and containing the information set forth in, Exhibit G-1 hereto and in any event containing the information set forth on Exhibit G-2 (the “Distribution Date Statement”), detailing the distributions on such Distribution Date and the performance, both in the aggregate and individually to the extent available, of the Mortgage Loans and the Mortgaged Properties; provided that the Certificate Administrator need not deliver to the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Underwriters, the Rating Agencies or the Subordinate Class Representative any Distribution Date Statement that has been made available to such Person via the Certificate Administrator’s Website as provided below; and provided, further, that the Certificate Administrator has no affirmative obligation to discover the identities of Certificate Owners and need only react to Persons claiming to be Certificate Owners in accordance with Section 5.06; and provided, further, that during any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, each recipient of the Distribution Date Statement shall be deemed to have agreed to keep confidential the information therein until such Distribution Date Statement is filed with the Commission. If and for so long as the Trust is subject to the reporting requirements of the Exchange Act, no Distribution Date Statement that is part of any Exchange Act reports filed with the Commission shall include references to the Rating Agencies or any ratings ascribed by any Rating Agency to any Class of Certificates.

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(ii)           On each Distribution Date, the Certificate Administrator shall make available to the general public (including any Privileged Persons) via the Certificate Administrator’s Website (x) the related Distribution Date Statement, (y) as a convenience to the general public (and not in furtherance of the distribution thereof under the securities laws), the prospectus supplement, the prospectus, and this Agreement, and (z) any Exchange Act reports filed with the Commission. In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through the Certificate Administrator’s Website.

(iii)          The applicable Master Servicer shall provide or make available (in electronic media) to each Serviced Pari Passu Companion Loan Holder and, upon reasonable request, to any Certificateholder identified to the applicable Master Servicer to the applicable Master Servicer’s reasonable satisfaction (at the expense of such Certificateholder) copies of any appraisals, operating statements, rent rolls (or, with respect to Co-op Mortgage Loans, maintenance schedules) and financial statements obtained by the applicable Master Servicer or delivered by the applicable Special Servicer to the applicable Master Servicer and, with respect to any Serviced Pari Passu Companion Loan Holder, any other information regarding the related Serviced Loan Combination provided by such Master Servicer or such Special Servicer (if received by the applicable Master Servicer) to any other party hereunder, at the same time such information is provided to any such party; provided that, in connection therewith, the applicable Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the applicable Master Servicer, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates or a Serviced Pari Passu Companion Loan Holder or a regulator or a governmental body and will keep such information confidential and is not a Borrower or an Affiliate of a Borrower with respect to the subject Mortgage Loan or Serviced Loan Combination.

(iv)          Upon the reasonable request of any Subordinate Class Certificateholder identified to the applicable Master Servicer (in the case of a Performing Serviced Mortgage Loan) or the applicable Special Servicer (in the case of a Specially Serviced Mortgage Loan) to the applicable Master Servicer’s or applicable Special Servicer’s reasonable satisfaction and such information is in the applicable Master Servicer’s or applicable Special Servicer’s possession, the applicable Master Servicer or applicable Special Servicer shall provide or make available (or forward electronically) to such Subordinate Class Certificateholder (at the expense of such Subordinate Class Certificateholder) any Excluded Information (available to Privileged Persons through the Certificate Administrator’s Website but not accessible to such Subordinate Class Certificateholder through the Certificate Administrator’s Website) relating to any Excluded Controlling Class Loan with respect to which such Subordinate Class Certificateholder is not an Excluded Controlling Class Holder; provided that, in connection therewith, the applicable Master Servicer or applicable Special Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the applicable Master Servicer or applicable

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Special Servicer, generally to the effect that such Person is a Subordinate Class Certificateholder, will keep such Excluded Information confidential and is not a Borrower Party, upon which the applicable Master Servicer or applicable Special Servicer may conclusively rely. In addition, the applicable Master Servicer and the applicable Special Servicer shall be entitled to conclusively rely on delivery from a Subordinate Class Certificateholder, as applicable, of an investor certification substantially in the form of Exhibit K-2B that such Subordinate Class Certificateholder is not an Excluded Controlling Class Holder with respect to a particular Mortgage Loan.

The Certificate Administrator shall have no obligation to provide the information or reports described in this Section 4.02(a) until it has received the requisite information or reports from the applicable Master Servicer provided for herein, and the Certificate Administrator shall not be in default hereunder due to a delay in providing such information and reports caused by the failure of the applicable Master Servicer or the applicable Special Servicer to timely deliver any information or reports hereunder. None of the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower, each other or a third party, and accepted by it in good faith, that is included in any reports, statements, materials or information prepared or provided by the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, as applicable. None of the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Borrower, a third party or each other.

During any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, each recipient of information regarding the Trust on the Certificate Administrator’s Website will be deemed to have agreed to keep confidential such information until such reports are filed with the Commission, and to the extent such information is presented on the Certificate Administrator’s Website, such website will bear a legend to the following effect: “No recipient shall use or disclose the information contained in this statement/report/file in any manner which could result in a violation of any provision of the Securities Act of 1933 or the Securities Exchange Act of 1934 or would require registration of any Non-Registered Certificates pursuant to Section 5 of the Securities Act of 1933.”

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s Website and assumes no responsibility therefor. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source.

In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer (provided that (i) such website provides thereon electronic means of fulfilling such registration and acceptance for purposes of obtaining access to the Certificate Administrator’s Website and (ii) the access provided shall not be inconsistent with the terms of this Agreement). The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Certificate Administrator’s Website can be directed to the Certificate

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Administrator’s CMBS customer service desk at (866) 846-4526 or such other number as the Certificate Administrator may hereinafter specify.

The Certificate Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the Distribution Date Statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

Notwithstanding the foregoing, unless specifically provided for herein, in no event shall any provision of this Agreement be construed to require the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator to produce any ad hoc or non-standard written reports (in addition to the CREFC® reports, inspection reports and other specific periodic reports otherwise required). If the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator elects to provide any ad hoc or non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

(b)           Certain Tax-Related Reporting to Certificateholders by the Certificate Administrator. Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall prepare, or cause to be prepared, and mail to each Person who at any time during the calendar year was a Certificateholder (i) a statement containing the aggregate information set forth in items 3, 4 and 14 of Exhibit G-2 hereto for such calendar year or applicable portion thereof during which such person was a Certificateholder and (ii) such other customary information as the Certificate Administrator deems necessary or desirable for Certificateholders to prepare their federal, state and local income tax returns, including the amount of original issue discount accrued on the Certificates, if applicable. The obligations of the Certificate Administrator in the immediately preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code. As soon as practicable following the request of any Certificateholder in writing, the Certificate Administrator shall furnish to such Certificateholder such information regarding the Mortgage Loans and the Mortgaged Properties as such Certificateholder may reasonably request and, as has been furnished to, or may otherwise be in the possession of, the Certificate Administrator. Each of the applicable Master Servicer and the applicable Special Servicer shall promptly provide to the Depositor and the Certificate Administrator such information regarding, in the case of the applicable Master Servicer, the Mortgage Loans and the Mortgaged Properties and, in the case of the applicable Special Servicer, the Specially Serviced Mortgage Loans and the Administered REO Properties, as the case may be, in any event as such party may reasonably request and that has been furnished to, or may otherwise be in the possession of, the applicable Master Servicer or the applicable Special Servicer, as the case may be.

(c)           CREFC® Loan Periodic Update Files. Not later than 2:00 p.m. (New York City time) on the second Business Day following each Determination Date (which is also the second Business Day preceding the related Distribution Date), each Master Servicer shall deliver to the Certificate Administrator the CREFC® Loan Periodic Update File, combining information with respect to the Mortgage Loans for which it acts as Master Servicer, reflecting information as of the close of business on such Determination Date. The CREFC® Loan Periodic Update File

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delivered by the Master Servicers as described above shall be in an electronic format that is mutually acceptable to the applicable Master Servicer and the Certificate Administrator.

Notwithstanding the foregoing, the parties agree that the CREFC® Loan Periodic Update File required to be delivered by each Master Servicer in November 2015 will be based solely upon information generated from actual collections received by such Master Servicer or that are remitted to such Master Servicer from any Non-Trust Master Servicer and from information that the respective Mortgage Loan Sellers deliver or cause to be delivered to such Master Servicer (including but not limited to information prepared by third-party servicers of the subject Mortgage Loans with respect to the period prior to the Closing Date). The applicable Special Servicer shall from time to time (and, in any event, upon request) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and Administered REO Properties as may be reasonably necessary for the applicable Master Servicer to prepare each report and any supplemental information to be provided by the applicable Master Servicer to the Certificate Administrator.

(d)           CREFC® Operating Statement Analysis Report, CREFC® Financial Files, CREFC® Comparative Financial Status Reports and CREFC® NOI Adjustment Worksheets. The applicable Master Servicer shall prepare and maintain a CREFC® Operating Statement Analysis Report and a CREFC® NOI Adjustment Worksheet with respect to each Mortgaged Property that secures a Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan and the applicable Special Servicer shall prepare and maintain a CREFC® Operating Statement Analysis Report and a CREFC® NOI Adjustment Worksheet with respect to each Specially Serviced Mortgage Loan and Administered REO Property, in each case in accordance with the provisions described below. As to quarterly (that is, not annual) periods, within 105 calendar days after the end of each of the first three calendar quarters (in each year) for the trailing or quarterly information received, commencing with respect to the quarter ending on March 31, 2016, the applicable Master Servicer (in the case of Mortgaged Properties that secure Serviced Mortgage Loans that are not Specially Serviced Mortgage Loans) or the applicable Special Servicer (in the case of Mortgaged Properties securing Specially Serviced Mortgage Loans and Administered REO Properties) shall, based upon the operating statements or rent rolls (or, with respect to Co-op Mortgage Loans, maintenance schedules) received (if and to the extent received) and covering such calendar quarter, prepare (or, if previously prepared, update) the CREFC® Operating Statement Analysis Report and the CREFC® Comparative Financial Status Report for each related Mortgaged Property and/or REO Property, using the normalized quarterly and normalized year-end operating statements and rent rolls (or, with respect to Co-op Mortgage Loans, maintenance schedules) received from the related Borrower; provided, however, that the analysis with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date hereof, the applicable CREFC® guidelines provide that the analysis with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). As to annual (that is, not quarterly) periods, not later than the second Business Day following the Determination Date occurring in June of each year (beginning in 2016 for year-end 2015), the applicable Master Servicer (in the case of Mortgaged Properties securing Serviced Mortgage Loans that are not Specially Serviced Mortgage Loans) or the applicable Special Servicer (in the case of Mortgaged Properties securing Specially Serviced

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Mortgage Loans and Administered REO Properties) shall, based upon the most recently available normalized year-end financial statements and most recently available rent rolls (or, with respect to Co-op Mortgage Loans, maintenance schedules) received (if and to the extent (i) such information has been received and (ii) any such information in the form of normalized year-end financial statements has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® Investor Reporting Package) not less than thirty (30) days prior to such second Business Day, prepare (or, if previously prepared, update) the CREFC® Operating Statement Analysis Report, the CREFC® Comparative Financial Status Report and a CREFC® NOI Adjustment Worksheet for each related Mortgaged Property and/or REO Property; provided that any analysis or update shall be performed in accordance with the then-current applicable CREFC® guidelines. With respect to Specially Serviced Mortgage Loans, such CREFC® Operating Statement Analysis Report will include the following statement: “This Mortgage Loan was transferred to the Special Servicer on [DATE]. Any questions relating to the operating results reported on this statement should be directed to the Special Servicer while the loan is a Specially Serviced Mortgage Loan.”

The applicable Master Servicer and the applicable Special Servicer shall each remit electronically an image of each CREFC® Operating Statement Analysis Report and/or each CREFC® NOI Adjustment Worksheet prepared or updated by it (promptly following initial preparation and each update thereof), together with the underlying operating statements and rent rolls (or, with respect to Co-op Mortgage Loans, maintenance schedules) to the Subordinate Class Representative (other than with respect to any Excluded Loan), the Certificate Administrator (upon request) and, in the case of such a report prepared or updated by the applicable Master Servicer, the applicable Special Servicer. The Certificate Administrator shall, upon request from the applicable Master Servicer or the applicable Special Servicer and, to the extent such items have been delivered to the Certificate Administrator by the applicable Master Servicer or the applicable Special Servicer, make such report (and any underlying operating statements and rent rolls or, with respect to Co-op Mortgage Loans, maintenance schedules) available to Certificateholders pursuant to Section 8.12(b).

With respect to a Non-Trust-Serviced Pooled Mortgage Loan, the applicable Master Servicer shall deliver information comparable to the above-described information to the same Persons as described above in this Section 4.02(d) and according to the same time frames as described above in this Section 4.02(d), with reasonable promptness following such applicable Master Servicer’s receipt of such information from the related Non-Trust Master Servicer under the applicable Non-Trust Pooling and Servicing Agreement.

If, with respect to any Performing Serviced Mortgage Loan, the applicable Special Servicer has any questions for the related Borrower based upon the information delivered to the applicable Special Servicer pursuant to Section 3.12(a) or this Section 4.02(d), the applicable Master Servicer shall, in this regard and without otherwise changing or modifying its duties hereunder, reasonably cooperate with the applicable Special Servicer in assisting the applicable Special Servicer in the applicable Special Servicer’s efforts to contact and solicit information from such Borrower.

(e)           Reporting by the Special Servicers. Not later than 1:00 p.m. (New York City time) on the first Business Day following each Determination Date following the earliest date on

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which any Mortgage Loan has become a Specially Serviced Mortgage Loan, the applicable Special Servicer shall prepare and deliver or cause to be delivered to the applicable Master Servicer the CREFC® Special Servicer Loan File, providing the required information as of such Determination Date. In addition, the applicable Special Servicer shall from time to time provide the applicable Master Servicer with such information in the applicable Special Servicer’s possession regarding any Specially Serviced Mortgage Loan or Administered REO Property as may be requested by the applicable Master Servicer and is reasonably necessary for the applicable Master Servicer to prepare each report and any supplemental information required to be provided by the applicable Master Servicer to the Certificate Administrator. The applicable Special Servicer, subject to the limitations on delivery of Privileged Communications, shall deliver to the Trust Advisor such reports and other information produced or otherwise available to the Majority Subordinate Certificateholder, or Certificateholders generally, requested by the Trust Advisor in support of its obligations under this Agreement. Notwithstanding the foregoing, the applicable Special Servicer shall not be required to prepare and deliver any of such files or reports with respect to the initial Determination Date following the Closing Date.

(f)           Other Reporting by the Master Servicers. Not later than 2:00 p.m. (New York City time) on the Business Day immediately preceding each Distribution Date, each Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered to the Certificate Administrator a CREFC® Financial File, a CREFC® Property File and a CREFC® Comparative Financial Status Report, providing the most recent information with respect to the subject Mortgage Loans and REO Properties serviced by such Master Servicer as of the related Determination Date and, in each case, if applicable, identifying each subject Mortgage Loan by loan number and property name. Each CREFC® Financial File, CREFC® Property File and CREFC® Comparative Financial Statement Report delivered by any Master Servicer as described above shall be in electronic format.

Not later than 2:00 p.m. (New York City time) on the Business Day immediately preceding each Distribution Date, the applicable Master Servicer shall deliver or cause to be delivered, and shall prepare (if any to the extent necessary) and deliver or cause to be delivered to the Certificate Administrator, in electronic format, a CREFC® Delinquent Loan Status Report, a CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, a CREFC® Loan Level Reserve/LOC Report, a CREFC® REO Status Report, a CREFC® Operating Statement Analysis Report, a CREFC® Comparative Financial Status Report, a CREFC® Servicer Watch List, a CREFC® NOI Adjustment Worksheet, a CREFC® Total Loan Report, a CREFC® Advance Recovery Report and a Realized Loss Template, in each case providing the most recent information with respect to the Mortgage Loans and REO Properties as of the related Determination Date and, in each case, if applicable, identifying each subject Mortgage Loan by loan number and property name. Notwithstanding the foregoing, the applicable Master Servicer shall not be required to prepare and deliver any of such files or reports with respect to the initial Determination Date following the Closing Date.

The applicable Master Servicer may, but is not required to, make any of the reports or files comprising the CREFC® Investor Reporting Package prepared by it available each month on the applicable Master Servicer’s internet website only with the use of a password, in which case the applicable Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to

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disclose such password to any other Person, (ii) the Subordinate Class Representative, and (iii) each Certificateholder and Certificate Owner who requests such password, provided that (A) the applicable Master Servicer shall not have such authority to the extent such disclosure would violate another provision of this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or the related Mortgage Loan Documents and (B) any such Certificateholder or Certificate Owner, as the case may be, has delivered a certification substantially in the form of Exhibit K-1A or Exhibit K-1B, as applicable, to the Certificate Administrator (with a copy to the applicable Master Servicer). In connection with providing such access to its internet website, the applicable Master Servicer may require registration and the acceptance of a reasonable disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the applicable Master Servicer deems necessary or appropriate, conditioning access on execution of a reasonable agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the applicable Master Servicer for any liability or damage that may arise therefrom. For the avoidance of doubt, the foregoing sentence shall not be construed to limit any right to receive information already provided for in this Agreement.

(g)           Certain General Provisions Regarding Reporting. The applicable Special Servicer shall deliver to the applicable Master Servicer(s) the reports and files required to be delivered pursuant to Section 4.02(d) and Section 4.02(e) and the applicable Master Servicer(s) shall deliver to the Certificate Administrator the reports set forth in Section 4.02(c) and Section 4.02(f), in an electronic format reasonably acceptable to the applicable Special Servicer, the applicable Master Servicer and the Certificate Administrator. The applicable Master Servicer may, absent manifest error, conclusively rely on the file to be provided by the applicable Special Servicer pursuant to Section 4.02(e). The Certificate Administrator may, absent manifest error, conclusively rely on the reports to be provided by the applicable Master Servicer pursuant to Section 4.02(c) and Section 4.02(f). To the extent that any report to be prepared and provided to the Certificate Administrator and/or the Subordinate Class Representative by the applicable Master Servicer pursuant to Section 4.02(c), Section 4.02(d) or Section 4.02(f) is dependent on information from the applicable Special Servicer or a party under a Non-Trust Pooling and Servicing Agreement and the applicable Special Servicer or such party under a Non-Trust Pooling and Servicing Agreement (as the case may be) has not timely provided such information to the applicable Master Servicer, the applicable Master Servicer shall on a timely basis provide to the Certificate Administrator, the Subordinate Class Representative as complete a report as the information provided by the applicable Special Servicer or such party under a Non-Trust Pooling and Servicing Agreement (as the case may be) permits and shall promptly update and provide to the Certificate Administrator and the Subordinate Class Representative a complete report when the applicable Special Servicer or such party under a Non-Trust Pooling and Servicing Agreement (as the case may be) provides the applicable Master Servicer with the requisite missing information; and the applicable Master Servicer shall not be in breach hereunder for so providing an incomplete report under Section 4.02(c), Section 4.02(d) or Section 4.02(f) under the foregoing circumstances. Furthermore, if any report to be provided to the Certificate Administrator and/or the Subordinate Class Representative by the applicable Master Servicer pursuant to Section 4.02(c), Section 4.02(d) or Section 4.02(f) was to be prepared by the applicable Special Servicer and delivered to the applicable Master Servicer, the applicable Master Servicer shall not be in breach by reason of any delay in its delivery of such report to the

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Certificate Administrator, the Subordinate Class Representative and/or the Majority Subordinate Certificateholder by reason of a delay on the part of the applicable Special Servicer; and the applicable Master Servicer shall deliver as promptly as reasonably practicable to the Certificate Administrator, the Subordinate Class Representative and the Majority Subordinate Certificateholder any such report that it receives from the applicable Special Servicer after the requisite delivery date.

(h)           Certain Means of Delivery. Except to the extent a form of delivery is specified in this Agreement, if the applicable Master Servicer or the applicable Special Servicer is required to deliver any statement, report or information under any provision of this Agreement, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on the applicable Master Servicer’s internet website or the Certificate Administrator’s Website and notifying the Person(s) entitled to such statement, report or information of such availability. Notwithstanding the foregoing, (A) the Certificate Administrator, the Trustee, the applicable Master Servicer and the applicable Special Servicer may each request delivery in paper format of any statement, report or information required to be delivered to the Certificate Administrator, the Trustee or the applicable Special Servicer, as the case may be, (B) any statement, report or information under any provision of this Agreement to be posted to the Certificate Administrator’s Website or the Rule 17g-5 Information Provider’s Website shall be delivered to the Certificate Administrator or the Rule 17g-5 Information Provider, as the case may be, in electronic format pursuant to Section 8.12(b) or Section 8.12(c), as applicable, and (C) clause (z) shall not apply to the delivery of any information required to be delivered to the Certificate Administrator, the Trustee or the applicable Special Servicer, as the case may be, unless the Certificate Administrator, the Trustee or the applicable Special Servicer, as the case may be, consents to such delivery.

(i)            During any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, access to information regarding the Trust on the applicable Master Servicer’s internet website will be conditioned to the party attempting to gain such access electronically agreeing to keep confidential any such information that has not been filed with the Commission.

(j)            No provisions of this Agreement shall be deemed to require the applicable Master Servicer or the applicable Special Servicer to confirm or make any representation regarding the accuracy of (or to be liable or responsible for) any other Person’s information or report.

(k)           The applicable Master Servicer shall produce the reports required of it under this Agreement but shall not be required to (but may upon request) produce any ad hoc non-standard written reports. If the applicable Master Servicer elects to provide any non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

(l)           Notwithstanding anything in this Section 4.02 to the contrary, in preparing and disseminating any of the statements, reports and other information required under this Section 4.02, insofar as such statements, reports and other information relate to a Non-Trust-

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Serviced Pooled Mortgage Loan or any related REO Property, the applicable Master Servicer, absent manifest error, shall be entitled to rely upon the information received by it under the related Intercreditor Agreement and/or the related Non-Trust Pooling and Servicing Agreement.

(m)        Each of the parties hereto shall cooperate with the other to make information available that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A.

(n)         With respect to any Serviced Loan Combination, the applicable Master Servicer shall deliver or cause to be delivered to the related Serviced Pari Passu Companion Loan Holder (or its designee) or, after the securitization of any Serviced Pari Passu Companion Loan, to the related Other Master Servicer, the Certificate Administrator (upon request), the applicable Special Servicer and the Subordinate Class Representative the following materials, in writing or by electronic means reasonably acceptable to the related Serviced Pari Passu Companion Loan Holder(s) (or its designee) (and such reports may include any reasonable disclaimers with respect to information provided by third parties or with respect to assumptions required to be made in the preparation of such reports as the applicable Master Servicer deems appropriate) not later than two (2) Business Days after the end of each Collection Period (but, in the case of a Serviced Pari Passu Companion Loan that has been included in an Other Securitization, in any event no later than any applicable Serviced Pari Passu Companion Loan Early Remittance Date);

(i)            the amount of the distributions made on the respective interests in such Serviced Loan Combination for such period allocable to interest (separately identifying Default Interest) and the amount thereof allocable to principal;

(ii)           if the amount of the distributions to any related Serviced Pari Passu Companion Loan Holder(s) was less than the full amount that would have been distributable to such Serviced Pari Passu Companion Loan Holder if there had been sufficient funds, the amount of the shortfall, stating separately the amounts allocable to interest and principal;

(iii)          the outstanding principal balance of such Serviced Loan Combination and the Serviced Pari Passu Companion Loan(s) therein immediately following payment for such period;

(iv)          the aggregate amount of unscheduled payments of principal received on such Serviced Loan Combination and the allocation thereof to each interest in such Serviced Loan Combination (and the source thereof) made during the related period;

(v)           the aggregate outstanding Servicing Advances with respect to such Serviced Loan Combination and interest thereon as of the end of, and all interest paid on Servicing Advances with respect to such Serviced Loan Combination during, the prior calendar month;

(vi)         the amount of the servicing compensation paid to the applicable Master Servicer and the applicable Special Servicer with respect to such Serviced Loan Combination, including the Master Servicing Fee, the Special Servicing Fee, any Workout Fee, any Liquidation Fee (other than any Liquidation Fee due in respect of the Mortgage Loan) and any charges to the related Borrower retained by the applicable

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Master Servicer or the applicable Special Servicer as allocated between the Mortgage Loan and any Serviced Pari Passu Companion Loan(s) in such Serviced Loan Combination;

(vii)         the amount of any shortfalls in distributions to the holders of the Mortgage Loan and any Serviced Pari Passu Companion Loan(s) in the related Serviced Loan Combination for such period and the amount of any outstanding amounts due on such Mortgage Loan and Serviced Pari Passu Companion Loan(s) for prior periods;

(viii)        information contained in the CREFC® Investor Reporting Package relating solely to any related Serviced Loan Combination; and

(ix)          any and all other reports required to be delivered by the Master Servicer to the Trustee hereunder pursuant to the terms hereof to the extent related to such Serviced Loan Combination.

(o)          No provision of this Agreement shall be construed to prohibit or restrict the Depositor or its designee from delivering or furnishing any reports, certificates or other information of any nature to the Rating Agency or any other credit rating agency.

Section 4.03          P&I Advances. (a) On or before 1:00 p.m. (New York City time) on each P&I Advance Date, the applicable Master Servicer shall, subject to Section 4.03(c), either (i) remit from its own funds to the Certificate Administrator for deposit into the Distribution Account an amount equal to the aggregate amount of P&I Advances with respect to Mortgage Loans and successor REO Mortgage Loans serviced by such Master Servicer, if any, to be made by the applicable Master Servicer in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make such P&I Advances, or (iii) make such P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the applicable Master Servicer; provided, however, that to the extent that amounts on deposit in the Collection Account were insufficient to pay the CREFC® License Fee on the related Master Servicer Remittance Date, the related Master Servicer shall apply any P&I Advances required to be made by it on such P&I Advance Date pursuant to this Section 4.03 to pay the balance of such CREFC® License Fee. Any amounts held in the Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable Master Servicer’s records and replaced by the applicable Master Servicer by deposit in the Collection Account prior to the next succeeding Master Servicer Remittance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 3:30 p.m. (New York City time) on any P&I Advance Date, the applicable Master Servicer shall not have made any P&I Advance required to be made by it on such date pursuant to this Section 4.03(a) (and shall not have delivered to the Certificate Administrator and the Trustee the Officer’s Certificate and other documentation related to a determination of nonrecoverability of a P&I Advance pursuant to Section 4.03(c) below) or shall not have remitted any portion of the Master Servicer Remittance Amount required to be remitted by such Master Servicer on such date, then the Certificate Administrator shall provide notice of such failure to the applicable Master Servicer by facsimile transmission (with respect to the General Master Servicer, at facsimile number: (704)

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715-0034, and with respect to the NCB Master Servicer, at (703) 647-3470) and by telephone (with respect to the General Master Servicer, at (800) 326-1334, and with respect to the NCB Master Servicer, at (703) 302-8851) and, in the case of the NCB Master Servicer, by email (at WFCM2015NXS3@ncb.com) as soon as possible, but in any event before 4:30 p.m. (New York City time) on such P&I Advance Date. If after such notice the Certificate Administrator does not receive the full amount of such P&I Advances by 9:00 a.m. (New York City time) on the related Distribution Date, then the Certificate Administrator shall promptly notify the Trustee (but in any event before 10:00 a.m. (New York City time) and the Trustee shall (not later than 12:00 noon, New York City time, on the related Distribution Date) make the portion of such P&I Advances that was required to be, but was not, made or remitted, as the case may be, by the applicable Master Servicer with respect to the related Distribution Date.

With respect to any Mortgage Loan that is part of a Serviced Loan Combination, the applicable Master Servicer or Trustee, as applicable, shall provide the Other Master Servicer and the Other Trustee under the Other Securitization with written notice of any P&I Advance relating to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

(b)           The aggregate amount of P&I Advances to be made by each Master Servicer (or by the Trustee, if the applicable Master Servicer fails to do so) in respect of any Distribution Date, subject to Section 4.03(c) below, shall equal the aggregate of all Monthly Payments (other than Balloon Payments) and any Assumed Monthly Payments, in each case net of any related Master Servicing Fees (and, in the case of a Non-Trust-Serviced Pooled Mortgage Loan or REO Mortgage Loan that is a successor thereto, the Non-Trust Primary Servicing Fee and Non-Trust Trust Advisor fee payable under the related Non-Trust Pooling and Servicing Agreement), due or deemed due and net of any Post-ARD Additional Interest, as the case may be, in respect of the Mortgage Loans for which it is acting as Master Servicer and any successor REO Mortgage Loans with respect thereto on their respective Due Dates occurring in the month in which such Distribution Date occurs, in each case to the extent such amount was not Received by the Trust as of the close of business on the related Determination Date; provided that, if an Appraisal Reduction Amount exists with respect to any Required Appraisal Loan, then the interest portion of any P&I Advance required to be made in respect of such Required Appraisal Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (i) the amount of the interest portion of such P&I Advance that would otherwise be required to be made in respect of such Required Appraisal Loan for such Distribution Date without regard to this proviso, multiplied by (ii) a fraction, expressed as a percentage, the numerator of which shall equal the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount, and the denominator of which shall equal the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date.

(c)          Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by the applicable Master Servicer (or, if applicable, the Trustee) that a prior P&I Advance (or Unliquidated Advance in respect thereof) that it has made constitutes a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be made by such Person subject to the Servicing

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Standard or, in the case of the Trustee, in its reasonable, good faith judgment. In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such Person may update or change its recoverability determinations at any time and may obtain from the applicable Special Servicer any analysis, Appraisals or market value estimates or other information in the possession of the applicable Special Servicer for such purposes. Any determination by the applicable Master Servicer (or, if applicable, the Trustee) that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer’s Certificate delivered to the Depositor, the applicable Special Servicer, the Certificate Administrator, the Subordinate Class Representative and, if made by the applicable Master Servicer, the Trustee (on or before the related P&I Advance Date in the case of a proposed P&I Advance) and, if such Nonrecoverable P&I Advance is with respect to a Mortgage Loan in any Serviced Loan Combination, the Serviced Pari Passu Companion Loan Holder(s) or, following the securitization of a related Serviced Pari Passu Companion Loan, the Other Master Servicer (if applicable), setting forth the basis for such determination, accompanied by a copy of an Appraisal of the related Mortgaged Property or REO Property performed within the nine (9) months preceding such determination by a Qualified Appraiser, and further accompanied by any other information, including engineers’ reports, environmental surveys or similar reports, that the Person making such determination may have obtained. A copy of any such Officer’s Certificate (and accompanying information) of the Trustee shall also be promptly delivered to the Certificate Administrator, the Subordinate Class Representative, the Majority Subordinate Certificateholder, the applicable Special Servicer and the applicable Master Servicer for the subject Mortgage Loan and, with respect to any Serviced Loan Combination, the Serviced Pari Passu Companion Loan Holder(s) and the Other Master Servicer (if applicable). Absent bad faith, the applicable Master Servicer’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders and, in all cases, the Trustee shall be entitled to conclusively rely on any nonrecoverability determination made by the applicable Master Servicer with respect to a particular P&I Advance. The applicable Special Servicer shall promptly furnish any party required to make P&I Advances hereunder or, in the case of a Serviced Pari Passu Companion Loan, comparable advances under the terms of the Other Pooling and Servicing Agreement, with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make P&I Advances may reasonably request. The applicable Master Servicer shall consider Unliquidated Advances in respect of prior P&I Advances as outstanding Advances for purposes of recoverability determinations as if such Unliquidated Advance were a P&I Advance.

The applicable Special Servicer for each Mortgage Loan shall also be entitled to make a determination (subject to the same standards and procedures that apply in connection with a determination by the applicable Master Servicer) to the effect that a prior P&I Advance (or Unliquidated Advance in respect thereof) previously made hereunder by the applicable Master Servicer (or, if applicable, the Trustee) constitutes a Nonrecoverable P&I Advance or that any proposed P&I Advance by the applicable Master Servicer (or, if applicable, the Trustee), if

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made, would constitute a Nonrecoverable P&I Advance, in which case, after written notice of such determination by the applicable Special Servicer to the applicable Master Servicer and the Trustee, such P&I Advance shall constitute a Nonrecoverable P&I Advance for all purposes of this Agreement and the applicable Master Servicer and the Trustee shall conclusively rely on such determination by the applicable Special Servicer that a P&I Advance is a Nonrecoverable Advance; provided that in no event shall a determination by a Special Servicer that a previously made or proposed P&I Advance would be recoverable be binding on a Master Servicer or the Trustee. A copy of any Officer’s Certificate (and accompanying information) of the applicable Special Servicer in support of its determination shall be promptly delivered to the applicable Master Servicer for the subject Mortgage Loan. The applicable Special Servicer may update or change its recoverability determination at any time.

(d)           In the case of each Mortgage Loan, the applicable Master Servicer and the Trustee shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each P&I Advance made thereby (with its own funds), to the extent that such P&I Advance (i) relates to a Monthly Payment or Assumed Monthly Payment in respect of a Mortgage Loan that is a Past Grace Period Loan or an REO Mortgage Loan when made, in which case such interest shall begin to accrue from the related P&I Advance Date, or (ii) is made with respect to a Within Grace Period Loan and remains outstanding when the subject Mortgage Loan becomes a Past Grace Period Loan in respect of the subject Monthly Payment or Assumed Monthly Payment, in which case such interest shall begin to accrue when the subject Mortgage Loan becomes a Past Grace Period Loan in respect of the subject Monthly Payment or Assumed Monthly Payment, in either case, for so long as such P&I Advance is outstanding (or, in the case of Advance Interest payable to the applicable Master Servicer, if earlier, until the Late Collection of the delinquent principal and/or interest in respect of which such P&I Advance was made has been Received by the Trust). Such interest with respect to any P&I Advance shall be payable: (i) first, in accordance with Section 3.05 and 3.25, out of any Default Charges subsequently collected on the particular Mortgage Loan or REO Mortgage Loan as to which such P&I Advance relates; and (ii) then, after such P&I Advance is reimbursed, but only if and to the extent that such Default Charges are insufficient to cover such Advance Interest, out of general collections on the Mortgage Loans and REO Properties on deposit in the Collection Account. The applicable Master Servicer shall (subject to the operation of Section 3.05(a)(II)) reimburse itself or the Trustee, as applicable, for any outstanding P&I Advance made thereby with respect to any Mortgage Loan or REO Mortgage Loan as soon as practicable after funds available for such purpose are deposited in the Collection Account, and in no event shall interest accrue in accordance with this Section 4.03(d) on any P&I Advance as to which the corresponding Late Collection was received by or on behalf of the Trust as of the related P&I Advance Date.

(e)           With respect to any Serviced Loan Combination, the applicable Master Servicer will be permitted to make its determination that it has made a P&I Advance on the related Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan in accordance with Section 4.03(a) independently of any determination made in respect of the related Serviced Pari Passu Companion Loan, by the related Other Master Servicer. If the applicable Master Servicer determines that a proposed P&I Advance with respect to such Serviced Loan Combination, if made, or any outstanding P&I Advance with respect to any such

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Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance or if the applicable Master Servicer subsequently determines that a proposed Servicing Advance would be a Nonrecoverable Advance or an outstanding Servicing Advance is or would be a Nonrecoverable Advance, or if the applicable Master Servicer receives written notice from the applicable Special Servicer for such Serviced Loan Combination that such Special Servicer has made such a determination, pursuant to this Section 4.03(e), the applicable Master Servicer shall promptly provide the related Other Master Servicer written notice of such determination. If the applicable Master Servicer receives written notice from any related Other Master Servicer that such Other Master Servicer has determined, with respect to the related Serviced Pari Passu Companion Loan, that any proposed advance of principal and/or interest with respect to such Serviced Pari Passu Companion Loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, such determination shall not be binding on the Certificateholders, the applicable Master Servicer or the Trustee but each of the applicable Master Servicer and the Trustee shall be entitled to conclusively rely on any such nonrecoverability determination.

In connection with any Non-Trust-Serviced Pooled Mortgage Loan, any determination by the applicable Master Servicer that any P&I Advance made or to be made with respect to such Non-Trust-Serviced Pooled Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) is or, if made, would be a Nonrecoverable P&I Advance may be made independently from any determinations (or the absence of any determinations) made by the related Non-Trust Master Servicer regarding nonrecoverability of debt service advances on the related Non-Serviced Companion Loan(s).

The applicable Special Servicer for each Serviced Loan Combination or Non-Trust-Serviced Pooled Mortgage Loan shall also be entitled to make a determination (subject to the same standards and procedures that apply in connection with a determination by the applicable Master Servicer) to the effect that a prior P&I Advance (or Unliquidated Advance in respect thereof) previously made hereunder by the applicable Master Servicer (or, if applicable, the Trustee) constitutes a Nonrecoverable P&I Advance or that any proposed P&I Advance by the applicable Master Servicer (or, if applicable, the Trustee), if made, would constitute a Nonrecoverable P&I Advance, in which case, after written notice of such determination by the applicable Special Servicer to the applicable Master Servicer and the Trustee, such P&I Advance shall constitute a Nonrecoverable P&I Advance for all purposes of this Agreement and the applicable Master Servicer and the Trustee shall conclusively rely on such determination by the applicable Special Servicer that a P&I Advance is a Nonrecoverable Advance; provided that in no event shall a determination by a Special Servicer that a previously made or proposed P&I Advance would be recoverable be binding on a Master Servicer or the Trustee. A copy of any Officer’s Certificate (and accompanying information) of the applicable Special Servicer in support of its determination shall be promptly delivered to the applicable Master Servicer for the subject Mortgage Loan. The applicable Special Servicer may update or change its recoverability determination at any time.

(f)           With regard to such P&I Advances, the applicable Master Servicer or the Trustee shall account for that part of the P&I Advances which is attributable to Past Grace Period Loans, and that part of the P&I Advances which is attributable to Within Grace Period Loans.

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(g)           Notwithstanding anything to the contrary, no P&I Advances shall be made with respect to any Pari Passu Companion Loan (whether or not it constitutes a Serviced Pari Passu Companion Loan or otherwise) or any successor REO Mortgage Loan related thereto.

Section 4.04          Allocation of Realized Losses and Additional Trust Fund Expenses. (a) On each Distribution Date, following the distributions to Certificateholders to be made on such date pursuant to Section 4.01, the Certificate Administrator shall determine the amount, if any, by which (i) the then-aggregate of the Class Principal Balances of all the Classes of Principal Balance Certificates (other than the Class A-S, Class B, Class C and Class PEX Certificates) and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portions of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Section 3.05(a)(II)(iii)) during any prior Collection Period (other than those that were determined to constitute Nonrecoverable Advances in the immediately preceding Collection Period), the Class Principal Balances of the Class H, Class G, Class F, Class E and Class D Certificates and the Class C, Class B and Class A-S Regular Interests shall be reduced sequentially, in that order, in each case, until such excess or the related Class Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Section 3.05(a)(II)(iii)) during any prior Collection Period (other than those that were determined to constitute Nonrecoverable Advances in the immediately preceding Collection Period), the respective Class Principal Balances of all the outstanding Classes of the Class A Certificates shall be reduced on a pro rata basis in accordance with the relative sizes of such Class Principal Balances, until any such remaining excess is reduced to zero. All reductions in the Class Principal Balances of the respective Classes of the Principal Balance Certificates and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest under this Section 4.04(a) shall constitute allocations of Realized Losses and Additional Trust Fund Expenses. Any reduction in the Class Principal Balance of the Class C Regular Interest, Class B Regular Interest or Class A-S Regular Interest for any Distribution Date pursuant to this Section 4.04(a) shall be allocated (i) in the case of the Class C Regular Interest, between the Class C Certificates and Class C-PEX Component in accordance with the Class C Percentage Interest for such Distribution Date and the Class C-PEX Percentage Interest for such Distribution Date, respectively, (ii) in the case of the Class B Regular Interest, between the Class B Certificates and Class B-PEX Component in accordance with the Class B Percentage Interest for such Distribution Date and the Class B-PEX Percentage Interest for such Distribution Date, respectively and (iii) in the case of the Class A-S Regular Interest, between the Class A-S Certificates and Class A-S-PEX Component in accordance with the Class A-S Percentage Interest for such Distribution Date and the Class A-S-PEX Percentage Interest for such Distribution Date, respectively.

(b)           On each Distribution Date, following the deemed distributions to be made in respect of the REMIC II Regular Interests on such date pursuant to Section 4.01(g), the

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Certificate Administrator shall determine the amount, if any, by which (i) the then-aggregate Uncertificated Principal Balance of the REMIC II Regular Interests, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Section 3.05(a)(II)(iii)) during the preceding Collection Period, the Uncertificated Principal Balances of REMIC II Regular Interest H, REMIC II Regular Interest G, REMIC II Regular Interest F, REMIC II Regular Interest E, REMIC II Regular Interest D, REMIC II Regular Interest C, REMIC II Regular Interest B and REMIC II Regular Interest A-S shall be reduced sequentially, in that order, in each case, until such excess (other than any portion thereof that exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Section 3.05(a)(II)(iii)) during the preceding Collection Period) or the related Uncertificated Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Section 3.05(a)(II)(iii)) during the preceding Collection Period, the Uncertificated Principal Balances of the REMIC II Regular Interest that are the Corresponding REMIC II Regular Interest with respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates shall be reduced on a pro rata basis, as among such individual Corresponding REMIC II Regular Interests, in accordance with their Uncertificated Principal Balances, until any such remaining excess is reduced to zero. All reductions in the Uncertificated Principal Balances of the respective REMIC II Regular Interests under this Section 4.04(b) shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

(c)           On each Distribution Date, if, following the deemed distributions to be made in respect of the REMIC I Regular Interests pursuant to Section 4.01(j), the Uncertificated Principal Balance of any REMIC I Regular Interest, in each case after taking account of such deemed distributions, exceeds the Stated Principal Balance of the related Mortgage Loan or REO Mortgage Loan (or, if such REMIC I Regular Interest relates to multiple Replacement Mortgage Loans, the aggregate Stated Principal Balance of the related Mortgage Loans and/or REO Mortgage Loans), as the case may be, that will be outstanding immediately following such Distribution Date, then, except to the extent that such excess exists (taking account of the provisions of the next succeeding sentence) because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Section 3.05(a)(II)(iii)) during the preceding Collection Period, the Uncertificated Principal Balance of such REMIC I Regular Interest shall be reduced to equal such Stated Principal Balance of such related Mortgage Loan or REO Mortgage Loan (or, if such REMIC I Regular Interest relates to multiple Replacement Mortgage Loans, the aggregate Stated Principal Balance of the related Mortgage Loans and/or REO Mortgage Loans), as the case may be, that will be outstanding immediately following such Distribution Date. For purposes of the immediately preceding sentence, the aggregate amount excluded from the aggregate reductions of the Uncertificated Principal Balances of the REMIC I

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Regular Interests collectively shall equal the amount excluded from the reductions of the Uncertificated Principal Balances of the REMIC II Regular Interests pursuant to Section 4.04(b) above and such aggregate exclusion amount shall be deemed to be allocated among the REMIC I Regular Interests pro rata according to their Stated Principal Balances that, in the absence of such any and all such exclusions, would have been outstanding immediately after such Distribution Date by operation of the immediately preceding sentence. Any reductions in the Uncertificated Principal Balances of the respective REMIC I Regular Interests under this Section 4.04(c) shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

Section 4.05          Allocation of Certain Trust Advisor Expenses. (a) On each Distribution Date, immediately prior to the distributions to be made to the Regular Certificates and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest for such Distribution Date pursuant to Section 4.01(a), the Certificate Administrator shall allocate Trust Advisor Expenses (other than Designated Trust Advisor Expenses) to reduce the Unadjusted Distributable Certificate Interest for such Distribution Date for the Class D and Class X-D Certificates, pro rata, and then for the Class C Regular Interest and Class B Regular Interest Certificates, in that order, in each case, until the Unadjusted Distributable Certificate Interest of the Class D and Class X-D Certificates, the Class C Regular Interest or the Class B Regular Interest (as applicable) for such Distribution Date has been reduced to zero. Trust Advisor Expenses (other than Designated Trust Advisor Expenses) shall not be allocated to reduce interest distributable on the Class A Certificates, the Class A-S Regular Interest, the Interest Only Certificates (other than the Class X-D Certificates) or the Control-Eligible Certificates or any Serviced Pari Passu Companion Loan.

To the extent that the amount of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) payable with respect to any Distribution Date is greater than the aggregate amount of Unadjusted Distributable Certificate Interest otherwise distributable to the Class B Regular Interest, Class C Regular Interest and Class D and Class X-D Certificates for such Distribution Date, the resulting Excess Trust Advisor Expenses (other than Designated Trust Advisor Expenses) shall be allocated to reduce the Principal Distribution Amount otherwise allocable to the Principal Balance Certificates that are not Control-Eligible Certificates for such Distribution Date. Such Excess Trust Advisor Expenses (other than Designated Trust Advisor Expenses) shall reduce the Principal Distribution Amount for the Principal Balance Certificates that are not Control-Eligible Certificates for such Distribution Date, and shall be allocated to reduce the Certificate Principal Balances of such Certificates in the following order: to the Class D Certificates, and then to the Class C, Class B and Class A-S Regular Interests, in each case, until the remaining Certificate Principal Balance of such Class of Certificates or Class C, Class B or Class A-S Regular Interest has been reduced to zero. Following the reduction of the Certificate Principal Balances of the foregoing Classes of Principal Balance Certificates and the Class C, Class B and Class A-S Regular Interests to zero, the Certificate Administrator shall allocate any remaining Excess Trust Advisor Expenses (other than Designated Trust Advisor Expenses) among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates, pro rata (based upon their respective Certificate Principal Balances), until the remaining Certificate Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates, have been reduced to zero. Any Excess Trust Advisor Expenses allocated to the Class C, Class B or Class A-S Regular Interest for any Distribution Date pursuant to this

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Section 4.05(a) shall be allocated (i) in the case of the Class C Regular Interest, between the Class C Certificates and Class C-PEX Component in accordance with the Class C Percentage Interest for such Distribution Date and the Class C-PEX Percentage Interest for such Distribution Date, respectively, (ii) in the case of the Class B Regular Interest, between the Class B Certificates and Class B-PEX Component in accordance with the Class B Percentage Interest for such Distribution Date and the Class B-PEX Percentage Interest for such Distribution Date, respectively and (iii) in the case of the Class A-S Regular Interest, between the Class A-S Certificates and Class A-S-PEX Component in accordance with the Class A-S Percentage Interest for such Distribution Date and the Class A-S-PEX Percentage Interest for such Distribution Date, respectively.

Any Trust Advisor Expenses (other than Designated Trust Advisor Expenses) or Excess Trust Advisor Expenses (other than Designated Trust Advisor Expenses) allocated to a Class of Certificates that are not Control-Eligible Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced by the respective Certificates. If amounts distributable in respect of the Unadjusted Distributable Certificate Interest to the Class B and Class C Regular Interests and Class D and Class X-D Certificates and otherwise available as the indicated portion of the Principal Distribution Amount are insufficient to reimburse any related Trust Advisor Expenses (other than Designated Trust Advisor Expenses) on a Distribution Date, any unreimbursed Trust Advisor Expenses (other than Designated Trust Advisor Expenses) shall remain unreimbursed until the next Distribution Date that such applicable amounts are available. In no event shall any Trust Advisor Expenses other than Designated Trust Advisor Expenses reduce or delay any principal or interest payable in respect of the Control-Eligible Certificates.

(b)           On any Distribution Date, the amount reimbursable to the Trust Advisor in respect of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) for such Distribution Date shall not exceed the sum of (i) the portion of the Principal Distribution Amount for such Distribution Date otherwise distributable to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class D Certificates and the Class A-S, Class B and Class C Regular Interests and (ii) the aggregate amount of Unadjusted Distributable Certificate Interest (for such purposes, calculated without regard to any reductions pursuant to clause (iv) of the definition of Unadjusted Distributable Certificate Interest as a result of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) for such Distribution Date) that would otherwise be distributable to the Class B and Class C Regular Interests and the Class D and Class X-D Certificates for such Distribution Date. Any amount of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) that are not reimbursed on a Distribution Date shall be payable on the next Distribution Date to the extent funds are sufficient, in accordance with Section 4.05(a), to make such payments.

(c)           To the extent that any actual recoveries of previously-incurred Trust Advisor Expenses (other than Designated Trust Advisor Expenses) are received from a source other than the proceeds of the related Mortgage Loan during the Collection Period related to any Distribution Date, such amounts shall be applied, first, as provided in Section 4.01(a) to reimburse the Holders of any Regular Certificates and the Class A-S Regular Interest (and therefore the Class A-S Certificates and Class A-S-PEX Component), the Class B Regular Interest (and therefore the Class B Certificates and Class B-PEX Component) and the Class C

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Regular Interest (and therefore the Class C Certificates and Class C-PEX Component) that suffered write-offs in connection with Trust Advisor Expenses, and any portion of such recovery remaining after such application shall be considered in the calculation of the Interest Distribution Amounts of the Class B Regular Interest, Class C Regular Interest and the Class D and Class X-D Certificates, as and to the extent set forth in the definition of Interest Distribution Amount, for such Distribution Date (with the actual payment of such portion to be made to the Holders of the Class B Regular Interest, Class C Regular Interest and/or Class D and Class X-D Certificates to the extent required under the combined operation of the definition of Interest Distribution Amount and the provisions of Section 4.01(a) other than the final paragraph of Section 4.01(a)).

Section 4.06    Calculations. Provided that the Certificate Administrator receives the necessary information from the applicable Master Servicer and/or the applicable Special Servicer, the Certificate Administrator shall be responsible for performing all calculations necessary in connection with the actual and deemed distributions to be made pursuant to Section 4.01, the preparation of the Distribution Date Statements pursuant to Section 4.02(a) and the actual and deemed allocations of Realized Losses and Additional Trust Fund Expenses to be made pursuant to Section 4.04 and the actual and deemed allocations of Trust Advisor Expenses to be made pursuant to Section 4.05. The Certificate Administrator shall calculate the Available Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement. Absent actual knowledge by a Responsible Officer of an error therein, the Certificate Administrator shall have no obligation to recompute, recalculate or otherwise verify any information provided to it by the applicable Master Servicer. The calculations by the Certificate Administrator contemplated by this Section 4.06 shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

Article V

THE CERTIFICATES

Section 5.01    The Certificates. (a) The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1 through A-3; provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only; provided that in accordance with Section 5.03, beneficial ownership interests in each Class of Interest Only Certificates and Principal Balance Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Registered Certificates (other than the Class X-A Certificates) will be issuable only in denominations corresponding to initial Certificate Principal Balances as of the Closing Date of $10,000 and in integral multiples of $1 in excess thereof. The Non-Registered Certificates (other than the Class X-D, Class X-E, Class X-FG, Class X-H and Class R Certificates) will be issuable only in denominations corresponding to initial Certificate Principal Balances as of the Closing Date of $100,000 and in integral multiples of $1 in excess thereof. The Interest Only Certificates will be issuable only in denominations corresponding to initial Certificate Notional Amounts as

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of the Closing Date of $1,000,000 and in integral multiples of $1 in excess thereof. The Class R Certificates will be issuable in denominations representing Percentage Interests of not less than 10%.

(b)           The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by the Certificate Registrar hereunder by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers or signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

Section 5.02    Registration of Transfer and Exchange of Certificates. (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Certificate Administrator is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Trustee, the Depositor, the Master Servicers, the Special Servicers and (if the Certificate Administrator is not the Certificate Registrar) the Certificate Administrator, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Certificate Administrator resigns or is removed in accordance with the terms hereof, the successor certificate administrator shall immediately succeed to its duties as Certificate Registrar. The Depositor, the Trustee, the Certificate Administrator (if it is not the Certificate Registrar), the Master Servicers and the Special Servicers shall each have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

If three or more Holders make written request to the Certificate Registrar, and such request states that such Holders desire to communicate with other Holders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication which such Holders propose to transmit, then the Certificate Registrar shall, within thirty (30) days after the receipt of such request, afford (or cause any other Certificate Registrar to afford) the requesting Holders access during normal business hours to the most recent list of Certificateholders held by the Certificate Registrar.

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(b)           No Transfer of any Non-Registered Certificate or interest therein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities or blue sky laws of any state or other jurisdiction within the United States, its territories and possessions, or is otherwise made in accordance with the Securities Act and such other securities or blue sky laws. If offers and sales of any Certificate are made in any jurisdiction outside of the United States, its territories and possessions, the Person making such offers and sales must comply with all applicable laws of such jurisdiction.

If a Transfer of any Definitive Non-Registered Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Non-Registered Certificates or a Transfer of such Certificate by the Depositor, any Underwriter or any of their respective Affiliates or, in the case of a Global Certificate for any Class of Book-Entry Non-Registered Certificates, a Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached hereto as Exhibit C-1A or as Exhibit C-2A and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached hereto either as Exhibit C-1B or as Exhibit C-2B (except that, in the case of any proposed transfer of a Class R Certificate, such Certificateholder desiring to effect such Transfer and prospective Transferee may provide certificates substantially in the forms attached hereto respectively as Exhibit C-2A and Exhibit C-2B only); or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer (except that, in the case of any proposed transfer of a Class R Certificate, such Opinion of Counsel must be to the effect that such prospective Transferee is a Qualified Institutional Buyer) and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special Servicers, the Tax Administrator, the Certificate Administrator, the Trustee, the Custodian or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

If a Transfer of any interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Non-Registered Certificates or a Transfer of any interest therein by the Depositor, any Underwriter or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner’s prospective Transferee substantially in the form attached hereto as Exhibit C-2B, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a Qualified Institutional Buyer, and that such Transfer may be made without registration under the Securities Act. Except as provided in the following two paragraphs, no interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Certificate. If any Transferee of an interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates does not,

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in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit C-2B hereto are, with respect to the subject Transfer, true and correct.

Notwithstanding the preceding paragraph, any interest in the Rule 144A Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) by the Depositor, any Affiliate of the Depositor or any Person designated in writing by the Depositor to any Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the applicable Class of Book-Entry Non-Registered Certificates and increase the denomination of the Regulation S Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Also notwithstanding the foregoing, any interest in a Rule 144A Global Certificate with respect to any Class of Book-Entry Non-Registered Certificates may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Certificate of the same Class as such Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Rule 144A Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated by the second paragraph of this Section 5.02(b), the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Rule 144A Global Certificate by the denomination of the transferred interests in such Rule 144A Global Certificate, and shall cause a Definitive Certificate of the same Class as such Rule 144A Global Certificate, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee. Correspondingly, any interest in a Non-Registered Certificate (other than a Class R Certificate) held as a Definitive Certificate may be transferred by any Certificateholder holding such interest to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in a Rule 144A Global Certificate upon delivery to the Certificate Registrar and the

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Certificate Administrator of (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form of attached hereto as Exhibit C-2A and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached hereto as Exhibit C-2B and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to credit the account of a Depository Participant by the denomination of the transferred interests in such Rule 144A Global Certificate. Upon surrender of the Definitive Certificate, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall increase the denomination of the subject Rule 144A Global Certificate by the denomination of the surrendered Definitive Certificate.

Except as provided in the next paragraph, no beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Certificate. On and prior to the Release Date, each Certificate Owner desiring to effect any Transfer of an interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates to another Person who takes delivery in the form of a beneficial interest in such Regulation S Global Certificate shall be required to obtain from such Certificate Owner’s prospective Transferee a written certification substantially in the form set forth in Exhibit C-3B hereto certifying that such Transferee is an institution that is not a United States Securities Person. On or prior to the Release Date, beneficial interests in the Regulation S Global Certificate for each Class of Book-Entry Non-Registered Certificates may be held only through Euroclear or Clearstream. The Regulation S Global Certificate for each Class of Book-Entry Non-Registered Certificates shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.

Notwithstanding the preceding paragraph, after the Release Date, any interest in the Regulation S Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred by a Certificate Owner to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar and the Certificate Administrator of (x) a certificate from the Certificate Owner desiring to effect such Transfer substantially in the form of attached hereto as Exhibit C-2A and a certificate from such Certificate Owner’s prospective Transferee substantially in the form attached hereto as Exhibit C-2B and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in such Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certification and orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of such Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

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None of the Depositor, the Underwriters, the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicers, the Trust Advisor, the Tax Administrator or the Certificate Registrar is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the Transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of any Non-Registered Certificate or interest therein shall, and does hereby agree to, indemnify the Depositor, the Underwriters, the Certificate Administrator, the Trust Advisor, the Trustee, the Master Servicers, the Special Servicers, the Tax Administrator and the Certificate Registrar against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state or foreign securities laws or is not made in accordance with such federal, state or foreign laws.

(c)           No Transfer of a Certificate or any interest therein shall be made (A) to any Plan or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of a Non-Registered Certificate or any interest therein by the Depositor, any Initial Purchaser or any of their respective Affiliates or, in the case of a Global Certificate for any Class of Book-Entry Non-Registered Certificates, any Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03, the Certificate Registrar shall refuse to register the Transfer of a Definitive Non-Registered Certificate unless it has received from the prospective Transferee, and any Certificate Owner transferring an interest in a Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from its prospective Transferee, either (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, but only in the case of a Certificate that is not a Class R Certificate, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of Sections I and III of PTCE 95-60; or (iii) alternatively, but only in the case of a Non-Registered Certificate that is an Investment Grade Certificate (other than, if applicable, a Class R Certificate), determined at date of acquisition, that is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D under the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) agrees that it will obtain from each of its Transferees a written certification described in clause (i) above, a written certification described in clause (ii) above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation. It is hereby acknowledged that the forms of certification attached hereto as Exhibit D-1 (in the case of Definitive Non-Registered Certificates) and Exhibit D-2 (in

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the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. In lieu of one of the foregoing certifications, a prospective Transferee may deliver to the Certificate Registrar a certification of facts and an Opinion of Counsel which establish to the reasonable satisfaction of the Trustee that such Transfer will not result in a violation of Section 406 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or result in the imposition of an excise tax under Section 4975 of the Code, and will not subject the Trustee, the Depositor, the Certificate Administrator, the Master Servicers, the Special Servicers, a Sub-Servicer or the Trust Advisor to any obligation in addition to those undertaken in this Agreement; in the case of an ownership interest in a Book-Entry Certificate, the prospective Transferee shall also deliver to the Certificate Owner from whom it is acquiring the interest a copy of such certification of facts and Opinion of Counsel, and a certification that these documents have been delivered to the Certificate Registrar. If any Transferee of a Certificate (including a Registered Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (in the case of a Definitive Certificate) or the Transferor (in the case of ownership interests in a Book-Entry Non-Registered Certificate) any certification and/or Opinion of Counsel contemplated by the first, second and third preceding sentences, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Transferee are exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code by reason of the Exemption (in the case of such a Certificate that is an Investment Grade Certificate) or by reason of Sections I and III of PTCE 95-60 (in the case of such a Certificate that is not an Investment Grade Certificate) or, in the case of a Plan subject to Similar Law does not result in a violation of Similar Law.

(d)          (i) Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate Administrator under clause (ii)(A) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Administrator under clause (ii)(B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions:

(A)             Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Permitted Transferee and shall promptly notify the Tax Administrator and the Certificate Administrator of any change or impending change in its status as a Permitted Transferee.

(B)              In connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of any Class R Certificate until its receipt, of an affidavit and agreement substantially in the form attached hereto as Exhibit E-1 (a “Transfer Affidavit and Agreement”), from the proposed Transferee,

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representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Class R Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee.

(C)              Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of either the Certificate Administrator or the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected.

(D)             Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its Ownership Interest in such Class R Certificate and (2) not to Transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a certificate substantially in the form attached hereto as Exhibit E-2 stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted Transferee.

(E)              Each Person holding or acquiring an Ownership Interest in a Class R Certificate, by purchasing such Ownership Interest, agrees to give the Tax Administrator and the Certificate Administrator written notice that it is a “pass-through interest holder” within the meaning of temporary Treasury Regulations Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Class R Certificate, if it is, or is holding an Ownership Interest in a Class R Certificate on behalf of, a “pass-through interest holder”.

(ii)         (A)               If any purported Transferee shall become a Holder of a Class R Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Holder of such Class R Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Class R Certificate. None of the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Class R Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

(B)              If any purported Transferee shall become a Holder of a Class R Certificate in violation of the restrictions in this Section 5.02(d), then, to the extent that retroactive restoration of the rights of the preceding Holder of such Class R Certificate as described in clause (ii)(A) above shall be invalid, illegal or unenforceable, the Certificate Administrator shall have the right, but not the obligation, to cause the Transfer of such Class R Certificate to a Permitted Transferee selected by the Certificate Administrator on such terms as the

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Certificate Administrator may choose, and the Certificate Administrator shall not be liable to any Person having an Ownership Interest in such Class R Certificate as a result of the Certificate Administrator’s exercise of such discretion. Such purported Transferee shall promptly endorse and deliver such Class R Certificate in accordance with the instructions of the Certificate Administrator. Such Permitted Transferee may be the Certificate Administrator itself or any Affiliate of the Certificate Administrator.

(iii)        The Tax Administrator shall make available to the IRS and to those Persons specified by the REMIC Provisions all information furnished to it by the other parties hereto necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Class R Certificate to any Person who is a Disqualified Organization, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the “excess inclusions” of such Class R Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Class R Certificate having as among its record holders at any time any Person which is a Disqualified Organization, and each of the other parties hereto shall furnish to the Tax Administrator all information in its possession necessary for the Tax Administrator to discharge such obligation. The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the Tax Administrator for providing information thereto pursuant to this subsection (d)(iii) and Section 10.01(d)(i).

(iv)        The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator and the Tax Administrator the following:

(A)       A Rating Agency Confirmation with respect to such modification of, addition to or elimination of such provisions; and

(B)        an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator and the Tax Administrator, obtained at the expense of the party seeking such modification of, addition to or elimination of such provisions (but in no event at the expense of the Trustee, the Tax Administrator or the Trust), to the effect that doing so will not (1) cause any REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of any Class R Certificate to a Person which is not a Permitted Transferee or (2) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee.

(e)          If a Person is acquiring any Non-Registered Certificate or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (or, in the case of an interest in a Book-Entry Non-Registered Certificate, to the Certificate Owner that is transferring such interest) a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Administrator (or such

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Certificate Owner) to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in subsections (b), (c) and/or (d), as appropriate, of this Section 5.02.

(f)           Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class in authorized denominations evidencing a like aggregate Percentage Interest in such Class.

(g)           At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class upon surrender of the Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

(h)           Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

(i)           No service charge shall be imposed for any transfer or exchange of Certificates, but the Certificate Administrator or Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(j)           All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall dispose of such canceled Certificates in accordance with its standard procedures.

(k)           In connection with the foregoing Sections 5.02(b), (c) and (d), in no case shall the Depositor be responsible for the costs or expenses of any certificates, opinions or agreements contemplated by such Sections 5.02(b), (c) and (d).

(l)           Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders and other payees of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for such withholding. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder or payee pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Person. Such amounts

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shall be deemed to have been distributed to such Certificateholders or payees for all purposes of this Agreement.

(m)             Certificate Transfer requests shall be made to: Wells Fargo Bank, N.A., Corporate Trust Services, Attn: TRANSFER AGENT GROUP, 6th Street & Marquette Ave., Minneapolis, MN 55479, Ref: Certificate Transfer Request, WFCM 2015-NXS3, telephone: 800-344-5128.

Section 5.03    Book-Entry Certificates. (a) The Certificates (other than the Class R Certificates) shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.02(b) and Section 5.03(c), a Transfer of such Certificates may not be registered by the Certificate Registrar unless such Transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and Transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.03(c) below, shall not be entitled to definitive, fully registered Certificates (“Definitive Certificates”) in respect of such Ownership Interests. The Classes of Non-Registered Certificates initially sold to Qualified Institutional Buyers in reliance on Rule 144A or in reliance on another exemption from the registration requirements of the Securities Act shall, in the case of each such Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. The Classes of Non-Registered Certificates initially sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. All Transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

(b)           The Certificate Administrator, the Master Servicers, the Special Servicers, the Trustee, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. Except as expressly provided to the contrary herein, the rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Certificate Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

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(c)           If (i)(A) the Depositor advises the Certificate Administrator, the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Trustee, the Certificate Administrator and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates, the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same.

Upon surrender to the Certificate Registrar of the Book-Entry Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate Owners identified in such instructions. None of the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee or the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Registered Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

(d)           Notwithstanding any other provisions contained herein, neither the Certificate Administrator nor the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the Transfer of ownership interests in any Certificate (including but not limited to any Non-Registered Certificate) which interests are transferable through the book-entry facilities of the Depository.

Section 5.04    Mutilated, Destroyed, Lost or Stolen Certificates. If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Administrator and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Certificate Administrator or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Certificate Administrator and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Administrator and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

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Section 5.05   Persons Deemed Owners. Prior to due presentment for registration of transfer, the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Trust Advisor, the Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever and none of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Trust Advisor, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

Section 5.06    Certification by Certificate Owners. To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Certificate Owner, the Certificate Administrator shall make such determination based on a certificate of such Person which shall be substantially in the form of Exhibit K-1A, Exhibit K-1B, Exhibit K-2A or Exhibit K-2B hereto, as applicable (or such other form as shall be reasonably acceptable to the Certificate Administrator) and shall, to the extent required by the Certificate Administrator, specify the Class and Certificate Principal Balance or Certificate Notional Amount, as the case may be, of the Book-Entry Certificate beneficially owned; provided that none of the Trustee, the Certificate Administrator or the Certificate Registrar shall knowingly recognize such Person as a Certificate Owner if such Person, to the actual knowledge of a Responsible Officer of the Trustee, the Certificate Administrator or the Certificate Registrar, as the case may be, acquired its Ownership Interest in a Book-Entry Certificate in violation of Section 5.02(c), or if such Person’s certification that it is a Certificate Owner is in direct conflict with information actually known by a Responsible Officer of the Trustee, the Certificate Administrator or the Certificate Registrar, with respect to the identity of a Certificate Owner. The Trustee, the Certificate Administrator and the Certificate Registrar shall each exercise its reasonable discretion in making any determination under this Section 5.06 and shall afford any Person providing information with respect to its beneficial ownership of any Book-Entry Certificate an opportunity to resolve any discrepancies between the information provided and any other information available to the Trustee, the Certificate Administrator or the Certificate Registrar, as the case may be.

Section 5.07    Appointment of Authenticating Agents. (a) The Certificate Administrator may appoint at its expense an Authenticating Agent, which shall be authorized to act on behalf of the Certificate Administrator in authenticating Certificates. The Certificate Administrator shall cause any such Authenticating Agent to execute and deliver to the Certificate Administrator an instrument in which such Authenticating Agent shall agree to act in such capacity, with the obligations and responsibilities herein. Each Authenticating Agent must be organized and doing business under the laws of the United States of America or of any State, authorized under such laws to carry on a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each Authenticating Agent shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the Certificate Administrator hereunder. The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of the Authenticating Agent. In the absence of any other Person appointed in accordance herewith acting as Authenticating Agent, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. Notwithstanding anything herein to

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the contrary, if the Certificate Administrator is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the Certificate Administrator.

(b)           Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee, the Certificate Administrator or the Authenticating Agent.

(c)           Any Authenticating Agent appointed in accordance with this Section 5.07 may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Certificate Registrar and the Depositor. The Certificate Administrator may at any time terminate the agency of any Authenticating Agent appointed in accordance with this Section 5.07 by giving written notice of termination to such Authenticating Agent, the Trustee, the Certificate Registrar and the Depositor. Upon receiving a notice of such a resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.07, the Certificate Administrator may appoint a successor Authenticating Agent, in which case the Certificate Administrator shall give written notice of such appointment to the Trustee, the Certificate Registrar and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided that no successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.07. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent.

Section 5.08    [Reserved]

Section 5.09    Exchanges of Exchangeable Certificates.

(a)           At the request of the Holder of Class A-S, Class B and Class C Certificates in the Exchange Proportion, and upon the surrender of such Exchangeable Certificates, the Certificate Administrator, shall exchange such Exchangeable Certificates for Class PEX Certificates with an original aggregate Certificate Principal Balance equal to the original aggregate Certificate Principal Balance of the Class A-S, Class B and Class C Certificates exchanged therefor. At the request of the Holder of Class PEX Certificates, and upon the surrender of such Exchangeable Certificates, the Certificate Administrator, shall exchange such Exchangeable Certificates for Class A-S, Class B and Class C Certificates in the Exchange Proportion and with an original aggregate Certificate Principal Balance equal to the original aggregate Certificate Principal Balance of the Class PEX Certificates exchanged therefor. No service charge (other than administrative fees charged by the Depository) shall be payable by a Certificateholder in connection with any exchange of Certificates pursuant to this Section 5.09. There shall be no limitation on the number of exchanges authorized pursuant to this Section 5.09; provided that (i) each of the Class A-S, Class B and Class C Certificates exchanged (whether surrendered or

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received) in such exchange shall have denominations no smaller than the minimum denominations set forth in Section 5.01(a) and (ii) exchanges pursuant to this Section 5.09 shall not be permitted after the Class Principal Balance of the Class A-S Regular Interest (and therefore the aggregate Certificate Principal Balance of the Class A-S Certificates and the Class A-S-PEX Component) has been reduced to zero or if any Class of Exchangeable Certificates is no longer maintained as a Book-Entry Certificate. In addition, the Depositor shall have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the Certificate Administrator on the Closing Date.

(b)           In connection with any exchange of Exchangeable Certificates, the Certificate Registrar (i) shall reduce the outstanding aggregate Class Principal Balance of such Class or Classes of Exchangeable Certificates surrendered by the applicable Holder on the Certificate Register and shall increase the outstanding Class Principal Balance of the related Class or Classes of Exchangeable Certificates received by such Holder in such exchange on the Certificate Register and the Certificate Registrar or the Certificate Administrator, as applicable, (ii) as applicable, shall make corresponding increases or reductions to the Class Principal Balances of the Class PEX Components, and (iii) shall give appropriate instructions to the Depository and make appropriate notations on the Global Certificates for each Class of Exchangeable Certificates to reflect such reductions and increases.

(c)           In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall notify the Certificate Administrator in writing or by e-mail to cts.cmbs.bond.admin@wellsfargo.com (with a subject line referencing “WFCM 2015-NXS3” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”). The Exchange Date may be any Business Day other than the first or last Business Day of the month. The notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP number of each Exchangeable Certificate to be exchanged and each Exchangeable Certificate to be received; the outstanding Certificate Principal Balance and the initial Certificate Principal Balance of the Exchangeable Certificates to be exchanged, the Certificateholder’s DTC participant number; and the proposed Exchange Date. The Certificateholder and the Certificate Administrator shall utilize the “deposit and withdrawal system” at the Depository to effect such exchange of the applicable Exchangeable Certificates. A notice shall become irrevocable on the second Business Day before the proposed Exchange Date. Exchangeable Certificates shall be exchangeable on the books of the Depository for the corresponding Exchangeable Certificates on and after the Closing Date, by notice to the Certificate Administrator substantially in the form of Exhibit X attached hereto.

(d)           The Certificate Administrator shall make the first distribution on an Exchangeable Certificate received by a Certificateholder in any exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificate and Distribution Date. If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on any Certificates surrendered in the exchange shall be so made to the Certificateholder of record as of the applicable Record Date for such Certificates and such Distribution Date. Neither the Certificate Administrator nor the Depositor will have any obligation to ensure the availability in the market of the applicable Certificates to accomplish any exchange.

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Article VI

THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICERS AND THE TRUST ADVISOR

Section 6.01     Liability of the Depositor, the Master Servicers, the Special Servicers and the Trust Advisor. The Depositor, each Master Servicer, each Special Servicer and the Trust Advisor shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, such Master Servicer, such Special Servicer and the Trust Advisor.

Section 6.02     Merger, Consolidation or Conversion of the Depositor, the Master Servicers, the Trust Advisor or the Special Servicers. (a) Subject to Section 6.02(b), the Depositor, the Master Servicers, the Special Servicers and the Trust Advisor shall each keep in full effect its existence, rights and franchises as a corporation, bank, trust company, partnership, limited liability company, association or other legal entity under the laws of the jurisdiction wherein it was organized, and each shall obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

(b)          Each of the Depositor, the Master Servicers, the Trust Advisor and the Special Servicers may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, a Master Servicer, the Trust Advisor or a Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, a Master Servicer, the Trust Advisor or a Special Servicer, shall be the successor of the Depositor, such Master Servicer, the Trust Advisor or such Special Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that no successor or surviving Person shall so succeed to the rights and duties of a Master Servicer or a Special Servicer unless (i) such succession is the subject of a Rating Agency Confirmation (subject to Section 3.27) from each Rating Agency (and, if applicable pursuant to Section 3.27(k), an analogous rating confirmation from each Pari Passu Companion Loan Rating Agency), except that such condition need not be satisfied if such succession occurs solely as a result of a merger in which such Master Servicer or Special Servicer, as applicable, is the surviving Person under applicable law, and (ii) the successor or surviving Person makes the applicable representations and warranties set forth in Section 2.05 (in the case of a successor or surviving Person to the applicable Master Servicer) or Section 2.06 (in the case of a successor or surviving Person to the applicable Special Servicer), as applicable. Notwithstanding the foregoing, no Master Servicer or Special Servicer may remain a Master Servicer or a Special Servicer, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party at the time of such merger, consolidation or transfer, except with respect to clause (x) and (y), as applicable, to the extent (i) such Master Servicer or such Special Servicer is the surviving entity of such merger, consolidation or transfer and has been in material compliance with its Regulation

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AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

Section 6.03     Limitation on Liability of the Depositor, the Trust Advisor, the Master Servicers and the Special Servicers. (a) None of the Depositor, the Trust Advisor, the Master Servicers or the Special Servicers or any of their respective members, managers, directors, officers, employees or agents shall be under any liability to the Trust, the Trustee or the Certificateholders or any Serviced Pari Passu Companion Loan Holder for any action taken or not taken in good faith pursuant to this Agreement or for errors in judgment; provided that this provision shall not protect the Depositor, the Trust Advisor, any Master Servicer or any Special Servicer or any of their respective members, managers, directors, officers, employees or agents against any liability to the Trust, the Trustee or the Certificateholders or any Serviced Pari Passu Companion Loan Holder for the breach of a representation or warranty made by such party herein, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of such party’s obligations or duties hereunder, or by reason of reckless disregard of such obligations and duties. The Depositor, the Trust Advisor, the Master Servicers, the Special Servicers and any director, member, manager, officer, employee or agent of any such party may rely in good faith on any document of any kind conforming to the requirements of this Agreement for the truth and accuracy of the contents of that document (and as to certificates and opinions, including Opinions of Counsel, for the truth of the statements made therein and the correctness of the opinions expressed therein) reasonably believed or in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties, which document, prima facie, is properly executed and submitted by any Person, or any employee or agent of any Person (including legal counsel as to opinions), respecting any matters arising hereunder. The Depositor, the Trust Advisor, the Master Servicers, the Special Servicers (each in its capacity as such or in its individual capacity) and any member, manager, director, officer, employee or agent of any such party, shall be indemnified and held harmless by the Trust Fund out of the Collection Accounts and the related Serviced Pari Passu Companion Loan Custodial Account, as applicable, as provided in Section 3.05(a), or the Distribution Account, as provided in Section 3.05(b), against any loss, liability, claim, damages, penalty, fine, cost or expense (including reasonable legal fees and expenses) incurred in connection with any actual or threatened legal action or claim relating to this Agreement, the Certificates or the Trust, other than any loss, liability, cost or expense: (i) specifically required to be borne by such party, without right of reimbursement, pursuant to the terms hereof; (ii) incurred in connection with any legal action or claim against such party resulting from any breach of a representation or warranty made by such Person herein; or (iii) incurred in connection with any legal action or claim against such party resulting from any willful misfeasance, bad faith or negligence in the performance of such Person’s obligations and duties hereunder or resulting from negligent disregard of such obligations and duties. Such indemnification shall extend (subject to the same limitations and qualifications) to any loss, liability, claim, damages, penalty, fine, cost or expense incurred by any such Person in connection with any actual or threatened legal action or claim relating to a Loan Combination (whether or not the Loan Combination is then being serviced under the Pooling and Servicing Agreement), but the relevant party must promptly notify the applicable Master Servicer and the Other Master Servicer of any claim (but the omission to so notify shall not relieve the Trust Fund from any liability which it may have to any such indemnified party

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under this Agreement except to the extent that such omission to notify materially prejudices the interests of the Trust Fund) and, if any indemnification payment is made to such party from general collections on the Mortgage Pool on deposit in the Collection Accounts, the applicable Master Servicer and the applicable Special Servicer will be required to use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement from the related Serviced Pari Passu Companion Loan Holder for that holder’s allocable share of the amount so paid.

None of the Depositor, the Master Servicers, the Special Servicers or the Trust Advisor shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, except in the case of a legal action the costs of which such party is specifically required hereunder to bear, in its opinion does not involve it in any ultimate expense or liability for which it would not be reimbursed hereunder; provided that the Depositor, a Master Servicer, a Special Servicer or the Trust Advisor may in its discretion undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders (or, if a Serviced Loan Combination is involved, the rights of the Certificateholders and the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole)) in accordance with this Agreement. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Trust, and the Depositor, either Master Servicer, either Special Servicer or the Trust Advisor, as the case may be, shall be entitled to be reimbursed therefor from the Collection Accounts, as provided in Section 3.05(a), or the Distribution Account, as provided in Section 3.05(b) (or, with respect to a Serviced Loan Combination, if such expenses and costs relate specifically to such Serviced Loan Combination, first, pro rata from the related Collection Account and the related Serviced Pari Passu Companion Loan Custodial Account (based on the respective outstanding principal balances of the related Mortgage Loan and any Serviced Pari Passu Companion Loan) and, if funds in the related Serviced Pari Passu Companion Loan Custodial Account are insufficient, then any deficiency shall be paid from amounts on deposit in the Collection Accounts). Following reimbursement or payment of such amounts (with no obligation to repay such amounts), the applicable Master Servicer or the applicable Special Servicer, as applicable, shall use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement from the related Serviced Pari Passu Companion Loan Holder (or if the related Serviced Pari Passu Companion Loan is held by an Other Securitization, from such Other Securitization), of such Serviced Pari Passu Companion Loan Holder’s pro rata share of such amounts reimbursed by the Collection Accounts. In no event will the Trust Advisor have any duty to appear in any legal proceedings in connection with this Agreement.

Notwithstanding any provision herein to the contrary, for the purposes of indemnification of a Master Servicer or Special Servicer and limitation of liability, a Master Servicer or Special Servicer will be deemed not to have engaged in willful misfeasance or committed bad faith, fraud or negligence in the performance of its respective obligations or duties or acted in negligent disregard or other disregard of its respective obligations or duties hereunder if such Master Servicer or Special Servicer, as applicable, fails to follow the terms of the Mortgage Loan Documents because such Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of the Mortgage Loan Documents would

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or potentially would result in an Adverse REMIC Event (for which determination, the applicable Master Servicer and the applicable Special Servicer shall be entitled to rely on advice of counsel, the cost of which shall be reimbursed as an Additional Trust Fund Expense). Any indemnification payments or reimbursements of costs or expenses described in the preceding paragraph to which the Trust Advisor may become entitled shall constitute Trust Advisor Expenses and the payment of such Trust Advisor Expenses (other than those that constitute Designated Trust Advisor Expenses) shall be subject to the limitations set forth in Section 4.05. The Trust Advisor shall not be entitled to reimbursement of expenses for its services except those for which it is entitled to indemnification as described above.

Notwithstanding the foregoing, if and to the extent that any loss, liability, claim, damages, penalty, fine, cost or expense that is, pursuant to this Section 6.03(a), required to be borne by the Trust out of the Distribution Account or Collection Accounts, relates to any Serviced Loan Combination, (i) such loss, liability, claim, damages, penalty, fine, cost or expense shall be payable out of amounts on deposit in respect of such Serviced Loan Combination in the related Collection Account and the related Serviced Pari Passu Companion Loan Custodial Account collectively, on a pro rata basis, prior to payment from funds in the Distribution Account or the Collection Accounts that are unrelated to such Serviced Loan Combination; and (ii) such loss, liability, claim, damages, penalty, fine, cost or expense shall be payable out of amounts on deposit in the related Collection Account and the related Serviced Pari Passu Companion Loan Custodial Account (withdrawals from those accounts shall be made in accordance with the related Intercreditor Agreement and pro rata according to the respective outstanding principal balances of the Mortgage Loan and any Serviced Pari Passu Companion Loan included in the related Serviced Loan Combination). Insofar as any such loss, liability, claim, damages, penalty, fine, cost or expense related to any Serviced Loan Combination is so paid by withdrawal from the Collection Accounts or Distribution Account and funds are subsequently received and allocable to the related Serviced Pari Passu Companion Loan(s), then the applicable Master Servicer shall deposit the amount of such loss, liability, claim, damages, penalty, fine, cost or expense into the applicable Collection Account from such funds so received and allocable to the related Serviced Pari Passu Companion Loan.

(b)          In addition, none of the Depositor, the Trust Advisor, the Master Servicers or the Special Servicers or any director, member, manager, officer, employee or agent of any such party shall have any liability with respect to, and each of the Depositor, the Trust Advisor, the Master Servicers, the Special Servicers and any director, member, manager, officer, employee or agent of any such party shall be entitled to rely, as to the truth of the statements made therein and the correctness of the opinions expressed therein, on any documents, certificates or opinions, including Opinions of Counsel, furnished to, and reasonably believed or in good faith believed by such Person to be genuine and to have been signed or presented by the proper party or parties, which document, certificate or opinion, prima facie, is properly executed and submitted by any Person, or any employee or agent of any Person (including legal counsel as to opinions), respecting any matters arising hereunder. Each of the Master Servicers, the Special Servicers and the Trust Advisor may rely in good faith on information provided to it by the other parties hereto (unless the provider and the recipient of such information are the same Person or Affiliates) and by the Borrowers and property managers, and will have no duty to investigate or verify the accuracy thereof. Each of the Master Servicers, the Special Servicers and the Trust Advisor may rely, and shall be protected in acting or refraining from acting upon, any resolution,

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officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the applicable Master Servicer, the applicable Special Servicer or the Trust Advisor, or directors, members, officers, employees or agents of any such party as the case may be, to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel. Furthermore, none of the Master Servicers, the Special Servicers and the Trust Advisor or directors, members, managers, officers, employees or agents of any such party shall have any liability under this Agreement for any failure of any other such Person (or any other party to this Agreement) to perform such Person’s obligations or duties hereunder.

Section 6.04     Resignation of a Master Servicer or a Special Servicer. (a) Each of the Master Servicers and the Special Servicers may resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of such Master Servicer or such Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by such Master Servicer or such Special Servicer, as the case may be, at the date of this Agreement). Any such determination requiring the resignation of that Master Servicer or that Special Servicer shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee, with a copy to the Certificate Administrator, the Subordinate Class Representative and the Majority Subordinate Certificateholder (and each affected Serviced Pari Passu Companion Loan Holder). Unless applicable law requires the resignation of a Master Servicer or a Special Servicer (as the case may be) to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 6.05 or Section 7.02 hereof; provided that, if no successor to such Master Servicer or such Special Servicer, as the case may be, shall have been so appointed and have accepted appointment within ninety (90) days after such Master Servicer or such Special Servicer, as the case may be, has given notice of such resignation, the resigning Master Servicer or Special Servicer, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor thereto.

(b)          In addition, each of the Master Servicers and the Special Servicers shall have the right to resign at any other time for any reason, provided that (i) a willing successor thereto (including any such successor proposed by the resigning party) has been found that is, solely in the case of a successor to a Special Servicer if it is a resigning special servicer, acceptable to the Subordinate Class Representative (during any Subordinate Control Period), (ii) solely in the case of a Special Servicer if it is the resigning party, the resigning party has consulted with the Subordinate Class Representative (during any Collective Consultation Period) and the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period) with respect to the identity and quality of its proposed successor, (iii) the succession is the subject of a Rating Agency Confirmation from each Rating Agency (and, if applicable pursuant to Section 3.27(k),

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an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency), (iv) the successor accepts appointment in writing prior to the effectiveness of such resignation and (v) the successor is not a Prohibited Party at the time of such succession unless the Depositor consents to the appointment in its reasonable discretion; provided, further, that in the event a replacement Special Servicer is being appointed solely for any Excluded Loan, the Subordinate Class Representative shall not have any consent or consultation rights in respect of designating that replacement Special Servicer.

(c)          None of the Master Servicers and the Special Servicers shall be permitted to resign except as contemplated in Sections 6.04(a) and 6.04(b). Consistent with the foregoing, none of the Master Servicers and the Special Servicers shall (except in connection with any resignation thereby permitted above in this Section 6.04 or as otherwise expressly provided herein, including the provisions of Section 3.11(a), Section 3.22 and/or Section 6.02) assign or transfer any of its rights, benefits or privileges hereunder to any other Person or delegate to, subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of a Master Servicer or a Special Servicer are transferred to a successor thereto, the entire amount of compensation payable to that Master Servicer or that Special Servicer, as the case may be, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor, except (in the case of a Special Servicer) to the extent provided in Section 3.11(c).

(d)          Any successor Master Servicer or successor Special Servicer (including any successor Special Servicer appointed pursuant to Section 6.05 hereof) shall, in connection with its appointment as successor Master Servicer or successor Special Servicer, (i) deliver to the Depositor and each Other Depositor, if applicable, the Form 8-K Disclosure Information required pursuant to Item 6.02 of the Form 8-K Current Report regarding itself in its role as successor Master Servicer or successor Special Servicer, as applicable, and (ii) enter into an indemnification agreement reasonably acceptable to the Depositor and such successor Master Servicer or successor Special Servicer, as applicable, pursuant to which the successor Master Servicer or successor Special Servicer, as applicable, agrees to indemnify and hold harmless the Depositor, the Other Depositor, their respective directors and officers, and each other Person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of (A) the failure of any such Form 8-K Disclosure Information, insofar as such information relates to or is applicable to such successor Master Servicer or successor Special Servicer (either in its individual capacity or its capacity as successor Master Servicer or successor Special Servicer under this Agreement), to satisfy the requirements of the applicable provisions of Regulation AB and (B) any untrue statement or alleged untrue statement of a material fact contained in such Form 8-K Disclosure Information regarding itself in its role as successor Master Servicer or successor Special Servicer, as applicable, or any omission or alleged omission to state in such Form 8-K Disclosure Information regarding itself in its role as successor Master Servicer or successor Special Servicer, as applicable, a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(e)          The resigning Master Servicer or Special Servicer, as applicable, shall pay all reasonable out-of-pocket costs and expenses of each party to this Agreement, the Trust and each Rating Agency in connection with the resignation of such party and the transfer of its duties (including, but not limited to, the costs of obtaining Rating Agency Confirmation and reasonable out-of-pocket costs and expenses associated with transferring Servicing Files to the successor).

Section 6.05     Replacement of Special Servicers.

(a)          During any Subordinate Control Period (and other than with respect to any Excluded Loan), the Majority Subordinate Certificateholder, or the Subordinate Class Representative on its behalf, will have the right to terminate either Special Servicer with or without cause at any time and appoint itself or an Affiliate thereof or another Person as the successor Special Servicer; provided, however, that LNR Partners, LLC as a Special Servicer may only be terminated without cause if LNR Securities Holdings, LLC or its Affiliate owns less than 25% of the Certificate Principal Balance of the then-Subordinate Class of Certificates. It shall be a condition to such appointment that (i) the successor Special Servicer be a Qualified Replacement Special Servicer, (ii) the successor Special Servicer deliver to the Depositor and each Other Depositor, if applicable, the Form 8-K Disclosure Information in accordance with Section 6.04(d) and (iii) the conditions set forth in subsection (e) be satisfied.

(b)          During any Collective Consultation Period or Senior Consultation Period, upon (i) the written direction of Holders of Principal Balance Certificates evidencing not less than 25% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Class Principal Balances of the Principal Balance Certificates to which such Appraisal Reduction Amounts are allocable) of all Certificates on an aggregate basis, requesting a vote to terminate the applicable Special Servicer and appoint a successor Special Servicer, (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any fees and expenses of counsel or any Rating Agency) to be incurred by the Certificate Administrator in connection with administering such vote (which fees and expenses shall not be paid from the Trust Fund) and (iii) delivery by such Holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation with respect to such termination and appointment of a successor (to be obtained at the expenses solely of such Certificateholders) and the equivalent from each NRSRO hired to provide ratings with respect to any Serviced Pari Passu Companion Loan Securities, the Certificate Administrator shall post such request on the Certificate Administrator’s Website and conduct the solicitation of votes of all Certificates in such regard. Upon the written direction of Holders of Principal Balance Certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Class Principal Balances of the Principal Balance Certificates to which such Appraisal Reduction Amounts are allocable) of all Principal Balance Certificates on an aggregate basis, the Trustee shall terminate all of the rights and obligations of the applicable Special Servicer under this Agreement and appoint the successor Special Servicer that was proposed by the Certificateholders requesting the vote. Such termination and replacement shall be further conditioned on such successor Special Servicer being a Qualified Replacement Special Servicer and the satisfaction of the conditions set forth in the first sentence of Section 6.05(e) to the extent that such conditions have not otherwise been satisfied. Such termination shall also be subject to the terminated Special Servicer’s rights to indemnification,

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payment of outstanding fees, reimbursement of Advances, and other rights set forth in this Agreement which survive termination. If a proposed termination and replacement of a Special Servicer by Certificateholders as described above is not consummated within 180 days following the initial request of the Certificateholders who requested a vote, then the proposed termination and replacement shall have no further force or effect (except that the Certificate Administrator shall be entitled to apply any amounts prepaid by such Certificateholders for expenses to pay any expenses incurred by the Certificate Administrator).

(c)          In addition, during any Senior Consultation Period, if the Trust Advisor determines, in its sole discretion exercised in good faith, that the applicable Special Servicer is not performing its duties under this Agreement in accordance with the Servicing Standard, the Trust Advisor will have the right to recommend the replacement of such Special Servicer. In such event, the Trust Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the then-current applicable Special Servicer, a written recommendation in electronic format and in the form of Exhibit O-3 attached hereto (which form may be modified or supplemented by the Trust Advisor from time to time to cure any ambiguity or error or to incorporate any additional information as it deems appropriate) detailing the reasons supporting its position and recommending a suggested replacement Special Servicer. In addition, the Certificate Administrator shall post such recommendation on the Certificate Administrator’s Website in accordance with Section 8.12(b), and by mail transmit such recommendation to, conduct the solicitation of votes of, the Holders of all Certificates, according to such procedures (including the establishment of a record date for voting) as it determines. Such notice and solicitation shall state that the proposed replacement, if approved by the Certificateholders, shall be subject to satisfaction of the conditions set forth in the first sentence of Section 6.05(e) within 180 days following the initial recommendation of the Trust Advisor and that any approval granted by the requisite Certificateholders in the aggregate may not be revoked or withdrawn at any time. The Trust Advisor’s recommendation to replace a Special Servicer must be confirmed by an affirmative vote of Certificateholders having at least a majority of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Class Principal Balances of the Principal Balance Certificates to which such Appraisal Reduction Amounts are allocable) of all Principal Balance Certificates on an aggregate basis. In the event the Holders of such Principal Balance Certificates elect to remove and replace a Special Servicer, the Certificate Administrator shall notify the Trustee, the Trust Advisor and the then-current applicable Special Servicer, and the Certificate Administrator shall provide notice, substantially in the form of Exhibit I-1, to each of the Rating Agencies and promptly request a Rating Agency Confirmation from each of the Rating Agencies (and, subject to Section 3.27(k), an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency, if applicable) with respect to the proposed removal and replacement, unless such Certificateholders themselves deliver such Rating Agency Confirmation. In the event the Trustee and the Certificate Administrator receive a Rating Agency Confirmation from each of the Rating Agencies (and, subject to Section 3.27(k), an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency, if applicable) (and the successor Special Servicer agrees to be bound by the terms of this Agreement), the Trustee will then be required to terminate all of the rights and obligations of such Special Servicer under this Agreement and to appoint the successor Special Servicer that has been approved by the Certificateholders and constitutes a Qualified Replacement Special Servicer, and the Certificate Administrator shall post such notice on the Certificate

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Administrator’s Website in accordance with Section 8.12(b). Any such termination of an existing Special Servicer will be subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in this Agreement which survive termination. The Trustee and the Trust Advisor shall cooperate in using reasonable efforts to cause the satisfaction of the conditions to the consummation of such replacement set forth in the first sentence of Section 6.05(e). The reasonable costs and expenses associated with the Trust Advisor’s identification of a Qualified Replacement Special Servicer and the Certificate Administrator’s obtaining such Rating Agency Confirmations administering the vote of the Certificateholders shall be an Additional Trust Fund Expense. If a proposed termination and replacement of a Special Servicer recommended by the Trust Advisor as described above is not consummated within 180 days following the initial recommendation of the Trust Advisor, then (i) the proposed termination and replacement shall have no further force or effect, (ii) the Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 8.12(b) and (iii) the Certificate Administrator shall notify the Trustee and the then-current applicable Special Servicer. The costs and expenses of administering the notices, solicitation of votes and otherwise incurred by the Certificate Administrator, the Trustee or the Trust Advisor in connection with the proposed removal and replacement (including the costs and expenses associated with obtaining Rating Agency Confirmations and the Opinion of Counsel referred to in Section 6.05(e)) shall constitute expenses of the Trust Fund to be paid by withdrawal from the Distribution Account. None of the Special Servicers, any Certificateholder or any other Person shall have any cause of action against the Trust Advisor or any other Person based upon or arising from the Trust Advisor’s recommendation for replacement of, or determination not to recommend the replacement of, a Special Servicer under this Section 6.05(c), or the result of the vote of the Certificateholders.

(d)          Notwithstanding anything herein to the contrary, with respect to each Serviced Loan Combination with respect to which a related Serviced Pari Passu Companion Loan Holder is the “Lead Lender”, “Controlling Note Holder”, “Controlling Holder”, “Directing Note Holder”, “Directing Holder” or other comparable party under the related Intercreditor Agreement, such related Serviced Pari Passu Companion Loan Holder shall be entitled to replace the applicable Special Servicer with respect to such Serviced Loan Combination to the extent provided in the related Intercreditor Agreement, and no Special Servicer appointed by such related Serviced Pari Passu Companion Loan Holder (or its representative) with respect to such Serviced Loan Combination may be subsequently terminated pursuant to any of subsections (a) through (c) of this Section 6.05. For the avoidance of doubt, other than in the case of the One Court Square Loan Combination, there is no Serviced Loan Combination with respect to which the related Serviced Pari Passu Companion Loan Holder is the “Lead Lender”, “Controlling Note Holder”, “Controlling Holder”, “Directing Note Holder”, “Directing Holder” or other comparable party under the related Intercreditor Agreement.

(e)          No removal of a Special Servicer and/or appointment of a successor thereto pursuant to this Section 6.05 shall be effective until the Trustee shall have received (A) a Rating Agency Confirmation from each Rating Agency (and, in the case of any Serviced Loan Combination, an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency, if applicable pursuant to Section 3.27(k)) with respect to such removal and/or appointment, (B) an Acknowledgment of Proposed Special Servicer in the form attached hereto as Exhibit I-2, executed by the Person designated to be the successor to that terminated Special

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Servicer, (C) an Opinion of Counsel (the expense of which shall be deemed to be part of the expenses of the replacement) substantially to the effect that (1) such designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (2) the Acknowledgment of Proposed Special Servicer, the form of which is attached hereto as Exhibit I-2, has been duly authorized, executed and delivered by such designated Person and (3) upon the execution and delivery of the Acknowledgment of Proposed Special Servicer, such designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, this Agreement shall be enforceable against such designated Person in accordance with its terms and (D) written confirmation from the Depositor that all required Form 8-K Current Reports in connection with such appointment have been filed by the Depositor and, if applicable, by any Other Depositor(s). In connection with the foregoing, the Depositor shall use commercially reasonable efforts to (i) file such required Form 8-K Current Report with respect to the Trust and with respect to any Other Securitization for which the Depositor is the Other Depositor and (ii) cause any applicable Other Depositor that is not the Depositor to file such required Form 8-K Current Report, in each case pursuant to clause (i) or (ii), within four (4) Business Days following receipt of the Form 8-K Disclosure Information contemplated by Section 6.04(d). The Subordinate Class Representative, the Majority Subordinate Certificateholder and any proposed replacement Special Servicer shall each be a third-party beneficiary of the immediately preceding sentence.

(f)           Any Special Servicer terminated pursuant to this Section 6.05 shall be deemed to have been so terminated simultaneously with the designated successor’s becoming a Special Servicer hereunder; provided that (i) the terminated Special Servicer shall be entitled to receive, in connection with its termination, payment out of the Collection Account of all of its accrued and unpaid Special Servicing Fees, as and to the extent provided in Section 3.05(a), and reimbursement from the successor to such terminated Special Servicer of all outstanding Servicing Advances made by such terminated Special Servicer and all unpaid Advance Interest accrued on such outstanding Servicing Advances (in which case the successor to such terminated Special Servicer shall be deemed to have made such Servicing Advances at the same time that such terminated Special Servicer had actually made them), (ii) such terminated Special Servicer shall thereafter be entitled to Workout Fees, as and to the extent expressly permitted by Section 3.11(c), and (iii) such terminated Special Servicer shall continue to be entitled to the benefits of Section 6.03, notwithstanding any such termination; and provided, further, that such terminated Special Servicer shall continue to be obligated to pay (and entitled to receive) all other amounts accrued to (or owing by) it under this Agreement on or prior to the effective date of such termination. Such terminated Special Servicer shall cooperate (time being of the essence in connection with a termination under Section 6.05(b)) with the Trustee and the replacement to such terminated Special Servicer in effecting the transfer of such terminated Special Servicer’s responsibilities and rights hereunder to its successor, including the transfer within two (2) Business Days of its termination becoming effective pursuant to this Section 6.05, to the replacement to such terminated Special Servicer for administration by it of all cash amounts that at the time are or should have been credited by such terminated Special Servicer to the REO Account maintained by it or to any Servicing Account or Reserve Account or should have been delivered to the applicable Master Servicer or that are thereafter received by or on behalf of such terminated Special Servicer with respect to any Mortgage Loan or REO Property. No penalty or

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fee shall be payable to the terminated Special Servicer in connection with any termination under this Section 6.05.

(g)          Notwithstanding anything to the contrary contained in this Section 6.05, with respect to any Excluded Special Servicer Loan, if any, the applicable Special Servicer shall resign with respect to such Excluded Special Servicer Loan. During a Subordinate Control Period (except with respect to the One Court Square Mortgage Loan), if the Excluded Special Servicer Loan is not also an Excluded Mortgage Loan, the Majority Subordinate Certificateholder or the Subordinate Class Representative shall appoint (and replace with or without cause) the Excluded Special Servicer, as successor to the resigning Special Servicer, for the related Excluded Special Servicer Loan in accordance with this Agreement, and, solely with respect to the One Court Square Mortgage Loan, if the One Court Square Special Servicer obtains knowledge that it is a Borrower Party with respect to such Excluded Special Servicer Loan, the One Court Square Controlling Note Holder shall appoint (and replace with or without cause) the Excluded Special Servicer with respect to such Excluded Special Servicer Loan in accordance with this Agreement. If such Excluded Special Servicer Loan is also an Excluded Mortgage Loan (except with respect to the One Court Square Mortgage Loan) or (solely with respect to the One Court Square Mortgage Loan) if the One Court Square Controlling Note Holder obtains knowledge that it is a Borrower Party with respect to such Excluded Special Servicer Loan, the largest Subordinate Class Certificateholder (by Certificate Principal Balance) that is not an Excluded Controlling Class Holder shall appoint (and replace with or without cause) the Excluded Special Servicer for the related Excluded Special Servicer Mortgage in accordance with this Agreement. During a Collective Consultation Period, the largest Subordinate Class Certificateholder that is not an Excluded Controlling Class Certificateholder shall have the right to appoint the Excluded Special Servicer. During a Collective Consultation Period, neither the Majority Subordinate Certificateholder nor the Subordinate Class Representative shall be entitled to remove or replace the Excluded Special Servicer with respect to any Excluded Special Servicer Loan. During a Senior Consultation Period, none of the Majority Subordinate Certificateholder, the Subordinate Class Representative or any other Subordinate Class Certificateholder shall be entitled to remove or replace the Excluded Special Servicer with respect to any Excluded Special Servicer Loan.

During a Senior Consultation Period (or during a Subordinate Control Period if the Excluded Special Servicer Loan is also an Excluded Loan (or, solely with respect to the One Court Square Mortgage Loan, if the One Court Square Controlling Note Holder is a Borrower Party with respect to such Excluded Special Servicer Loan) and all holders of Certificates in the Subordinate Class are also Excluded Controlling Class Holders with respect to such Excluded Special Servicer Loan, or during a Collective Consultation Period if all Subordinate Class Certificateholders are also Excluded Controlling Class Holders with respect to such Excluded Special Servicer Loan), upon resignation of a Special Servicer with respect to an Excluded Special Servicer Loan, such resigning Special Servicer shall appoint such Excluded Special Servicer. The resigning Special Servicer shall have no liability for the appointment or the actions of the Excluded Special Servicer.

If at any time the applicable Special Servicer that had resigned as the Special Servicer for a Mortgage Loan as a result of its having become an Excluded Special Servicer Loan becomes aware that it is no longer a Borrower Party (including, without limitation, as a result of the

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related Mortgaged Property becoming REO Property) with respect to such Excluded Special Servicer Loan, (1) the related Excluded Special Servicer shall resign, (2) the related Mortgage Loan shall no longer be an Excluded Special Servicer Loan, (3) such Special Servicer shall become the Special Servicer again for such related Mortgage Loan and (4) such original Special Servicer shall be entitled to all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Loan.

The Excluded Special Servicer shall perform all of the obligations of the applicable Special Servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Loan.

If a Servicing Officer or Special Servicing Officer, as applicable, of the applicable Master Servicer, a related Excluded Special Servicer, or the applicable Special Servicer, as applicable, has actual knowledge that a Mortgage Loan is no longer an Excluded Mortgage Loan, an Excluded Controlling Class Mortgage Loan or an Excluded Special Servicer Loan, as applicable, the applicable Master Servicer, the related Excluded Special Servicer or the applicable Special Servicer, as applicable, shall provide prompt written notice thereof to each of the other parties to this Agreement.

(h)          In connection with its duties or exercise of its rights under this Agreement, if a Special Servicer obtains knowledge that it is a Borrower Party, such Special Servicer (i) shall not directly or indirectly provide any information related to the related Excluded Special Servicer Loan(s) to the related Borrower(s) or (A) any of such Special Servicer’s employees or personnel or any Affiliate involved in the management of any investment in the related Borrower or the related Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan or Loan Combination, each of the applicable Master Servicer and the Certificate Administrator shall be entitled to conclusively assume that the applicable Special Servicer is not a Borrower Party except to the extent that the applicable Master Servicer or the Certificate Administrator, as applicable, has received written notice from such Person that it has become a Borrower Party. None of the Certificate Administrator or the Trust Advisor shall be liable for any communication to any Special Servicer that is a Borrower Party or for disclosure of information relating to an Excluded Special Servicer Loan (including any information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website) if the Certificate Administrator or the Trust Advisor, as applicable, did not receive prior written notice that the related Mortgage Loan is an Excluded Special Servicer Loan. Neither Master Servicer shall be liable for any communication to any Special Servicer that is a Borrower Party or for disclosure of information relating to an Excluded Special Servicer Loan (including any information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website). Each of the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on delivery from

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the applicable Special Servicer of a written certification that such Special Servicer is no longer a Borrower Party.

Notwithstanding anything to the contrary in this Agreement, neither Master Servicer shall have any obligation to restrict access by a Special Servicer to any information related to any Excluded Special Servicer Loan. Neither Master Servicer shall restrict access by a Special Servicer to any information related to any Mortgage Loan other than any Excluded Special Servicer Loan with respect to which such Special Servicer is a Borrower Party.

Section 6.06     Rights of the Depositor and the Trustee in Respect of the Master Servicers and the Special Servicers. Each of the Master Servicers and the Special Servicers shall afford the Depositor and the Trustee, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to such of its officers as are responsible for such obligations. Upon reasonable request and as reasonably related to the performance of the obligations of the related Master Servicer and the related Special Servicer, as applicable, pursuant to this Agreement, each of the Master Servicers and the Special Servicers shall furnish the Depositor and the Trustee with its most recent publicly available annual audited financial statements (or, if not available, the most recent publicly available audited annual financial statements of its corporate parent) and such other information as is publicly available regarding its business, affairs, property and condition, financial or otherwise. Each of the Master Servicers and the Special Servicers may affix to any such information described in this Section 6.06 provided by it any disclaimer it deems appropriate in its reasonable discretion. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicers or the Special Servicers hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of any Master Servicer or any Special Servicer hereunder or exercise the rights of a Master Servicer or a Special Servicer hereunder; provided that neither a Master Servicer nor a Special Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by a Master Servicer or a Special Servicer and is not obligated to supervise the performance of any Master Servicer or any Special Servicer under this Agreement or otherwise.

Section 6.07     Master Servicers and Special Servicers May Own Certificates. Any Master Servicer, Special Servicer or any of their respective Affiliates may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not a Master Servicer, a Special Servicer or an Affiliate thereof. If, at any time during which any Master Servicer, Special Servicer or Affiliate of any Master Servicer or any Special Servicer is the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate, that Master Servicer or that Special Servicer, as the case may be, proposes to take any action (including for this purpose, omitting to take a particular action) that is not expressly prohibited by the terms hereof and would not, in the reasonable judgment of that Master Servicer or that Special Servicer (as the case may be), violate the Servicing Standard, but that, if taken, might nonetheless, in the reasonable judgment of that Master Servicer or that Special Servicer (as the case may be), be considered by other Persons to violate the Servicing Standard, then that Master Servicer or that Special Servicer, as the case

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may be, may (but need not) seek the approval of the Certificateholders to such action by delivering to the Certificate Administrator (with a copy to the Trustee) a written notice that (a) states that it is delivered pursuant to this Section 6.07, (b) identifies the Percentage Interest in each Class of Certificates beneficially owned by that Master Servicer or that Special Servicer, as the case may be, or by an Affiliate thereof and (c) describes in reasonable detail the action that such Master Servicer or such Special Servicer, as the case may be, proposes to take. The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than that Master Servicer and its Affiliates or that Special Servicer and its Affiliates, as appropriate), together with a request for approval by the Certificateholders of each such proposed action. If at any time Certificateholders entitled to greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by that Master Servicer or its Affiliates or that Special Servicer or its Affiliates, as the case may be) shall have consented in writing (with a copy to each related Serviced Pari Passu Companion Loan Holder, if a Serviced Loan Combination is involved) to the proposal described in the written notice, and if that Master Servicer or that Special Servicer, as the case may be, shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from that Master Servicer or that Special Servicer, as applicable, for the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that a Master Servicer or a Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

Article VII

SERVICER TERMINATION EVENTS

Section 7.01     Servicer Termination Event. (a) “Servicer Termination Event”, wherever used herein, means, with respect to either Master Servicer or either Special Servicer, any one of the following events, circumstances and conditions:

(i)           with respect to a Master Servicer, any failure by such Master Servicer to deposit into its Collection Account and/or (if it is the Master Servicer for any Serviced Loan Combination) the Serviced Pari Passu Companion Loan Custodial Account, any amount required to be so deposited under this Agreement, which failure continues unremedied for one Business Day following the date on which such deposit was first required to be made; or

(ii)          with respect to a Special Servicer, any failure by such Special Servicer to deposit into the REO Account maintained by it or to deposit, or remit to the applicable Master Servicer for deposit, into the Collection Account and/or Serviced Pari Passu Companion Loan Custodial Account, as applicable, any amount required to be so deposited or remitted under this Agreement, which failure continues unremedied for one Business Day following the date on which such deposit or remittance, as the case may be, was first required to be made; or

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(iii)         any failure by such Master Servicer to remit to the Certificate Administrator for deposit into the Distribution Account, on any P&I Advance Date, the full amount of P&I Advances required to be made by such Master Servicer on such date or, on any Master Servicer Remittance Date, the full amount of the Master Servicer Remittance Amount and any Compensating Interest Payment required to be remitted by such Master Servicer on such date, which failure continues unremedied until 11:00 a.m. (New York City time) on the related Distribution Date; provided that if such Master Servicer fails to make any deposit contemplated by this Section 7.01(a)(iii), including any P&I Advance, which deposit is required to be made by such Master Servicer on any P&I Advance Date or Master Servicer Remittance Date (without regard to any grace period), then such Master Servicer shall pay to the Certificate Administrator, for the account of the Certificate Administrator, interest on such late remittance at the Reimbursement Rate from and including such P&I Advance Date or the Master Servicer Remittance Date to but excluding the related Distribution Date; or

(iv)         any failure by such Master Servicer to timely make any Servicing Advance required to be made by it hereunder, which Servicing Advance remains unmade for a period of five (5) Business Days (or, in the case of an Emergency Advance, three (3) Business Days) following the date on which written notice of such failure shall have been given to such Master Servicer by any party to this Agreement; or

(v)          any failure on the part of such Master Servicer or such Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Master Servicer or such Special Servicer, as the case may be, contained in this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Master Servicer or such Special Servicer, as the case may be, by any other party hereto or to such Master Servicer or such Special Servicer, as the case may be, with a copy to each other party hereto, by the Holders of Certificates entitled to at least 25% of the Voting Rights (determined without notionally reducing the Class Principal Balances of the Certificates by any Appraisal Reduction Amounts) or by, if affected by that failure, any Serviced Pari Passu Companion Loan Holder; provided that, with respect to any such failure that is not curable within such thirty (30) day period, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall have an additional cure period of sixty (60) days to effect such cure so long as such Master Servicer or such Special Servicer, as the case may be, has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure; or

(vi)         any breach on the part of such Master Servicer or such Special Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of any Class of Certificateholders or any Serviced Pari Passu Companion Loan Holder and which continues unremedied for a period of thirty (30) days after the date on which written notice of such breach, requiring the same to be remedied, shall have been given to such Master Servicer or such Special Servicer, as the case may be, by any other party hereto or to such Master Servicer or such Special Servicer, as the

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case may be, with a copy to each other party hereto, by the Holders of Certificates entitled to at least 25% of the Voting Rights (determined without notionally reducing the Class Principal Balances of the Certificates by any Appraisal Reduction Amounts) or by, if affected by such breach, any Serviced Pari Passu Companion Loan Holder; provided that, with respect to any such breach that is not curable within such thirty (30) day period, such Master Servicer or such Special Servicer, as the case may be, shall have an additional cure period of sixty (60) days to effect such cure so long as such Master Servicer or such Special Servicer, as the case may be, has commenced to cure such breach within the initial thirty (30) day period and has provided the Trustee with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure; or

(vii)        a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Master Servicer or such Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(viii)       such Master Servicer or such Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

(ix)         such Master Servicer or such Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any association or company action in furtherance of the foregoing; or

(x)          any of DBRS, KBRA or Moody’s (or, in the case of Serviced Pari Passu Companion Loan Securities, any Pari Passu Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Rated Certificates or any class of Serviced Pari Passu Companion Loan Securities, as applicable, or (B) placed one or more Classes of Rated Certificates or any class of Serviced Pari Passu Companion Loan Securities on “watch status” in contemplation of possible rating downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by DBRS, KBRA or Moody’s or such Pari Passu Companion Loan Rating Agency, as applicable, within sixty (60) days of such event), and, in case of either of clause (A) or (B), has publicly cited servicing concerns with such Master Servicer or Special Servicer, as applicable, as the sole or a material factor in such rating action; or

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(xi)         if there is a Serviced Pari Passu Companion Loan related to the Trust, any failure by such Master Servicer to timely make any monthly remittance required to be made by it hereunder to a Serviced Pari Passu Companion Loan Holder, which failure continues unremedied for one Business Day following the date on which such remittance was first required to be made; or

(xii)        subject to the provisions of Section 11.17(c), any failure by such Master Servicer or such Special Servicer to deliver (a) any Exchange Act reporting items required to be delivered by such Master Servicer or such Special Servicer, as applicable, to the Certificate Administrator or Other Depositor or Other Trustee under Article XI (other than items to be delivered by a Designated Sub-Servicer) by the time required under Article XI after any applicable grace periods or (b) any Exchange Act reporting items that a Sub-Servicing Entity retained by such Master Servicer or such Special Servicer, as applicable (other than a Designated Sub-Servicer), is required to deliver (it being acknowledged that any Sub-Servicing Entity that defaults as described in this clause (xii) shall be terminated at the direction of the Depositor).

When a single entity acts as two or more of the capacities of a Master Servicer and a Special Servicer, a Servicer Termination Event (other than an event described in clause (x) above) in one capacity shall constitute a Servicer Termination Event in both or all such capacities.

(b)          If any Servicer Termination Event with respect to a Master Servicer or a Special Servicer (in either case, for purposes of this Section 7.01(b), the “Affected Party”) shall occur and be continuing, then, and in each and every such case, so long as the Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of either the Holders of Certificates entitled to not less than 25% of the Voting Rights (determined without notionally reducing the Class Principal Balances of the Certificates by any Appraisal Reduction Amounts), or, alternatively, if a Servicer Termination Event on the part of the applicable Special Servicer has occurred that affects a Serviced Pari Passu Companion Loan Holder, at the written direction of such Serviced Pari Passu Companion Loan Holder solely with respect to the related Loan Combination, or, alternatively, if a Servicer Termination Event on the part of a Special Servicer has occurred, at the written direction of the Subordinate Class Representative during a Subordinate Control Period (except to the extent that the Servicer Termination Event relates to an Excluded Loan), or, alternatively, if a Servicer Termination Event under Section 7.01(a)(xii) on the part of the Affected Party has occurred, at the written direction of the Depositor, the Trustee shall, terminate, by notice in writing to the Affected Party (with a copy of such notice to each other party hereto), all of the rights and obligations (accruing from and after receipt by the Affected Party of such notice) of the Affected Party under this Agreement (other than as a Holder of any Certificate or as holder of a Serviced Pari Passu Companion Loan, entitlements to amounts payable to the terminated party at the time of termination and any entitlements of the terminated party that survive the termination including any Excess Servicing Fee Rights). From and after the receipt by the Affected Party of such written notice, all of the responsibilities, duties, authority and power of the Affected Party under this Agreement (and in the case of a termination of a Special Servicer at the written direction of a Serviced Pari Passu Companion Loan Holder with respect to a Serviced Loan Combination, solely as they relate to such Serviced Loan Combination), whether with respect to the Certificates, the Mortgage Loans or otherwise

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(other than as a Holder of any Certificate or as a Pari Passu Companion Loan Holder, if applicable), shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Affected Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise (provided that each of a Master Servicer and a Special Servicer shall, if terminated pursuant to this Section 7.01(b), continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its members, managers, directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Each of a Master Servicer and a Special Servicer agrees that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than twenty (20) days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested thereby to enable the Trustee to assume the functions hereunder of such Master Servicer or such Special Servicer, as the case may be, and shall otherwise cooperate with the Trustee in effecting the termination of the rights and responsibilities hereunder of such Master Servicer or such Special Servicer, as the case may be, including the transfer within five (5) Business Days to the Trustee for administration by it of all cash amounts that at the time are or should have been credited by the applicable Master Servicer to the Collection Account or the Serviced Pari Passu Companion Loan Custodial Account, the Distribution Account or any Servicing Account or Reserve Account held by it (if it is the Affected Party) or by the applicable Special Servicer to its REO Account, the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account or any Servicing Account or Reserve Account held by it (if it is the Affected Party) or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or REO Property (provided that if such Master Servicer or such Special Servicer is terminated pursuant to this Section 7.01(b), such Master Servicer or such Special Servicer, as the case may be, shall continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its members, managers, directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Any costs or expenses (including those of any other party hereto or successor master servicer or special servicer) incurred in connection with any actions to be taken by a terminated Master Servicer or Special Servicer pursuant to this paragraph (including, but not limited to, in connection with transferring Mortgage Files, Servicing Files and related information, records and reports to the successor master servicer or special servicer and amending this Agreement to reflect (as well as providing appropriate notices to Borrowers, ground lessors, insurers and other applicable third parties regarding) such succession as successor master servicer or special servicer) shall be borne by the applicable Master Servicer or the applicable Special Servicer, as the case may be (and, in the case of the Trustee’s costs and expenses, if not paid within a reasonable time, shall be borne by the Trust out of the Collection Account).

Notwithstanding anything to the contrary in Section 7.04, the Trustee shall not waive any Servicer Termination Event under Section 7.01(a)(xii) without the prior written consent of the Depositor. If a Servicer Termination Event under Section 7.01(a)(xi) occurs on the part of a

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Master Servicer, or if any other Servicer Termination Event occurs on the part of a Master Servicer affecting a Serviced Loan Combination and such Master Servicer is not terminated pursuant to the provisions set forth above, whether as a result of a waiver or otherwise, any affected Serviced Pari Passu Companion Loan Holder shall be entitled to require such Master Servicer to appoint, in accordance with Section 3.22 and with the delivery of a Rating Agency Confirmation (and an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency with respect to any Serviced Pari Passu Companion Loan Securities backed by the affected Serviced Pari Passu Companion Loan, if applicable pursuant to Section 3.27(k)), a Sub-Servicer to be selected by the applicable Master Servicer, that will be responsible for primary servicing such Serviced Loan Combination.

(c)          Notwithstanding Section 7.01(b) of this Agreement, if a Master Servicer receives a notice of termination solely due to a Servicer Termination Event under Section 7.01(a)(x) and the terminated Master Servicer provides the Trustee with the appropriate “request for proposal” materials within the five (5) Business Days after such termination, then such Master Servicer shall continue to serve as Master Servicer, if requested to do so by the Trustee, and the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the terminated Master Servicer) solicit good faith bids for the rights to master service the Mortgage Loans and any Serviced Pari Passu Companion Loans under this Agreement from at least three (3) Persons qualified to act as successor Master Servicer hereunder in accordance with Section 6.02 and Section 7.02 for which the Trustee has received Rating Agency Confirmation from each Rating Agency (and, if applicable pursuant to Section 3.27(k), an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency) obtained by the terminated Master Servicer (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided that (i) at the Trustee’s request, the terminated Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and (ii) the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the subject Mortgage Loans and any Serviced Pari Passu Companion Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer and to agree to be bound by the terms hereof, within forty-five (45) days after the receipt by such Master Servicer of a notice of termination. The Trustee shall solicit bids (i) on the basis of such successor Master Servicer retaining all applicable Sub-Servicers to continue the sub-servicing of the applicable Serviced Mortgage Loans pursuant to the terms of the respective Sub-Servicing Agreements and entering into a Sub-Servicing Agreement with the terminated Master Servicer to service each of any Serviced Mortgage Loans not subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to, for each Serviced Mortgage Loan serviced, the applicable Master Servicing Fee Rate (or, (i) in the case of a Serviced Pari Passu Mortgage Loan, the sum of the applicable Master Servicing Fee Rate and the applicable Pari Passu Primary Servicing Fee Rate or (ii) in the case of a Serviced Pari Passu Companion Loan, the applicable Pari Passu Primary Servicing Fee Rate) minus the sum of one-quarter of a basis point (0.0025%) and the related Excess Servicing Fee Rate (each, a “Servicing-Retained Bid”) and (ii) on the basis of terminating each applicable Sub-Servicing Agreement and each applicable Sub-Servicer that it is permitted to terminate in accordance with Section 3.22 and having no obligation to enter into a Sub-Servicing Agreement with the terminated Master Servicer (each, a “Servicing-Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained

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Bid (or, if none, the highest cash Servicing-Released Bid) (the “Successful Bidder”) to act as successor Master Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a Sub-Servicing Agreement with the terminated Master Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Master Servicer.

(d)          Upon the assignment and acceptance of the master servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the terminated Master Servicer the amount of such cash bid received from the Successful Bidder (net of reasonable “out-of-pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

(e)          If the Successful Bidder has not entered into this Agreement as successor Master Servicer within forty-five (45) days after the related Master Servicer received a notice of termination or no Successful Bidder was identified within such 45-day period, the terminated Master Servicer shall reimburse the Trustee for all reasonable “out-of-pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under Section 7.01(c). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02.

Section 7.02     Trustee To Act; Appointment of Successor. On and after the time a Master Servicer or a Special Servicer resigns pursuant to Section 6.04(a) (and a successor Master Servicer or Special Servicer, as applicable, has not been appointed by the resigning Master Servicer or Special Servicer, as applicable, under Section 6.04), or receives a notice of termination pursuant to Section 7.01, the Trustee shall be the successor in all respects to that Master Servicer or that Special Servicer, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on such Master Servicer or such Special Servicer, as the case may be, by the terms and provisions hereof, including, if such Master Servicer is the resigning or terminated party, the applicable Master Servicer’s obligation to make Advances; provided that (i) any failure to perform such duties or responsibilities caused by the failure of a Master Servicer or a Special Servicer, as the case may be, to cooperate or to provide information or monies as required by Section 7.01 shall not be considered a default by the Trustee hereunder and (ii) in the case of a terminated Master Servicer, the Trustee shall cease to act as successor Master Servicer if an alternative successor is appointed pursuant to Section 7.01(c). Neither the Trustee nor any other successor shall be liable for any of the representations and warranties of the resigning or terminated party or for any losses incurred by the resigning or terminated party pursuant to Section 3.06 hereunder nor shall the Trustee or any other successor be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to for future services rendered if the resigning or terminated party had continued to act hereunder. Notwithstanding the above, if it is unwilling to so act, the Trustee may (and, if it is unable to so act, or if the Trustee is not approved as an acceptable master servicer or special servicer, as the case may be, by each Rating Agency, or if the Holders of Certificates entitled to not less than 25% of the Voting Rights (determined without notionally reducing the Class Principal Balances of the Certificates by any

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Appraisal Reduction Amounts) (or, alternatively, if a Servicer Termination Event on the part of the applicable Special Servicer has occurred during a Subordinate Control Period, the Subordinate Class Representative (other than to the extent such Servicer Termination Event affects an Excluded Loan) so requests in writing, the Trustee shall), promptly appoint, or petition a court of competent jurisdiction to appoint, any established and qualified institution as the successor to the resigning or terminated Master Servicer or Special Servicer, as the case may be, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer or such Special Servicer, as the case may be, hereunder; provided that (i) such appointment is the subject of a Rating Agency Confirmation from each Rating Agency (and, if applicable pursuant to Section 3.27(k), an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency) and (ii) if such successor (in the case of a successor to the resigning or terminated Master Servicer) does not have a master servicer rating from Fitch that is “CMS3” or above, such successor is reasonably acceptable to the Subordinate Class Representative, and, if such successor has a master servicer rating from Fitch that is “CMS3” or above, the Subordinate Class Representative shall have been consulted with respect to the identity of (although it need not have approved) such successor. No appointment of a successor to a Master Servicer or a Special Servicer hereunder shall be effective until the assumption by such successor of all its responsibilities, duties and liabilities hereunder, and pending such appointment and assumption, the Trustee shall act in such capacity as hereinabove provided. In connection with any such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans or otherwise as it and such successor shall agree; provided that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. The Depositor, the Trustee, such successor and each other party hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the resigning or terminated Master Servicer and if the Excess Servicing Fee Rate is a rate per annum that is greater than zero (0) basis points, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03     Notification to Certificateholders. (a) Upon any resignation of a Master Servicer or a Special Servicer pursuant to Section 6.04, any replacement of a Special Servicer pursuant to Section 6.05, any termination of a Master Servicer or Special Servicer pursuant to Section 7.01, any appointment of a successor to a Master Servicer or Special Servicer pursuant to Section 6.02, 6.04 or 7.02 or the effectiveness of any designation of a new Special Servicer, the Trustee shall promptly notify (i) the Certificate Administrator, who shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, (ii) the Rule 17g-5 Information Provider, who shall promptly post such information on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c) and (iii) to any Serviced Pari Passu Companion Loan Holder.

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(b)          Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five (5) days after a Responsible Officer of the Trustee has actual knowledge of the occurrence of such an event, the Trustee shall notify the Depositor and the Certificate Administrator, who shall transmit by mail to all Certificateholders notice of such occurrence, unless such default shall have been cured.

Section 7.04     Waiver of Servicer Termination Event. The Holders of Certificates representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates (and any affected Serviced Pari Passu Companion Loan Holders) affected by any Servicer Termination Event hereunder (determined without notionally reducing the Class Principal Balances of the Certificates by any Appraisal Reduction Amounts) may waive such Servicer Termination Event without the consent of any other Person; provided, however that:

(a)          a Servicer Termination Event under clause (i), clause (ii), clause (iii) and clause (x) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes (and any affected Serviced Pari Passu Companion Loan Holders);

(b)          each Serviced Pari Passu Companion Loan Holder shall be exclusively entitled to waive a Servicer Termination Event under Section 7.01(a)(xi) that arises with respect to the related Serviced Pari Passu Companion Loan;

(c)          the Depositor shall be exclusively entitled to waive any Servicer Termination Event described in Section 7.01(a)(xii) (but if a Serviced Loan Combination is involved and the Pari Passu Companion Loan is the subject of an Other Securitization, the Depositor may not grant such a waiver without the consent of each Other Depositor with respect to each Other Securitization);

(d)          no waiver of any Servicer Termination Event by one or more Persons will have any force or effect unless and until the Person requesting the waiver at its own expense has reimbursed the Trustee and the Certificate Administrator for any monies spent by them in connection with such Servicer Termination Event, together with interest thereon from and including the date so spent to but excluding the date of reimbursement.

Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Servicer Termination Event pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

Section 7.05     Additional Remedies of Trustee Upon Servicer Termination Event. During the continuance of any Servicer Termination Event, so long as such Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right (exercisable subject to Section 8.01(a)), in its own name and as

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trustee of an express trust (in the case of any matter affecting a Serviced Loan Combination) on behalf of the related Serviced Pari Passu Companion Loan Holder(s), to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and such participants (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event.

Article VIII

THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE ADMINISTRATOR AND
THE TAX ADMINISTRATOR

Section 8.01     Duties of the Trustee, the Certificate Administrator and the Tax Administrator. (a) The Trustee, prior to the occurrence of a Servicer Termination Event and after the curing or waiver of all Servicer Termination Events which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicer Termination Event occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty. The Trustee, the Certificate Administrator and the Tax Administrator shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Trustee, the Certificate Administrator and the Tax Administrator.

(b)          Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall examine them to determine whether they conform on their face to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall take such action as it deems appropriate to have the instrument corrected. The Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master Servicer, a Special Servicer, any Serviced Pari Passu Companion Loan Holder, any actual or prospective Certificateholder or Certificate Owner or any Rating Agency, and accepted by the Trustee, the Certificate Administrator or the Tax Administrator in good faith, pursuant to this Agreement.

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(c)          No provision of this Agreement shall be construed to relieve the Trustee, the Tax Administrator or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided that:

(i)           prior to the occurrence of a Servicer Termination Event, and after the curing or waiver of all Servicer Termination Events which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee;

(ii)          in the absence of bad faith on the part of the Trustee, the Certificate Administrator or the Tax Administrator, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, and conforming to the requirements of this Agreement;

(iii)         none of the Trustee, the Certificate Administrator or the Tax Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of such entity unless it shall be proved that such entity was negligent in ascertaining the pertinent facts;

(iv)         the Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Trustee, in good faith in accordance with the terms of this Agreement and the direction of Holders of Certificates entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

(v)          neither the Certificate Administrator nor the Trustee shall be required to take action with respect to, or be deemed to have notice or knowledge of, any default, Servicer Termination Event (other than a Servicer Termination Event under Section 7.01(a)(ix) or a Master Servicer’s failure to deliver any monies, including P&I Advances, or to provide any report, certificate or statement, to the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, when required pursuant to this Agreement) or breach of a Mortgage Loan Seller’s representations and warranties, unless a Responsible Officer of the Trustee or the Certificate Administrator shall have received written notice or otherwise have actual knowledge thereof. Otherwise, the Trustee and the Certificate Administrator may conclusively assume that there is no such default, Servicer Termination Event or breach of such Mortgage Loan Seller’s representations and warranties;

(vi)         subject to the other provisions of this Agreement, and without limiting the generality of this Section 8.01, none of the Trustee, the Certificate Administrator or the Tax Administrator shall have any duty, except, in the case of the Trustee, as expressly

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provided in Section 2.01(b) or Section 2.01(e) or in its capacity as successor to a Master Servicer or a Special Servicer, (A) to cause any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, (B) to cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports or certificates of a Master Servicer, a Special Servicer, any actual or prospective or any Certificateholder or Certificate Owner or any Rating Agency, delivered to the Trustee, the Certificate Administrator or the Tax Administrator pursuant to this Agreement reasonably believed by the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, to be genuine and without error and to have been signed or presented by the proper party or parties, (D) subject to Section 10.01(f), to see to the payment or discharge of any tax levied against any part of the Trust Fund other than from funds available in the Collection Account or the Distribution Account, and (E) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust Fund other than from funds available in the Collection Account or the Distribution Account (provided that such assessment, charge, lien or encumbrance did not arise out of the Trustee’s, the Certificate Administrator’s or the Tax Administrator’s, as applicable, willful misfeasance, bad faith or negligence);

(vii)        for as long as the Person that serves as the Trustee, the Certificate Administrator or the Tax Administrator hereunder also serves as Custodian and/or Certificate Registrar, the protections, immunities and indemnities afforded to that Person in its capacity as Trustee, Certificate Administrator or Tax Administrator, as applicable, hereunder shall also be afforded to such Person in its capacity as Custodian and/or Certificate Registrar, as the case may be; and

(viii)       if the same Person is acting in two or more of the capacities of Trustee, Certificate Administrator, Tax Administrator, Custodian or Certificate Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(d)          Upon receipt by the Trustee or the Certificate Administrator of any notice regarding the transfer of a Serviced Pari Passu Companion Loan by a Serviced Pari Passu Companion Loan Holder or the transfer of an interest in a mezzanine loan related to a Mortgage Loan by the related mezzanine lender, the Certificate Administrator or the Tax Administrator, as applicable, shall promptly forward a copy of such notice to the applicable Master Servicer and applicable Special Servicer.

(e)          Based on information in its possession, the Certificate Administrator promptly shall provide written notice to the Trust Advisor, the Subordinate Class Representative, each Master Servicer and each Special Servicer of (i) the existence of a Collective Consultation Period or a Senior Consultation Period and (ii) the end of any Collective Consultation Period or Senior Consultation Period. The Trust Advisor, a Master Servicer or a Special Servicer may at any time request from the Certificate Administrator written confirmation of whether there existed a

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Collective Consultation Period or a Senior Consultation Period during the current and/or previous calendar year and the Certificate Administrator shall deliver such confirmation to the requesting party within 10 days of such request.

Section 8.02     Certain Matters Affecting the Trustee, the Certificate Administrator and the Tax Administrator. Except as otherwise provided in Section 8.01:

(i)           the Trustee, the Certificate Administrator and the Tax Administrator, may each rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and without error and to have been signed or presented by the proper party or parties;

(ii)          the Trustee, the Certificate Administrator and the Tax Administrator may each consult with counsel and any written advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)         the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, unless such Certificateholders shall have provided to the Trustee reasonable indemnity against the costs, expenses and liabilities which may be incurred therein or thereby satisfactory to the Trustee, in its reasonable discretion; none of the Trustee, the Certificate Administrator or the Tax Administrator shall be required to expend or risk its own funds (except to pay expenses that could reasonably be expected to be incurred in connection with the performance of its normal duties) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of a Servicer Termination Event which has not been waived or cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)         none of the Trustee, the Certificate Administrator or the Tax Administrator shall be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)          prior to the occurrence of a Servicer Termination Event and after the waiver or curing of all Servicer Termination Events which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in

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any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require an indemnity satisfactory to the Trustee, in its reasonable discretion, against such expense or liability as a condition to taking any such action;

(vi)         except as contemplated by Section 8.06, none of the Trustee, the Certificate Administrator or the Tax Administrator shall be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

(vii)        the Trustee may execute any of the trusts or powers vested in it by this Agreement, and the Certificate Administrator and the Tax Administrator may each perform any of their respective duties hereunder, either directly or by or through the Custodian or other agents or attorneys-in-fact, provided that (a) the use of the Custodian or other agents or attorneys-in-fact shall not be deemed to relieve the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, of any of its duties and obligations hereunder (except as expressly set forth herein) and (b) the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person actually known to a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, to be a Prohibited Party without the consent of the Depositor acting in its reasonable discretion;

(viii)       none of the Trustee, the Certificate Administrator or the Tax Administrator shall be responsible for any act or omission of a Master Servicer or a Special Servicer (unless, in the case of the Trustee, it is acting as a Master Servicer or a Special Servicer, as the case may be) or of the Trust Advisor, any Serviced Pari Passu Companion Loan Holder or the Depositor;

(ix)         neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V under this Agreement or under applicable law with respect to any transfer of any Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this Agreement; and the Trustee and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Certificate Owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Certificate Register;

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(x)          in no event shall the Trustee or the Certificate Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action;

(xi)         the right of the Trustee or the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and none of the Trustee or the Certificate Administrator, as applicable, shall be answerable for other than its negligence or willful misconduct in the performance of any such act and nothing herein shall require the Trustee or the Certificate Administrator, as applicable, to act in any manner that is contrary to applicable law; and

(xii)        in no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; provided that such failure or delay is not also a result of its own negligence, bad faith or willful misconduct.

Section 8.03     The Trustee, the Certificate Administrator and the Tax Administrator not Liable for Validity or Sufficiency of Certificates or Mortgage Loans. The recitals contained herein and in the Certificates (other than the statements attributed to, and the representations and warranties of, the Trustee, the Certificate Administrator and/or the Tax Administrator in Article II, and the signature of the Certificate Registrar set forth on each outstanding Certificate) shall not be taken as the statements of the Trustee, the Certificate Administrator or the Tax Administrator, and none of the Trustee, the Certificate Administrator or the Tax Administrator assumes any responsibility for their correctness. None of the Trustee, the Certificate Administrator or the Tax Administrator makes any representation as to the validity or sufficiency of this Agreement (except as regards the enforceability of this Agreement against it) or of any Certificate (other than as to the signature of the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document. None of the Trustee, the Certificate Administrator or the Tax Administrator shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust, or any funds (other than with respect to any funds held by the Certificate Administrator) deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor, the applicable Master Servicer or the applicable Special Servicer (unless, in the case of the Trustee, it is acting in such capacity). None of the Trustee, the Certificate Administrator or the Tax Administrator shall be responsible for the legality or validity of this Agreement (other than insofar as it relates to the representations and warranties of the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, hereunder) or the validity, priority, perfection or sufficiency of any security, lien or security interest granted to it hereunder or the filing of any financing statements or continuation statements, except to the extent set forth in Section 2.01(b) and Section 2.01(e) or to the extent the Trustee is acting as a Master Servicer or a Special Servicer and such Master Servicer or such Special Servicer, as the case may be, would be so responsible hereunder. Except as contemplated by Section 12.02(a), none of the Trustee, the Certificate Administrator or the Tax Administrator shall be required to record this Agreement.

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Section 8.04     The Trustee, the Certificate Administrator and the Tax Administrator May Own Certificates. The Trustee (in its individual or any other capacity), the Certificate Administrator or the Tax Administrator or any of their respective Affiliates may become the owner or pledgee of Certificates with (except as otherwise provided in the definition of “Certificateholder”) the same rights it would have if it were not the Trustee, the Certificate Administrator or the Tax Administrator or one of their Affiliates, as the case may be.

Section 8.05     Fees and Expenses of the Trustee, the Certificate Administrator and the Tax Administrator; Indemnification of and by the Trustee, the Certificate Administrator and the Tax Administrator. (a) On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account, out of general collections on the Mortgage Loans and REO Properties on deposit therein, prior to any distributions to be made therefrom to Certificateholders on such date, and pay to itself all Certificate Administrator Fees, and to the Trustee all Trustee Fees, earned in respect of the Mortgage Loans and any successor REO Mortgage Loans through the end of the then most recently ended calendar month as compensation for all services rendered by the Trustee hereunder. The Trustee Fee shall be paid by the Certificate Administrator and shall be a portion of the Certificate Administrator Fee. As to each Mortgage Loan and REO Mortgage Loan, the Certificate Administrator Fee shall accrue during each calendar month, commencing with November 2015, at the Certificate Administrator Fee Rate on a principal amount equal to the Stated Principal Balance of such Mortgage Loan or REO Mortgage Loan, as the case may be, immediately following the Distribution Date in such calendar month (or, in the case of November 2015, on a principal amount equal to the Cut-off Date Principal Balance of the particular Mortgage Loan). The Trustee Fee and the Certificate Administrator Fee accrued during each calendar month shall be payable in the next succeeding calendar month. With respect to each Mortgage Loan and REO Mortgage Loan, the Certificate Administrator Fee shall be calculated on the same Interest Accrual Basis as is applicable to the accrual or deemed accrual of interest on such Mortgage Loan or REO Mortgage Loan, as the case may be. The Trustee Fee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) and the Certificate Administrator Fee (the latter of which includes the Tax Administrator Fee) shall constitute the sole compensation of the Trustee and the Certificate Administrator and the Tax Administrator, respectively, for such services to be rendered by it. The Certificate Administrator shall be responsible for the payment of the Tax Administrator Fee.

Notwithstanding the prior paragraph, if and to the extent that any loss, liability, cost or expense that is, pursuant to the prior paragraph, required to be borne by the Trust out of the Distribution Account or a Collection Account, relates to any Mortgage Loan that is part of a Serviced Loan Combination, (i) such loss, liability, cost or expense shall be payable out of amounts on deposit in respect of such Serviced Loan Combination in the applicable Collection Account and any related Serviced Pari Passu Companion Loan Custodial Account collectively, prior to payment from funds in the Distribution Account or the Collection Accounts that are unrelated to such Serviced Loan Combination; and (ii) such loss, liability, cost or expense shall be payable out of amounts on deposit in the Collection Accounts and the related Serviced Pari Passu Companion Loan Custodial Account (withdrawals from those accounts shall be made in accordance with the related Intercreditor Agreement and pro rata according to the respective outstanding principal balances of the Mortgage Loan and any Serviced Pari Passu Companion Loan included in the related Serviced Loan Combination). Insofar as any such loss, liability,

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cost or expense related to any Serviced Loan Combination is so paid by withdrawal from the Collection Accounts or Distribution Account and funds are subsequently received and allocable to the related Serviced Pari Passu Companion Loan(s), then the applicable Master Servicer shall deposit the amount of such loss, liability, cost or expense into the applicable Collection Account from such funds so received and allocable to the related Serviced Pari Passu Companion Loan(s).

(b)          The Trustee, the Certificate Administrator and the Tax Administrator (each in its capacity as such or in its individual capacity) and any of their respective directors, officers, employees, agents or affiliates are entitled to be indemnified and held harmless by the Trust Fund out of the Collection Account and/or the Distribution Account, as and to the extent provided in Section 3.05, for and against any loss, liability, claim or expense (including costs and expenses of litigation, and of investigation, reasonable counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Agreement, the Certificates, the Mortgage Loans (unless, in the case of the Trustee, it incurs any such expense or liability in the capacity of successor to the applicable Master Servicer or the applicable Special Servicer (as the case may be), in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Master Servicer or Special Servicer, as the case may be) or any act or omission of the Trustee, the Certificate Administrator or the Tax Administrator relating to the exercise and performance of any of the rights and duties, including the appointment of a replacement Trust Advisor, of the Trustee, the Certificate Administrator or the Tax Administrator hereunder; provided that none of the Trustee, the Certificate Administrator or the Tax Administrator shall be entitled to indemnification pursuant to this Section 8.05(b) for (1) allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any cost or expense that does not constitute an “unanticipated expense” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (3) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (4) any loss, liability, claim or expense incurred by reason of any breach on the part of the Trustee, the Certificate Administrator or the Tax Administrator of any of their respective representations, warranties or covenants contained herein or any willful misconduct, bad faith, fraud or negligence in the performance of, or negligent disregard of, the Trustee’s, the Certificate Administrator’s or the Tax Administrator’s obligations and duties hereunder.

(c)          The Master Servicers and the Special Servicers each shall indemnify the Trust, the Trustee, the Custodian, the Certificate Administrator and the Tax Administrator (each in their respective capacity as such and in their individual capacity), and each Serviced Pari Passu Companion Loan Holder, for and hold each of them harmless against any loss, liability, claim or expense that is a result of such Master Servicer’s or such Special Servicer’s, as the case may be, negligent acts or omissions in connection with this Agreement, including the negligent use by such Master Servicer or such Special Servicer, as the case may be, of any powers of attorney delivered to it by the Trustee pursuant to the provisions hereof and the Mortgage Loans serviced by such Master Servicer or such Special Servicer, as the case may be; provided that, if the Trustee, the Custodian, the Certificate Administrator or the Tax Administrator has been reimbursed for such loss, liability, claim or expense pursuant to Section 8.05(b) above, then the indemnity in favor of such Person provided for in this Section 8.05(c) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust. For the purposes of this paragraph, a Master Servicer or Special Servicer will be deemed not to have committed negligent

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acts or omissions in connection with this Agreement if such Master Servicer or Special Servicer, as applicable, fails to follow the terms of the Mortgage Loan Documents because such Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of the Mortgage Loan Documents would or potentially would result in an Adverse REMIC Event (for which determination, each Master Servicer and each Special Servicer shall be entitled to rely on advice of counsel, the cost of which shall be reimbursed as an Additional Trust Fund Expense).

(d)          Each of the Trustee, the Custodian, the Certificate Administrator and the Tax Administrator shall indemnify each of the Trust, the Master Servicers and the Special Servicers and each other (each in their respective capacity as such and in their individual capacity) and each Serviced Pari Passu Companion Loan Holder for and hold each of them harmless against any loss, liability, claim or expense that is a result of the Trustee’s, the Certificate Administrator’s, the Custodian’s or the Tax Administrator’s, as the case may be, negligent acts or omissions in connection with this Agreement; provided that if such indemnified person has been reimbursed for such loss, liability, claim or expense pursuant to Section 6.03 or Section 8.05(b), as the case may be, then the indemnity in favor of such Person otherwise provided for in this Section 8.05(d) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust.

(e)          The Certificate Administrator shall indemnify and hold harmless the Depositor, each Mortgage Loan Seller, each Underwriter and each Serviced Pari Passu Companion Loan Holder from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor, each Mortgage Loan Seller, each Underwriter or any of their respective Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as Rule 17g-5 Information Provider, of its obligations under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as Rule 17g-5 Information Provider, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

(f)          This Section 8.05 shall survive the termination of this Agreement or the resignation or removal of the Trustee, the Certificate Administrator, the Tax Administrator, a Master Servicer or a Special Servicer as regards rights and obligations prior to such termination, resignation or removal.

Section 8.06     Eligibility Requirements for the Trustee, the Certificate Administrator and the Tax Administrator. The Trustee, the Certificate Administrator and the Tax Administrator hereunder each shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia and, in the case of the Trustee, authorized under such laws to exercise trust powers; (ii) has a combined capital and surplus of at least $50,000,000; (iii) is subject to supervision or examination by federal or state authority; and (iv) is not a Prohibited Party unless (in the case of this clause (iv)) the Depositor consents to the continuation of the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, in the Depositor’s reasonable discretion. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the

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aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act; and (ii) the Trustee may not have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause the Exemption to be unavailable with respect to any Class of Certificates as to which it would otherwise be available. Furthermore, (i) the Certificate Administrator and the Tax Administrator shall at all times maintain a long-term unsecured debt rating of at least “AA (low)” by DBRS and the Trustee shall at all times maintain a long-term unsecured debt rating of at least “A” by DBRS (provided, however, that the Trustee may maintain a long-term unsecured debt rating of at least “A (low)” by DBRS if the General Master Servicer maintains a rating of at least “A” by DBRS (provided that this proviso shall not impose on the General Master Servicer any obligation to maintain such rating); and provided, further, that if any of the Certificate Administrator, the Tax Administrator, or the Trustee is not rated by DBRS, such party shall maintain an equivalent (or higher) rating by any two other NRSROs which may be KBRA and/or Moody’s), and (ii) the Certificate Administrator, the Tax Administrator and the Trustee shall at all times maintain a short-term unsecured debt rating of at least “P-1” by Moody’s and, if rated by KBRA, the equivalent by KBRA (or, in the case of either such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and, if applicable, an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency) and a long-term unsecured debt rating of at least “A2” by Moody’s if it has a short-term unsecured debt rating of at least “P-1” by Moody’s and, if rated by KBRA, the equivalent rating by KBRA, provided that the Trustee may maintain a long-term unsecured debt rating of “Baa2” by Moody’s and a short-term unsecured debt rating of “P-2” by Moody’s if the General Master Servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s (or such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency) (provided that this proviso shall not impose on the General Master Servicer any obligation to maintain such rating). In case at any time the Trustee, the Certificate Administrator or the Tax Administrator shall cease to be eligible in accordance with the provisions of this Section 8.06, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07. The corporation, bank, trust company or association serving as Trustee may have normal banking and trust relationships with the Depositor, the Mortgage Loan Sellers, the Master Servicers, the Special Servicers and their respective Affiliates; provided that none of (i) the Depositor, (ii) any Person involved in the organization or operation of the Depositor or the Trust, (iii) a Master Servicer or Special Servicer (except during any period when the Trustee has assumed the duties of such Master Servicer or Special Servicer (as the case may be) pursuant to Section 7.02), (iv) any Mortgage Loan Seller or (v) any Affiliate of any of them, may be the Trustee hereunder.

Section 8.07     Resignation and Removal of the Trustee, the Certificate Administrator and the Tax Administrator. (a) The Trustee, the Certificate Administrator and the Tax Administrator each may at any time resign and be discharged from their respective obligations created hereunder by giving written notice thereof to the other such parties, the Depositor, each Master Servicer, each Special Servicer, the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)) and all the Certificateholders. Upon receiving such notice of resignation, the

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Depositor shall promptly appoint a successor trustee, certificate administrator or tax administrator, as the case may be, meeting the eligibility requirements of Section 8.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee, Certificate Administrator or Tax Administrator, as the case may be, and to the successor trustee, certificate administrator or tax administrator, as the case may be. A copy of such instrument shall be delivered to other parties hereto and to the Certificateholders by the Depositor. If no successor trustee, certificate administrator or tax administrator, as the case may be, shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Trustee, Certificate Administrator or Tax Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor trustee, certificate administrator or tax administrator, as the case may be.

(b)          If at any time the Trustee, the Certificate Administrator or the Tax Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or a Master Servicer, or if at any time the Trustee, the Certificate Administrator or the Tax Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee, the Certificate Administrator or the Tax Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee, the Certificate Administrator or the Tax Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee’s, Certificate Administrator’s or Tax Administrator’s continuing to act in such capacity would result in an Adverse Rating Event with respect to any Class of Rated Certificates rated by a Rating Agency for the Rated Certificates, as confirmed in writing to the Depositor by each applicable Rating Agency, then the Depositor may (and, if it fails to do so within ten (10) Business Days, the requesting Master Servicer shall as soon as practicable) remove the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, and appoint a successor trustee, certificate administrator or tax administrator, as the case may be, by written instrument, in duplicate, which instrument shall be delivered to the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, so removed and to the successor trustee, certificate administrator or tax administrator, as the case may be. A copy of such instrument shall be delivered to the other parties hereto and to the Certificateholders by the Depositor.

(c)          The Holders of Certificates entitled to more than 50% of the Voting Rights may at any time remove the Trustee, Certificate Administrator or Tax Administrator and appoint a successor trustee, certificate administrator or tax administrator, as the case may be, by written instrument or instruments signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee, Certificate Administrator or Tax Administrator, as the case may be, so removed, and one complete set to the successor so appointed. All expenses incurred by the Trustee or the Certificate Administrator in connection with the transfer of its duties (or the Mortgage Files, with respect to the Certificate Administrator) to a successor trustee or certificate administrator following the removal of the Trustee or the Certificate Administrator without cause pursuant to this Section 8.07(c), shall be reimbursed to the removed Trustee or Certificate Administrator, as applicable, within thirty (30) days of demand therefor, such reimbursement to be made by the Certificateholders that terminated the Trustee or Certificate Administrator. A copy of such

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instrument shall be delivered to the other parties hereto and to the remaining Certificateholders by the successor so appointed.

(d)          Any resignation or removal of the Trustee, the Certificate Administrator or the Tax Administrator and appointment of a successor trustee, certificate administrator or tax administrator, as the case may be, pursuant to any of the provisions of this Section 8.07 shall not become effective until (i) acceptance of appointment by the successor trustee, certificate administrator or tax administrator, as the case may be, as provided in Section 8.08 and (ii) if the successor trustee, certificate administrator or tax administrator, as the case may be, does not have debt ratings that satisfy the criteria set forth in Section 8.06, the appointment of such successor trustee, certificate administrator or tax administrator, as the case may be, is the subject of a Rating Agency Confirmation from each Rating Agency (and, if applicable, an analogous rating agency confirmation from each Pari Passu Companion Loan Rating Agency).

(e)          Upon resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the removal of the Trustee, the outgoing Trustee at its own expense (without right of reimbursement therefor) shall ensure that, prior to consummation of such transaction or as part of its transfer of duties to any successor, (i) the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing trustee) is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the Certificateholders (with the endorsement to recite as endorsee “[name of successor Trustee], as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3”), or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable Mortgage Loan Seller) (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note), and (ii) in the case of the other Mortgage Loan Documents, the same are assigned (and, other than in connection with the removal of the Trustee pursuant to Section 8.07(c), recorded as appropriate) to such successor (with the assignment to recite as assignee “[name of successor Trustee], as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3”), or in blank, and such successor shall review the documents delivered to it or the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made. The outgoing Trustee shall provide copies of the documentation provided for in items (i) and (ii) above to the applicable Master Servicer, in each case to the extent such copies are not already in the applicable Master Servicer’s possession. If the Trustee is removed pursuant to Section 8.07(c), the Mortgage Loan Documents identified in clause (ii) of the preceding sentence shall, if appropriate, be recorded by the successor trustee if so requested by the applicable Master Servicer or the applicable Special Servicer and at the expense of the Trust (i) during any Subordinate Control Period (other than with respect to an Excluded Loan), with the consent of the Subordinate Class Representative, (ii) during any Collective Consultation Period, after consultation with the Subordinate Class Representative (other than with respect to an Excluded Loan) and the Trust Advisor and (iii) during any Senior Consultation Period, after consultation with the Trust Advisor.

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(f)           Any successor Trustee or successor Certificate Administrator shall, in connection with its appointment as successor Trustee or successor Certificate Administrator, (i) deliver to the Depositor and each Other Depositor, if applicable, the Form 8-K Disclosure Information required pursuant to Item 6.02 of the Form 8-K Current Report regarding itself in its role as successor Trustee or successor Certificate Administrator, as applicable, and (ii) enter into an indemnification agreement reasonably acceptable to the Depositor pursuant to which the successor Trustee or successor Certificate Administrator, as applicable, agrees to indemnify and hold harmless the Depositor, the Other Depositor, their respective directors and officers, and each other Person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of (A) the failure of any such Form 8-K Disclosure Information, insofar as such information relates to or is applicable to such successor Trustee or successor Certificate Administrator (either in its individual capacity or its capacity as successor Trustee or successor Certificate Administrator under this Agreement), to satisfy the requirements of the applicable provisions of Regulation AB and (B) any untrue statement or alleged untrue statement of a material fact contained in such Form 8-K Disclosure Information regarding itself in its role as successor Trustee or successor Certificate Administrator, as applicable, or any omission or alleged omission to state in such Form 8-K Disclosure Information regarding itself in its role as successor Trustee or successor Certificate Administrator, as applicable, a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)          The resigning Trustee, Certificate Administrator and Tax Administrator, as applicable, shall be required to pay all reasonable out-of-pocket costs and expenses of each party to this Agreement, the Trust and each Rating Agency in connection with the resignation of such party and the transfer of its duties (including, but not limited to, reasonable out-of-pocket costs and expenses associated with the engagement of a successor, transferring Mortgage Files (solely with respect to the Certificate Administrator) and related information, records and reports to the successor).

Section 8.08     Successor Trustee, Certificate Administrator and Tax Administrator. (a) Any successor trustee, certificate administrator or tax administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, each Master Servicer, each Special Servicer and its predecessor trustee, certificate administrator or tax administrator, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee, certificate administrator or tax administrator, as the case may be, shall become effective and such successor trustee, certificate administrator or tax administrator, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee, certificate administrator or tax administrator herein. If the Trustee is being replaced, the predecessor trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by the Custodian, which Custodian shall become the agent of the successor trustee), and the Depositor, the applicable Master Servicer, the applicable Special Servicer and the predecessor trustee shall execute and deliver such

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instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b)          No successor trustee, certificate administrator or tax administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee, certificate administrator or tax administrator, as the case may be, shall be eligible under the provisions of Section 8.06.

(c)          Upon acceptance of appointment by a successor trustee, certificate administrator or tax administrator as provided in this Section 8.08, such successor trustee, certificate administrator or tax administrator, as the case may be, shall provide notice of the succession of such trustee, certificate administrator or tax administrator hereunder to the Depositor, the Certificate Administrator (who shall promptly mail such notice to the Certificateholders), the Rule 17g-5 Information Provider (who shall post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)) and the other parties hereto.

Section 8.09     Merger or Consolidation of the Trustee, the Certificate Administrator or the Tax Administrator. Any entity into which the Trustee, Certificate Administrator or Tax Administrator may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee, Certificate Administrator or Tax Administrator shall be a party, or any entity succeeding to the corporate trust business of the Trustee, Certificate Administrator or Tax Administrator, shall be the successor of the Trustee, Certificate Administrator or Tax Administrator, as the case may be, hereunder, provided such entity shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10     Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicers and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicers and the Trustee may consider necessary or desirable. If the Master Servicers shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request to do so, or in case a Servicer Termination Event in respect of the applicable Master Servicer shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06, and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08.

(b)          In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee

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shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or when acting as a Master Servicer or Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)          Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d)          Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)          The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

Section 8.11     Appointment of Custodian. The Certificate Administrator is hereby appointed as Custodian hereunder. The Custodian shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Trustee and the Certificate Administrator, and the provisions of Sections 8.01, 8.02, 8.03, 8.04, 8.05(b), 8.05(c), 8.05(d) and 8.05(e) shall apply to the Custodian to the same extent that they apply to the Trustee. The Custodian may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicers and the Depositor. The resigning Custodian shall be required to pay all reasonable out-of-pocket costs and expenses of each party to this Agreement, the Trust and each Rating Agency in connection with the resignation of the Custodian and the transfer of its duties (including, but not limited to, reasonable out-of-pocket costs and expenses associated with the engagement of a successor, transferring Mortgage Files and related information, records and reports to the successor). The Custodian shall comply with the requirements for Trustees set forth in Section 8.06 and shall have in place a fidelity bond and errors and omissions policy, each in such form and amount as is customarily required of custodians acting on behalf of Freddie Mac or Fannie Mae (or shall self-insure, to the extent that the Custodian is otherwise permitted to self-insure by Fannie Mae and Freddie Mac). The Custodian may be removed by the Holders of Certificates entitled to more than 50% of the Voting Rights in a manner consistent with the provisions of Section 8.07 (to the extent applicable).

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With respect to each Non-Trust-Serviced Pooled Mortgage Loan for which copies of documents contemplated by clauses (ii)-(xx) of the definition of “Mortgage File” are not delivered to the Custodian pursuant to clause (C) of the proviso to such definition: (A) the Custodian represents and warrants to each other party hereto and for the benefit of the Certificateholders, that as of the Closing Date it acts as the related Non-Trust Custodian for such Non-Trust-Serviced Pooled Mortgage Loan; and (B) (i) the Custodian shall perform its duties under this Agreement (including, without limitation, Article II), and be liable to the other parties hereto, with respect to such Non-Trust-Serviced Pooled Mortgage Loan(s) as if such copies were required to be delivered and included in the Mortgage File and as if the related Non-Trust Custodian’s receipt of the documents contained in the “mortgage file” delivered under the related Non-Trust Pooling and Servicing Agreement constituted delivery of those same documents to the Custodian under this Agreement, (ii) the Custodian shall not resign as the related Non-Trust Custodian without giving at least thirty (30) days’ advance written notice of resignation to each other party hereto, (iii) if for any reason the Custodian shall resign as Custodian hereunder pursuant to this Section 8.11 or resign as the related Non-Trust Custodian or shall otherwise no longer act as Custodian hereunder or as the related Non-Trust Custodian, the Custodian shall include copies of the documents contemplated by such clauses (ii)-(xx) of the definition of “Mortgage File” in the Mortgage File for such Non-Trust-Serviced Pooled Mortgage Loan that shall be maintained by it or any successor custodian hereunder.

Section 8.12     Access to Certain Information. (a) The Certificate Administrator, Trustee and the Custodian shall each afford to the Depositor, the Underwriters, the Trust Advisor, the Master Servicers, the Special Servicers, the Subordinate Class Representative and the Majority Subordinate Certificateholder, and to each Serviced Pari Passu Companion Loan Holder that is a Privileged Person, and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, access to any documentation regarding the Mortgage Loans or the other assets of the Trust Fund (or, in the case of a Serviced Pari Passu Companion Loan Holder that is a Privileged Person, any documentation regarding the related Serviced Loan Combination or any related REO Property) that are in its possession or within its control. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee or the Custodian, as the case may be, designated by it.

(b)          The Certificate Administrator shall make available to any Privileged Person (except as described below, and provided that the Prospectus Supplement, the Distribution Date Statements, this Agreement and the “SEC filings” shall be made available to the general public) the following items via the Certificate Administrator’s Website, in each case to the extent such items are prepared by the Certificate Administrator or are delivered to the Certificate Administrator in electronic format via electronic mail in accordance with Section 12.06:

(i)           the following documents, which shall be made available under a tab or heading designated “deal documents”:

(A)          the Prospectus, the Private Placement Memorandum and any other disclosure document relating to the Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

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(B)           this Agreement, each Mortgage Loan Purchase Agreement and any amendments and exhibits hereto;

(C)           the CREFC® Loan Setup File prepared by the Master Servicers and delivered to the Certificate Administrator;

(ii)          the following documents, which shall be made available under a tab or heading designated “SEC filings”:

(A)           each report on Form 10-D, Form 10-K or Form 8-K that has been filed by the Certificate Administrator with respect to the Trust through the EDGAR system (within one Business Day of filing);

(iii)         the following documents, which shall be made available under a tab or heading designated “periodic reports”:

(A)           the Distribution Date Statements pursuant to Section 4.02(a);

(B)           the CREFC® reports (other than the CREFC® Loan Setup File) prepared by, or delivered to, the Certificate Administrator, together with any information or documentation attached thereto or provided therewith pursuant to Section 3.12, Section 4.02(c), Section 4.02(d), Section 4.02(e) and Section 4.02(f);

(C)           each Trust Advisor Annual Report;

(iv)         the following documents, which shall be made available under a tab or heading designated “additional documents”:

(A)           summaries of Final Asset Status Reports pursuant to Section 3.24(a);

(B)           inspection reports pursuant to Section 3.12(a); and

(C)           Appraisals pursuant to Section 3.09, Section 3.11 or Section 3.19;

(v)          the following documents, which shall be made available under a tab or heading designated “special notices”:

(A)           notice of final distribution on the Certificates pursuant to Section 9.01;

(B)           notice of termination of a Master Servicer and/or a Special Servicer under Section 7.02;

(C)           notice of a Servicer Termination Event with respect to a Master Servicer or a Special Servicer pursuant to Section 7.01;

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(D)           notice of the resignation of any party to this Agreement and notice of the acceptance of appointment to such party, to the extent such notice is prepared or received by the Certificate Administrator pursuant to Section 3.23, Section 3.28(r), Section 5.07(c), Section 6.04, Section 8.06, Section 8.07 or Section 8.11;

(E)           Officer’s Certificates supporting the determination that any Advance was (or, if made, would be) a Nonrecoverable Advance pursuant to Section 3.11(h) or Section 4.03(c);

(F)           any Special Notice by a Certificateholder that wishes to communicate with others, pursuant to this Agreement;

(G)           any assessment of compliance delivered to the Certificate Administrator pursuant to Section 11.13;

(H)           any attestation reports delivered to the Certificate Administrator pursuant to Section 11.13;

(I)            any reports delivered to the Certificate Administrator by the Trust Advisor in connection with its review of a Special Servicer’s net present value and Appraisal Reduction Amount calculations pursuant to Section 3.28(d) and Section 3.28(e);

(J)            any recommendation received by the Certificate Administrator from the Trust Advisor for the termination of a Special Servicer during any period when the Trust Advisor is entitled to make such a recommendation, and any direction of the requisite percentage of the Certificateholders to terminate a Special Servicer in response to such recommendation, pursuant to Section 6.05(c);

(K)           any proposal received by the Certificate Administrator from a requisite percentage of Certificateholders for the termination of a Special Servicer during any period when such Certificateholders are entitled to make such a proposal, and any direction of the requisite percentage of the Certificateholders to terminate such Special Servicer in response to such proposal, pursuant to Section 6.05(b); and

(L)           any proposal received by the Certificate Administrator from a requisite percentage of Certificateholders for the termination of the Trust Advisor, and any direction of the requisite percentage of the Certificateholders to terminate the Trust Advisor in response to such proposal, pursuant to pursuant to Section 3.28(n);

(vi)         the Investor Q&A Forum, which shall be made available under a tab or heading designated “Investor Q&A Forum”, pursuant to Section 8.12(d); and

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(vii)        the Investor Registry (solely to Certificateholders and Certificate Owners), which shall be made available under a tab or heading designated “Investor Registry”, pursuant to Section 8.12(e).

Notwithstanding anything to the contrary in this Section 8.12, all Excluded Information shall be made available under a separate tab or heading designated “Excluded Information” (and not under any of the tabs or headings described in items (i) through (vii) above) and made available to Privileged Persons other than Excluded Controlling Class Holders (subject to Section 4.02(a)(iv)).

In lieu of the tabs or headings otherwise described above, the Certificate Administrator shall be authorized to use such other headings and labels as it may reasonably determine from time to time.

The Certificate Administrator shall not restrict access by a Special Servicer to the Certificate Administrator’s Website to any information related to any Mortgage Loan including any Excluded Special Servicer Loan.

The Certificate Administrator shall make available at its offices, during normal business hours, for review by any Privileged Person who certifies to the Certificate Administrator substantially in the form of Exhibit K-1A or Exhibit K-1B hereto (other than a Rating Agency or NRSRO), originals or copies of, among other things, the following items (to the extent such items are in its possession) (except to the extent not permitted by applicable law or under any of the related Mortgage Loan Documents):

(A)          any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing revealed environmental issues;

(B)           the most recent annual (or more frequent, if available) operating statements, rent rolls or, with respect to Co-op Mortgage Loans, maintenance schedules (to the extent such rent rolls or maintenance schedules have been made available by the related Borrower) and/or lease summaries and retail “sales information,” if any, collected by or on behalf of the applicable Master Servicer or the applicable Special Servicer with respect to each Mortgaged Property;

(C)          the Mortgage Files, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan or Serviced Loan Combination entered into or consented by the applicable Master Servicer and/or the applicable Special Servicer and delivered to the Certificate Administrator;

(D)          any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A; and

(E)           each of the documents made available by the Certificate Administrator via the Certificate Administrator’s Website pursuant to this subsection (b).

The Rating Agencies and NRSROs shall be afforded access to the Investor Q&A Forum but shall not be afforded a means to submit questions on the Investor Q&A Forum. The Rating Agencies and NRSROs shall not be afforded access to the Investor Registry.

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The Depositor, hereby authorizes the Certificate Administrator to make available to Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Markit Group Limited, Interactive Data Corp., BlackRock Financial Management, Inc., CMBS.com, Inc., Thomson Reuters Corporation and/or such other vendor chosen by the Depositor, provided that such Person submits to the Certificate Administrator a certification in the form of Exhibit Q to this Agreement, all the Distribution Date Statements, CREFC® reports and supplemental notices delivered or made available pursuant to this Section 8.12(b) to Privileged Persons; provided that the Certificate Administrator shall not have such authority to the extent such disclosure would violate another provision of this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information).

(c)          The Rule 17g-5 Information Provider shall make available to the Rating Agencies, the Depositor and to NRSROs the following items by means of the Rule 17g-5 Information Provider’s Website, provided such items have been delivered to the Rule 17g-5 Information Provider by means of electronic mail in accordance with Section 12.06 (or by such other electronic means suitable for posting as shall be established or approved by the Rule 17g-5 Information Provider or as may be necessary or beneficial, in each case as designated in writing to the Master Servicers, Special Servicers, Certificate Administrator and Trustee) with “WFCM 2015-NXS3” included in the subject line of such electronic mail and with a brief identification of such information in the body of such electronic mail:

(A)          Asset Status Reports pursuant to Section 3.24;

(B)           environmental reports pursuant to Section 3.09(c);

(C)           Appraisals pursuant to Section 3.09, Section 3.11 or Section 3.19;

(D)           any assessments of compliance pursuant to Section 11.13;

(E)           any attestation reports pursuant to Section 11.13;

(F)           any notice relating to a Special Servicer’s determination to take action under this Agreement without receiving Rating Agency Confirmation pursuant to Section 3.27(a);

(G)           copies of requests or questions that were submitted by the Rating Agencies to a Master Servicer, a Special Servicer, the Certificate Administrator or Trustee pursuant to Section 3.27;

(H)           any requests for Rating Agency Confirmation delivered to the Rule 17g-5 Information Provider pursuant to Section 3.27;

(I)            notice of any resignation of the Trustee or the acceptance of appointment by the successor Trustee or merger or consolidation of the Trustee pursuant to Section 8.07;

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(J)            notice of any resignation of the Certificate Administrator or the acceptance of appointment by the successor Certificate Administrator or merger or consolidation of the Certificate Administrator pursuant to Section 8.07;

(K)           Officer’s Certificates supporting determinations relating to Nonrecoverable Advances and notices of a determination to reimburse Nonrecoverable Advances from sources other than principal collections on the Mortgage Pool pursuant to Section 3.11(h) and Section 4.03(c);

(L)           all notices of the occurrence of a Servicer Termination Event and any notice of the termination of a Master Servicer or a Special Servicer pursuant to Section 7.01 and Section 7.02;

(M)          the Trust Advisor Annual Reports prepared by the Trust Advisor pursuant to Section 3.28(a);

(N)           certain responses or notices from the parties to this Agreement to information posted on the Certificate Administrator’s Website;

(O)           any notice of an amendment of this Agreement to change the procedures related to Rule 17g-5 information pursuant to Section 3.27(h);

(P)            any summary of oral communications with the Rating Agencies regarding any of the above written materials or regarding any request for a Rating Agency Confirmation or regarding any of the Mortgage Loan Documents or any matter related to the Certificates, Mortgage Loans, any Serviced Loan Combination, the related Mortgaged Properties, the related Borrowers or any other matters related to this Agreement or the Intercreditor Agreements related to any Serviced Loan Combination, pursuant to Section 3.27(g);

(Q)           any other information delivered to the Rule 17g-5 Information Provider pursuant to this Agreement;

(R)           the Rating Agency Q&A Forum and Servicer Document Request Tool under Section 8.12(g); and

(S)            any Form ABS Due Diligence-15E received by the Rule 17g-5 Information Provider from a party to this Agreement or directly from a Due Diligence Service Provider.

(d)          The Certificate Administrator shall make a question-and-answer forum (the “Investor Q&A Forum”) available to Privileged Persons by means of the Certificate Administrator’s Website, where Certificateholders and Certificate Owners may submit inquiries to the Certificate Administrator relating to the Distribution Date Statement, or to the applicable Master Servicer or the applicable Special Servicer relating to servicing reports prepared by that party, the Serviced Mortgage Loans, Serviced Loan Combinations or the related Mortgaged Properties, and where Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person.

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The Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, will be required to answer each inquiry, unless it determines that (i) answering the inquiry would not be in the best interests of the Trust and/or the Certificateholders, (ii) answering the inquiry would be in violation of applicable law or the Mortgage Loan Documents, (iii) answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, or (iv) answering the inquiry is otherwise not advisable to answer, in which case the Certificate Administrator shall not post such inquiry on the Investor Q&A Forum. The Certificate Administrator shall post the inquiries and related answers on the Investor Q&A Forum, subject to the immediately preceding sentence and subject to and in accordance with this Agreement; provided that posting the inquiries and related answers on the Investor Q&A Forum shall not require a separate delivery of such inquiries and answers to the Rule 17g-5 Information Provider. In addition, no party will post or otherwise disclose direct communications with the Subordinate Class Representative as part of its response to any inquiries. The Investor Q&A Forum may not reflect questions, answers, and other communications which are not submitted through the Certificate Administrator’s Website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any other person, including the Depositor and the Underwriters. None of the Underwriters, Depositor, any of their respective Affiliates or any other Person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum, and no Person other than the respondent will have any responsibility or liability for the content of any such information.

(e)          The Certificate Administrator shall make the “Investor Registry” available to any Certificateholder and beneficial owner via the Certificate Administrator’s Website. Certificateholders and Certificate Owners may register on a voluntary basis for the Investor Registry and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with the requirements provided for in the other provisions of this Agreement.

(f)          The Certificate Administrator’s Website shall initially be located at www.ctslink.com. Access shall be provided by the Certificate Administrator to Privileged Persons. In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer. In the case of a Subordinate Class Representative or a Subordinate Class Certificateholder that, in any such case, is an Excluded Controlling Class Holder, such Person shall submit to the Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer in physical form (in the case of the applicable Master Servicer and the applicable Special Servicer), and electronically, through the Certificate Administrator’s Website (in the case of the Certificate Administrator), investor certifications in the form of Exhibit K-2B and Exhibit K-3A hereto, executed by the requesting Person and indicating that such Person is an Excluded Controlling Class Holder and listing the related Excluded Controlling Class Loan(s). The Certificate Administrator shall not be liable for the dissemination of information in accordance with the terms of this Agreement. The Certificate Administrator shall make no representations or warranties as to the accuracy or completeness of such documents and shall assume no responsibility for them. The Certificate Administrator shall not be deemed to have knowledge of any information posted on its website solely by virtue of posting. In addition, the Certificate

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Administrator may disclaim responsibility for any information for which it is not the original source. The Certificate Administrator shall provide Privileged Persons with assistance in using the Certificate Administrator’s Website if they call the Certificate Administrator’s customer service desk, initially available at (866) 846-4526. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any disclosure of information relating to an Excluded Controlling Class Loan to the extent such information was included in the Asset Status Report or the Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as relating to an Excluded Controlling Class Loan.

Any Person that is a Borrower, a manager of a Mortgaged Property, an Affiliate of the foregoing, or an agent of any Borrower shall be entitled to access (a) the Distribution Date Statements, and the following items made available to the general public: the Prospectus Supplement, this Agreement, the Mortgage Loan Purchase Agreements and the SEC filings on the Certificate Administrator’s Website, and (b) in the case of the Subordinate Class Representative or a Subordinate Class Certificateholder if any such Person is an Excluded Controlling Class Holder, and subject to the notice provisions below, all information available on the Certificate Administrator’s Website, other than Excluded Information (subject to Section 4.02(a)(iv)). In the case of the Subordinate Class Representative or Subordinate Class Certificateholder that is not an Excluded Controlling Class Holder, upon delivery of an investor certification substantially in the form of Exhibit K-1B hereto, such Person shall be entitled to access all information on the Certificate Administrator’s Website including the Excluded Information. The Master Servicers, Special Servicers, Certificate Administrator, Trustee and Trust Advisor may each rely on (i) an investor certification in the form of Exhibit K-1B hereto from the Subordinate Class Representative or a Subordinate Class Certificateholder, as applicable, to the effect that such Person is not an Excluded Controlling Class Holder or (ii) an investor certification in the form of Exhibit K-2B or Exhibit K-3A hereto from the Subordinate Class Representative or a Subordinate Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder or Excluded Holder, as applicable, with respect to one or more Excluded Controlling Class Loan(s) or Excluded Loan(s), as applicable.

In the event the Subordinate Class Representative or a Subordinate Class Certificateholder becomes a Borrower Party, such party shall promptly notify each of the applicable Master Servicer, applicable Special Servicer, Certificate Administrator, Trust Advisor and Trustee in writing substantially in the form of Exhibit K-3A that such Person has become an Excluded Controlling Class Holder or Excluded Holder, as applicable, with respect to the Excluded Controlling Class Loan(s) or Excluded Loan(s), as applicable, listed in such notice and shall also provide the Certificate Administrator notice substantially in the form of Exhibit K-3B listing each CTSLink USER ID associated with the Excluded Controlling Class Holder and directing the Certificate Administrator to restrict access to this transaction for such users. Upon confirmation from the Certificate Administrator that such access has been restricted, the Excluded Controlling Class Holder shall submit a new investor certification substantially in the form of Exhibit K-2B to access the information on the Certificate Administrator’s Website, except that such party shall not be entitled to any Excluded Information related to the applicable Excluded Controlling Class Loan(s) made available on the Certificate Administrator’s Website (subject to Section 4.02(a)(iv)). Notwithstanding anything herein to the contrary, each of the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator

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shall be entitled to conclusively assume that the Subordinate Class Representative and Subordinate Class Certificateholders are not Excluded Controlling Class Holders except to the extent that the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, as applicable, has received notice substantially in the form of Exhibit K-3A from such Person that it has become an Excluded Controlling Class Holder or Excluded Holder, as applicable. None of the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trust Advisor shall be liable for any communication to any Excluded Controlling Class Holder or disclosure of information relating to an Excluded Controlling Class Loan (including, in the case of any Excluded Information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website) if the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trust Advisor, as applicable, did not receive prior written notice that the related Mortgage Loan is an Excluded Controlling Class Loan and/or, with respect to Excluded Information on the Certificate Administrator’s Website, such information was not delivered to the Certificate Administrator in accordance with Section 3.29. Each of the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on delivery from the Subordinate Class Representative or a Subordinate Class Certificateholder, as applicable, of an investor certification substantially in the form of Exhibit K-1B that such Subordinate Class Representative or Subordinate Class Certificateholder, as applicable, is no longer an Excluded Controlling Class Holder.

(g)          The Rule 17g-5 Information Provider shall make available, only to Rating Agencies and NRSROs, a rating agency question-and-answer forum and document request tool (the “Rating Agency Q&A Forum and Servicer Document Request Tool”), which shall be a service available on the Rule 17g-5 Information Provider’s Website, where Rating Agencies and NRSROs may (i) submit questions to the Certificate Administrator relating to the Distribution Date Statement, or submit questions to the applicable Master Servicer or the applicable Special Servicer, as applicable, relating to the reports prepared by such parties, the Serviced Mortgage Loans or the related Mortgaged Properties (collectively, “Rating Agency Inquiries”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the answers thereto. In addition, the Rating Agencies and NRSROs shall be afforded a means to use a form to submit requests for loan-level reports and information. Upon receipt of a Rating Agency Inquiry, the Rule 17g-5 Information Provider shall forward such Rating Agency Inquiry by electronic mail to the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, in each case within a commercially reasonable period of time following receipt thereof and indicating that such question was received from a Rating Agency or an NRSRO. Following receipt of a Rating Agency Inquiry, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as described below, shall respond to such Rating Agency Inquiry by electronic mail to the Rule 17g-5 Information Provider and shall have no obligation to respond separately to such Rating Agency Inquiry. The Rule 17g-5 Information Provider shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Rating Agency Inquiry and the related answer (or reports, as applicable) to the Rule 17g-5 Information Provider’s Website. Any reports posted by the Rule 17g-5 Information Provider in response to an inquiry may be posted on a page accessible by a link on the Rule 17g-5 Information Provider’s Website. The Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer

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shall have no obligation to answer such Rating Agency Inquiry if such party determines, in its respective sole discretion, that (i) answering such Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or the applicable Mortgage Loan Documents, (ii) answering such Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (iii)(A) answering such Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, and (B) the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, in which case it shall not be required to answer such Rating Agency Inquiry. If the Certificate Administrator, a Master Servicer or a Special Servicer so determines not to answer a Rating Agency Inquiry, such party shall promptly notify the Rule 17g-5 Information Provider by reply electronic mail of such determination identifying which of clause (i), (ii) or (iii) of the immediately preceding sentence is the basis of such determination. Thereafter, the Rule 17g-5 Information Provider shall post such Rating Agency Inquiry, together with a statement of the reason such Rating Agency Inquiry was not answered. Answers posted on the Rating Agency Q&A Forum and Servicer Document Request Tool shall be attributable only to the respondent, and shall not be deemed to be answers from any other Person. None of the Underwriters, the Depositor or any of their respective Affiliates shall certify to any of the information posted in the Rating Agency Q&A Forum and Servicer Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The Rule 17g-5 Information Provider shall not be held liable for any failure by any other Person to answer any Rating Agency Inquiry. The Rule 17g-5 Information Provider shall not be required to post to the Rule 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Servicer Document Request Tool shall not present questions, answers and other communications that are not submitted by means of the Rule 17g-5 Information Provider’s Website.

(h)          The Rule 17g-5 Information Provider’s Website shall initially be located within the Certificate Administrator’s Website, under the “NRSRO” tab on the page relating to this transaction. Access to the Rule 17g-5 Information Provider’s Website shall be provided by the Rule 17g-5 Information Provider to the Rating Agencies and to NRSROs upon receipt by the Rule 17g-5 Information Provider of an NRSRO Certification in the form attached to this Agreement, which form shall also be located on and submitted electronically by means of the Certificate Administrator’s Website. The Rule 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement. The Rule 17g-5 Information Provider shall make no representations or warranties as to the accuracy or completeness of any information being made available and shall assume no responsibility for same. The Certificate Administrator shall not be deemed to have knowledge of any information posted on its website solely by virtue of posting by the Rule 17g-5 Information Provider. In addition, each of the Certificate Administrator and the Rule 17g-5 Information Provider may

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disclaim responsibility for any information for which it is not the original source. Certificateholders shall not be afforded access to the Rule 17g-5 Information Provider’s Website.

(i)          None of the Trustee, the Custodian or the Certificate Administrator shall be liable for providing or disseminating information in accordance with the terms of this Agreement or at the direction of the Depositor; provided that this provision shall not protect the Trustee, the Custodian or the Certificate Administrator against any liability to the Trust or the Certificateholders against any expense or liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of such party’s obligations or duties hereunder, or by reason of reckless disregard of such obligations and duties.

Section 8.13     Cooperation Under Applicable Banking Law. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Banking Law”), each of the Trustee, the Certificate Administrator and the Master Servicers are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Certificate Administrator and the Master Servicers. Accordingly, each of the other parties agrees to provide to the Trustee, the Certificate Administrator and the Master Servicers upon their reasonable request from time to time such identifying information and documentation as may be reasonably available for such party in order to enable the Trustee, the Certificate Administrator and the applicable Master Servicer to comply with Applicable Banking Law.

Article IX

TERMINATION

Section 9.01     Termination Upon Repurchase or Liquidation of All Mortgage Loans. (a) Subject to Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the parties hereto (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earlier to occur of: (i) the purchase by any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders, a Master Servicer or a Special Servicer (other than the One Court Square Special Servicer) (whose respective rights to effect such a purchase shall be subject to the priorities and conditions set forth in subsection (b)) of all Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund at a price (the “Termination Price”) equal to (A) the aggregate Purchase Price of all the Mortgage Loans remaining in the Trust Fund (exclusive of any REO Mortgage Loan(s)), plus (B) the appraised value of each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property), if any, included in the Trust Fund, such appraisal for such REO Property to be conducted by a Qualified Appraiser selected by the General Special Servicer and approved by the Certificate Administrator and the General Master Servicer, minus (C) if the purchaser is a Master Servicer or a Special Servicer (other than the One Court Square Special

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Servicer), the aggregate amount of unreimbursed Advances made by such Person, together with any unpaid Advance Interest in respect of such unreimbursed Advances and any unpaid servicing compensation payable to such Person (which items shall be deemed to have been paid or reimbursed to such Master Servicer or such Special Servicer, as the case may be, in connection with such purchase); (ii) the exchange by the Sole Certificateholder(s) of all the Certificates for all Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund with the written consent of both Master Servicers in their sole discretion; and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

(b)          Any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders, the Master Servicer servicing the greater principal balance of Mortgage Loans, the other Master Servicer, the Special Servicer (other than the One Court Square Special Servicer) servicing the greater principal balance of Mortgage Loans or the other Special Servicer (other than the One Court Square Special Servicer), in that order of preference (as set forth more fully below), may at its option elect to purchase all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund as contemplated by clause (i) of Section 9.01(a) by giving written notice to the other parties hereto (and, in the case of an election by either Master Servicer or any Special Servicer (other than the One Court Square Special Servicer), to the Holders of the Subordinate Class) no later than sixty (60) days prior to the anticipated date of purchase; provided that:

(A)          the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is 1.0% or less of the Cut-off Date Pool Balance (in order to make such determination, the General Master Servicer may, at any time, request that the NCB Master Servicer commence to periodically inform the General Master Servicer of the Stated Principal Balance of the NCB Mortgage Loans and, commencing upon such request of the General Master Servicer, the NCB Master Servicer shall inform the General Master Servicer (which may be through providing the General Master Servicer access to the NCB Master Servicer’s website) of the Stated Principal Balance of the NCB Mortgage Loans on a monthly basis, or at an accelerated interval as requested by the General Master Servicer of the NCB Master Servicer);

(B)          within thirty (30) days after written notice of such election is so given, no Person with a higher right of priority to make such an election does so; and

(C)          if more than one Subordinate Class Certificateholder or group of Subordinate Class Certificateholders desires to purchase all of the Mortgage Loans and any REO Properties remaining in the Trust Fund, preference shall be

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given to the Subordinate Class Certificateholder or group of Subordinate Class Certificateholders with the largest Percentage Interest in the Subordinate Class.

If the Trust is to be terminated in connection with the purchase of all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund by any Subordinate Class Certificateholder(s), a Master Servicer or a Special Servicer (other than the One Court Square Special Servicer), such Person(s) shall: (i) deposit, or deliver to the General Master Servicer for deposit, in its Collection Account (after the Determination Date, and prior to the Master Servicer Remittance Date relating to the anticipated Final Distribution Date) an amount in immediately available funds equal to the Termination Price; and (ii) shall reimburse all of the parties hereto (other than itself, if applicable) for all reasonable out-of-pocket costs and expenses incurred by such parties in connection with such purchase. On the Master Servicer Remittance Date for the Final Distribution Date, each Master Servicer shall transfer to the Distribution Account all amounts required to be transferred by it to such account on the Master Servicer Remittance Date from its Collection Account pursuant to Section 3.04(b), together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that such deposits and reimbursements have been made, the Custodian shall release or cause to be released to the purchasing party (or its designee) the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the purchasing party as shall be necessary to effectuate transfer of the remaining Mortgage Loans and REO Properties to the purchasing party (or its designee). If any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders, the General Master Servicer, the NCB Master Servicer (if not then NCB), the General Special Servicer or the NCB Special Servicer (if not then NCB) makes such an election, then NCB (so long as NCB is either the NCB Master Servicer or the NCB Special Servicer) will have the option, by giving written notice to the other parties hereto no later than 30 days prior to the anticipated date of purchase, to purchase all of the NCB Mortgage Loans and each related REO Property remaining in the Trust, and the other party will then have the option to purchase only the remaining Mortgage Loans and each related REO Property.

Following the date on which the aggregate Certificate Principal Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class D Certificates and the Class A-S, Class B and Class C Regular Interests is reduced to zero, the Sole Certificateholder(s) shall have the right to exchange all of the Certificates for all of the Mortgage Loans and each REO Property or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property, remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than sixty (60) days prior to the anticipated date of exchange. If the Sole Certificateholder(s) elect(s) to exchange all of the Certificates for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder(s), not later than the Business Day prior to the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account of the General Master Servicer an amount in immediately available funds equal to all amounts then due and owing to the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the Tax Administrator and/or the Trustee hereunder (and their respective agents) that may be withdrawn from the

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Collection Account, pursuant to Section 3.05(a), or that may be withdrawn from the Distribution Account, pursuant to Section 3.05(b), but only to the extent that such amounts are not already on deposit in the Collection Account. In addition, each Master Servicer shall transfer to the Distribution Account all amounts required to be transferred by it to such account on the Master Servicer Remittance Date from its Collection Account pursuant to the first paragraph of Section 3.04(b). Upon confirmation that such final deposits have been made and following the surrender of all the Certificates on the Final Distribution Date, the Trustee shall release or cause to be released to the Sole Certificateholder(s) (or any designee thereof), the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder(s) as shall be necessary to effectuate transfer of the remaining Mortgage Loans and REO Properties to the Sole Certificateholder(s) (or any designee thereof). For federal income tax purposes, such surrender and release shall be treated as a purchase of such Mortgage Loans and REO Properties for an amount of cash equal to all amounts due in respect thereof after the distribution of amounts remaining in the Distribution Account, and a crediting of such amounts as a final distribution on all remaining REMIC I Regular Interests, REMIC II Regular Interests, Regular Certificates and the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest.

(c)          Notice of any termination shall be given promptly by the Certificate Administrator by letter to Certificateholders posted to the Certificate Administrator’s Website and mailed (x) if such notice is given in connection with the purchase of all the Mortgage Loans and each REO Property remaining in the Trust Fund by a Master Servicer, a Special Servicer (other than the One Court Square Special Servicer) and/or any Subordinate Class Certificateholder(s), not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates and (y) otherwise during the month of such final distribution on or before the Master Servicer Remittance Date in such month, in any event specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment on the Certificates will be made, (ii) the amount of any such final payment in respect of each Class of Certificates and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Certificate Administrator therein designated. The Certificate Administrator shall give such notice to the other parties hereto at the time such notice is given to Certificateholders.

(d)          Upon presentation and surrender of the Certificates by the Certificateholders on the Final Distribution Date, the Certificate Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder’s Percentage Interest of that portion of the amounts on deposit in the Distribution Account that is allocable to payments on the relevant Class in accordance with Section 4.01. Any funds not distributed to any Holder or Holders of Certificates of any Class on the Final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after

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the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If by the second anniversary of the delivery of such second notice, all of the Certificates shall not have been surrendered for cancellation, then, subject to applicable escheat laws, the Certificate Administrator shall distribute to the Class R Certificateholders all unclaimed funds and other assets which remain subject hereto.

Section 9.02     Additional Termination Requirements. (a) If any Subordinate Class Certificateholder(s), a Master Servicer, and/or a Special Servicer (other than the One Court Square Special Servicer) purchase(s), or the Sole Certificateholder(s) exchange(s) all of the Certificates for, all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund as provided in Section 9.01 above, the Trust and each REMIC Pool shall be terminated in accordance with the following additional requirements, unless the purchasing party obtains at its own expense and delivers to the Trustee and the Certificate Administrator an Opinion of Counsel, addressed to the Trustee and the Certificate Administrator, to the effect that the failure of the Trust to comply with the requirements of this Section 9.02 will not result in an Adverse REMIC Event with respect to any REMIC Pool:

(i)           the Certificate Administrator shall specify the first day in the 90-day liquidation period in a statement attached to the final Tax Return for each REMIC Pool, pursuant to Treasury Regulations Section 1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder (as evidenced by an Opinion of Counsel to such effect delivered on behalf and at the expense of the purchasing party);

(ii)          during such 90-day liquidation period and at or prior to the time of making the final payment on the Certificates, the Certificate Administrator shall sell or otherwise transfer all the Mortgage Loans and each REO Property remaining in the Trust Fund to the applicable Master Servicer, the applicable Special Servicer, the applicable Subordinate Class Certificateholder(s) or the Sole Certificateholder(s), as the case may be, in exchange for cash and/or Certificates in accordance with Section 9.01; and

(iii)         at the time of the final payment on the Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Certificates in accordance with Section 4.01 all remaining cash on hand (other than cash retained to meet claims), and each REMIC Pool shall terminate at that time.

(b)          By their acceptance of Certificates, the Holders of the Certificates hereby authorize the Trustee, the Certificate Administrator and the Tax Administrator to prepare and

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adopt, on behalf of the Trust, a plan of complete liquidation of each REMIC Pool in the form of the notice of termination provided for in Section 9.01(c) and in accordance with the terms and conditions of this Agreement, which authorization shall be binding upon all successor Certificateholders.

Article X

ADDITIONAL TAX PROVISIONS

Section 10.01     REMIC Administration.   (a)   The Tax Administrator shall elect to treat each REMIC Pool as a REMIC under the Code and, if necessary, under Applicable State Law. Each such election will be made on IRS Form 1066 or other appropriate federal tax or information return or any appropriate state Tax Returns for the taxable year ending on the last day of the calendar year in which the Certificates are issued. The Tax Administrator shall (i) prepare or cause to be prepared, (ii) submit to the Trustee for execution (and the Trustee shall timely execute and return to the Tax Administrator) and (iii) file each such IRS Form 1066, other appropriate federal tax or information return or appropriate state Tax Return pursuant to subsection (c) below.

(b)     The Holder of Certificates evidencing the largest Percentage Interest in the Class R Certificates is hereby designated as the Tax Matters Person of each REMIC Pool and, in such capacity, shall be responsible to act on behalf of such REMIC Pool in relation to any tax matter or controversy, to represent such REMIC Pool in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority, to request an administrative adjustment as to any taxable year of such REMIC Pool, to enter into settlement agreements with any governmental taxing agency with respect to such REMIC Pool, to extend any statute of limitations relating to any tax item of such REMIC Pool and otherwise to act on behalf of such REMIC Pool in relation to any tax matter or controversy involving such REMIC Pool; provided that the Tax Administrator is hereby irrevocably appointed and agrees to act (in consultation with the Tax Matters Person for each REMIC Pool) as agent and attorney-in-fact for the Tax Matters Person for each REMIC Pool in the performance of its duties as such. The legal expenses and costs of any action described in this Section 10.01(b) and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust payable out of amounts on deposit in the Distribution Account as provided by Section 3.05(b) unless such legal expenses and costs are incurred by reason of a Tax Matters Person’s or the Tax Administrator’s misfeasance, bad faith or negligence in the performance of, or such Person’s reckless disregard of, its obligations or are expressly provided by this Agreement to be borne by any party hereto.

(c)     The Tax Administrator shall (i) prepare or cause to be prepared, (ii) submit to the Trustee for execution (and the Trustee shall timely execute and return to the Tax Administrator), and (iii) timely file all of, the Tax Returns in respect of each REMIC Pool (other than Tax Returns required to be filed by the applicable Master Servicer pursuant to Section 3.09(g)). The expenses of preparing and filing such returns shall be borne by the Tax Administrator without any right of reimbursement therefor.

(d)     The Tax Administrator shall perform on behalf of each REMIC Pool all reporting and other tax compliance duties that are the responsibility of such REMIC Pool under the Code,

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the REMIC Provisions or other compliance guidance issued by the IRS or any state or local taxing authority. Included among such duties, the Tax Administrator shall provide: (i) to any Transferor of a Class R Certificate, such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Person who is not a Permitted Transferee; (ii) to the Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required); and (iii) to the IRS, the name, title, address and telephone number of the Person who will serve as the representative of each REMIC Pool.

(e)     The Trustee and the Tax Administrator shall take such action and shall cause each REMIC Pool to take such action as shall be necessary to create or maintain the status thereof as a REMIC under the REMIC Provisions (and the other parties hereto shall assist them, to the extent reasonably requested by the Trustee or the Tax Administrator), to the extent that the Trustee or the Tax Administrator, as applicable, has actual knowledge that any particular action is required; provided that the Trustee and the Tax Administrator shall be deemed to have knowledge of relevant tax laws. The Trustee or the Tax Administrator, as applicable, shall not knowingly take or fail to take any action, or cause any REMIC Pool to take or fail to take any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could result in an Adverse REMIC Event in respect of any REMIC Pool, unless the Trustee or the Tax Administrator, as applicable, has received an Opinion of Counsel to the effect that the contemplated action or non-action, as the case may be, will not result in an Adverse REMIC Event. None of the other parties hereto shall take or fail to take any action (whether or not authorized hereunder) as to which the Trustee or the Tax Administrator, as applicable, has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to any REMIC Pool or the assets thereof, or causing any REMIC Pool to take any action, which is not contemplated by the terms of this Agreement, each of the other parties hereto will consult with the Tax Administrator, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur, and no such other party shall take any such action or cause any REMIC Pool to take any such action as to which the Tax Administrator has advised it in writing that an Adverse REMIC Event could occur. The Tax Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement (and in no event by the Trust Fund or the Tax Administrator).

(f)     If any tax is imposed on any REMIC Pool, including “prohibited transactions” taxes as defined in Section 860F(a)(2) of the Code, any tax on “net income from foreclosure property” as defined in Section 860G(c) of the Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of state or local tax laws (other than any tax permitted to be incurred by a Special Servicer pursuant to Section 3.17(a)), then such tax, together with all incidental costs and expenses (including penalties and reasonable attorneys’ fees), shall be charged to and paid by: (i) the Trustee, if such tax arises out of or results from a breach of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (ii) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or

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willful misconduct); (iii) the Tax Administrator, if such tax arises out of or results from a breach by the Tax Administrator of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (iv) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under Article III or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (v) the applicable Special Servicer, if such tax arises out of or results from a breach by such Special Servicer of any of its obligations under Article III or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); or (vi) the Trust, out of the Trust Fund, in all other instances. Consistent with the foregoing, any tax permitted to be incurred by a Special Servicer pursuant to Section 3.17(a) shall be charged to and paid by the Trust. Any such amounts payable by the Trust in respect of taxes shall be paid by the Trustee out of amounts on deposit in the Distribution Account.

(g)     The Tax Administrator shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool on a calendar year and an accrual basis.

(h)     Following the Startup Day for each REMIC Pool, the Trustee shall not (except as contemplated by Section 2.03) accept any contributions of assets to any REMIC Pool unless it shall have received an Opinion of Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund or the Trustee) to the effect that the inclusion of such assets in such REMIC Pool will not result in an Adverse REMIC Event in respect of such REMIC Pool.

(i)      None of the Master Servicers, the Special Servicers or the Trustee shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any Mortgage Loan (except in connection with (A) a Breach or Document Defect regarding any Mortgage Loan, (B) the foreclosure, default or reasonably foreseeable material default of a Mortgage Loan, including the sale or other disposition of a Mortgaged Property acquired by foreclosure, deed in lieu of foreclosure or otherwise, (C) the bankruptcy of any REMIC Pool, or (D) the termination of the Trust pursuant to Article IX of this Agreement); (ii) the sale or disposition of any investments in any Investment Account for gain; or (iii) the acquisition of any assets for the Trust (other than a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a Defaulted Mortgage Loan, other than a Replacement Mortgage Loan substituted for a Deleted Mortgage Loan and other than Permitted Investments acquired in connection with the investment of funds in an Account or an interest in a single-member limited liability company, as provided in Section 3.16); in any event unless it has received an Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition, or acquisition and in no event at the expense of the Trust Fund or the Trustee) to the effect that such sale, disposition, or acquisition will not result in an Adverse REMIC Event in respect of any REMIC Pool.

(j)      Except as otherwise permitted by Section 3.17(a), none of the Master Servicers, the Special Servicers or the Trustee shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services or, to the extent it is within the control of such Person, permit any REMIC Pool to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code. At all times as may be required by the Code, each of the

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respective parties hereto (to the extent it is within its control) shall take necessary actions within the scope of its responsibilities as more specifically set forth in this Agreement such that it does not cause substantially all of the assets of each REMIC Pool to fail to consist of “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(k)     Within thirty (30) days after the related Startup Day, the Tax Administrator shall obtain an identification number by filing IRS Form SS-4 with the IRS for each REMIC Pool and prepare and file with the IRS, with respect to each REMIC Pool, IRS Form 8811 “Information Return for Real Estate Mortgage Investment Conduits (REMICs) and Issuers of Collateralized Debt Obligations”.

Section 10.02     Grantor Trust Administration.   (a)   The Tax Administrator shall treat the Grantor Trust Pool, for tax return preparation purposes, as a Grantor Trust under the Code. The Tax Administrator shall also perform on behalf of the Grantor Trust Pool all reporting and other tax compliance duties that are the responsibility of such Grantor Trust Pool under the Code or any compliance guidance issued by the IRS or any state or local taxing authorities. The expenses of preparing and filing such returns shall be borne by the Tax Administrator.

(b)     The Tax Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to the Grantor Trust Pool (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the IRS or state tax authorities which extraordinary expenses shall be payable or reimbursable to the Tax Administrator from the assets in the Grantor Trust Pool, unless otherwise provided in Section 10.02(e) or 10.02(f)).

(c)     The Tax Administrator shall prepare or cause to be prepared, submit to the Trustee for execution (and the Trustee shall timely execute and timely return to the Tax Administrator) and timely file all of the Tax Returns in respect of the Grantor Trust Pool. The expenses of preparing and filing such returns shall be borne by the Tax Administrator without any right of reimbursement therefor. Except as provided in Section 10.02(h), 10.02(i) and 10.02(j), the Tax Administrator shall comply with such requirement by filing IRS Form 1041, indicating the name and address of the Trust and signed by the Tax Administrator but otherwise left blank, IRS Form 1099 or any other such form as may be applicable. There shall be appended to each such form a schedule for each Certificateholder indicating such Certificateholder’s share of income and expenses of the Trust for the portion of the preceding calendar year in which such Certificateholder possessed an Ownership Interest in a Certificate. Such form shall be prepared in sufficient detail to enable reporting on the cash or accrual method of accounting, as applicable, and to report on such Certificateholder’s fiscal year if other than the calendar year.

(d)     The other parties hereto shall provide on a timely basis to the Tax Administrator or its designee such information with respect to the Grantor Trust Pool as is in its possession and reasonably requested by the Tax Administrator to enable it to perform its obligations under this Section 10.02. Without limiting the generality of the foregoing, the Depositor, within ten (10) days following the Tax Administrator’s request therefor, shall provide in writing to the Tax Administrator such information as is reasonably requested by the Tax Administrator for tax purposes, and the Tax Administrator’s duty to perform its reporting and other tax compliance

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obligations under this Section 10.02 shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the Tax Administrator to perform such obligations.

(e)     The Tax Administrator shall perform on behalf of the Grantor Trust Pool all reporting and other tax compliance duties that are required in respect thereof under the Code, the Grantor Trust Provisions or other compliance guidance issued by the IRS or any state or local taxing authority, including the furnishing to Certificateholders of the schedules described in Section 10.02(c).

(f)     The Tax Administrator shall perform its duties hereunder so as to maintain the status of the Grantor Trust Pool as Grantor Trust under the Grantor Trust Provisions (and the Trustee, the Master Servicers and the Special Servicers shall assist the Tax Administrator to the extent reasonably requested by the Tax Administrator and to the extent of information within the Trustee’s, the Master Servicers’ or the Special Servicers’ possession or control). None of the Tax Administrator, Master Servicers, the Special Servicers or the Trustee shall knowingly take (or cause the Grantor Trust Pool to take) any action or fail to take (or fail to cause to be taken) any action that, under the Grantor Trust Provisions, if taken or not taken, as the case may be, could result in an Adverse Grantor Trust Event, unless the Tax Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the Tax Administrator seeks to take such action or to refrain from taking any action for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse Grantor Trust Event. None of the other parties hereto shall take any action or fail to take any action (whether or not authorized hereunder) as to which the Tax Administrator has advised it in writing that the Tax Administrator has received or obtained an Opinion of Counsel to the effect that an Adverse Grantor Trust Event could result from such action or failure to act. In addition, prior to taking any action with respect to the Grantor Trust Pool, or causing the Trust Fund to take any action, that is not expressly permitted under the terms of this Agreement, the Master Servicers and the Special Servicers shall consult with the Tax Administrator or its designee, in writing, with respect to whether such action could cause an Adverse Grantor Trust Event to occur. The Tax Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the Tax Administrator or the Trustee.

(g)     If any tax is imposed on the Grantor Trust Pool pursuant to the Code or any applicable provisions of state or local tax laws, then such tax, together with all incidental costs and expenses (including penalties and reasonable attorneys’ fees), shall be charged to and paid by: (i) the Trustee, if such tax arises out of or results from a breach of any of its obligations under Article IV, Article VIII or this Section 10.02 (which breach constitutes negligence, bad faith or willful misconduct); (ii) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under Article IV, Article VIII or this Section 10.02 (which breach constitutes negligence, bad faith or willful misconduct); (iii) the Tax Administrator, if such tax arises out of or results from a breach by the Tax Administrator of any of its obligations under Article IV, Article VIII or this Section 10.02 (which breach constitutes negligence, bad faith or willful misconduct); (iv) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations

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under Article III or this Section 10.02 (which breach constitutes negligence, bad faith or willful misconduct); (v) a Special Servicer, if such tax arises out of or results from a breach by such Special Servicer of any of its obligations under Article III or this Section 10.02 (which breach constitutes negligence, bad faith or willful misconduct); or (vi) the Trust, out of the Trust Fund, in all other instances. Any such amounts payable by the Trust in respect of taxes shall be paid by the Trustee out of amounts on deposit in the Distribution Account.

(h)     The Grantor Trust is a WHFIT that is a WHMT. The Tax Administrator will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Tax Administrator to do so is provided to the Tax Administrator on a timely basis. The Certificate Administrator shall provide such information in its possession to the Tax Administrator on a timely basis. With respect to the Class A-S, Class B, Class C and Class PEX Certificates, if the Tax Administrator receives notice that any such Certificate is held through a nominee, the Tax Administrator will treat such nominee as the “middleman” with respect to such certificate unless it has actual knowledge to the contrary or the Depositor provides the Tax Administrator with the identities of other “middlemen” that are Certificateholders. The Tax Administrator will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Tax Administrator to do so, and is not in its possession, is provided to the Tax Administrator on a timely basis. The Tax Administrator will not be liable for any tax reporting penalties that may arise under the WHFIT Regulations as a result of a determination by the IRS that is contrary to the first sentence of this paragraph or that the notice received with respect to any such Certificate as described above is incorrect.

(i)     The Tax Administrator, in its discretion, will report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Tax Administrator will be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Tax Administrator will make available WHFIT information to Certificateholders annually. In addition, the Tax Administrator will not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(j)     The Tax Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Tax Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Tax Administrator. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Tax Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of such information, and unless informed otherwise by the Depositor, the Tax Administrator will assume there is no secondary market trading of WHFIT interests.

(k)     To the extent required by the WHFIT Regulations, the Tax Administrator will use reasonable efforts to publish on an appropriate website the CUSIPs for the Certificates that represent ownership of a WHFIT. The CUSIPs so published will represent the Rule 144A CUSIPs. The Tax Administrator will not publish any associated Regulation S CUSIPs. The Tax

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Administrator will make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Tax Administrator will use a reasonable identifier number in lieu of a CUSIP. The Tax Administrator will not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

Section 10.03     The Depositor, the Master Servicers, the Special Servicers and the Trustee to Cooperate with the Tax Administrator.   (a)   The Depositor shall provide or cause to be provided to the Tax Administrator, within ten (10) days after the Closing Date, all information or data that the Tax Administrator reasonably determines to be relevant for tax purposes as to the valuations and Issue Prices of the Certificates, including the price, yield, prepayment assumption and projected cash flow of the Certificates.

(b)     Each of the Master Servicers and the Special Servicers shall furnish such reports, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the Tax Administrator in order to enable it to perform its duties under this Article X.

(c)     The Tax Administrator shall be responsible for obtaining a tax identification number for any REMIC or Grantor Trust specified herein, and shall be responsible for the preparation of the related IRS Form W-9, if such form is requested. The Trustee shall be entitled to rely on the information contained therein, and is hereby directed to execute such IRS Form W-9; provided, however, the Tax Administrator shall also be directed to execute such IRS Form W-9 (in lieu of the Trustee) if permitted by IRS regulations.

Article XI

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01     Intent of the Parties; Reasonableness. Except with respect to Section 11.09, Section 11.12, Section 11.14, Section 11.15, Section 11.16, Section 11.17 and Section 11.18, the parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Depositor (and any Other Depositor) with the provisions of Regulation AB and related rules and regulations of the Commission. The Depositor, the Certificate Administrator, the Trustee, any Other Depositor and any Other Trustee shall exercise its rights to request delivery of information or other performance under these provisions in reasonable good faith, and shall not exercise any such rights for purposes other than compliance with the Dodd-Frank Act, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties to this Agreement acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor (or any Other Depositor or Other Trustee) or the Certificate Administrator in reasonable good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”). In connection with this transaction and any Other Securitization subject to Regulation AB, the Exchange Act or the Securities Act, subject to the preceding sentence, each of the parties to this Agreement shall

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cooperate (and, in the case of either Master Servicer or Special Servicer, shall cause any Sub-Servicer engaged by it (or, if such Sub-Servicer is a Designated Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer) to cooperate) fully with the Depositor and the Certificate Administrator and any Other Depositor or Other Trustee of any Other Securitization subject to Regulation AB, the Exchange Act or the Securities Act, deliver (or notify and make available) to the Depositor or the Certificate Administrator or any such Other Depositor or Other Trustee (including any of their assignees or designees) (i) any and all information in its possession and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator or such Other Depositor or Other Trustee, as applicable, to permit the Depositor or any such Other Depositor to comply in a timely manner with the provisions of Regulation AB, the Exchange Act and the Securities Act and (ii) such disclosure relating to the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee, as applicable, or the servicing of the Mortgage Loans (or, if applicable, the related Serviced Pari Passu Companion Loan), in each case reasonably believed by the Depositor, the Certificate Administrator or the related Other Depositor or the related Other Trustee, as applicable, in good faith to be necessary in order to effect such compliance. In addition, with respect to each Servicing Function Participant that is a Designated Sub-Servicer of a party to this Agreement, such party shall use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver or make available to the Depositor or the Certificate Administrator and any such Other Depositor or Other Trustee, as applicable, (including any of their assignees or designees) (i) any and all information in its possession and necessary in the reasonable good faith determination of the Depositor or the Certificate Administrator or any such Other Depositor or Other Trustee to permit the Depositor or any such Other Depositor to comply with the provisions of Regulation AB, the Exchange Act and the Securities Act and (ii) such disclosure relating to the Servicing Function Participant or the Servicing of the Mortgage Loans (or, if applicable, the related Serviced Pari Passu Companion Loan), in each case reasonably believed by the Depositor or the Certificate Administrator or the related Other Depositor or related Other Trustee, as applicable, in good faith to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor or the Certificate Administrator or the related Other Depositor or related Other Trustee, as applicable, to satisfy any related filing requirements.

For purposes of this Article XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 11.02     Notification Requirements and Deliveries in Connection with Securitization of a Serviced Pari Passu Companion Loan.   (a)   Any other provision of this Article XI to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article XI, in connection with the requirements contained in this Article XI that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Trustee of any Other Securitization that is subject to Regulation AB, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Trustee (i) unless it is required to deliver corresponding information and other items with respect to the Trust or, in the reasonable good faith determination of an Other

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Depositor or an Other Trustee, is necessary to permit the related Other Depositor to comply with the provisions of Regulation AB, the Exchange Act and the Securities Act, (ii) until the Other Depositor or Other Trustee of such Other Securitization has provided each party hereto with not less than 30 days’ written notice (which shall only be required to be delivered once) stating that such Other Securitization is subject to Regulation AB and that the Other Securitization is subject to Exchange Act reporting, and (iii) specifying in reasonable detail the information and other items requested to be delivered; provided that if Exchange Act reporting is being requested, such Other Depositor or Other Trustee is only required to provide a single written notice to such effect. Any out-of-pocket cost and expense of a Master Servicer, Special Servicer, Trust Advisor, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Trustee of such Other Securitization shall be the responsibility of such Other Depositor or Other Securitization. The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization as to whether Regulation AB requires the delivery of the items identified in this Article XI to such Other Depositor and Other Trustee of such Other Securitization prior to providing any of the reports or other information required to be delivered under this Article XI in connection therewith. Upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article XI with respect to such Other Securitization. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Trustee and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization.

(b)     The applicable Master Servicer and the applicable Special Servicer shall, upon reasonable prior written request given in accordance with the terms of Section 11.02(a) above, and subject to a right of the applicable Master Servicer or the applicable Special Servicer, as the case may be, to review and approve such disclosure materials, permit a holder of a related Serviced Pari Passu Companion Loan to use such party’s description contained in the Prospectus (updated as appropriate by the applicable Master Servicer or the applicable Special Servicer, as applicable, at the cost of the Other Depositor) for inclusion in the disclosure materials relating to any securitization of a Serviced Pari Passu Companion Loan.

(c)     The applicable Master Servicer and the applicable Special Servicer, upon reasonable prior written request given in accordance with the terms of Section 11.02(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party as a condition precedent to the providing of any information or documentation) to the Other Depositor and any underwriters with respect to any Other Securitization such opinion(s) of counsel, certifications, compliance letters and/or indemnification agreement(s) with respect to the updated description referred to in Section 11.02(b) above with respect to such party, substantially identical to those, if any, delivered by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the applicable Master Servicer or the applicable Special Servicer, or their respective legal counsel, as the case may be). Neither the Master Servicers nor the Special Servicers shall be obligated to deliver any such item with respect to the securitization of a Serviced Pari Passu Companion Loan if it did not deliver a corresponding item with respect to this Trust.

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Section 11.03     Sub-Servicers; Subcontractors and Agents. For so long as the Trust is subject to the reporting requirements of the Exchange Act, if any Person appointed as a subcontractor or agent of a Master Servicer, a Special Servicer, the Trustee or the Certificate Administrator (whether appointed directly by such party or by a Sub-Servicer or subcontractor or agent) would be a Servicing Function Participant, such Master Servicer, such Special Servicer, the Trustee or the Certificate Administrator, as the case may be, shall promptly following request provide to the Depositor and the Certificate Administrator a written description (in form and substance satisfactory to the Depositor) of the role and function of such Person, which description shall include (i) the identity of such subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in the assessments of compliance to be provided by such subcontractor or agent. In addition, except with respect to any Designated Sub-Servicer under a Sub-Servicing Agreement effective as of the Closing Date, for so long as the Trust is subject to the reporting requirements of the Exchange Act, if any Sub-Servicer, or any subcontractor or agent described above, would be a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, the engagement of such Person in such capacity shall not be effective unless and until five (5) Business Days have elapsed following the delivery to the Depositor and the Certificate Administrator of (1) notice of the proposed engagement and (2) the related agreement (or, if such agreement is not of the type that is required to be filed under Regulation AB in the good faith judgment of the Depositor, an instrument inuring to the direct benefit of the Depositor in which such Person affirms the rights of the Depositor contemplated by the next succeeding paragraph). Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 11.10 (if such reports under the Exchange Act are required to be filed under the Exchange Act).

For so long as the Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee, as applicable, shall (a) cause each such Sub-Servicing Agreement to entitle the Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of such Person to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB and (b) promptly notify the Depositor following any failure of such Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB. The Depositor is hereby authorized to exercise the rights described in clause (a) of the preceding sentence in its sole discretion. The rights of the Depositor to terminate a Sub-Servicing Agreement as aforesaid shall not limit any right the Master Servicers, the Special Servicers, the Certificate Administrator or the Trustee, as applicable, may have to terminate such Sub-Servicing Agreement.

Section 11.04     Information to be Provided by the Master Servicers and the Special Servicers.   (a)   For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any Other Securitization is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 11.10) in connection with the succession to a Master Servicer, Special Servicer or any Servicing Function Participant (if such Servicing Function Participant is a servicer as contemplated by Item 1108(a)(2) of Regulation AB) as servicer or Sub-Servicer under or as contemplated by this Agreement or any related Other Pooling and Servicing Agreement by any Person (i) into which a Master Servicer,

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Special Servicer or such Servicing Function Participant may be merged or consolidated, (ii) which may be appointed as a sub-servicer (other than the appointment of a Designated Sub-Servicer) by a Master Servicer or Special Servicer, or (iii) that is appointed as a successor Master Servicer or successor Special Servicer pursuant to Section 6.05 or Section 7.02, the applicable Master Servicer, the applicable Special Servicer, any Servicing Function Participant, the Subordinate Class Representative, the Trustee or any other person who has the right to remove the applicable Special Servicer under this Agreement, as applicable (the applicable Master Servicer, the applicable Special Servicer or any Servicing Function Participant, as applicable, with respect to the foregoing clauses (i) and (ii) and the successor Master Servicer, the successor Special Servicer, the Subordinate Class Representative, the Trustee or any other person who has the right to remove the applicable Special Servicer under this Agreement, as applicable with respect to the foregoing clause (iii)) shall provide to the Depositor and to any Other Depositor, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than the second Business Day after such effective date, but in no event later than the time required pursuant to Section 11.10, (x) written notice to the Trustee, the Certificate Administrator, the Trust Advisor and the Depositor (and any Other Trustee and Other Depositor) of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Trustee, the Certificate Administrator, the Trust Advisor and the Depositor (or any Other Trustee or Other Depositor), all information relating to such successor reasonably requested by the Depositor (or such Other Depositor) so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates or Serviced Pari Passu Companion Loan Securities.

Section 11.05     Information to be Provided by the Trustee.   For so long as the Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 11.10) in connection with the succession to the Trustee as Trustee or co-trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, (ii) which may be appointed as a co-trustee or separate Trustee pursuant to Section 8.08, or (iii) that is appointed as a successor Trustee pursuant Section 8.10, the Trustee (with respect to the foregoing clauses (i) and (ii)) or the successor Trustee (with respect to the foregoing clause (iii)) shall provide to the Depositor and to any Other Depositor, at least 5 calendar days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 11.10, (x) written notice to the Depositor and Certificate Administrator, and to any Other Depositor, of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor and Certificate Administrator, and to any Other Depositor, all information reasonably requested by the Depositor or Other Depositor, so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates or Serviced Pari Passu Companion Loan Securities.

Section 11.06     Filing Obligations.   (a)   The Master Servicers, the Special Servicers, the Certificate Administrator, the Trust Advisor and the Trustee shall, and (i) with respect to any Servicing Function Participant that is a Designated Sub-Servicer of such party, shall use commercially reasonable efforts to cause such Designated Sub-Servicer to, and (ii) with respect

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to any other Servicing Function Participant, shall cause each such Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans to, reasonably cooperate with the Certificate Administrator and the Depositor (and any Other Trustee or Other Depositor) in connection with the Certificate Administrator’s and Depositor’s (or such Other Trustee’s or Other Depositor’s) good faith efforts to satisfy the Trust’s (or such Other Securitization’s) reporting requirements under the Exchange Act (including, but not limited to, completing any reasonable and customary due diligence questionnaire provided by or on behalf of the Certificate Administrator or the Depositor (or such Other Trustee or Other Depositor) and participating in any due diligence calls reasonably requested (as to scope, duration and frequency) by or on behalf of the Certificate Administrator or the Depositor (or such Other Trustee or Other Depositor), in each case in accordance with the timeframes reasonably requested by the Certificate Administrator or the Depositor (or such Other Trustee or Other Depositor), as applicable).

Each party hereto shall be entitled to rely on the information in the Prospectus Supplement with respect to the identity of any sponsor, credit enhancer, derivative provider or “significant obligor” as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

(b)     [Reserved.]

(c)     [Reserved.]

Section 11.07     Form 10-D Filings.   Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act and the rules and regulations of the Commission thereunder, in form and substance as required by the Exchange Act and such rules and regulations. A duly authorized representative of the Depositor shall sign each Form 10-D filed on behalf of the Trust. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule V and directed to the Certificate Administrator and the Depositor for approval by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule V) absent such reporting, direction and approval after the date hereof.

For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any Other Securitization is subject to the reporting requirements of the Exchange Act, within five (5) calendar days after the related Distribution Date, (i) the parties listed on Schedule V hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant with a copy to the applicable Master Servicer or the applicable Special Servicer, as applicable) (and to any Other Trustee or Other Depositor), to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be,

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or any lawyer in the in-house legal department of such party), in EDGAR-Compatible Format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor (or such Other Trustee and Other Depositor) and such party, the form and substance of the Additional Form 10-D Disclosure described on Schedule V applicable to such party, (ii) the parties listed on Schedule V hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit R and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party. No later than the 7th calendar day after the Distribution Date, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-D Disclosure. Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule V of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph shall be reimbursable to the Certificate Administrator out of the Collection Account as an Additional Trust Fund Expense.

After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review and approval; provided that the Certificate Administrator shall use its reasonable best efforts to provide such copy to the Depositor by the 8th day after the Distribution Date. No later than the end of business on the 4th Business Day prior to the filing date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D, and no later than the 2nd Business Day prior to the filing, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 10-D, upon signature thereof as provided in Section 11.17, not later than (i) 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.11(b). After filing with the Commission, the Certificate Administrator shall, pursuant to Section 8.12(b), make available on the Certificate Administrator’s Website a final executed copy of each Form 10-D prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.07 related to the timely preparation and filing of Form 10-D is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Section 11.07. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare or file such Form 10-D where such failure results from the Certificate

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Administrator’s inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualifying Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(b) and (ii) a reference to the most recent Form ABS-15G filed pursuant to Rule 15Ga-1 by the Depositor and each Mortgage Loan Seller, if applicable, and the Commission’s assigned “Central Index Key” for each such filer, (iii) an itemized listing of any Disclosable Special Servicer Fees received by the applicable Special Servicer or any of its Affiliates during the related Collection Period, and (iv) the balance of the Distribution Account as of the related Distribution Date and as of the immediately preceding Distribution Date. The Depositor and each Mortgage Loan Seller, in accordance with, and to the extent contemplated by, Section 5(h) of the applicable Mortgage Loan Purchase Agreement, shall deliver such information to the Certificate Administrator. The Certificate Administrator and the Depositor shall be entitled together to determine the manner of the presentation of such information (including the dates as of which information is presented) in accordance with applicable laws and regulations.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Certificate Administrator in writing, no later than the 5th calendar day after the related Distribution Date during any year in which the Trust is required to file a Form 10-D if the answer to the questions should be “no”; provided that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-D.

Section 11.08     Form 10-K Filings.   Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “Form 10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in 2016, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

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(i)     an annual compliance statement for each applicable Certifying Servicer, as required under Section 11.12;

(ii)    (A) the annual reports on assessment of compliance with servicing criteria for each applicable Reporting Servicer, as described under Section 11.13, and (B) if any Reporting Servicer’s report on assessment of compliance with servicing criteria required under Section 11.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer’s report on assessment of compliance with servicing criteria required under Section 11.13 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included;

(iii)   (A) the registered public accounting firm attestation report for each Reporting Servicer, as required under Section 11.14, and (B) if any registered public accounting firm attestation report required under Section 11.14 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included; and

(iv)   a Sarbanes-Oxley Certification as required under Section 11.09.

Any disclosure or information in addition to clauses (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the third following paragraph, be reported by the applicable parties set forth on Schedule VI hereto to the Depositor and the Certificate Administrator (and to any Other Depositor or Other Trustee) and approved by the Depositor (and such Other Depositor) and approved by the Depositor (and such Other Depositor) and the Certificate Administrator (or such Other Trustee) will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule VI) absent such reporting and approval.

Not later than the end of each fiscal year for which the Trust (or any Other Securitization) is required to file a Form 10-K, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trust Advisor and the Trustee shall provide the other parties to this Agreement and the Mortgage Loan Sellers (or the other parties to any Other Pooling and Servicing Agreement) with written notice of the name and address of each Servicing Function Participant retained by such party, if any. Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Certificate Administrator shall, upon request (which can be in the form of electronic mail and which may be continually effective), provide to each Mortgage Loan Seller written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement.

With respect to any Other Securitization, not later than the end of each year for which the Other Securitization trust is required to file a Form 10-K, (i) the Certificate Administrator shall upon request provide to each mortgage loan seller with respect to such Other Securitization written notice of any change in the identity of any party to this Agreement, including the name

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and address of any new party to this Agreement and (ii) the Master Servicers or the Special Servicers, as applicable, shall provide to each such mortgage loan seller written notice of any change in the identity of any Sub-Servicer (other than a Designated Sub-Servicer) engaged by such Master Servicer or such Special Servicer, as applicable, including the name and address of any new Sub-Servicer.

For so long as the Trust (or any Other Securitization) is subject to the reporting requirements of the Exchange Act, by March 1st (with a grace period through March 15th), commencing in March 2016 (i) the parties listed on Schedule VI hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the applicable Master Servicer or the applicable Special Servicer, as applicable) (and to any Other Trustee or Other Depositor), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to Item 1117 of Regulation AB as to such party, which shall be reported if actually known by any Servicing Officer or any lawyer in the in-house legal department of such party), in EDGAR-Compatible Format (to the extent available to such party in such format), or in such other form as otherwise agreed upon by the Certificate Administrator and the Depositor and such party, the form and substance of the Additional Form 10-K Disclosure described on Schedule VI applicable to such party and include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit R and (ii) the Certificate Administrator shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party. No later than the end of business on March 15th, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K; provided that if the Certificate Administrator does not receive a response from the Depositor by such date the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-K Disclosure. Other than to the extent provided for in clause (ii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule VI of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph shall be reimbursable to the Certificate Administrator out of the Collection Account as an Additional Trust Fund Expense.

After preparing the Form 10-K, on or prior to the 6th Business Day prior to the Form 10-K Filing Deadline, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review and approval. Within three Business Days after receipt of such copy, but no later than March 24th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. No later than 5:00 p.m., New York City time, on the 4th Business Day prior to the Form 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 10-K, upon signature thereof as provided in Section 11.17, not later than (i) 5:30 p.m. (New York City time) on the Form 10-K Filing Deadline or (ii) such

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other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-K, of each year in which a report on Form 10-K is required to be filed by the Trust. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.11(b). After filing with the Commission, the Certificate Administrator shall, pursuant to Section 8.12(b), make available on the Certificate Administrator’s Website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.08 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article XI. The Certificate Administrator shall have no liability with respect to any failure to properly prepare or file such Form 10-K resulting from the Certificate Administrator’s inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Certificate Administrator in writing, no later than the 15th calendar day of March during any year in which the Trust is required to file a Form 10-K if the answer to the questions should be “no”; provided that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K.

Section 11.09     Sarbanes-Oxley Certification.   Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”), as set forth in Exhibit T attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. Each Reporting Servicer shall provide, and (i) with respect to any Servicing Function Participant of such party that is a Designated Sub-Servicer, shall use commercially reasonable efforts to cause, and (ii) with respect to any other Servicing Function Participant retained by such party, shall cause, each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Designated Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans to, provide to the Person who signs the Sarbanes-Oxley Certification for the Trust or any Other Securitization (the “Certifying Person”), by March 1st (with a grace period through March 15th) of each year in which the Trust is subject to the reporting requirements of the Exchange

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Act and of each year in which any Other Securitization is subject to the reporting requirements of the Exchange Act, a certification (each, a “Performance Certification”), in the form attached hereto as Exhibit S-1, S-2, S-3, S-4, S-5 or S-6, as applicable, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust. The Certifying Person at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127-023, New York, New York 10152, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053-300, 301 South College St., Charlotte, North Carolina 28288. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a Performance Certification to the Certifying Person pursuant to this Section 11.09 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be. Notwithstanding the foregoing, the Trustee shall not be required to deliver a Performance Certification with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Notwithstanding the foregoing, nothing in this Section 11.09 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (other than a Sub-Servicer, Additional Servicer or any other third party retained by it that is not a Designated Sub-Servicer or a Sub-Servicer appointed pursuant to Section 3.22), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.12, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 11.13 and (iii) registered public accounting firm attestation report provided pursuant to Section 11.14.

With respect to any Non-Trust-Serviced Pooled Mortgage Loan serviced under a Non-Trust Pooling and Servicing Agreement, the Certificate Administrator shall use reasonable efforts to obtain, and upon receipt deliver to the Depositor, a Sarbanes-Oxley back-up certification from the Non-Trust Master Servicer, the Non-Trust Special Servicer, the Non-Trust Trustee and the Non-Trust Paying Agent or Non-Trust Certificate Administrator in form and substance similar to a Performance Certification or such other form as is provided in the applicable Non-Trust Pooling and Servicing Agreement.

Section 11.10     Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure under Form 8-K (each a “Reportable Event”), to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall, at the direction of the Depositor, prepare and file on behalf of the Trust any Form 8-K

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required by the Exchange Act; provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule VII to which such Reportable Event relates and such Form 8-K Disclosure Information shall be delivered to the Depositor and the Certificate Administrator (and to any Other Depositor and Other Trustee) and approved by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule VII) absent such reporting and approval.

For so long as the Trust (or any Other Securitization) is subject to the reporting requirements of the Exchange Act, the parties listed on Schedule VII hereto shall, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge, use their commercially reasonable efforts to provide to the Depositor and the Certificate Administrator (and to any Other Depositor and Other Trustee) within one (1) Business Day after the occurrence of the Reportable Event, but shall provide in no event later than the end of business (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, the form and substance of the Form 8-K Disclosure Information described on Schedule VII as applicable to such party, in EDGAR-Compatible Format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor (and such Other Trustee and Other Depositor) and such party and accompanied by an Additional Disclosure Notification in the form attached hereto as Exhibit R. The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K by the end of business on the 2nd Business Day after the Reportable Event; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to such Form 8-K Disclosure Information. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule VII of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it shall notify the Depositor that it has not received such information and, provided, further, that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement. Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph shall be reimbursable to the Certificate Administrator out of the Collection Account as an Additional Trust Fund Expense.

After preparing the Form 8-K, the Certificate Administrator shall, no later than the end of the Business Day (New York City time) on the 3rd Business Day after the Reportable Event, forward electronically a copy of the Form 8-K to the Depositor for review and approval and the Depositor shall promptly notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to the Form 8-K. No later than noon on the 4th Business Day (New York City time) after the Reportable Event, a duly authorized representative of the

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Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 8-K, upon signature thereof as provided in Section 11.17, not later than (i) 5:30 p.m. (New York City time) on the 4th Business Day following the reportable event or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.11(b). After filing with the Commission, the Certificate Administrator will, pursuant to Section 8.12(b), make available on the Certificate Administrator’s Website a final executed copy of each Form 8-K prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.10 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.10. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive approved Form 8-K Disclosure Information within the applicable timeframes set forth in this Section 11.10 and not resulting from the Certificate Administrator’s own negligence, bad faith or willful misconduct (provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it will notify the Depositor that it has not received such information and further provided that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement).

Section 11.11     Suspension of Exchange Act Filings; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports.   (a)   If at any time the Trust is permitted to suspend its reporting obligations under the Exchange Act, on or before January 30 of the first year in which the Certificate Administrator is able to do so under applicable law, the Depositor shall direct the Certificate Administrator to prepare and file any form necessary to be filed with the Commission to suspend such reporting obligations and, to the extent required, the Depositor shall sign such form. With respect to any reporting period occurring after the filing of such form, the obligations of the parties to this Agreement under Section 11.01, Section 11.04, Section 11.07, Section 11.08, Section 11.09 and Section 11.10 above shall be suspended. The Certificate Administrator shall provide prompt notice to the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Trust Advisor and the Mortgage Loan Sellers that such form has been filed.

(b)     If the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Certificate Administrator shall promptly notify (which notice (which may be sent by fax or by email notwithstanding the provisions of Section 12.05) shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting

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Servicer that failed to make such delivery. In the case of Form 10-D and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Certificate Administrator to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 under the Exchange Act. In the case of Form 8-K, the Certificate Administrator shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D that is required to be filed on behalf of the Trust. If any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator shall notify the Depositor and such other parties as needed and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A. Any Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.11 related to the timely preparation and filing of a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicers, the Special Servicers and the Depositor performing their duties under this Section. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 11.12     Annual Compliance Statements.   (a)   The Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee (but only to the extent set forth in the last sentence of this paragraph), any Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (each, a “Certifying Servicer”) shall and the Master Servicers and the Special Servicers shall (i) with respect to any Additional Servicer or Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) that is a Designated Sub-Servicer of such party, use commercially reasonable efforts to cause, and (ii) with respect to any other Additional Servicer or Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB), cause, each Additional Servicer and Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans to, deliver to the Depositor, the Certificate Administrator, the Trust Advisor (in the case of a Special Servicer only), the Rule 17g-5 Information Provider (who shall promptly post such report to the Rule 17g-5 Information Provider’s Website pursuant to Section 8.12(c) of this Agreement) on or before March 1st (subject to a grace period through March 15th) of each year, commencing in 2016 (or, in the case of an Additional Servicer or Servicing Function Participant with respect to a Special Servicer, such party shall provide such Officer’s Certificate to such Special Servicer on or before March 1st (subject to a grace period through March 5th)), an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during a reporting period consisting of the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such

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Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such reporting period, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. The Certificate Administrator, shall prior to March 1st of each year, commencing in 2016, contact the Trustee and inquire as to whether any Advance was required to be made by the Trustee during the preceding calendar year, and if no such Advance was required to be made by the Trustee, then the Trustee shall not be required to deliver any compliance statement required by this Section 11.12(a) for such period.

(b)               Promptly after receipt of each such Officer’s Certificate, the Depositor (and each Other Depositor) shall have the right to review such Officer’s Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer’s obligations hereunder or under the applicable sub-servicing agreement. None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer’s Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year. The Depositor will provide such written notice if such Form 10-K is not required. If any Certifying Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Certifying Servicer shall provide the Officer’s Certificate pursuant to this Section 11.12 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

(c)               With respect to any Non-Trust-Serviced Pooled Mortgage Loan serviced under a Non-Trust Pooling and Servicing Agreement, the Certificate Administrator will use reasonable efforts to obtain, and upon receipt deliver to the Depositor, from the Non-Trust Master Servicer, the Non-Trust Special Servicer, the Non-Trust Trustee and the Non-Trust Paying Agent or Non-Trust Certificate Administrator an Officer’s Certificate in form and substance similar to the Officer’s Certificate described in this Section 11.12 or such other form as is set forth in the applicable Non-Trust Pooling and Servicing Agreement.

Section 11.13 Annual Reports on Assessment of Compliance with Servicing Criteria. By March 1st (subject to a grace period through March 15th) of each year, commencing in March 2016, the Master Servicers, the Special Servicers (regardless of whether such Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor and each Servicing Function Participant (each, a “Reporting Servicer”), each at its own expense, shall and the applicable Master Servicer and the applicable Special Servicer shall (i) with respect to any Servicing Function Participant that is a Designated Sub-Servicer of such party, use commercially reasonable efforts to cause, and (ii) with respect to any other Servicing Function Participant of such party, cause, by March 1st (subject to a grace period through March 15th) each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Designated Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans to, furnish, each at its own expense, to the Trustee, the Certificate Administrator, the Depositor (and to any Other Depositor and

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Other Trustee) and the Rule 17g-5 Information Provider (who shall promptly post such report to the Rule 17g-5 Information Provider’s Website pursuant to Section 8.12(c) of this Agreement), a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage-backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.08, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 11.13 shall be made available to any Privileged Person by the Certificate Administrator pursuant to Section 8.12(b) of this Agreement and to any Rating Agency and NRSRO by the Rule 17g-5 Information Provider pursuant to Section 8.12(c) of this Agreement.

No later than 10 Business Days after the end of each fiscal year for the Trust (and any Other Securitization) for which a Form 10-K is required to be filed, the Master Servicers and the Special Servicers shall each forward to the Certificate Administrator and the Depositor (and to any Other Depositor and any Other Trustee) the name and contact information of each Servicing Function Participant engaged by it during such year or portion thereof (except with respect to any Designated Sub-Servicer) and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicers, the Special Servicers, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor and each Servicing Function Participant submit their respective assessments by March 1st (subject to a grace period through March 15th), as applicable, to the Certificate Administrator, each such party shall also at such time, if it has received the assessment (and attestation pursuant to Section 11.14) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Certificate Administrator.

Promptly after receipt of each such report on assessment of compliance, (i) the Depositor (and any Other Depositor) shall have the right to review each such report and, if applicable, consult with the Master Servicers, the Special Servicers, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by such party, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Schedule III and notify the Depositor (and any Other Depositor) of any exceptions. None of the Master Servicers, the Special Servicers, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year so long as it has received written confirmation from the Depositor (and any Other Depositor) that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of Serviced Pari Passu Companion Loan, the related Other Securitization that includes such Serviced Pari Passu Companion Loan) for the preceding calendar year. The Depositor will provide such written notice if such Form 10-K is

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not required. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide the reports and statements pursuant to this Section 11.13 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 11.13 by a Master Servicer, a Special Servicer, the Certificate Administrator, the Trustee, the Trust Advisor or the Custodian shall not, as a result of being so reported, in and of itself, constitute a breach of such parties’ obligations or a Servicer Termination Event, as applicable, under this Agreement unless otherwise provided for in this Agreement.

With respect to any Non-Trust-Serviced Pooled Mortgage Loan serviced under a Non-Trust Pooling and Servicing Agreement, the Certificate Administrator will use reasonable efforts to obtain, and upon receipt deliver to the Depositor, an annual report on assessment of compliance as described in this Section and an attestation as described in Section 11.14 from the Non-Trust Master Servicer, the Non-Trust Special Servicer, the Non-Trust Trustee and the Non-Trust Paying Agent or Non-Trust Certificate Administrator and in form and substance similar to the annual report on assessment of compliance described in this Section 11.13 and the attestation described in Section 11.14 below.

Section 11.14 Annual Independent Public Accountants’ Servicing Report. By March 1st (subject to a grace period through March 15th), of each year, commencing in March 2016 (or, in the case of an Additional Servicer or Servicing Function Participant with respect to the applicable Special Servicer, such party shall provide such report to such Special Servicer on or before March 1st (subject to a grace period through March 5th)), each Reporting Servicer, each at its own expense, shall cause, and each Reporting Servicer, as applicable, shall (i) with respect to any Servicing Function Participant that is a Designated Sub-Servicer, use commercially reasonable efforts to cause and (ii) with respect to any other Servicing Function Participant, cause, each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans, each at such Servicing Function Participant’s own expense, a registered public accounting firm (which may also render other services to such Reporting Servicer or such Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator, the Depositor, the Trust Advisor (in the case of a Special Servicer only) (and to any Other Depositor and Other Trustee) and the Rule 17g-5 Information Provider (who shall promptly post such report to the Rule 17g-5 Information Provider’s Website pursuant to Section 8.12(c) of this Agreement), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria in all material respects, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed,

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such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

Promptly after receipt of such report from each Reporting Servicer, (i) the Depositor shall have the right to review the report and, if applicable, consult with the related Reporting Servicer as to the nature of any material instance of noncompliance by such Reporting Servicer with the Servicing Criteria applicable to such person, as the case may be, in the fulfillment of any of such Reporting Servicer’s obligations hereunder or under any applicable Sub-Servicing Agreement or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section 11.13 above is coupled with an attestation meeting the requirements of this Section and notify the Depositor and any Other Depositor of any exceptions. No Reporting Servicer shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year. The Depositor will provide such written notice if such Form 10-K is not required. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide the report pursuant to this Section 11.14 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

Section 11.15 Exchange Act Reporting Indemnification. Each of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trust Advisor and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor and any Other Depositor, their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of (i) the failure to perform its obligations to the Depositor or any Other Depositor or Certificate Administrator (or any Other Trustee) under this Article XI by the time required after giving effect to any applicable grace period or cure period or (ii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Designated Sub-Servicer) to perform its obligations to the Depositor or any Other Depositor or Certificate Administrator or any Other Trustee under this Article XI by the time required after giving effect to any applicable grace period and cure period or (iii) any Deficient Exchange Act Deliverable regarding, and delivered by or on behalf of, such party.

In addition, each of the applicable Master Servicer, the applicable Special Servicer, the Trust Advisor, the Certificate Administrator, the Tax Administrator, the Custodian and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor and any Other Depositor as necessary for the Depositor or Other Depositor to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

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In connection with comments provided to the Depositor or any Other Depositor from the Commission regarding information (x) delivered by the applicable Master Servicer, the applicable Special Servicer, the Trust Advisor, the Certificate Administrator, the Tax Administrator, the Custodian, the Trustee, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information, which information is contained in a report filed by the Depositor or Other Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s or Other Depositor’s filing of such report, the Depositor or Other Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission for inclusion in the Depositor’s or Other Depositor’s response to the Commission, unless such Affected Reporting Party elects, with the consent of the Depositor or Other Depositor, as applicable (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission and negotiate a response and/or resolution with the Commission; provided, if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by the applicable Master Servicer, the applicable Master Servicer shall receive copies of all material communications pursuant to this paragraph. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission in a timely manner; provided, that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor or Other Depositor informed of its progress with the Commission and copy the Depositor or Other Depositor on all correspondence with the Commission and provide the Depositor or Other Depositor with the opportunity to participate (at the Depositor’s or Other’s Depositor’s expense) in any telephone conferences and meetings with the Commission and (ii) the Depositor or Other Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission with respect to any comments from the Commission relating to such Affected Reporting Party and to notify the Commission of such authorization. The Depositor (or Other Depositor) and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or Other Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor or Other Depositor) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s or Other Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission therewith shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or Other Depositor. Each of the applicable Master Servicer, the applicable Special Servicer, the Trust Advisor, the Certificate Administrator, the Tax Administrator, the Custodian and the Trustee shall use commercially reasonable efforts to cause any Servicing Function Participant or Additional Servicer retained by it to comply with the foregoing by inclusion of similar provisions (or by inclusion of a reference to, and an obligation to comply with, this paragraph) in the related sub-servicing or similar agreement.

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The Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee and the Trust Advisor shall use commercially reasonable efforts to cause each related Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to indemnify and hold harmless the Certification Parties from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement, as applicable or (ii) other than with respect to Designated Sub-Servicers, any Deficient Exchange Act Deliverable regarding, and delivered by or on behalf of, such Servicing Function Participant.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Trust Advisor, each Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall use commercially reasonable efforts to cause each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article XI. The Master Servicers, the Special Servicers, the Certificate Administrator, the Trust Advisor and the Trustee shall use commercially reasonable efforts to cause each related Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans to agree to the foregoing indemnification and contribution obligations.

Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the indemnifying party. In case any such action is brought against any indemnified party, after the indemnifying party has been notified of the commencement of such action, such indemnifying party shall be entitled to participate therein (at its own expense) and, to the extent that it may wish, shall be entitled to assume the defense thereof (jointly with any other indemnifying party similarly notified) with counsel reasonably satisfactory to such indemnified party (which approval shall not be unreasonably withheld or delayed), and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and

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representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party fails, within a reasonable period of time, to designate counsel that is reasonably satisfactory to the indemnified party (which approval shall not be unreasonably withheld or delayed). In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement to the extent that the indemnifying party is otherwise required to do so under this Agreement. If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or, if such settlement (i) provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the indemnified party, without the consent of the indemnified party.

Section 11.16 Amendments. This Article XI may be amended by the written consent of all the parties hereto pursuant to Section 12.01 for purposes of complying with Regulation AB without, in each case, any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that no such amendment shall eliminate the reports or statements required by Section 11.12, Section 11.13 or Section 11.14 without the receipt of a letter from each Rating Agency confirming that the elimination of such reports and certificates will not result in a downgrade, qualification or withdrawal of the then-current rating of the Certificates.

Section 11.17 Exchange Act Report Signatures; Delivery of Notices; Interpretation of Grace Periods. (a) Each Form 8-K report, Form 10-D report and Form 10-K report shall be signed by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127-023, New York, New York 10152, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053-300, 301 South College St., Charlotte, North Carolina 28288.

(b)               Notwithstanding anything in Section 11.05 to the contrary, any notice required to be delivered to (i) the Depositor under this Article XI shall be properly given if sent by facsimile to (212) 214-8970, Attention: A.J. Sfarra, with a copy to (704) 715-2378, Attention: Jeff D. Blake, Esq. (or such other number as the Depositor may instruct) and/or by email to anthony.sfarra@wellsfargo.com, with a copy to jeff.blake@wellsfargo.com (or such other email address as the Depositor may instruct) and (ii) to the Certificate Administrator under this Article XI shall be properly given if sent by facsimile to (410) 715-2380, Attention: SEC Notifications, or such other number as the Certificate Administrator may instruct and/or by email to

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cts.sec.notifications@wellsfargo.com (or such other email address as the Certificate Administrator may instruct).

(c)               For the avoidance of doubt:

(i)                  neither a Master Servicer nor a Special Servicer shall be subject to a Servicer Termination Event pursuant to either the last clause of the definition of Servicer Termination Event nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article XI, provided that if any such party fails to comply with the delivery requirements of this Article XI by the expiration of any applicable grace period such failure shall constitute a Servicer Termination Event;

(ii)                 neither a Master Servicer nor a Special Servicer shall be subject to a Servicer Termination Event pursuant to either the last clause of the definition of Servicer Termination Event nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article XI by the time required hereunder with respect to any reporting period for which the Trust is not required to file Exchange Act reports; and

(iii)                neither a Master Servicer nor a Special Servicer shall be subject to a Servicer Termination Event pursuant to the last clause of the definition of Servicer Termination Event, nor shall any such party be deemed to not be in compliance under this Agreement, in connection with any failure of a Servicing Function Participant, Sub-Servicing Entity, Sub-Servicer or Designated Sub-Servicer that was hired or engaged by the other to deliver any Exchange Act reporting items that such Servicing Function Participant, Sub-Servicing Entity, Sub-Servicer or Designated Sub-Servicer is required to deliver.

(d)               In the event the Certificate Administrator or the Depositor does not receive the assessment of compliance and/or the attestation report with respect to any Servicing Function Participant, or with respect to any Servicing Function Participant retained or engaged by a party hereto that is actually known by a Responsible Officer of the Certificate Administrator or the Depositor, as the case may be, by March 15th of any year during which an annual report on Form 10-K is required to be filed with the Commission with respect to the Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Servicing Function Participant or the party hereto that retained or engaged such Servicing Function Participant, as the case may be, with a copy of such Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Article XI and Section 7.01 of this Agreement, a “Servicer Notice” shall constitute either any writing forwarded to such party or, in the case of the Master Servicers and the Special Servicers, notwithstanding the provisions of Section 12.05, e-mail notice or fax notice which, in the case of an email transmission, shall be forwarded to all of the following e-mail addresses for the applicable party: in the case of a Master Servicer, to the applicable email address as provided in Section 12.06, and in the case of a Special Servicer, to the applicable e-mail address as provided in Section 12.06, or such other e-mail addresses as are

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provided in writing by such Master Servicer or such Special Servicer, as applicable, to the Certificate Administrator and the Depositor (but any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to each Master Servicer to no more than three e-mail addresses in the aggregate in order to fulfill its notification requirements as set forth in the preceding sentence and/or under the provisions of Section 7.01. Notwithstanding anything herein to the contrary, the forwarding of a Servicer Notice shall not relieve any Master Servicer or Special Servicer of any liability under Section 7.01(a)(xii) for the failure of any Servicing Function Participant or Sub-Servicing Entity to deliver any Exchange Act reporting items pursuant to this Article XI.

Section 11.18  Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article XI; provided that (a) such termination shall not be effective until a successor certificate administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) if, following the Certificate Administrator’s failure to comply with any of such obligations under Section 11.07, Section 11.08, Section 11.10, Section 11.12, Section 11.13 or Section 11.14 on or prior to the dates and times by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 11.18 and (d) the Certificate Administrator may not be terminated if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 11.18 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

Article XII

MISCELLANEOUS PROVISIONS

Section 12.01 Amendment. (a) This Agreement may be amended from time to time by the mutual agreement of the parties hereto, without the consent of any of the Certificateholders or any of the Pari Passu Companion Loan Holders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or to correct any error, (iii) to cause the provisions of this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement (or, in the Private Placement Memorandum relating to the Non-Registered Certificates) made with respect to the Certificates, the Trust or this Agreement, (iv) to make any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the then existing

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provisions hereof, (v) as evidenced by an Opinion of Counsel delivered to the Trustee, the Master Servicers and the Special Servicers, to relax or eliminate (A) any requirement hereunder imposed by the REMIC Provisions (if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated) or (B) any transfer restriction imposed on the Certificates pursuant to Section 5.02(b) or Section 5.02(c) (if applicable law is amended or clarified such that any such restriction may be relaxed or eliminated), (vi) as evidenced by an Opinion of Counsel delivered to the Trustee, either (X) to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any REMIC Pool or the Grantor Trust Pool at least from the effective date of such amendment, or (Y) to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC Pool or the Grantor Trust Pool, (vii) subject to Section 5.02(d)(iv), to modify, add to or eliminate any of the provisions of Section 5.02(d)(i), Section 5.02(d)(ii) or Section 5.02(d)(iii), (viii) to avoid an Adverse Rating Event with respect to any Class of Rated Certificates; (ix) for the purpose of amending the duties and procedures by which the Rule 17g-5 Information Provider is bound or (x) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of this Agreement to (A) such extent as shall be necessary to effect the qualification of this Agreement under the TIA or under any similar federal statute hereafter enacted and to add to this Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform this Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided that: (1) any such amendment for the specific purposes described in clause (iv), (vii) or (ix) above shall not adversely affect in any material respect the interests of any Certificateholder or any third party beneficiary of this Agreement or of any provision hereof, as evidenced by the Trustee’s and Certificate Administrator’s receipt of an Independent Opinion of Counsel to that effect; (2) no such amendment may adversely affect any Serviced Pari Passu Companion Loan Holder related to any Serviced Loan Combination then serviced and administered under this Agreement without the written consent of such Serviced Pari Passu Companion Loan Holder; and (3) no such amendment may materially adversely affect the rights, or increase the obligations, of any Mortgage Loan Seller under this Agreement or the related Mortgage Loan Purchase Agreement without the written consent of such Mortgage Loan Seller.

This Agreement may also be amended as provided in Section 3.27(h), subject to Section 12.01(c) and Section 12.01(g).

(b)               This Agreement may also be amended from time to time by the mutual agreement of the parties hereto, with the consent of (1) the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to each Class of Certificates that is materially affected by the amendment and without the consent of any of the Pari Passu Companion Loan Holders and (2) any Serviced Pari Passu Companion Loan Holders materially affected by the amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates or a Serviced Pari Passu Companion Loan Holder; provided that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on the Certificates without the consent of each affected Certificateholder, or which are to be distributed

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to any Serviced Pari Passu Companion Loan Holder without the consent of any Serviced Pari Passu Companion Loan Holder, (ii) reduce the aforesaid percentage of the Voting Rights which are required to consent to any such amendment, without the consent of all the holders of each Class of Certificates affected thereby, (iii) adversely affect the status of any REMIC Pool as a REMIC under the Code, without the consent of 100% of the Certificateholders, (iv) adversely affect the status of the Grantor Trust Pool as a Grantor Trust under the Code, without the consent of 100% of the Certificateholders of the Class of Certificates that evidences the entirety of the interests in the related portion of the Grantor Trust Pool, (v) amend this Section 12.01 without the consent of all the Holders of all Certificates of the Class(es) affected thereby and the consent of any Serviced Pari Passu Companion Loan Holder if affected thereby, (vi) otherwise materially adversely affect any Class of Certificateholders without the consent of all of the Certificateholders of that Class, (vii) materially adversely affect the holder of any Serviced Pari Passu Companion Loan without the consent of such holder, or (viii) materially adversely affect the rights, or increase the obligations, of any Mortgage Loan Seller under this Agreement or the related Mortgage Loan Purchase Agreement without the written consent of such Mortgage Loan Seller. The Trustee shall not agree to amend any Mortgage Loan Purchase Agreement in any manner that would adversely affect in any material respect the interests of the Holders of any Class of Certificates, except with the consent of the Holders of all Certificates of such Class. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 12.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

In addition, this Agreement shall not be amended in any manner that materially adversely affects any Serviced Pari Passu Companion Loan without the consent of any related Serviced Pari Passu Companion Loan Holder.

(c)               Notwithstanding any contrary provision of this Agreement, none of the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicers, or Trust Advisor shall consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel to the effect that (i) neither such amendment nor the exercise of any power granted to any party hereto in accordance with such amendment will result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust Pool and (ii) such amendment is authorized or permitted hereunder and all conditions precedent to such amendment have been met.

(d)               At least five (5) Business Days prior to the execution of any proposed amendment by the parties hereto, the party requesting such amendment shall provide notice of such amendment (together with a proposed draft of such amendment) to the Rule 17g-5 Information Provider, who shall promptly post such materials to the Rule 17g-5 Information Provider’s Website. Promptly after the execution and delivery of any amendment by all parties thereto, the Certificate Administrator shall deliver a copy thereof to each Certificateholder and any Serviced Pari Passu Companion Loan Holder and shall notify the Rule 17g-5 Information Provider, who shall promptly post a copy of such amendment to the Rule 17g-5 Information Provider’s Website.

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(e)               It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization, execution and delivery thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

(f)                 The Trustee and the Certificate Administrator each may but shall not be obligated to enter into any amendment pursuant to this Section 12.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(g)               The cost of any Opinion of Counsel to be delivered pursuant to Section 12.01(a) or Section 12.01(c) shall be borne by the Person seeking the related amendment, except that if the Trustee requests any amendment of this Agreement that it reasonably believes protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 12.01(a) or Section 12.01(c) shall be payable out of the Distribution Account as an Additional Trust Fund Expense; provided, however, if such amendment is requested by any other party for the benefit of Certificateholders as evidenced by an Officer’s Certificate to such effect delivered by such requesting party, the expense of any related Opinion of Counsel shall be an expense of the Trust.

Section 12.02 Recordation of Agreement; Counterparts. (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee at the expense of the Trust (payable out of the Distribution Account), but only if (i) a Master Servicer or a Special Servicer, as applicable, determines in its reasonable good faith judgment, that such recordation materially and beneficially affects the interests of the Certificateholders and so informs the Trustee in writing and (ii) the Subordinate Class Representative consents.

(b)               For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 12.03 Limitation on Rights of Certificateholders. (a) The death or incapacity of any Certificateholder or Pari Passu Companion Loan Holder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s or Pari Passu Companion Loan Holder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding-up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)               No Certificateholder or Pari Passu Companion Loan Holder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the

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operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders and/or Pari Passu Companion Loan Holders from time to time as partners or members of an association; nor shall any Certificateholder or Pari Passu Companion Loan Holder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)               No Certificateholder or Pari Passu Companion Loan Holder shall have any right by virtue of any provision of this Agreement or the Certificates to institute any suit, action or proceeding in equity or at law against any party hereto upon or under or with respect to this Agreement or the Certificates, or any Borrower upon or under or with respect to any Mortgage Loan, unless such Person previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights (in the case of a Certificateholder) or the related Pari Passu Companion Loan Holder(s), as the case may be, shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement or the Certificates to affect, disturb or prejudice the rights of any other Holders of Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder (which priority or preference is not otherwise provided for herein), or to enforce any right under this Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.03, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 12.04 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. THIS AGREEMENT AND THE CERTIFICATES AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE CERTIFICATES, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY (I) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO, OR ARISING DIRECTLY OR INDIRECTLY OUT OF, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (II) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY WITH

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RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES.

Section 12.05  Notices. Any communications provided for or permitted hereunder shall be in writing (including by facsimile) and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to (or, in the case of facsimile notice, when received): (i) in the case of the Depositor, c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127-023, New York, New York 10152, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053-300, 301 South College St., Charlotte, North Carolina 28288; (ii) in the case of the General Master Servicer, Wells Fargo Bank, National Association, Commercial Mortgage Servicing, 1901 Harrison Street, Oakland, California 94612, Attention: WFCM 2015-NXS3 Asset Manager, facsimile number: (866) 661-8969, and Wells Fargo Bank, National Association, Commercial Mortgage Servicing, MAC D1086-120, 550 South Tryon Street, 14th Floor, Charlotte, North Carolina 28202, Attention: WFCM 2015-NXS3, facsimile number: (704) 715-0036, with a copy to Wells Fargo Bank, National Association, Legal Department, 301 S. College St., TW-30, Charlotte, North Carolina 28288-0630, Attention: Commercial Mortgage Servicing Legal Support, Reference: WFCM 2015-NXS3; (iii) in the case of the NCB Master Servicer, National Cooperative Bank, N.A., 2011 Crystal Drive, Suite 800, Arlington, Virginia 22202, Attention: Kathleen Luzik, Chief Operating Officer, facsimile number (703) 647-3470, email: kluzik@ncb.coop, with a copy to National Cooperative Bank, N.A., 2011 Crystal Drive, Suite 800, Arlington, Virginia 22202, Attention: Matthew Wehland, Senior Vice President, facsimile number (703) 647-3470, email: mwehland@ncb.coop; (iv) in the case of the General Special Servicer, LNR Partners, LLC, 1601 Washington Avenue, Suite 700, Miami, Florida 33139, Attention: Thomas F. Nealon, Esq., Steven A. Rivers, Esq. and Job Warshaw, facsimile number: (305) 695-5601, email: tnealon@lnrproperty.com, srivers@lnrproperty.com, and jwarshaw@lnrproperty.com; (v) in the case of the NCB Special Servicer, National Cooperative Bank, N.A., 2011 Crystal Drive, Suite 800, Arlington, Virginia 22202, Attention: Kathleen Luzik, Chief Operating Officer, facsimile number (703) 647-3473, email: kluzik@ncb.coop, with a copy to National Cooperative Bank, N.A., 2011 Crystal Drive, Suite 800, Arlington, Virginia 22202, Attention: Matthew Wehland, Senior Vice President, facsimile number (703) 647-3473, email: mwehland@ncb.coop; (vi) in the case of the One Court Square Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, 10851 Mastin Street, Suite 700, Overland Park, Kansas 66210, Attention: Executive Vice President – Division Head, facsimile number (913) 253-9001; (vii) in the case of the Trust Advisor, Pentalpha Surveillance LLC, 375 N. French Road, Suite 100, Amherst, New York, 14228, Attention: Don Simon, Chief Operating Officer, with a copy sent via e-mail to don.simon@pentalphasurveillance.com and to notices@pentalphasurveillance.com; (viii) in the case of the Certificate Registrar, Certificate Administrator, Tax Administrator and Custodian, Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services WFCM 2015-NXS3; (ix) in the case of the Trustee, Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware, 19890, Attention: CMBS Trustee WFCM 2015-NXS3; (x) in the case of any Mortgage Loan Seller, the address for notices to such Mortgage Loan Seller, as applicable, under the related Mortgage Loan Purchase Agreement; and (xi) in the case of the initial Subordinate Class Representative, LNR Securities Holdings, LLC, 1601 Washington Avenue, Suite 700, Miami, Florida 33139, Attention: Thomas F. Nealon, Esq., Steven A. Rivers, Esq. and Job

446

Warshaw, facsimile number: (305) 695-5449, email: tnealon@lnrproperty.com, srivers@lnrproperty.com, and jwarshaw@lnrproperty.com and with respect to notices related to Section 3.27, Section 8.12(g), Article XI and clause (ix) of the definition of “NCB Subordinate Debt Conditions” to inquiries@lnrproperty.com, tnealon@lnrproperty.com, srivers@lnrproperty.com, and jwarshaw@lnrproperty.com; or as to each such Person such other address and/or facsimile number as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 8.12(c) to the Rating Agencies at the address listed below, promptly following the occurrence thereof; provided that such notice or other information is first provided to the Rule 17g-5 Information Provider in accordance with the procedures set forth in Section 8.12. In addition, the Trustee shall deliver copies of any documents required to be delivered to the Rating Agencies under this Agreement to the Rating Agencies at the time such documents are required to be delivered pursuant to this Agreement. A Master Servicer or a Special Servicer, as applicable, and Trustee also shall furnish such other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided that such other information is first provided to the Rule 17g-5 Information Provider in accordance with the procedures set forth in Section 8.12; provided, further, that the Rule 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following: (A) DBRS, Inc., 333 West Wacker Drive, Suite 1800, Chicago, Illinois 60606, Attention: Commercial Mortgage Surveillance, Facsimile No.: (312) 332-3492, email address: cmbs.surveillance@dbrs.com, (B) Kroll Bond Rating Agency, Inc., 845 Third Avenue, 4th Floor, New York, New York 10022, Attention: CMBS Surveillance, fax number: (646) 731-2395, and (C) Moody’s Investors Service, Inc., 7 World Trade Center, New York, New York 10007, Attention: Commercial Mortgage Surveillance Group, e-mail address: cmbssurveillance@moodys.com; or as to each such Person such other address and/or facsimile number as may hereafter be furnished by such Person to the parties hereto in writing. Delivery of notices and information to the Rating Agencies shall be subject to strict compliance with Section 3.27.

For purposes of any communication hereunder, the party delivering the communication shall be entitled to rely on the notice address set forth in or established under the preceding paragraphs of this Section 12.05.

Section 12.06  Communications by Electronic Mail. Each communication that is expressly permitted or required hereunder to be sent, forwarded or delivered by means of electronic mail shall be so sent, forwarded or delivered to: (i) in the case of the Certificate Administrator, (a) for purposes of Article XI, cts.sec.notifications@wellsfargo.com, and (b) for

447

all other purposes, trustadministrationgroup@wellsfargo.com; (ii) in the case of the Rule 17g-5 Information Provider, 17g5InformationProvider@wellsfargo.com; (iii) in the case of the General Master Servicer, commercial.servicing@wellsfargo.com (or, with respect to requests for rating agency or investor information, RAInvRequests@wellsfargo.com); (iv) in the case of the NCB Master Servicer, WFCM2015NXS3@ncb.com; (v) in the case of the General Special Servicer, tnealon@lnrproperty.com, srivers@lnrproperty.com, and jwarshaw@lnrproperty.com and with respect to notices related to Section 3.27, Section 8.12(g), Article XI and clause (ix) of the definition of “NCB Subordinate Debt Conditions” to inquiries@lnrproperty.com, tnealon@lnrproperty.com, srivers@lnrproperty.com, and jwarshaw@lnrproperty.com; (vi) in the case of the NCB Special Servicer, WFCM2015NXS3@ncb.com; (vii) in the case of the One Court Square Special Servicer, solely with respect to notices under Section 3.27 and Section 8.12(g) of this Agreement, to noticeadmin@midlandls.com (with a copy to askmidland@midlandls.com), and for all other notices under this Agreement, noticeadmin@midlandls.com; (viii) in the case of the Trustee, cmbstrustee@wilmingtontrust.com, facsimile number (302) 630-4140; (ix) in the case of the Trust Advisor, don.simon@pentalphasurveillance.com and notices@pentalphasurveillance.com; and (x) in the case of each other party hereto and the Initial Majority Subordinate Certificateholder, the address set forth in the Notice of Electronic Addresses dated the Closing Date and executed by all such parties; or, as to each such Person, such other electronic mail address as may hereafter be furnished by such Person to the other parties hereto and to the Initial Majority Subordinate Certificateholder in a written notice delivered in accordance with Section 12.05. For purposes of such a communication, the party sending, forwarding or delivering such a communication shall be entitled to rely on the electronic mail address set forth in or established pursuant to the preceding sentence. This Section shall not be construed to modify Section 12.05, nor to authorize, permit or make binding any communication that is not expressly permitted or required hereunder to be sent, forwarded or delivered by means of electronic mail.

The obligation of any party to this Agreement to deliver any notices, reports or other information to any party to a Non-Trust Pooling and Servicing Agreement or an Other Pooling and Servicing Agreement shall be effective in each case only to the extent such party to this Agreement has received notice of the identity and contact information of the applicable party to such Non-Trust Pooling and Servicing Agreement or Other Pooling and Servicing Agreement. Any such party may conclusively rely on the name and contact information provided by the related party to such Non-Trust Pooling and Servicing Agreement or Other Pooling and Servicing Agreement and shall be entitled to assume that the identity and contact information for such party has not changed absent receipt of written notice from such party to a Non-Trust Pooling and Servicing Agreement or an Other Pooling and Servicing Agreement, or any replacement thereof under the applicable Non-Trust Pooling and Servicing Agreement or Other Pooling and Servicing Agreement, of a change with respect to the identity and contact information of such party to a Non-Trust Pooling and Servicing Agreement or an Other Pooling and Servicing Agreement, or a replacement thereof under the applicable Non-Trust Pooling and Servicing Agreement or Other Pooling and Servicing Agreement, as applicable.

Section 12.07  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenant(s), agreement(s), provision(s) or term(s) shall be deemed severable

448

from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 12.08  Successors and Assigns; Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, as express third party beneficiaries (with all right to enforce the obligations hereunder intended for their benefit as if a party hereto), the Sub-Servicers, the Underwriters, the Mortgage Loan Sellers, any Other Depositors, and the non-parties referred to in Section 6.03 and Section 8.05 and all such provisions shall inure to the benefit of the Certificateholders. Any Serviced Pari Passu Companion Loan Holders and the Subordinate Class Representative (other than any Serviced Pari Passu Companion Loan Holder or Subordinate Class Representative that is same Person as or an Affiliate of the related Borrower) and any designees thereof acting on behalf of or exercising the rights of such Serviced Pari Passu Companion Loan Holders or Subordinate Class Representative shall be third party beneficiaries to this Agreement with respect to their rights as specifically provided for herein and shall be entitled to enforce their respective rights hereunder. In addition, each Non-Trust Master Servicer, Non-Trust Special Servicer, Other Master Servicer, Other Special Servicer, Other Trustee and Serviced Loan Combination Special Servicer is an intended third party beneficiary under this Agreement with respect to any provision herein expressly relating to compensation, reimbursement or indemnification of such Non-Trust Master Servicer, Non-Trust Special Servicer, Other Master Servicer, Other Special Servicer, Other Trustee or Serviced Loan Combination Special Servicer and the provisions regarding the coordination of Advances and any other rights afforded such party hereunder.

Section 12.09  Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 12.10  Notices to Subordinate Class Representative. The Trustee, the Master Servicers and the Special Servicers shall each deliver to the Subordinate Class Representative (other than with respect to an Excluded Loan) a copy of each notice or other item of information such Person is required to deliver to the Rating Agencies pursuant to Section 8.12, in each case at approximately the same time with the delivery thereof to the Rating Agencies, to the extent not already delivered to the Subordinate Class Representative pursuant to this Agreement.

Section 12.11  Complete Agreement. This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 12.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

Section 12.12  Precautionary Trust Indenture Act Provisions. If the Depositor notifies the parties to this Agreement that, following non-binding consultation with the Trustee, it has determined that the Trust Indenture Act of 1939, as it may be amended from time to time (the “TIA”) applies to this Agreement or that qualification under the TIA or any similar federal statute hereafter enacted is required (any such determination by the Depositor, a “TIA Applicability Determination”), then, (i) in the case of the TIA, pursuant to Section 318 of the

449

TIA (assuming such section is then in effect), the provisions of Sections 310 to and including Section 317 of the TIA that impose duties on any person are part of and govern this Agreement, whether or not physically contained herein, as and to the extent provided in Section 318 of the TIA; provided, however, that it shall be deemed that the parties to this Agreement have agreed that, to the extent permitted under the TIA, this Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of this Agreement or would otherwise alter the provisions of this Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party hereto; (ii) the parties agree to cooperate in good faith with the Depositor, at the cost of the Depositor, to make such amendments to modify, eliminate or add to the provisions of this Agreement to such extent as shall be necessary to effect the qualification of this Agreement under the TIA or such similar statute and to add to this Agreement such other provisions as may be expressly required by the TIA or as may be determined by the parties to be beneficial for compliance with the TIA; and (iii) upon the direction of the Depositor, the Trustee shall file a Form T-1 or such other form as the Depositor informs the Trustee is required, with the Commission or other appropriate institution.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

450

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

WELLS FARGO COMMERCIAL
MORTGAGE SECURITIES, INC., Depositor

By:	/s/ Anthony Sfarra
Name: Anthony Sfarra
Title: President

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
General Master Servicer

By:	/s/ Joseph Newell III
Name: Joseph Newell III
Title: Director

LNR PARTNERS, LLC,
General Special Servicer

By:	/s/ Jerry Hirschkorn
Name: Jerry Hirschkorn
Title: Vice President

NATIONAL COOPERATIVE BANK, N.A.,
NCB Master Servicer

By:	/s/ Munevver Yolas
Name: Munevver Yolas
Title: SVP

NATIONAL COOPERATIVE BANK, N.A.,
NCB Special Servicer

By:	/s/ Matthew Wehland
Name: Matthew Wehland
Title: Senior Vice President

WFCM 2015-NXS3 Pooling and Servicing Agreement

MIDLAND LOAN SERVICES, A DIVISION OF
PNC BANK, NATIONAL ASSOCIATION,
One Court Square Special Servicer

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

PENTALPHA SURVEILLANCE LLC,
Trust Advisor

By:	/s/ James Callahan
Name: James Callahan
Title: Executive Director and Solely as an Authorized Signatory for Pentalpha Surveillance LLC

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
Certificate Administrator, Tax Administrator and Custodian

By:	/s/ Michael Baker
Name: Michael Baker
Title: Assistant Vice President

WILMINGTON TRUST, NATIONAL
ASSOCIATION,
Trustee

By:	/s/ Erwin M. Soriano
Name: Erwin M. Soriano
Title: Vice President

WFCM 2015-NXS3 Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF	)

On the 6 day of October 2015, before me, a notary public in and for said State, personally appeared Anthony Sfarra, personally known to me to be a President of Wells Fargo Commercial Mortgage Securities, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Lilllian Calcaterra
Notary Public

LILLIAN CALCATERRA NOTARY PUBLIC, State of New York No. 01CA4971671 Qualified in Kings County Commission Expires Sept. 10, 2018 My commission expires:
9/10/2018

WFCM 2015-NXS3 Pooling and Servicing Agreement

STATE OF NORTH CAROLINA	)
	)	ss.:
COUNTY OF MECKLENBURG	)

On the 6 day of October 2015, before me, a notary public in and for said State, personally appeared Joseph Newell III, personally known to me to be a Director of Wells Fargo, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ ERICA L. SMITH
Notary Public
[SEAL]
ERICA L. SMITH NOTARY PUBLIC Gaston County North Carolina Commission Expires 7/15/2017
My commission expires:
July 15, 2017

WFCM 2015-NXS3 Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF	)

On the 7th day of October 2015, before me, a notary public in and for said State, personally appeared Jerry Hirschkorn, personally known to me to be a Vice President of LNR Partners, LLC, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ SAMANTHA RAE GENTILE
Notary Public
[SEAL]

My commission expires:

SAMANTHA RAE GENTILE NOTARY PUBLIC, STATE OF NEW YORK Registration #01GE6293616 Qualified in Nassau County Commission Expires December 16, 2017

WFCM 2015-NXS3 Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF

On the 6th day of October 2015, before me, a notary public in and for said State, personally appeared Matthew Wehland, personally known to me to be a SVP of National Cooperative Bank, N.A., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Monica Fisher
Notary Public
[SEAL]

My commission expires:
7-31-2019

WFCM 2015-NXS3 Pooling and Servicing Agreement

STATE OF KANSAS	)
	)	s.:
COUNTY OF JOHNSON	)

On the 6th day of October 2015, before me, a notary public in and for said State, personally appeared David A. Eckels, personally known to me to be a Senior Vice President of Midland Loan Services, a Division of PNC Bank, National Association, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ BRENT KINDER
Notary Public

BRENT KINDER NOTARY PUBLIC - State of Kansas My Appt. Exp. January 30, 2018

WFCM 2015-NXS3 Pooling and Servicing Agreement

STATE OF CONNECTICUT	)
	)	s.:
COUNTY OF FAIRFIELD	)

On the 8th day of October 2015, before me, a notary public in and for said State, personally appeared James Callahan, personally known to me to be a Executive Director of Pentalpha Surveillance LLC, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ MELONIE S. WILLIAMS
Notary Public
[NOTARY SEAL]

My commission expires: 7-31-19

MELONIE S. WILLIAMS Notary Public Connecticut My Commission Expires July 31, 2019

WFCM 2015-NXS3 Pooling and Servicing Agreement

STATE OF Maryland	)
	)	ss.:
COUNTY OF Howard	)

On the 6th day of October 2015, before me, a notary public in and for said State, personally appeared Michael Baker, personally known to me to be a AVP of Wells Fargo Bank, NA, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ AMY MARTIN
Notary Public
[SEAL]

My commission expires:
2/22/2017
AMY MARTIN NOTARY PUBLIC ANNE ARUNDEL COUNTY MARYLAND My Commission Expires 2-22-2017

  WFCM 2015-NXS3 Pooling and Servicing Agreement

STATE OF Delaware	)
	)	ss.:
COUNTY OF New Castle	)

On the 13th day of October 2015, before me, a notary public in and for said State, personally appeared Erwin Soriano, personally known to me to be a Vice President of Wilmington Trust, N.A., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Christina M. Bader
Notary Public

[SEAL]

My commission expires:
4-15-2016

CHRISTINA M BADER NOTARY PUBLIC STATE OF DELAWARE My Commission Expires 04-15-2016

WFCM 2015-NXS3 Pooling and Servicing Agreement

EXHIBIT A-1

FORM OF CERTIFICATES (OTHER THAN CLASS R CERTIFICATES)

CLASS [ ] COMMERCIAL MORTGAGE PASS-THROUGH
CERTIFICATE, SERIES 2015-NXS3

This is one of a series of commercial mortgage pass-through certificates (collectively, the “Certificates”), issued in multiple classes (each, a “Class”), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the “Trust Fund”) consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans or interests therein (the “Mortgage Loans”), such pool being formed and sold by

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

Pass-Through Rate: [____% per annum] [Variable]	Class [Principal Balance] [Notional Amount] of the Class [ ] Certificates as of the Closing Date: $__________ [For Class PEX only: The Class Principal Balance of the Class PEX Certificates represents the maximum aggregate Certificate Principal Balance of the Class A-S, Class B and Class C Certificates (without giving effect to any exchanges for, or any issuance of, the Class PEX Certificates), representing the maximum aggregate Certificate Principal Balance of the Class PEX Certificates that could be issued in an exchange.] [For Classes A-S, B and C only: The Class Principal Balance of the Class [A-S] [B] [C] Certificates represents the maximum aggregate Certificate Principal Balance of the Class [A-S] [B] [C] Certificates (without giving effect to any exchanges for, or any issuance of, the Class PEX Certificates).]

Closing Date: October 13, 2015	Initial Certificate [Principal Balance] [Notional Amount] of this Certificate as of the Closing Date: $__________

First Distribution Date: November 18, 2015	Aggregate Cut-off Date Principal Balance of the Original Mortgage Loans as of the Cut-off Date (“Cut-off Date Pool Balance”): $814,499,765

General Master Servicer: Wells Fargo Bank, National Association	General Special Servicer: LNR Partners, LLC

A-1-1

NCB Master Servicer: National Cooperative Bank, N.A.	NCB Special Servicer: National Cooperative Bank, N.A.

One Court Square Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association	Certificate Administrator, Tax Administrator and Custodian: Wells Fargo Bank, National Association

Trust Advisor: Pentalpha Surveillance LLC Certificate No. [ ] -___	Trustee: Wilmington Trust, National Association CUSIP No.: ISIN No.: ________________

A-1-2

[FOR BOOK-ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE ADMINISTRATOR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[FOR PRIVATELY OFFERED CERTIFICATES (CERTIFICATES OTHER THAN CLASSES A-1, A-2, A-3, A-4, A-SB, A-S, X-A, B, C AND PEX): THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. ANY REOFFER, RESALE, PLEDGE OR OTHER TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, EITHER MASTER SERVICER, ANY SPECIAL SERVICER, THE TRUSTEE, THE TRUST ADVISOR, THE CERTIFICATE ADMINISTRATOR, THE INITIAL SUBORDINATE CLASS REPRESENTATIVE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS INSURED OR GUARANTEED BY ANY

A-1-3

AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

[FOR PRINCIPAL BALANCE CERTIFICATES OTHER THAN CLASS A-S, CLASS B, CLASS C AND CLASS PEX CERTIFICATES: SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (A “REMIC”) AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.]

[FOR CLASS A-S, CLASS B, CLASS C AND CLASS PEX CERTIFICATES: SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES A BENEFICIAL INTEREST IN A PORTION OF A GRANTOR TRUST UNDER SUBPART E, PART I OF SUBCHAPTER J OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, WHICH PORTION CONSISTS OF A PERCENTAGE INTEREST IN THE ONE OR MORE “REGULAR INTERESTS” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (A “REMIC”) AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.]

[FOR SUBORDINATE CERTIFICATES (CLASSES A-S, B, C, PEX, D, E, F, G AND H): THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

[FOR PRINCIPAL BALANCE CERTIFICATES: THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.]

[FOR CLASSES X-A, X-D, X-E, X-FG AND X-H CERTIFICATES: THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL BALANCE AND WILL NOT ENTITLE THE HOLDER HEREOF TO DISTRIBUTIONS OF PRINCIPAL.]

[FOR CLASS X-A CERTIFICATES: SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES OWNERSHIP OF SIX REGULAR INTERESTS IN REMIC III, EACH ONE CORRESPONDING TO ONE OF THE COMPONENTS OF THE CLASS X-A CERTIFICATES’ NOTIONAL AMOUNT.]

[FOR CLASS X-D CERTIFICATES: SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES OWNERSHIP OF ONE REGULAR INTEREST IN REMIC III, CORRESPONDING TO THE COMPONENT OF THE CLASS X-D CERTIFICATES’ NOTIONAL AMOUNT.]

[FOR CLASS X-E CERTIFICATES: SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES OWNERSHIP OF ONE REGULAR INTEREST IN REMIC III, CORRESPONDING TO THE COMPONENT OF THE CLASS X-E CERTIFICATES’ NOTIONAL AMOUNT.]

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[FOR CLASS X-FG CERTIFICATES: SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES OWNERSHIP OF TWO REGULAR INTERESTS IN REMIC III, EACH ONE CORRESPONDING TO ONE OF THE COMPONENTS OF THE CLASS X-FG CERTIFICATES’ NOTIONAL AMOUNT.]

[FOR CLASS X-H CERTIFICATES: SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES OWNERSHIP OF ONE REGULAR INTEREST IN REMIC III, CORRESPONDING TO THE COMPONENT OF THE CLASS X-H CERTIFICATES’ NOTIONAL AMOUNT.]

[FOR REGULATION S GLOBAL CERTIFICATES: PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING OF THIS CERTIFICATE TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND (B) THE DATE OF CLOSING OF THE OFFERING, THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.]

This certifies that [FOR BOOK-ENTRY CERTIFICATES: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: [ ]] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the [principal balance] [notional amount] of this Certificate (its “Certificate [Principal Balance] [Notional Amount]”) as of the Closing Date by the aggregate [principal balance] [notional amount] of all the Class [ ] Certificates (their “Class [Principal Balance] [Notional Amount]”) as of the Closing Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class [ ] Certificates. The Trust Fund was created and the Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer,” which term includes any successor entity under the Agreement), as certificate administrator (in such capacity, the “Certificate Administrator,” which term includes any successor entity under the Agreement), as tax administrator (in such capacity, the “Tax Administrator,” which term includes any successor entity under the Agreement) and as custodian (in such capacity, the “Custodian,” which term includes any successor entity under the Agreement), LNR Partners, LLC, as general special servicer (the “General Special Servicer,” which term includes any successor entity under the Agreement), National Cooperative Bank, N.A, as NCB master servicer (in such capacity, the “NCB Master Servicer,” which term includes any successor entity under the Agreement), National Cooperative Bank, N.A, as NCB special servicer (in such capacity, the “NCB Special Servicer,” which term includes any successor entity under the Agreement), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square special servicer (the “One Court Square Special Servicer,” which term includes any successor entity under the Agreement), Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor,” which term includes any successor entity under the Agreement),

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and Wilmington Trust, National Association, as trustee (the “Trustee,” which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound. In the event that there is any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the “Distribution Date”) each month that is the fourth Business Day following the Determination Date in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [ ] Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Certificate Administrator by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate [FOR PRINCIPAL BALANCE CERTIFICATES (CLASS A-1, A-2, A-3, A-4, A-SB, A-S, B, C, PEX, D, E, F, G AND H): (determined without regard to any possible future reimbursement of any portion of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate)] will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Accounts, the Reserve Accounts, the Servicing Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Accounts (if established), the Serviced Pari Passu Companion Loan Custodial Account and any other accounts established pursuant to the Agreement may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

[FOR PRINCIPAL BALANCE CERTIFICATES (CLASS A-1, A-2, A-3, A-4, A-SB, A-S, B, C, PEX, D, E, F, G AND H): Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange

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herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.]

This Certificate is issuable in fully registered form only without interest coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

[FOR BOOK-ENTRY CERTIFICATES: All Transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.]

[FOR PRIVATELY OFFERED CERTIFICATES (CERTIFICATES OTHER THAN CLASSES A-1, A-2, A-3, A-4, A-SB, A-S, X-A, B, C AND PEX ): No direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any ownership interest in this Certificate or any interest herein shall be made unless that transfer, sale, pledge, hypothecation or other form of assignment (a “Transfer”) is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities laws of any state, or is otherwise made in accordance with the Securities Act and such other securities laws. If a Transfer of this Certificate is to be made without registration under the Securities Act, then (except in limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit C-1A or Exhibit C-2A to the Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit C-1B or as Exhibit C-2B to the Agreement, or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund, the Depositor, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

If this Certificate constitutes a Rule 144A Global Certificate and a transfer of any interest in this Certificate is to be made without registration under the Securities Act (except under limited circumstances specified in the Agreement), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner’s prospective Transferee substantially in the form attached as Exhibit C-2B to the Agreement, or (ii) an Opinion of Counsel to the effect that such prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. Except as discussed below or under such other limited circumstances as are

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provided in the Agreement, if this Certificate constitutes a Rule 144A Global Certificate, then interests herein shall not be transferred to any Person who takes delivery in the form of an interest in anything other than a Rule 144A Global Certificate.

Except under such limited circumstances as are provided in the Agreement, if this Certificate constitutes a Regulation S Global Certificate, then beneficial interests in this Certificate shall not be transferred to any Person other than a non-United States Securities Person in an Offshore Transaction who takes delivery in the form of a beneficial interest in this Regulation S Global Certificate. If the transfer occurs on or prior to the Release Date, then the Certificate Owner desiring to effect such Transfer shall be required to obtain from such Certificate Owner’s prospective Transferee a written certification substantially in the form attached as Exhibit C-3B to the Agreement. On or prior to the Release Date, beneficial interests in any Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the Release Date, beneficial interests in any Regulation S Global Certificate may be held through Euroclear, Clearstream or any other direct account holder at DTC.

Notwithstanding the foregoing, any interest in a Rule 144A Global Certificate may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) who takes delivery in the form of a Definitive Certificate of the same Class as such Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Certificate Administrator of (i) such certifications and/or opinions as are contemplated above with respect to Transfers of this Certificate in definitive form and (ii) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and/or Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated above with respect to Transfers of this Certificate in definitive form, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Rule 144A Global Certificate, and cause a Definitive Certificate of the same Class as such Rule 144A Global Certificate, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

None of the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Tax Administrator, the Custodian, the Certificate Registrar or the Trust Advisor is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Tax Administrator, the Custodian, the Certificate Registrar and the Trust Advisor against any liability

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that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described above.]

[FOR BOOK-ENTRY CERTIFICATES: The Global Certificates shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.]

No transfer of this Certificate or any interest herein shall be made (A) to any employee benefit plans or other benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts, the assets of which are considered “plan assets” under U.S. Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA, or for purposes of Similar Law, including insurance company general accounts, that are subject to ERISA, Section 4975 of the Code or Similar Law (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or would result in the imposition of an excise tax under Section 4975 of the Code. Except in limited circumstances, the Certificate Registrar shall refuse to register the transfer of this Certificate (and, if applicable, any Certificate Owner shall refuse to transfer an interest in this Certificate), unless it has received from the prospective Transferee (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or interest by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes on such prohibited transactions imposed under Section 4975 (a) and (b) of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) if this Certificate is investment grade rated and is being acquired by, on behalf of or with assets of a Plan in reliance upon Prohibited Transaction Exemption 96-22 (as amended by Prohibited Transaction Exemption 2013-08), a certification to the effect that such Plan (X) is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) agrees that it will obtain from each of its Transferees a written certification described in clause (i) above, a written certification described in clause (ii) above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation; or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator (or, if applicable, the Certificate Owner effecting the transfer) that such Transfer will not result in a violation of Section 406 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or result in the imposition of an excise tax under Section 4975 of the Code and will not subject the Trustee, the Depositor, the Certificate Administrator, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Trust Advisor, the Certificate Registrar, the initial purchasers or a Sub-Servicer to any obligation in addition to those undertaken in the Agreement.

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If any Transferee of a Certificate (including a Registered Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (in the case of a Definitive Certificate) or the Transferor (in the case of ownership interests in a Book-Entry Non-Registered Certificate) any certification and/or Opinion of Counsel contemplated by the preceding paragraph, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Transferee are exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code by reason of the Exemption (in the case of such a Certificate that is an Investment Grade Certificate) or by reason of Sections I and III of PTCE 95-60 (in the case of such a Certificate that is not an Investment Grade Certificate) or, in the case of a Plan subject to Similar Law does not result in a violation of Similar Law.

If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (and, if applicable, to the Certificate Owner) a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No service charge will be imposed for any transfer or exchange of this Certificate, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

[FOR BOOK-ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC, and accordingly, this Certificate shall constitute a Book-Entry Certificate.]

The Depositor, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Trustee, the Certificate Administrator, the Trust Advisor, the Tax Administrator, the Custodian, the Certificate Registrar and any agent of any such party may treat the Person in whose name this

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Certificate is registered as the owner hereof for all purposes, and none of such parties or such agents shall be affected by notice to the contrary.

Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; (ii) the purchase by the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer or any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund; and (iii) the exchange by the Sole Certificateholder(s) of all the Certificates for all Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund with the written consent of the General Master Servicer and the NCB Master Servicer, as applicable, in their sole discretion. The Agreement permits, but does not require, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer or any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders to purchase from the Trust Fund all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being 1.0% or less of the Cut-off Date Pool Balance.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the parties thereto and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of (i) the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to each Class of Certificates that is materially affected by the amendment and without the consent of any of the Pari Passu Companion Loan Holders and (ii) any Serviced Pari Passu Companion Loan Holders materially affected by the amendment. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

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The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

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IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on its behalf by the Certificate Registrar.

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Certificate Registrar

By:
Authorized Representative

CERTIFICATE OF AUTHENTICATION

This is one of the Class [ ] Certificates referred to in the within-mentioned Agreement.

Dated:             October 13, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Authenticating Agent

By:
Authorized Representative

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________ (please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: _______________.

Dated:

Signature by or on behalf of Assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The Assignee should include the following for purposes of distribution:

Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _______________ for the account of _______________.

Distributions made by check (such check to be made payable to _______________) and all applicable statements and notices should be mailed to ____________.

This information is provided by _______________, the Assignee named above, or _______________, as its agent.

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[FOR NON-REGISTERED, BOOK-ENTRY CERTIFICATES INSERT THIS SCHEDULE A]

SCHEDULE A

SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

The following exchanges of a part of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or securities custodian

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EXHIBIT A-2

FORM OF CLASS R CERTIFICATES

CLASS R COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATE, SERIES 2015-NXS3

This is one of a series of commercial mortgage pass-through certificates (collectively, the “Certificates”), issued in multiple classes (each, a “Class”), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the “Trust Fund”) consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans or interests therein (the “Mortgage Loans”), such pool being formed and sold by

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

Closing Date: October 13, 2015	Percentage Interest evidenced by this Class R Certificate: ___%

First Distribution Date: November 18, 2015	Aggregate Cut-off Date Principal Balance of the Original Mortgage Loans as of the Cut-off Date (“Cut-off Date Pool Balance”): $814,499,765

General Master Servicer: Wells Fargo Bank, National Association NCB Master Servicer: National Cooperative Bank, N.A.	General Special Servicer: LNR Partners, LLC NCB Special Servicer: National Cooperative Bank, N.A.

One Court Square Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association	Certificate Administrator, Tax Administrator and Custodian: Wells Fargo Bank, National Association

Trust Advisor: Pentalpha Surveillance LLC Certificate No. R -___	Trustee: Wilmington Trust, National Association CUSIP No.: ISIN No.: ________________

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. ANY REOFFER, RESALE, PLEDGE OR OTHER TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH

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REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, EITHER MASTER SERVICER, ANY SPECIAL SERVICER, THE TRUSTEE, THE TRUST ADVISOR, THE CERTIFICATE ADMINISTRATOR, THE INITIAL SUBORDINATE CLASS REPRESENTATIVE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS INSURED OR GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE. ANY PURPORTED TRANSFER IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.

THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN MULTIPLE “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(2) AND 860D. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE

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ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, “NON-UNITED STATES PERSONS” OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.03 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR, THE CERTIFICATE ADMINISTRATOR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS “NON-ECONOMIC RESIDUAL INTERESTS”, AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

This certifies that [_____] is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class R Certificates. The Trust Fund was created and the Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer,” which term includes any successor entity under the Agreement), as certificate administrator (in such capacity, the “Certificate Administrator,” which term includes any successor entity under the Agreement), as tax administrator (in such capacity, the “Tax Administrator,” which term includes any successor entity under the Agreement) and as custodian (in such capacity, the “Custodian,” which term includes any successor entity under the

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Agreement), LNR Partners, LLC, as general special servicer (the “General Special Servicer,” which term includes any successor entity under the Agreement), National Cooperative Bank, N.A, as NCB master servicer (in such capacity, the “NCB Master Servicer,” which term includes any successor entity under the Agreement), National Cooperative Bank, N.A, as NCB special servicer (in such capacity, the “NCB Special Servicer,” which term includes any successor entity under the Agreement), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square special servicer (the “One Court Square Special Servicer,” which term includes any successor entity under the Agreement), Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor,” which term includes any successor entity under the Agreement), and Wilmington Trust, National Association, as trustee (the “Trustee,” which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound. In the event that there is any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the “Distribution Date”) each month that is the fourth Business Day following the Determination Date in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class R Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Certificate Administrator by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Accounts, the Reserve Accounts, the Servicing Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Accounts (if established), the Serviced Pari Passu Companion Loan Custodial Account and any other accounts established pursuant to the Agreement may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the

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reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

This Certificate is issuable in fully registered form only without interest coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any ownership interest in this Certificate or any interest herein shall be made unless that transfer, sale, pledge, hypothecation or other form of assignment (a “Transfer”) is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities laws of any state, or is otherwise made in accordance with the Securities Act and such other securities laws. If a Transfer of this Certificate is to be made without registration under the Securities Act, then (except in limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit C-2A to the Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached as Exhibit C-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund, the Depositor, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

None of the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Tax Administrator, the Custodian, the Certificate Registrar or the Trust Advisor is obligated to register or qualify the Class R Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Tax Administrator, the Custodian, the Certificate Registrar and the Trust Advisor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described above.

Each Person who has or who acquires any Ownership Interest in this Certificate shall be deemed by its acceptance or acquisition of such Ownership Interest to have agreed to be

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bound by the provisions of Section 5.02(d) of the Agreement and, if any purported Transferee shall become a Holder of this Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Certificate Administrator (i) to deliver payments to a Person other than such Person and (ii) to negotiate the terms of any mandatory disposition, to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee and shall promptly notify the Certificate Administrator and the Tax Administrator of any change or impending change in its status as a Permitted Transferee. In connection with any proposed Transfer of any Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit E-1 to the Agreement (a “Transfer Affidavit and Agreement”) from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if a Responsible Officer of either the Certificate Registrar or the Certificate Administrator has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in this Certificate to such proposed Transferee shall be effected. In connection therewith, the Certificate Registrar shall not register the transfer of an Ownership Interest in this Certificate to any entity classified as a partnership under the Code unless at the time of transfer, all of its beneficial owners are, and under the partnership agreements are required to be, United States Securities Persons.

Each Person holding or acquiring any Ownership Interest in this Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest herein and (y) not to transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit E-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Certificate Administrator and the Tax Administrator written notice that it is a “pass-through interest holder” within the meaning of temporary Treasury Regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring such Ownership Interest, if it is, or is holding such Ownership Interest on behalf of, a “pass-through interest holder.”

If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator and the Tax Administrator the following: (a) a Rating Agency Confirmation with respect to such modification of, addition to or elimination of such provisions; and (b) an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator and the Tax Administrator, to

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the effect that such modification of, addition to or elimination of such provisions will not cause any REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee.

A “Permitted Transferee” is any Transferee other than a “Disqualified Organization”, a “Disqualified Non-United States Tax Person” or a “Disqualified Partnership” (each as defined in the Agreement) and other than a foreign permanent establishment or fixed base (each within the meaning of any applicable income tax treaty) of a United States Tax Person or any other Person as to whom the transfer of this Certificate may cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No service charge will be imposed for any transfer or exchange of this Certificate, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

The Depositor, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Trustee, the Certificate Administrator, the Trust Advisor, the Tax Administrator, the Custodian, the Certificate Registrar and any agent of any such party may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of such parties or such agents shall be affected by notice to the contrary.

Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; (ii) the purchase by the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer or any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund; and (iii) the exchange by the Sole Certificateholder(s) of all the Certificates for all Mortgage Loans and each REO Property (or, in the case of any REO Property related to any

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Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund with the written consent of the General Master Servicer and the NCB Master servicer, in their sole discretion. The Agreement permits, but does not require, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer or any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders to purchase from the Trust Fund all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being 1.0% or less of the Cut-off Date Pool Balance.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the parties thereto and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of (i) the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to each Class of Certificates that is materially affected by the amendment and without the consent of any of the Pari Passu Companion Loan Holders and (ii) any Serviced Pari Passu Companion Loan Holders materially affected by the amendment. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

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IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on its behalf by the Certificate Registrar.

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Certificate Registrar

By:
Authorized Representative

CERTIFICATE OF AUTHENTICATION

This is one of the Class R Certificates referred to in the within-mentioned Agreement.

Dated:           October 13, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Authenticating Agent

By:
Authorized Representative

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ________________________________________

(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: _______________________________________ _____________________________________________________________________________________________________________________________.

Dated:

Signature by or on behalf of Assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The Assignee should include the following for purposes of distribution:

Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to ____________ __________________________ for the account of _____________________________________________________________________________________.

Distributions made by check (such check to be made payable to _____________) and all applicable statements and notices should be mailed to __________________________________________________________________________________________________________________________.

This information is provided by _______________________________________, the Assignee named above, or ____________ _______________________________________________________________________________________________________, as its agent.

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EXHIBIT B

LETTER OF REPRESENTATIONS BETWEEN ISSUER AND INITIAL DEPOSITORY

B-1

The Depository Trust Company
A subsidiary of the Depository Trust & Clearing Corporation

ISSUER LETTER OF REPRESENTATIONS
(To be completed by Issuer and Co-lssuer(s), if applicable)

Wells Fargo Commercial Mortgage Trust 2015-NXS3
(Name of Issuer and Co-lssuer(s), if applicable)

Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3
(Security Description, including series designation if applicable)

See Schedule B
(CUSIP Number(s) of the Securities)

October 13, 2015
(Date)

The Depository Trust Company
570 Washington Blvd, 4th FL
Jersey City, NJ 07310
Attention: Underwriting Department

Ladies and Gentlemen:

This letter sets forth our understanding with respect to the Securities represented by the CUSIP number(s) referenced above (the “Securities”). Issuer requests that The Depository Trust Company (“DTC”) accept the Securities as eligible for deposit at DTC.

Issuer is: (Note: Issuer must represent one and cross out the other.)

[xxxxxxxxxx] [formed under the laws of]	the State of New York	.

The DTC Clearing Participant See Rider 1 will distribute the Securities through DTC.

To induce DTC to accept the Securities as eligible for deposit at DTC, and to act in accordance with DTC’s Rules with respect to the Securities, Issuer represents to DTC that Issuer will comply with the requirements stated in DTC’s Operational Arrangements, as they may be amended from time to time.

Very truly yours,

Note:	Wells Fargo Commercial Mortgage Trust 2015-NXS3
Schedule A contains statements that DTC	By: Wells Fargo Bank, National Association,
believes accurately describe DTC, the method	as Certificate Administrator
of effecting book-entry transfers of securities	(Issuer)
distributed through DTC, and certain related
matters.	By:	/s/ Michael Baker
(Authorized Officer’s Signature)

Michael Baker
(Print Name)

9062 Old Annapolis Road
(Street Address)

Columbia MD USA 21045
(City) (State) (Country) (Zip Code)
443-367-3311
(Phone Number)

michael.j.baker@wellsfargo.com
(E-mail Address)

ILOR 06-2013

Schedule A
(To Issuer Letter of Representations)

SAMPLE OFFERING DOCUMENT LANGUAGE
DESCRIBING BOOK-ENTRY-ONLY ISSUANCE
(Prepared by DTC--bracketed material may be applicable only to certain issues)

1.           The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the securities (the “Securities”). The Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate will be issued for [each issue of] the Securities, [each] in the aggregate principal amount of such issue, and will be deposited with DTC. [If, however, the aggregate principal amount of [any] issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.]

2.           DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

3.           Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC’s records. The ownership interest of each actual purchaser of each Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

4.           To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

ILOR 06-2013

Schedule A
(To Issuer Letter of Representations)

5.           Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. [Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.]

[6.          Redemption notices shall be sent to DTC. If less than all of the Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.]

7.           Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

8.           Redemption proceeds, distributions, and dividend payments on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Issuer or Agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, Agent, or Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Issuer or Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

[9.           A Beneficial Owner shall give notice to elect to have its Securities purchased or tendered, through its Participant, to [Tender/Remarketing] Agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant’s interest in the Securities, on DTC’s records, to [Tender/Remarketing] Agent. The requirement for physical delivery of Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Securities to [Tender/Remarketing] Agent’s DTC account.]

10.           DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to Issuer or Agent. Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.

11.           Issuer may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered to DTC.

12.           The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Issuer believes to be reliable, but Issuer takes no responsibility for the accuracy thereof.

ILOR 06-2013

The Depository Trust Company
A subsidiary of the Depository Trust & Clearing Corporation

Representations for Rule 144A Securities
to be included in DTC Letter of Representations

Wells Fargo Commercial Mortgage Trust 2015-NXS3

Name of Issuer and Co-Issuer(s), if applicable

Commercial Mortgage Pass Through Certificates, Series 2015-NXS3

Security Description including series designation, if applicable

See Schedule C
CUSIP number(s) of the securities

1. Issuer represents that at the time of initial registration in the name of DTC’s nominee, Cede & Co., the Securities were Legally or Contractually Restricted Securities,1 eligible for transfer under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and identified by a CUSIP or CINS identification number that was different from any CUSIP or CINS identification number assigned to any securities of the same class that were not Legally or Contractually Restricted Securities. Issuer shall ensure that a CUSIP or CINS identification number is obtained for all unrestricted securities of the same class that is different from any CUSIP or CINS identification number assigned to a Legally or Contractually Restricted Security of such class, and shall notify DTC promptly in the event that it is unable to do so. Issuer represents that it has agreed to comply with all applicable information requirements of Rule 144A.

2. Issuer and Agent2 acknowledge that, so long as Cede & Co. is a record owner of the Securities, Cede & Co. shall be entitled to all applicable voting rights and receive the full amount of all distributions payable with respect thereto. Issuer and Agent acknowledge that DTC shall treat any DTC Participant (“Participant”) having Securities credited to its DTC accounts as entitled to the full benefits of ownership of such Securities. Without limiting the generality of the preceding sentence, Issuer and Agent acknowledge that DTC shall treat any Participant having Securities credited to its DTC accounts as entitled to receive distributions (and voting rights, if any) in respect of the Securities, and to receive from DTC certificates evidencing Securities. Issuer and Agent recognize that DTC does not in any way undertake to, and shall not have any responsibility to, monitor or ascertain the compliance of any transactions in the Securities with any of the provisions: (a) of Rule 144A; (b) of other exemptions from registration under the Securities Act or any other state or federal securities laws; or (c) of the offering documents.

Very truly yours,
Wells Fargo Commercial Mortgage Trust 2015-NXS3 By: Wells Fargo Bank, National Association, as Certificate Administrator

Issuer

	By:	/s/ Michael Baker
Authorized Officer’s Signature

Michael Baker October 13, 2015
Print Name & Date

1 A “Legally Restricted Security” is a security that is a restricted security, as defined in Rule 144(a)(3). A “Contractually Restricted Security” is a security that upon issuance and continually thereafter can only be sold pursuant to Regulation S under the Securities Act, Rule 144A, Rule 144, or in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4 of the Securities Act and not involving any public offering; provided, however, that once the security is sold pursuant to the provisions of Rule 144, including Rule 144(b)(1), it will thereby cease to be a “Contractually Restricted Security.” For purposes of this definition, in order for a depositary receipt to be considered a “Legally or Contractually Restricted Security,” the underlying security must also be a “Legally or Contractually Restricted Security.”

2 “Agent” shall be defined as Depositary, Trustee, Trust Company, Transfer Agent or Paying Agent as such definition applies in the DTC Letter of Representations to which this rider may be appended.

144A Rider 06-2013

The Depository Trust Company
A subsidiary of the Depository Trust & Clearing Corporation

Representations for Regulation S Securities to be included in DTC Letter of Representations

Wells Fargo Commercial Mortgage Trust 2015-NXS3
Name of Issuer and Co-Issuer(s) if applicable

Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3
Security Description including series designation if applicable

See Schedule D
CUSIP Number(s) of the Securities

1.           Issuer represents that at the time of initial registration in the name of DTC’s nominee, Cede & Co., the Securities were Legally or Contractually Restricted Securities,1 and were eligible for transfer under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and identified by a CUSIP or CINS identification number that was different from any CUSIP or CINS identification number assigned to any securities of the same class that were not Legally or Contractually Restricted Securities. Issuer shall ensure that a CUSIP or CINS identification number is obtained for all unrestricted securities of the same class that is different from any CUSIP or CINS identification number assigned to a Legally or Contractually Restricted Security of such class, and shall notify DTC promptly in the event that it is unable to do so.

2.           Issuer and Agent2 acknowledge that, so long as Cede & Co. is a record owner of the Securities, Cede & Co. shall be entitled to all applicable voting rights and receive the full amount of all distributions payable with respect thereto. Issuer and Agent acknowledge that DTC shall treat any DTC Participant (“Participant”) having Securities credited to its DTC accounts as entitled to the full benefits of ownership of such Securities. Without limiting the generality of the preceding sentence, Issuer and Agent acknowledge that DTC shall treat any Participant having Securities credited to its DTC accounts as entitled to receive distributions (and voting rights, if any) in respect of the Securities, and to receive from DTC certificates evidencing Securities. Issuer and Agent recognize that DTC does not in any way undertake to, and shall not have any responsibility to, monitor or ascertain the compliance of any transactions in the Securities with any of the provisions: (a) of Rule 144A; (b) of other exemptions from registration under the Securities Act or any other state or federal securities laws; or (c) of the offering documents.

Wells Fargo Commercial Mortgage Trust 2015-NXS3 By: Wells Fargo Bank, National Association, as Certificate Administrator
Issuer			Co-Issuer, if applicable

By:	/s/ Michael Baker	By:
Authorized Officer’s Signature			Authorized Officer’s Signature

Michael Baker October 13, 2015
Print Name & Date			Print Name & Date

1 A “Legally Restricted Security” is a security that is a restricted security, as defined in Rule 144(a)(3). A “Contractually Restricted Security” is a security that upon issuance and continually thereafter can only be sold pursuant to Regulation S under the Securities Act, Rule 144A, Rule 144, or in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4 of the Securities Act and not involving any public offering; provided, however, that once the security is sold pursuant to the provisions of Rule 144, including Rule 144(b)(1), it will thereby cease to be a “Contractually Restricted Security.” For purposes of this definition, in order for a depositary receipt to be considered a “Legally or Contractually Restricted Security,” the underlying security must also be a “Legally or Contractually Restricted Security.”

2 Agent shall be defined as Depositary, Trustee, Trust Company or Paying Agent as such definition applies in the DTC Letter of Representations to which this rider may be appended.

Regulation S Rider 09-2013

Wells Fargo Commercial Mortgage Trust 2015-NXS3

Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

SCHEDULE B:

Class	Public CUSIP	Public ISIN
A-1	94989VAA7	US94989VAA70
A-2	94989VAB5	US94989VAB53
A-3	94989VAC3	US94989VAC37
A-4	94989VAD1	US94989VAD10
A-SB	94989VAE9	US94989VAE92
A-S	94989VAF6	US94989VAF67
X-A	94989VAG4	US94989VAG41
B	94989VAJ8	US94989VAJ89
C	94989VAK5	US94989VAK52
PEX	94989VAL3	US94989VAL36

SCHEDULE C:

Class	Rule 144A CUSIP	Rule 144A ISIN
X-D	94989VAM1	US94989VAM19
X-E	94989VAP4	US94989VAP40
X-FG	94989VAR0	US94989VAR06
X-H	94989VAT6	US94989VAT61
D	94989VAZ2	US94989VAZ22
E	94989VBB4	US94989VBB45
F	94989VBD0	US94989VBD01
G	94989VBF5	US94989VBF58
H	94989VBH1	US94989VBH15

Schedule D:

Class	Regulation S CUSIP	Regulation S ISIN
X-D	U94897AA0	USU94897AA00
X-E	U94897AB8	USU94897AB82
X-FG	U94897AC6	USU94897AC65
X-H	U94897AD4	USU94897AD49
D	U94897AG7	USU94897AG79
E	U94897AH5	USU94897AH52
F	U94897AJ1	USU94897AJ19
G	U94897AK8	USU94897AK81
H	U94897AL6	USU94897AL64

RIDER 1:

Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., and Natixis Securities Americas LLC

EXHIBIT C-1A

FORM OF TRANSFEROR CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED CERTIFICATES
TO NON-QIB ACCREDITED INVESTORS)

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services: Wells Fargo Commercial Mortgage Trust 2015-NXS3

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), Class [_], [having an initial Certificate Principal Balance or Certificate Notional Amount as of October 13, 2015 (the “Closing Date”) of $__________] [evidencing a ____% Percentage Interest in the related Class] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by _________________________ (the “Transferor”) to ________________ (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you and for the benefit of the Trustee and the Depositor, that:

1.          The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

2.          Neither the Transferor nor anyone acting on its behalf has (a) offered, sold, pledged, or otherwise transferred any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge or other transfer of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner,

C-1A-1

(c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of any Transferred Certificate under the Securities Act of 1933, as amended (the “Securities Act”), or would render the offer, sale, pledge or other transfer of any Transferred Certificate a violation of Section 5 of the Securities Act or any applicable state or foreign securities laws, or would require registration or qualification of any Transferred Certificate pursuant to the Securities Act or any applicable state or foreign securities laws.

Very truly yours,

(Transferor)

By:
Name: Title:

C-1A-2

EXHIBIT C-1B

FORM OF TRANSFEREE CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED CERTIFICATES
TO NON-QIB ACCREDITED INVESTORS)

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services: Wells Fargo Commercial Mortgage Trust 2015-NXS3

______________________________
[TRANSFEROR]
______________________________
______________________________
______________________________

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), Class [_], [having an initial Certificate Principal Balance or Certificate Notional Amount as of October 13, 2015 (the “Closing Date”) of $__________] [evidencing a ____% Percentage Interest in the related Class] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by ____________________________ (the “Transferor”) to __________________________ (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, and for the benefit of the Trustee and the Depositor, that:

1.          The Transferee is acquiring interests in the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, other than in accordance with the

C-1B-1

Pooling and Servicing Agreement in a manner which would not violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state or foreign securities laws.

2.          The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state or foreign securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Transferred Certificates and (c) neither the Transferred Certificates nor any security issued in exchange therefor or in lieu thereof may be reoffered, resold, pledged or otherwise transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state and foreign securities laws or (ii) offered, sold, pledged or otherwise transferred in transactions that are exempt from, or not subject to, such registration and qualification and the transferee has delivered either: (A) a certificate from the prospective transferor substantially in the form attached as Exhibit C-1A or as Exhibit C-2A to the Pooling and Servicing Agreement; (B)  a certificate from the prospective transferee substantially in the form attached either as Exhibit C-1B or as Exhibit C-2B to the Pooling and Servicing Agreement; or (C) an opinion of counsel satisfactory to the Certificate Registrar that the sale, pledge or other transfer may be made without registration under the Securities Act, together with written certification(s) as to the facts surrounding the transfer from the prospective transferor and/or prospective transferee upon which such opinion is based.

3.          The Transferee understands that it may not offer, sell, pledge or otherwise transfer any Transferred Certificate, any security issued in exchange therefor or in lieu thereof or any interest in the foregoing except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear the following legends:

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. ANY REOFFER, RESALE, PLEDGE OR OTHER TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO

C-1B-2

SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

4.          Neither the Transferee nor anyone acting on its behalf has (a) offered, sold, pledged or otherwise transferred any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge or other transfer of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security by means of general advertising or in any other manner or (e) taken any other action with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the offer, sale, pledge or other transfer of any Transferred Certificate a violation of Section 5 of the Securities Act or any state or foreign securities laws, or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

5.          The Transferee has been furnished with all information regarding (a) the parties to the Pooling and Servicing Agreement, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Trust and Trust Fund, (e) the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements and (f) all related matters, that it has requested.

6.          The Transferee is an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) of Regulation D under the Securities Act or an entity in which all of the equity owners come within such paragraphs.

C-1B-3

7.          The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

Very truly yours,

(Transferee)

By:
Name: Title:

C-1B-4

EXHIBIT C-2A

FORM OF TRANSFEROR CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED
CERTIFICATES TO QIBs)

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services: Wells Fargo Commercial Mortgage Trust 2015-NXS3

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), Class [_], [having an initial Certificate Principal Balance or Certificate Notional Amount as of October 13, 2015 (the “Closing Date”) of $__________] [evidencing a ____% Percentage Interest in the related Class] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by __________ (the “Transferor”) to _________ (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, and for the benefit of the Trustee and the Depositor, that:

1.          The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

2.          Neither the Transferor nor anyone acting on its behalf has (a) offered, sold, pledged or otherwise transferred any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge or other transfer of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any

C-2A-1

Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner or (e) taken any other action with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of any Transferred Certificate under the Securities Act of 1933, as amended (the “Securities Act”), would render the offer, sale, pledge or other transfer of any Transferred Certificate a violation of Section 5 of the Securities Act or any applicable state or foreign securities laws, or would require registration or qualification of any Transferred Certificate pursuant to the Securities Act or any applicable state or foreign securities laws. The Transferor will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

3.          The Transferor and any person acting on behalf of the Transferor in this matter reasonably believe that the Transferee is a “qualified institutional buyer” (a “Qualified Institutional Buyer”) as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act, purchasing for its own account or for the account of another person that is itself a Qualified Institutional Buyer. In determining whether the Transferee is a Qualified Institutional Buyer, the Transferor and any person acting on behalf of the Transferor in this matter have relied upon the following method(s) of establishing the Transferee’s ownership and discretionary investments of securities (check one or more):

____	(a) The Transferee’s most recent publicly available financial statements, which statements present the information as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

____	(b) The most recent publicly available information appearing in documents filed by the Transferee with the Securities and Exchange Commission or another United States federal, state, or local governmental agency or self-regulatory organization, or with a foreign governmental agency or self-regulatory organization, which information is as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

____	(c) The most recent publicly available information appearing in a recognized securities manual, which information is as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

C-2A-2

____	(d) A certification by the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the Transferee, specifying the amount of securities owned and invested on a discretionary basis by the Transferee as of a specific date on or since the close of the Transferee’s most recent fiscal year, or, in the case of a Transferee that is a member of a “family of investment companies”, as that term is defined in Rule 144A(a)(1)(iv), a certification by an executive officer of the investment adviser specifying the amount of securities owned by the “family of investment companies” as of a specific date on or since the close of the Transferee’s most recent fiscal year.

4.          The Transferor and any person acting on behalf of the Transferor understand that in determining the aggregate amount of securities owned and invested on a discretionary basis by an entity for purposes of establishing whether such entity is a Qualified Institutional Buyer:

(a)          the following instruments and interests shall be excluded: securities of issuers that are affiliated with such entity; securities that are part of an unsold allotment to or subscription by such entity, if such entity is a dealer; securities of issuers that are part of such entity’s “family of investment companies”, if such entity is a registered investment company; bank deposit notes and certificates of deposit; loan participations; repurchase agreements; securities owned but subject to a repurchase agreement; and currency, interest rate and commodity swaps;

(b)          the aggregate value of the securities shall be the cost of such securities, except where the entity reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities may be valued at market;

(c)          securities owned by subsidiaries of the entity that are consolidated with the entity in its financial statements prepared in accordance with generally accepted accounting principles may be included if the investments of such subsidiaries are managed under the direction of the entity, except that, unless the entity is a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, securities owned by such subsidiaries may not be included if the entity itself is a majority-owned subsidiary that would be included in the consolidated financial statements of another enterprise.

5.          The Transferor or a person acting on its behalf has taken reasonable steps to ensure that the Transferee is aware that the Transferor is relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

6.          The Transferor or a person acting on its behalf has furnished, or caused to be furnished, to the Transferee all information regarding (a) the parties to the Pooling and Servicing Agreement, (b) the Transferred Certificates and distributions thereon, (c) the

C-2A-3

nature, performance and servicing of the Mortgage Loans, (d) the Trust and Trust Fund, (e) the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements and (f) all related matters, that the Transferee has requested.

Very truly yours,

(Transferor)

By:
Name: Title:

C-2A-4

EXHIBIT C-2B

FORM OF TRANSFEREE CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED CERTIFICATES
TO QIBs)

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services: Wells Fargo Commercial Mortgage Trust 2015-NXS3

______________________________
[TRANSFEROR]
______________________________
______________________________
______________________________

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), Class [_], [having an initial Certificate Principal Balance or Certificate Notional Amount as of October 13, 2015 (the “Closing Date”) of $__________] [evidencing a ____% Percentage Interest in the related Class] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by ______________ (the “Transferor”) to _______________ (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, and for the benefit of the Trustee and the Depositor, that:

1.           The Transferee is a “qualified institutional buyer” (a “Qualified Institutional Buyer”) as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”) and has completed one of the

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forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the Transferred Certificates is being made in reliance on Rule 144A. The Transferee is purchasing the Transferred Certificates for its own account or for the account of a Qualified Institutional Buyer, and understands that such Transferred Certificates may be reoffered, resold, pledged or otherwise transferred only (i) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the reoffer, resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act, and (iii) in either case, in compliance with applicable state and foreign securities laws.

2.           The Transferee has been furnished with all information regarding (a) the parties to the Pooling and Servicing Agreement, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Trust and Trust Fund, (e) the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements and (f) all related matters, that it has requested.

Very truly yours,

(Transferee)

By:
Name:
Title:

C-2B-2

ANNEX 1 TO EXHIBIT C-2B

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
[For Transferees Other Than Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificates being Transferred (the “Transferred Certificates”) as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1.           As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the “Transferee”).

2.           The Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”) because (i) [the Transferee] [each of the Transferee’s equity owners] owned and/or invested on a discretionary basis $______________1 in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (or a specified date since the end of such Transferee’s most recent fiscal year) (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

___	Corporation, etc. The Transferee is a corporation (other than a domestic or foreign bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

___	Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution and (b) has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

1          Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

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___	Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

___	Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

___	Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

___	State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

___	ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

___	Investment Adviser. The Transferee is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

___	QIB Subsidiary. All of the Transferee’s equity owners are “qualified institutional buyers” within the meaning of Rule 144A.

___         Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)
___________________________________________________________________________________________________________
___________________________________________________________________________________________________________
_________________________________________________________________________________________________________

3.           For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer,

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(iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement, and (vii) currency, interest rate and commodity swaps.

4.           For purposes of determining the aggregate value of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person’s direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

5.           The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

___          ___         Will the Transferee be acquiring interests in the Transferred
Yes           No         Certificates only for the Transferee’s own account?

6.           If the answer to the foregoing question is “no”, then in each case where the Transferee is acquiring any interest in a Transferred Certificate for an account other than its own, such account belongs to a third party that is itself a “qualified institutional buyer” within the meaning of Rule 144A, and the “qualified institutional buyer” status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

7.           The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee’s acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

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8.          Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

[Transferee]

By:
Name:
Title:
Date:

C-2B-6

ANNEX 2 TO EXHIBIT C-2B

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
[For Transferees That Are Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificate being Transferred (the “Transferred Certificates”) as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1.           As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the “Transferee”) or, if the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”) because the Transferee is part of a Family of Investment Companies (as defined in paragraph 3 below), is an executive officer of the investment adviser (the “Adviser”).

2.           The Transferee is a “qualified institutional buyer” as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee’s Family of Investment Companies owned, at least $100,000,000, in securities (other than the excluded securities referred to in paragraph 4 below) as of the end of the Transferee’s most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee’s Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee’s Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

___	The Transferee owned and/or invested on a discretionary basis $___________ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

___	The Transferee is part of a Family of Investment Companies which owned in the aggregate $___________ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3.           The term “Family of Investment Companies” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority-owned

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subsidiaries of the same parent or because one investment adviser is a majority-owned subsidiary of the other).

4.           The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee’s Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement, and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee’s Family of Investment Companies, the securities referred to in this paragraph were excluded.

5.           The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee will be in reliance on Rule 144A.

___          ___          Will the Transferee be acquiring interests in the Transferred
Yes          No           Certificates only for the Transferee’s own account?

6.           If the answer to the foregoing question is “no”, then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a “qualified institutional buyer” within the meaning of Rule 144A, and the “qualified institutional buyer” status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

7.           The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee’s acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

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8.           Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

Print Name of Transferee or Adviser

By:
Name:
Title:

IF AN ADVISER:

Print Name of Adviser

Date:

C-2B-9

EXHIBIT C-3A

FORM OF TRANSFEROR CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED CERTIFICATES
UNDER REGULATION S)

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services: Wells Fargo Commercial Mortgage Trust 2015-NXS3

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), Class [_], [having an initial Certificate Principal Balance or Certificate Notional Amount as of October 13, 2015 (the “Closing Date”) of $__________] [evidencing a ____% Percentage Interest in the related Class] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by ____________ (the “Transferor”) to ________________ (the “Transferee”) through our respective Depository Participants of the Transferor’s beneficial ownership interest (currently maintained on the books and records of The Depository Trust Company (“DTC”) and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee (the “Trustee”). All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Trustee and the Depositor, that:

1.          The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

2.          At the time the buy order was originated, the Transferor reasonably believed that the Transferee was outside the United States, its territories and possessions.

C-3A-1

3.            If the Transferor is a “distributor” within the meaning of Rule 902(d) of Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Transferred Certificates, or an affiliate of such a distributor or of the Depositor, or a person acting on behalf of such a distributor, the Depositor or any affiliate of such distributor or of the Depositor, then:

(a)          the sale of the Transferred Certificates by the Transferor to the Transferee will be executed in, on or through a physical trading floor of an established foreign securities exchange that is located outside the United States, its territories and possessions;

(b)          no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in the United States, its territories and possessions, with respect to the Transferred Certificates by the Transferor, any of its affiliates, or any person acting on behalf of any of the foregoing;

(c)          all offers and sales, if any, of the Transferred Certificates by or on behalf of the Transferor prior to the expiration of the distribution compliance period specified in category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 of Regulation S, as applicable, have been and will be made only in accordance with the provisions of Rule 903 of Regulation S, pursuant to registration of the Transferred Certificates under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act, and, in either case, in compliance with applicable state and foreign securities laws;

(d)          all offering materials and documents (other than press releases), if any, used in connection with offers and sales of the Transferred Certificates by or on behalf of the Transferor prior to the expiration of the distribution compliance period specified in category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 of Regulation S, as applicable, complied with the requirements of Rule 902(g)(2) of Regulation S; and

(e)          if the Transferee is a distributor, a dealer or a person receiving a selling concession, a fee or other remuneration and the offer or sale of the Transferred Certificates thereto occurs prior to the expiration of the applicable 40-day distribution compliance period, the Transferor has sent a confirmation or other notice to the Transferee that the Transferee is subject to the same restrictions on offers and sales that apply to a distributor.

4.            If the Transferor is not a distributor with respect to the Transferred Certificates or an affiliate of such a distributor or of the Depositor or acting on behalf of such a distributor, the Depositor or any affiliate of such a distributor or of the Depositor, then:

(a)          the sale of the Transferred Certificates by the Transferor to the Transferee will be executed in, on or through the facilities of a designated offshore securities market described in Rule 902(b) of Regulation S and in compliance with applicable state and foreign securities laws, and neither the Transferor nor anyone acting on its behalf knows

C-3A-2

that such transaction has been prearranged with a buyer in the United States, its territories and possessions;

(b)          no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in the United States, its territories and possessions, with respect to the Transferred Certificates by the Transferor, any of its affiliates, or any person acting on behalf of any of the foregoing;

(c)          if the Transferee is a dealer or a person receiving a selling concession, a fee or other remuneration in respect of the Transferred Certificates and the offer or sale of the Transferred Certificates thereto occurs prior to the expiration of the applicable 40-day distribution compliance period, the Transferor has sent a confirmation or other notice to the Transferee stating that the Transferred Certificates may be offered and sold during the distribution compliance period only in accordance with the provisions of Regulation S, pursuant to registration of the Transferred Certificates under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and, in either case, in compliance with applicable state and foreign securities laws.

Very truly yours,

(Transferor)

By:
Name:
Title:

C-3A-3

EXHIBIT C-3B

FORM OF TRANSFEREE CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED CERTIFICATES UNDER REGULATION S)

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services: Wells Fargo Commercial Mortgage Trust 2015-NXS3

______________________________
[TRANSFEROR]
______________________________
______________________________
______________________________

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), Class [_], [having an initial Certificate Principal Balance or Certificate Notional Amount as of October 13, 2015 (the “Closing Date”) of $__________] [evidencing a ____% Percentage Interest in the related Class] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by ____________ (the “Transferor”) to ___________ (the “Transferee”) through our respective Depository Participants of the Transferor’s beneficial ownership interest (currently maintained on the books and records of The Depository Trust Company (“DTC”) and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee (the “Trustee”). All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Trustee and the Depositor, that:

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1.          The Transferee is not a United States Securities Person. For purposes of this certification, “United States Securities Person” means (i) any natural person resident in the United States (for purposes of this paragraph 1, “United States” means the United States, its territories and possessions, any State of the United States, and the District of Columbia), (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a United States Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities Person if an executor or administrator of the estate who is not a United States Securities Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States Securities Person, (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States, other than one held for the benefit or account of a non-United States Securities Person by a dealer or other professional fiduciary organized, incorporated or (if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by “accredited investors”, as defined in Rule 501(a) of Regulation D under the United States Securities Act of 1933, as amended (the “Securities Act”), who are not natural persons, estates or trusts; provided, however, that (A) any agency or branch of a United States Securities Person located outside the United States which operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, and (B) the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations and their agencies, affiliates and pension plans, any other similar international organization, their agencies, affiliates and pension plans, shall not constitute United States Securities Persons.

2.          The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state or foreign securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Class of Certificates to which the Transferred Certificates belong and (c) no interest in the Transferred Certificates nor any security issued in exchange therefor or in lieu thereof may be reoffered, resold, pledged or otherwise transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state or foreign

C-3B-2

securities laws or (ii) reoffered, resold, pledged or otherwise transferred in transactions which are exempt from such registration and qualification.

3.          The Transferee understands that it may not reoffer, resell, pledge or otherwise transfer any Transferred Certificate, any security issued in exchange therefor or in lieu therefor or any interest in the foregoing except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear the following legends:

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. ANY REOFFER, RESALE, PLEDGE OR OTHER TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

Very truly yours,

(Transferee)

C-3B-3

By:
Name:
Title:

C-3B-4

EXHIBIT D-1

FORM OF TRANSFEREE CERTIFICATE IN CONNECTION WITH ERISA
(NON-INVESTMENT GRADE CERTIFICATES HELD IN PHYSICAL FORM)

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:          Corporate Trust Services – Wells Fargo Commercial Mortgage Trust 2015-NXS3
[OR OTHER CERTIFICATE REGISTRAR]

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Class __ Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of October 13, 2015 (the “Closing Date”) of $__________] [evidencing a ____% Percentage Interest in the related Class] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of October 1, 2015 among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as Certificate Registrar, as follows (check the applicable paragraph):

___                      1.          The Transferee is neither (A) a retirement plan or other employee benefit plan or arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account, the assets of which are considered “plan assets” under U.S. Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA, or for purposes of Similar Law, including an insurance company general account, that is subject to ERISA, Section 4975 of the Code or Similar Law (each, a “Plan”), nor (B) a Person who is directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan;

D-1-1

___                      2.          The Transferred Certificates are not Class R or Class V Certificates, and the Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, and the purchase and holding of such Certificates by such Person are exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95 60; or

___                      3.          (I) The Transferred Certificates are Class ___ Certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on the prohibited transaction exemption (as amended) issued by the U.S. Department of Labor to Wells Fargo Securities, LLC (Prohibited Transaction Exemption 96-22) (as amended by Prohibited Transaction Exemption 2013-08), (II) such Transferred Certificates have an investment grade rating on the date of this letter and (III) (X) such Plan is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) such Plan is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) such Transferee agrees that it will obtain from each of its Transferees to which it transfers an interest in the Transferred Certificates, a written certification to the effect described in Paragraph 1 above, a written certification to the effect described in Paragraph 2 above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (III) (X) and (Y) of this Paragraph 3, together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation.

Very truly yours,

[TRANSFEREE]

By:
Name:
Title:

D-1-2

EXHIBIT D-2

FORM OF TRANSFEREE CERTIFICATE IN CONNECTION WITH ERISA
(CERTIFICATES HELD IN BOOK-ENTRY FORM)

[Date]

[TRANSFEROR]

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Class __ Certificates [having an initial aggregate [Principal Balance] [Notional Amount] as of October 13, 2015 (the “Closing Date”) of $__________] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by ______________________ (the “Transferor”) to _________________ (the “Transferee”) through our respective DTC Participants of the Transferor’s beneficial ownership interest (currently maintained on the books and records of The Depository Trust Company (“DTC”) and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

___                      1.          The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account, the assets of which are considered “plan assets” under U.S. Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA, or for purposes of Similar Law, including an insurance company general account, that is subject to Section 406 of ERISA, Section 4975 of the Code or Similar Law (each, a “Plan”), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan;

___                      2.          The Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, and the purchase and holding of such interest by such Person are exempt from the prohibited transaction provisions of

D-2-1

Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60; or

___                      3.          (I) The Transferred Certificates are Class __ Certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on the prohibited transaction exemption (as amended) issued by the U.S. Department of Labor to Wells Fargo Securities, LLC (Prohibited Transaction Exemption 96-22) (as amended by Prohibited Transaction Exemption 2013-08), (II) such Transferred Certificates have an investment grade rating on the date of this letter and (III) (X) such Plan is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) such Plan is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) such Transferee agrees that it will obtain from each of its Transferees to which it transfers an interest in the Transferred Certificates, a written certification to the effect described in Paragraph 1 above, a written certification to the effect described in Paragraph 2 above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (III) (X) and (Y) of this Paragraph 3, together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation.

[TRANSFEREE]

By:
Name:
Title:

D-2-2

EXHIBIT E-1

FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
FOR TRANSFERS OF CLASS R CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) AND 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Series 2015-NXS3 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee

STATE OF	)
	)	ss.:
COUNTY OF	)

I, [________], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.          I am the [________] of [________] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.          The Purchaser is acquiring Class R Certificates representing [___]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as “REMIC I”, “REMIC II” and “REMIC III”, respectively, relating to the Certificates for which an election has been or is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.          The Purchaser is a Permitted Transferee (as defined in the Pooling and Servicing Agreement) and the Purchaser’s U.S. taxpayer identification number is __________. The Purchaser is not a “Disqualified Organization” (as defined in the Pooling and Servicing Agreement), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a person that is not a Permitted Transferee or to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States or a possession thereof, any State or any political subdivision thereof, or any

E-1-1

agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii) any organization (except certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the Tax Administrator, based upon an Opinion of Counsel delivered to the Tax Administrator (but not at the Tax Administrator’s expense) to the effect that the holding of an Ownership Interest in a Class R Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

4.          The Purchaser is not a foreign permanent establishment or a fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

5.          The Purchaser will not cause the income from the Class R Certificates to be attributable to a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

6.          The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

7.          No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

8.          [Check the statement that applies]

•          If the Transferor requires the safe harbor under Treasury Regulations Section 1.860E-1 to apply:

___       a.          In accordance with Treasury Regulations Section 1.860E-1, the Purchaser (i) is an “eligible corporation” as defined in Section 1.860E-1(c)(6)(i) of the Treasury Regulations, as to which the income of Class R Certificates will only be subject to taxation in the United States, (ii) has, and has had in each of its two preceding fiscal years, gross assets for financial reporting purposes (excluding any obligation of a person related to the transferee within the meaning of Section 1.860E-1(c)(6)(ii) of the Treasury Regulations or any other assets if a principal purpose for holding or acquiring such asset is to satisfy this condition) in excess of

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$100 million and net assets of $10 million, and (iii) hereby agrees only to transfer the Certificate to another corporation meeting the criteria set forth in Treasury Regulations Section 1.860E-1;

or

___        b.          The Purchaser is a United States Tax Person and the consideration paid to the Purchaser for accepting the Class R Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits (“Tax Liability Present Value”) associated with owning such Certificates, with such present value computed using a discount rate equal to the “Federal short-term rate” prescribed by Section 1274 of the Code as of the date hereof or, to the extent it is not, if the Transferee has asserted that it regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the Purchaser is greater than the Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are accurately stated in Exhibit A to this letter.

•          If the Transferor does not require the safe harbor under Treasury Regulations Section 1.860E-1 to apply:

___        c.          None of the above.

9.           The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.         The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificates in excess of any cash flows generated by such Certificates.

11.         The Purchaser will not transfer the Class R Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 3, 4, 5, 7 or 9 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such Transfer) satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

12.         The Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the prohibition against transferring the Class R Certificates to a Disqualified Organization, an agent thereof or a person that does not satisfy the requirements of paragraphs 7 and 9.

13.         The Purchaser consents to the designation of the Tax Administrator as the agent of the Tax Matters Person of the REMIC I, REMIC II and REMIC III pursuant to Section 10.01(d) of the Pooling and Servicing Agreement.

E-1-3

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___ day of ________________.

By:
Name:
Title:

Personally appeared before me [__] known or proved to me to be the same person who executed the foregoing instrument and to be a [__] of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and as the free act and deed of the Purchaser.

Subscribed and sworn before me this
____ day of _______________.

Notary Public

E-1-4

EXHIBIT E-2

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF
CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services – Wells Fargo Commercial Mortgage Trust 2015-NXS3
[OR OTHER CERTIFICATE REGISTRAR]

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Class R Certificates, evidencing a ____% Percentage Interest in such Class (the “Residual Interest Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of October 1, 2015 among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you as Certificate Registrar, as follows:

1.          No purpose of the Transferor relating to the transfer of the Residual Interest Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

2.          The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit E-1. The Transferor does not know or believe that any representation contained therein is false.

3.          The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee (or the beneficial owners of the Transferee if the Transferee is classified as a partnership under the Code) as contemplated by

E-2-1

Treasury Regulations Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Interest Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

By:
(Transferor)
Name:
Title:

E-2-2

EXHIBIT F-1

FORM OF MASTER SERVICER REQUEST FOR RELEASE

[Date]

Wells Fargo Bank, National Association
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: WFCM 2015-NXS3

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3,
Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

In connection with the administration of the Mortgage Files held by or on behalf of you as custodian under a certain Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association as general master servicer (in such capacity, the “General Master Servicer”), as certificate administrator, as tax administrator and as custodian (in such capacity, the “Custodian”), National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”), National Cooperative Bank, N.A., as NCB special servicer, LNR Partners, LLC, as general special servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square special servicer, Pentalpha Surveillance LLC, as trust advisor and Wilmington Trust, National Association, as trustee, the undersigned as [General] [NCB] Master Servicer with respect to the following described Mortgage Loan hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Custodian with respect to such Mortgage Loan for the reason indicated below.

Property Name:
Address:
Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

______	1. Mortgage Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to the [Collection Account] [[and the] Serviced Pari Passu Companion Loan Custodial Account] pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

______	2. Other. (Describe) ___________________________________________________________________________________________
_______________________________________________________________________________________________________________

The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling

F-1-1

and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

[__________________________],
as the [General] [NCB] Master Servicer

By:
Name:
Title:

F-1-2

EXHIBIT F-2

FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

[Date]

Wells Fargo Bank, National Association
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: WFCM 2015-NXS3

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

In connection with the administration of the Mortgage Files held by or on behalf of you as custodian under a certain Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer, National Cooperative Bank, N.A., as NCB master servicer, Wells Fargo Bank, National Association, as certificate administrator, as tax administrator and as custodian (in such capacity, the “Custodian”), LNR Partners, LLC, as general special servicer (in such capacity, the “General Special Servicer”), National Cooperative Bank, N.A., as NCB special servicer (in such capacity, the “NCB Special Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square special servicer (the “One Court Square Special Servicer”), Pentalpha Surveillance LLC, as trust advisor and Wilmington Trust, National Association, as trustee, the undersigned as the [General] [NCB] [One Court Square] Special Servicer with respect to the following described Mortgage Loan hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Custodian with respect to such Mortgage Loan for the reason indicated below.

Property Name:
Address:
Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

______          1.          The Mortgage Loan is being foreclosed.

______          2.          Other. (Describe)

The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof (or within such longer period as we have indicated as part of our reason for the request), unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose, or unless the

F-2-1

Mortgage Loan has been paid in full or otherwise liquidated, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

[__________________________],
as [General] [NCB] [One Court Square] Special Servicer

By:
Name:
Title:

F-2-2

EXHIBIT F-3A

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Wells Fargo Commercial Mortgage Securities, Inc.

c/o Wells Fargo Securities, LLC

375 Park Avenue, 2nd Floor, J0127-023

New York, New York 10152

Attention: A.J. Sfarra

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right with respect to the _________________ Mortgage Loan[s] established under the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.          The Transferor is the lawful owner of the right to receive the Excess Servicing Fees (the “Excess Servicing Fee Right”) with respect to the _________________ Mortgage Loan[s], with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.          Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action,

F-3A-1

which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By:
Name:
Title:

F-3A-2

EXHIBIT F-3B

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Wells Fargo Commercial Mortgage Securities, Inc.

c/o Wells Fargo Securities, LLC

375 Park Avenue, 2nd Floor, J0127-023

New York, New York 10152

Attention: A.J. Sfarra

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086 120, 550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: WFCM 2015-NXS3 Asset Manager

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right with respect to the _________________ Mortgage Loan[s] established under the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as the Depositor and the applicable Master Servicer, that:

1.          The Transferee is acquiring the right to receive Excess Servicing Fees (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

F-3B-1

2.          The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit F-3A to the Pooling and Servicing Agreement, and (B) each of the [General] [NCB] Master Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit F-3B to the Pooling and Servicing Agreement.

3.          The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.11 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.          Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.          The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.          The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and

F-3B-2

experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7.          The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8.          The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.11(a) of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

F-3B-3

EXHIBIT G-1

FORM OF DISTRIBUTION DATE STATEMENT

G-1-1

The following shall be included as supplemental information in the report for at least one monthly period following the actual receipt by the Certificate Administrator of, and based on the information set forth in, the notice or report (if any) contemplated as described below. The information need not appear more than once for each Pari Passu Companion Loan respecting which a notice or report (if any) is so received.

With respect to each Pari Passu Mortgage Loan, if information is presented below, the Certificate Administrator has received a notice or report setting forth the indicated initial information (if provided) with respect to the pooling and servicing agreement for the securitization of the related Pari Passu Companion Loan.

[____________________]

Trust: [____________________]
Depositor: [____________________]
Master Servicer: [____________________]
Special Servicer: [____________________]
Trust Advisor: [____________________]
Trustee: [____________________]
Certificate Administrator/Paying Agent: [____________________]
Custodian: [____________________]

G-1-2

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Exchangeable Class Detail	4
Reconciliation Detail	5
Other Required Information	6
Cash Reconciliation Detail	7
Current Mortgage Loan and Property Stratification Tables	8-10
Mortgage Loan Detail	11
NOI Detail	12
Principal Prepayment Detail	13
Historical Detail	14
Delinquency Loan Detail	15
Specially Serviced Loan Detail	16-17
Advance Summary	18
Modified Loan Detail	19
Historical Liquidated Loan Detail	20
Historical Bond / Collateral Loss Reconciliation	21
Interest Shortfall Reconciliation Detail	22-23
Defeased Loan Detail	24
Supplemental Reporting	25

Depositor	General Master Servicer	NCB Master & NCB Special Servicer	General Special Servicer	Trust Advisor
Wells Fargo Commercial Mortgage Securities, Inc.	Wells Fargo Bank, N.A.	National Cooperative Bank, N.A. 2011 Crystal Drive	LNR Partners, LLC 1601 Washington Avenue	Pentalpha Surveillance LLC 375 North French Road
550 S. Tryon Street, 14th Floor	1901 Harrison Street	Suite 800	Suite 700
Charlotte, NC 28202	Oakland, CA 94612	Arlington, VA 22202	Miami Beach, FL 33139	Suite 100
Amherst, NY 14228
Contact:	Contact:
REAM_InvestorRelations@wellsfargo.com	REAM_InvestorRelations@WellsFargo.com	Contact: Kathleen Luzik	Contact: www.lnrpartners.com	Contact: Don Simon
Phone Number: (866) 898-1615	Phone Number:	Phone Number: (703) 302-1902	Phone Number: (305) 695-5600	Phone Number: (203) 660-61001

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Certificate Distribution Detail

Class (1)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (2)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-FG		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) The balances of the Class A-S, Class B, Class C certificates represent the balance of their respective Regular Interest, as detailed in the Pooling and Servicing Agreement. A portion of these classes may be exchanged and held in Class PEX. For details on the current status and payments of Class PEX, see page 4.

(2) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
PEX		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
X-FG		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Exchangeable Class Detail

Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance

A-S Regular Interest Breakdown
A-S (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (PEX)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

B Regular Interest Breakdown
B (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (PEX)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

C Regular Interest Breakdown
C (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (PEX)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class PEX Detail

Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance
PEX		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-FG	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A. and National Cooperative Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust National Association	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Trust Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (1)	WAC	Weighted Avg DSCR (2)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (1)	WAC	Weighted Avg DSCR (2)

Totals							Totals

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (1)	WAC	Weighted Avg DSCR (2)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (1)	WAC	Weighted Avg DSCR (2)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (1)	WAC	Weighted Avg DSCR (2)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (1)	WAC	Weighted Avg DSCR (2)

Totals							Totals

See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (1)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (1)	WAC	Weighted Avg DSCR (2)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (1)	WAC	Weighted Avg DSCR (2)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (1)	WAC	Weighted Avg DSCR (2)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (1)	WAC	Weighted Avg DSCR (2)

Totals							Totals

(1) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.
(2) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.
(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Wells Fargo Commercial Mortgage Trust 2015-NXS3 Commercial Mortgage Pass-Through Certificates Series 2015-NXS3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/15
8480 Stagecoach Circle		Record Date:	10/30/15
Frederick, MD 21701-4747		Determination Date:	11/11/15

Supplemental Reporting

EXHIBIT G-2

MINIMUM INFORMATION FOR DISTRIBUTION DATE STATEMENT

(1)            the Distribution Date, Record Date, Interest Accrual Period and Determination Date for such Distribution Date;

(2)            the aggregate Certificate Principal Balance or Class Notional Amount of each Class of Certificates and the Class A-S, Class B and Class C Regular Interests before and after giving effect to the distribution made on such Distribution Date;

(3)            the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates and the Class A-S, Class B and Class C Regular Interests in reduction of the Class Principal Balance thereof;

(4)            the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates and the Class A-S, Class B and Class C Regular Interests allocable to the interest distributable on that Class of Certificates or Regular Interest, as the case may be;

(5)            the aggregate amount of P&I Advances made in respect of the Mortgage Pool for such Distribution Date pursuant to Section 4.03(a);

(6)            the aggregate amount and general purpose of Servicing Advances that have been made by the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer and the Trustee with respect to the Mortgage Loans;

(7)            (A) the aggregate amount of servicing compensation in respect of the Mortgage Pool (separately identifying the amount of each category of compensation) paid to the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer and the One Court Square Special Servicer during the related Collection Period and (B) the aggregate amount of compensation in respect of the Mortgage Pool (separately identifying the amount of each category of compensation) to the Trustee and the Certificate Administrator;

(8)            the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after such Distribution Date;

(9)            the number, aggregate unpaid principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans (but not any successor REO Mortgage Loans to Mortgage Loans) as of the close of business on the related Determination Date;

(10)          the number, aggregate unpaid principal balance (as of the close of business on the related Determination Date and aggregate Stated Principal Balance (immediately after such Distribution Date) of Mortgage Loans (A) delinquent 30 to 59 days, (B) delinquent 60 to 89 days, (C) delinquent 90 or more days, and (D) not delinquent but constituting Specially Serviced Mortgage Loans or in foreclosure but not constituting an REO Mortgage Loan;

G-2-1

(11)          with respect to any REO Property that was included (or an interest in which was included) in the Trust Fund as of the close of business on the related Determination Date, the loan number of the related Mortgage Loan, and, if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

(12)          the total payments and other collections Received by the Trust during the related Collection Period, the fees and expenses paid therefrom (with an identification of the general purpose of such fees and expenses and the party receiving such fees and expenses), the Available Distribution Amount for such Distribution Date, and the available funds with respect to (i) the Class A-S Certificates and Class A-S-PEX Component, (ii) the Class B Certificates and Class B-PEX Component, and (iii) the Class C Certificates and Class C-PEX Component, in each case for the Distribution Date;

(13)          the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates and the Class A-S, Class B and Class C Regular Interests allocable to Prepayment Premiums and/or Yield Maintenance Charges;

(14)          the Interest Distribution Amount and Accrued Certificate Interest in respect of each Class of Certificates and the Class A-S, Class B and Class C Regular Interests for such Distribution Date or the related Interest Accrual Period, as applicable;

(15)          the Pass-Through Rate for each Class of Certificates for the Interest Accrual Period related to such Distribution Date;

(16)          the Principal Distribution Amount and the Unadjusted Principal Distribution Amount for such Distribution Date, separately identifying the respective components thereof (and, in the case of any Principal Prepayment or other unscheduled collection of principal Received by the Trust during the related Collection Period, the loan number for the related Mortgage Loan and the amount of such prepayment or other collection of principal);

(17)          the Class Principal Balance of each Class of Principal Balance Certificates and the Class Notional Amount of each Class of Interest Only Certificates, outstanding immediately before and immediately after such Distribution Date, separately identifying any reduction therein pursuant to Section 4.04 on such Distribution Date;

(18)          (A) the loan number for each Required Appraisal Loan and any related Appraisal Reduction Amount as of the related Determination Date and (B) the aggregate Appraisal Reduction Amount for all Required Appraisal Loans as of the related Determination Date;

(19)          on a cumulative basis from the Cut-off Date, the number, aggregate Stated Principal Balance immediately after such Distribution Date (in the case of subclauses (A), (B) and (E)), aggregate Cut-off Date Principal Balance (in the case of subclauses (C) and (D)), weighted average extension period (except in the case of subclause (B) and which shall be zero in the case of subclause (C)), and weighted average anticipated extension period (in the case of subclause (B)) of Mortgage Loans (A) as to which the maturity dates have been extended, (B) as

G-2-2

to which the maturity dates are in the process of being extended, (C) that have paid off and were never extended, (D) as to which the maturity dates had previously been extended and have paid off and (E) as to which the maturity dates had been previously extended and are in the process of being further extended;

(20)          any unpaid Interest Distribution Amount in respect of each Class of Certificates after giving effect to the distributions made on such Distribution Date, and if the full amount of the Principal Distribution Amount was not distributed on such Distribution Date, the portion of the shortfall affecting each Class of Principal Balance Certificates;

(21)          the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated thereto;

(22)          the aggregate unpaid principal balance of the Mortgage Pool outstanding as of the close of business on the related Determination Date;

(23)          with respect to any Mortgage Loan as to which a Liquidation Event occurred during the related Collection Period, (A) the loan number thereof, (B) the nature of the Liquidation Event and, in the case of a Final Recovery Determination, a brief description of the basis for such Final Recovery Determination, (C) the aggregate of all Liquidation Proceeds that are included in the Available Distribution Amount and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (D) the aggregate amount of any Realized Loss and Additional Trust Fund Expenses in connection with such Liquidation Event;

(24)          with respect to any REO Property as to which a Final Recovery Determination was made during the related Collection Period, (A) the loan number of the related Mortgage Loan, (B) a brief description of the basis for the Final Recovery Determination, (C) the aggregate of all Liquidation Proceeds and other amounts Received by the Trust with respect to such REO Property during the related Collection Period (separately identifying the portion thereof allocable to distributions on the Certificates), (D) the aggregate amount of any Realized Loss and Additional Trust Fund Expenses in respect of the related REO Mortgage Loan in connection with such Final Recovery Determination and (E) if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

(25)          (A) the aggregate amount of unreimbursed P&I Advances that had been outstanding with respect to the Mortgage Pool at the close of business on the related Determination Date and the aggregate amount of any interest accrued and payable to the General Master Servicer, the NCB Master Servicer or the Trustee in respect of any such unreimbursed P&I Advances in accordance with Section 4.03 as of the close of business on such related Determination Date and (B) the aggregate amount of unreimbursed Servicing Advances that had been outstanding with respect to the Mortgage Pool as of the close of business on the related Determination Date and the aggregate amount of interest accrued and payable to the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer or the Trustee in respect of such unreimbursed

G-2-3

Servicing Advances in accordance with Section 3.11(g) as of the close of business on such related Determination Date;

(26)          the aggregate amount of any interest on Advances in respect of the Mortgage Pool paid to the General Master Servicer or the NCB Master Servicer, as applicable, and the Trustee or any other party hereto during the related Collection Period in accordance with Section 3.11(g) and/or Section 4.03(d);

(27)          a loan-by-loan listing of any Mortgage Loan that was defeased during the related Collection Period;

(28)          the amount of Excess Liquidation Proceeds held in the Excess Liquidation Proceeds Account as of the end of the related Collection Period;

(29)          the amounts of the distributions made to the Holders of the Class R and Class V Certificates on such Distribution Date;

(30)          with respect to any Mortgage Loan that was the subject of any material modification, extension or waiver during the related Collection Period, (A) the loan number thereof, (B) the unpaid principal balance thereof and (C) a brief description of such modification, extension or waiver, as the case may be;

(31)          with respect to any Mortgage Loan as to which an uncured and unresolved Material Breach or Material Document Defect is alleged to exist, (A) the loan number thereof, (B) the unpaid principal balance thereof, (C) a brief description of such alleged Material Breach or Material Document Defect, as the case may be, and (D) the status of such alleged Material Breach or Material Document Defect, as the case may be, including any actions known to the Certificate Administrator that are being taken by or on behalf of the related Mortgage Loan Seller;

(32)          with respect to any Mortgage Loan as to which the related Mortgaged Property became an REO Property during the related Collection Period, the loan number of such Mortgage Loan and the Stated Principal Balance of such Mortgage Loan as of the related date of acquisition by the Trust Fund;

(33)          the aggregate of (A) all Realized Losses incurred during the related Collection Period and, as of the related Determination Date, from the Closing Date and (B) all Additional Trust Fund Expenses (with a description thereof) incurred during the related Collection Period and, as of the related Determination Date, from the Closing Date;

(34)          the aggregate of all Realized Losses and Additional Trust Fund Expenses that remain unallocated immediately following such Distribution Date;

(35)          the Certificate Factor for each Class of Certificates immediately following such Distribution Date; and

G-2-4

(36)          an itemized listing of any Disclosable Special Servicer Fees received by the General Special Servicer, the NCB Special Servicer or the One Court Square Special Servicer, as applicable, or any of its affiliates during the related Collection Period.

In the case of information provided to the Certificate Administrator as a basis for information to be furnished pursuant to clauses (5) through (11), (18), (22) through (27), and (30) through (36) above, insofar as the underlying information is solely within the control of the Depositor, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the General Master Servicer, the NCB Master Servicer or the Certificate Administrator may, absent manifest error, conclusively rely on the reports to be provided by the Depositor, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the General Master Servicer or the NCB Master Servicer, as the case may be.

G-2-5

EXHIBIT H

FORM OF SERVICED PARI PASSU COMPANION LOAN HOLDER CERTIFICATION

[Date]

Wells Fargo Bank, National Association, as General Master Servicer
Commercial Mortgage Servicing
MAC D1086
550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: WFCM 2015-NXS3 Asset Manager

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services — WFCM 2015-NXS3

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Wells Fargo Commercial Mortgage Trust 2015-NXS3, Trust Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 – Serviced Pari Passu Companion Loan

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, with respect to any Serviced Pari Passu Companion Loan (as defined in the Pooling and Servicing Agreement), the undersigned hereby certifies and agrees as follows:

1.          The undersigned is a Serviced Pari Passu Companion Loan Holder (as defined in the Pooling and Servicing Agreement).

2.          The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned shall keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner, in whole or in part.

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require

H-1

registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

3.          The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations contained herein remain true and correct.

4.          The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Trust Advisor, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Companion Loan Holder]

By:
Title: Company: Phone:

H-2

EXHIBIT I-1

FORM OF NOTICE AND ACKNOWLEDGMENT
CONCERNING REPLACEMENT OF SPECIAL SERVICER

[Date]

DBRS, Inc.
333 West Wacker Drive, Suite 1800
Chicago, Illinois 60606

Kroll Bond Rating Agency, Inc.
845 Third Avenue, 4th Floor
New York, New York 10022

Moody’s Investors Service, Inc.
7 World Trade Center, 25th Floor
New York, New York 10007

Attn: ______________

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

Ladies and Gentlemen:

This notice is being delivered pursuant to Section 6.05 of the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Agreement”) among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, and relating to Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”). Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

Notice is hereby given that ____________________________________ has designated ________________________________ to serve as the [General] [NCB] [One Court Square] Special Servicer under the Agreement.

The designation of ____________________________ as [General] [NCB] [One Court Square] Special Servicer will become final if certain conditions are met and each Rating Agency delivers to Wilmington Trust, National Association, the trustee under the Agreement (the “Trustee”), written confirmation that if the person designated to become the [General] [NCB] [One Court Square] Special Servicer were to serve as such, such event would not result in

I-1-1

a qualification, downgrade or withdrawal of any Class of Rated Certificates then rated by such Rating Agency. Accordingly, such confirmation is hereby requested as soon as possible.

Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

Very truly yours,

[___________]

Name:
Title:

Receipt acknowledged:

DBRS, INC.

By:
Name:
Title:
Date:

kROLL BOND RATING AGENCY, INC.

By:
Name:
Title:
Date:

MOODY’S INVESTORS SERVICE, INC.

By:
Name:
Title:
Date:

I-1-2

EXHIBIT I-2

FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

[Date]

[CERTIFICATE ADMINISTRATOR]
[TAX ADMINISTRATOR]
[TRUSTEE]
[GENERAL MASTER SERVICER]
[NCB MASTER SERVICER]
[DEPOSITOR]
[GENERAL SPECIAL SERVICER]
[NCB SPECIAL SERVICER]
[ONE COURT SQUARE SPECIAL SERVICER]
[TRUST ADVISOR]

Re:         Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

Ladies and Gentlemen:

Pursuant to Section 6.05 of the Pooling and Servicing Agreement, dated as of October 1, 2015 relating to Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Agreement”), the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as the [General] [NCB] [One Court Square] Special Servicer under the Agreement. The undersigned hereby acknowledges and agrees that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of the [General] [NCB] [One Court Square] Special Servicer. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 2.06 of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: ____________________. The undersigned represents and warrants that it is a Qualified Replacement Special Servicer pursuant to the Pooling and Servicing Agreement. Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

By:
Name:
Title:

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EXHIBIT J

FORM OF UCC-1 FINANCING STATEMENT

Seller/Debtor:

Wells Fargo Commercial Mortgage Securities, Inc.

c/o Wells Fargo Securities, LLC

375 Park Avenue, 2nd Floor, J0127-023

New York, New York 10152

Attention: A.J. Sfarra

Buyer/Secured Party:

Wilmington Trust, National Association
as Trustee for the registered holders of
Wells Fargo Commercial Mortgage Trust 2015-NXS3,
Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3
1100 North Market Street

Wilmington, Delaware 19890
Attention: WFCM 2015-NXS3

Text:

See Schedule 1 attached hereto and made a part hereof.

A sale by the Seller/Debtor of, or a grant by the Seller/Debtor of a security interest in, any collateral described in this financing statement will violate the rights of the Buyer/Secured Party.

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SCHEDULE 1 to EXHIBIT J

Seller/Debtor:

Wells Fargo Commercial Mortgage Securities, Inc.

375 Park Avenue, 2nd Floor, J0127-023

New York, New York 10152

Attention: A.J. Sfarra

Buyer/Secured Party:

Wilmington Trust, National Association
as Trustee for the registered holders of
Wells Fargo Commercial Mortgage Trust 2015-NXS3,
Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3
1100 North Market Street

Wilmington, Delaware 19890
Attention: WFCM 2015-NXS3

Description of the Property Covered:

This Schedule 1 is attached to and incorporated in a financing statement pertaining to Wells Fargo Commercial Mortgage Securities, Inc., as depositor (referred to as the “Seller/Debtor” for the purpose of this financing statement only), and Wilmington Trust, National Association as trustee for the holders of the Series 2015-NXS3 Certificates (referred to as the “Buyer/Secured Party” for purposes of this financing statement only), under that certain Pooling and Servicing Agreement, dated as of October 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Pooling and Servicing Agreement”), among the Seller/Debtor as depositor, the Buyer/Secured Party as trustee, Wells Fargo Bank, National Association as general master servicer (in such capacity, the “General Master Servicer”), as certificate administrator (in such capacity, the “Certificate Administrator”), as tax administrator and as custodian, LNR Partners, LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square special servicer (the “One Court Square Special Servicer”) and Pentalpha Surveillance LLC, as trust advisor, relating to the issuance of the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (collectively, the “Series 2015-NXS3 Certificates”). Capitalized terms used herein and not defined shall have the respective meanings given to them in the Pooling and Servicing Agreement. The attached financing statement covers all of the Seller/Debtor’s right, title and interest in and to the following, whether now owned or existing or hereafter acquired or arising (the “Collateral”):

(1)          the Mortgage Loans,

(2)          all principal and interest received on or with respect to such Mortgage Loans after the Cut-off Date (other than scheduled payments of interest and principal due and payable on such

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Mortgage Loans on or prior to their respective Cut-off Dates or, in the case of a Replacement Mortgage Loan, on or prior to the related date of substitution),

(3)          all amounts held from time to time in the Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, the REO Account, and all investment earnings on such amounts,

(4)          the rights of the Seller/Debtor under Sections 2, 3, 4 (other than Section 4(c), (d) and (f)) and 5 (other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each Mortgage Loan Purchase Agreement,

(5)          all other assets included or to be included in the Trust Fund, and

(6)          all income, payments, products and proceeds of any of the foregoing, together with any additions thereto or substitutions therefor.

Definitions:

“Code”: The Internal Revenue Code of 1986 and regulations promulgated thereunder, including proposed regulations to the extent that, by reason of their proposed effective date, could, as of the date of any determination or opinion as to the tax consequences of any action or proposed action or transaction, be applied to the Trust or the Series 2015-NXS3 Certificates.

“Collection Account”: The segregated account or accounts created and maintained by each Master Servicer, pursuant to Section 3.04(a) of the Pooling and Servicing Agreement, in trust for the Certificateholders.

“Cut-off Date”: With respect to each Mortgage Loan, the Due Date for the Monthly Payment due on such Mortgage Loan in October 2015 (or, in the case of any Mortgage Loan that has its first Due Date in November 2015, the date that would have been its Due Date in October 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

“Defective Mortgage Loan”: Any Mortgage Loan as to which there exists a material breach or a material document defect that has not been cured in all material respects.

“Distribution Account”: The segregated account or accounts created and maintained by the Certificate Administrator on behalf of the Buyer/Secured Party, pursuant to Section 3.04(b) of the Pooling and Servicing Agreement, for the benefit of the Certificateholders.

“Excess Liquidation Proceeds Account”: The segregated account (or the sub-account of the Distribution Account) created and maintained by the Certificate Administrator on behalf of the Trustee pursuant to Section 3.04(d) of the Pooling and Servicing Agreement for the benefit of the Certificateholders.

“Grantor Trust”: A grantor trust as defined under subpart E of part 1 of subchapter J of the Code.

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“Grantor Trust Pool”: The Grantor Trust created pursuant to the Pooling and Servicing Agreement containing the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEX Specific Grantor Trust Assets and the Class V Specific Grantor Trust Assets.

“Interest Reserve Account”: The segregated account (or sub-account of the Distribution Account) created and maintained by the Certificate Administrator on behalf of the Trustee, pursuant to Section 3.04(c) of the Pooling and Servicing Agreement, for the benefit of the Certificateholders.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.04(g) of the Pooling and Servicing Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of any REMIC Pool.

“Mortgage”: With respect to any Mortgage Loan, separately and collectively, as the context may require, each mortgage, deed of trust, deed to secure debt or similar document that secures the related Mortgage Note and creates a lien on the related Mortgaged Property.

“Mortgage File”: The original Mortgage Note, the original or a copy of the Mortgage and each other legal, credit and servicing document related to any Mortgage Loan or serviced pari passu companion loan as specified in the definition of “Mortgage File” in the Pooling and Servicing Agreement.

“Mortgage Loan”: Each of the Original Mortgage Loans and Replacement Mortgage Loans that are from time to time held in the Trust Fund. As used herein, the term “Mortgage Loan” includes the interest of the Trust Fund in the related Mortgage Loan Documents and each non-trust-serviced pooled Mortgage Loan, but does not include any companion loan.

“Mortgage Loan Documents”: With respect to any Mortgage Loan or serviced pari passu companion loan, the documents included or required to be included, as the context may require, in the related Mortgage File and Servicing File.

“Mortgage Loan Purchase Agreement”: Any of (i) the Mortgage Loan Purchase Agreement dated as of September 25, 2015, between Natixis Real Estate Capital LLC, as seller, and the Seller/Debtor, as purchaser; (ii) the Mortgage Loan Purchase Agreement dated as of September 25, 2015, between Wells Fargo Bank, National Association, as seller, and the Seller/Debtor, as purchaser; (iii) the Mortgage Loan Purchase Agreement dated as of September 25, 2015, between Silverpeak Real Estate Finance LLC, as seller, and the Seller/Debtor, as purchaser; and (iv) the Mortgage Loan Purchase Agreement dated as of September 25, 2015, between National Cooperative Bank, N.A., as seller, and the Seller/Debtor, as purchaser.

“Mortgage Note”: The original executed promissory note(s) evidencing the indebtedness of a borrower under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

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“Mortgaged Property”: Individually and collectively, as the context may require, each real property (together with all improvements and fixtures thereon) subject to the lien of a Mortgage and constituting collateral for a Mortgage Loan or loan combination, as applicable. With respect to any cross-collateralized Mortgage Loan, if and when the context may require, “Mortgaged Property” shall mean, collectively, all the mortgaged real properties (together with all improvements and fixtures thereon) securing the relevant cross-collateralized group.

“Original Mortgage Loans”: The mortgage loans initially identified on Schedule I to the Pooling and Servicing Agreement, including each non-trust-serviced pooled Mortgage Loan. No pari passu companion loan is an “Original Mortgage Loan”.

“REMIC”: A “real estate mortgage investment conduit” as defined in Section 860A through G of the Code.

“REMIC Pool”: Any of REMIC I, REMIC II or REMIC III.

“REO Account”: A segregated custodial account or accounts created and maintained by the General Special Servicer, the NCB Special Servicer or the One Court Square Special Servicer, as applicable, pursuant to and for the benefit of the Persons specified in Section 3.16(b) of the Pooling and Servicing Agreement.

“REO Property”: A Mortgaged Property acquired on behalf and in the name of the Trustee for the benefit of the Certificateholders (and, in the case of each such Mortgaged Property relating to a serviced loan combination, also on behalf of the related Serviced Pari Passu Companion Loan Holder(s)) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan or Serviced Pari Passu Companion Loan; provided that a Mortgaged Property that secures a Non-Trust-Serviced Pooled Mortgage Loan shall constitute an REO Property if and when it is acquired under the related non-trust pooling and servicing agreement for the benefit of the Trustee as the holder of such Non-Trust-Serviced Pooled Mortgage Loan and of the holder of the related Non-Serviced Companion Loan(s) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of such Non-Trust-Serviced Pooled Mortgage Loan.

“Replacement Mortgage Loan”: Any qualifying substitute Mortgage Loan that is substituted by a Responsible Repurchase Party for a Defective Mortgage Loan as contemplated by Section 2.03 of the Pooling and Servicing Agreement.

“Responsible Repurchase Party”: (i) With respect to each Mortgage Loan transferred to the Seller/Debtor by Natixis Real Estate Capital LLC, Natixis Real Estate Capital LLC; (ii) with respect to each Mortgage Loan transferred to the Seller/Debtor by Wells Fargo Bank, National Association, Wells Fargo Bank, National Association; (iii) with respect to each Mortgage Loan transferred to the Seller/Debtor by Silverpeak Real Estate Finance LLC, Silverpeak Real Estate Finance LLC; and (iv) with respect to each Mortgage Loan transferred to the Seller/Debtor by National Cooperative Bank, N.A., National Cooperative Bank, N.A..

“Servicing File”: Any documents (other than documents required to be part of the related Mortgage File, but including copies of documents required to be part of the related

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Mortgage File and originals or copies of all management agreements which are not covered by the definition of “Mortgage File” and originals of any letters of credit) that are in the possession or under the control of, or that are required (pursuant to the applicable Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement or otherwise) to be delivered and actually have been delivered to, as the context may require, the applicable Master Servicer or the applicable Special Servicer and relating to the origination and servicing of any Mortgage Loan or serviced loan combination or the administration of any REO Property and reasonably necessary for the ongoing administration and/or servicing of the applicable Mortgage Loan or serviced loan combination, including any documents delivered by a Mortgage Loan seller.

“Trust”: The trust created by the Pooling and Servicing Agreement.

“Trust Fund”: All of the assets of all the REMIC Pools, the Grantor Trust Pool and the Loss of Value Reserve Fund. For the avoidance of doubt, no companion loan is an asset of the Trust Fund.

THE SELLER/DEBTOR AND THE BUYER/SECURED PARTY INTEND THE TRANSACTIONS CONTEMPLATED BY THE POOLING AND SERVICING AGREEMENT TO CONSTITUTE A SALE OF THE INTEREST IN THE COLLATERAL, AND THIS FILING SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT A SALE HAS NOT OCCURRED. THE REFERENCES HEREIN TO MORTGAGE NOTES SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT ANY MORTGAGE NOTE IS NOT AN INSTRUMENT WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE OR THAT A FILING IS NECESSARY TO PERFECT THE OWNERSHIP OR SECURITY INTEREST OF THE BUYER/SECURED PARTY IN ANY MORTGAGE NOTE, MORTGAGE OR OTHER MORTGAGE LOAN DOCUMENT. IN ADDITION, THE REFERENCES HEREIN TO SECURITIES, INSTRUMENTS AND OTHER OBLIGATIONS SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT ANY SUCH SECURITY, INSTRUMENT OR OTHER OBLIGATION IS NOT AN INSTRUMENT, A CERTIFICATED SECURITY OR AN UNCERTIFICATED SECURITY WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE, AS IN EFFECT IN ANY APPLICABLE JURISDICTION, NOR SHOULD THIS FINANCING STATEMENT BE CONSTRUED AS A CONCLUSION THAT A FILING IS NECESSARY TO PERFECT THE OWNERSHIP OR SECURITY INTEREST OF THE BUYER/SECURED PARTY IN THE CONTRACTUAL RIGHT TO PAYMENT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO PAYMENTS OF PRINCIPAL AND INTEREST AND THE RIGHT TO ENFORCE THE RELATED PAYMENT OBLIGATIONS, ARISING FROM OR UNDER ANY SUCH SECURITY, INSTRUMENT OR OTHER OBLIGATION (INCLUDING, WITHOUT LIMITATION, ANY PERMITTED INVESTMENT).

A SALE BY THE SELLER/DEBTOR OF, OR A GRANT BY THE SELLER/DEBTOR OF A SECURITY INTEREST IN, ANY COLLATERAL DESCRIBED IN THIS FINANCING STATEMENT WILL VIOLATE THE RIGHTS OF THE BUYER/SECURED PARTY.

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EXHIBIT K-1A

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER PARTIES
(for Persons other than the Subordinate Class Representative and/or a Subordinate Class Certificateholder)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, MD 21045

Attention:             Corporate Trust Services – WFCM 2015-NXS3

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Class [__] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, with respect to the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.          The undersigned is a certificateholder, beneficial owner or prospective purchaser of the Class of Certificates referenced above and is neither a Subordinate Class Certificateholder nor the Subordinate Class Representative.

2.          The undersigned is not (i) a Borrower, a Mortgagor or a manager of a Mortgaged Property or any Affiliate thereof, (ii) solely with respect to the ten largest Mortgage Loans by Cut-off Date Principal Balance, (A) any Person that owns, directly or indirectly, 25% or more of a Borrower, a Mortgagor or manager of a Mortgaged Property or (B) any Person that owns, directly or indirectly, 25% or more of a beneficial interest in any mezzanine lender of any mezzanine loan related to a Mortgage Loan that has accelerated such mezzanine loan as set forth in clause (iii) or (iii) any mezzanine lender (or any Affiliate thereof) of any mezzanine loan related to a Mortgage Loan that has accelerated such mezzanine loan (unless (a) acceleration was automatic under such mezzanine loan, (b) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such mezzanine lender or an Affiliate of such mezzanine lender and (c) such mezzanine lender is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure proceedings with respect to such mezzanine loan against the equity interests in the Borrower(s) of such Mortgage Loan.

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3.          The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.          The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify each of the parties to the Agreement and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.          The undersigned agrees that each time it accesses the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

6.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder] [Beneficial Owner] [Prospective Purchaser]

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By:

Name:

Title:

Company:

Phone:

K-1A-3

EXHIBIT K-1B

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER PARTIES
(for the Subordinate Class Representative and/or a Subordinate Class Certificateholder)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, MD 21045

Attention: Corporate Trust Services – WFCM 2015-NXS3

LNR Partners, LLC

1601 Washington Avenue, Suite 700

Miami, Florida 33139

Attention: Thomas F. Nealon, Esq., Steven A. Rivers, Esq. and Job Warshaw

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

MAC D1086 120, 550 South Tryon Street, 14th Floor

Charlotte, North Carolina 28202

Attention: WFCM 2015-NXS3 Asset Manager

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Kathleen Luzik

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, with respect to the Wells Fargo Commercial Mortgage Trust 2015-

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NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.          The undersigned is [the Subordinate Class Representative][a Subordinate Class Certificateholder] and is not an Excluded Controlling Class Holder.

2.          The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

3.          The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify each of the parties to the Agreement and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

4.          The undersigned agrees that each time it accesses the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

5.          The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

6.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

K-1B-2

[Subordinate Class Representative] [Subordinate Class Certificateholder]

By:

Name:

Title:

Company:

Phone:

K-1B-3

EXHIBIT K-2A

FORM OF INVESTOR CERTIFICATION FOR BORROWER PARTIES

(for Persons other than the Subordinate Class Representative and/or a Subordinate Class Certificateholder)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, MD 21045

Attention:             Corporate Trust Services – WFCM 2015-NXS3

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Class [__] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, with respect to the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.         The undersigned is a certificateholder, beneficial owner or prospective purchaser of the Class of Certificates referenced above and is neither a Subordinate Class Certificateholder nor the Subordinate Class Representative.

2.          The undersigned is (i) a Borrower, a Mortgagor or a manager of a Mortgaged Property or any Affiliate thereof, (ii) solely with respect to the ten largest Mortgage Loans by Cut-off Date Principal Balance, (A) any Person that owns, directly or indirectly, 25% or more of a Borrower, a Mortgagor or manager of a Mortgaged Property or (B) any Person that owns, directly or indirectly, 25% or more of a beneficial interest in any mezzanine lender of any mezzanine loan related to a Mortgage Loan that has accelerated such mezzanine loan as set forth in clause (iii) or (iii) any mezzanine lender (or any Affiliate thereof) of any mezzanine loan related to a Mortgage Loan that has accelerated such mezzanine loan (unless (a) acceleration was automatic under such mezzanine loan, (b) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such mezzanine lender or an Affiliate of such mezzanine lender and (c) such mezzanine lender is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure proceedings with respect to such mezzanine loan against the equity interests in the Borrower(s) of such Mortgage Loan.

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3.          The undersigned is requesting access to the Distribution Date Statement information in accordance with the Agreement (the “Information”), and agrees (i) to keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and (ii) to use such Information for the sole purpose of evaluating the purchase of the related Certificates, and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.          The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify each party to the Agreement and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.          The undersigned agrees that each time it accesses the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

6.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder] [Beneficial Owner] [Prospective Purchaser]

By:

Name:

Title:

Company:

Phone:

K-2A-2

EXHIBIT K-2B

FORM OF INVESTOR CERTIFICATION FOR BORROWER PARTIES

(for the Subordinate Class Representative and/or a Subordinate Class Certificateholder)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, MD 21045

Attention: Corporate Trust Services – WFCM 2015-NXS3

LNR Partners, LLC

1601 Washington Avenue, Suite 700

Miami, Florida 33139

Attention: Thomas F. Nealon, Esq., Steven A. Rivers, Esq. and Job Warshaw

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

MAC D1086 120, 550 South Tryon Street, 14th Floor

Charlotte, North Carolina 28202

Attention: WFCM 2015-NXS3 Asset Manager

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Kathleen Luzik

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, with respect to the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

K-2B-1

1.          The undersigned is [the Subordinate Class Representative][a Subordinate Class Certificateholder] and is an [Excluded Holder][Excluded Controlling Class Holder] and the applicable [Excluded Loans][Excluded Controlling Class Loans] are listed on Schedule 1 hereto. The undersigned is not an Excluded Holder or an Excluded Controlling Class Holder with respect to any other Mortgage Loan.

2.          Except for the Excluded Information in respect of an Excluded Controlling Class Loan, the undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.          To the extent the undersigned receives access pursuant to the Agreement to any confidential or privileged information related to any Excluded Controlling Class Loan (the “Excluded Loan Information”) on the Certificate Administrator’s website or otherwise receives access to such Excluded Loan Information in connection with its duties, or exercise of its rights, under the Agreement, the undersigned (i) shall not directly or indirectly provide any information related to the Excluded Controlling Class Loan to the related Borrower or (A) any employees or personnel of the undersigned or any Affiliate involved in the management of any investment in the related Borrower or the related Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

5.          The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify each party to the Agreement and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.          The undersigned agrees that each time it accesses the Information or Excluded Loan Information on the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

K-2B-2

7.          The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

8.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Subordinate Class Representative] [Subordinate Class Certificateholder]

By:

Name:

Title:

Company:

Phone:

K-2B-3

SCHEDULE 1 to EXHIBIT K-2B

[EXCLUDED LOANS][EXCLUDED CONTROLLING CLASS LOANS]

Loan Number	Loan/Property Name

K-2B-4

EXHIBIT K-3A

FORM OF NOTICE OF [EXCLUDED HOLDER][EXCLUDED CONTROLLING CLASS HOLDER]

[Date]

Wells Fargo Bank, National Association Commercial Mortgage Servicing MAC D1086 550 South Tryon Street, 14th Floor Charlotte, North Carolina 28202 Attention: WFCM 2015-NXS3 Asset Manager	Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, Maryland 21045 Attention: Corporate Trust Services – WFCM 2015-NXS3

LNR Partners, LLC 1601 Washington Avenue, Suite 700 Miami, Florida 33139 Attention: Thomas F. Nealon, Esq., Steven A. Rivers, Esq. and Job Warshaw	Wilmington Trust, National Association 1100 North Market Street Wilmington, Delaware 19890 Attention: WFCM 2015-NXS3

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York, 14228
Attention: Don Simon, Chief Operating Officer

Midland Loan Services, a Division of PNC
Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Kathleen Luzik

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

In accordance with Section 8.12(f) of the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and

K-3A-1

Wilmington Trust, National Association, as Trustee, with respect to the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), the undersigned (the “Excluded Holder”) hereby certifies and agrees as follows:

1.          The undersigned is the [Majority Subordinate Certificateholder] [Subordinate Class Representative] [Subordinate Class Certificateholder] as of the date hereof.

2.          The undersigned has become an [Excluded Holder][Excluded Controlling Class Holder] with respect to the following Loans:

Loan Number	ODCR	Loan Name	Borrower Name

3.          The undersigned is simultaneously providing notice to the Certificate Administrator in the form of Exhibit K-3B to the Pooling and Servicing Agreement, requesting termination of access to any Excluded Information. The undersigned acknowledges that it may not and shall not access any Excluded Information with respect to such [Excluded Loan][Excluded Controlling Class Loan] unless and until it has delivered notice of the termination of the related [Excluded Holder][Excluded Controlling Class Holder] status in accordance with Section 8.12(f) of the Pooling and Servicing Agreement.

4.          The undersigned agrees to indemnify and hold harmless the Trustee, the Certificate Administrator, the General Master Servicer, the General Special Servicer (as applicable), the NCB Master Servicer, the NCB Special Servicer (as applicable), the One Court Square Master Servicer (as applicable), the Trust Advisor, the Depositor, and the Trust from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any Excluded Information with respect to any of the [Excluded Loans][Excluded Controlling Class Loans] listed in Paragraph 2 above, provided that such access is not a result of such indemnified party’s negligence, bad faith or willful misconduct.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

K-3A-2

[Majority Subordinate Certificateholder]
[Subordinate Class Representative][ Subordinate Class Certificateholder]

By:
Name:
Title:
Phone:
Email:
Address:

K-3A-3

EXHIBIT K-3B

FORM OF NOTICE OF [EXCLUDED HOLDER] [EXCLUDED CONTROLLING CLASS HOLDER] TO CERTIFICATE ADMINISTRATOR

[Date]

Via: Email
Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – WFCM 2015-NXS3
trustadministrationgroup@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association 8480 Stagecoach Circle Frederick, Maryland 21701-4747 Attention: WFCM 2015-NXS3

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

In accordance with Section 8.12(f) of the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, with respect to the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), the undersigned (the “Excluded Holder”) hereby directs you as follows:

1.          The undersigned is the [Majority Subordinate Certificateholder] [Subordinate Class Representative] [Subordinate Class Certificateholder] as of the date hereof, and has become an [Excluded Holder][Excluded Controlling Class Holder] with respect to certain Mortgage Loans.

2.          The following USER IDs for CTSLink are affiliated with the undersigned and access to any information on the Certificate Administrator’s Website with respect to the WFCM 2015-NXS3 transaction should be revoked as to such users:

K-3B-1

______________________________________

______________________________________

______________________________________

______________________________________

3.          The undersigned acknowledges that it may not and shall not access any Excluded Information with respect to such [Excluded Loan][Excluded Controlling Class Loan] unless and until it is no longer an [Excluded Holder][Excluded Controlling Class Holder] with respect to such [Excluded Loan][Excluded Controlling Class Loan] and has submitted an investor certification in the form of Exhibit K-1B thereof.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[Majority Subordinate Certificateholder]
[Subordinate Class Representative][Subordinate Class Certificateholder]

Name:
Title:
Phone:
Email:
Address:

The undersigned hereby acknowledges that
access to CTSLink has been revoked for
the users listed in Paragraph 2.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Certificate Administrator

Name:
Title:

K-3B-2

EXHIBIT K-4

FORM OF INVESTOR CONFIDENTIALITY AGREEMENT

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, MD 21045

Attention:             Corporate Trust Services – WFCM 2015-NXS3

Re:	Information Regarding Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

Ladies and Gentlemen:

In connection with the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), we acknowledge that we will be furnished by Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, and/or Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer (and may have been previously furnished) with certain information (the “Information”). For the purposes of this letter agreement (this “Agreement”), “Representative” of a Person refers to such Person’s directors, officers, employees, and agents; and “Person” refers to any individual, group or entity.

In connection with and in consideration of our being provided with Information, we hereby acknowledge and agree that we are requesting and will use the Information solely for purposes of making investment decisions and/or exercising the rights of the Subordinate Class Representative with respect to the above-referenced Certificates and the related Mortgage Loans and will not disclose such Information to any other Person or entity unless required to do so by law; provided such Information may be disclosed to (i) the Representatives of the undersigned, (ii) the auditors and regulators of the undersigned (iii) to any Person or entity that is contemplating the purchase of any Certificate held by the undersigned or of an interest therein (or such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates (but only if such person or entity confirms in writing such contemplation of a prospective ownership interest and agrees in writing to keep such Information confidential)), (iv) the accountants and attorneys of the undersigned and (v) such governmental or banking authorities or agencies to which the undersigned is subject.

The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Subordinate Class Representative, the Trust Advisor, the Certificate Administrator, the Tax Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer and the Trust Fund for any

K-4-1

loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

This Agreement shall not apply to any of the Information which: (i) is or becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by us or any of our Representatives; (ii) becomes lawfully available to us on a non-confidential basis from a source other than you or one of your Representatives, which source is not bound by a contractual or other obligation of confidentiality to any Person; or (iii) was lawfully known to us on a non-confidential basis prior to its disclosure to us by you.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in that certain Pooling and Servicing Agreement, dated as of October 1, 2015, by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee.

This Agreement, when signed by us, will constitute our agreement with respect to the subject matter contained herein.

Very truly yours,

[NAME OF ENTITY]

By:
Name:
Title:
Company:
Phone:

cc:	Wells Fargo Bank, National Association Wilmington Trust, National Association

K-4-2

EXHIBIT K-5

FORM OF NOTICE OF MEZZANINE COLLATERAL FORECLOSURE

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services – WFCM 2015-NXS3
Email: trustadministrationgroup@wellsfargo.com

In accordance with Section [_______] of the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, with respect to the above-referenced certificates, the undersigned hereby notifies you that the following [Mezzanine Lenders] have accelerated the [Mezzanine Loan] and/or have commenced foreclosure proceedings against the related mezzanine collateral:

[__________________]

As set forth in the Agreement, you are required to cause such [Mezzanine Lender] to re-submit any Investor Certification previously delivered by such [Mezzanine Lender], prior to allowing it access to the information on the Certificate Administrator’s Website, to the extent such information is accessible only to Privileged Persons.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

[GENERAL][NCB][ONE COURT SQUARE][SPECIAL SERVICER]

By:
Name:
Title:

K-5-1

EXHIBIT L-1

FORM OF POWER OF ATTORNEY BY TRUSTEE
FOR MASTER SERVICERS, NCB SPECIAL SERVICER AND ONE COURT SQUARE SPECIAL SERVICER

RECORDING REQUESTED BY:
{insert address}

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Wilmington Trust, National Association, a national banking association, incorporated and existing under the laws of the United States, having its usual place of business at 1100 North Market Street, Wilmington, Delaware 19890, as Trustee (the “Trustee”) pursuant to that Pooling and Servicing Agreement dated as of October 1, 2015 (the “Agreement”) by and among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as General Master Servicer [(the “Servicer”)], National Cooperative Bank, N.A., as NCB Master Servicer [(the “Servicer”)], LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Special Servicer [(the “Servicer”)], Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer [(the “Servicer”)], Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, relating to the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, and the Trustee hereby constitutes and appoints the Servicer, by and through the Servicer’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) serviced by the Servicer and all properties (“REO Properties”) administered by the Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items (1) through (12) below with respect to the Mortgage Loans and REO Properties; provided however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required or permitted under the Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.	The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan.

2.	The modification or re-recording of a Mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting such Mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that said modification or re-recording, in either instance,

L-1-1

(i) does not adversely affect the lien of the Mortgage or deed of trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

3.	The subordination of the lien of a Mortgage or deed of trust to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

4.	The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to any real estate owned property.

5.	The completion of loan assumption agreements.

6.	The full satisfaction/release of a Mortgage or deed of trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

7.	The assignment of any Mortgage or deed of trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

8.	The full assignment of a Mortgage or deed of trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

9.	The full enforcement of and preservation of the Trustee’s interests in the Mortgage Notes, Mortgages or deeds of trust, and in the proceeds thereof, by way of, including but not limited to, foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and such deed of trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of deed in lieu of foreclosure;

L-1-2

f.	the filing, prosecution and defense of claims, and to appear on behalf of the Trustee, in bankruptcy cases affecting Mortgage Notes, Mortgages or deeds of trust;

g.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

h.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions; and

i.	the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, deed of trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.	With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;

b.	purchase and sale agreements;

c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

d.	escrow instructions; and

e.	any and all documents necessary to effect the transfer of property.

11.	The modification or amendment of escrow agreements established for repairs to the mortgaged property or reserves for replacement of personal property.

12.	The execution and delivery of the following:

a.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, deed of trust or other security document in the related Mortgage File or the related Mortgaged Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and

c.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or

L-1-3

condemnation awards to the restoration of the related Mortgaged Property, REO Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers) or REO Properties, documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties or REO Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan and any other consents.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of the date set forth below.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the Servicer has the power to delegate its rights or obligations under the Agreement, the Servicer also has the power to delegate the authority given to it by Wilmington Trust, National Association, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The Servicer’s attorneys-in-fact shall have no greater authority than that held by the Servicer.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the Trustee under the Agreement, or (iii) be construed to grant the Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Wilmington Trust, National Association except as specifically provided for herein. If the Servicer receives any notice of suit, litigation or proceeding in the name of Wilmington Trust, National Association, then the Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to the Servicer under the Agreement or to allow the Servicer to take any action with respect to Mortgages, deeds of trust or Mortgage Notes not authorized by the Agreement.

The Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or

L-1-4

nature whatsoever incurred by reason or result of the negligent use, or negligent or willful misuse, of this Limited Power of Attorney by the Servicer. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, Wilmington Trust, National Association, as Trustee for Wells Fargo Commercial Mortgage Trust 2015-NXS3 has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

Wilmington Trust, National Association, as Trustee for Wells Fargo Commercial Mortgage Trust 2015-NXS3

By:
Name:
Title:

L-1-5

State of	}
County of	}

On ________________________, before me, _________________________________Notary Public, personally appeared _________________ __________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of _________ that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

L-1-6

EXHIBIT L-2

FORM OF POWER OF ATTORNEY BY TRUSTEE FOR GENERAL SPECIAL SERVICER

RECORDING REQUESTED BY:

{insert address}

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Wilmington Trust, National Association, a national banking association, incorporated and existing under the laws of the United States, having its usual place of business at 1100 North Market Street, Wilmington, Delaware 19890, as Trustee (the “Trustee”) pursuant to that Pooling and Servicing Agreement dated as of October 1, 2015 (the “Agreement”) by and among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as General Master Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, LNR Partners, LLC, as General Special Servicer (the “Special Servicer”), National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, relating to the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, and the Trustee hereby constitutes and appoints the Special Servicer, by and through the Special Servicer’s officers and authorized employees, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) serviced by the Special Servicer and all properties (“REO Properties”) administered by the Special Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items 1 through 13 below with respect to the Mortgage Loans and REO Properties; provided however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required or permitted under the Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.	The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and to draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan.

2.	The modification or re-recording of a Mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting such Mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that said modification or re-recording, in either instance, (i) does not adversely affect the lien of the Mortgage or deed of trust as insured and (ii)

L-2-1

otherwise conforms to the provisions of the Agreement.

3.	The subordination of the lien of a Mortgage or deed of trust to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

4.	The conveyance of any property to the mortgage insurer, or the closing of title to any mortgaged property (a “Mortgaged Property”) to be acquired as REO Property, or conveyance of title to any REO Property.

5.	The completion of loan assumption agreements and transfers of interest in borrower entities.

6.	The full satisfaction/release of a Mortgage or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related promissory note.

7.	The assignment of any Mortgage and the related promissory note and other loan documents, in connection with the purchase or repurchase of the Mortgage Loan secured and evidenced thereby.

8.	The full assignment of a Mortgage upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related promissory note and other loan documents.

9.	The full enforcement of and preservation of the Trustee’s interests in any Mortgage or the related promissory note, and in the proceeds thereof, by way of, including but not limited to, taking title to any Mortgaged Property on behalf of the Trust, foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of judicial or non-judicial foreclosure and/or any related litigation, including without limitation, guaranty or receivership litigation, or litigation on the note, or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, the initiation or defense of any litigation related to the ownership of any REO Property, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and such deed of trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

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e.	the filing, prosecution and defense of claims, and the appearance on behalf of the Trustee, in bankruptcy cases affecting any Mortgage or the related promissory note;

f.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

g.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions;

h.	the creation of a wholly-owned entity of the Trust for purposes of holding foreclosed property; and

i.	the preparation and execution of such other documents and the performance of such other actions as may be necessary under the terms of the Mortgage or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.	With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

f.	listing agreements;

g.	purchase and sale agreements;

h.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

i.	escrow instructions; and

j.	any and all documents necessary to effect the transfer of property.

11.	The modification or amendment of escrow agreements established for repairs to the Mortgaged Property or reserves for replacement of personal property.

12.	Execute and/or file such documents and take such other action as is proper and necessary to defend the Trustee, solely in its capacity as Trustee, in litigation and to resolve such litigation, provided that such resolution shall not include any admission of fault or wrongdoing by the Trustee or, without the Trustee’s consent, subject the Trustee to any form of injunctive relief.

13.	The execution and delivery of the following:

d.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage or other security document in the related Mortgage File or the related Mortgaged Property and other related collateral;

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e.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments;

f.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property, REO Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers) or REO Properties, documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, management agreements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties or REO Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan and any other consents; and

g.	any and all documents, instruments and certifications as are reasonably necessary to complete or accomplish the Special Servicer’s duties and responsibilities under the Agreement.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of the date set forth below.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the Special Servicer has the power to delegate its rights or obligations under the Agreement, the Special Servicer also has the power to delegate the authority given to it by Wilmington Trust, National Association, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The Special Servicer’s attorneys-in-fact shall have no greater authority than that held by the Special Servicer.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the

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Trustee under the Agreement, or (iii) be construed to grant the Special Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Wilmington Trust, National Association except as specifically provided for herein or in the Agreement. If the Special Servicer receives any notice of suit, litigation or proceeding in the name of Wilmington Trust, National Association, then the Special Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend or limit the powers granted to the Special Servicer under the Agreement or to allow the Special Servicer to take any action with respect to Mortgages, deeds of trust or the related promissory notes not authorized by the Agreement.

The Special Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Trustee by reason or result of or in connection with the negligent use, or negligent or willful misuse, of this Limited Power of Attorney by the Special Servicer, or its attorneys-in-fact, of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

IN WITNESS WHEREOF, Wilmington Trust, National Association, as Trustee for Wells Fargo Commercial Mortgage Trust 2015-NXS3 has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

Wilmington Trust, National Association,

as Trustee for Wells Fargo Commercial Mortgage Trust 2015-NXS3

By:
Name:
Title:

Prepared by:

Name:

Witness:

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Witness:

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State of Delaware}

County of     }

On ________________________, before me, _________________________________Notary Public, personally appeared __________________ _________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Delaware that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

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 EXHIBIT M

FORM OF FINAL CERTIFICATION OF CUSTODIAN

[Date]

[PARTIES TO POOLING AND SERVICING AGREEMENT]
[MORTGAGE LOAN SELLERS]
[SERVICED PARI PASSU COMPANION LOAN HOLDERS]
[MAJORITY SUBORDINATE CERTIFICATEHOLDERS]
[SUBORDINATE CLASS REPRESENTATIVE]

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

Ladies and Gentlemen:

In accordance with Section 2.02(b) of that certain Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”) pursuant to which the certificates of the above-referenced series were issued, the undersigned hereby certifies that, with respect to each Original Mortgage Loan subject to the Pooling and Servicing Agreement, and subject to the exceptions noted in Schedule I attached hereto, that: (a) the original Mortgage Note specified in clause (i) of the definition of “Mortgage File” and all allonges thereto, if any (or a copy of such Mortgage Note, together with a lost note affidavit and indemnity certifying that the original of such Mortgage Note has been lost), the original or copy of documents specified in clauses (ii), (iii), (iv) (except with respect to a Non-Trust-Serviced Pooled Mortgage Loan), (viii) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (x) (if the Mortgage Loan Schedule specifies that a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest) and (xx) (if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” have been received by it; (b) if such report is due more than 180 days after the Closing Date, the recordation/filing contemplated by Section 2.01(e) has been completed (based solely on receipt by the Custodian of the particular recorded/filed documents or an appropriate receipt of recording/filing therefor); (c) all documents received by the Custodian with respect to such Mortgage Loan have been reviewed by the Custodian and (1) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (2) appear to have been executed and (3) purport to relate to such Mortgage Loan; and (d) based on the examinations referred to in Sections 2.02(a) and 2.02(b) of the Pooling and Servicing Agreement and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clause (iv)(A) and clause (vi) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the related Mortgage File.

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Capitalized terms used but not defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

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Schedule I to Exhibit M

SCHEDULE OF EXCEPTIONS TO MORTGAGE FILE DELIVERY

(under Section 2.02(b) of the Pooling and Servicing Agreement)

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EXHIBIT N

FORM OF DEFEASANCE CERTIFICATION

For any loan that is not among ten (10) largest loans in pool, with outstanding balance of (a) $35,000,000 or less, or (b) less than 2% of outstanding pool balance, whichever is less

To:

DBRS, Inc.
333 West Wacker Drive, Suite 1800
Chicago, Illinois 60606

Attn: ______________

Kroll Bond Rating Agency, Inc.
845 Third Avenue, 4th Floor
New York, New York 10022

Attn: ______________

Moody’s Investors Service, Inc.
7 World Trade Center, 25th Floor
New York, New York 10007

Attn: ______________

From:	[Wells Fargo Bank, National Association] [National Cooperative Bank, N.A.], in its capacity as [General] [NCB] Master Servicer (the “[General] [NCB] Master Servicer”) under the Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee.

Date:	_________, 20___

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 Mortgage loan (the “Mortgage Loan”) identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names: ____________________

____________________

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Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

As [General] [NCB] Master Servicer under the Pooling and Servicing Agreement, we hereby:

1.           Notify you that the Borrower has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

____	a full defeasance of the payments scheduled to be due in respect of the entire Stated Principal Balance of the Mortgage Loan; or

____	a partial defeasance of the payments scheduled to be due in respect of a portion of the Stated Principal Balance of the Mortgage Loan that represents ___% of the entire Stated Principal Balance of the Mortgage Loan and, under the Mortgage, has an allocated loan amount of $____________ or _______% of the entire Stated Principal Balance;

2.          Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Schedule A hereto, which exceptions the [General] [NCB] Master Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

a.	The Mortgage Loan Documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

b.	The defeasance was consummated on __________, 20__.

c.	The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. § 80a-1 et seq.), (ii) are listed as “Qualified Investments for ‘AAA’ Financings” under Paragraphs 1, 2 or 3 of “Cash Flow Approach” in [Standard & Poor’s Public Finance Criteria 2000], as amended to the date of the defeasance, (iii) are rated ‘AAA’ by Standard & Poor’s, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v) are not subject to prepayment, call or early redemption. Such securities have the characteristics set forth below:

CUSIP RATE MAT PAY DATES ISSUED

d.	The [General] [NCB] Master Servicer received an opinion of counsel (from counsel approved by the [General] [NCB] Master

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Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

e.	The [General] [NCB] Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) as to which one of the statements checked below is true:

____	the related Borrower was a Single-Purpose Entity (as defined in [Standard & Poor’s Structured Finance Ratings Real Estate Finance Criteria], as amended to the date of the defeasance (the “S&P Criteria”)) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool;

____	the related Borrower designated a Single-Purpose Entity (as defined in the S&P Criteria) to own the defeasance collateral; or

____	the [General] [NCB] Master Servicer designated a Single-Purpose Entity (as defined in the S&P Criteria) established for the benefit of the Trust to own the defeasance collateral.

f.	The Master Servicer received a broker or similar confirmation of the credit, or the accountant’s letter described below contained statements that it reviewed a broker or similar confirmation of the credit, of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by the securities intermediary and has been pledged to the Trustee.

g.	The Agreement executed in connection with the defeasance shall grant control of the pledged Securities Account to the Trustee and require the Securities Intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the [General] [NCB] Master Servicer’s collection account in the amounts and on the dates specified in the Mortgage Loan Documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan Documents (the “Scheduled Payments”).

h.	The [General] [NCB] Master Servicer received from the Borrower written confirmation from a firm of independent certified public accountants, who were approved by the [General] [NCB] Master Servicer in accordance with the Servicing Standard, stating that

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(i) revenues from principal and interest payments made on the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Stated Maturity Date, (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

i.	The Master Servicer received opinions from counsel, who were approved by the Master Servicer in accordance with the Servicing Standard, that (i) the agreements executed by the Borrower and/or the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor’s rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the Trustee will have a perfected, first priority security interest in the defeasance collateral described above.

j.	The agreements executed in connection with the defeasance (i) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P Criteria), (ii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor or the Borrower only after the Mortgage Loan has been paid in full, if any such release is permitted, (iii) prohibit any subordinate liens against the defeasance collateral, and (iv) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

k.	The Mortgage Loan is not among the ten (10) largest loans in the Mortgage Pool. The entire Stated Principal Balance of the Mortgage Loan as of the date of defeasance was $___________ [$35,000,000 or less or less than two percent of the Mortgage Pool balance, whichever is less], which is less than 2% of the aggregate Certificate Principal Balance of the Certificates as of the date of

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the most recent Distribution Date Statement received by us (the “Current Report”).

l.	The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is _____% of the aggregate Certificate Balance of the Certificates as of the date of the Current Report.

3.            Certify that, in addition to the foregoing, the [General] [NCB] Master Servicer has imposed such additional conditions to the defeasance (or waived such conditions), subject to the limitations imposed by the Mortgage Loan Documents, as are consistent with the Servicing Standard.

4.            Certify that Schedule B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance described above and that originals or copies of such agreements, instruments, documents and opinions have been or will be transmitted to the Custodian for placement in the related Mortgage File or, to the extent not required to be part of the related Mortgage File, are in the possession of the [General] [NCB] Master Servicer as part of the [General] [NCB] Master Servicer’s Servicing File.

5.            Certify and confirm that the determinations and certifications described above were rendered in accordance with the Servicing Standard set forth in, and the other applicable terms and conditions of, the Pooling and Servicing Agreement.

6.            Certify that the individual under whose hand the [General] [NCB] Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

7.            Agree to provide copies of all items listed in Schedule B to you upon request.

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IN WITNESS WHEREOF, the [General] [NCB] Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

[______________________],
as [General] [NCB] Master Servicer

By:
Name:
Title:

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Schedule A to Exhibit N

SCHEDULE A

SCHEDULE OF EXCEPTIONS TO CERTIFICATION

N-7

Schedule B to Exhibit N

SCHEDULE B

LIST OF AGREEMENTS, INSTRUMENTS, DOCUMENTS AND OPINIONS

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EXHIBIT O-1

FORM OF TRUST ADVISOR ANNUAL REPORT1
(SUBORDINATE CONTROL PERIOD)

Report Date: Report will be delivered annually no later than [INSERT DATE].

Transaction: Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

[Trust Advisor: Pentalpha Surveillance LLC]

[General Special Servicer: LNR Partners, LLC]

[NCB Special Servicer: National Cooperative Bank, N.A.]

[One Court Square Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association]

Subordinate Class Representative: [_____________________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report. [__] Specially Serviced Mortgage Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[__] of such Specially Serviced Mortgage Loans are still being analyzed by the [General] [NCB] [One Court Square] Special Servicer and/or Subordinate Class Representative as part of the development of an Asset Status Report. This report does not include work activity related to those open cases.

b.	[__] of such Specially Serviced Mortgage Loans had executed Final Asset Status Reports. This report is based only on the Specially Serviced Mortgage Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Trust Advisor has undertaken a limited review of the [General] [NCB] [One Court Square] Special Servicer’s operational activities to service certain Specially Serviced Mortgage Loans in accordance with the Servicing

1   This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Trust Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

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Standard. Based on such review, the Trust Advisor [does, does not] believe there are material violations of the [General] [NCB] [One Court Square] Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Trust Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report:

1.	The Trust Advisor reviewed the Final Asset Status Report that was previously executed by the [General] [NCB] [One Court Square] Special Servicer for the following [__] Specially Serviced Mortgage Loans: [LIST APPLICABLE SPECIALLY SERVICED MORTGAGE LOANS].

2.	The Trust Advisor’s review of the Final Asset Status Reports should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the [General] [NCB] [One Court Square] Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit the propert(y)/(ies) or interact with the borrower(s).

3.	All opinions outlined herein are limited to the Specially Serviced Mortgage Loans of this mortgage loan pool with respect to which Final Asset Status Reports have been delivered. Confidentiality and other provisions prohibit the Trust Advisor from using information it is privy to from other assignments in facilitating the activities of this assignment.

4.	As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the [General] [NCB] [One Court Square] Special Servicer prior to the Trust Advisor finalizing its annual assessment.

III.	Specific Items of Review

1.	The Trust Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	The following is a general discussion of certain concerns raised by the Trust Advisor discussed in this report: [LIST CONCERNS].

3.	In addition to the other information presented herein, the Trust Advisor notes the following additional items: [LIST ADDITIONAL ITEMS].

4.	As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the [General] [NCB] [One Court Square] Special Servicer prior to the Trust Advisor finalizing its annual assessment.

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IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Trust Advisor did not participate in, or have access to, the [General] [NCB] [One Court Square] Special Servicer’s and Subordinate Class Representative’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Trust Advisor did not meet with the [General] [NCB] [One Court Square] Special Servicer or the Subordinate Class Representative. As such, the Trust Advisor generally relied upon its review of the information described in Item 1 of Section III above and its interaction with the [General] [NCB] [One Court Square] Special Servicer in gathering the relevant information to generate this report.

2.	The [General] [NCB] [One Court Square] Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement. The Trust Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Trust Advisor’s ability to outline the details or substance of certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Trust Advisor is given access to by the [General] [NCB] [One Court Square] Special Servicer.

4.	There are many tasks that the [General] [NCB] [One Court Square] Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Trust Advisor does not participate in discussions regarding such actions. As such, the Trust Advisor has not assessed the [General] [NCB] [One Court Square] Special Servicer’s operational compliance with respect to those types of actions.

5.	This report is furnished to the Certificate Administrator pursuant to the provisions of the Pooling and Servicing Agreement. The delivery of this report shall not be construed to impose any duty on the Trust Advisor to respond to investor questions or inquiries.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement dated as of October 1, 2015.

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EXHIBIT O-2

FORM OF TRUST ADVISOR ANNUAL REPORT1
(COLLECTIVE CONSULTATION PERIOD AND SENIOR CONSULTATION PERIOD)

Report Date: Report will be delivered annually no later than [INSERT DATE].

Transaction: Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

[Trust Advisor: Pentalpha Surveillance LLC]

[General Special Servicer: LNR Partners, LLC]

[NCB Special Servicer: National Cooperative Bank, N.A.]

[One Court Square Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association]

Subordinate Class Representative: [_____________________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	[__] Specially Serviced Mortgage Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[__] of such Specially Serviced Mortgage Loans are still being analyzed by the [General] [NCB] [One Court Square] Special Servicer as part of the development of an Asset Status Report.

b.	[__] of such Specially Serviced Mortgage Loans had executed Final Asset Status Reports. The Final Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Trust Advisor has undertaken a limited review of the [General] [NCB] [One Court Square] Special Servicer’s operational activities to service certain Specially Serviced Mortgage Loans in accordance with the Servicing Standard. Based on such review, the Trust Advisor [does, does not] believe there are material violations of the [General] [NCB] [One Court Square] Special Servicer’s compliance with its

1   This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Trust Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

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obligations under the Pooling and Servicing Agreement. In addition, the Trust Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report:

1.	The Trust Advisor reviewed the Asset Status Reports, net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [__] Specially Serviced Mortgage Loans: [LIST APPLICABLE SPECIALLY SERVICED MORTGAGE LOANS]

2.	[If report is rendered during a Senior Consultation Period, add:] The Trust Advisor met with the [General] [NCB] [One Court Square] Special Servicer on [DATE] for the annual meeting. Participants from the [General] [NCB] [One Court Square] Special Servicer included: [IDENTIFY PARTICIPANTS’ NAMES AND TITLES]. The Specially Serviced Mortgage Loans (including Asset Status Reports, other relevant accompanying information and any related net present value calculations and Appraisal Reduction Amount calculations) were referenced in the meeting. The discussion focused on the [General] [NCB] [One Court Square] Special Servicer’s execution of its resolution and liquidation procedures in general terms as well as in specific reference to the Specially Serviced Mortgage Loans.

a.	The Trust Advisor’s review of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Mortgage Loans [[if report is rendered during a Senior Consultation Period:] and meeting with the [General] [NCB] [One Court Square] Special Servicer] should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the [General] [NCB] [One Court Square] Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit the propert(y)/(ies) or interact with the borrower(s).

b.	All opinions outlined herein are limited to the Specially Serviced Mortgage Loans of this mortgage loan pool with respect to which Asset Status Reports have been delivered. Confidentiality and other provisions prohibit the Trust Advisor from using information it is privy to from other assignments in facilitating the activities of this assignment.

3.	As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the [General]

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[NCB] [One Court Square] Special Servicer prior to the Trust Advisor finalizing its annual assessment.

III.	Specific Items of Review

1.	The Trust Advisor reviewed the following items in connection with [[if report is rendered during Senior Consultation Period:]the annual meeting] and the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Trust Advisor consulted with the [General] [NCB] [One Court Square] Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Mortgage Loans: [LIST]. The Trust Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The [General] [NCB] [One Court Square] Special Servicer [agreed with/did not agree with] the recommendations made by the Trust Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations and net present value calculations:

a.	The Trust Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the [General] [NCB] [One Court Square] Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by the [General] [NCB] [One Court Square] Special Servicer.

b.	The Trust Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formulas] required to be utilized for such calculation.

c.	After consultation with the [General] [NCB] [One Court Square] Special Servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formulas in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

4.	The following is a general discussion of certain concerns raised by the Trust Advisor discussed in this report: [LIST CONCERNS].

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5.	In addition to the other information presented herein, the Trust Advisor notes the following additional items: [LIST ADDITIONAL ITEMS].

6.	As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Trust Advisor did not participate in, or have access to, the [General] [NCB] [One Court Square] Special Servicer’s and Subordinate Class Representative’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Trust Advisor did not meet with the [[General] [NCB] [One Court Square] Special Servicer or the] Subordinate Class Representative. [[If report rendered during Senior Consultation Period:] While the Subordinate Class Representative may have attended the annual meeting,] the Trust Advisor generally did not address issues and questions to the Subordinate Class Representative. As such, the Trust Advisor generally relied upon its review of the information described in Item 1 of Section III above and its interaction with the [General] [NCB] [One Court Square] Special Servicer in gathering the relevant information to generate this report.

2.	The [General] [NCB] [One Court Square] Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement. The Trust Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Trust Advisor’s ability to outline the details or substance of [[if report rendered during Senior Consultation Period:] the meeting held between it and the [General] [NCB] [One Court Square] Special Servicer regarding any Specially Serviced Mortgage Loans and] certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Trust Advisor is given access to by the [General] [NCB] [One Court Square] Special Servicer.

4.	There are many tasks that the [General] [NCB] [One Court Square] Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Trust Advisor does not participate in discussions regarding such actions. As such, the Trust Advisor has not assessed the

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[General] [NCB] [One Court Square] Special Servicer’s operational compliance with respect to those types of actions.

5.	This report is furnished to the Certificate Administrator pursuant to the provisions of the Pooling and Servicing Agreement. The delivery of this report shall not be construed to impose any duty on the Trust Advisor to respond to investor questions or inquiries.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement dated as of October 1, 2015.

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EXHIBIT O-3

FORM OF NOTICE FROM TRUST ADVISOR RECOMMENDING REPLACEMENT OF SPECIAL SERVICER

Wilmington Trust, National Association
as Trustee

1100 North Market Street

Wilmington, Delaware 19890
Attention: WFCM 2015-NXS3

Wells Fargo Bank, National Association,
as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services – WFCM 2015-NXS3

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3, Recommendation of Replacement of Special Servicer

Ladies and Gentlemen:

This letter is delivered pursuant to Section 6.05(c) of the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, on behalf of the holders of Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), regarding the replacement of the Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the [General] [NCB] [One Court Square] Special Servicer’s operational practices conducted pursuant to and in accordance with Section 3.28 of the Pooling and Servicing Agreement, it is our assessment that [________], in its current capacity as [General] [NCB] [One Court Square] Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement] [acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

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Based upon such assessment, we further hereby recommend that [_______] be removed as [General] [NCB] [One Court Square] Special Servicer and that [________] be appointed its successor in such capacity.

Very truly yours,

Pentalpha Surveillance LLC

By:
Name:
Title:

Dated: _______________

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EXHIBIT P

FORM OF NRSRO CERTIFICATION

Wells Fargo Bank, National Association,
   as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045 1951
Attention: Corporate Trust Services – WFCM 2015-NXS3

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

Ladies and Gentlemen:

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, with respect to the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.             (a)       The undersigned is a Rating Agency; or

  (b)       The undersigned is a nationally recognized statistical rating organization that either (x) has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), had access to the Depositor’s 17g-5 website prior to the Closing Date, is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the 17g-5 website pursuant to the provisions of the Pooling and Servicing Agreement, and agrees that any confidentiality agreement applicable to the undersigned with respect to the information obtained from the Depositor’s 17g-5 website prior to the Closing Date shall also be applicable to information obtained from the 17g-5 Information Provider’s website (including without limitation, to any information received by the Depositor for posting on the 17g-5 Information Provider’s website), or (y), if the undersigned did not have access to the Depositor’s 17g-5 website prior to the Closing Date, it hereby agrees that it shall be bound by the provisions of the confidentiality agreement attached as Annex A hereto which shall be applicable to it with respect to any information obtained from the 17g-5 Information Provider’s website, including any information that is obtained from the section of the 17g-5 Information Provider’s website that hosts the Depositor’s 17g-5 website after the Closing Date.

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The undersigned agrees that each time it accesses the 17g-5 Information Provider’s website, it is deemed to have recertified that the representations herein contained remain true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the day and year first written above.

Date:

Very truly yours,

[NRSRO Name]

By:
Name:
Title:
Phone:
E-mail:

P-2

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with Wells Fargo Securities, LLC (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”) pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Pooling and Servicing Agreement, including the [section of the 17g-5 Information Provider’s website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Pooling and Servicing Agreement]. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y)  any of the terms, conditions or other facts with respect to the transactions contemplated by the Pooling and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

is independently developed by the NRSRO without reference to any Confidential Information.

Information to Be Held in Confidence.

You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

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You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5),post the Confidential Information to the NRSRO’s password protected website; and

use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

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Violations of this Confidentiality Agreement.

The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

Wells Fargo Securities, LLC
375 Park Avenue, 2nd Floor
New York, NY 10152
Attention: Matthew Orrino
E-mail: wfs.cmbs@wellsfargo.com]

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EXHIBIT Q

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In connection with the Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.         The undersigned is an employee or agent of [Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc. or Thomson Reuters Corporation], a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.         The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.         The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.

4.         Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[________________]

By:
Name:
Title:
Phone:
E-mail:

Dated:

Q-1

EXHIBIT R

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO ([__]) [_____] AND ([__]) [_____] AND VIA EMAIL TO [________] AND [cts.sec.notifications@wellsfargo.com] AND VIA OVERNIGHT MAIL TO THE ADDRESSES IMMEDIATELY BELOW**

Wells Fargo Bank, National Association,
as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services – WFCM 2015-NXS3

Wells Fargo Commercial Mortgage Securities, Inc.
as Depositor
c/o Wells Fargo Securities, LLC

375 Park Avenue, 2nd Floor, J0127-023

New York, New York 10152

Attention: A.J. Sfarra

Re: **Additional Form [10-D][10-K][8-K] Disclosure Required**

Ladies and Gentlemen:

In accordance with Section [11.07][11.08][11.10] of the Pooling and Servicing Agreement, dated as of October 1, 2015, entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), LNR Partners, LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”), National Cooperative Bank, N.A., as NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer (the “One Court Square Special Servicer”), Pentalpha Surveillance LLC, as trust advisor, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), and Wilmington Trust, National Association, as trustee, the undersigned, as ___________, hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

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List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to ______________, phone number: ________________; email address: ________________.

[NAME OF PARTY], as [role]

By:
Name:
Title:

R-2

EXHIBIT S-1

FORM OF TRUSTEE BACKUP CERTIFICATION

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS3 (The “Trust”)

The undersigned, __________, a __________ of WILMINGTON TRUST, NATIONAL ASSOCIATION, on behalf of WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Trustee”), under that certain Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), LNR Partners, LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”), National Cooperative Bank, N.A., as NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer (the “One Court Square Special Servicer”),Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), and Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor”), certifies to [______], Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities with respect to the Trustee or any Servicing Function Participant retained by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the relevant reporting period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION

S-1-1

By:
Name:
Title:

S-1-2

EXHIBIT S-2

FORM OF CUSTODIAN BACKUP CERTIFICATION

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS3 (The “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian (the “Custodian”), under that certain Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), LNR Partners, LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”), National Cooperative Bank, N.A., as NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer (the “One Court Square Special Servicer”), Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), and Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor”), certifies to [______], Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Custodian for asset-backed securities with respect to the Custodian or any Servicing Function Participant retained by the Custodian and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the relevant reporting period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION

S-2-1

By:
Name:
Title:

S-1-2

EXHIBIT S-3

FORM OF CERTIFICATE ADMINISTRATOR BACKUP CERTIFICATION

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS3 (the “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator (the “Certificate Administrator”), under that certain Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), LNR Partners, LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”), National Cooperative Bank, N.A., as NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer (the “One Court Square Special Servicer”), Wilmington Trust, National Association, as trustee (the “Trustee”), Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian, and Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor”), certifies to [_______], Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.	I have reviewed the annual report on Form 10-K (the “Annual Report”) for the fiscal year 20[__] (the “Relevant Period”), and all reports on Form 10-D and Form 8-K to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

2.	To my knowledge, the Reports taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

3.	To my knowledge, the distribution information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

4.	I am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

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5.	The report on assessment of compliance with servicing criteria applicable to the Certificate Administrator for asset-backed securities with respect to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Depositor for disclosure in such annual report on Form 10-K.

In giving the certifications above, the Certificate Administrator has reasonably relied on information provided to it by the following unaffiliated persons: the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the One Court Square Special Servicer, the Depositor, the Trustee and/or the Custodian.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

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EXHIBIT S-4

FORM OF MASTER SERVICER BACKUP CERTIFICATION

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS3 (the “Trust”)

I, [identify the certifying individual], a [_______________] of [WELLS FARGO BANK, NATIONAL ASSOCIATION, as General Master Servicer] [NATIONAL COOPERATIVE BANK, N.A., as NCB Master Servicer] under that certain Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), LNR Partners, LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”), National Cooperative Bank, N.A., as NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer (the “One Court Square Special Servicer”), Pentalpha Surveillance LLC, as trust advisor, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (in such capacity, the “Certificate Administrator”), and Wilmington Trust, National Association, as trustee, and on behalf of the [General] [NCB] Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, all servicing information and all reports (the “Servicer Reports”) required to be submitted by the [General] [NCB] Master Servicer to the Certificate Administrator pursuant to Sections 4.02(c) and (d) of the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the [General] [NCB] Master Servicer to the Certificate Administrator for inclusion in these reports;

2.	Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the [General] [NCB] Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under

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Article XI of the Pooling and Servicing Agreement for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the [General] [NCB] Master Servicer, and except as disclosed in the compliance certificate delivered by the [General] [NCB] Master Servicer under Section 11.12 of the Pooling and Servicing Agreement, the [General] [NCB] Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [General] [NCB] Master Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the [General] [NCB] Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the [General] [NCB] Master Servicer for asset-backed securities with respect to the [General] [NCB] Master Servicer or any Servicing Function Participant retained by the [General] [NCB] Master Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: [name(s) of third parties (including the [General Special Servicer and the One Court Square Special Servicer] [NCB Special Servicer], but other than a Sub-Servicer, Additional Servicer or any other third party retained by the [General] [NCB] Master Servicer that is not a Designated Sub-Servicer or a Sub-Servicer appointed pursuant to Section 3.22 of the Pooling and Servicing Agreement) and, notwithstanding the foregoing certifications, neither I nor the [General] [NCB] Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicer Reports that is in turn dependent upon information provided by the [General Special Servicer and the One Court Square Special Servicer] [NCB Special Servicer] under the Pooling and Servicing Agreement. Solely with respect to the completeness of information and reports, I do not certify anything other than that all fields of information called for in written reports prepared by the [General] [NCB] Master Servicer have been properly completed and that any fields that have been left blank on their face have been done so in accordance with the CREFC procedures for such report.]

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Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

[WELLS FARGO BANK, NATIONAL ASSOCIATION] [NATIONAL COOPERATIVE BANK, N.A.]

By:
Name:
Title:

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EXHIBIT S-5

FORM OF SPECIAL SERVICER BACKUP CERTIFICATION

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS3 (the “Trust”)

I, [identify the certifying individual], a [_______________ ] of [LNR PARTNERS, LLC] [MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION] [NATIONAL COOPERATIVE BANK, N.A.,] (the “[General] [One Court Square] [NCB] Special Servicer”) as [General] [One Court Square] [NCB] Special Servicer under that certain Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), LNR Partners, LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”) , National Cooperative Bank, N.A., as NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer (the “One Court Square Special Servicer”), Wilmington Trust, National Association, as trustee (the “Trustee”), Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), and Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor”), on behalf of the [General] [One Court Square] [NCB] Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports (the “Special Servicer Reports”) required to be submitted by the [General Special Servicer] [One Court Square Special Servicer] [NCB Special Servicer] pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the [General Special Servicer] [One Court Square Special Servicer] [NCB Special Servicer] to the [General] [General] [NCB] Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.	Based on my knowledge, the special servicing information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the [General] [One Court Square] [NCB] Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in

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the Form 10-K under Item 1123 of Regulation AB with respect to the [General] [One Court Square] [NCB] Special Servicer, and except as disclosed in the compliance certificate delivered by the [General] [One Court Square] [NCB] Special Servicer under Section 11.13 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [General] [One Court Square] [NCB] Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the [General] [One Court Square] [NCB] Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the [General] [One Court Square] [NCB] Special Servicer for asset-backed securities with respect to the [General] [One Court Square] [NCB] Special Servicer or any Servicing Function Participant retained by the [General] [One Court Square] [NCB] Special Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

[GENERAL SPECIAL SERVICER] [ONE COURT SQUARE SPECIAL SERVICER] [NCB SPECIAL SERVICER]

By:
Name: Title:

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EXHIBIT S-6

FORM OF TRUST ADVISOR BACKUP CERTIFICATION

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS3 (the “Trust”)

I, [identify the certifying individual], a [_______________ ] of PENTALPHA SURVEILLANCE LLC (the “Trust Advisor”) as Trust Advisor under that certain Pooling and Servicing Agreement dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), LNR Partners, LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”), National Cooperative Bank, N.A., as NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer (the “One Court Square Special Servicer”), Wilmington Trust, National Association, as trustee (the “Trustee”), and Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”) and the Trust Advisor, on behalf of the Trust Advisor, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Trust Advisor to the General Master Servicer, the NCB Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Trust Advisor Reports”) have been submitted by the Trust Advisor to the General Master Servicer, the NCB Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.	Based on my knowledge, the trust advisor information contained in the Trust Advisor Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Trust Advisor with respect to the Trust’s fiscal year ________ have been provided all information relating to the Trust Advisor’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

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4.	The report on assessment of compliance with servicing criteria applicable to the Trust Advisor for asset-backed securities with respect to the Trust Advisor or any Servicing Function Participant retained by the Trust Advisor and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

PENTALPHA SURVEILLANCE LLC

By:
Name: Title:

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EXHIBIT T

FORM OF SARBANES OXLEY CERTIFICATION

Wells Fargo Commercial Mortgage Trust 2015-NXS3,
Commercial Mortgage Pass-Through Certificates
Series 2015-NXS3 (the “Trust”)

I, [identify the certifying individual], a [title] of Wells Fargo Commercial Mortgage Securities, Inc., the depositor into the above-referenced Trust, certify that:

1.        I have reviewed this annual report on Form 10-K, and all reports Form 10-D required to be filed in respect of periods included in the year covered by this annual report, of the Trust;

2.        Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.        Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.        Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic report, the servicers have fulfilled their obligations under the pooling and servicing agreement in all material respects; and

5.        All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

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In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [______________].

Date:

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES INC.

By:
Name: Title:

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EXHIBIT U

FORM OF OUTSIDE MASTER SERVICER NOTICE

[Date]

[Non-Trust Trustee]

[Non-Trust Certificate Administrator]

[Non-Trust Master Servicer]

[Non-Trust Special Servicer]

[Non-Trust Trust Advisor]

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3

Ladies and Gentlemen:

This notice is being delivered pursuant to Section 3.01(h) of the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “WFCM 2015-NXS3 Pooling and Servicing Agreement”) among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “WFCM 2015-NXS3 General Master Servicer”), LNR Partners, LLC, as general special servicer (the “WFCM 2015-NXS3 General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as trust advisor, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2015-NXS3 Certificate Administrator”) and Wilmington Trust, National Association, as trustee (the “WFCM 2015-NXS3 Trustee”), and relating to Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”). Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the WFCM 2015-NXS3 Pooling and Servicing Agreement.

Notice is hereby given to you, as parties to the Non-Trust Pooling and Servicing Agreement relating to the [_____] Mortgage Loan, that as of the date hereof, the WFCM 2015-NXS3 Trustee is the holder of the [_____] Mortgage Loan for the benefit of the Certificateholders. As such, we hereby direct you to remit to the WFCM 2015-NXS3 General Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the WFCM 2015-NXS3 General Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holders of the [______] Mortgage Loan under the related Intercreditor Agreement and the Non-Trust Pooling and Servicing Agreement referenced above.

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The contact information for each of the WFCM 2015-NXS3 Trustee, the WFCM 2015-NXS3 Certificate Administrator, the WFCM 2015-NXS3 General Master Servicer, the WFCM 2015-NXS3 General Special Servicer and the party designated to exercise the rights of the “Non-Controlling Note Holder” (as such term is defined in each related Intercreditor Agreement) is provided on Schedule 1 hereto.

A copy of the executed version of the WFCM 2015-NXS3 Pooling and Servicing Agreement [and a copy of the executed version of the related Intercreditor Agreement] will be made available to you upon request. Please contact us at (866) 846-4526 if you have any questions.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION WFCM 2015-NXS3 Certificate Administrator

By:
Name: Title:

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Schedule 1 to Exhibit U

Contact Information

Wilmington Trust, National Association
1100 North Market Street

Wilmington, Delaware 19890
Attention: WFCM 2015-NXS3

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – WFCM 2015-NXS3

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086 120, 550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: WFCM 2015-NXS3 Asset Manager

LNR Partners, LLC

1601 Washington Avenue, Suite 700

Miami, Florida 33139

Attention: Thomas F. Nealon, Esq., Steven A. Rivers, Esq. and Job Warshaw

LNR Securities Holdings, LLC
1601 Washington Avenue, 12th Floor
Miami Beach, Florida 33139
Attention: Thomas F. Nealon III, Esq., Steven A. Rivers, Esq. and Job Warshaw

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EXHIBIT V

[RESERVED]

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EXHIBIT W

[RESERVED]

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EXHIBIT X

FORM OF NOTICE OF EXCHANGE OF EXCHANGEABLE CERTIFICATES

[Certificateholder’s letterhead]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services – Wells Fargo Commercial Mortgage Trust 2015-NXS3

Re:	Wells Fargo Commercial Mortgage Trust 2015-NXS3, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS3 (the “Certificates”) Notice of Exchange of Exchangeable Certificates

This letter is delivered to you pursuant to Section 5.09 of the Pooling and Servicing Agreement, dated as of October 1, 2015 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, LNR Partners, LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer, National Cooperative Bank, N.A., as NCB Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as One Court Square Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

The undersigned hereby (i) certifies that as of the date above, the undersigned is the beneficial owner of the Exchangeable Certificates set forth below under “Exchangeable Certificates to be Surrendered”, is duly authorized to deliver this notice to the Certificate Administrator and that such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely upon this notice and (ii) give notice of our intent to present and surrender the Exchangeable Certificates set forth below under “Exchangeable Certificates to be Surrendered” and all of our right, title and interest in and to such Exchangeable Certificates, including all payments of interest thereon received after [_____________], in exchange for the corresponding Exchangeable Certificates set forth below. We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portion(s) of the Exchangeable Certificates surrendered in exchange shall be reduced and our interest in the portion(s) of the Exchangeable Certificates received in such exchange shall be increased.

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Exchangeable Certificates to be Surrendered			Exchangeable Certificates to be Received

CUSIP	Outstanding Certificate Principal Balance	Initial Certificate Principal Balance	CUSIP

Our Depository participant number is [________].

Sincerely,

By:
Name: Title:

[Medallion Stamp Guarantee]

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EXHIBIT Y

FORM OF INTERCREDITOR AGREEMENT AND
SUBORDINATION AGREEMENT FOR CO-OP MORTGAGE LOANS

THIS INTERCREDITOR AGREEMENT AND SUBORDINATION AGREEMENT (this “Agreement”) made as of this __ day of ____, 20__ between [_______], a [___________] having an office at [__________] in its capacity as senior lender (“Lender”), and [_________], a [_________] having an office at [__________] in its capacity as subordinated lender (“Subordinated Lender”).

W I T N E S S E T H:

WHEREAS, Lender is the holder of a certain loan (the “Loan”) to [_________] (“Borrower”) dated the date hereof in the amount of [_________] and 00/100 ($__________) Dollars, which Loan is secured by, among other things, a mortgage upon the Project (hereinafter defined), which mortgage is intended to be recorded;

WHEREAS, Subordinated Lender is the holder of a certain loan (the “Subordinated Loan”) dated the date hereof to Borrower in the amount of [_________] and 00/100 ($_________) Dollars, which Subordinated Loan is secured by, among other things, a mortgage upon the Project (hereinafter defined), which mortgage is intended to be recorded; and

WHEREAS, Lender and Subordinated Lender desire to enter into this Agreement for the purpose of establishing the priorities of their respective interests in the Project, and for the purpose of setting forth certain other agreements between them with respect to their agreements with Borrower;

NOW, THEREFORE, in consideration of the premises, the payment of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Subordinated Lender agree as follows:

Defined Terms. As used in this Agreement, the following terms shall have the meanings hereinafter set forth, unless the context shall otherwise require:

“Affiliate” – Shall mean, as to any particular Person, any Person directly or indirectly, through one or more intermediaries, controlling, Controlled by or under common control with the Person or Persons in question.

“Control” – Shall mean, (i) the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

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“Certificates” – Shall mean any securities (including all classes thereof) representing beneficial ownership interests in the Loan or in a pool of mortgage loans including the Loan issued in connection with a securitization of the Loan.

“Eligibility Requirements” – Shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $200,000,000.00 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $60,000,000.00 and (ii) is regularly engaged in the business of making or owning commercial or multi-family real estate loans or operating commercial or multi-family mortgage properties.

“Event of Default” – Shall mean (i) with respect to the Loan and the Loan Documents, any default thereunder which has occurred and is continuing beyond any applicable grace or curative period, and (ii) with respect to the Subordinated Loan and the Subordinated Loan Documents, any default thereunder which has occurred and is continuing beyond any applicable grace or curative period.

“Loan Documents” – Shall mean all loan documents, notes, security agreements, mortgages, including, without limitation, those certain documents made by Borrower creating a first lien upon the Project and any other documents evidencing and securing the Loan, in effect on the date hereof, as the same may be modified, amended, restated, supplemented, replaced or extended, from time to time, in accordance with the terms hereof.

“Permitted Fund Manager” – Shall mean any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a Proceeding.

“Person” – Shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity.

“Proceeding” – Shall mean the commencement, whether voluntary or involuntary, of any case, proceeding or other action against Borrower under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Project” – Shall mean that certain real property owned by Borrower described on Exhibit A attached hereto and the improvements located or to be located thereon.

“Protective Advance” – Shall mean all sums advanced for the purpose of payment of real estate taxes (including special payments in lieu of real estate taxes), maintenance costs, insurance premiums or other items (including capital items) reasonably necessary to protect the Project or any portion thereof (including, but limited to, all reasonable attorneys’ fees, costs relating to the entry upon the Project or any portion thereof to make repairs and the payment, purchase, contest or compromise of any encumbrance, charge or lien which in the judgment of Lender appears to be prior or superior to the Loan Documents).

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“Qualified Transferee” – Shall mean (i) Subordinated Lender or an Affiliate of Subordinated Lender or (ii) one or more of the following:

(A)          a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B)          an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C)          an institution substantially similar to any of the foregoing entities described in clauses (ii)(A) or (ii)(B) that satisfies the Eligibility Requirements;

(D)          any entity controlled by any of the entities described in clause (i) or clauses (ii)(A) or (ii)(C) above;

(E)          a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the Subordinated Loan (collectively, “Securitization Vehicles”) so long as (A) the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and (B) the entire “controlling class” of such Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition; provided that the operative documents of the related Securitization Vehicle require that (1) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more entities that are Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition and (2) if any of the relevant trustee, special servicer, or manager fails to meet the requirements of this clause (E), such Person must be replaced by a Person meeting the requirements of this clause (E) within thirty (30) days; or

(F)          an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (B), (C) or (D) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition.

“Qualified Trustee” – Shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers

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and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agencies” – Shall mean, prior to a securitization, each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., and Fitch Ratings, Inc., or any other nationally-recognized statistical rating agency which has been designated by Lender and, after a securitization, shall mean any of the foregoing that have rated any of the Certificates.

“Rating Agency Confirmation” – Shall mean each of the Rating Agencies shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that no Certificates are outstanding or the Loan is not part of a securitization, any action that would otherwise require a Rating Agency Confirmation shall require the consent of the Lender, which consent shall not be unreasonably withheld or delayed.

“Required Special Servicer Rating” – Shall mean (i) a rating of “CSS1” in the case of Fitch Ratings, (ii) on the S&P list of approved special servicers in the case of S&P and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

“Subordinated Loan Documents” – Shall mean all loan documents, notes, security agreements, mortgages, including, without limitation, those certain documents made by Borrower creating a second lien upon the Project and any other documents evidencing and securing the Subordinated Loan, in effect on the date hereof, as the same may be modified, amended, restated, supplemented, replaced or extended, from time to time, in accordance with the terms hereof.

“Transfer” – Shall mean any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

1.            Approval of Loans and Loan Documents; Characterization of Subordinated Loan.

(a)          Subordinated Lender hereby acknowledges that (i) it has received and reviewed and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Loan Documents, (ii) the continued performance of the Loan Documents

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will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Subordinated Loan Documents, and (iii) any application or use of the proceeds of the Loan for purposes other than those provided in the Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Loan Documents.

(b)          Lender hereby acknowledges that (i) it has received and reviewed, and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the making of the Subordinated Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Subordinated Loan Documents, (ii) the execution, delivery and performance of the Subordinated Loan Documents will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Loan Documents, (iii) any application or use of the proceeds of the Subordinated Loan for purposes other than those provided in the Subordinated Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Subordinated Loan Documents.

2.            Representations and Warranties.

(a)          Subordinated Lender hereby represents and warrants as follows:

(i)           Subordinated Lender has heretofore provided Lender with true, complete and correct copies of the Subordinated Loan Documents. To Subordinated Lender’s knowledge, there currently exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under any of the Subordinated Loan Documents.

(ii)          Subordinated Lender is the legal and beneficial owner of the entire Subordinated Loan free and clear of any lien, security interest, option or other charge or encumbrance.

(iii)          There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(iv)          Subordinated Lender has, independently and without reliance upon Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

(v)          Subordinated Lender is duly organized and validly exists under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(vi)          All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Subordinated Lender have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vii)          Subordinated Lender has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Subordinated Lender enforceable against Subordinated Lender in accordance with its terms subject to

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(a) applicable bankruptcy, reorganization, insolvency and moratorium laws, and (b) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(viii)          To Subordinated Lender’s knowledge, no consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Subordinated Lender of this Agreement or consummation by Subordinated Lender of the transactions contemplated by this Agreement, other than those that have been obtained.

(ix)          None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate or conflict with any provision of the organizational or governing documents of Subordinated Lender, (b) to Subordinated Lender’s knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Subordinated Lender is a party or to which any of its properties are subject, (c) to Subordinated Lender’s knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Subordinated Lender pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise, or other instrument, (d) violate any judgment, order, injunction, decree, or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Subordinated Lender has knowledge against, or binding upon, Subordinated Lender or upon any of the securities, properties, assets, or business of Subordinated Lender or (e) to Subordinated Lender’s knowledge, constitute a violation by Subordinated Lender of any statute, law or regulation that is applicable to Subordinated Lender.

(x)          The Subordinated Loan is not cross defaulted with any loan except the Loan.

(b)          Lender hereby represents and warrants as follows:

(i)          Lender has heretofore provided Subordinated Lender with true, complete and correct copies of the Loan Documents. To Lender’s actual knowledge, there currently exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under any of the Loan Documents.

(ii)          Lender is the legal and beneficial owner of the Loan free and clear of any lien, security interest, option or other charge or encumbrance.

(iii)          There are no conditions precedent to the effectiveness of this Agreement against Lender that have not been satisfied or waived.

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(iv)          Lender is duly organized and validly exists under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(v)          All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Lender have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vi)          Lender has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Lender enforceable against Lender in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency and moratorium laws and (b) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(vii)          To Lender’s knowledge, no consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Lender of this Agreement or consummation by Lender of the transactions contemplated by this Agreement other than those that have been obtained.

(viii)          None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate or conflict with any provision of the organizational or governing documents of Lender, (b) to Lender’s knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any material contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Lender is a party or to which any of its properties are subject, (c) to Lender’s knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Lender pursuant to the terms of any such material contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument, (d) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Lender has knowledge against, or binding upon, Lender or upon any of the securities, properties, assets, or business of Lender or (e) to Lender’s knowledge, constitute a violation by Lender of any statute, law or regulation that is applicable to Lender.

(ix)          The Loan is not cross defaulted with any other loan, except for the Subordinated Loan.

3.            Subordination and Priority. Subordinated Lender hereby subordinates and makes junior the Subordinated Loan, the Subordinated Loan Documents (and any amendment, modification or extension thereof, and any future advance or increase respecting the Subordinated Loan, in each instance, whether or not made in violation of this Agreement), and the lien and security interests created thereby and all of the foregoing (collectively, the

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“Subordinated Interests”) shall at all times be junior, subject and subordinate to the lien and security interest created by the Loan Documents and all of the terms, covenants, conditions, rights and remedies contained in the Loan Documents, and no amendments or modifications of the Loan Documents or waivers of any provisions thereof shall affect the subordination of the Subordinated Interests as set forth in this Section 3, it being understood and agreed that the Loan Documents and the liens and security interests created thereby shall be and remain a prior lien against the Project. In addition, all of Subordinated Lender’s rights to payment of the Subordinated Loan and the obligations evidenced by the Subordinated Loan Documents are hereby subordinated to all of Lender’s rights to payment by Borrower of the Loan and the obligations secured by the Loan Documents, and Subordinated Lender shall not accept or receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from Borrower and/or from the Project upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Documents) under the Loan. If a Proceeding shall have occurred, Lender shall be entitled to receive payment and performance in full of all amounts due or to become due to Lender before Subordinated Lender is entitled to receive any payment on account of the Subordinated Loan. All payments or distributions upon or with respect to the Subordinated Loan which are received by Subordinated Lender contrary to the provisions of this Agreement shall be received and held in trust by the Subordinated Lender for the benefit of Lender and shall be paid over to Lender in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or performance of the Loan in accordance with the terms of the Loan Documents. Nothing contained herein shall prohibit the Subordinated Lender from making protective advances (and adding the amount thereof to the principal balance of the Subordinated Loan) notwithstanding the existence of a default under the Loan at such time.

4.            Modifications, Amendments, Etc.

(a)          Lender shall have the right without the consent of Subordinated Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Senior Loan Modification”) of the Loan or the Loan Documents provided that no such Senior Loan Modification shall (i) increase the interest rate or principal amount of the Loan, (ii) increase in any other material respect any monetary obligations of Borrower under the Loan Documents, (iii) extend or shorten the scheduled maturity date of the Loan (except that Lender may permit Borrower to exercise any extension options in accordance with the terms and provisions of the Loan Documents), (iv) convert or exchange the Loan into or for any other indebtedness or subordinate any of the Loan to any indebtedness of Borrower, (v) amend or modify the provisions limiting transfers of interests in the Borrower or the Project, (vi) cross default the Loan with any other indebtedness, (vii) obtain any contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Project, (or other similar equity participation), or (viii) extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance charge; provided, however, in no event shall Lender be obligated to obtain Subordinated Lender’s consent to a Senior Loan Modification in the case of a work-out or other surrender, compromise, release, renewal, or indulgence relating to the Loan during the existence of an Event of Default

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(as defined in the Loan Documents) under the Loan, except that under no conditions shall clause (i) (with respect to increase principal amount only), or clause (viii) be modified without the written consent of Subordinated Lender. In addition and notwithstanding the foregoing provisions of this Section 2, any amounts funded by the Lender under the Loan Documents as a result of (A) the making of any protective advances or other advances by the Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 2.

(b)          Subordinated Lender shall have the right without the consent of Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Subordinated Loan Modification”) of the Subordinated Loan or the Subordinated Loan Documents provided that no such Subordinated Loan Modification shall (i) increase the interest rate or principal amount of the Subordinated Loan, (ii) increase in any other material respect any monetary obligations of under the Subordinated Loan Documents, (iii) extend or shorten the scheduled maturity date of the Subordinated Loan (except that Subordinated Lender may permit Borrower to exercise any extension options in accordance with the terms and provisions of the Subordinated Loan Documents), (iv) convert or exchange the Subordinated Loan into or for any other indebtedness or subordinate the Subordinated Loan to any indebtedness of Borrower, (v) provide for any additional contingent interest, additional interest or so called “kicker” measured on the basis of the cash flow or appreciation of the Project (or other similar equity participation), (vi) amend or modify the provisions of the Subordinated Loan Documents limiting transfers of direct or indirect interest in Borrower, (vii) modify or amend the terms and provision of any Subordinated Loan Document with respect to the manner, timing or method of the application of payments under the Subordinated Loan Documents, (vi) cross default the Subordinated Loan with any other indebtedness, or (vii) amend or modify the provisions limiting transfers of interests in the Borrower or the Project. Notwithstanding anything to the contrary contained herein, if an Event of Default exists under the Subordinated Loan Documents, Subordinated Lender shall be permitted to modify or amend the Subordinated Loan Documents in connection with a work out or other surrender, compromise, release, renewal or modification of the Subordinated Loan except that under no conditions shall clause (i), with respect to increases in principal amounts only, clause (ii), clause (iii) (with respect to shortening the maturity only), clause (iv) or clause (v) be modified without the written consent of the Lender. In addition and notwithstanding the foregoing provisions of this Section 6(b), any amounts funded by the Subordinated Lender under the Subordinated Loan Documents as a result of (A) the making of any Protective Advances or other advances by the Subordinated Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 6(b).

(c)          Lender shall deliver to Subordinated Lender copies of any and all modifications, amendments, extensions, consolidations, spreaders, restatements, alterations, changes or revisions to any one or more of the Loan Documents (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by Lender) within a reasonable time after any of such applicable instruments have been executed by Lender.

(d)          Subordinated Lender shall deliver to Lender copies of any and all modifications, amendments, extensions, consolidations, spreaders, restatements, alterations,

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changes or revisions to any one or more of the Subordinated Loan Documents (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by Subordinated Lender) within a reasonable time after any of such applicable instruments have been executed by Subordinated Lender.

5.            Default Notice.

(a)          Subordinated Lender shall give Lender notice of any default under the Subordinated Loan Documents promptly upon the giving of such notice of default to Borrower and in all instances prior to accelerating the Subordinated Loan on account of such default. Lender may, but shall not be obligated to, cure any such default, in which event Subordinated Lender shall accept such cure by Lender as and for the cure by Borrower.

(b)          Lender shall give Subordinated Lender notice of any default under the Loan Documents promptly upon the giving of such notice of default to Borrower and in all instances prior to accelerating the Loan on account of such default. Subordinated Lender may, but shall not be obligated to, cure any such default, in which event Lender shall accept such cure by Subordinated Lender as and for the cure by Borrower.

6.           Casualty and Condemnation. In the event of a casualty to the buildings or improvements constructed on any portion of the Project or a condemnation or taking under a power of eminent domain of all or any portion of the Project, Lender shall have a first and prior interest in and to any payments, awards, proceeds, distributions, or consideration arising from any such event (the “Award”). Subordinated Lender acknowledges and agrees that so long as the Loan is outstanding, it has no lien on or security interest in any Award, nor any rights with respect to any Award except as expressly provided in this Agreement, and Subordinated Lender assigns its rights to any Award to Lender up to an amount equal to the then outstanding amount of the Loan. Subordinated Lender agrees to promptly, upon request by Lender, execute and deliver to Lender and/or to any other party as so directed by Lender, a written confirmation of the terms set forth in the immediately preceding sentence and take sure other actions reasonably requested by Lender to further evidence the foregoing agreement (although failure of Subordinated Lender to do so shall not affect the foregoing agreement). If the amount of the Award is in excess of all amounts owed to Lender under the Loan Documents, however, and either the Loan has been paid in full or Borrower is entitled to a remittance of same under the Loan Documents other than to restore the Project, such excess Award or portion to be so remitted to Borrower shall, to the extent permitted in the Loan Documents and required by the Subordinated Loan Documents, be paid to or at the direction of Subordinated Lender, unless other Persons have claimed the right to such awards or proceeds, in which case Lender shall only be required to provide notice to Subordinated Lender of such excess Award and of any other claims thereto. In the event of any competing claims for any such excess Award, Lender shall continue to hold such excess Award until Lender receives an agreement signed by all Persons making a claim to the excess Award or a final order of a court of competent jurisdiction directing Lender as to how and to which Person(s) the excess Award is to be distributed. Notwithstanding the foregoing, in the event of a casualty or condemnation, Lender shall release the Award from any such event to the Borrower if and to the extent required by the terms and conditions of the Loan Documents in order to repair and restore the Project in accordance with the terms and provisions of the Loan Documents. Any portion of the Award made available to the Borrower

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for the repair or restoration of the Project shall not be subject to attachment by Subordinated Lender.

7.          Foreclosure of the Subordinated Mortgage: Subordinated Lender expressly agrees that, for so long as a Loan shall remain outstanding, (A) due notice of the commencement of any foreclosure of the Subordinated Loan Documents shall be given to Lender, and true copies of all papers served or entered in such action will be delivered to Lender, (B) no portion of the rents, issues and profits of the Project shall be collected in connection with the foreclosure of the Subordinated Loan Documents except through a receiver appointed by the court in which such foreclosure action is brought, after due notice for the appointment of such receiver shall have been given to Lender, (C) the rents, issues and profits collected by any such receiver shall be applied first to the payment of taxes, maintenance and operating charges and disbursements incurred in connection with the operation and maintenance of the Project and next to the payment of principal and interest (including, without limitation, default interest and late payment charges) due under the Loan Documents, and (D) if during the pendency of any such foreclosure action an action shall be brought for the foreclosure of the Loan Documents and an application shall be made for an extension of the receivership for the benefit of Lender, all such rents, issues and profits held by such receiver as of the date of such application shall be applied by the receiver solely for the benefit of Lender, and the Subordinated Lender shall not be entitled to any portion thereof until Lender has received all amounts then due to it. Without limiting the generality of the foregoing, Subordinated Lender consents to, and shall not object to, any action or proceeding at any time initiated by Lender for the appointment of a receiver and Subordinated Lender further agrees that it shall not institute any action or proceeding for the appointment of a receiver at any time during which a receiver shall have already been appointed for the benefit of Lender, and if Subordinated Lender shall have appointed or caused the appointment of a receiver prior to Lender’s initiation of proceedings to do so, Subordinated Lender agrees to take all action reasonably necessary to terminate such appointment in order to facilitate Lender’s appointment of same.

8.          Rights of Subrogation. No payment or distribution to Lender pursuant to the provisions of this Agreement and no Protective Advance by Subordinated Lender shall entitle Subordinated Lender to exercise any right of subrogation in respect thereof prior to the payment in full of the Loan, and Subordinated Lender agrees that, except with respect to the enforcement of its remedies under the Subordinated Loan Documents permitted hereunder, prior to the satisfaction of all obligations under the Loan it shall not acquire, by subrogation or otherwise, any lien, estate, right or other interest in any portion of the Project or any other collateral now securing the Loan or the proceeds therefrom that is or may be prior to, or of equal priority to, any of the Loan Documents or the liens, rights, estates and interests created thereby.

9.          Transfer of Subordinated Loan or Loan. Subordinated Lender shall not Transfer more than 49% of its beneficial interest in the Subordinated Loan unless either (i) a Rating Agency Confirmation has been given with respect to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes of this Agreement, or (ii) such Transfer is to a Qualified Transferee. Any such transferee must assume in writing the obligations of Subordinated Lender hereunder and agree to be bound by the terms and provisions hereof. Such proposed transferee shall also remake each of the representations and warranties contained herein for the benefit of the Lender.

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At least five (5) days prior to a transfer to a Qualified Transferee, the Subordinated Lender shall provide to Lender a certification that such transfer will be made in accordance with this Section 9, such certification to include the name and contact information of the Qualified Transferee, and a statement as to how it meets the definition of Qualified Transferee.

Subordinated Lender acknowledges that any Rating Agency Confirmation may be granted or denied by the Rating Agencies in their sole and absolute discretion and that such Rating Agencies may charge customary fees in connection with any such action, which fee, together with any and all other reasonable costs and expenses of Rating Agencies or Lender incurred in connection with the processing of same, including, without limitation, reasonable attorneys’ fees and costs, shall be paid by Subordinated Lender.

Lender may, from time to time, in its sole discretion Transfer all or any of the Loan or any interest therein, and notwithstanding any such Transfer or subsequent Transfer, the Loan and the Loan Documents shall be and remain a senior obligation in the respects set forth in this Agreement to the Subordinated Loan and the Subordinated Loan Documents in accordance with the terms and provisions of this Agreement.

Notwithstanding anything contained in this Agreement, Subordinated Lender agrees that it shall in no event Transfer all or any part of the Subordinated Loan to Borrower or to any Person which is an Affiliate of Borrower and any such Transfer shall be void ab initio.

10.          Notices. All notices required to be given hereunder shall be sent by first class, certified or registered mail, postage prepaid, return receipt requested, or delivered by hand, to either party at such party’s address first set forth above. Notices shall be deemed to have been given when received. Either party may change its address for notices hereunder by written notice to the other party.

11.          Obligations Hereunder Not Affected. All rights, interests, agreements and obligations of Lender and Subordinated Lender under this Agreement shall remain in full force and effect irrespective of:

(i)          any lack of validity or enforceability of the Loan Documents or the Subordinated Loan Documents or any other agreement or instrument relating thereto;

(ii)          any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to or departure from any guaranty, for all or any portion of the Loan or the Subordinated Loan;

(iii)          any manner of application of collateral, or proceeds thereof, to all or any portion of the Loan or the Subordinated Loan, or any manner of sale or other disposition of any collateral for all or any portion of the Loan or the Subordinated Loan or any other assets of Borrower or any other Affiliates of Borrower;

(iv)          any change, restructuring or termination of the corporate structure or existence of Borrower or any other Affiliates of Borrower; or

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(v)          any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or a subordinated creditor or a Lender subject to the terms hereof.

12.          Continued Effectiveness; Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any portion of the Loan is rescinded or must otherwise be returned by Lender or Subordinated Lender upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

13.          Estoppel.

(a)          Subordinated Lender shall, within ten (10) days following a request from Lender, provide Lender with a written statement setting forth the then current outstanding principal balance of the Subordinated Loan, the aggregate accrued and unpaid interest under the Subordinated Loan, and stating whether to Subordinated Lender’s knowledge any default or Event of Default exists under the Subordinated Loan, it being intended that any such estoppel delivered pursuant to this Section 13 may be relied upon by Lender and by any prospective purchaser of all or any interest in the Loan.

(b)          Lender shall, within ten (10) days following a request from Subordinated Lender, provide Subordinated Lender with a written statement setting forth the then current outstanding principal balance of the Loan, the aggregate accrued and unpaid interest under the Loan, and stating whether to Lender’s knowledge any default or Event of Default exists under the Loan, it being intended that any such estoppel delivered pursuant to this Section 13 may be relied upon by Subordinated Lender and by any prospective purchaser of all or any interest in the Subordinated Loan.

14.          No Third Party Beneficiaries; No Modification. The parties hereto do not intend the benefits of this Agreement to inure to Borrower, or any other Person other than the respective successors and permitted assignees of the parties hereto. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any change is sought.

15.          Counterpart Originals. This Agreement may be executed in counterpart originals, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

16.          No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

17.          No Joint Venture. Nothing provided herein is intended to create a joint venture, partnership, tenancy in common or joint tenancy relationship between or among any of the parties hereto.

Y-13

18.          Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference, and are not and shall not be deemed to be a part hereof.

19.          Conflicts. In the event of any conflict, ambiguity or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any of the Loan Documents or the Subordinated Loan Documents, the terms and conditions of this Agreement shall control.

20.          No Release. Nothing herein contained shall operate to release Borrower from (a) its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Loan Documents or (b) any liability of Borrower under the Loan Documents or to release Borrower from (x) its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Subordinated Loan Documents or (y) any liability of Borrower under the Subordinated Loan Documents.

21.          Severability. In the event that any provision of this Agreement or the application hereof to any party hereto shall, to any extent, be invalid or unenforceable under any applicable statute, regulation, or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Agreement and the application of any such invalid or unenforceable provisions to parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall same affect the validity or enforceability of any other provision of this Agreement.

22.          Expenses.

(a)          Subordinated Lender agrees upon demand to pay to Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts or agents, which Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Lender against Subordinated Lender hereunder to the extent that Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Subordinated Lender to perform or observe any of the provisions hereof.

(b)          Lender agrees upon demand to pay to Subordinated Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts or agents, which Subordinated Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Subordinated Lender against Lender hereunder to the extent that Subordinated Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Lender to perform or observe any of the provisions hereof.

23.          Injunction. Lender and Subordinated Lender each acknowledge (and waive any defense based on a claim) that monetary damages are not an adequate remedy to redress a breach by the other hereunder and that a breach by either Lender or Subordinated Lender hereunder would cause irreparable harm to the other. Accordingly, Lender and Subordinated Lender agree that upon a breach of this Agreement by the other, the remedies of injunction, declaratory judgment and specific performance shall be available to such non breaching party.

Y-14

24.          Each of Lender and Subordinated Lender acknowledges that the Loan, the Loan Documents, the Subordinated Loan and the Subordinated Loan Documents are distinct, separate transactions and loans, separate and apart from each other. Each of Lender and Subordinated Lender agrees that the other shall be treated as a separate lender with a distinct and separate loan.

25.          Waiver of Jury Trial. LENDER AND SUBORDINATED LENDER EACH EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

26.          Successors and Assigns. This Agreement shall be binding upon and benefit both Lender and Subordinated Lender and their respective permitted successors and assigns. Lender shall have the right to record this Agreement.

27.          Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

28.          Amendments. No provision of this Agreement shall be waived, amended or supplemented except by written agreement of the party charges with such waiver, amendment or supplement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LENDER:

[__________]

By:

SUBORDINATED LENDER:

[__________]

By:

Y-15

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the __ day of ________ in the year 20__ before me, the undersigned, personally appeared _________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgment

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the ___ day of _________ in the year 20__ before me, the undersigned, personally appeared _________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgment

Y-16

SCHEDULE I

MORTGAGE LOAN SCHEDULE

S-I-1

Wells Fargo Commercial Mortgage Trust 2015-NXS3
MORTGAGE LOAN SCHEDULE
			2	3	4	5	6	7	8	9	10	11	12	13
Mortgage Loan Number	Mortgage Loan Seller	Property Name	Address	City	State	Zip Code	Original Principal Balance ($)	Cut-off Date Principal Balance ($)	Loan Amortization Type	Monthly P&I Payment ($)	Interest Accrual Basis	Mortgage Rate	Administrative Fee Rate	Payment Due Date
1	Natixis	One Court Square	1 Court Square	Long Island City	NY	11101	80,000,000.00	80,000,000.00	Interest-only, Balloon	263,858.89	Actual/360	3.893%	0.0136%	5
2	Natixis	Huntington by the Sea	21871 Newland Street	Huntington Beach	CA	92646	75,000,000.00	75,000,000.00	Interest-only, Amortizing Balloon	375,127.79	Actual/360	4.390%	0.0126%	5
3	Natixis	Yosemite Resorts	Various	El Portal	CA	95318	66,000,000.00	65,914,030.64	Amortizing Balloon	336,769.36	Actual/360	4.560%	0.0126%	5
3.01	Natixis	Yosemite View Lodge	11136 State Highway 140	El Portal	CA	95318	48,141,176.48
3.02	Natixis	Yosemite Cedar Lodge	9966 Highway 140	El Portal	CA	95318	17,858,823.52
4	WFB	Northline Commons	4400 North Highway; 15, 85 & 95 East Crosstimbers Street	Houston	TX	77022	65,000,000.00	65,000,000.00	Interest-only, Balloon	253,319.44	Actual/360	4.600%	0.0226%	11
5	WFB	Hilton Nashville	121 Fourth Avenue South	Nashville	TN	37201	50,000,000.00	49,877,353.03	Amortizing Balloon	256,920.16	Actual/360	4.620%	0.0211%	11
6	WFB	11 Madison Avenue	11 Madison Avenue	New York	NY	10010	35,000,000.00	35,000,000.00	Interest-only, Balloon	105,281.38	Actual/360	3.560%	0.0099%	6
7	Natixis	Hacienda Center	NWC Colima Road and South Azusa Avenue	Hacienda Heights	CA	91745	33,300,000.00	33,300,000.00	Interest-only, Amortizing Balloon	171,108.82	Actual/360	4.620%	0.0126%	5
8	Natixis	Manhattan Gateway Shopping Center	1800 Rosecrans Avenue	Manhattan Beach	CA	90266	31,000,000.00	31,000,000.00	Interest-only, Amortizing Balloon	154,869.87	Actual/360	4.380%	0.0126%	5
9	WFB	Imperial Village	11020-11352 Crenshaw Boulevard	Inglewood	CA	90303	25,000,000.00	25,000,000.00	Interest-only, Balloon	95,312.50	Actual/360	4.500%	0.0126%	11
10	SPREF	Paper Factory Hotel	37-06 36th Street	Long Island City	NY	11101	25,000,000.00	25,000,000.00	Interest-only, Amortizing Balloon	146,052.07	Actual/360	5.760%	0.0126%	6
11	WFB	Lowe’s - San Bruno	1340 El Camino Real	San Bruno	CA	94066	24,630,000.00	24,630,000.00	Interest-only, Amortizing Balloon	126,706.28	Actual/360	4.630%	0.0126%	11
12	SPREF	Cooper’s Crossing	4085 Warner Avenue	Landover Hills	MD	20748	21,700,000.00	21,700,000.00	Interest-only, Amortizing Balloon	116,145.72	Actual/360	4.974%	0.0186%	6
13	Natixis	3011 North First Street	3011 North First Street	San Jose	CA	95134	21,000,000.00	21,000,000.00	Interest-only, Amortizing Balloon	106,761.08	Actual/360	4.529%	0.0126%	5
14	Natixis	722 12th Street NW	722 12th Street NW	Washington	DC	20005	16,250,000.00	16,250,000.00	Interest-only, Amortizing Balloon	84,107.80	Actual/360	4.683%	0.0126%	5
15	WFB	The Parking Spot LAX	9101 South Sepulveda Boulevard	Los Angeles	CA	90045	16,000,000.00	15,957,300.47	Amortizing Balloon	98,566.20	Actual/360	4.190%	0.0126%	11
16	WFB	Fremont Technology Park	46400-46446 Fremont Boulevard	Fremont	CA	94538	13,850,000.00	13,850,000.00	Interest-only, Amortizing Balloon	71,249.77	Actual/360	4.630%	0.0126%	11
17	SPREF	Royal Oaks Apartments	3200 Stirling Road	Hollywood	FL	33021	13,000,000.00	13,000,000.00	Interest-only, Amortizing Balloon	70,823.31	Actual/360	5.130%	0.0126%	6
18	Natixis	University Office Plaza	256-263 Chapman Road	Newark	DE	19702	12,000,000.00	12,000,000.00	Interest-only, Amortizing Balloon	58,983.62	Actual/360	4.243%	0.0126%	5
19	Natixis	10203 Santa Monica Boulevard	10203 Santa Monica Boulevard	Los Angeles	CA	90025	12,000,000.00	11,993,711.22	Amortizing Balloon	64,708.78	Actual/360	5.842%	0.0126%	5
20	Natixis	Fresh Market Plaza	46 and 52 Marion Avenue	Saratoga Springs	NY	12866	10,950,000.00	10,950,000.00	Interest-only, Amortizing Balloon	58,581.37	Actual/360	4.970%	0.0126%	5
21	SPREF	100 East Walton	100 East Walton Street	Chicago	IL	60611	9,250,000.00	9,250,000.00	Interest-only, Balloon	35,218.60	Actual/360	4.494%	0.0126%	6
22	SPREF	Haines City Mall	600 US Highway 17-92 West	Haines City	FL	33844	9,000,000.00	9,000,000.00	Interest-only, Amortizing Balloon	46,731.51	Actual/360	4.710%	0.0126%	6
23	NCB	Meadowlark Gardens Owners, Inc.	196-12/66 67th Avenue, 196-11/71 69th Avenue, 196-12/74 69th Avenue, 196-11/73 73rd Avenue, 67-02/12 197th Street, 67-42/52 197th Street, 69-02/12 197th Street, 69-46/56 197th Street	Flushing	NY	11365	8,800,000.00	8,787,001.27	Amortizing Balloon	41,305.40	Actual/360	3.860%	0.0876%	1
24	SPREF	Creekwood Apartments	8343 Hogan Road	Jacksonville	FL	32216	8,300,000.00	8,300,000.00	Interest-only, Amortizing Balloon	44,252.34	Actual/360	4.940%	0.0126%	6
25	WFB	Extra Space Storage - Cockeysville	11150 York Road	Cockeysville	MD	21030	8,000,000.00	8,000,000.00	Interest-only, Amortizing Balloon	40,772.84	Actual/360	4.550%	0.0126%	11
26	SPREF	Holiday Inn - New Tampa	8310 Galbraith Road	Tampa	FL	33647	7,600,000.00	7,590,783.48	Amortizing Balloon	40,566.52	Actual/360	4.950%	0.0126%	6
27	SPREF	Sheraton Suites Chicago - Elk Grove	121 Northwest Point Boulevard	Elk Grove Village	IL	60007	7,500,000.00	7,500,000.00	Interest-only, Amortizing Balloon	40,341.87	Actual/360	5.018%	0.0126%	6
28	NCB	Birchwood on the Green Owners Corp.	2800 Wilshire Lane	Oakdale	NY	11769	7,500,000.00	7,488,842.75	Amortizing Balloon	35,032.25	Actual/360	3.820%	0.0876%	1
29	Natixis	Chagrin Plaza Beachwood	23611, 23711 & 23811 Chagrin Boulevard	Beachwood	OH	44122	6,500,000.00	6,500,000.00	Interest-only, Amortizing Balloon	33,754.45	Actual/360	4.711%	0.0126%	5
30	Natixis	Dollar General Portfolio	Various	Various	CA	Various	6,450,000.00	6,434,188.17	Amortizing Balloon	33,154.28	Actual/360	4.623%	0.0126%	5
30.01	Natixis	Vallejo	920 Tuolumne Street	Vallejo	CA	94590.00	2,404,728.00
30.02	Natixis	Antioch	20 West 10th Street	Antioch	CA	94509.00	2,159,348.00
30.03	Natixis	Winters	176 East Grant Avenue	Winters	CA	95694.00	1,885,924.00
31	WFB	Miraloma Red Gum Business Park	2901, 2905, 2911, 2921, 2941 East Miraloma Avenue; 1325, 1345 North Red Gum Street	Anaheim	CA	92806	6,050,000.00	6,050,000.00	Interest-only, Amortizing Balloon	31,486.77	Actual/360	4.730%	0.0426%	11
32	WFB	Redwood Apartments - Texas	1001 East Fern Avenue	McAllen	TX	78501	5,500,000.00	5,493,080.23	Amortizing Balloon	28,690.60	Actual/360	4.750%	0.0126%	11
33	WFB	Willow Glen Plaza	1102, 1120 and 1130 Bird Avenue	San Jose	CA	95125	5,350,000.00	5,350,000.00	Interest-only, Amortizing Balloon	26,948.95	Actual/360	4.450%	0.0126%	11
34	WFB	Budget Self Storage	555 Roseland Avenue	Santa Rosa	CA	95407	5,300,000.00	5,300,000.00	Interest-only, Amortizing Balloon	27,043.60	Actual/360	4.560%	0.0126%	11
35	Natixis	Price Chopper Plaza	795 East Main Street	Cobleskill	NY	12043	5,250,000.00	5,236,267.14	Amortizing Balloon	25,980.75	Actual/360	4.300%	0.0126%	5
36	NCB	The Fort Tryon Corp.	689 Fort Washington Avenue	New York	NY	10040	5,200,000.00	5,192,318.94	Amortizing Balloon	24,407.73	Actual/360	3.860%	0.0876%	1
37	WFB	Stevenson Retail Center	5741-5763 Stevenson Boulevard	Newark	CA	94560	5,000,000.00	5,000,000.00	Interest-only, Amortizing Balloon	25,363.98	Actual/360	4.510%	0.0126%	11
38	SPREF	Holiday Inn Express & Suites - Reidsville	101 Express Drive	Reidsville	NC	27320	4,830,000.00	4,821,804.19	Amortizing Balloon	28,039.06	Actual/360	4.930%	0.0126%	6
39	WFB	Walgreens – Clarkston	425 Bridge Street	Clarkston	WA	99403	4,700,000.00	4,700,000.00	Interest-only, Amortizing Balloon	24,319.51	Actual/360	4.680%	0.0126%	11
40	Natixis	Vista La Jolla	4747 Morena Boulevard	San Diego	CA	92117	4,350,000.00	4,350,000.00	Interest-only, Amortizing Balloon	23,253.47	Actual/360	4.963%	0.0126%	5
41	WFB	831 Latour Court	831 Latour Court	Napa	CA	94558	4,100,000.00	4,100,000.00	Interest-only, Amortizing Balloon	21,387.54	Actual/360	4.750%	0.0126%	11
42	WFB	CVS - Frankfort	201 South Jackson Street	Frankfort	IN	46041	4,093,993.00	4,086,751.51	Amortizing Balloon	23,105.71	Actual/360	4.650%	0.0126%	11
43	WFB	Rainbow Towne Storage	6995 West Dewey Drive	Las Vegas	NV	89113	3,700,000.00	3,700,000.00	Interest-only, Amortizing Balloon	19,300.95	Actual/360	4.750%	0.0126%	11
44	Natixis	14120 Crosby Lynchburg Road	14120 Crosby Lynchburg Road	Crosby	TX	77532	3,435,250.00	3,427,649.73	Amortizing Balloon	18,693.92	Actual/360	5.120%	0.0126%	5
45	NCB	Tudor Arms Owners Corp.	31 Pondfield Road West	Yonkers	NY	10708	3,150,000.00	3,145,313.96	Amortizing Balloon	14,713.54	Actual/360	3.820%	0.0876%	1
46	WFB	Green Township Self Storage	6128 Harrison Avenue	Cincinnati	OH	45247	2,700,000.00	2,700,000.00	Interest-only, Balloon	9,790.50	Actual/360	4.280%	0.0126%	11
47	NCB	The Manton House Corp.	139-05 85th Drive	Briarwood	NY	11435	2,300,000.00	2,296,602.60	Amortizing Balloon	10,795.73	Actual/360	3.860%	0.0876%	1
48	Natixis	USCBP 10 Airport Road Shelby	10 Airport Road	Shelby	MT	59474	2,150,000.00	2,139,960.25	Amortizing Balloon	11,387.11	Actual/360	4.882%	0.0126%	5
49	NCB	111 Tenants Corp.	111 East 75th Street	New York	NY	10021	2,000,000.00	2,000,000.00	Interest-only, Balloon	6,726.94	Actual/360	3.970%	0.0876%	1
50	Natixis	606 Locust Avenue	606 Locust Avenue	Victoria	TX	77901	1,950,000.00	1,947,669.95	Amortizing Balloon	10,503.80	Actual/360	5.030%	0.0126%	5
51	NCB	49 East Owners Corp.	49 East 12th Street	New York	NY	10003	1,600,000.00	1,598,642.93	Amortizing Balloon	6,677.07	Actual/360	3.990%	0.0876%	1
52	WFB	Monroe Retail Center	15045 North Kelsey Street	Monroe	WA	98272	1,600,000.00	1,597,636.23	Amortizing Balloon	8,430.44	Actual/360	4.550%	0.0626%	11
53	NCB	Parkside Association, Inc.	549-561 41st Street	Brooklyn	NY	11232	1,500,000.00	1,497,861.79	Amortizing Balloon	7,213.21	Actual/360	4.060%	0.0876%	1
54	NCB	East 72 Tenants Corp.	31 East 72nd Street	New York	NY	10021	1,500,000.00	1,497,799.98	Amortizing Balloon	7,075.02	Actual/360	3.900%	0.0876%	1
55	NCB	Carolyn Court Owners, Inc.	314 Livingston Avenue	Mamaroneck	NY	10543	1,000,000.00	998,659.06	Amortizing Balloon	5,007.61	Actual/360	4.400%	0.0876%	1
56	NCB	Bellcourt Owners, Inc.	36-06 213th Street	Bayside	NY	11361	1,000,000.00	998,535.92	Amortizing Balloon	4,722.41	Actual/360	3.910%	0.0876%	1

Wells Fargo Commercial Mortgage Trust 2015-NXS3
MORTGAGE LOAN SCHEDULE
			14	15	16	17	18	19	20	21	22	23	24	25	26
Mortgage Loan Number	Mortgage Loan Seller	Property Name	Stated Maturity Date or Anticipated Repayment Date	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Amortization Term (Original) (Mos.)	Amortization Term (Remaining) (Mos.)	Cross Collateralized and Cross Defaulted Loan Flag	Prepayment Provisions	Ownership Interest	Grace Period Late (Days)	Secured by LOC (Y/N)	LOC Amount	Borrower Name	Master Servicing Fee Rate
1	Natixis	One Court Square	9/5/2020	60	59	IO	IO	NAP	GRTR 1% or YM(25),GRTR 1% or YM or D(31),O(4)	Fee	3 days, 2 times during loan term	N	NAP	Waterbridge Court Square Holdings LLC	0.0025%
2	Natixis	Huntington by the Sea	8/5/2025	120	118	360	360	NAP	L(26),D(87),O(7)	Both	0	N	NAP	Mills HBS, LLC	0.0050%
3	Natixis	Yosemite Resorts	9/5/2025	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	N	NAP	Cedar Lodge SPE LLC; Yosemite View Lodge SPE LLC	0.0025%
3.01	Natixis	Yosemite View Lodge
3.02	Natixis	Yosemite Cedar Lodge
4	WFB	Northline Commons	9/11/2025	120	119	IO	IO	NAP	L(25),D(88),O(7)	Fee	5	N	NAP	Northline Commons, LLC	0.0150%
5	WFB	Hilton Nashville	8/11/2025	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	5	N	NAP	Nashville Downtown Hotel, LLC	0.0125%
6	WFB	11 Madison Avenue	9/6/2025	120	119	IO	IO	NAP	L(25),D(88),O(7)	Fee	0	N	NAP	11 Madison Avenue Owner LLC; 11 Madison Avenue Owner 2 LLC; 11 Madison Avenue Owner 3 LLC; 11 Madison Avenue Owner 4 LLC; 11 Madison Avenue Owner 5 LLC; 11 Madison Avenue Owner 6 LLC; 11 Madison Eat Lender LLC	0.0025%
7	Natixis	Hacienda Center	8/5/2025	120	118	360	360	NAP	L(26),D(91),O(3)	Fee	0	N	NAP	Pacific Castle Colima I, LLC; Master K Investment I, LLC	0.0050%
8	Natixis	Manhattan Gateway Shopping Center	8/5/2025	120	118	360	360	NAP	L(26),D(90),O(4)	Fee	0	N	NAP	1800 Rosecrans Partners, LLC	0.0050%
9	WFB	Imperial Village	9/11/2025	120	119	IO	IO	NAP	L(25),D(91),O(4)	Fee	5	N	NAP	One Imperial Plaza L.P.	0.0050%
10	SPREF	Paper Factory Hotel	8/6/2020	60	58	360	360	NAP	L(26),D(31),O(3)	Fee	0	N	NAP	Three Seven Hotel LLC	0.0050%
11	WFB	Lowe’s - San Bruno	9/11/2025	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	5	N	NAP	Khoury Lowes, LLC	0.0050%
12	SPREF	Cooper’s Crossing	3/6/2020	60	53	360	360	NAP	L(31),D(25),O(4)	Fee	0	N	NAP	Coopers Apartments LLC	0.0025%
13	Natixis	3011 North First Street	6/5/2025	118	116	360	360	NAP	L(26),D(89),O(3)	Fee	0	N	NAP	SHP-Cute, LLC	0.0050%
14	Natixis	722 12th Street NW	8/5/2025	120	118	360	360	NAP	L(26),D(90),O(4)	Fee	0	N	NAP	Jemal’s C&P L.L.C.	0.0050%
15	WFB	The Parking Spot LAX	9/11/2025	120	119	240	239	NAP	L(25),D(91),O(4)	Fee	5	N	NAP	Ella Lewin, LLC	0.0050%
16	WFB	Fremont Technology Park	9/11/2025	120	119	360	360	NAP	L(25),GRTR 1% or YM or D(88),O(7)	Fee	5	N	NAP	Fremont Ventures 2 LLC	0.0050%
17	SPREF	Royal Oaks Apartments	9/6/2020	60	59	360	360	NAP	L(25),D(32),O(3)	Fee	0	N	NAP	Royal Oaks United, LLC	0.0050%
18	Natixis	University Office Plaza	8/5/2020	60	58	360	360	NAP	L(26),D(31),O(3)	Fee	0	N	NAP	Shelbourne University LLC	0.0050%
19	Natixis	10203 Santa Monica Boulevard	9/5/2025	120	119	480	479	NAP	L(25),D(92),O(3)	Fee	0	N	NAP	SP Century LLC	0.0050%
20	Natixis	Fresh Market Plaza	10/5/2025	120	120	360	360	NAP	L(24),D(93),O(3)	Fee	0	N	NAP	Prime Beechwood LLC	0.0050%
21	SPREF	100 East Walton	8/6/2025	120	118	IO	IO	NAP	L(26),D(90),O(4)	Fee	0	N	NAP	100 East, L.L.C.	0.0050%
22	SPREF	Haines City Mall	10/6/2025	120	120	360	360	NAP	L(24),D(95),O(1)	Fee	0	N	NAP	Haines City Mall LLC	0.0050%
23	NCB	Meadowlark Gardens Owners, Inc.	9/1/2025	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	Meadowlark Gardens Owners, Inc.	0.0800%
24	SPREF	Creekwood Apartments	10/6/2025	120	120	360	360	NAP	L(24),D(93),O(3)	Fee	0	N	NAP	Creekwood 5775 LLC	0.0050%
25	WFB	Extra Space Storage - Cockeysville	9/11/2025	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	5	N	NAP	J. Stanley O’Donnell I, LLC; Hexon Self Storage III, LLC	0.0050%
26	SPREF	Holiday Inn - New Tampa	9/6/2025	120	119	360	359	NAP	L(25),D(92),O(3)	Fee	0	N	NAP	New Tampa Hotels, LLC	0.0050%
27	SPREF	Sheraton Suites Chicago - Elk Grove	8/6/2020	60	58	360	360	NAP	L(26),D(30),O(4)	Fee	0	N	NAP	Chicago Uma, LLC	0.0050%
28	NCB	Birchwood on the Green Owners Corp.	9/1/2025	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	Birchwood on the Green Owners Corp.	0.0800%
29	Natixis	Chagrin Plaza Beachwood	9/5/2025	120	119	360	360	NAP	L(25),D(92),O(3)	Fee	0	N	NAP	Shelbourne CP, LLC	0.0050%
30	Natixis	Dollar General Portfolio	8/5/2025	120	118	360	358	NAP	L(26),D(91),O(3)	Fee	0	N	NAP	Cross Development Winters, LLC; CD DG Antioch, LLC; CD DG Vallejo, LLC	0.0050%
30.01	Natixis	Vallejo
30.02	Natixis	Antioch
30.03	Natixis	Winters
31	WFB	Miraloma Red Gum Business Park	9/11/2025	120	119	360	360	NAP	L(25),D(91),O(4)	Leasehold	5	N	NAP	Mira Loma Red Gum Business Park LLC	0.0350%
32	WFB	Redwood Apartments - Texas	9/11/2025	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	5	N	NAP	Northeast McColl Apartments, L.P.	0.0050%
33	WFB	Willow Glen Plaza	8/11/2025	120	118	360	360	NAP	L(26),D(90),O(4)	Fee	5	N	NAP	Mistry Investment Co., LLC	0.0050%
34	WFB	Budget Self Storage	9/11/2025	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	5	N	NAP	JLL Self Storage, LLC	0.0050%
35	Natixis	Price Chopper Plaza	8/5/2025	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	0	N	NAP	Cobleskill Winston Illinois Partners LLC	0.0050%
36	NCB	The Fort Tryon Corp.	9/1/2025	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	The Fort Tryon Corp.	0.0800%
37	WFB	Stevenson Retail Center	9/11/2025	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	5	N	NAP	Gulesserian Enterprises Stevenson Station, LLC	0.0050%
38	SPREF	Holiday Inn Express & Suites - Reidsville	9/6/2025	120	119	300	299	NAP	L(25),D(92),O(3)	Fee	0	N	NAP	Noble Hospitality Investment, L.L.C.	0.0050%
39	WFB	Walgreens – Clarkston	8/11/2025	120	118	360	360	NAP	L(26),D(90),O(4)	Fee	5	N	NAP	CAP Clarkston, LLC	0.0050%
40	Natixis	Vista La Jolla	9/5/2025	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	0	N	NAP	J & J Properties - La Jolla, LLC	0.0050%
41	WFB	831 Latour Court	9/11/2025	120	119	360	360	NAP	L(25),GRTR 1% or YM(91),O(4)	Fee	5	N	NAP	Latour Court 1, LP	0.0050%
42	WFB	CVS - Frankfort	9/11/2025	120	119	300	299	NAP	L(25),D(91),O(4)	Fee	5	N	NAP	Rahman Enterprises, LLC	0.0050%
43	WFB	Rainbow Towne Storage	9/11/2025	120	119	360	360	NAP	L(25),GRTR 1% or YM(91),O(4)	Fee	5	N	NAP	Towne Storage Dewey Rainbow, L.C.	0.0050%
44	Natixis	14120 Crosby Lynchburg Road	8/5/2025	120	118	360	358	NAP	L(26),D(92),O(2)	Fee	0	N	NAP	NEC LBT, LLC	0.0050%
45	NCB	Tudor Arms Owners Corp.	9/1/2025	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	Tudor Arms Owners Corp.	0.0800%
46	WFB	Green Township Self Storage	8/11/2025	120	118	IO	IO	NAP	L(26),D(90),O(4)	Fee	5	N	NAP	Wildcat Self Storage IX, Ltd.	0.0050%
47	NCB	The Manton House Corp.	9/1/2025	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	The Manton House Corp.	0.0800%
48	Natixis	USCBP 10 Airport Road Shelby	6/5/2025	120	116	360	356	NAP	L(28),D(89),O(3)	Fee	0	N	NAP	Jilly WF Real Estate, LLC	0.0050%
49	NCB	111 Tenants Corp.	9/1/2025	120	119	IO	IO	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	111 Tenants Corp.	0.0800%
50	Natixis	606 Locust Avenue	9/5/2025	120	119	360	359	NAP	L(25),D(93),O(2)	Fee	0	N	NAP	LIBVICT, LLC	0.0050%
51	NCB	49 East Owners Corp.	9/1/2025	120	119	480	479	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	49 East Owners Corp.	0.0800%
52	WFB	Monroe Retail Center	9/11/2025	120	119	336	335	NAP	L(25),D(90),O(5)	Fee	5	N	NAP	WRM - Monroe, LLC	0.0550%
53	NCB	Parkside Association, Inc.	9/1/2025	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	Parkside Association, Inc.	0.0800%
54	NCB	East 72 Tenants Corp.	9/1/2025	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	East 72 Tenants Corp.	0.0800%
55	NCB	Carolyn Court Owners, Inc.	9/1/2025	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	Carolyn Court Owners, Inc.	0.0800%
56	NCB	Bellcourt Owners, Inc.	9/1/2025	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	N	NAP	Bellcourt Owners, Inc.	0.0800%

SCHEDULE II

SCHEDULE OF EXCEPTIONS TO MORTGAGE FILE DELIVERY
(under Section 2.02(a) of this Agreement)

[None.]

S-II-1

SCHEDULE III

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as “Relevant Servicing Criteria”, provided that, for the avoidance of doubt this Schedule III shall not require any assessment of any criterion to the extent that the assessment of such criterion is not required under the terms of Regulation AB. In addition, this Schedule III shall not be construed to impose on any Person any servicing duty that is not otherwise imposed on such Person under the main body of the Pooling and Servicing Agreement of which this Schedule III forms a part or to require an assessment of a criterion that is not encompassed by the servicing duties of the applicable party that are set forth in the main body of such Pooling and Servicing Agreement.

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Service NCB Special Servicer One Court Square Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
1122(d)(1)(v)	Aggregation of information, as applicable., is mathematically accurate and the information conveyed accurately reflects the information.[1]	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
Cash Collection and Administration

1 The servicing criteria in Item 1122(d)(1)(v) of Regulation AB shall be applicable on and after November 23, 2015.

S-III-1

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
General Servicing Considerations

1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Trustee[2] General Master Servicer NCB Master Servicer
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in	Certificate Administrator Trust Advisor*

2 Only to the extent that the Trustee was required to make an Advance pursuant to the Pooling and Servicing Agreement during the applicable calendar year.

S-III-2

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
General Servicing Considerations

	accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.	*(C) and (D) are not applicable.
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	General Master Servicer NCB Master Servicer
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	General Master Servicer NCB Master Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and	General Special Servicer

S-III-3

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
General Servicing Considerations

	deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	NCB Special Servicer One Court Square Special Servicer Trust Advisor
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer One Court Square Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	General Master Servicer NCB Master Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	General Master Servicer NCB Master Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

S-III-4

SCHEDULE IV

DESIGNATED SUB-SERVICERS

1.	GEMSA Loan Services, L.P
2.	Holliday Fenoglio Fowler, L.P.
3.	Wells Fargo Bank, National Association

S-IV-1

SCHEDULE V

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 11.07 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. If there is more than one Master Servicer at any given time, in no event shall a Master Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which such Master Servicer is not the Master Servicer. If there is more than one Special Servicer at any given time, in no event shall a Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which such Special Servicer is not the Special Servicer. For this Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information: Only with respect to any information required by 1121 which is NOT included on the Distribution Date Statement

•     Each Master Servicer (only with respect to 1121(a)(12) as to non-Specially Serviced Loans serviced by it)

•     Each Special Servicer (only with respect to 1121(a)(12) as to Specially Serviced Loans serviced by it)

•     Depositor

•     Certificate Administrator

Item 2: Legal Proceedings: Item 1117 of Regulation AB (to the extent material to Certificateholders)	• Each Master Servicer (as to itself) • Each Special Servicer (as to itself) • Trustee (as to itself) • Certificate Administrator (as to itself) • Depositor (as to itself)

S-V-1

Item on Form 10-D	Party Responsible

•     Trust Advisor (as to itself)

•     Any other Reporting Servicer (as to itself)

•     Trustee/each Master Servicer/Depositor/each Special Servicer as to the Trust

•     Each Mortgage Loan Seller (as to itself and as to each Originator (as contemplated by Item 1110(b) of Regulation AB) of one or more Mortgage Loans sold by such Mortgage Loan Seller)

•     Depositor (as to any party under Item 1100(d)(1) of Regulation AB)

Item 3: Sale of Securities and Use of Proceeds	• Depositor
Item 4: Defaults Upon Senior Securities	• Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	• Certificate Administrator
Item 6: Significant Obligors of Pool Assets	• Each Master Servicer
Item 7*: Change in Sponsor Interest in the Securities	• Each Mortgage Loan Seller (as to itself and its affiliates)
Item 8: Significant Enhancement Provider Information	• N/A
Item 9: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)

•     Certificate Administrator (with respect to the balances of the Distribution Account and the Interest Reserve Account as of the related Distribution Date and the preceding Distribution Date)

•     The Certificate Administrator and any other party responsible for disclosure items on Form 8-K to the extent of such items (which, pursuant to Section 8 of the related Mortgage Loan Purchase Agreement, does not include the Mortgage Loan Sellers)

Item 10: Exhibits	• Depositor (exhibits required by Item 601 of Regulation S-K, such as material agreements) • Certificate Administrator (Distribution Date Statement)

* Form 10-D was amended, effective November 24, 2014, by adding new Item 7 in Part II and redesignating Items 7, 8 and 9 as Items 8, 9 and 10 as part of amendments related to the offering process, disclosure, and reporting for asset-backed securities, however, the requirement to provide Additional Form 10-D Information with respect to Item 7 shall not apply until November 23, 2015. New Item 7 will only be applicable (and newly numbered Items 8, 9 and 10 will only reflect their new numbers) on and after November 24, 2015.

S-V-2

SCHEDULE VI

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 11.07 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. If there is more than one Master Servicer at any given time, in no event shall a Master Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which such Master Servicer is not the Master Servicer. If there is more than one Special Servicer at any given time, in no event shall a Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which such Special Servicer is not the Special Servicer. For this Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the One Court Square Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	• Depositor
Item 9B: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)

•     Any party responsible for disclosure items on Form 8-K to the extent of such items (which, pursuant to Section 8 of the related Mortgage Loan Purchase Agreement, does not include the Mortgage Loan Sellers)

Item 15: Exhibits, Financial Statement Schedules	• Certificate Administrator • Depositor
Additional Item: Disclosure per Item 1117 of Regulation AB (to the extent material to Certificateholders)	• Each Master Servicer (as to itself) • Each Special Servicer (as to itself) • Certificate Administrator (as to itself) • Trustee (as to itself)

S-VI-1

Item on Form 10-K	Party Responsible

•     Depositor (as to itself)

•     Trust Advisor (as to itself)

•     Any other Reporting Servicer (as to itself)

•     Trustee/Certificate Administrator/each Master Servicer/Depositor/each Special Servicer as to the Trust

•     Each Mortgage Loan Seller (as to itself and as to each Originator (as contemplated by Item 1110(b) of Regulation AB) of one or more Mortgage Loans sold by such Mortgage Loan Seller)

•     Depositor (as to any party under Item 1100(d)(1) of Regulation AB)

Additional Item: Disclosure per Item 1119 of Regulation AB

•     Each Master Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3))

•     Each Special Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, each Master Servicer or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))

•     Certificate Administrator (as to itself) (to the extent material to Certificateholders)

•     Trustee (as to itself) (to the extent material to Certificateholders)

•     Depositor (as to itself)

•     Depositor (as to the Trust)

•     Each Mortgage Loan Seller (as to itself and as to each Originator under Item 1110 of Regulation AB relating to one or more Mortgage Loans sold by such Mortgage Loan Seller)

•     Trust Advisor (as to itself)

•     Depositor (as to any party under Item 1100(d)(1) of Regulation AB)

Additional Item: Disclosure per Item 1112(b) of Regulation AB	Each Master Servicer
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	N/A

S-VI-2

SCHEDULE VII

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 11.10 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer and the One Court Square Special Servicer (each in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer and the One Court Square Special Servicer (each in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. If there is more than one Master Servicer at any given time, in no event shall a Master Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which such Master Servicer is not the Master Servicer. If there is more than one Special Servicer at any given time, in no event shall a Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which such Special Servicer is not the Special Servicer. For this Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer and the One Court Square Special Servicer each (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus

•     Trustee/Certificate Administrator/each Master Servicer/Depositor/each Special Servicer as to the Trust (only as to the agreements to which such entity is a party or entered into by such party on behalf of the Trust)

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Item on Form 8-K	Party Responsible
Item 1.02- Termination of a Material Definitive Agreement

Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

•     Trustee/Certificate Administrator/each Master Servicer/Depositor/each Special Servicer as to the Trust (only as to the agreements to which such entity is a party or entered into by such party on behalf of the Trust)

Item 1.03- Bankruptcy or Receivership	• Depositor
Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.	• Depositor • Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement.	• Certificate Administrator
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year Disclosure is required of any amendment “to the governing documents of the issuing entity”.	• Depositor
Item 6.01- ABS Informational and Computational Material	• Depositor
Item 6.02- Change of Servicer or Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.	• Each Master Servicer (as to itself or a servicer retained by it) • Each Special Servicer (as to itself or a servicer retained by it) • Certificate Administrator • Trustee • Depositor
Reg AB disclosure about any new servicer or master servicer is also required.	• Each Master Servicer (as to itself or a servicer retained by it) or each Special Servicer (as to itself or a servicer retained by it), as applicable
Reg AB disclosure about any new Trustee is also required.	• Trustee
Reg AB disclosure about any new Certificate Administrator is also required.	• Certificate Administrator
Item 6.03- Change in Credit Enhancement or External Support	N/A
Item 6.04- Failure to Make a Required Distribution	• Certificate Administrator

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Item on Form 8-K	Party Responsible
Item 6.05- Securities Act Updating Disclosure

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.

If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.	• Depositor
Item 7.01- Regulation FD Disclosure	• Depositor
Item 8.01 – Other Events Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to certificateholders.	• Depositor
Item 9.01 – Financial Statements and Exhibits	• Responsible party for reporting/disclosing the financial statement or exhibit

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SCHEDULE VIII

INITIAL NOI INFORMATION FOR SIGNIFICANT OBLIGORS

None.

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SCHEDULE IX

SCHEDULE OF INITIAL SERVICED PARI PASSU COMPANION LOAN HOLDER(S)

Companion Loan(s)	Initial Companion Loan Holder
Yosemite Resorts Note A-2

Natixis Real Estate Capital LLC
1251 Avenue of the Americas
New York, New York 10020
Attention: Khaled Mohiuddin
Facsimile: (212) 891-5777

with a copy to:

Natixis Real Estate Capital LLC
Office of Chief Operating Officer
1251 Avenue of the Americas
New York, New York 10020
Facsimile: (212) 891-6288

with a copy to:

Natixis North America LLC
Office of the General Counsel
1251 Avenue of the Americas
New York, New York 10020

for legal notices, with a copy to:

legal.notices@us.natixis.com

One Court Square Note A-1, Note A-2 and Note A-3

Natixis Real Estate Capital LLC
1251 Avenue of the Americas
New York, New York 10020
Attention: Khaled Mohiuddin
Facsimile: (212) 891-5777

with a copy to:

Natixis Real Estate Capital LLC
Office of Chief Operating Officer
1251 Avenue of the Americas
New York, New York 10020
Facsimile: (212) 891-6288

with a copy to:

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Natixis North America LLC Office of the General Counsel 1251 Avenue of the Americas New York, New York 10020 for legal notices, with a copy to: legal.notices@us.natixis.com

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SCHEDULE X

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)	Distribution Date	Class A-SB Planned Principal Balance ($)
November 2015	47,768,000.00	March 2019	47,768,000.00
December 2015	47,768,000.00	April 2019	47,768,000.00
January 2016	47,768,000.00	May 2019	47,768,000.00
February 2016	47,768,000.00	June 2019	47,768,000.00
March 2016	47,768,000.00	July 2019	47,768,000.00
April 2016	47,768,000.00	August 2019	47,768,000.00
May 2016	47,768,000.00	September 2019	47,768,000.00
June 2016	47,768,000.00	October 2019	47,768,000.00
July 2016	47,768,000.00	November 2019	47,768,000.00
August 2016	47,768,000.00	December 2019	47,768,000.00
September 2016	47,768,000.00	January 2020	47,768,000.00
October 2016	47,768,000.00	February 2020	47,768,000.00
November 2016	47,768,000.00	March 2020	47,768,000.00
December 2016	47,768,000.00	April 2020	47,768,000.00
January 2017	47,768,000.00	May 2020	47,768,000.00
February 2017	47,768,000.00	June 2020	47,768,000.00
March 2017	47,768,000.00	July 2020	47,768,000.00
April 2017	47,768,000.00	August 2020	47,768,000.00
May 2017	47,768,000.00	September 2020	47,767,820.93
June 2017	47,768,000.00	October 2020	46,986,903.38
July 2017	47,768,000.00	November 2020	46,253,647.76
August 2017	47,768,000.00	December 2020	45,455,619.65
September 2017	47,768,000.00	January 2021	44,716,401.29
October 2017	47,768,000.00	February 2021	43,974,306.03
November 2017	47,768,000.00	March 2021	43,044,424.71
December 2017	47,768,000.00	April 2021	42,295,811.97
January 2018	47,768,000.00	May 2021	41,482,864.00
February 2018	47,768,000.00	June 2021	40,728,170.10
March 2018	47,768,000.00	July 2021	39,909,314.13
April 2018	47,768,000.00	August 2021	39,148,492.19
May 2018	47,768,000.00	September 2021	38,384,708.86
June 2018	47,768,000.00	October 2021	37,557,022.28
July 2018	47,768,000.00	November 2021	36,787,040.86
August 2018	47,768,000.00	December 2021	35,953,332.67
September 2018	47,768,000.00	January 2022	35,177,105.36
October 2018	47,768,000.00	February 2022	34,397,856.44
November 2018	47,768,000.00	March 2022	33,434,285.73
December 2018	47,768,000.00	April 2022	32,648,242.28
January 2019	47,768,000.00	May 2022	31,798,929.38
February 2019	47,768,000.00	June 2022	31,006,516.17

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Distribution Date	Class A-SB Planned Principal Balance ($)	Distribution Date	Class A-SB Planned Principal Balance ($)
July 2022	30,151,014.89	March 2024	12,900,272.94
August 2022	29,352,182.81	April 2024	12,034,231.85
September 2022	28,550,240.69	May 2024	11,107,199.06
October 2022	27,685,481.82	June 2024	10,234,171.27
November 2022	26,877,047.36	July 2024	9,300,350.70
December 2022	26,005,981.01	August 2024	8,420,282.31
January 2023	25,191,004.16	September 2024	7,536,786.09
February 2023	24,372,854.13	October 2024	6,592,795.15
March 2023	23,374,009.51	November 2024	5,702,177.60
April 2023	22,548,774.82	December 2024	4,751,268.09
May 2023	21,661,386.57	January 2025	3,853,474.28
June 2023	20,829,479.90	February 2025	2,952,183.29
July 2023	19,935,609.64	March 2025	1,877,949.81
August 2023	19,096,979.53	April 2025	968,953.94
September 2023	18,255,083.69	May 2025	189.35
October 2023	17,351,508.69	June 2025 and
November 2023	16,502,812.39	thereafter	0.00
December 2023	15,592,630.55
January 2024	14,737,081.34
February 2024	13,878,200.23

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SCHEDULE XI

DESIGNATED ESCROW/RESERVE MORTGAGE LOANS

1. Fresh Market Plaza

2. Sheraton Suites Chicago – Elk Grove

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